As filed with the Securities and Exchange Commission on January 11, 2010.
Registration No. 333-163558
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA HYDROELECTRIC CORPORATION

(Exact name of Registrant as specified in its charter)

Cayman Islands	4911	20-8979735
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25B, New Poly Plaza, No. 1 North Chaoyangmen Street
Dongcheng District, Beijing
People’s Republic of China 100010
Tel: (86-10) 6492-8483

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

“James” Tie Li
Chief Financial Officer and Executive Vice President
China Hydroelectric Corporation
420 Lexington Avenue, Suite 860
New York, NY 10170
Tel: (646) 467-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

S. Eugene Buttrill III, Esq. DLA Piper Hong Kong 17/F, Edinburgh Tower The Landmark, 15 Queen’s Road, Central Hong Kong (852) 2103-0808	Jonathan Klein, Esq. Jack I. Kantrowitz, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4500	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10583 (212) 407-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered(1)	Registered(1)(2)	Offering Price per unit(1)	Aggregate Offering Price(1)	Registration Fee
Units, each consisting of three Ordinary Shares, par value US$0.001 per share and one warrant	3,593,750	$16	$57,500,000	$4,100(5)
Ordinary Shares included in the Units(3)	10,781,250	—	—	—(4)
Warrants included in the Units	3,593,750	—	—	—(4)
Ordinary Shares underlying the Warrants included in the Units(3)	10,781,250	$5	$53,906,250	$3,844
Total			$111,406,250	$7,944

(1)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Includes (a) all ordinary shares represented by units initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) 468,750 units, consisting of 1,406,250 ordinary shares and 468,750 warrants that are issuable upon the exercise of the underwriters’ option to purchase additional shares.

(3)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6. Each American depositary share represents three ordinary shares.

(4)	No fee pursuant to Rule 457(g).

(5)	$3,409 previously paid; balance of $4,535 is being paid with this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Dated January 11, 2010

PROSPECTUS

China Hydroelectric Corporation
3,125,000 Units

This is China Hydroelectric’s initial public offering. China Hydroelectric is selling 3,125,000 units. Each unit consists of one American Depositary Share, or ADS, and one warrant. Each ADS represents three ordinary shares, par value $0.001 per share, of China Hydroelectric. Each warrant entitles the holder to purchase three ordinary shares at $15.00 for all three ordinary shares. The warrants will become exercisable on the closing date of this offering, provided that we have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available. The warrants will expire four years from the date of the final prospectus relating to this offering, unless earlier redeemed.

We expect the public offering price to be $16 per unit. Currently, no public market exists for the units, ADSs, ordinary shares or warrants. After pricing of this offering, we expect that our ADSs and warrants will be listed on the New York Stock Exchange. The ADSs and warrants comprising the units each will begin separately trading upon the closing of this offering on the NYSE under the symbols “CHC” and “CHCW”, respectively.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 18 of this prospectus.

	Per Unit	Total

Public offering price	$	$
Underwriting discount	$	$
Non-accountable expense allowance	$	$
Proceeds, before expenses, to China Hydroelectric	$	$

The underwriters may also purchase up to an additional 468,750 units from China Hydroelectric at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have also agreed to issue to Broadband Capital Management LLC a purchase warrant to purchase a number of ordinary shares equal to an aggregate of 6% of the ordinary shares sold in this offering at an exercise price equal to 120% of the offering price of the ordinary shares sold in this offering. See “Underwriting — Representatives’ Warrant.”

The ADSs and accompanying warrants will be ready for delivery on or about          , 2010.

Broadband Capital Management LLC	I-Bankers Securities, Inc.

Maxim Group LLC	Morgan Joseph	Pali Capital, Inc.

The date of this prospectus is          , 2010.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights selected information about us and the securities that we are offering. It may not contain all of the information that may be important to you. Before investing in our securities, you should read this entire prospectus carefully for a more complete understanding of our business and this offering, including the sections entitled “Risk Factors” and “Operating and Financial Review and Prospects” and our audited consolidated and other financial statements and the related notes included elsewhere in this prospectus.

Our Business

We are a fast-growing consolidator, operator and developer of hydropower plants in China, led by an international management team. We were formed in July 2006 to acquire existing small hydroelectric assets in China and aim to become the PRC’s largest independent small hydroelectric power producer. Our primary business is to identify and evaluate acquisition opportunities and acquire, operate and, in some cases, complete construction of small hydropower plants in China. Our revenues to date have derived from the sale of electricity generated by our small hydroelectric power plants to local power grids, while our costs of operations relate to the operation of our hydropower plants, as well as the cost of financing our acquisition of these hydropower plants and necessary capital contributions.

We wholly own eleven operating hydropower plants and have a controlling interest in one operating hydropower plant. Our operating hydropower plants are located in four provinces in China: Zhejiang, Fujian, Yunnan and Sichuan. In addition, we recently expanded our operations through the acquisition, pending government approval, of development rights to a 1,000.0 MW pumped storage hydropower plant in Henan province and have signed a non-binding framework agreement to jointly develop small hydropower plants in Sichuan province with a total installed capacity of 1,250.0 MW. The 1,000.0 MW pumped storage hydropower plant in Henan province is a greenfield project, which refers to a project that lacks one or more construction permits and has not begun construction.

We acquired all of our existing hydropower plants from other developers and operators beginning in 2007. We intend to continue our expansion by acquiring, operating and developing a diversified portfolio of additional small hydropower plants in targeted locations in China. We believe our experience and capabilities gained in the acquisition, development and operation of small hydropower plants in China will enable us to take full advantage of the opportunities present in the PRC hydropower market. Installed capacity at our plants reached 58.0 MW at December 31, 2007 and 271.0 MW at December 31, 2008, representing a 367.2% increase in installed capacity in the twelve months ended December 31, 2008. We have further increased the installed capacity at our hydropower plants, through acquisitions and completion of projects under construction, to 376.6 MW as of the date of this prospectus, representing a 39.0% increase in installed capacity over December 31, 2008.

Industry Background

Hydropower is the largest source of renewable energy in China and in the world, according to the China Electricity Council, and the World Energy Council and International Hydropower Association, respectively. According to the International Energy Agency, China has the world’s largest installed capacity and electricity production of hydropower. According to a report on a multi-year survey of 3,886 rivers in China completed in 2005 by the National Development and Reform Commission and the China Hydropower Engineering Consulting Group Co., or the 2005 Report, at that time China had 541,640 MW of technologically exploitable hydropower resources and 401,795 MW of economically exploitable hydropower resources, calculated as the aggregate of all sites of at least 0.5 MW in size. Total installed capacity at the time of the report was 130,980 MW, representing approximately 24.2% of the technologically exploitable resources and 32.6% of the economically exploitable resources in China, according to our calculations based on data from the 2005 Report. Hydroelectric plants accounted for 485 TWh of electricity generated in 2007, compared to 222 TWh in 2000, according to the China Statistical Yearbook 2008, representing a seven-year compound annual growth rate of 11.8% according to our calculations. Revenue from China’s hydropower generating industry is expected to reach $18.0 billion in 2009, representing an increase of 0.4% from 2008 using constant 2009 prices, according to a report published by IBISWorld Pty Ltd. and All China Marketing Research Co., Ltd. in October 2009, or the IBISWorld-AMCR Report.

While the definition of “small hydropower” used by government agencies, industry groups and plant operators varies widely, we consider small hydropower to refer to plants with installed capacity of 50.0 MW or less. China is particularly rich in small hydropower resources. According to the Ministry of Water Resources, China has approximately 128,000 MW of technologically exploitable small hydropower resources. The total installed capacity in the small hydropower sector reached 51,000 MW in a total of approximately 45,000 plants by the end of 2008, according to the Ministry of Water Resources, representing approximately 39.8% of China’s technologically exploitable small hydropower resources, according to our calculations using data reported by the Ministry of Water Resources. According to the Ministry of Water Resources, around one-third of the counties and more than 300 million of the rural population of China have access to electricity due to small hydropower. The National Development and Reform Commission expects the total installed capacity of small hydropower in China to reach 75,000 MW by 2020.

Based on the industry knowledge and experience of our management, we believe small hydropower plants enjoy the following advantages over larger plants. First, the scale and cost of population relocation is usually higher for large projects than for small ones. In addition, small hydropower plants can make use of water resources that would not support a large plant, require a shorter approval process than larger projects, have reduced environmental impact compared to larger projects and may be located near geographically remote populations or industries, all with a relatively low capital investment. On the other hand, we believe small projects may lack the economies of scale of large projects and small projects typically generate electricity at a higher unit cost than large projects.

The IBISWorld-AMCR Report forecasts that small hydropower plants will become increasingly important in the development of the hydropower industry in China while investment in large projects will moderate.

Our Strengths

We believe our position as a fast-growing consolidator, operator and developer of small hydropower plants in China, led by an international management team, is primarily attributable to the following competitive strengths:

•	focused acquirer, operator and developer of small hydropower plants in a low-cost and fast-growing renewable energy market;

•	superior access to acquisition opportunities;

•	experienced management team;

•	geographical diversification combined with regional project clustering reduces operational risk and enhances operational efficiencies; and

•	ability to access and effectively deploy capital.

Our Strategies

Our primary goal is to become the largest consolidator and operator of small hydropower plants in China. We intend to achieve our goal by implementing the following strategies:

•	maintaining our acquisition pace and increasing project construction;

•	optimizing our capital structure;

•	continuing our geographic diversification and consolidation of hydropower capacity in key regions;

•	increasing our utilization rates and revenues; and

•	reducing our operating costs and streamlining our operations.

Our Challenges

Our ability to achieve our objective and execute our strategies is subject to risks and uncertainties. We believe the following are the major risks and uncertainties that may materially affect us:

•	we have a limited operating history, which accordingly provides us with a limited frame of reference to confront unforeseen problems and to achieve our business objectives;

•	our results of operations for the nine months ended September 30, 2009 may not be indicative of our results for the year ending December 31, 2009;

•	we may be adversely affected by the slowdown of China’s economy caused in part by the recent global crisis in the financial services and credit markets;

•	our business is dependent upon hydrological conditions, which may from time to time result in conditions that are unfavorable to our business operations;

•	the operation of our hydropower plants and customer demand for our power may be vulnerable to disruptions caused by natural and man-made disasters, which may materially and adversely affect our results of operations;

•	we may encounter difficulties in identifying suitable acquisition opportunities, which would result in us being dependent upon a limited number of hydropower plants and having limited revenue growth potential;

•	greenfield projects and projects under construction present substantial development, construction, start-up and partnership risks, which could materially and adversely affect our results of operations, financial condition and growth prospects;

•	we derive our revenues solely from the sale of hydropower electricity and each of our plants typically has only one customer. Any prolonged disruption to the demand for hydropower or termination of a customer relationship may cause our revenues to decrease significantly;

•	we depend on the experience of our executive officers and our business may be severely disrupted in the event that we lose their services and are unable to find replacements with comparable experience and expertise; and

•	we will need substantial additional funding to accomplish our growth strategy and may be unable to raise capital on terms favorable to us or at all, which could increase our financing costs, dilute your ownership interests, affect our business operations or force us to delay, reduce or abandon our growth strategy.

Please see “Risk Factors” and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Corporate History and Structure

We were formed in July 2006 as an exempted company under the laws of the Cayman Islands to serve as a vehicle for the acquisition of hydroelectric assets in China. At the time of our formation we considered, but did not pursue, operating as a publicly traded special purpose acquisition company. We did not have any operating businesses until the completion of our first acquisition in April 2007. Key events in our corporate development since our formation include the following:

•	In November 2006, we raised $50.0 million through the sale of convertible notes in a private placement to institutional investors;

•	In April 2007, we established a wholly owned subsidiary, Beijing A.B.C. Investment Consulting Co., Ltd., or Beijing A.B.C. Investment, in Beijing, China, which provides management and other consulting services to our hydropower plants in China;

•	In April 2007, we acquired Yunnan Huabang Electric Power Development Co., Ltd., or Binglangjiang, which owns and operates the Binglangjiang I hydropower plant, with an installed capacity of 21.0 MW, and which has the right to complete construction of, and operate, the Binglangjiang II hydropower plant, with a design capacity of 20.0 MW. Binglangjiang is considered our predecessor company for U.S. Securities and Exchange Commission, or SEC, reporting purposes, since our own operations prior to that acquisition were insignificant compared to the operations of Binglangjiang. Binglangjiang was established under the laws of the PRC as Yingjiang County Huafa Electric Power Development Co., Ltd. on January 13, 2004 to own and operate the Binglangjiang I hydropower plant. It subsequently changed its name to Yunnan Huabang Electric Power Development Co., Ltd. on March 31, 2005;

•	In May 2007, we acquired the Liyuan hydropower plant, a completed project with an installed capacity of 12.0 MW. We established at that time Sichuan Huabang Hydroelectric Development Co., Ltd. to own and operate the plant;

•	In December 2007, we acquired a 50.0% equity interest in Yunhe County Shapulong Hydropower Generation Co., Ltd., which owns and operates the Shapulong hydropower plant, with an installed capacity of 25.0 MW. We subsequently acquired the remaining 50.0% equity interest in August 2009;

•	In January 2008, we raised $150.0 million in a private placement of Series A convertible redeemable preferred shares with a group of institutional investors;

•	In January 2008, we acquired Zhejiang province Jingning Yingchuan Hydroelectric Development Co., Ltd., which owns and operates the Yingchuan hydropower plant, with an installed capacity of 40.0 MW;

•	In January 2008, we acquired Qingtian Wuliting Hydroelectric Development Co., Ltd., which owns and operates the Wuliting hydropower plant, with an installed capacity of 42.0 MW;

•	In January 2008, we acquired Suichang County Jiulongshan Hydroelectric Development Co., Ltd., which owns and is developing the Zhougongyuan hydropower plant, with a design capacity of 53.6 MW;

•	In July 2008, we raised $101.0 million in a private placement of Series B convertible redeemable preferred shares with a group of institutional investors;

•	In August 2008, we raised $28.0 million in a private placement of Series B convertible redeemable preferred shares with a group of institutional investors;

•	In October 2008, we acquired a 90.0% equity interest in Sanming Zhongyin Banzhu Hydroelectric Co., Ltd., which owns and operates the Banzhu hydropower plant, with an installed capacity of 45.0 MW. In March 2009, we acquired the remaining 10.0% equity interest in this company;

•	In October 2008, we acquired a 90.0% equity interest in Pingnan County Wangkeng Hydroelectric Co., Ltd., which owns and operates the Wangkeng hydropower plant, with an installed capacity of 40.0 MW;

•	In October 2008, we acquired Pingnan County Yuanping Hydroelectric Co., Ltd., which owns and operates the Yuanping hydropower plant, with an installed capacity of 16.0 MW;

•	In October 2008, we acquired Pingnan County Yuheng Hydropower Co., Ltd., which owns and operates the Yuheng hydropower plant, with an installed capacity of 30.0 MW;

•	In March 2009, Pingnan County Wangkeng Hydroelectric Co., Ltd signed a RMB150.0 million ($22.0 million) loan agreement with Industrial Bank Co., Ltd., Ningde Branch to refinance the Wangkeng hydropower plant;

•	In March 2009, Qingtian Wuliting Hydroelectric Development Co., Ltd. signed a RMB219.6 million ($32.2 million) loan agreement with the Bank of China, Lishui City Dayang Sub-branch to refinance the Wuliting hydropower plant;

•	In June 2009, Sanming Zhongyin Banzhu Hydroelectric Co., Ltd signed a RMB294.9 million ($43.2 million) loan agreement with the Bank of China, Fujian Branch to refinance the Banzhu hydropower plant;

•	In June 2009, Suichang County Jiulongshan Hydroelectric Development Co., Ltd. signed a RMB216.0 million ($31.6 million) loan agreement and a RMB9.0 million ($1.3 million) loan agreement with the Agricultural Bank of China, Lishui Branch to refinance the Zhougongyuan hydropower plant;

•	In July 2009, we signed a memorandum of understanding with the Bank of China, Fujian Branch pursuant to which the bank will provide 50.0% of the financing required for the acquisition or refinancing of any hydropower plants acquired by us through an investment holding company to be established by us in Fujian province;

•	In August 2009, we acquired Longquan Ruiyang Cascade II Hydroelectric Co., Ltd., which owns and operates the Ruiyang Hydropower plant, with an installed capacity of 32.0 MW;

•	In September 2009, we signed a non-binding framework agreement with Sichuan Huashui Power Construction Engineering Co., Ltd. to jointly develop over 40 small hydropower plants in Sichuan province totalling approximately 1,250.0 MW of design installed capacity, for which Sichuan Huashui Power Construction Engineering Co., Ltd. has the development right. The non-binding framework agreement with Sichuan Huashui Power Construction Engineering Co., Ltd. may result in the co-development of none or only a portion of the projects covered by this agreement and we do not believe our business is substantially dependent on this agreement. The terms of development with Sichuan Huashui Power Construction Engineering Co, Ltd. will be determined on a project-by-project basis;

•	In October 2009, we signed a capital increase agreement with Henan Lan Tian Group Co., Ltd. to subscribe for a 79.0% equity interest in Henan Wuyue Storage Power Generation Co., Ltd., which owns the right to develop a 1,000.0 MW pumped storage hydropower plant. The completion of the capital increase transaction is pending government approval;

•	In October 2009, we raised $20.0 million in a private placement of Series C convertible redeemable preferred shares with an institutional investor; and

•	In December 2009, we completed a spin-off of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. and established Suichang County Zhougongyuan Hydroelectric Development Co., Ltd.

The following diagram illustrates our corporate operating structure as of the date of this prospectus:

All of our PRC subsidiaries are organized as wholly foreign-owned enterprises established pursuant to the Law of China on Wholly Foreign-Owned Enterprises, except for Pingnan County Wangkeng Hydroelectric Co., Ltd. and Yunhe County Shapulong Hydropower Generation Co., Ltd., which are equity joint ventures established pursuant to the Law of China on Sino-Foreign Equity Joint Ventures, and Longquan Ruiyang Cascade II Hydroelectric Co., Ltd., which is a domestic company established pursuant to the Company Law of China. The capital increase for Henan Wuyue Storage Power Generation Co., Ltd. is pending government approval and thus not included in the diagram above.

We have established a Hong Kong holding company, China Hydroelectric Corporation (Hong Kong) Limited, and are reorganizing our corporate structure so that our PRC subsidiaries are held through our Hong Kong holding company, resulting in a more efficient and centralized management structure. This may afford us certain benefits when seeking clean development mechanism status for our future projects in China, and, subject to the approval of the competent tax authority in charge, may result in a reduction of the withholding tax on dividends paid to us from our PRC subsidiaries from a rate of 10.0% to 5.0%. See “Operating and Financial Review and Prospects — Holding Company Structure.” We are currently in the process of transferring all the shares of our PRC subsidiaries to China Hydroelectric Corporation (Hong Kong) Limited. We expect this process to be completed by the second quarter of 2010.

To the extent that our loan agreements restrict the transfer of shares in our subsidiaries, and thus would restrict the implementation of our reorganization plans, we have obtained waivers from the relevant lenders.

Corporate Information

Our registered office is located at the offices of Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman, KY1-1108. Our principal executive offices are located at 25B, New Poly Plaza, No. 1 North Chaoyangmen Street, Dongcheng District, Beijing, PRC 100010 and our telephone number at such location is (86-10) 6492-8483. Investor inquiries should be directed to us at our principal executive offices. Our website is www.chinahydroelectric.com. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is “James” Tie Li, Chief Financial Officer and Executive Vice President, China Hydroelectric Corporation, at 420 Lexington Avenue, Suite 860, New York, NY 10170 and his telephone number at such location is (646) 467-9800.

THE OFFERING

Securities offered by us	3,125,000 units, each unit consisting of:

• one ADS; and

• one warrant.

The ADSs and warrants comprising the units will begin separately trading upon the closing of this offering.

Units:

Number of units outstanding before this offering	0

Number of units to be outstanding after this offering	3,125,000

Ordinary Shares:

Number of ordinary shares outstanding before this offering	15,541,666

Number of ordinary shares to be outstanding after this offering	144,119,181 ordinary shares, after giving effect to the conversion of our Series A, Series B and Series C convertible redeemable preferred shares and preferred share dividends accrued to January 15, 2010 immediately prior to the consummation of this offering in each case assuming a value of each ADS constituting part of the unit of $14.80 per ADS.

Warrants:

Number of warrants outstanding before this offering	20,931,665 warrants each to purchase one ordinary share

Number of warrants to be outstanding after this offering	20,931,665 warrants each to purchase one ordinary share 3,125,000 warrants each to purchase three ordinary shares

Exercisability	Each warrant is exercisable to purchase three ordinary shares.

Exercise price	$15

Exercise period	The warrants will become exercisable on the closing date of this offering, provided that we have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to the shares is available at the time the warrant is exercised.

The warrants will expire at 5:00 p.m., New York time, four years from the date of the final prospectus relating to this offering, or earlier upon redemption.

Redemption	We may redeem the outstanding warrants:

• in whole but not in part;

• at a price of $0.01 per warrant;

• upon a minimum of 30 days’ prior written notice of redemption;

• if, and only if, an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus are available throughout the 30-day notice of redemption period; and

• if, and only if, the last sales price of our ADS equals or exceeds $23 each for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

Overallotment option	We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 468,750 additional units from us at the public offering price, less underwriting discounts, solely to cover overallotments.

ADSs	Each ADS represents three ordinary shares, par value $0.001 per ordinary share. The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement dated , 2010 among us, the depositary and the registered holders and other holders of ADSs from time to time. Ordinary shares issued upon exercise of the warrants may be deposited in the ADR facility.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such surrender.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment which imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold ADSs.

Depositary	The Bank of New York Mellon

Use of proceeds	We expect that we will receive net proceeds of approximately $35.1 million from this offering, after deducting the estimated underwriting discount, the non-accountable expense allowance and estimated offering expenses payable by us. We intend to use these net proceeds of this offering to acquire hydroelectric operating companies and assets and for the development of new hydropower projects in China, for working capital and for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities.

Timing and settlement for units	The ADSs and accompanying warrants are expected to be delivered against payment on , 2010. The ADSs and accompanying warrants will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York.

Listing	We have applied to list the ADSs and the warrants on the New York Stock Exchange, or the NYSE. The symbols for the ADSs and warrants will be “CHC” and “CHCW”, respectively.

Lock-up	We, our executive officers and directors and shareholders have agreed, with certain exceptions, not to sell or transfer any ADSs, ordinary shares or securities convertible into or exercisable for ordinary shares for a period of 180 days after the date of this prospectus. See “Underwriting.”

SUMMARY CONSOLIDATED AND OTHER FINANCIAL AND OPERATING DATA

On April 25, 2007, we acquired Binglangjiang, and commenced our business as an operator of small hydropower plants in China. The following tables present our summary historical consolidated financial information, and that of our predecessor company Binglangjiang. Our summary consolidated statements of operations data for the period from July 10, 2006 (inception) to December 31, 2006 and the years ended December 31, 2007 and 2008 and the summary consolidated balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus, which have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm. Our summary unaudited consolidated statements of operations data for the nine months ended September 30, 2008 and 2009 and the summary unaudited consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited interim condensed consolidated financial statements and the related notes included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial data. The summary statements of operations data for Binglangjiang for the year ended December 31, 2006 and the period from January 1, 2007 to April 24, 2007 and the summary consolidated balance sheet data as of December 31, 2006 have been derived from the audited financial statements and the related notes of Binglangjiang included elsewhere in this prospectus, which have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm. Our audited consolidated financial statements, and the audited financial statements of our predecessor company Binglangjiang, are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

Binglangjiang is considered our predecessor company for SEC reporting purposes, as we acquired substantially all of the business of Binglangjiang and our own operations prior to that acquisition were insignificant compared to the operations of Binglangjiang. Binglangjiang’s financial statements and other financial and operating data presented in this prospectus are solely those of Binglangjiang, are set forth below for the purpose of presenting the financial information of our predecessor company and do not reflect the results of operations of our company or our other subsidiaries. Our consolidated financial statements and other financial and operating data presented in this prospectus reflect the results of operations of Binglangjiang from April 25, 2007, the date we acquired Binglangjiang.

You should read this information together with “Operating and Financial Review and Prospects” and the consolidated financial statements and the related notes of our company and our predecessor company Binglangjiang included elsewhere in this prospectus.

	Binglangjiang (predecessor)		Our Company (successor)
			July 10
	Year Ended	Period from	(inception) to
	December 31,	January 1 to	December 31,	Year Ended December 31,		Nine Months Ended September 30,
	2006	April 24, 2007	2006	2007	2008	2008	2009
	(US$ in thousands, except share
	and per share data)
Consolidated Statements of Operations Data:
Revenues	2,075	571	—	2,434	14,715	10,261	30,453
Cost of revenues	(691)	(219)	—	(813)	(6,025)	(3,539)	(11,526)

Gross profit	1,384	352	—	1,621	8,690	6,722	18,927

Operating expenses:
General and administrative expenses	(13)	(23)	(901)	(2,560)	(6,761)	(4,134)	(5,653)

Operating income (loss)	1,371	329	(901)	(939)	1,929	2,588	13,274

Other income and expenses:
Interest income	1	—	340	1,051	1,340	970	444
Interest expenses	(914)	(285)	(873)	(3,275)	(5,847)	(3,334)	(10,239)
Change in fair value of derivative financial liabilities and warrant liability	—	—	—	(266)	420	(1,521)	(443)
Exchange loss	—	—	—	(1,095)	(1,067)	(1,760)	(20)

	Binglangjiang (predecessor)		Our Company (successor)
			July 10
	Year Ended	Period from	(inception) to
	December 31,	January 1 to	December 31,	Year Ended December 31,			Nine Months Ended September 30,
	2006	April 24, 2007	2006	2007	2008		2008	2009
	(US$ in thousands, except share
	and per share data)
Share of losses in an equity investee	—	—	—	(27)	(503)		(236)	(70)
Other income, net	—	—	—	8	144		116	2

Income (loss) before income tax expenses	458	44	(1,434)	(4,543)	(3,584)		(3,177)	2,948

Income tax expenses	(19)	(1)	—	(17)	(444)		(477)	(2,167)

Consolidated net income (loss)	439	43	(1,434)	(4,560)	(4,028)		(3,654)	781

Less:
Net (loss) income attributable to noncontrolling interests	—	—	—	—	(41)		—	18

Net income (loss) attributable to China Hydroelectric Corporation shareholders	439	43	(1,434)	(4,560)	(3,987)		(3,654)	763

Less:
Cumulative dividends on Series A convertible redeemable preferred shares	—	—	—	—	(14,680)		(10,580)	(13,828)
Cumulative dividends on Series B convertible redeemable preferred shares	—	—	—	—	(5,531)		(2,234)	(10,326)
Changes in redemption value of Series A convertible redeemable preferred shares	—	—	—	—	(10,569)		(10,569)	—
Changes in redemption value of Series B convertible redeemable preferred shares	—	—	—	—	(4,134)		(4,134)	—

Loss attributable to ordinary shareholders	—	—	(1,434)	(4,560)	(38,901)		(31,171)	(23,391)

Basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per share	—	—	(0.34)	(0.33)	(2.50)		(2.00)	(1.51)
Basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per ADS	—	—	(1.02)	(0.99)	(7.50)		(6.00)	(4.53)
Weighted average ordinary shares used in basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per share computation	—	—	4,230,822	13,817,466	15,554,416		15,558,698	15,541,666
Pro forma basic net (loss) income attributable to China Hydroelectric Corporation shareholders per share on an as converted basis	—	—	—	—	(0.07	)(1)	—	0.01(1)
Pro forma diluted net (loss) income attributable to China Hydroelectric Corporation shareholders per share on an as converted basis	—	—	—	—	(0.07	)(1)	—	0.01(1)
Shares used in pro forma basic net (loss) income attributable to China Hydroelectric Corporation shareholders per share computation	—	—	—	—	55,415,130	(1)	—	116,635,592 (1)
Shares used in pro forma diluted net (loss) income attributable to China Hydroelectric Corporation shareholders per share computation	—	—	—	—	55,415,130	(1)	—	116,635,592 (1)
Number of shares as adjusted to reflect changes in capital	*	*	—	—	58,289,666	(1)	—	124,795,783 (1)

Other Financial Data:
EBITDA, as adjusted(2)	*	*	(901)	(320)	6,474		5,470	21,940

*	Not provided, as the information relates to the results of operations of Binglangjiang prior to its acquisition by us.

(1)	This calculation of pro forma basic and diluted loss per share for the year ended December 31, 2008 and pro forma basic and diluted income per share for the nine months ended September 30, 2009 assumes that all Series A convertible redeemable preferred shares and Series B convertible redeemable preferred shares were converted into ordinary shares on January 1, 2008 and January 1, 2009, respectively. The number of shares as adjusted to reflect changes in capital for the year ended December 31, 2008 includes the outstanding ordinary shares of 15,541,666 and the 23,529,286 and 19,218,714 ordinary shares to be issued upon conversion of the Series A convertible redeemable preferred shares and the Series B convertible redeemable preferred shares, respectively, including the conversion of dividends accrued on the Series A convertible redeemable preferred shares and Series B convertible redeemable preferred shares to be paid in kind but not yet issued as of December 31, 2008. The number of shares as adjusted to reflect changes in capital for the nine months ended September 30, 2009 includes the outstanding ordinary shares of 15,541,666 and the 60,315,610 and 48,938,507 ordinary shares to be issued upon conversion of the Series A convertible redeemable preferred shares and the Series B convertible redeemable preferred shares, respectively, including the conversion of dividends accrued on the Series A convertible redeemable preferred shares and Series B convertible redeemable preferred shares to be paid in kind but not yet issued as of September 30, 2009, based on a sale price of each ADS in the offering at $14.80.

(2)	See “Operating and Financial Review and Prospects — Results of Operations — EBITDA, as adjusted” for a reconciliation of this non-GAAP number.

		Our Company (successor)
						Pro Forma
	Binglangjiang (predecessor)	As of December 31,				Balance Sheet
	As of December 31,				As of September 30,	at September 30,
	2006	2006	2007	2008	2009	2009
	(US$ in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	142	628	15,606	38,693	23,787	23,787
Restricted cash	—	50,340	—	—	—	—
Accounts receivable, net	152	—	329	3,137	12,230	12,230
Deferred tax assets	—	—	—	1,166	551	551
Amounts due from related parties	64	33	25	13	13	13
Debt issuance costs	—	—	47	—	—	—
Amounts due from an equity investee	—	—	287	4,534	—	—
Prepayments and other current assets	206	—	3,269	9,437	6,621	6,621

Total current assets	564	51,001	19,563	56,980	43,202	43,202

Debt issuance costs	—	975	—	—	—	—
Investment in an equity investee	—	—	4,721	4,295	—	—
Deferred initial public offering costs	—	—	—	6,032	9,574	—
Property, plant and equipment, net	16,752	—	29,046	365,190	427,941	427,941
Intangible assets, net	—	—	3,008	3,666	4,556	4,556
Goodwill	—	—	2,773	96,533	107,768	107,768
Deferred tax assets	—	—	—	—	1,022	1,022
Other non-current assets	—	—	—	872	777	777
Total non-current assets	16,752	975	39,548	476,588	551,638	542,064

Total assets	17,316	51,976	59,111	533,568	594,840	585,266

Total current liabilities	2,392	850	14,436	77,285	55,576	55,576
Long-term loans	13,831	—	10,269	138,133	217,418	217,418
Deferred tax liabilities	—	—	—	13,415	18,761	18,761
Other non-current liabilities	—	—	—	568	103	103
Long-term notes	—	50,285	—	—	—	—
Convertible redeemable preferred shares	—	—	—	299,236	323,390	—
Total China Hydroelectric Corporation shareholders’ equity (deficit)	1,093	841	34,406	4,181	(21,247)	292,569

Noncontrolling interests	—	—	—	750	839	839
Total liabilities and shareholders’ equity (deficit)	17,316	51,976	59,111	533,568	594,840	585,266

Note:	The unaudited pro forma balance sheet as of September 30, 2009 has been prepared based on the assumed conversion of the Series A convertible redeemable preferred shares and the Series B convertible redeemable preferred shares.

	Binglangjiang (predecessor)		Our Company (successor)
		As of and	As of and				For the nine
	As of and	for the period from	for the year ended				months ended
	for the year ended	January 1 to	December 31,				September 30,
	December 31, 2006	April 24, 2007	2007		2008		2008		2009
Selected Operating Data:(1)
Installed capacity (MW)	21.0	21.0	58.0	(2)	271.0	(2)	140.0	(2)	376.6	(2)
Electricity sold (kWh)	106,646,530	23,495,595	108,303,945	(3)	333,964,005	(3)	227,777,504	(3)	667,417,349	(3)
Effective tariff (RMB/kWh)(4)	0.164	0.200	0.180	(3)	0.330	(3)	0.335	(3)	0.344	(3)

(1)	For Binglangjiang, operating data given are for the periods stated. For our company, operating data given are for our period of ownership of the hydropower plants during the periods indicated.

(2)	Our aggregate installed capacity information presented in this prospectus includes, as of December 31, 2007 and September 30, 2008, the installed capacity of Shapulong, as of December 31, 2008, the installed capacities of Shapulong, Banzhu and Wangkeng, and as of September 30, 2009, the installed capacity of Wangkeng, although as of such respective dates, our equity interest in Shapulong, Banzhu and Wangkeng were 50.0%, 90.0% and 90.0%, respectively. We acquired the remaining 10.0% interest in Banzhu in March 2009.

(3)	Electricity sold and effective tariff information for the year ended December 31, 2007 does not reflect electricity sold by Shapulong. Electricity sold and effective tariff information for the year ended December 31, 2008 and September 30, 2008 does not reflect electricity sold by Shapulong or Yuanping. Our 50.0% equity interest in Shapulong is accounted for using the equity method of accounting and our proportionate share of Shapulong’s net loss is included as a share of losses in equity investees, in our consolidated statement of operations. In the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, Shapulong sold 43,292,057 kWh, 42,308,157 kWh, 35,448,040 kWh and 33,825,312 kWh of electricity, respectively. We acquired the remaining 50.0% equity interest in Shapulong in August 2009. Although Yuanping commenced operations in March 2007 and has transmitted electricity to the power grid controlled by the Fujian Ningde Electric Power Bureau, that transmission was made without a fixed or pre-determined tariff per kWh until late June 2009. Therefore, cash received in exchange for the transmission of electricity to the power grid before late June 2009 was recorded as customer deposits. Accordingly, no revenues were recorded by Yuanping in the year ended December 31, 2008. However, related cost of revenues was not deferred, and was charged to expense as incurred. All of the customer deposits received from the date of our acquisition of Yuanping to late June 2009 were recognized as revenue when the regional pricing bureau confirmed a minimum tariff in late June 2009. We only recognize revenue for customer deposits recorded subsequent to the acquisition of Yuanping after the per kWh tariff became fixed or determinable. In August 2009, the Ningde Pricing Bureau, the regional pricing bureau in Fujian province, approved a unit price per kWh of RMB0.29, inclusive of value-added tax, or VAT, for electricity transmitted by Yuanping to the power grid controlled and owned by the provincial grid company prior to July 8, 2009. The unit price per kWh of RMB0.29 will continue to be in effect until the regional pricing bureau approves a new unit price per kWh. In the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, Yuanping transmitted 30,071,595 kWh, 38,393,478 kWh, 35,115,884 kWh and 40,397,885 kWh of electricity, respectively.

(4)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

Stand-alone Pre-Acquisition Financial and Operating Data for our Acquired Subsidiaries

The tables below present stand-alone pre-acquisition financial data for our acquired subsidiaries, and their selected operating data.

The statements of operations data for Yingchuan, Wuliting, Banzhu, Wangkeng and Yuanping for the years ended December 31, 2006 and 2007 and the statements of operations data for Yuheng for the period from May 18, 2007 (inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008 have been derived from the audited financial statements and the related notes of these entities included elsewhere in this prospectus, which have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm. The statements of operations data for Banzhu, Wangkeng and Yuanping for the nine months ended September 30, 2007 and 2008 have been derived from their unaudited interim condensed financial statements and the related notes thereto included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. These financial statements are prepared and presented in accordance with U.S. GAAP. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

You should read this information together with “Operating and Financial Review and Prospects” and the financial statements of our acquired subsidiaries and the related notes thereto included elsewhere in this prospectus.

	Yingchuan		Wuliting
	Year Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
	(RMB in thousands)

Statements of Operations Data:
Revenues	38,925	42,998	—	27,532
Cost of revenues	(13,204)	(12,174)	—	(15,244)

Gross profit	25,721	30,824	—	12,288

Operating expenses:
General and administrative expenses	(1,699)	(1,485)	(115)	(1,064)

Operating profit (loss)	24,022	29,339	(115)	11,224

Interest income	14	13	—	5
Interest expenses	(8,166)	(8,817)	—	(28,887)
Other income	—	67	—	(290)
Other expenses	—	—	—	—

Income (loss) before income tax expenses	15,870	20,602	(115)	(17,948)

Income tax expenses	85	(7,604)	(208)	—

Net income (loss)	15,955	12,998	(323)	(17,948)

Selected Operating Data:(1)
Installed capacity (MW)	40.0	40.0	—	42.0
Electricity sold (kWh)	97,116,588	102,700,957	—	65,423,294
Effective tariff (RMB/kWh)(2)	0.425	0.444	—	0.446

(1)	Operating data given are for the periods stated.

(2)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

	Banzhu				Wangkeng
			Nine Months				Nine Months
	Year Ended		Ended		Year Ended		Ended
	December 31,		September 30,		December 31,		September 30,
	2006	2007	2007	2008	2006	2007	2007	2008
			(unaudited)				(unaudited)
	(RMB in thousands)

Statements of Operations Data:
Revenues	55,561	52,029	45,551	40,780	40,242	31,475	28,132	31,138
Cost of revenues	(23,765)	(23,915)	(17,904)	(20,061)	(14,004)	(13,897)	(9,156)	(8,235)

Gross profit	31,796	28,114	27,647	20,719	26,238	17,578	18,976	22,903

Operating expenses:
General and administrative expenses	(6,122)	(6,748)	(4,954)	(5,282)	(3,868)	(4,355)	(3,041)	(3,542)
Gain (loss) on sale of property, plant and equipment, net	197	1,112	20	2,168	—	—	—	(746)

Operating profit	25,871	22,478	22,713	17,605	22,370	13,223	15,935	18,615

Interest income	71	24	20	14	233	34	22	6
Interest expenses	(18,817)	(19,626)	(14,499)	(15,674)	(9,664)	(10,758)	(7,819)	(8,647)
Foreign exchange gain	1,314	1,733	1,082	1,416	—	—	—	—
Interest income from related parties	1,114	2,240	1,321	2,801	—	—	—	—
Gain on the disposal of investment in equity investee	—	—	—	—	1,033	—	—	—
Non-operating income (expenses)	128	(2)	(5)	(25)	(1,178)	(156)	(24)	(169)

Income before income tax expenses	9,681	6,847	10,632	6,137	12,794	2,343	8,114	9,805

Income tax expenses	(3,234)	(4,789)	(7,443)	(1,625)	(1,052)	(197)	3	(2,755)

Loss from operations of discontinued subsidiary, net of income tax expenses for 2007 and 2008	—	—	—	—	—	—	—	(207)
Net income	6,447	2,058	3,189	4,512	11,742	2,146	8,117	6,843

Selected Operating Data:(1)
Installed capacity (MW)	45.0(2)	45.0(2)	45.0(2)	45.0(2)	40.0(3)	40.0(3)	40.0(3)	40.0(3)
Electricity sold (kWh)	180,461,022(2)	169,092,862(2)	148,039,608(2)	132,514,006(2)	151,882,677(3)	118,792,231(3)	106,174,059(3)	116,772,194(3)
Effective tariff (RMB/kWh)(4)	0.360	0.360	0.360	0.360	0.310	0.310	0.310	0.310

(1)	Operating data given are for the periods stated and are given for the actual plant, rather than the portion attributable to our equity interest.

(2)	We have held a 100.0% equity interest in Banzhu since March 2009, but only held a 90.0% equity interest in Banzhu prior to that. On an equity interest basis, we were proportionately entitled to 162,414,920 kWh, 152,183,576 kWh, 133,235,647 kWh and 119,262,605 kWh of electricity sold for 2006, 2007, the nine months ended September 30, 2007 and the nine months ended September 30, 2008, respectively. Installed capacity information for Banzhu reflects the actual installed capacity of Banzhu.

(3)	We hold a 90.0% equity interest in Wangkeng. On an equity interest basis, we were proportionately entitled to 136,694,409 kWh, 106,913,008 kWh, 95,556,653 kWh and 105,094,975 kWh of electricity sold for 2006, 2007, the nine months ended September 30, 2007 and the nine months ended September 30, 2008, respectively. Installed capacity information for Wangkeng reflects the actual installed capacity of Wangkeng.

(4)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

	Yuanping				Yuheng
					Period from	Period from
			Nine Months		May 18	January 1
	Year Ended		Ended		(inception) to	to
	December 31,		September 30,		December 31,	October 20,
	2006	2007	2007	2008	2007	2008
			(unaudited)
	(RMB in thousands)

Statements of Operations Data:
Revenues	—	—	—	—	12,963	19,547
Cost of revenues	—	(4,665)	(2,980)	(5,088)	(5,307)	(8,016)

Gross profit	—	(4,665)	(2,980)	(5,088)	7,656	11,531

Operating expenses:
General and administrative expenses	(1,398)	(2,135)	(931)	(493)	(824)	(1,011)

Operating profit (loss)	(1,398)	(6,800)	(3,911)	(5,581)	6,832	10,520

Interest income	—	—	—	—	742	530
Interest expenses	—	(4,209)	(2,647)	(5,199)	(8,138)	(10,152)

Income (loss) before income tax expenses	(1,398)	(11,009)	(6,558)	(10,780)	(564)	898

Income tax expenses	—	—	—	—	(1,585)	(532)

Net income (loss)	(1,398)	(11,009)	(6,558)	(10,780)	(2,149)	366

Selected Operating Data:(1)
Installed capacity (MW)	—	16.0	16.0	16.0	30.0	30.0
Electricity sold (kWh)	—	30,071,595 (2)	23,755,804 (2)	35,115,884 (2)	54,955,750	82,893,211
Effective tariff (RMB/kWh)(4)	—	0.221 (2)	0.221 (2)	0.221 (2)	0.181 (3)	0.181 (3)

(1)	Operating data given are for the periods stated.

(2)	While Yuanping had no revenues for the periods presented, electricity sold and effective tariff is calculated based on electricity transmitted and customer deposits received in exchange for the transmission of electricity.

(3)	Excludes revenues recognized from the amortization of an unfavorable contract obligation.

(4)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks described below, together with all of the other information in this prospectus, including our consolidated and other financial statements and related notes, and the financial statements of our acquired subsidiaries, included elsewhere in this prospectus, before you decide to purchase our securities. If any of these risks actually occurs, our business, prospects, financial condition or results of operations could be materially and adversely affected, the trading price and value of our securities could decline and you could lose all or part of your investment.

Risks Relating to our Company and the PRC Hydropower Industry

We have a limited operating history which provides limited reference for you to evaluate our ability to achieve our business objectives.

We were formed in July 2006 as a Cayman Islands exempted company with limited liability without any operating business. We have acquired a total of twelve operating hydropower plants and will continue to carry out our acquisition strategy in China. Our financial condition, results of operations and our future success will, to a significant extent, depend on our ability to continue to acquire hydropower projects throughout China and to achieve significant economies of scale. Our company has a limited operating history, is subject to the risks and uncertainties associated with early stage companies and has historically operated at a loss. Accordingly, you will have a limited basis on which to evaluate our ability to achieve our business objectives. We cannot assure you that more acquisitions can be consummated on terms favorable to us or at all, or that if we achieve those acquisitions we will be able to operate our expanded business profitably. We also may not successfully complete the greenfield projects we undertake to develop given our lack of experience developing greenfield projects, which refer to projects that lack one or more construction permits and have not begun construction. If we fail to achieve our business objectives, then we may not be able to realize our expected revenue growth, maintain our existing revenue levels or operate at a profit. Even if we do realize our business objectives, our business may not be profitable in the future.

Our results of operations for the nine months ended September 30, 2009 may not be indicative of our results for the year ending December 31, 2009.

For the nine months ended September 30, 2009, we had $30.5 million of revenues and $0.8 million of net income, which reflected our net income for the three months ended June 30, 2009 and the three months ended September 30, 2009, offsetting our net loss from the three months ended March 31, 2009. These were the first periods of profitability for our business since inception. We cannot assure you, however, that we will be profitable for the full year ending December 31, 2009 or in any other future period. In particular, our revenues are dependent on levels of precipitation, which are lower in the first and fourth quarters of each year than in the second and third quarters. We therefore expect lower levels of revenues in the fourth quarter of 2009, despite our continued pace of acquisitions, while our depreciation, financing and other fixed expenses remain constant. As a result, we may not be profitable in the fourth quarter of 2009, for the year ending December 31, 2009 or in future periods, any of which may have a material adverse effect on the market price of our securities and the value of your investment in our securities.

We may be adversely affected by the slowdown of China’s economy caused in part by the recent global crisis in the financial services and credit markets.

We rely on demand for electricity in China for our revenue growth, which is substantially affected by the growth of the industrial base, increase in residential consumption and the overall economic growth in China. The growth of China’s economy has experienced a slowdown after the second quarter of 2007, when the growth rate of China’s gross domestic product as measured against the same quarter of the previous year reached 11.9%. A number of factors have contributed to this slowdown, including appreciation of the Renminbi against the U.S. dollar and the euro, which has adversely affected China’s exports, and tightening macroeconomic measures and monetary policies adopted by the PRC government aimed at preventing overheating of China’s economy and controlling China’s high level of inflation. The slowdown has been further exacerbated by the recent global crisis in the financial services and credit markets, which has resulted in extreme volatility and dislocation of the global capital markets since 2007. For the first nine months of 2009, the growth rate of China’s gross domestic product as measured against the same period of the previous year decreased to 7.7%, and the Shanghai Stock Exchange Composite Index closing price had dropped from a high of 6,092 on October 16, 2007 to a low of 1,706 on November 4, 2008 before rebounding somewhat to 3,155 on November 5, 2009.

It is uncertain how long the global crisis in the financial services and credit markets will continue and the impact this will have on the global economy in general and the economy of China in particular. We are currently unable to estimate the impact the slowing of the PRC economy will have on our business, in particular as the impact of the decline in international trade is being offset in part through domestic stimulus spending, expanded bank lending, increases in the speed of regulatory approvals of new construction projects and other economic policies. We do not believe our hydropower plants have experienced reduced demand for electricity to date due to the economic downturn. Reduction in demand for electricity generated by our hydropower plants would have a material and adverse effect on our financial condition and results of operations.

Our business is dependent upon hydrological conditions, which may from time to time result in conditions that are unfavorable to our business operations.

Our hydroelectric power generating prospects are dependent upon hydrological conditions prevailing from time to time in the broad geographic regions in which our existing and future hydropower plants are located. There can be no assurance that the water flows at our existing and future sites will be consistent with our expectations, or that climatic and environmental conditions will not change significantly from the prevailing conditions at the time our projections were made. Water flows vary each year, and depend on factors such as rainfall, snowfall, rate of snowmelt and seasonal changes. Our existing and future hydropower plants may be subject to substantial variations in climatic and hydrological conditions which may reduce water flow and thus our ability to generate electricity. While we have selected and will continue to select our hydropower plants for acquisition in part on the basis of their projected outputs, the actual water flow required to produce those outputs may not exist or be sustained. For example, utilization at all our hydropower plants in 2007 was below our forecasts due to low levels of precipitation during the year throughout China. If hydrological conditions result in droughts or other conditions that negatively affect our existing or proposed hydroelectric generation business, our results of operations could be materially and adversely affected.

The operation of our hydropower plants and customer demand for our power may be vulnerable to disruptions caused by natural and man-made disasters, which may materially and adversely affect our results of operations.

Our plants could be required to cease operating in the event of a drought, and to cease operating or even be damaged in the event of a flood. Water supply to our power plants and the plants themselves are vulnerable to natural disasters including, but not limited to, earthquakes, storms, tornadoes and floods, as well as disasters caused by human actions such as terrorist attacks, military conflicts and other deliberate or inadvertent actions which may affect the availability of water supplies or water flow to our power plants. For example, in 1988, heavy floods occurred in Zhejiang province, causing large scale damage to dams and the water supply system. A severe snowstorm in Zhejiang province in 2008 interrupted the transmission system in the area and contributed to the decrease in the effective utilization rate of Shapulong that year. In 2008, a major earthquake struck Sichuan province, causing great loss of life and property and disruption to the local economy. The earthquake in 2008 caused damage to the tailwater concrete apron and the spillway gates of Liyuan hydropower plant and the repair of such damage is expected to cost RMB8.9 million ($1.3 million) and to be completed in March 2010. Our hydropower plants located in Yunnan province, Sichuan province and Fujian province are all in areas of relatively high seismic risk as compared to other areas of China. Such disasters are unpredictable and can significantly damage our access to water supply and power plant equipment as well as the property of our consumers. Under such circumstances, market demand for power in general may be significantly and adversely affected, reducing the need for the electricity we produce, and we may be unable to continue operation of our plants or to produce the level of electricity we expect. The insurance coverage we maintain may not be adequate to compensate us for all damages and economic losses which may arise in connection with these disasters. Such disruption to our operations could materially and adversely affect our results of operations.

We may encounter difficulties in identifying suitable acquisition opportunities, which would result in us being dependent upon a limited number of hydropower plants and having limited revenue growth potential.

Our ability to implement our acquisition strategy will depend on a number of factors, in particular, our ability to identify suitable acquisition targets and reach agreements with vendors for acceptable consideration and on commercially reasonable terms. We believe identifying and acquiring projects on reasonable terms may be more difficult in the future as domestic and international competitors seek to acquire small hydropower plants in China.

If we are unable to acquire suitable hydropower projects in China, we will continue to remain dependent upon a limited number of existing hydropower plants. The resulting lack of diversification may:

•	result in our dependence upon the performance of a limited number of operating plants;

•	result in our dependence upon electricity sales in limited geographical areas;

•	subject us to increased risks associated with drought or other natural disasters in a particular geographical area; and

•	limit our ability to grow our revenues and to obtain the benefits of scale that we anticipate.

In such event, we will not be able to diversify our operations to spread risks or offset losses, unlike other entities that may complete acquisitions in different geographical areas, different industries or different segments of a single industry.

Greenfield projects and projects under construction present substantial development, construction, start-up and partnership risks, which could materially and adversely affect our results of operations, financial condition and growth prospects.

Greenfield projects, in particular the Wuyue pumped storage facility, and projects under construction, present substantial development risk. The development and construction of hydropower plants is time-consuming and complex and requires significant capital investment. In connection with the development and construction of hydropower plants, we will seek to obtain government permits and approvals, land purchase or leasing agreements, equipment procurement and construction contracts, operation and maintenance agreements, and sufficient equity capital and debt financing. Factors that may impair our ability to develop and construct hydropower plants include:

•	delays in obtaining various regulatory approvals, licenses or permits from different governmental authorities at different levels, including permission for the construction and operation of the hydropower plant itself, the environmental permits and permits to use the relevant land;

•	shortages or increases in the cost of equipment, materials or labor;

•	adverse weather conditions, which may delay the completion of hydropower plants or substations, or natural disasters, accidents or other unforeseen events;

•	unforeseen engineering, design, environmental or geological problems;

•	opposition of local interests;

•	strikes and labor disputes;

•	inability to obtain financing on satisfactory terms; and

•	adverse changes in the PRC regulatory environment.

Any of these factors may cause delays in completion of hydropower plants and may increase the cost of contemplated projects. If we are unable to complete the projects contemplated, the costs incurred in connection with such projects may not be recoverable. Even if we complete these projects, as a result of project delays, cost overruns, changes in market circumstances or other reasons, we may not be able to achieve the intended economic benefits or demonstrate the commercial viability of these projects, which may materially and adversely affect our results of operations, financial condition and growth prospects.

In addition, the commencement of operations at a newly constructed hydropower plant involves many risks, including start-up problems, the breakdown or failure of equipment or processes, performance below expected or contracted levels of output or efficiency and problems with the construction of new supporting infrastructure, such as grid transmission equipment. While manufacturers’ warranties are generally obtained for limited periods relating to each project and its equipment in varying degrees, and construction contractors may guarantee certain performance levels, subject to the payment of liquidated damages, the proceeds of such warranties or performance guarantees, if any, may not be adequate to cover lost revenues or increased costs and expenses associated with equipment problems during project start-up. We also may develop projects with local development partners, which exposes us to risks associated with our partners’ failure to retain development rights, obtain permits and approvals required for the development of a project or perform their management, construction or financing obligations. Realization of any of these risks could materially and adversely affect our results of operations, financial condition and growth prospects.

We derive our revenues solely from the sale of hydropower electricity and each of our plants typically has only one customer. Any prolonged disruption to the demand for hydropower or termination of a customer relationship may cause our revenues to decrease significantly.

We derive revenues solely from the sale of electricity generated by hydropower plants, and most of our power is sold to one of two national power grids. If for any reason the national power grids reduce or eliminate their purchases of hydropower, whether due to the emergence of a cheaper renewable energy source, withdrawal of government policy support for the dispatch of renewable energy or a severe drop in the PRC’s demand for power, we may not have alternative customers readily available to us. Without alternative sources of income, our revenues would decrease significantly should a reduction in demand for hydropower or lack of customers continue for a prolonged period.

We depend on the experience of our executive officers and our business may be severely disrupted in the event that we lose their services and are unable to find replacements with comparable experience and expertise.

We believe that our future success is dependent upon the continued services of our executive officers, as we rely on their industry experience and expertise in our business operations. In particular, we rely heavily on John D. Kuhns, our Chairman and Chief Executive Officer, Dr. You-Su Lin, Chairman of Beijing A.B.C. Investment, “James” Tie Li, our Chief Financial Officer and Executive Vice President, and Wu Gan, President and General Manager of Beijing A.B.C. Investment, for their business vision, management skills and technical expertise in the hydroelectric industry as well as their working relationships with many of our potential acquisition targets, the power grids we service and other participants in the hydroelectric industry. We do not maintain key-man life insurance for any of our executive officers. If any of these executive officers were unable or unwilling to continue in their present positions, or if they left our company, we may not be able to replace them with comparably skilled executives, which would cause severe disruption to our ability to manage our business. Each of our executive officers has entered into an employment or other agreement with us, which contains confidentiality and non-competition provisions. However, if any disputes were to arise with respect to such agreement, even if the executive left our company to join or form a competing entity, we cannot assure you of the extent to which such person’s agreement could be enforced in China because the Chinese legal system, especially with respect to the enforcement of such provisions, is still developing. If we are unable to retain or replace our key personnel and other key employees, we may not be able to implement our business strategy and our financial condition and results of operations may be materially and adversely affected.

We will need substantial additional funding to accomplish our growth strategy and may be unable to raise capital on terms favorable to us or at all, which could increase our financing costs, dilute your ownership interests, affect our business operations or force us to delay, reduce or abandon our growth strategy.

Our growth strategy is to acquire and develop additional hydropower projects in China and expand those projects with potential for expansion. To successfully implement this growth strategy, we will need to raise substantial additional funds. Our ability to arrange financing and the cost of such financing are dependent on numerous factors, including but not limited to:

•	general economic and capital market conditions;

•	the availability of credit from banks or other lenders;

•	investor confidence in us; and

•	the continued performance of our hydropower plants.

We cannot predict when, if ever, our operations will generate sufficient cash flows to fund our capital investment requirements. Until they do, we will be required to finance our cash needs through public or private equity offerings, bank loans or other debt financing, or otherwise. We currently intend to increase our levels of debt financing to optimize our capital structure. There can be no assurance that international or domestic financing for future power plant acquisitions, development and expansion of existing power plants will be available on terms favorable to us or at all, which could force us to delay, reduce or abandon our growth strategy, increase our financing costs, or both.

Additional funding from debt financings may make it more difficult for us to operate our business because we would need to make principal and interest payments on the indebtedness and may be obligated to abide by restrictive covenants contained in the debt financing agreements, which may, among other things, limit our ability to make business and operational decisions and pay dividends. Furthermore, raising capital through public or private sales of equity to finance acquisitions or expansion could cause earnings or ownership dilution to your shareholding interests in our company.

Assumptions applied to our investment analyses and feasibility studies may not be accurate, and thus our actual return on investments, operational results, and overall growth may be materially and adversely affected.

In performing investment analysis and feasibility studies for our acquisition and development targets, we consider factors such as: (i) demand for power and growth potential in the province where the plant is located, (ii) increase in power generation capacity in the locality, (iii) the average tariff of power plants of similar types and capacity, (iv) quality of transmission systems to the local power grids, (v) facilities and technology at the power plant and (vi) ability to retain existing debt financing for the plant or obtain new financing. However, much of the information we rely on in preparing these analyses is provided by the sellers of the plants. With the rapid development of the PRC hydropower industry in recent years, there is some increased risk of plants being built based on inaccurate or incomplete technical data. As a result, the assumptions we use to perform our internal investment analyses and feasibility studies may not be accurate or complete. If any one of our observations or assumptions, or a combination thereof, proves to be inaccurate, then our estimated returns on investments, operational results and our overall growth may be materially adversely affected.

The operations of our hydropower plants may be adversely affected by the failure of key equipment, civil structures or transmission systems, which could result in lost revenues, increased maintenance costs and our owing damages to our customers for lost revenues.

The breakdown of generation equipment or failure of other key equipment or of a civil structure in one or more of our hydropower plants could disrupt the generation of electricity and result in revenues being lower than expected. Further, any breakdown or failure of one or more of our transmission systems could disrupt transmission of electricity by a power plant to the power grid. We have in the past experienced an equipment breakdown at two of our hydropower plants, resulting in temporary suspensions of electricity generation and distribution. Repair of such breakdowns may take one or two days or up to a month, depending on the nature of the problem and availability of spare parts. In addition, if the problem is related to the grid, we will not be able to dispatch our power until the grid carries out the necessary repairs. A portion of the generation facilities that we have acquired, or may acquire in the future, were, or may have been, constructed many years ago. Older generating equipment may require significant capital expenditure to keep it operating efficiently. Such equipment is also likely to require periodic upgrading and improvement. Breakdown or failure of one of our plants also may prevent us from performing under the applicable power sales agreement which, in certain situations, could result in termination of the agreement or incurring liability for liquidated damages. These events may reduce our ability to generate power, resulting in loss of revenues and increased maintenance costs.

Our power generating operations may be adversely affected by operational risks, which may result in uninsured losses.

Operating hydropower plants involves many risks and hazards which may be beyond our control and could cause significant business interruptions, personal injuries and property or environmental damage, and could increase power generating costs at affected hydropower plants for an unknown duration. These risks include but are not limited to:

•	failure of power transmission systems;

•	unexpected maintenance or technical problems;

•	human error;

•	failure of our mechanical, software or monitoring systems; and

•	industrial accidents.

The occurrence of any of these events, and the consequences resulting from them, may not be covered adequately or at all by our insurance policies. We do not currently carry any third-party liability insurance, business interruption insurance or insurance covering environmental damage arising from accidents on our property or relating to our operations. See “Business — Insurance.” Uninsured losses incurred or payments we may be required to make may have a material adverse effect on our results of operations and financial condition.

Our operations may be interrupted by realization of unexpected risks or difficulties in integrating acquired businesses, which could interrupt our existing business and materially and adversely affect our results of operations.

Our continued growth and ability to leverage our management expertise depend on the successful implementation of our acquisition strategy. We cannot assure you that any particular acquisition will produce the intended benefits. For instance, if we fail to integrate an acquired project into our operations successfully, or the synergies expected from an integration ultimately fail to materialize, then our existing business operations may be interrupted. We may have as a result expended significant management time, capital and other resources to the transaction, which interrupted our existing business operations.

Risks which may be incurred through acquisitions include, but are not limited to:

•	potential construction or engineering problems which may expose us to severe economic loss or legal liabilities and require substantial expenditure from us to remediate;

•	unforeseen or hidden liabilities, including exposure to legal proceedings, associated with newly acquired companies;

•	failure to generate sufficient revenues to offset the costs and expenses of acquisitions;

•	potential impairment losses and amortization expenses relating to goodwill and intangible assets arising from any of such acquisitions, which may materially reduce our net income or result in a net loss; and

•	possible contravention of Chinese regulations applicable to such acquisitions.

Any one or a combination of the above risks could interrupt our existing business and materially adversely affect our results of operations.

Our growth strategy is dependent upon our ability to manage our growth effectively which, if unsuccessful, could result in a material adverse impact on our financial condition and results of operations.

Our business and operations have been expanding rapidly. The success of our growth strategy depends in part upon our ability to manage our rapid growth, including, for example, our ability to assimilate management of acquired plants into our own management structure, to hire, train, supervise and manage new employees, to establish and maintain adequate financial control and reporting systems and other systems and processes, and to manage a rapidly growing and much larger operation. We cannot assure you that we will be able to:

•	expand our systems and processes effectively or efficiently or in a timely manner;

•	allocate our human resources optimally or reduce headcount without experiencing community protest, strike or other social unrest;

•	identify and hire qualified employees or retain valued employees;

•	incorporate effectively hydropower projects in various stages of development that we may acquire;

•	maintain good relationship with power grids; or

•	centralize and improve the efficiency of the management and operations of the power plants acquired.

If we fail to effectively manage our growth, then our financial condition and results of operations could be materially adversely affected.

On-grid tariffs are set based on regulatory guidance, actual supply of electricity to a power grid and regional demand for electricity, and changes in these factors may materially and adversely affect our results of operations.

We make all of our electricity sales to power grids and such sales are subject to on-grid tariffs. Since April 2001, the Chinese government has gradually implemented a new on-grid tariff setting mechanism based on the actual costs of power plants as well as the average costs of comparable power plants that were constructed during the same period within the same provincial power grid. This on-grid tariff setting mechanism was intended to replace the old mechanism for setting on-grid tariffs for planned output. Based on our experience, the determination of such average costs usually takes into consideration such factors as:

•	construction costs, which vary according to the installed capacity of the individual power plants;

•	operating and administrative expenses;

•	maintenance and repair costs of power plants; and

•	interest expense on outstanding debts.

Based on the factors listed above, we receive lower tariffs in comparison to thermal power plants because we have (i) minimal fuel costs and (ii) lower operating and capital construction costs. Any future reductions in our tariffs, or inability to obtain higher tariffs, for example, to cover any increased costs we may have to incur, as a result of the on-grid tariff-setting mechanism or a change to such on-grid tariff-setting mechanism may adversely affect our revenues and profits. In some regions we negotiate annually with the local grid operators the on-grid tariff for our power before applying to the government for approval of the tariff, while in other regions the tariff is set by agreement between the power grid and the government.

In addition, the price for electric power sold to end consumers is fixed in China because the sales price of electricity is uniformly formulated by the National Development and Reform Commission. Thus, we must estimate the price at which the National Development and Reform Commission will allow power grids to sell electricity and set our prices so that, from the power grids’ perspective, their cost for our electricity is acceptable when considered with the costs of other power producers on the grid. Thus, although our on-grid tariffs are lower than those for thermal power plants, the tariff levels we obtain from local grids may still be impacted by changes in the cost of generating thermal power and actual regional demand for power. In addition, if demand for electricity rises beyond expectations, then we cannot raise our prices accordingly to benefit from the increased demand. If actual sales prices are significantly below our estimates for such sales prices, then our financial condition and results of operations may be materially and adversely affected.

If less than all of the electricity we generate is dispatched by the grids, our future revenues will be reduced.

Our profitability depends, in part, upon each of our power plants generating electricity at a level sufficient to meet or exceed the planned generation agreed with our local dispatch company, which in turn will be subject to local demand for electric power and dispatching to the grids by the dispatch centers of the local grid companies.

The dispatch of electric power generated by a power plant is controlled by the dispatch centers of the applicable grid companies pursuant to a dispatch agreement with us and pursuant to governmental dispatch regulations. In each of the markets in which we operate, we compete against other power plants for power sales, and dispatch is allocated based on actual demand from the grid. No assurance can be given that the dispatch centers will dispatch the full amount of the planned generation of our power plants. A reduction by the dispatch centers in the amount of electric power dispatched relative to our hydropower plants’ planned generation could have a material adverse effect on our power generation and thus reduce our revenues.

Compliance with environmental regulations can be costly, and we may become subject to further environmental compliance requirements in connection with our operations, which could materially and adversely affect our results of operations and financial condition.

We are required to comply with PRC national and local regulations regarding environmental protection for the construction and operation of our hydropower plants. For all of our existing hydropower projects, we have applied for all the environmental permits that are necessary under current PRC laws and regulations to conduct our business, but have not obtained some of the environmental permits from the relevant governmental authorities yet. Furthermore, to the extent that our existing hydropower projects may have been in compliance with PRC environmental protection laws and regulations at the time they were constructed, we cannot assure you that the PRC government will not require retroactive application of current laws and regulations to such old plants. Compliance with environmental regulations can be very expensive, and non-compliance with these regulations may result in adverse publicity, potentially significant monetary damages and fines and suspension of our business operations. In addition, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. If we fail to comply with any future environmental regulations, we may be required to pay substantial fines, suspend production or even cease operations. We do not carry any insurance for damages resulting from failure to comply with environmental regulations.

In addition, China currently has no minimum flow requirements such as those that have been implemented by other countries that employ hydropower. The purpose of minimum flow requirements is to ensure that there is enough water upstream and downstream for other users, and for navigation, fish and other wildlife. China may implement minimum flow requirements in the future, and to the extent we do not have sufficient water supply due to such minimum flow requirements, we may have to reduce our power generation or cease operation of the affected plants, as a result of which our results of operations and financial condition would be materially and adversely affected.

Our business and business prospects rely in part on policy support from the PRC government, and our financial condition and results of operations may be materially and adversely affected if we lose such support.

National, provincial and local governments in China support the expansion of hydropower, which eases the approval process for facility acquisition, construction and financing. Under the PRC Renewable Energy Law, Catalogue for the Guidance of Foreign Investment Industries, the Eleventh Five-year Plan of the Development of Renewable Energy Resources and other relevant laws, expansion of both large- and small-scale hydropower production is one of the priorities for the development of the nation’s power supply, and foreign investment in the sector is encouraged. We currently enjoy several types of government support, including provision of bank loans, sometimes at lower interest rates than those borne by other private companies, policy support for local grids to purchase all the power we generate and lower levels of VAT levied on small hydropower production in some provinces where we have operations. If for any reason, such as development of new energy production technologies or migration to other renewable energy sources, China removes such policy support, our financial condition and results of operations may be materially and adversely affected.

Competition in the PRC power industry may increase, and our results of operations and growth prospects may be materially and adversely affected if we are unable to compete effectively.

We compete in the Chinese domestic market with other PRC power generation companies. The five biggest power companies in China, namely, China Huaneng Group, China Datang Group, China Huadian Group, China Guodian Group and China Power Investment Company, collectively operated 44.9% of China’s total power generation installed capacity by the end of 2008, according to the State Electricity Regulatory Commission, and the 28 largest power companies in China collectively operated 68.3%. These power companies and a number of other power producers have substantially greater financial, infrastructure or other resources than we do. We may also face competition from new entrants to the hydropower industry having business objectives similar to ours, including venture capital and private equity funds, leveraged buyout funds, and other operating businesses that may offer more advanced technological capabilities or that have greater financial resources. The ability of our competitors to access resources that we cannot access may prevent us from acquiring additional hydropower projects in strategic locations or from increasing our generating capacity. There is also increasing competition among operating power plants for increases in dispatched output, higher on-grid tariffs and land use rights. If we are unable to compete successfully, our growth opportunities to increase generating capacity may be limited and our revenue and profitability may be adversely affected. In recent years, the ongoing reform of the PRC power industry has included experimental programs to set on-grid tariffs through competitive bidding among thermal power plants. The tariffs determined by competitive bidding may be lower than the pre-approved tariffs for planned output. In the future, competitive bidding may extend to hydroelectric power plants and further increase price competition among domestic power generation companies. We cannot assure you that increased competition in the future will not have a material adverse effect on our results of operations and growth prospects.

Our business depends on the competitiveness of hydroelectric power generation in relation to other forms of electric power generation. Fewer hydropower plants may be built and less electricity from hydropower sources may be sold if fossil fuel prices decline significantly or if other renewable energy sources become less expensive than hydropower, either of which could have a material adverse effect on our results of operations, financial condition and growth prospects.

The demand for power plants that produce electricity from renewable energy sources such as water depends in part on the cost of generation from other sources of energy. The terms under which supplies of petroleum, coal, natural gas and other fossil fuels, as well as uranium, can be obtained are key factors in determining the economic interest of using these energy sources rather than renewable energy sources. The principal energy sources in competition with renewable energy sources are petroleum, coal, natural gas and nuclear energy. The record price levels for fossil fuels, in particular, petroleum and natural gas, enhanced the price competitiveness of electricity from renewable energy sources in 2008. A decline in the competitiveness of electricity from renewable energy sources in terms of cost of generation, technological progress in the exploitation of other energy sources, discovery of large new deposits of oil, gas or coal, or the recent decline in prices of those fuels from historically high levels, could weaken demand for electricity generated from renewable energy sources.

In the renewable energy sector, competition primarily exists with regard to factors such as bidding for available sites, performance of sites in generation, quality of technologies used, price of power produced and scope and quality of services provided, including operation and maintenance services. A decline in the competitiveness of electricity generated from hydroelectric sources in terms of such factors could weaken demand for hydroelectric power. Should hydropower production become uncompetitive with other forms of renewable energy production, or if fossil fuel production becomes more cost competitive, the construction of hydropower plants may slow, thus reducing our pool of potential acquisition targets and limiting our ability to grow our operations.

Certain of our operating subsidiaries are parties to loan agreements that provide for lender rights that may adversely affect our ability to operate our business and restrict our ability to pay dividends.

Pursuant to loan agreements to which certain of our operating subsidiaries are a party, our lenders have rights that include the following: (i) restricting the borrower during the term of the loan from undertaking any shareholding change or restructuring without obtaining prior approval of the lender; (ii) restricting the borrower from undertaking investment, asset transfer or pledging or mortgaging its assets without obtaining prior approval of the lender; (iii) restricting the borrower from paying dividends until the loan is fully repaid; and (iv) placing the borrower’s power generation revenues into escrow until the loan is repaid. These restrictions may prevent us from disposing of or restructuring the ownership of our hydropower plants, and limit the funds available to pay dividends to our shareholders.

Planning, construction, acquisition and operation of our hydropower plants require us to obtain and maintain a significant number of permits and approvals from PRC government agencies, some of which we have not obtained or were not transferred to us upon project acquisition. Failure to obtain these permits and approvals could result in significant fines and our loss of the right to develop or operate those assets, which would materially and adversely affect our future growth plans and results of operations.

The planning, construction, acquisition and operation of small hydropower plants in China requires permits and approvals to be obtained and maintained under different regulatory schemes administered by a wide range of PRC government agencies. See “Regulation.” Many of the completed projects we have acquired have not historically obtained or have failed to maintain all of those permits required for their operation, and in some cases permits that were obtained have not been transferred to us following our acquisition of the plant. Furthermore, the development rights we have obtained or may obtain are, in most cases, for projects that have not yet received planning and other permits. We believe we have applied for the grant, transfer or renewal, as applicable, of all permits and approvals required to develop and operate our hydropower plants. However, our applications with respect to one or more projects may be rejected and we may be fined for failure to timely obtain permits and approvals for any of those projects. Failure to obtain missing permits and approvals may in certain cases result in significant fines or the government authorities requiring us to cease operation of our hydropower plants, or unwind the acquisition of the project, any of which would materially and adversely affect our future growth plans and results of operations. Failure to obtain permits and approvals for our development projects may result in our inability to complete and operate the project, or our being subject to penalties and fines upon completion of the project, either of which could materially and adversely affect our future growth and results of operations.

Our operations in China are extensively regulated by the PRC government and our costs associated with compliance with such regulations are substantial. Our results of operations and future growth prospects may be materially and adversely affected by future changes in government regulations and policies.

All of our power plants in China are subject to extensive regulation by the PRC governmental authorities, including central governmental authorities such as the Ministry of Commerce, the State Administration for Industry and Commerce, the National Development and Reform Commission, the State Electricity Regulatory Commission, the State Administration of Taxation, the Ministry of Environmental Protection, the Ministry of Communications and Transportation, the Ministry of Water Resources, the Ministry of Land and Resources and the Ministry of Housing and Urban-Rural Development, as well as their provincial and local counterparts. Government regulations address virtually all aspects of our operations, including, among others, the following:

•	planning and construction of new power plants;

•	the granting of power generation, dispatch and supply permits;

•	the amount and timing of power generation;

•	the setting of on-grid tariffs paid to power producers and power tariffs paid by consumers of electricity;

•	power grid control and power dispatch, including the setting of preferential policies for the dispatch of renewable energy generated power;

•	allocation of water resources and control of water flows;

•	environmental protection and safety standards;

•	acquisitions by foreign investors; and

•	taxes, in particular Enterprise Income Tax and Value Added Tax.

Our costs of compliance with, and reliance on, this regulatory system is significant to our business. An increase in the cost of compliance could increase our operating costs and expenses and materially and adversely affect our results of operations. Moreover, policy movements against renewable energy power producers could limit our opportunities for growth and materially and adversely affect our revenues.

The transfer of state-owned assets in China is subject to approval by authorities in charge of state-owned assets administration and supervision. Any failure by us or prior owners of our projects to comply with PRC laws and regulations in respect of the transfer of state-owned assets may result in the imposition of fines or forfeiture of our projects.

We have acquired a total of twelve operating hydropower plants and will continue to carry out our acquisition strategy in China. Some of our projects were previously state-owned assets. Under PRC law, the transfer of state-owned assets is subject to strict procedures and approvals. We believe we have complied with all requisite procedures in acquiring state-owned assets, namely our Shapulong hydropower plant. However, if a previous transferor of state-owned assets failed to comply with relevant PRC law, the transfer of the state-owned assets may be reversed by the government or fines may be levied. In such circumstances, we will have a legal right to recover our investment in the assets, but we may not be able to recover from the relevant parties, which could result in a loss of power generation plants, loss of revenues and a significant increase in operating costs.

Acquisition of state-owned assets involves a public bidding process and failure to win the bids for our state-owned target companies or equity interests therein may limit our future growth and the control of our existing projects.

Under PRC law, we are required to bid for the acquisition of state-owned assets that we wish to acquire. We typically negotiate the terms of the sale with the state-owned seller prior to the bidding process, however, we may not be successful in the bid and may fail to obtain the project as a result. To the extent we seek in the future to acquire state-owned assets, we will need to follow this process, and may not be successful in obtaining the target business. To the extent we are unsuccessful in our bids for these state-owned interests, our future growth and the ability to control our existing projects may be materially and adversely affected.

Certain of our acquisitions have not obtained approval from the local counterparts of the National Development and Reform Commission, which could result in our being required to subsequently obtain the approval, losing preferential tax treatments and other preferential government support, or being ordered to cease operation of the subject hydropower project.

In accordance with relevant PRC laws and regulations, acquisitions involving foreign investment require approval from the National Development and Reform Commission, or its local counterparts. Certain of our acquisitions of hydroelectric power projects have not procured approvals from the local counterparts of the National Development and Reform Commission, despite having obtained approvals from relevant local counterparts of the Ministry of Commerce. We are in the process of making applications to the relevant local counterparts of the National Development and Reform Commission to obtain these approvals, however, no assurance can be given that we will successfully obtain all approvals from them. We have in some instances approached the local counterparts of the National Development and Reform Commission to apply for these approvals, but have been told by the government agency that it is not necessary for our projects to obtain these approvals. Failure to obtain any of the approvals may have a material adverse effect on our business operations, including our being required to subsequently obtain the approval, losing preferential tax treatments and other preferential government support, or being ordered to cease operation of the subject hydropower project.

We have not obtained power generation permits for certain of our existing hydroelectric power projects, which could result in the forfeiture of income and the imposition of fines.

A new permit system was established in 2005, which requires all existing and new power generating, dispatching and supplying companies to obtain permits from the State Electricity Regulatory Commission. The State Electricity Regulatory Commission has been in the process of implementing the new permit system. By the end of 2008, the State Electricity Regulatory Commission had issued 6,170 power generating permits. We believe that we are to date in compliance with the relevant permit regulations, which required all of our plants to apply for power generation permits no later than August 31, 2008. We have submitted applications for power generation permits for all our existing hydropower projects, but have not yet received the permits. The granting of a power generation permit for an existing power generation project is a time-consuming and complicated process, which may in some instances require retroactive application of existing laws and regulations to existing projects that were constructed many years ago. As a result, we may not be able to successfully obtain power generation permits for our existing hydropower projects. A failure to obtain a power generation permit may have a material adverse effect on our business operations, including the forfeiture of income and the imposition of fines.

We have not obtained formal title certificates to some of the properties we occupy, which may subject us to lawsuits or other actions being taken against us and may result in our loss of the right to operate on these properties and increased operating expenses.

We have not obtained formal title certificates in respect of the land that we use at the Wuliting, Zhougongyuan and Binglangjiang II hydropower plants with a total area of 711,366.5 m2. We are in the process of completing the legal procedures for obtaining the relevant title certificates for the parcels of land and buildings involved and registering them in the name of our operating companies. However, we may not be able to obtain all of the formal title certificates. While we are indemnified by certain predecessors of our operating companies for any losses or expenses that we may suffer from these title defects, our rights as owner or occupier of these properties and buildings may be adversely affected as a result of the absence of formal title certificates and we may be subject to lawsuits or other actions taken against us and may lose the right to continue to operate on these properties.

In addition, certain of the land use rights currently held by us were obtained by way of allocation by the PRC government without charge. These parcels of land at the Shapulong, Banzhu, Wangkeng, Liyuan, Ruiyang, Yuheng and Yingchuan sites are used as workshops, dams and reservoirs, and have a total area of 7,438,550.0 m2. The PRC central or local governments may in the future require us to re-obtain such land use rights by way of grant by the government or require us to pay site use fees. In the event that we are required to obtain the land use rights by way of grant, we will be obligated to enter into state-owned land use rights grant contracts with the competent land administration authorities and pay relevant taxes and fees, including but not limited to land premiums in accordance with relevant PRC laws and regulations. These taxes and fees for obtaining land use rights may be significant and if we are required to pay these amounts our operating expenses could be significantly increased.

Certain of our existing hydroelectric power projects have not passed the completion acceptance procedure, which could result in the imposition of fines or the closure of non-permitted hydropower plants.

In accordance with relevant PRC laws and regulations, hydroelectric power projects are required to pass a completion acceptance procedure. Currently, only five of our twelve projects have passed the completion acceptance procedure. Seven of our existing hydroelectric power projects have not passed the completion acceptance procedure and they may not successfully pass the completion acceptance procedure in the future. We expect five will complete the procedure in June 2010 and the remaining two will complete the procedure by December 2010. Failure by any of our existing projects to pass completion acceptance procedure could result in the government imposing fines or ordering us to shut down such power plants.

Our executive officers may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our business and operations, which could materially and adversely affect our ability to manage our operations.

John D. Kuhns, our Chairman and Chief Executive Officer, Dr. You-Su Lin, the Chairman of Beijing A.B.C. Investment, “James” Tie Li, our Chief Financial Officer and Executive Vice President, Mary E. Fellows, our Executive Vice President and Corporate Secretary and Fang Chen, Vice President and Controller of Beijing A.B.C. Investment, are, to varying degrees, currently pursuing other business interests. This may result in a conflict of interest in allocating their time between our operations and other businesses. If our officers’ other business affairs require them to devote substantial amounts of time to such affairs, it could limit their ability to devote time to our business and operations, which could materially adversely affect our ability to manage our operations.

Our directors and officers may in the future become affiliated with entities engaged in business activities similar to those conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented, which could limit the business growth opportunities for our company.

Following a period of one year from the date of this offering, our directors and officers may become affiliated with entities engaged in business activities similar to those conducted by us. Additionally, our directors and officers may become aware of business opportunities which may be appropriate for presentation to us as well as to the other entities with which they are or may be affiliated. Due to these existing affiliations, they may have fiduciary obligations or contractual obligations to present potential business opportunities to those entities prior to presenting them to us. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. The loss of these business opportunities could limit the growth of our company.

If a poll is not demanded at our shareholder meetings, voting will be by a show of hands and shares will not be proportionately represented. Shareholder resolutions may be passed without the presence of the majority of our shareholders in person or by proxy.

Voting at any of our shareholder meetings is by a show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy. If a poll is demanded, each shareholder present in person or by proxy will have one vote for each ordinary share registered in his name. If a poll is not demanded, voting will be by show of hands and each shareholder present in person or by proxy will have one vote regardless of the number of shares registered in his name. In the absence of a poll, shares will therefore not be proportionately represented. In addition, the quorum required for our shareholder meetings consists of shareholders who hold at least one-third of our ordinary shares being present at a meeting in person or by proxy. Therefore, subject to the requisite majorities, shareholder resolutions may be passed at our shareholder meetings without the presence of the majority of our shareholders in person or by proxy.

Our independent registered public accounting firm has identified material weaknesses and control deficiencies in our internal control over financial reporting. If we are unable to correct these weaknesses and deficiencies, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our securities may be adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. In connection with the audit of our consolidated and other financial statements included in this prospectus, we and our independent registered public accounting firm identified the following control deficiencies, which amounted to “material weaknesses” as defined under the standards established by the Public Company Accounting Oversight Board: (i) insufficient U.S. GAAP qualified accounting and finance personnel and (ii) ineffective process for documenting and applying key accounting policies and procedures.

To remediate these material weaknesses, we have undertaken to improve our internal controls, including the following:

•	identifying and hiring additional personnel with U.S. GAAP and SEC reporting experience;

•	providing training to our finance personnel to improve their knowledge of U.S. GAAP and SEC reporting requirements;

•	holding regular meetings of the audit committee and resuming regular communication between the committee and our independent registered public accounting firm;

•	establishing an internal audit function;

•	establishing anonymous whistleblower systems for reporting violations of our governance policies, including policies regarding internal controls;

•	putting in place a centralized financial reporting software system in our headquarters, management centers and operating plants; and

•	engaging external professional consultants to assess the entity level internal controls over financial reporting using the COSO internal control framework. We have also begun to formulate policies relating to internal control over financial reporting, including the preparation of a comprehensive accounting policies and procedures manual, containing, among other things, detailed, expanded closing checklists, to guide our financial personnel in addressing significant accounting issues and assist them in preparing financial statements in compliance with U.S. GAAP and SEC requirements.

Upon the completion of this offering, we will become a public company in the United States that will be subject to the Sarbanes-Oxley Act of 2002 and applicable rules and regulations thereunder. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2010. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent review, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

During the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, we may identify additional deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the NYSE, regulatory investigations and civil or criminal sanctions.

Compliance with rules and requirements applicable to public companies may cause us to incur additional costs, and any failure by us to comply with such rules and requirements could negatively affect investor confidence in us and cause the market price of our securities to decline.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules adopted by the SEC and the NYSE, have required changes in the corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because we may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements, and such personnel may command high salaries. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be very costly. In addition, we will incur additional costs associated with our public company reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to Doing Business in China

Adverse changes in PRC economic and political policies could have a material adverse effect on the overall economic growth of China, which could reduce the demand for electricity and materially and adversely affect our business.

Our operating businesses are based in China and all of our power sales are made in China. As such, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. China economy differs from the economies of most developed countries in many aspects, including:

•	the level of government involvement;

•	the level of development;

•	the growth rate;

•	the level and control of capital investment;

•	the control of foreign exchange; and

•	the allocation of resources.

While the Chinese economy has grown significantly in the past two decades, the growth has been uneven geographically, among various sectors of the economy and during different periods. We cannot assure you that the Chinese economy will continue to grow or to do so at the pace that has prevailed in recent years, or that if there is growth, such growth will be steady and uniform. In addition, if there is a slowdown, such slowdown could have a negative effect on our business. For example, the Chinese economy experienced high inflation in the second half of 2007 and the first half of 2008. China’s consumer price index increased by 7.0% during the nine months ended September 30, 2008 as compared to the same period in 2007. To combat inflation and prevent the economy from overheating, the PRC government adopted a number of tightening macroeconomic measures and monetary policies. Due in part to the impact of the global crisis in financial services and credit markets and other factors, the growth rate of China’s gross domestic product as measured against the same period of the previous year decreased to 7.1% in the first half of 2009, down from 10.4% in the first half of 2008. Beginning in September 2008, among other measures, the PRC government began to loosen macroeconomic measures and monetary policies, including reducing interest rates and decreasing the statutory reserve rates for banks. In addition, in November 2008 the PRC government announced an economic stimulus package in the amount of $586 billion. It is uncertain whether the various macroeconomic measures, monetary policies and economic stimulus packages adopted by the PRC government will be effective in restoring or sustaining the fast growth rate of the Chinese economy. In addition, such measures, even if they benefit the overall Chinese economy in the long term, may have a negative effect on us. For example, our financial condition and results of operations may be materially and adversely affected by government control over capital investments.

Although the Chinese economy has been transitioning from a planned economy to a more market-oriented economy, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by China government could materially and adversely affect our business. The PRC government also exercises significant control over Chinese economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of investments and expenditures in China, which in turn could lead to a reduction in demand for electricity and consequently have a material adverse effect on our businesses.

Interpretation of PRC laws and regulations involves uncertainty.

We are incorporated in Cayman Islands and are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned companies. All of our operating businesses are located within China and are governed by PRC laws and regulations. The PRC legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretations of PRC laws and regulations are not always uniform and involves a relatively high degree of uncertainty. Laws may be changed without being immediately published or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than certain of our competitors. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

The new Antimonopoly Law may subject our future acquisitions to increased scrutiny, which could affect our ability to consummate acquisitions on terms favorable to us or at all.

The Antimonopoly Law of China became effective on August 1, 2008. The law was enacted in part to guard against and cease monopolistic activities, and to safeguard and promote orderly market competition. In accordance with the law, monopolistic acts shall include monopolistic agreements among business operators, abuse of dominant market positions by business operators and concentration of business operators that eliminates or restricts competition or might be eliminating or restricting competition.

On August 3, 2008, the State Council promulgated the Regulations on the Thresholds for Reporting of Concentration of Business Operators, or the Reporting Threshold Regulations, which provide specific thresholds for reporting of concentration of business operators. See “Regulation.” Under the Antimonopoly Law and the Reporting Threshold Regulations, the parties to an acquisition must report to the Ministry of Commerce in advance if in the preceding accounting year the turnover in the aggregate achieved by all the parties to the transaction exceeds RMB10.0 billion ($1.5 billion) worldwide or RMB2.0 billion ($0.3 billion) within China, and the turnover achieved by at least two of them respectively exceeds RMB400.0 million ($58.6 million) within China. However, the Ministry of Commerce has the right to initiate investigation of a transaction not reaching the above-mentioned reporting thresholds if the Ministry of Commerce has evidence that the transaction has or may have the effect of excluding or restricting competition. The antitrust scrutiny procedures and requirements set forth in the Antimonopoly Law and the Reporting Threshold Regulations grant the government extensive authority of evaluation and control over the terms of acquisitions in China by foreign investors, and their implementation involves significant uncertainties and risks. To the extent our future acquisitions meet the threshold requirements set forth in the law and the Reporting Threshold Regulations, or are deemed by the Ministry of Commerce to meet the thresholds, we will be subject to antimonopoly review. The consummation of our future acquisitions could therefore be much more time-consuming and complex, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or prevent the consummation of such acquisitions, and prevent us from attaining our business objectives.

A newly enacted PRC tax law could increase the enterprise income tax rate applicable to our operating businesses in China, which could have a material adverse effect on our results of operations.

On March 16, 2007, the new PRC Enterprise Income Tax law, or EIT Law, was enacted, which became effective on January 1, 2008 and replaced the previous two separate tax legal regimes for foreign invested enterprises, or FIEs, and Chinese domestic companies. The EIT Law adopts a uniform tax rate of 25% for all enterprises, including FIEs, and revokes many of the previous tax exemption, reduction and preferential treatments which were applicable to FIEs. However, any enterprises that were established before the promulgation of the EIT Law that are entitled to preferential tax treatments for a fixed period will continue to be entitled to such preferential tax treatments until the expiration of such period. If the fixed period has not commenced because of losses, it shall be deemed to commence on January 1, 2008. In addition, certain qualified high-technology enterprises may still benefit from a preferential tax rate of 15% under the EIT Law if they meet the criteria of “high and new technology enterprises strongly supported by the State.” As a result, the applicable tax rate to certain of our existing PRC operating businesses have increased from 15% to the unified tax rate of 25% under the EIT Law.

Moreover, the EIT Law provides that a withholding income tax rate of 20% will be applicable to dividends payable to foreign investors that are “non-resident enterprises” to the extent such dividends have their source within China unless the jurisdiction of such foreign investor has a tax treaty with China that provides a different withholding arrangement. The implementing regulations to the EIT Law subsequently reduced this withholding income tax rate from 20% to 10%. See “Regulation — Tax Law — Enterprise Income Tax Law.”

We may be deemed a PRC resident enterprise under the EIT Law and be subject to PRC taxation on our worldwide income.

The EIT Law also provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation regulations to the EIT Law issued by the State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. At present, the PRC tax authorities have not issued any guidance on the application of the new EIT Law and its Implementation Regulations on non-Chinese enterprises or non-Chinese group enterprises and their controlled entities. As a result, it is unclear what factors will be used by the PRC tax authorities to determine whether we are a “de facto management body” in China. A substantial number of our management personnel are located in the PRC, and all of our revenues arise from our operations in China. However, we do recognize some interest income and other gains from our financing activities outside China. If the PRC tax authorities determine that we are a PRC resident enterprise, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the new EIT Law also provides that, if a resident enterprise already invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested resident enterprise are exempt from income tax, subject to certain qualifications. Therefore, if we are classified as a resident enterprise, the dividends received from our PRC subsidiaries may be exempt from income tax. However, due to the short history of the EIT Law, it is unclear as to (i) the detailed qualification requirements for such exemption and (ii) whether dividend payments by our PRC subsidiaries to us will meet such qualification requirements, even if we are considered a PRC resident enterprise for tax purposes.

Interest and dividends payable by us to our foreign investors and gain on the sale of our ADSs, warrants or ordinary shares may become subject to withholding taxes under PRC tax laws, which may materially and adversely affect your investment in our securities.

Under the EIT Law and implementation regulations issued by the State Council, PRC withholding tax at the rate of 10% is applicable to interest and dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in China, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such interest or dividends have their sources within China. Similarly, any gain realized on the transfer of ADSs, warrants or ordinary shares by such investors is also subject to 10% PRC withholding tax if such gain is regarded as income derived from sources within China. If we are considered a PRC “resident enterprise,” it is unclear whether the interest or dividends we pay with respect to our securities, or the gain our non-PRC shareholders or ADS or warrant holders may realize from the transfer of our ordinary shares or other securities, would be treated as income derived from sources within China and be subject to PRC tax.

If we are required under the EIT Law to withhold PRC income tax on interest or dividends payable to our non-PRC shareholders that are “non-resident enterprises,” or if you are required to pay PRC income tax on the transfer of our securities, the value of your investment in our securities may be materially adversely affected.

We rely principally on dividends and other distributions on equity paid by our operating businesses in China, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations.

We are a holding company and we rely principally on dividends and other distributions on equity paid by our operating businesses in China for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. If our operating businesses incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

As entities established in China, our operating businesses are subject to certain limitations with respect to dividend payments. PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. For each of our operating businesses that is a Sino-foreign joint venture enterprise, it may not distribute its after-tax profits to us if it has not already made contributions to its reserve fund, enterprise development fund and employee bonus and welfare fund at percentages that are decided by its board of directors. For each of our operating businesses that is a wholly foreign-owned enterprise, it may not distribute its after-tax profits to us if it has not already made contributions to its employee bonus and welfare fund at a percentage that is decided by its board of directors and to its reserve fund at a rate of no less than 10% of its net profit. A wholly foreign-owned enterprise is required to continue making contributions to its reserve fund until such fund reaches 50% of its registered capital. These reserve funds may not be distributed as cash dividends. The total amount of our restricted net assets was RMB2,210.0 million ($311.6 million) as of September 30, 2009. In addition, if our operating businesses in China incur further debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Limitations on the ability of our operating businesses in China to pay dividends to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business. Accordingly, if for any of the above or other reasons, we do not receive dividends from our operating businesses in China, our liquidity, financial condition and ability to make dividend distributions to our shareholders will be materially and adversely affected.

Fluctuations in the value of RMB will affect the amount of our non-RMB debt service in RMB terms and affect the value of, and dividends payable on, our ADSs in foreign currency terms.

The value of RMB depends, to a large extent, on China’s domestic and international economic, financial and political developments and government policies, as well as the currency’s supply and demand in the local and international markets. For over 10 years from 1994, the conversion of RMB into foreign currencies, including the U.S. dollar, was based on exchange rates set and published daily by People’s Bank of China in light of the previous day’s inter-bank foreign exchange market rates in China and the then current exchange rates on the global financial markets. The official exchange rate for the conversion of RMB into the U.S. dollar was largely stable until July 2005. On July 21, 2005, People’s Bank of China revalued RMB by reference to a basket of foreign currencies, including the U.S. dollar. As a result, the value of RMB appreciated by 2% on that day. The China central bank allowed the official RMB exchange rate to float against a basket of foreign currencies, and the RMB has further appreciated by 18.8% against the U.S. dollar as of November 5, 2009. In July 2008, the China central bank established a narrow band within which the RMB could fluctuate against these currencies, the practical effect of which has been to re-peg the RMB to the U.S. dollar. Fluctuation of the value of RMB will affect the amount of our non-RMB debt service in RMB terms since we have to convert RMB into non-RMB currencies to service our foreign debt. Since our income and profits are denominated in RMB, any appreciation of RMB will also increase the value of, and any dividends payable on, our ADSs in foreign currency terms. Conversely, any depreciation of RMB will decrease the value of, and any dividends payable on, our ADSs in foreign currency terms.

Restrictions on currency exchange may limit our ability to receive dividends from our operating businesses in China and their ability to obtain overseas financing.

Our operating businesses in China may convert a portion of RMB held by them into foreign currencies to meet its foreign currency obligations, including, among others, payments of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, our operating businesses in China are able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange, by complying with certain procedural requirements. However, we cannot assure you that China government will not take measures in the future to restrict access to foreign currencies for current account transactions, including payment of dividends.

Foreign exchange transactions for capital account items, such as direct equity investments, loans and repatriation of investments, by our operating businesses in China continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities, including the State Administration of Foreign Exchange. In particular, if our operating businesses in China borrow foreign currency-denominated loans from us or other foreign lenders, these loans must be registered with the local offices of the State Administration of Foreign Exchange. These limitations could affect their ability to obtain additional equity or debt funding that is denominated in foreign currencies.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit our ability to use the proceeds of this offering to make additional capital contributions or loans to our PRC operating businesses.

Any capital contributions or loans that we, as an offshore company, make to our PRC operating businesses, including from the proceeds of this offering, are subject to PRC regulations. For example, any of our loans to our PRC operating businesses cannot exceed the difference between the total amount of investment our PRC operating businesses are approved to make under relevant PRC laws and their respective registered capital, and must be registered with the local branch of the State Administration of Foreign Exchange as a procedural matter. In addition, our capital contributions to our PRC operating businesses must be approved by the National Development and Reform Commission and the Ministry of Commerce or their local counterpart and registered with the State Administration for Industry and Commerce or its local counterpart. We cannot assure you that we will be able to obtain these approvals on a timely basis, or at all. If we fail to obtain such approvals, our ability to make equity contributions or provide loans to our PRC operating businesses or to fund their operations may be negatively affected, which could adversely affect their liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments.

Furthermore, the State Administration of Foreign Exchange promulgated a new circular in August 2008 with respect to the administration of conversion of foreign exchange capital contribution of foreign invested enterprises into RMB. Pursuant to this new circular, RMB converted from foreign exchange capital contribution can only be used for the activities within the approved business scope of such foreign invested enterprise and cannot be used for domestic equity investment or acquisition unless otherwise allowed by PRC laws or regulations. As a result, we may not be able to increase the capital contribution of our operating subsidiaries and subsequently convert such capital contribution into RMB for equity investment or acquisition in China.

Risks Relating to Our Securities and This Offering

An active trading market for our shares, warrants or our ADSs may not develop and the trading price for our warrants and ADSs may fluctuate significantly.

Prior to this offering, there has been no public market for our ADSs or warrants or our shares underlying our ADSs and warrants. If an active public market for our ADSs or warrants does not develop after this offering, the market price and liquidity of our ADSs or warrants may be adversely affected. Although we have applied to list our ADSs and warrants on the NYSE, a liquid public market for our ADSs and warrants may not develop. The initial public offering price for our units was determined by negotiation between us and the underwriters and the price at which the ADSs and warrants are traded after this offering may decline below the initial public offering price, which means you may experience a decrease in the value of your ADSs or warrants regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our results of operations and financial condition.

Stock prices of companies with business operations primarily in China have fluctuated widely in recent years, and the trading prices of our ADSs and warrants are likely to be volatile, which could result in substantial losses to investors.

The trading prices of our ADSs and warrants are likely to be volatile and could fluctuate widely in response to factors beyond our control. In particular, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs and warrants. Recently, a number of PRC-based companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these PRC-based companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC-based companies listed in the United States and consequently may impact the trading performance of our ADSs and warrants. These broad market and industry factors may significantly affect the market price and volatility of our ADSs and warrants, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume of our ADSs and warrants may be highly volatile for specific business reasons. Factors such as variations in our financial results, announcements of new business initiatives by us or by our competitors, recruitment or departure of key personnel, changes in the estimates of our financial results or changes in the recommendations of any securities analysts electing to follow our securities or the securities of our competitors could cause the market price for our ADSs and warrants to change substantially. Any of these factors may result in large and sudden changes in the trading volume and price for our ADSs and warrants.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.

The initial public offering price of our units is substantially higher than the book value per share of the outstanding shares after this offering. Therefore, based on an assumed initial public offering price of $16.00 per unit, if you purchase our units in this offering you will suffer immediate and substantial dilution of approximately $9.16 per unit. If outstanding options and warrants with respect to our shares are exercised, you will experience additional dilution. See “Dilution.”

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our future ability to raise capital through offerings of our ADSs.

There will be 144,119,181 ordinary shares outstanding immediately after this offering, or 145,525,431 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full. In addition, there are outstanding options and warrants to purchase an aggregate of 39,899,252 ordinary shares, including options and warrants to purchase an aggregate of 29,539,900 ordinary shares immediately exercisable as of the date of this prospectus, in addition to the 3,125,000 warrants included in the units being sold in this offering. All of the ADSs sold in this offering will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, or the Securities Act, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Subject to the 180-day lock-up restrictions described below and other applicable restrictions and limitations under Rule 144 of the Securities Act of 1933, all of our shares outstanding prior to this offering will be eligible for sale in the public market. In addition, the ordinary shares subject to options and warrants for the purchase of our ordinary shares will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements described below and Rules 144 and 701 under the Securities Act of 1933. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our ADSs could decline.

In connection with this offering, we and our directors, officers and shareholders have agreed, subject to some exceptions, not to sell any common shares or ADSs for 180 days after the date of this prospectus without the written consent of the underwriters. However, the underwriters may release these securities from these lock-up restrictions at any time. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

Future issuances of ordinary shares or ADSs may depress the trading price of our ADSs.

Any issuance of equity securities after this offering could dilute the interests of our existing shareholders and could substantially decrease the trading price of our ADSs. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions and other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

The conversion price of our convertible redeemable preferred shares will be based on the deemed purchase price per share of the ordinary shares underlying the ADSs sold in this offering.

The number of ordinary shares into which our Series A convertible redeemable preferred shares, Series B convertible redeemable preferred shares and Series C convertible redeemable preferred shares are convertible will be equal to 60%, 60% and 70%, respectively, of the price at which ordinary shares underlying ADSs are sold in this Offering.

Since units, rather than individual ADSs and warrants, are being sold in this Offering, in order to determine the price at which the ADSs are being sold as part of the unit, our Board of Directors was required to allocate the sale price of the unit between the ADS and the warrant which makes up each unit. In our Board of Directors’ reasonable and informed business judgment based on available information, assuming a $16 price for the unit, our Board of Directors allocated $14.80 to the ADS. As a result and because each ADS represents three ordinary shares, the conversion price for our convertible redeemable preferred shares will be based on a $4.9333 value of our ordinary shares. A third party valuator was not engaged in connection with this allocation. While the Company is not aware of any reasonable basis for any party to challenge such allocation, to the extent a party commenced legal action regarding such allocation between the ADSs and the warrants, such action could be expensive and divert management resources from the operation of the business. In addition, any successful re-allocation could result in the number of ordinary shares into which our convertible redeemable preferred shares are converted.

Our outstanding warrants may materially and adversely affect the market price of our ADSs.

The units being sold in this offering include warrants to purchase 9,375,000 ordinary shares (or 10,781,250 ordinary shares if the over-allotment option is exercised in full). The potential issuance of additional ordinary shares on exercise of these warrants could materially and adversely affect the market price of our ADSs. This is because exercise of the warrants will increase the number of issued and outstanding ordinary shares and thus may dilute the net tangible book value per ADS. Additionally, the sale or possibility of sale of the ordinary shares underlying the warrants could have an adverse effect on our ability to obtain other financing.

You will not be able to exercise your warrants if we do not have an effective registration statement in place when you desire to do so.

No warrants will be exercisable, and we will not be obligated to issue ordinary shares upon exercise of warrants by a holder unless, at the time of such exercise, we have a registration statement under the Securities Act in effect covering the ordinary shares issuable upon the exercise of the warrants and a current prospectus relating to ordinary shares is available. We have agreed to use our best efforts to have a registration statement in effect covering ordinary shares issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to ordinary shares until the warrants expire or are redeemed. However, we cannot assure you that we will be able to do so. Additionally, we have no obligation to settle the warrants for cash in the absence of an effective registration statement or under any other circumstances. The warrants may be deprived of any value, the market for the warrants may be limited, the holders of warrants may not be able to exercise their warrants if there is no registration statement in effect covering the ordinary shares issuable upon the exercise of the warrants, or the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current and the warrants may expire worthless. As a result, because the warrants may expire worthless, purchasers of our units could effectively be paying the $16 per unit purchase price solely for the ADSs underlying the units.

Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering.

Our allocation of the net proceeds to be received by us of this offering is based on current plans and business conditions. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive and market developments and the number and type of new projects, we undertake. Accordingly, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering, pending investment in operating assets or businesses, may be placed in investments that do not produce income or that lose value.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

If we offer holders of our shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you if it is lawful and reasonably practicable. However, the depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. In addition, U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, you may be unable to participate in our rights offerings and may experience dilution of your holdings as a result.

A significant percentage of our outstanding ordinary shares are held by a small number of our existing shareholders, and these shareholders may have significantly greater influence on us and our corporate actions by nature of the size of their shareholdings relative to our public shareholders.

Vicis Capital Master Fund will own 30.0% and CPI Ballpark Investments Ltd. and Blue Ridge Investment, LLC, both of which are subsidiaries of Bank of America Corporation, will own an aggregate of 26.8% of our voting shares upon completion of this offering, assuming no exercise of the underwriters’ overallotment options. Each of these shareholders is expected to be an affiliate within the meaning of the Securities Act after this offering, due to the size of their respective shareholdings in us. Following this offering, Vicis Master Fund is expected to have one board representative on our seven director board. Accordingly, these shareholders have had, and may continue to have, significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. In addition, unless we obtain the consent of these shareholders, we could be prevented from entering into transactions that could be beneficial to us.

Anti-takeover provisions in our charter documents may discourage a third party from acquiring us, which could limit our shareholders’ opportunities to sell their shares at a premium.

Our Amended and Restated Memorandum and Articles of Association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in a change-of-control transaction. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

For example, our board of directors will have the authority, without further action by our shareholders, to issue new preferred shares in one or more tranches, which may have powers and rights, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, greater than the rights associated with our ordinary shares. These new preferred shares could thus be issued quickly, and could have terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if our board of directors issues new preferred shares, the market price of our ADSs or warrants may fall and the voting and other rights of the holders of our ordinary shares may be adversely affected.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law and it is difficult to enforce certain judgments, you may have less protection of your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

The Cayman Islands courts are unlikely:

•	to recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	to entertain original actions brought against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands. You should also read “Description of Share Capital — Differences in Corporate Law” for some of the differences between the corporate and securities laws in the Cayman Islands and the United States.

You will have limited ability to bring an action in the Cayman Islands or in China against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands and because we conduct a majority of our operations in China.

We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China. Most of our directors and officers reside outside the United States and substantially all of the assets of those persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Unlike many jurisdictions in the United States, Cayman Islands law does not specifically provide for shareholder appraisal rights on a merger or consolidation of a company where the shares of the company are listed on a recognized stock exchange or inter-dealer quotation system. This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation or to require that the offer or give you additional consideration if you believe the consideration offered is insufficient.

Shareholders of Cayman Islands exempted companies such as ourselves have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Conformed Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Your ability to protect your rights as shareholders through the U.S. federal courts may be limited because we are incorporated under Cayman Islands law.

Cayman Islands companies may not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a U.S. federal court may be limited.

The voting rights of holders of ADSs must be exercised in accordance with the terms of the deposit agreement, the ADRs, and the procedures established by the depositary. The process of voting through the depositary may involve delays that limit the time available to you to consider proposed shareholders’ actions and also may restrict your ability to subsequently revise your voting instructions.

Holders of our ADSs may only exercise their voting rights with respect to the underlying shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying shares in accordance with these instructions. Under our Amended and Restated Memorandum and Articles of Association and Cayman Islands law, the minimum notice period required for convening a general meeting is 21 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you to give your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to send voting information to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your shares are not voted as you requested.

Except in limited circumstances, the depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our shares underlying your ADSs at shareholders’ meetings if it does not receive your voting instructions, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders.

The effect of this discretionary proxy is that we will be able to control the voting of the shares underlying your ADSs if you fail to instruct the depository in time, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our shares are not subject to this discretionary proxy.

You may not receive distributions on our shares or any value for them if it is illegal or impractical for us to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our shares or other deposited securities after deducting its fees and expenses.

You will receive these distributions in proportion to the number of our shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. We have no obligation to take any other action to permit the distribution of our ADSs, shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.

You may be subject to limitations on transfers of your ADSs.

Your ADSs, represented by ADRs, are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is necessary or advisable to do so in connection with the performance of its duty under the deposit agreement, including due to any requirement of law or any government or governmental body, or under any provision of the deposit agreement.

We may be a passive foreign investment company, which could lead to additional taxes for U.S. holders of our warrants, ADSs or ordinary shares.

We do not expect to be, for U.S. federal income tax purposes, a passive foreign investment company, or a PFIC, which is a foreign company for which, in any given taxable year, either at least 75% of its gross income is passive income, which means income from trade or business activities in which a person does not materially participate, or investment income in general, or at least 50% of its assets produce or are held to produce passive income, for our 2009 taxable year and we expect to operate in such a manner so as not to become a PFIC for any future taxable year. However, because the determination of PFIC status for any taxable year cannot be made until after the close of such year and requires extensive factual investigation, including ascertaining the fair market value of our assets on a quarterly basis and the character of each item of gross income that we earn, we cannot assure you that we will not become a PFIC for our 2009 taxable year or any future taxable year. If we are or become a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to the warrants, ADSs or ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. See “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Operating and Financial Review and Prospects,” “Our Industry” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. These forward-looking statements include, among other things, statements relating to:

•	our business strategies and plan of operations;

•	our ability to acquire productive hydroelectric companies and assets;

•	our capital expenditure and funding plans;

•	our operations and business prospects;

•	our dividend policy;

•	estimates of production of and tariffs applicable to our hydropower plants;

•	projects under development, construction and planning;

•	the regulatory environment for the power industry in general and the level of policy support for renewable energy; and

•	future developments in the PRC hydropower industry.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:

•	supply and demand changes in the electric power markets, in particular in relation to the current economic slowdown in China as well as the global economic downturn;

•	changes in electricity tariffs in the regions in which we operate;

•	our production and transmission capabilities;

•	availability of sufficient and reliable transmission resources;

•	our relationship with, and other conditions affecting, the power grids we service;

•	risks inherent to hydroelectric power production, in particular hydrological conditions, as well as changes in geologic conditions and equipment failure;

•	weather conditions or catastrophic weather-related damage;

•	competition, in particular increased supply of power generated by renewable energy resources available to the power grids we service;

•	our plans and objectives for future operations and expansion or consolidation;

•	the effectiveness of our cost-control measures;

•	inflationary trends and interest rate changes;

•	the effects of changes in currency exchange rates;

•	environmental laws, including those directly affecting our operations, and those affecting our customers’ demand for electricity;

•	changes in political, economic, legal and social conditions in China, including the PRC government’s specific policies with respect to investment in the hydroelectric and power industries, economic growth, inflation, foreign exchange and the availability of credit; and

•	our liquidity and financial condition.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

USE OF PROCEEDS

We expect that the net proceeds we will receive from the sale of the units offered by us will be approximately $35.1 million, based on an assumed initial public offering price of $16 per unit and after deducting the estimated underwriting discount and estimated offering expenses payable by us. If the underwriters exercise their option to purchase up to 468,750 additional units from us in full, our net proceeds will be approximately $38.5 million after deducting the estimated underwriting discount and estimated offering expenses. A $1 increase/(decrease) in the assumed initial public offering price of $16 per unit would increase/(decrease) the net proceeds to us from this offering by approximately $2.9 million, or approximately $3.3 million if the underwriters exercise their option to purchase up to 468,750 additional units from us in full, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount, the non-accountable expense allowance and estimated offering expenses payable by us.

The primary purposes of this offering are to gain access to the broader capital markets to assist our future business development, to create a public market for our ordinary shares for the benefit of all shareholders, to retain talented employees by providing them with equity incentives and to obtain additional capital. We intend to use our net proceeds from this offering to acquire hydroelectric power companies and assets and for the development of new hydropower plants in China, for working capital and for general corporate purposes. We do not currently have more specific plans to acquire any particular hydropower plant using the net proceeds from this offering and have not entered into any agreement with respect to any such potential acquisition.

We have not yet determined all of our expected expenditures, and we cannot estimate the amounts to be used for the purposes set forth above. The amounts and timing of any expenditures will depend on the availability of acquisition opportunities on terms acceptable to us. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our units. It is possible that we may become a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse tax consequences for you. These consequences are described in more detail in “Risk Factors — Risks Relating to our Securities and This Offering — We may be a passive foreign investment company, which could lead to additional taxes for U.S. holders of our warrants, ADSs or ordinary shares” and “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company.”

In utilizing the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our existing and any future PRC subsidiaries and investee companies through capital contributions or loans subject to satisfaction of applicable government registration and approval requirements. We may not be able to obtain these government registrations or approvals on a timely basis, or at all. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit us from using the proceeds of this offering to make additional capital contributions or loans to our PRC operating businesses.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009 presented on:

•	an actual basis; and

•	an as adjusted basis, to give effect to (1) the net proceeds to us from the sale of $20.0 million of Series C convertible redeemable preferred shares on October 27, 2009, (2) the automatic conversion of all of our outstanding Series A, Series B and Series C convertible redeemable preferred shares into ordinary shares upon closing of this offering and (3) the issuance and sale of ordinary shares in the form of ADSs offered by us hereby at an assumed initial public offering price of $16 per unit, after deducting underwriting discount, the non-accountable expense allowance and estimated offering expenses payable by us and assuming no exercise of the underwriters’ overallotment option and excluding the ordinary shares issuable upon the exercise of the warrants included in the units.

You should read this table in conjunction with “Operating and Financial Review and Prospects” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2009
	Actual	As Adjusted
	(unaudited)
	(US$ in thousands, except
	per share data)

Short-term bank borrowings(1)	7,097	7,097
Current portion of long-term bank borrowings(2)	20,545	20,545
Non-current portion of long-term bank borrowings(2)	217,418	217,418

Mezzanine equity:
Series A convertible redeemable preferred shares, $0.001 par value; 2,500,000 shares authorized and 152,193 shares issued and outstanding (actual) and nil shares issued and outstanding (as adjusted)	178,533	—
Series B convertible redeemable preferred shares, $0.001 par value; 2,500,000 shares authorized and 129,000 shares issued and outstanding (actual) and nil shares issued and outstanding (as adjusted)	144,857	—
Series C convertible redeemable preferred shares, $0.001 par value; 1,000,000 shares authorized and 20,000 shares issued and outstanding (actual) and nil shares issued and outstanding (as adjusted)	—	—
Shareholders’ equity:
Ordinary shares, $0.001 par value, 130,000,000 shares authorized (actual) and 400,000,000 shares authorized (as adjusted)(3); 15,541,666 shares issued and outstanding; and 139,961,550 outstanding on an as-adjusted basis	16	140
Additional paid-in capital	35,991	414,307
Accumulated other comprehensive income	11,032	11,032
Accumulated deficit	(68,286)	(69,971)
Noncontrolling interests	839	839
Total shareholders’ equity (deficit)	(20,408)	356,347

Total capitalization	548,042	601,407

(1)	The short-term bank borrowings outstanding as of September 30, 2009 comprised RMB denominated loans of $2.1 million, $0.6 million and $4.4 million obtained by Yuheng, Yuanping and Zhougongyuan, respectively. The short-term loan of Yuheng was obtained from the original shareholders and is unsecured, interest-free and has no fixed term of repayment. The short-term loan of Yuanping was obtained from Fujian Dachuang Hydroelectric Group, Ltd., the original entrusted management of Yuanping, and is unsecured, interest-free and has no footnotes continued on following page

fixed term of repayment. The short-term loan of Zhougongyuan was obtained from the Agricultural Bank of China Lishui Branch and is secured with the pledge of future electricity sales of Zhougongyuan, with an interest rate of 5.84% and is due in June, 2010.

(2)	The long-term bank borrowings outstanding as of September 30, 2009 comprised RMB denominated loans of $44.9 million, $18.3 million, $15.1 million, $32.9 million, $11.6 million, $43.5 million, $22.0 million, $21.7 million, $15.8 million and $12.2 million obtained by Wuliting, Yingchuan, Binglangjiang, Zhougongyuan, Yuanping, Banzhu, Wangkeng, Yuheng, Ruiyang and Shapuloug, respectively. The long-term loans are secured with the pledge of the property, plant and equipment, and future electricity sales of the respective entity or guaranteed by third parties, and are due between 2009 and 2027.

(3)	The amended and restated memorandum of association of the Company that is to become effective upon the closing of this offering, which was approved by a special resolution adopted by the Company’s shareholders on October 20, 2009, authorizes 400,000,000 shares of a par value of $0.001 each.

DILUTION

If you invest in our securities, your interest will be diluted to the extent of the difference between the initial public offering price per ADS, assuming no value is attributed to the warrants in the units and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value as of September 30, 2009 was approximately $189.8 million, or $12.21 per ordinary share outstanding at that date. Net tangible book value per ordinary share is determined by dividing our net tangible book value by the number of outstanding ordinary shares. The exercise of the warrants included in the units may cause the actual dilution to new investors to be higher. Our net tangible book value is determined by subtracting the value of our acquired net intangible assets, goodwill, total liabilities and noncontrolling interests from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share from the initial public offering price per ordinary share. Each ADS represents three ordinary shares.

Without taking into account any other changes in such net tangible book value after September 30, 2009, other than to give effect to (i) the net proceeds to us from the sale of $20.0 million of Series C convertible redeemable preferred shares on October 27, 2009, (ii) the conversion upon completion of this offering of all of our Series A, Series B and Series C convertible redeemable preferred shares, and paid-in-kind dividends accrued but not issued on our Series A, Series B and Series C convertible redeemable preferred shares into ordinary shares and (iii) our sale of the 3,125,000 ADSs representing 9,375,000 ordinary shares offered hereby at the initial public offering price of $16 per unit, with estimated net proceeds of $35.1 million after deducting underwriting discounts, the non-accountable expense allowance and estimated offering expenses, our pro forma net tangible book value as of September 30, 2009 would have been $243.2 million, $1.85 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and $5.55 per ADS. This represents an immediate decrease in pro forma net tangible book value of $10.36 per ordinary share, or $31.08 per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of $3.48 per ordinary share, or $10.45 per ADS, to new investors in this offering.

Further assuming our outstanding warrants and options with an exercise price below our public offering price per ordinary share in this offering have been exercised in full, our pro forma net tangible book value as of September 30, 2009 would have been $354.8 million, or $2.28 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and $6.84 per ADS. This represents an immediate decrease in pro forma net tangible book value of $9.93 per ordinary share, or $29.79 per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of $3.05 per ordinary share, or $9.16 per ADS, to new investors in this offering. The following table illustrates such per ordinary share and per ADS dilution:

	Per Ordinary Share	Per ADS

Initial public offering price	$5.33	$16.00
Net tangible book value as of September 30, 2009	$12.21	$36.63
Increase in net tangible book value attributable to price paid by Series C investor	$1.18	$3.54
Decrease in net tangible book value attributable to the conversion of all our Series A, Series B and Series C convertible redeemable preferred shares, and paid-in-kind dividends accrued but not issued on our Series A, Series B and Series C convertible redeemable preferred shares, into ordinary shares	$11.69	$35.07
Increase in net tangible book value attributable to price paid by new investors	$0.15	$0.45

	Per Ordinary Share	Per ADS

Pro forma net tangible book value after (i) the net proceeds to us from the sale of $20.0 million of Series C convertible redeemable preferred shares on October 27, 2009, (ii) this offering, (iii) the conversion of the Series A, Series B and Series C convertible redeemable preferred shares, and paid-in-kind dividends accrued but not issued on our Series A, Series B and Series C convertible redeemable preferred shares, into ordinary shares	$1.85	$5.55
Dilution in net tangible book value to new investors in this offering	$3.48	$10.45

Increase in net tangible book value assuming conversion into ordinary shares of all outstanding warrants and options with an exercise price below our public offering price	$0.43	$1.29
Pro forma net tangible book value after (i) the net proceeds to us from the sale of $20.0 million of Series C convertible redeemable preferred shares on October 27, 2009, (ii) this offering, (iii) the conversion of the Series A, Series B and Series C convertible redeemable preferred shares, and paid-in-kind dividends accrued but not issued on our Series A, Series B and Series C convertible redeemable preferred shares, into ordinary shares, and (iv) exercise of all outstanding options and warrants with an exercise price below our public offering price	$2.28	$6.84
Dilution in net tangible book value to new investors in this offering	$3.05	$9.16

Note:  The pro forma information discussed above is illustrative only.

Assuming (i) no exercise of our outstanding options and warrants and (ii) the number of ADSs representing ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount, the non-accountable expense allowance and estimated offering expenses payable by us, a $1.00 increase/(decrease) in the assumed initial public offering price of $16 per unit, would (decrease)/increase our pro forma net tangible book value by $2.9 million, the pro forma net tangible book value per ordinary share after this offering by $0.02 per ordinary share, including ordinary shares underlying our outstanding ADSs, or $0.06 per ADS, and the pro forma as adjusted net tangible book value to new investors in this offering by $0.31 per ordinary share, or $0.93 per ADS.

Assuming (i) exercise in full of our outstanding options and warrants with an exercise price below our public offering price and (ii) the number of ADSs representing ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount, the non-accountable expense allowance and estimated offering expenses payable by us, a $1.00 increase/(decrease) in the assumed initial public offering price of $16 per unit, would (decrease)/increase our pro forma net tangible book value by $2.9 million, the pro forma net tangible book value per ordinary share after this offering by $0.02 per ordinary share, including ordinary shares underlying our outstanding ADSs, or $0.06 per ADS, and the pro forma net tangible book value to new investors in this offering by $0.31 per ordinary share, or $0.93 per ADS.

Further assuming the underwriters’ overallotment is exercised in full, our pro forma net tangible book value as of September 30, 2009 would have been $361.7 million, $2.31 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and $6.93 per ADS. This represents an immediate decrease in pro forma net tangible book value of $9.91 per ordinary share, or $29.73 per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of $3.03 per ordinary share, or $9.09 per ADS, to new investors in this offering.

The following table summarizes, on a pro forma basis as of September 30, 2009, the differences between the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share and ADS that existing shareholders and new investors paid at an assumed initial public offering price of $16 per unit before deducting estimated underwriting discounts, the non-accountable expense allowance and offering expenses payable by us.

	Ordinary Shares				Average	Average
	Purchased		Total Consideration		Price per	Price per
	Number	Percentage	Amount	Percentage	Share	ADS
	(US$ in thousands)

Existing shareholders	130,586,550	93.3%	$342,300	87.3%	$2.62	$7.86
New investors	9,375,000	6.7%	$50,000	12.7%	$5.33	$16.00
Total	139,961,550	100%	$392,300	100%

A $1.00 increase/(decrease) in the assumed initial public offering price of $16 per unit would increase/(decrease) total consideration paid by new investors in this offering, total consideration paid by all shareholders and the average price per ordinary share and ADS paid by all shareholders by $3.1 million, $3.1 million, $0.02 and $0.06, respectively, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and before deducting estimated underwriting discounts, the non-accountable expense allowance and offering expenses payable by us.

Assuming no exercise of our outstanding options and warrants and that the underwriters’ overallotment option is exercised in full, the new investors will own 7.6% of our outstanding shares and will have provided 14.4% of the total amount paid to fund our company.

Further assuming our outstanding warrants and options with an exercise price below our public offering price per ordinary share in this offering have been exercised in full, the following table summarizes, on a pro forma basis as of September 30, 2009, the differences between the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share and ADS that existing shareholders and new investors paid at an assumed initial public offering price of $16 per unit, before deducting estimated underwriting discounts, the non-accountable expense allowance and offering expenses payable by us.

	Ordinary Shares				Average	Average
	Purchased		Total Consideration		Price per	Price per
	Number	Percentage	Amount	Percentage	Share	ADS
	(US$ in thousands)

Existing shareholders	154,497,961	89.2%	$453,883	81.9%	$2.94	$8.81
New investors	18,750,000	10.8%	$100,000	18.1%	$5.33	$16.00
Total	173,247,961	100%	$553,883	100%

Further assuming our outstanding warrants and options with an exercise price below our public offering price per ordinary share in this offering have been exercised in full, a $1.00 increase/(decrease) in the assumed initial public offering price of $16 per unit would increase/(decrease) total consideration paid by new investors in this offering, total consideration paid by all shareholders, the average price per ordinary share and ADS paid by all shareholders by $3.1 million, $3.1 million, $0.02 and $0.06, respectively, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and before deducting estimated underwriting discounts, the non-accountable expense allowance and offering expenses payable by us.

If our warrants and options were exercised in full and the underwriters’ overallotment option is exercised in full, the new investors will own 11.5% of our outstanding shares and will have provided 19.1% of the total amount paid to fund our company.

DIVIDENDS AND DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. According to our Conformed Articles of Association, dividends accrue and accumulate quarterly on the 15th day of each of March, June, September and December, or, if any such date is a Saturday, Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday. We declared and paid share dividends on our Series A convertible redeemable preferred shares at the rate of 0.0145 Series A convertible redeemable preferred shares per share, for an aggregate of 2,168 Series A convertible redeemable preferred shares, on March 15, 2008, and have accrued and accumulated a further 33,398 shares of Series A convertible redeemable preferred share dividends due to be issued as of January 15, 2010. Our Series B convertible redeemable preferred shares have accrued and accumulated an aggregate of 20,721 shares of Series B convertible redeemable preferred share dividends due to be issued as of January 15, 2010. Our Series C convertible redeemable preferred shares have accrued and accumulated 446 dividends of Series C convertible redeemable preferred shares due to be issued as of January 15, 2010. A further 71.2 Series A convertible redeemable preferred shares, 49.2 Series B convertible redeemable preferred shares and 5.6 Series C convertible redeemable preferred shares will accrue each day from January 16, 2010 to the date of the closing of this offering. These dividends will be paid to our preferred shareholders in the form of ordinary shares simultaneously with the automatic conversion of all of our preferred shares immediately prior to the consummation of this offering. We currently intend to retain all of our available funds and future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition and our ability to receive dividends from our operating subsidiaries. If we pay any dividends, we will pay our ADS holders dividends with respect to their underlying shares to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares”. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

Current regulations in China permit our PRC subsidiaries to pay dividends to us only out of their respective accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of these subsidiaries to make dividends and other payments to us may be restricted by factors that include changes in applicable foreign exchange laws and other laws and regulations. In particular, wholly foreign-owned enterprises in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund their reserve fund unless such reserve fund has reached 50% of their respective registered capital and to set aside a percentage of their after-tax profits, if any, to their employee bonus and welfare fund which is decided by their respective boards of directors. Sino-foreign equity joint ventures are also required to set aside a percentage of their annual after-tax profits, if any, to their reserve fund, enterprise development fund and employee bonus and welfare fund at percentages that are decided by their respective boards of directors. Such cash reserve may not be distributed as cash dividends. In addition, if any of our PRC operating subsidiaries incurs further debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Some of our subsidiaries are restricted from paying dividends by the terms of outstanding loan agreements. See “Risk Factors—Risks Relating to our Company and the PRC Hydropower Industry—Certain of our operating subsidiaries are parties to loan agreements that provide for lender rights that may adversely affect our ability to operate our business and restrict our ability to pay dividends.”

We have established a Hong Kong holding company, China Hydroelectric Corporation (Hong Kong) Limited, and are reorganizing our corporate structure so that our PRC subsidiaries will be held through our Hong Kong holding company, resulting in a more efficient and centralized management structure. Subject to the approval of the competent tax authority, such restructuring may also result in a reduction of the withholding tax on dividends paid from our PRC subsidiaries to us from a rate of 10.0% to 5.0%. See “Operating and Financial Review and Prospects — Holding Company Structure”. We are currently in the process of transferring all the shares of our PRC subsidiaries to China Hydroelectric Corporation (Hong Kong) Limited. We expect this process to be completed by the second quarter of 2010.

EXCHANGE RATES

Our financial statements and other financial data included in this prospectus are presented in U.S. dollars. Our business and operations are primarily conducted in China through our PRC subsidiaries. The functional currency of our PRC subsidiaries is RMB and their revenues and expenses are denominated in that currency. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.8262 to $1.00, the noon buying rate in effect as of September 30, 2009. We make no representation that any RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in our shareholders’ equity. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On November 27, 2009, the noon buying rate was RMB6.8272 to $1.00.

The following table sets forth, for each of the periods indicated, the low, average, high and period-end noon buying rates in New York City for cable transfers, in RMB per U.S. dollar, as certified for customs purposes by the Federal Reserve Bank of New York. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Renminbi per U.S. Dollar Noon Buying Rate
Period	Period End	Average(1)	Low	High

2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009
nine months ended September 30	6.8262	6.8306	6.8470	6.8176
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October	6.8264	6.8267	6.8292	6.8248
November	6.8265	6.8271	6.8300	6.8255
December	6.8259	6.8275	6.8299	6.8244

(1)	Averages for a period are calculated by using the average of the exchange rates at the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

Source: Federal Reserve Statistical Release.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and these securities laws provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be submitted to arbitration.

All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals and residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Appleby, our counsel as to Cayman Islands law, DLA Piper Hong Kong, our counsel as to Hong Kong law, and Global Law Office, our counsel as to PRC law, have advised us, respectively, that, in their opinion, there is uncertainty as to whether the courts of the Cayman Islands, Hong Kong and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Appleby has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may, in their opinion, be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the ordinary law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us; however, in the opinion of Appleby, the Cayman Island courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law would be determined by the Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

DLA Piper Hong Kong has advised us that the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap 319) whose judgments are registrable, hence a United States judgment is not capable of becoming enforceable in Hong Kong by way of registration as provided for by the said Ordinance. However, a judgment of a court in the United States, which is final and conclusive and for a definite monetary sum may, in their opinion, be sued upon by the judgment creditor in Hong Kong in common law, pleading the foreign judgment as a cause of action. In the opinion of DLA Piper Hong Kong, judgments of United States courts predicated upon the civil liability provisions of the securities laws of the United States can be impeached and denied enforceability by the Hong Kong courts if the judgment is considered to be based on a public law, being all rules and regulations enforced as an assertion of the authority of central or local government; penal law, being a law which punishes or prevents criminal offence; or revenue law, being a law which includes non-contractual payment of money or kind in favour of a central or local government, such as income tax.

Global Law Office has advised us further that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other agreement of reciprocity between the PRC and the United States governing the recognition of a judgment, there is in the opinion of Global Law Office uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

You will have limited ability to bring an action in the Cayman Islands or in the PRC against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands and because we conduct substantially all of our business operations in the PRC. See “Risk Factors—Risks Relating to Our Securities and This Offering.”

OUR CORPORATE HISTORY AND STRUCTURE

History and Development

We were formed in July 2006 as an exempted company under the laws of the Cayman Islands to serve as a vehicle for the acquisition of hydroelectric assets in China. At the time of our formation we considered, but did not pursue, operating as a publicly traded special purpose acquisition company. We did not have any operating business until the completion of our first acquisition in April 2007. Key events in our corporate development since our formation include the following. Please note that U.S. dollar translations provided below are derived from our consolidated financial statements presented elsewhere in this prospectus.

•	in November 2006, we raised $50.0 million through the sale of convertible notes in a private placement to institutional investors;

•	in April 2007, we established a wholly owned subsidiary, Beijing A.B.C. Investment Consulting Co., Ltd. in Beijing, China, which provides management and other consulting services to our hydropower plants in China;

•	in April 2007, we acquired Yunnan Huabang Electric Power Development Co., Ltd., which owns and operates the Binglangjiang I hydropower plant, with an installed capacity of 21.0 MW, and which has the right to complete construction of, and operate, the Binglangjiang II hydropower plant, with a design capacity of 20.0 MW, both in Yingjiang County, Dehong Prefecture, Yunnan province, for a total consideration of RMB50.0 million ($6.5 million). In addition, we made a cash advance to the company of RMB125.0 million ($16.2 million) in April 2007 prior to the completion of the acquisition. Binglangjiang is considered our predecessor company for SEC reporting purposes, as we acquired substantially all of the business of Binglangjiang and our own operations prior to that acquisition were insignificant compared to the operations of Binglangjiang;

•	in May 2007, we acquired, through an asset purchase, the Liyuan hydropower plant, a completed project with an installed capacity of 12.0 MW located in Cangxi County, Guangyuan City, Sichuan province, from Cangxi County Jianghe Hydroelectric Power Development Co., Ltd., for a purchase price of RMB77.0 million ($10.0 million) in cash. We established at that time Sichuan Huabang Hydroelectric Development Co., Ltd. to own and operate the plant;

•	in December 2007, we acquired a 50.0% equity interest in Yunhe County Shapulong Hydropower Generation Co., Ltd., which owns and operates the Shapulong hydropower plant, with an installed capacity of 25.0 MW, located in Yunhe County, Lishui City, Zhejiang province, for a purchase price of RMB33.0 million ($4.5 million) in cash. In August 2009, we acquired a 13.0% equity interest in the company for a purchase price of RMB8.6 million ($1.3 million) and a further 37.0% equity interest in the company for a purchase price of RMB21.0 million ($3.1 million);

•	in January 2008, we raised $150.0 million in a private placement of Series A convertible redeemable preferred shares to institutional investors;

•	in January 2008, we acquired Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd., which owns and operates the Yingchuan hydropower plant, with an installed capacity of 40.0 MW, located in Jingning County, Lishui City, Zhejiang province, for a total consideration of RMB304.0 million ($42.3 million), which was comprised of a cash purchase price of RMB291.4 million ($40.6 million) and a payment of RMB12.6 million ($1.8 million) to settle all of the liabilities of the company;

•	in January 2008, we acquired Qingtian Wuliting Hydroelectric Development Co., Ltd., which owns and operates the Wuliting hydropower plant, with an installed capacity of 42.0 MW, located in Qingtian County, Lishui City, Zhejiang province, for a purchase price of RMB342.1 million ($47.6 million), which was comprised of a cash purchase price of

RMB206.9 million ($28.8 million) and a payment of RMB135.3 million ($18.8 million) to settle all of the liabilities of the company;

•	in January 2008, we acquired Suichang County Jiulongshan Hydroelectric Development Co., Ltd., which owns the Zhougongyuan hydropower plant, with a design capacity of 53.6 MW, located in Suichang County, Lishui City, Zhejiang province, for a purchase price of RMB157.3 million ($21.9 million) in cash. We were obligated to make a cash injection into the company of RMB250.0 million ($34.8 million) to complete the construction of the project under the original agreement;

•	in July 2008, we raised $101.0 million in a private placement of Series B convertible redeemable preferred shares to institutional investors;

•	in August 2008, we raised $28.0 million in a private placement of Series B convertible redeemable preferred shares to institutional investors;

•	in October 2008, we acquired a 90.0% equity interest in Sanming Zhongyin Banzhu Hydroelectric Co., Ltd., which owns and operates the Banzhu hydropower plant, with an installed capacity of 45.0 MW, located in Sanming City, Fujian province, for a purchase price of RMB134.2 million ($19.6 million) in cash. We were obligated to make a capital injection of RMB104.9 million ($15.4 million) to the company to finance its future operations after the acquisition, of which RMB21.2 million ($3.1 million) was made in March 2009, and the remaining capital injection of RMB83.7 million ($12.3 million) will be made in 2010. In addition, pursuant to a supplemental agreement with the shareholders at the time, Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd. were entitled to receive the RMB59.2 million ($8.7 million) of current assets, including cash and cash equivalents, accounts receivable and amounts due from related parties of Banzhu as of the acquisition date. Subsequently, in January 2009, Sanming Ruifeng Hydropower Investment Co., Ltd. agreed to forego RMB7.0 million ($1.0 million) of the current assets that Sanming Ruifeng Hydropower Investment Co., Ltd. is entitled to receive. In March 2009, we acquired the remaining 10.0% equity interest in this company for a purchase price of RMB17.0 million ($2.5 million) in cash;

•	in October 2008, we acquired a 90.0% equity interest in Pingnan County Wangkeng Hydroelectric Co., Ltd., which owns and operates the Wangkeng hydropower plant, with an installed capacity of 40.0 MW, located in Pingnan County, Ningde City, Fujian province, for a purchase price of RMB220.5 million ($32.3 million) in cash;

•	in October 2008, we acquired Pingnan County Yuanping Hydroelectric Co., Ltd., which owns and operates the Yuanping hydropower plant, with an installed capacity of 16.0 MW, located in Pingnan County, Ningde City, Fujian province, for a purchase price of RMB58.0 million ($8.5 million) in cash;

•	in October 2008, we acquired Pingnan County Yuheng Hydropower Co., Ltd., which owns and operates the Yuheng hydropower plant, with an installed capacity of 30.0 MW, located in Pingnan County, Ningde City, Fujian province, for a purchase price of RMB121.0 million ($17.7 million) in cash;

•	in March 2009, Pingnan County Wangkeng Hydroelectric Co., Ltd, signed a RMB150.0 million ($22.0 million) loan agreement with Industrial Bank Co., Ltd., Ningde Branch to refinance the Wangkeng hydropower plant;

•	in March 2009, Qingtian Wuliting Hydroelectric Development Co., Ltd, signed a RMB219.6 million ($32.2 million) loan agreement with Bank of China, Lishui City Dayang Sub-branch to refinance the Wuliting hydropower plant;

•	in June 2009, Sanming Zhongyin Banzhu Hydroelectric Co., Ltd, signed a RMB294.9 million ($43.2 million) loan agreement with the Bank of China, Fujian Branch to refinance the Banzhu hydropower plant;

•	in June 2009, Suichang County Jiulongshan Hydroelectric Development Co., Ltd. signed a RMB216.0 million ($31.6 million) loan agreement and a RMB9.0 million ($1.3 million) loan agreement with the Agricultural Bank of China, Lishui Branch to refinance the Zhougongyuan hydropower plant;

•	in July 2009, we signed a memorandum of understandings with the Bank of China, Fujian Branch, pursuant to which the bank will provide 50.0% of financing required for the acquisition or refinancing of any hydropower plants acquired by us through an Investment Holding Company to be established by us in Fujian province;

•	in August 2009, we acquired Longquan Ruiyang Cascade II Hydroelectric Co., Ltd., which owns and operates the Ruiyang Hydropower plant, with an installed capacity of 32.0 MW, located in Xiaomei Township, Longquan City, Zhejiang province, for a purchase price of RMB160.0 million ($23.4 million) in cash;

•	in September 2009, we signed a non-binding framework agreement with Sichuan Huashui Power Construction Engineering Co., Ltd. to jointly develop 40 small hydropower plants in Sichuan province totalling approximately 1,250.0 MW of design installed capacity, for which Sichuan Huashui Power Construction Engineering Co., Ltd. has the development right. The non-binding framework agreement with Sichuan Huashui Power Construction Engineering Co., Ltd. may result in the co-development of none or only a portion of the projects covered by this agreement and we do not believe our business is substantially dependent on this agreement. The terms of development with Sichuan Huashui Power Construction Engineering Co, Ltd. will be determined on a project-by-project basis;

•	in October 2009, we signed a capital increase agreement with Henan Lan Tian Group Co., Ltd. to subscribe for a 79.0% equity interest in Henan Wuyue Storage Power Generation Co., Ltd., which owns the right to develop a 1,000.0 MW pumped storage project, located in Yinpeng Township, Guangshan County, Xinyang City, Henan province, for a purchase price of RMB162.5 million ($23.8 million) in cash. The completion of the capital increase transaction is pending government approval;

•	in October 2009, we raised $20.0 million in a private placement of Series C convertible redeemable preferred shares to an institutional investor; and

•	in December 2009, we completed a spin-off of Suichang County Jiulongshan Hydroelectric Development Co., Ltd., and established Suichang County Zhougongyuan Hydroelectric Development Co., Ltd.

Our Offices

Our registered office is located at the offices of Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman, KY1-1108. Our executive offices are located at 25B, New Poly Plaza, No. 1 North Chaoyangmen Street, Dongcheng District, Beijing, PRC 10010 and our telephone number at such location is (86-10) 6492-8483. Our website is www.chinahydroelectric.com. The information contained on our website does not form part of this prospectus. Our agent for service of process in the United States is “James” Tie Li, Chief Financial Officer and Executive Vice President, China Hydroelectric Corporation, at 420 Lexington Avenue, Suite 860, New York, NY 10170 and his telephone number at such location is (1-646) 467-9800.

Organizational Chart

The following diagram illustrates our corporate operating structure as of the date of this prospectus:

All of our PRC subsidiaries are organized as wholly foreign-owned enterprises established pursuant to the Law of China on Wholly Foreign-Owned Enterprises, except for Pingnan County Wangkeng Hydroelectric Co., Ltd. and Yunhe County Shapulong Hydropower Generation Co., Ltd., which are equity joint ventures established pursuant to the Law of China on Sino-Foreign Equity Joint Ventures, and Longquan Ruiyang Cascade II Hydroelectric Co., Ltd., which is a domestic company established pursuant to the Company Law of China. The capital increase for Henan Wuyue Storage Power Generation Co., Ltd. is pending government approval and thus not included in the diagram above.

We have established a Hong Kong holding company, China Hydroelectric Corporation (Hong Kong) Limited, and are reorganizing our corporate structure so that our PRC subsidiaries are held through our Hong Kong holding company, resulting in a more efficient and centralized management structure. This may afford us certain benefits when seeking clean development mechanism status for our future projects in China, and, subject to the approval of the competent tax authority, may result in a reduction of the withholding tax on dividends paid to us from our PRC subsidiaries from a rate of 10.0% to 5.0%. See “Operating and Financial Review and Prospects — Holding Company Structure.” We are currently in the process of transferring all the shares of our PRC subsidiaries to China Hydroelectric Corporation (Hong Kong) Limited. We expect this process to be completed by the second quarter of 2010.

To the extent that our loan agreements restrict the transfer of shares in our subsidiaries, and thus our reorganization plans, we have obtained waivers from the relevant lenders.

SELECTED CONSOLIDATED AND OTHER FINANCIAL AND OPERATING DATA

On April 25, 2007, we acquired Binglangjiang, and commenced our business as an operator of small hydropower plants in China. The following tables present our selected historical consolidated financial information, and that of our predecessor company Binglangjiang. Our selected consolidated statements of operations data for the period from July 10, 2006 (inception) to December 31, 2006 and the years ended December 31, 2007 and 2008 and the selected consolidated balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements and the related notes included elsewhere in this prospectus, which have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm. Our summary unaudited consolidated statements of operations data for the nine months ended September 30, 2008 and 2009 and the summary unaudited consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited interim condensed consolidated financial statements and the related notes included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial data. The selected statements of operations data for Binglangjiang for the year ended December 31, 2006 and the period from January 1, 2007 to April 24, 2007 and the selected consolidated balance sheet data as of December 31, 2006 have been derived from the audited financial statements and the related notes of Binglangjiang included elsewhere in this prospectus, which have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm. Our audited consolidated financial statements, and the audited financial statements of our predecessor company Binglangjiang, are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

Binglangjiang is considered our predecessor company for SEC reporting purposes, as we acquired substantially all of the business of Binglangjiang and our own operations prior to that acquisition were insignificant compared to the operations of Binglangjiang. Binglangjiang’s financial statements and other financial and operating data presented in this prospectus are solely those of Binglangjiang, are set forth for the purpose of presenting the financial information of our predecessor company and do not reflect the results of operations of our company or our other subsidiaries. Our consolidated financial statements and other financial and operating data presented in this prospectus reflect the results of operations of Binglangjiang from April 25, 2007, the date we acquired Binglangjiang.

You should read this information together with “Operating and Financial Review and Prospects” and the consolidated and other financial statements and the related notes of our company and our predecessor company Binglangjiang included elsewhere in this prospectus.

	Binglangjiang (predecessor)		Our Company (successor)
		Period from	July 10
	Year Ended	January 1 to	(inception) to	Year Ended		Nine Months
	December 31,	April 24	December 31,	December 31,		Ended September 30,
	2006	2007	2006	2007	2008	2008	2009
	(US$ in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenues	2,075	571	—	2,434	14,715	10,261	30,453
Cost of revenues	(691)	(219)	—	(813)	(6,025)	(3,539)	(11,526)

Gross profit	1,384	352	—	1,621	8,690	6,722	18,927

Operating expenses:
General and administrative expenses	(13)	(23)	(901)	(2,560)	(6,761)	(4,134)	(5,653)

Operating income (loss)	1,371	329	(901)	(939)	1,929	2,588	13,274

Other income and expenses:
Interest income	1	—	340	1,051	1,340	970	444
Interest expenses	(914)	(285)	(873)	(3,275)	(5,847)	(3,334)	(10,239)
Change in fair value of derivative financial liabilities and warrant liability	—	—	—	(266)	420	(1,521)	(443)
Exchange loss	—	—	—	(1,095)	(1,067)	(1,760)	(20)
Share of losses in an equity investee	—	—	—	(27)	(503)	(236)	(70)
Other income, net	—	—	—	8	144	116	2

Income (loss) before income tax expenses	458	44	(1,434)	(4,543)	(3,584)	(3,177)	2,948

Income tax expenses	(19)	(1)	—	(17)	(444)	(477)	(2,167)

Consolidated net income (loss)	439	43	(1,434)	(4,560)	(4,028)	(3,654)	781

Less:
Net (loss) income attributable to noncontrolling interests	—	—	—	—	(41)	—	18

Net income (loss) attributable to China Hydroelectric Corporation shareholders	439	43	(1,434)	(4,560)	(3,987)	(3,654)	763

Cumulative dividends on Series A convertible redeemable preferred shares	—	—	—	—	(14,680)	(10,580)	(13,828)
Cumulative dividends on Series B convertible redeemable preferred shares	—	—	—	—	(5,531)	(2,234)	(10,326)
Changes in redemption value of Series A convertible redeemable preferred shares	—	—	—	—	(10,569)	(10,569)	—
Changes in redemption value of Series B convertible redeemable preferred shares	—	—	—	—	(4,134)	(4,134)	—

Loss attributable to ordinary shareholders	—	—	(1,434)	(4,560)	(38,901)	(31,171)	(23,391)

Basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per share	—	—	(0.34)	(0.33)	(2.50)	(2.00)	(1.51)

	Binglangjiang (predecessor)		Our Company (successor)
		Period from	July 10
	Year Ended	January 1 to	(inception) to	Year Ended			Nine Months
	December 31,	April 24	December 31,	December 31,			Ended September 30,
	2006	2007	2006	2007	2008		2008	2009
	(US$ in thousands, except share and per share data)
Basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per ADS	—	—	(1.02)	(0.99)	(7.50)		(6.00)	(4.53)
Weighted average ordinary shares used in basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per share computation	—	—	4,230,822	13,817,466	15,554,416		15,558,698	15,541,666
Pro forma basic net (loss) income attributable to China Hydroelectric Corporation shareholders per share on an as converted basis	—	—	—	—	(0.07	)(1)	—	0.01	(1)
Pro forma diluted net (loss) income attributable to China Hydroelectric Corporation shareholders per share on an as converted basis	—	—	—	—	(0.07	)(1)	—	0.01	(1)
Shares used in pro forma basic net (loss) income attributable to China Hydroelectric Corporation shareholders per share computation	—	—	—	—	55,415,130	(1)	—	116,635,592	(1)
Shares used in pro forma diluted net (loss) income attributable to China Hydroelectric Corporation shareholders per share computation	—	—	—	—	55,415,130	(1)	—	116,635,592	(1)
Number of shares as adjusted to reflect changes in capital	*	*	—	—	58,289,666	(1)	—	124,795,783	(1)

Other Financial Data:
EBITDA, as adjusted(2)	*	*	(901)	(320)	6,474		5,470	21,940

*	Not provided, as the information relates to the results of operations of Binglangjiang prior to its acquisition by us.

(1)	This calculation of pro forma basic and diluted loss per share for the year ended December 31, 2008 and pro forma basic and diluted income per share for the nine months ended September 30, 2009 assumes that all Series A convertible redeemable preferred shares and Series B convertible redeemable preferred shares were converted into ordinary shares on January 1, 2008 and January 1, 2009, respectively. The number of shares as adjusted to reflect changes in capital for the year ended December 31, 2008 includes the outstanding ordinary shares of 15,541,666 and the 23,529,286 and 19,218,714 ordinary shares to be issued upon conversion the Series A convertible redeemable preferred shares and the Series B convertible redeemable preferred shares, respectively, including the conversion of the Series A convertible redeemable preferred shares and Series B convertible redeemable preferred shares to be paid in kind but not yet issued as of December 31, 2008. The number of shares as adjusted to reflect changes in capital for the nine months ended September 30, 2009 includes the outstanding ordinary shares of 15,541,666 and the 60,315,610 and 48,938,507 ordinary shares to be issued upon conversion of the Series A convertible redeemable preferred shares and the Series B convertible redeemable preferred shares, respectively, including the conversion of dividends accrued on the Series A convertible redeemable preferred shares and Series B convertible redeemable preferred shares to be paid in kind but not yet issued as of September 30, 2009, based on a sale price of each ADS in the offering at $14.8.

(2)	See “Operating and Financial Review and Prospects — Results of Operations — EBITDA, as adjusted” for a reconciliation of this non-GAAP number.

	Binglangjiang	Our Company (successor)
	(predecessor)					Pro Forma
	As of					Balance Sheet
	December 31,	As of December 31,			As of September 30,	at September 30,
	2006	2006	2007	2008	2009	2009
	(US$ in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	142	628	15,606	38,693	23,787	23,787
Restricted cash	—	50,340	—	—	—	—
Accounts receivable, net	152	—	329	3,137	12,230	12,230
Deferred tax assets	—	—	—	1,166	551	551
Amount due from related parties	64	33	25	13	13	13
Debt issuance costs	—	—	47	—	—	—
Amounts due from an equity investee	—	—	287	4,534	—	—
Prepayments and other current assets	206	—	3,269	9,437	6,621	6,621

Total current assets	564	51,001	19,563	56,980	43,202	43,202

Debt issuance costs	—	975	—	—	—	—
Investment in an equity investee	—	—	4,721	4,295	—	—
Deferred initial public offering costs	—	—	—	6,032	9,574	—
Property, plant and equipment, net	16,752	—	29,046	365,190	427,941	427,941
Intangible assets, net	—	—	3,008	3,666	4,556	4,556
Goodwill	—	—	2,773	96,533	107,768	107,768
Deferred tax assets	—	—	—	—	1,022	1,022
Other non-current assets	—	—	—	872	777	777
Total non-current assets	16,752	975	39,548	476,588	551,638	542,064

Total assets	17,316	51,976	59,111	533,568	594,840	585,266

Total current liabilities	2,392	850	14,436	77,285	55,576	55,576

Long-term loans	13,831	—	10,269	138,133	217,418	217,418
Deferred tax liabilities	—	—	—	13,415	18,761	18,761
Other non-current liabilities	—	—	—	568	103	103
Long-term notes	—	50,285	—	—	—	—
Convertible redeemable preferred shares	—	—	—	299,236	323,390	—
Total China Hydroelectric Corporation shareholders’ equity (deficit)	1,093	841	34,406	4,181	(21,247)	292,569

Noncontrolling interests	—	—	—	750	839	839
Total liabilities and shareholders’ equity (deficit)	17,316	51,976	59,111	533,568	594,840	585,266

Note:	The unaudited proforma Balance Sheet as of September 30, 2009 has been prepared based on the assumed conversion of the convertible redeemable preferred shares.

	Binglangjiang (predecessor)		Our Company (successor)
		As of and for	As of and
	As of and for	the period	for the year ended				For the Nine Months Ended
	the year ended	from January 1	December 31,				September 30,
	December 31, 2006	to April 24, 2007	2007		2008		2008		2009
Selected Operating Data:(1)
Installed capacity (MW)	21.0	21.0	58.0	(2)	271.0	(2)	140.0	(2)	376.6	(2)
Electricity sold (kWh)	106,646,530	23,495,595	108,303,945	(3)	333,964,005	(3)	227,777,504	(3)	667,417,349	(3)
Effective tariff (RMB/kWh)(4)	0.164	0.200	0.180	(3)	0.330	(3)	0.335	(3)	0.344	(3)

(1)	For Binglangjiang, operating data given are for the periods stated. For our company, operating data given are for our period of ownership of the hydropower plants during the periods indicated.

(2)	Our aggregate installed capacity information presented in this prospectus includes, as of December 31, 2007 and September 30, 2008, the installed capacity of Shapulong, as of December 31, 2008, the installed capacities of Shapulong, Banzhu and Wangkeng, and as of September 30, 2009, the installed capacity of Wangkeng, although as of such respective dates, our equity interest in Shapulong, Banzhu and Wangkeng were 50.0%, 90.0% and 90.0%, respectively. We acquired the remaining 10.0% interest in Banzhu in March 2009.

(3)	Electricity sold and effective tariff information for the year ended December 31, 2007 does not reflect electricity sold by Shapulong. Electricity sold and effective tariff information for the year ended December 31, 2008 and the nine months ended September 30, 2008 does not reflect electricity sold by Shapulong or Yuanping. Our 50.0% equity interest in Shapulong is accounted for using the equity method of accounting and our proportionate share of Shapulong’s net loss is included as a share of losses in equity investees, in our consolidated statement of operations. In the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, Shapulong sold 43,292,057 kWh, 42,308,157 kWh, 35,448,040 kWh and 33,825,312 kWh of electricity, respectively. We acquired the remaining 50.0% equity interest in Shapulong in August 2009. Although Yuanping commenced operations in March 2007 and has transmitted electricity to the power grid controlled by the Fujian Ningde Electric Power Bureau, that transmission was made without a fixed or pre-determined tariff per kWh until late June 2009. Therefore, cash received in exchange for the transmission of electricity to the power grid before late June 2009 was recorded as customer deposits. Accordingly, no revenues were recorded by Yuanping in the year ended December 31, 2008. However, related cost of revenues was not deferred, and was charged to expense as incurred. All of the customer deposits received from the date of our acquisition of Yuanping to late June 2009 were recognized as revenue when the regional pricing bureau confirmed a minimum tariff in late June 2009. We only recognize revenue for customer deposits recorded subsequent to the acquisition of Yuanping after the per kWh tariff became fixed or determinable. In August 2009, the Ningde Pricing Bureau, the regional pricing bureau in Fujian province, approved a unit price per kWh of RMB0.29, inclusive of VAT, for electricity transmitted by Yuanping to the power grid controlled and owned by the provincial grid company prior to July 8, 2009. The unit price per kWh of RMB0.29 will continue to be in effect until the regional pricing bureau approves a new unit price per kWh. In the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, Yuanping transmitted 30,071,595 kWh, 38,393,478 kWh, 35,115,884 kWh and 40,397,885 kWh of electricity, respectively.

(4)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

Stand-Alone Pre-Acquisition Financial and Operating Data for our Acquired Subsidiaries

The tables set forth below present stand-alone pre-acquisition financial data for our acquired subsidiaries, and their selected operating data.

Our statements of operations data for Yingchuan, Wuliting, Banzhu, Wangkeng and Yuanping for the years ended December 31, 2006 and 2007, and the statements of operations data for Yuheng for the period from May 18, 2007 (inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008 have been derived from the audited financial statements and the related notes of these entities included elsewhere in this prospectus, which have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm. The statements of operations data for Banzhu, Wangkeng and Yuanping for the nine months ended September 30, 2007 and 2008 have been derived from their unaudited interim condensed financial statements and the related notes thereto included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. These audited financial statements, are prepared and presented in accordance with U.S. GAAP. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

You should read this information together with “Operating and Financial Review and Prospects” and the financial statements of our acquired subsidiaries and the related notes thereto included elsewhere in this prospectus.

	Yingchuan		Wuliting
	Year Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
	(RMB in thousands)

Statements of Operations Data:
Revenues	38,925	42,998	—	27,532
Cost of revenues	(13,204)	(12,174)	—	(15,244)

Gross profit	25,721	30,824	—	12,288

Operating expenses:
General and administrative expenses	(1,699)	(1,485)	(115)	(1,064)

Operating profit (loss)	24,022	29,339	(115)	11,224

Interest income	14	13	—	5
Interest expenses	(8,166)	(8,817)	—	(28,887)
Other income	—	67	—	(290)
Other expenses	—	—	—	—

Income (loss) before income tax expenses	15,870	20,602	(115)	(17,948)

Income tax expenses	85	(7,604)	(208)	—

Net income (loss)	15,955	12,998	(323)	(17,948)

Selected Operating Data:(1)
Installed capacity (MW)	40.0	40.0	—	42.0
Electricity sold (kWh)	97,116,588	102,700,957	—	65,423,294
Effective tariff (RMB/kWh)(2)	0.425	0.444	—	0.446

(1)	Operating data given are for the periods stated.

(2)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

	Banzhu				Wangkeng
			Nine Months				Nine Months
	Year Ended		Ended		Year Ended		Ended
	December 31,		September 30,		December 31,		September 30,
	2006	2007	2007	2008	2006	2007	2007	2008
			(unaudited)				(unaudited)
	(RMB in thousands)

Statements of Operations Data:
Revenues	55,561	52,029	45,551	40,780	40,242	31,475	28,132	31,138
Cost of revenues	(23,765)	(23,915)	(17,904)	(20,061)	(14,004)	(13,897)	(9,156)	(8,235)

Gross profit	31,796	28,114	27,647	20,719	26,238	17,578	18,976	22,903

Operating expenses:
General and administrative expenses	(6,122)	(6,748)	(4,954)	(5,282)	(3,868)	(4,355)	(3,041)	(3,542)
Gain (loss) on sale of property, plant and equipment, net	197	1,112	20	2,168	—	—	—	(746)

Operating profit	25,871	22,478	22,713	17,605	22,370	13,223	15,935	18,615

Interest income	71	24	20	14	233	34	22	6
Interest expenses	(18,817)	(19,626)	(14,499)	(15,674)	(9,664)	(10,758)	(7,819)	(8,647)
Foreign exchange gain	1,314	1,733	1,082	1,416	—	—	—	—
Interest income from related parties	1,114	2,240	1,321	2,801	—	—	—	—
Gain on the disposal of investment in equity investee	—	—	—	—	1,033	—	—	—
Non-operating income (expenses)	128	(2)	(5)	(25)	(1,178)	(156)	(24)	(169)

Income before income tax expenses	9,681	6,847	10,632	6,137	12,794	2,343	8,114	9,805

Income tax expenses	(3,234)	(4,789)	(7,443)	(1,625)	(1,052)	(197)	3	(2,755)

Loss from operations of discontinued subsidiary, net of income tax expenses for 2007 and 2008	—	—	—	—	—	—	—	(207)
Net income	6,447	2,058	3,189	4,512	11,742	2,146	8,117	6,843

Selected Operating Data:(1)
Installed capacity (MW)	45.0(2)	45.0(2)	45.0(2)	45.0(2)	40.0(3)	40.0(3)	40.0(3)	40.0(3)
Electricity sold (kWh)	180,461,022(2)	169,092,862(2)	148,039,608(2)	132,514,006(2)	151,882,677(3)	118,792,231(3)	106,174,059(3)	116,772,194(3)
Effective tariff (RMB/kWh)(4)	0.360	0.360	0.360	0.360	0.310	0.310	0.310	0.310

(1)	Operating data given are for the periods stated and is given for the actual plant, rather than the portion attributable to our equity interest.

(2)	We have held a 100.0% equity interest in Banzhu since March 2009, but only held a 90.0% equity interest in Banzhu prior to that. On an equity interest basis, we were proportionately entitled to 162,414,920 kWh, 152,183,576 kWh, 133,235,647 kWh and 119,262,605 kWh of electricity sold for 2006, 2007, the nine months ended September 30, 2007 and the nine months ended September 30, 2008, respectively. Installed capacity information for Banzhu reflects the actual installed capacity of Banzhu.

(3)	We hold a 90.0% equity interest in Wangkeng. On an equity interest basis, we were proportionately entitled to 136,694,409 kWh, 106,913,008 kWh, 95,556,653 kWh and 105,094,975 kWh of electricity sold for 2006, 2007, the nine months ended September 30, 2007 and the nine months ended September 30, 2008, respectively. Installed capacity information for Wangkeng reflects the actual installed capacity of Wangkeng.

(4)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

	Yuanping				Yuheng
					Period from	Period from
			Nine Months		May 18	January 1
	Year Ended		Ended		(inception) to	to
	December 31,		September 30,		December 31,	October 20,
	2006	2007	2007	2008	2007	2008
			(unaudited)
	(RMB in thousands)

Statements of Operations Data:
Revenues	—	—	—	—	12,963	19,547
Cost of revenues	—	(4,665)	(2,980)	(5,088)	(5,307)	(8,016)

Gross profit	—	(4,665)	(2,980)	(5,088)	7,656	11,531

Operating expenses:
General and administrative expenses	(1,398)	(2,135)	(931)	(493)	(824)	(1,011)

Operating profit (loss)	(1,398)	(6,800)	(3,911)	(5,581)	6,832	10,520

Interest income	—	—	—	—	742	530
Interest expenses	—	(4,209)	(2,647)	(5,199)	(8,138)	(10,152)

Income (loss) before income tax expenses	(1,398)	(11,009)	(6,558)	(10,780)	(564)	898

Income tax expenses	—	—	—	—	(1,585)	(532)

Net income (loss)	(1,398)	(11,009)	(6,558)	(10,780)	(2,149)	366

Selected Operating Data:(1)
Installed capacity (MW)	—	16.0	16.0	16.0	30.0	30.0
Electricity sold (kWh)	—	30,071,595 (2)	23,755,804 (2)	35,115,884 (2)	54,955,750	82,893,211
Effective tariff (RMB/kWh)(4)	—	0.221 (2)	0.221 (2)	0.221 (2)	0.181 (3)	0.181 (3)

(1)	Operating data given are for the periods stated.

(2)	While Yuanping had no revenues for the periods presented, electricity sold and effective tariff is calculated based on electricity transmitted and customer deposits received in exchange for the transmission of electricity.

(3)	Excludes revenues recognized from the amortization of an unfavorable contract obligation.

(4)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with the section entitled “Selected Consolidated and Other Financial and Operating Data” and the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a fast-growing consolidator, operator and developer of small hydropower plants in China, led by an international management team. We were formed on July 10, 2006 to acquire existing small hydroelectric assets in China and aim to become the PRC’s largest independent small hydroelectric power producer. Our primary business is to identify and evaluate acquisition opportunities and acquire, operate and, in some cases complete construction of, small hydropower plants in China. Our revenues to date have derived from the sale of electricity generated by our small hydroelectric power plants to local power grids, while our costs of operations relate to the operation of our hydropower plants, as well as the cost of financing our acquisition of these hydropower plants and necessary capital contributions. We were formed as an exempted company under the laws of the Cayman Islands to serve as a vehicle for the acquisition of operating hydropower plants and plants under construction in China. We conduct substantially all of our business through our PRC operating subsidiaries and investee company.

We wholly own eleven operating hydropower plants and have a controlling interest in one operating hydropower plant. Our operating hydropower plants are located in four provinces in China: Zhejiang, Fujian, Yunnan and Sichuan. In addition, we recently expanded our operations through the acquisition, pending government approval, of development rights to a 1,000.0 MW pumped storage hydropower plant in Henan province and have signed a non-binding framework agreement to jointly develop small hydropower plants in Sichuan province with a total installed capacity of 1,250.0 MW. Installed capacity at our plants reached 58.0 MW at December 31, 2007 and 271.0 MW at December 31, 2008, representing a 367.2% increase in installed capacity in the year ended December 31, 2008. We have further increased the installed capacity at our hydropower plants, through acquisitions and completion of projects under construction, to 376.6 MW as of the date of this prospectus, representing a further 39.0% increase in installed capacity over December 31, 2008.

We have a limited operating history. For the period from July 10, 2006, the date of our incorporation, to December 31, 2006, we did not have any subsidiaries or equity investees. We established or acquired all of our subsidiaries and our investee company in 2007, 2008 and 2009. As a result, our consolidated financial statements for 2006 and 2007 may not provide an accurate indication of our future results of operations. Specifically, our audited consolidated financial statements for the period from July 10, 2006 (inception) to December 31, 2006 do not reflect the results of operations of any of our hydropower plants, and our audited consolidated financial statements for the year ended December 31, 2007 reflect the results of operations of approximately eight months and seven months, respectively, of the Binglangjiang I and Liyuan hydropower plants.

Our activities during the period from July 10 to December 31, 2006 were comprised solely of organizational, administrative and fund-raising activities, and we had no revenues, cost of revenues or gross profit during 2006. We incurred a net loss in 2006 of $1.4 million, comprised principally of general and administrative expenses of $0.9 million and net interest expense of $0.5 million. Net interest expense was comprised primarily of $0.9 million in interest expenses, comprised of accrued or paid interest on convertible notes, amortization of debt issuance costs and amortization of the discount on $50.0 million aggregate principal amount of convertible notes issued on November 10, 2006, partially offset by interest income of $0.3 million. Under the terms of these notes, we were to proceed with the acquisition of hydroelectric companies or assets, but such acquisitions were subject, among other things, to the approval of the holders of at least 50.0% in aggregate principal amount of the notes. On April 11, 2007, the holders of the notes approved the consummation of our acquisition of the Binglangjiang I hydropower plant. One of the three noteholders elected to convert its notes at the principal amount of $41.0 million and received a $2.1 million business combination payment as well as 6,833,333 ordinary shares and 18,666,666 warrants. The other holders elected not to convert their $9.0 million notes and received a $0.5 million business combination payment and 666,666 warrants in total. Each warrant represents the right to purchase one ordinary share at $5.00 per share.

Our activities during the year ended December 31, 2007 were comprised of our acquisition and operation of three completed projects and one project under construction. Our revenues in 2007 were $2.4 million while our cost of revenues was $0.8 million, resulting in a gross profit of $1.6 million. After deducting operating and other expenses we showed a net loss for 2007 of $4.6 million. We sold 108,303,945 kWh of electricity produced at our hydropower plants in 2007 during the periods in which we operated them, at an effective tariff of RMB0.180 per kWh.

Our activities during the year ended December 31, 2008 were comprised of our acquisition and operation of six additional completed projects and another project under construction. Excluding Shapulong, our revenues in the year ended December 31, 2008 were $14.7 million while our cost of revenues was $6.0 million, resulting in a gross profit of $8.7 million. After deducting operating and other expenses, including $0.5 million representing our proportional share of losses of Shapulong, we reported a net loss for 2008 of $4.0 million. Excluding Shapulong, we sold 333,964,005 kWh of electricity produced at our hydropower plants in 2008 during the periods in which we operated them, at an effective tariff of RMB0.330 per kWh.

In 2008, we completed three additional private placements with institutional investors. In January 2008, we issued $150.0 million of Series A convertible redeemable preferred shares. In July and August, 2008 we issued an aggregate of $129.0 million of Series B convertible redeemable preferred shares.

Our activities in the nine months ended September 30, 2009 were comprised of our completion of construction of the Zhougongyuan and Binglangjiang II hydropower plants, acquisition of the Ruiyang hydropower plant, acquisition of the remaining 50.0% equity interest in Shapulong and operation of our twelve completed projects. Our revenues, in the nine months ended September 30, 2009 were $30.5 million while our cost of revenues was $11.5 million, resulting in a gross profit of $18.9 million. After deducting operating and other expenses, including interest expenses of $10.2 million, we reported a net income for the nine months ended September 30, 2009 of $0.8 million. We sold 667,417,349 kWh of electricity produced at our hydropower plants in the nine months ended September 30, 2009, at an effective tariff of RMB0.344 per kWh. In October 2009, we issued an aggregate of $20.0 million Series C convertible redeemable preferred shares.

In accordance with the SEC’s rules and regulations, we have included in this prospectus certain financial statements of our company, our predecessor company for SEC reporting purposes, Binglangjiang, and the other companies we have acquired, as follows:

•	the audited consolidated financial statements of China Hydroelectric Corporation, as of December 31, 2006, for the period from July 10, 2006 (inception) to December 31, 2006 and as of and for the years ended December 31, 2007 and 2008 (successor);

•	the unaudited interim condensed consolidated financial statements of China Hydroelectric Corporation as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009;

•	the audited financial statements of Yunnan Huabang Electric Power Development Co., Ltd. (Binglangjiang) as of and for the year ended December 31, 2006 and the statements of operations and cash flows for the period from January 1, 2007 to April 24, 2007 (predecessor);

•	the audited financial statements of Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. (Yingchuan) as of and for the years ended December 31, 2006 and 2007;

•	the audited financial statements of Qingtian Wuliting Hydroelectric Development Co., Ltd. (Wuliting) as of and for the years ended December 31, 2006 and 2007;

•	the audited financial statements of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (Banzhu) as of and for the years ended December 31, 2006 and 2007 and the unaudited interim condensed balance sheet as of September 30, 2008 and unaudited interim condensed statements of operations and cash flows for the nine months ended September 30, 2007 and 2008;

•	the audited financial statements of Pingnan County Wangkeng Hydroelectric Co., Ltd. (Wangkeng) as of and for the years ended December 31, 2006 and 2007 and the unaudited interim condensed consolidated balance sheet as of September 30, 2008, unaudited interim condensed statement of operations and cash flows for the nine months ended September 30, 2007 and 2008;

•	the audited financial statements of Pingnan County Yuanping Hydroelectric Co., Ltd. (Yuanping) as of and for the years ended December 31, 2006 and 2007 and the unaudited interim condensed balance sheet as of September 30, 2008 and unaudited interim condensed statements of operations and cash flows for the nine months ended September 30, 2007 and 2008; and

•	the audited balance sheet of Pingnan County Yuheng Hydropower Co., Ltd (Yuheng) as of December 31, 2007 and October 20, 2008, and the audited statements of operations and cash flows for the period from May 18, 2007 (inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008.

Binglangjiang is considered our predecessor company for SEC reporting purposes, as we acquired substantially all of the business of Binglangjiang and our own operations prior to that acquisition were insignificant compared to the operations of Binglangjiang. Binglangjiang’s financial statements and other financial and operating data presented in this prospectus are solely those of Binglangjiang, and do not reflect the results of operations of our company or our other subsidiaries. Our financial statements and other financial and operating data presented in this prospectus include the results of operations of Binglangjiang from April 25, 2007, the date on which we acquired Binglangjiang.

Our Acquisitions

We set forth below the key facts regarding our acquisitions to date. Please note that U.S. dollar translations provided below are derived from our consolidated financial statements presented elsewhere in this prospectus.

Acquisitions Completed in 2007

In April 2007, we completed our purchase of Yunnan Huabang Electric Power Development Co., Ltd., the owner of the Binglangjiang I hydropower plant and developer of the Binglangjiang II hydropower plant, for a total cash consideration of RMB50.0 million ($6.5 million). This acquisition was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $50,000 in connection with the transaction. In addition, we made a cash advance to the company of RMB125.0 million ($16.2 million) in April 2007 prior to the completion of the acquisition.

In May 2007, we completed our purchase of the Liyuan hydropower plant, which is now owned by our subsidiary Sichuan Huabang Hydroelectric Development Co., Ltd., for a total cash consideration of RMB77.0 million ($10.0 million). This was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $0.3 million in connection with the transaction.

In December 2007, we completed our purchase of a 50.0% interest in Yunhe County Shapulong Hydropower Generation Co., Ltd., the owner of the Shapulong hydropower plant, for a total cash consideration of RMB33.0 million ($4.5 million). We also incurred acquisition costs of $0.2 million in connection with the transaction.

Acquisitions Completed in 2008

In January 2008, we completed our purchase of Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd., the owner of the Yingchuan hydropower plant, for a total consideration of RMB304.0 million ($42.3 million), which was comprised of a cash consideration of RMB291.4 million ($40.6 million) and a payment of RMB12.6 million ($1.8 million) to the seller to settle all of the liabilities of the Yingchuan hydropower plant. This acquisition was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $0.1 million in connection with the transaction.

In January 2008, we completed our purchase of Qingtian Wuliting Hydroelectric Development Co., Ltd., the owner of the Wuliting hydropower plant, for a purchase price of RMB342.1 million ($47.6 million) which was comprised of a cash consideration of RMB206.9 million ($28.8 million) and a payment of RMB135.3 million ($18.8 million) to the seller to settle all of the liabilities of the Wuliting hydropower plant. This acquisition was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $0.2 million in connection with the transaction.

In January 2008, we completed our purchase of Suichang County Jiulongshan Hydroelectric Development Co., Ltd., the owner of the Zhougongyuan hydropower plant, for a purchase price of RMB157.3 million ($21.9 million) in cash. In addition, we are obligated to make a capital injection into this subsidiary of RMB250.0 million ($34.8 million) to fund the construction of the Zhougongyuan hydropower plant, the payment of which will be completed in 2009. This acquisition was accounted for as an asset purchase. We also incurred acquisition costs of $0.1 million in connection with the transaction.

In October 2008, we completed our purchase of a 90.0% equity interest in Sanming Zhongyin Banzhu Hydroelectric Co., Ltd., the owner of the Banzhu hydropower plant, for a purchase price of RMB134.2 million ($19.6 million) in cash. This acquisition was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $91,000 in connection with the transaction. We committed to make a capital injection of RMB104.9 million ($15.4 million) to this subsidiary to finance its future operations after the acquisition, of which RMB21.2 million ($3.1 million) was made in March 2009, and the remaining capital injection of RMB83.7 million ($12.3 million) will be made in 2010 out of funds other than the proceeds of this offering. In addition, pursuant to a supplemental agreement with the shareholders at that time, Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd. were entitled to receive the RMB59.2 million ($8.7 million) of current assets, including cash and cash equivalents, accounts receivable and amounts due from related parties, of Banzhu as of the acquisition date.

In October 2008, we completed our purchase of a 90.0% equity interest in Pingnan County Wangkeng Hydroelectric Co., Ltd., the owner of the Wangkeng hydropower plant, for a purchase price of RMB220.5 million ($32.3 million) in cash. This acquisition was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $0.1 million in connection with the transaction.

In October 2008, we completed our purchase of Pingnan County Yuanping Hydroelectric Co., Ltd., the owner of the Yuanping hydropower plant, for a purchase price of RMB58.0 million ($8.5 million) in cash. This acquisition was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $88,000 in connection with the transaction.

In October 2008, we completed our purchase of Pingnan County Yuheng Hydropower Co., Ltd., the owner of the Yuheng hydropower plant, for a purchase price of RMB121.0 million ($17.7 million) in cash. This acquisition was accounted for as a purchase using the purchase method of accounting. We also incurred acquisition costs of $92,000 in connection with the transaction.

Acquisitions Completed in 2009

In March 2009, we acquired the remaining 10.0% equity interest in Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. for a purchase price of RMB17.0 million ($2.5 million) in cash. This acquisition was accounted for as an equity transaction.

In August 2009, we completed the acquisition of a 13.0% equity interest in Yunhe County Shapulong Hydropower Generation Co. Ltd. for a purchase price of RMB8.6 million ($1.3 million) and the remaining 37.0% equity interest in the company for a purchase price of RMB21.0 million ($3.1 million). Since we owned a noncontrolling interest in Yunhe County Shapulong Hydropower Generation Co. Ltd. immediately before obtaining control through our acquisitions of the 13.0% and 37.0% equity interest, we will remeasure the noncontrolling interest at fair value as of the acquisition date and recognize the gains or losses from the remeasurement of the noncontrolling interest in earnings. The acquisition will be accounted for as a business combination achieved in stages using the acquisition method of accounting.

In August 2009, we completed our purchase of Longquan Ruiyang Cascade II Hydroelectric Co., Ltd, the owner of the Ruiyang Hydropower plant, for a purchase price of RMB160.0 million ($23.4 million) in cash. The acquisition is accounted for as a business combination using the acquisition method of accounting.

In September 2009, we signed a non-binding framework agreement with Sichuan Huashui Power Construction Engineering Co., Ltd., the development-right holder of more than 40 small hydropower plants in Sichuan province. The non-binding framework agreement with Sichuan Huashui Power Construction Engineering Co., Ltd. may result in the co-development of none or only a portion of the projects covered by this agreement and we do not believe our business is substantially dependent on this agreement.

In October 2009, we signed a capital increase agreement to obtain through capital increase a 79.0% equity interest in Henan Wuyue Storage Power Generation Co., Ltd., the owner of the development rights to the planned Wuyue Pumped Storage hydropower plant, through contribution of RMB162.5 million ($23.8 million) in cash. The completion of the capital increase is pending government approval. The Wuyue project is party to various design, construction, equipment and installation contracts totaling approximately RMB154.2 million ($22.6 million) in value. The total cost to construct Wuyue hydropower plant is projected to be RMB4.0 billion ($0.6 billion). We expect to fund the construction of this project primarily through bank loans and in part from the proceeds of this offering.

Impact of Acquisitions on our Results of Operations

These acquisitions resulted in a significant increase in the book value of our net property, plant and equipment, our intangible assets, goodwill, revenues and gross profit. Our 2007 consolidated results of operations reflect approximately eight months and seven months of the resulting additional depreciation and amortization expenses of the Binglangjiang I and Liyuan hydropower plants, respectively. Our 2008 consolidated results of operations reflect approximately eleven months of the resulting additional depreciation and amortization expense of the Yingchuan and Wuliting hydropower plants, and approximately two months of the resulting additional depreciation and amortization expenses for the Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants, in addition to the depreciation and amortization expenses for the Binglangjiang I and Liyuan hydropower plants in 2008. Our 2009 annual depreciation and amortization expenses are expected to increase to reflect the effect of a full year of depreciation and amortization expenses relating to the acquisitions made in October 2008 and partial year of depreciation and amortization expenses for acquisitions made in 2009.

Factors Affecting Our Results of Operations

The most significant factors that affect our financial condition and results of operations are:

•	tariffs;

•	hydrological conditions;

•	production efficiency of our hydropower plants;

•	expansion through strategic acquisitions;

•	availability and cost of debt financing; and

•	depreciation of property, plant and equipment and amortization of intangible assets.

General Factors Affecting Our Results of Operations

We have benefited significantly from the growth of the industrial base, increase in consumer consumption of electricity and overall economic growth in China. A rapidly growing industrial base and increasing residential consumption in China have contributed to a significant increase in electricity demand. China consumed 3,271 TWh of electricity in 2007, compared to 1,633 TWh in 2002, according to the 2004 and 2008 China Statistical Yearbooks, representing a five-year compound annual growth rate of 14.9% according to our calculations. Reform of the PRC power industry, in particular support for foreign investment in hydropower, has assisted our rapid entry into and growth in the PRC small hydropower market. Deregulation of the industry and policy support for the purchase of hydropower will, we believe, in the long-term result in increasing tariffs for hydropower in China. However, any adverse changes in the economic growth or regulatory environment in China may have a materially adverse effect on the demand for our electricity or our ability to operate in the PRC market, which in turn may materially adversely affect our results of operations.

In particular, we believe that a slowing of the PRC economy during the recent global economic downturn has resulted in decreased demand for electricity. We are currently unable to estimate the impact the slowing of the PRC economy will have on our business, in particular as the slowing due to the decline in international trade is being offset in part through domestic stimulus spending, expanded bank lending, increases in the speed of regulatory approvals of new construction projects and other economic policies. However, we do not believe our hydropower plants have experienced reduced demand for electricity to date.

Specific Factors Affecting Our Results of Operations

Tariffs

Due to the historical mechanisms used by the PRC government to set on-grid tariffs, on-grid tariffs for renewable energy producers have until recently been lower than for thermal power plants. We believe that through continued policy support from the PRC government, renewable energy throughout China, including hydropower, will in the long-term achieve on-grid tariffs equal to those for thermal power. This is already the case in Zhejiang province, where heavy demand for electricity and insufficient supply have made the on-grid tariff for hydropower comparable with many thermal plants during peak hours. We believe the move to market pricing for hydropower on-grid tariffs will depend on (i) the continued relatively high price of coal in the PRC, (ii) the absence of significantly cheaper sources of other renewable energy and (iii) the enforcement of laws requiring the purchase by power grids of electricity from renewable energy generators. If the level of coal prices in the PRC were to drop significantly, a cheaper form of renewable energy were to be discovered and implemented throughout China or government support for hydropower and the reform of on-grid tariff setting were to be withdrawn, we might not realize these increases in tariffs or tariffs may decrease, which could materially adversely affect our future revenues. However, we have not to date experienced a deterioration in our tariffs, despite the fall in world oil prices and the decrease in PRC domestic demand for electricity during the recent economic crisis, and expect the tariff for hydropower in the PRC to continue to increase in the medium-term. For provinces where our tariff is equal or close to that for thermal power, notably in Zhejiang and Fujian provinces, we believe we have not experienced a decline in tariffs as the price of electricity is still driven primarily by the cost of generating thermal power. This is unlikely to diminish in the near-term given the high cost of transporting coal within China to thermal power plants, the built up losses at these thermal power plants, the timing difference between the setting of power tariffs and the fluctuation of coal prices and the PRC government’s desire to maintain pricing stability. We believe in Sichuan and Yunnan provinces, where the price for hydropower is well below that for thermal power, the price for hydropower will increase in the near-term through the policy drive to bring electricity to the rural areas where our hydropower plants are located.

We seek to secure and retain favorable tariffs for each of our hydropower plants by maintaining good relations with the local power grids and increasing our importance to the power grid through becoming a reliable supplier of peak power, being power supplied from 8:00 a.m. to 10:00 p.m. We are accomplishing this through the following means:

•	maintaining a good working relationship with the grid’s dispatch control team, with whom our hydropower plant managers communicate on a daily basis;

•	providing technical cooperation and support to the local grid, by sharing hydrology and operations data; and

•	conducting thorough and accurate forecasts of our hydropower generation capacity and management of water flows to supply power as and when required by the local grid.

In the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009, the effective tariff of electricity sold by us was RMB0.180 per kWh, RMB0.330 per kWh and RMB0.344 per kWh, respectively. This increase in the effective tariff was due to the fact that a greater proportion of the electricity sold in the year ended December 31, 2008 was from our hydropower plants located in Zhejiang province, where we receive a higher tariff for electricity sold. We expect the effective tariff for electricity sold in the year ending December 31, 2009 to be lower than that in the year ended December 31, 2008 as a greater proportion of the electricity sold in the year ending December 31, 2009 will be from our hydropower plants located in Fujian province, where we receive a lower tariff than that received in Zhejiang province.

Hydrological conditions

Our hydroelectric power generating prospects are dependent upon hydrological conditions prevailing from time to time in the broad geographic regions in which our existing and future hydroelectric generation facilities are located. Our business is seasonal, with the majority of our generation occurring during times of high precipitation and snow melt, primarily in the second and third quarters of the calendar year. However, unusually low or high levels of precipitation or significant volatility or uneven distribution of water supply can significantly reduce or disrupt our power generation. Floods on our waterways may force us to shut down our run-of-the-river plants to avoid damage to the equipment, while droughts may cause water flows to be insufficient to operate the plant. In the future, we may construct additional projects along our waterways to help control the flow of water to our hydropower plants. In the absence of further development on our waterways, other than carefully forecasting the amount of water we will receive, preparing for generation during periods of high water flow and storing water in anticipation of periods of low water flow, we are unable to mitigate the impact of hydrological conditions on our results of operations.

Hydrological conditions vary significantly from year to year, and as such, it is typical for hydropower plants to experience up to a 20% variance in their effective utilization rates each year. See “Our Industry — Introduction to Hydropower Generation — Hydrology.” Hydrological conditions for 2009 were below historically normal levels, although somewhat improved over the relatively dry years of 2007 and 2008. We cannot forecast hydrological conditions for 2010 or any other future periods. We expect our revenues will continue to be directly impacted by the hydrological conditions at our plants.

Production efficiency of our hydropower plants

Our future results of operations will depend on our ability to maintain or increase the levels of generation at the plants we acquire, while at the same time lowering the costs of operating those plants. We seek to achieve increased generation revenues from our hydropower plants through controlling water flow to maximize power generation, predicting hydrology conditions to increase generation, operating clusters of power plants where we can balance the generation load amongst multiple plants, improving management of individual plants, improving transmission of electricity from our hydropower plants through better connections to power grids and capital expansion. All of these efforts will be realized through the oversight of our expert management team. If our management team is unable to implement these programs, or if we are unable to maintain generation levels at any given plant or control our cost of revenues and operating expenses, we may not realize returns on the investment in the plant, which would have a material adverse effect on our results of operations.

Expansion through strategic acquisitions, development of greenfield projects and expansion of our existing hydropower plants

As a consolidator, operator and developer of small hydropower assets, we seek to create shareholder value by acquiring completed projects, projects under construction and development rights on attractive terms. However, any number of significant economic or political changes to the investment environment in China in general, or the PRC hydropower industry in particular, could prevent us from acquiring or developing further assets, from acquiring assets at attractive valuations or developing projects at attractive rates of return. Installed capacity at our plants reached 58.0 MW at December 31, 2007 and 271.0 MW at December 31, 2008, representing a 367.2% increase in installed capacity in the year ended December 31, 2008. We have further increased the installed capacity at our hydropower plants, through acquisitions and completion of projects under construction, to 376.6 MW as of the date of this prospectus, representing a 39.0% increase in installed capacity over December 31, 2008. We currently have an acquisition pipeline of approximately 2,000 MW installed capacity which we are in the process of evaluating, have signed a capital increase agreement with an entity which owns the development rights to a 1,000.0 MW pumped storage hydropower plant and have signed a non-binding framework agreement to jointly develop small hydropower plants in Sichuan province with a total installed capacity of 1,250.0 MW. Our future growth in revenues will depend on our ability to successfully complete these acquisitions and development projects and continue growing our pipeline.

Availability and cost of debt financing

We seek to improve shareholder returns through increasing our financial leverage at reasonable rates of interest. We are in discussions with both PRC and international financial institutions to arrange credit facilities to support our future acquisitions, and believe that the policy support in the PRC, the availability of hydroelectric assets as collateral, our relatively stable cash flow and our low operating costs have improved our access to PRC and international financial institutions. To the extent such financing is unavailable in the PRC, for policy reasons or otherwise, we are unable to raise debt financing in the international markets for any reason or such financing is unavailable at reasonable rates, our ability to increase our leverage for further acquisitions, and thus our revenue growth, will be reduced. We have renegotiated or refinanced approximately RMB990 million ($145.0 million) of our existing long-term loans, typically with reduced interest rates and longer tenures, thereby lowering our borrowing costs and interest rates. However, our total interest expense for 2009 is expected to have increased as we have completed further acquisitions.

Depreciation

The primary component of our cost of revenues is depreciation of property, plant and equipment. As a result, the actual cash cost of revenues of our businesses is low. Our depreciation expense for 2007 was $0.6 million out of a total cost of revenues of $0.8 million. Our depreciation expense for 2008 was $4.8 million out of a total cost of revenues of $6.0 million. Our depreciation expense for the nine months ended September 30, 2009 was $8.6 million out of a total cost of revenues of $11.5 million. Unlike other renewable energy generation systems, hydropower plants may operate for decades if properly maintained. In accordance with U.S. GAAP, we depreciate the machinery at our plants over a 1-30 year period, the dams and reservoirs over a 30-49 year period and the buildings over a 8-50 year period, all on a straight line basis. For property, plant and equipment acquired through a business combination, depreciation is recorded on a straight-line basis over their respective remaining estimated useful lives. All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use. Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Upon acquisition of our hydropower plants, we either record the new asset value based on the consideration paid in the case of an asset purchase or based on the fair values if it is accounted for using the acquisition method of accounting, often resulting in increased depreciation costs for the plant. We may at the time of acquisition also restate the useful lives of a plant’s key assets. As a result, our acquisition of hydropower plants may result in our recognizing higher depreciation for the plant than for the prior operator. We may also from time to time revaluate the useful life of an asset, thus extending our depreciation expense over a longer period of time. We expect that our depreciation costs will continue to account for a significant portion of our cost of revenues.

Critical accounting policies

We prepare our consolidated and other financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect:

•	the reported amounts of our assets and liabilities;

•	the disclosure of our contingent assets and liabilities at the end of each reporting period; and

•	the reported amounts of revenue and expenses during each reporting period.

We continually evaluate these estimates based on our own experience, knowledge and assessment of current business and other conditions and on our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application. When reading our consolidated and other financial statements, you should consider:

•	our selection of critical accounting policies;

•	the judgment and other uncertainties affecting the application of such policies; and

•	the sensitivity of reported results to changes in conditions and assumptions.

We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements:

Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loans, long-term loans, convertible notes and related derivative financial liabilities, and warrants. The carrying values of these financial instruments, other than long-term loans and convertible notes, approximate their fair values due to their short-term maturities. The convertible notes were recognized based on residual proceeds after allocation to the derivative financial liabilities at fair market value. Subsequently, the convertible notes were carried at amortized cost using the effective interest rate method. The warrants issued in connection with the convertible notes were recorded in equity at the fair value as determined on the day of issuance. The convertible redeemable preferred shares were initially recorded at issue price net of issuance costs. We recognize changes in the redemption value immediately as they occur and adjust the carrying value of the convertible redeemable preferred shares to equal the redemption value at the end of each reporting period. The warrants issued in connection with the convertible redeemable preferred shares were recorded in liability at fair value as determined on the day of issuance and subsequently adjusted to the fair value at each reporting date.

Based on the initial public offering price of $16 per unit, we have determined that the intrinsic value of the Founders’ Warrants, Morgan Joseph Warrants and the Holders’ Warrants in Note 18 to our audited consolidated financial statements included elsewhere in this prospectus is $nil, $nil and $nil respectively.

Revenue recognition

Our revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by Accounting Standards Codification (“ASC”) sub-topic 605-10, Revenue

Recognition: Overall (pre-codification SAB No. 104): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. We consider the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. For transactions in which electricity has been transmitted to the power grid without a fixed or determinable unit price per kWh while the tariff is pending approval of the regional or provincial pricing bureau, cash received in exchange for the transmission of electricity to the power grid controlled by the respective regional or provincial grid companies has been recorded as customer deposits until such time the price becomes fixed and determinable. When the price becomes fixed and determinable, all or a portion of the customer deposits will be recognized as revenue. We do not defer the related cost of revenues, which is charged to expense as incurred. Customer deposits of $56,000 included in “Accrued expenses and other current liabilities” as of December 31, 2008 were recognized as revenues in the nine months ended September 30, 2009 as the unit price per kWh became fixed or determinable based on a confirmed minimum tariff obtained from the regional pricing bureau in June 2009. No customer deposits were recognized as of September 30, 2009. We have not offered any discounts or rebates to our customers nor do we provide for refunds in our sales contracts with customers, except for Yuheng.

Our subsidiaries are subject to withholding value-added tax (“VAT”) on the revenues earned in the PRC. The applicable rate of VAT is 6.0% for small hydropower stations with a total installed capacity of 50 MW or less and 17.0% for large hydropower stations with a total installed capacity of over 50 MW. For the nine months ended September 30, 2008, the lower VAT rate of 6.0% was applied to all of our hydropower stations. For the nine months ended September 30, 2009, the lower VAT rate of 6.0% was applied to the hydropower stations of Binglangjiang, Liyuan, Yingchuan, Wuliting, Yuheng and Yuanping and the VAT rate of 17.0% was applied to the hydropower stations of Banzhu, Wangkeng and Zhougongyuan. VAT on revenues earned from the sale of electricity by us to our customers for the nine months ended September 30, 2008 and 2009 were $0.6 million and $3.0 million, respectively. We have recognized revenues net of VAT in the statements of operations.

Goodwill and intangible assets

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of acquired businesses. ASC sub-topic 350-10, Intangibles-Goodwill and other: Overall (pre-codification SFAS No. 142), requires that goodwill be tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. We assign and assess goodwill for impairment at the reporting unit level.

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. This implied fair value is then compared with the carrying amount of the reporting unit goodwill, and if it is less, we would then recognize an impairment loss.

Intangible assets are carried at cost less accumulated amortization. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets. In connection with the acquisition of Binglangjiang in 2007, we acquired a legal right to expand and operate the Binglangjiang II plant. The development rights allow us to expand the power generation capacity of Binglangjiang by utilizing the existing water dam of Binglangjiang, which have a useful life of 30 years. The estimated useful life of the development rights is 30 years. We completed construction of the Binglangjiang II hydropower plant in August 2009. In connection with the acquisition of Yuanping in October

2008, we acquired a contractual right to use water from the dam and reservoir of the Jinzaoqiao station, which has a useful life of 40 years. The estimated useful life of the water use rights is 40 years. On August 12, 2009, Yuheng acquired a contractual right to use water from the dam and reservoir of Wangquan Power Generation Co., Ltd, the term of which is 30 years.

We review and adjust the carrying value of the intangible assets if the facts and circumstances suggest the intangible assets may be impaired. We assessed and concluded that there was no impairment for goodwill and intangible assets in any of the periods presented.

Impairment of long-lived assets

We evaluate our long-lived assets, including property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be recoverable in accordance with ASC sub-topic 360-10, Property, Plant and Equipment: Overall (pre-codification SFAS No. 144). When these events occur, we assess the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, we recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

Income taxes

We follow the liability method of accounting for income taxes in accordance with ASC sub-topic 740-10, or ASC 740-10, Income Taxes: Overall (pre-codification SFAS No. 109). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. We record a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, we adopted Financial Accounting Standards Board, or FASB, Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109, or FIN 48, which has been codified into ASC 740-10. There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expenses is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expenses, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses.

In accordance with the provision of FIN 48, we recognize in our financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail, defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position. Tax positions that meet the “more likely than not” threshold are measured, using a probability weighted approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

Our estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from our estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in our financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require us to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, we applied ASC sub-topic 450-20, or ASC 450-20, Contingencies: Loss Contingencies (pre-codification SFAS No. 5) to assess and provide for potential income tax exposures. In accordance with ASC 450-20, we maintained reserves for tax contingencies based on reasonable estimates of the tax liability, interest and penalties that may result from such audits.

Preferred shares warrant

On January 28, 2008 (“Warrant Issue Date”), we issued warrants to Morgan Joseph, which allow Morgan Joseph to purchase (i) up to 15,000 Series A Preferred Shares at $1,100 per share prior to the closing of an IPO, or (ii) up to such number of ordinary shares automatically converted into from 15,000 Series A Preferred Shares upon the closing of an IPO at 110% of the then-effective conversion price per Series A Preferred Shares (“Morgan Joseph Preferred Shares Warrant”). The estimated fair value of Morgan Joseph Preferred Shares Warrant at the issue date was based on a valuation performed by us with the assistance of American Appraisal China Limited, or American Appraisal, an unrelated and independent valuation firm.

We estimated the fair value of Morgan Joseph Preferred Shares Warrant at the Warrant Issue Date as call options using Black-Scholes option-pricing model, with the assistance of American Appraisal. Under this model, we made a number of assumptions, including:

•	the expected future volatility of our ordinary share prices;

•	the risk-free interest rate;

•	the expected dividend yield; and

•	the estimated fair value of our ordinary and preferred shares at the Warrant Issue Date.

Since we were a privately held company at the Warrant Issue Date, we estimated the expected future volatility of our ordinary shares price based on the historical price volatility of the publicly traded shares of five comparable companies in the hydroelectric power related businesses over the periods equal to the contractual term of Morgan Joseph Preferred Shares Warrant. The risk-free interest rate was based on the market yield of China sovereign bonds denominated in U.S. dollars with maturity terms equal to the contractual term of the Morgan Joseph Preferred Shares Warrant. The dividend yield was estimated based on the expected dividend policy over the expected term of the warrants.

The fair value of our Morgan Joseph Preferred Shares Warrant granted on January 28, 2008 was determined based on the fair value of our ordinary shares and preferred shares based on valuation performed by us retrospectively, with the assistance of American Appraisal, as of that day. The following discussion sets forth the significant factors considered and key assumptions and methodologies used in such valuation.

Determining the fair equity value requires making complex and subjective judgments, including those regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of Warrant Issue Date. The significant factors considered include the following:

•	our financial and operating results;

•	the assumptions and basis of our financial projections;

•	the nature of our business since our inception;

•	the stage of development of our operations;

•	our business plan;

•	our business risks;

•	the nature and prospects of the hydroelectric power industries in China;

•	the global economic outlook in general and the specific economic and competitive elements affecting our business, industry and market; and

•	the market-derived investment returns of entities engaged in the hydroelectric power businesses.

We performed the discounted cash flow method, or DCF method, under the income approach to assess the fair value of our equity value as of December 31, 2007, based on our projected cash flow using management’s best estimate as of the valuation date. As we believed that there was no material change in our operations in the short period between December 31, 2007 and January 28, 2008 that would materially impact the fair value of our total equity value, our equity value as of the Warrant Issue Date was derived based on (i) the equity value derived as of December 31, 2007; and (ii) the issuance proceeds from Series A preferred shares issued on January 23, 2008. Since our Company only had three hydropower plants in operation as at the Warrant Issue Date and our scale of business was much smaller than those listed companies in similar business and similar locations, we concluded that a market comparison approach would not have been meaningful in determining the fair value of our equity.

The DCF method involved applying appropriate discount rates to future free cash flows that are based on five-year financial projections developed by us. The major assumptions used in deriving the financial projections were consistent with our business plan at the time of the valuation. In deriving the discount rates used in the DCF method, we considered the weighted average cost of capital, or WACC, applicable to us as well. The WACC we used was 13% for the valuation with respect to our equity value as of December 31, 2007.

In addition, we have taken into account the discount for lack of marketability of our shares in the valuation to reflect the fact that we are a private company. We quantified the discount for lack of marketability, or DLOM, using the option-pricing method. This method treats the right to sell a company’s shares freely before a liquidity event as a put option. The more distant the valuation date is from a liquidation event, the higher the put option value and thus the higher the implied DLOM. We obtained and used a DLOM of 13% for valuation with respect to our equity value as of December 31, 2007.

To the extent our capital structure comprised ordinary shares and preferred shares as of the Warrant Issue Date, we used the option-pricing method to allocate total equity value derived to different classes of shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or the Practice Aid. Under the option-pricing method, we treated ordinary shares and preferred shares as call options on our enterprise value, with exercise prices based on the liquidation preference of our preferred shares. We estimated the value of these call options using the Black-Scholes option-pricing model.

The estimated fair value of our ordinary shares as of the Warrant Issue Date was $2.56. Based on the initial public offering price of $16 per unit, we have determined that the intrinsic value of outstanding Morgan Joseph Preferred Shares Warrant as of the date of this prospectus was $8.5 million.

Share-Based Compensation

We account for share awards issued to employees in accordance with ASC sub-topic 718-10 (“ASC 718-10”), Compensation-Stock Compensation: Overall. In accordance with the fair value recognition provision of 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. We have elected to recognize share-based compensation expense for share awards granted to employees using the straight-line method.

We account for share awards issued to non-employees in accordance with the provisions of ASC 718-10 and ASC sub-topic 505-50 (“ASC 505-50”), Equity: Equity-Based Payment to Non-employees. Our share awards issued to non-employees are subject to graded vesting provisions. We recognize share-based compensation expense for share awards granted to nonemployees using the accelerated recognition method over the requisite service period of the award. In accordance with ASC 718-10 and ASC 505-50, we use the binomial option pricing valuations model, or binomial model, to measure the value of options granted to non-employees at each vesting date to determine the appropriate charge to share-based compensation.

In accordance with ASC 718-10, the grant date for the options to employees and non-employees, respectively, was March 4, 2009 (“Option Grant Date”). We estimated the fair value of our share options at the Option Grant Date using the binomial model, with the assistance of American Appraisal. It should be noted that the binomial model requires the input of highly subjective assumptions, including the expected share price volatility. We use projected volatility rates, which are based upon historical price volatility rates experienced by comparable public companies. Because changes in the subjective input assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our share options. Changes in our estimates and assumptions regarding the expected volatility and fair value of our ordinary shares, for example, could significantly impact the estimated fair value of our share options and, as a result, our net income and net income attributable to holders of our ordinary shares.

Under the binomial model, we made a number of assumptions regarding the fair value of the options, including:

•	the expected future volatility of our ordinary share price;

•	the risk-free interest rate;

•	the expected dividend yield;

•	the expected employee share option exercise behavior;

•	the expected forfeiture rate; and

•	the estimated fair value of our ordinary shares at the grant date.

Since we were a privately held company at the Option Grant Date, we estimated the expected future volatility of our ordinary share price based on the historical price volatility of the publicly traded shares of five comparable companies in the hydroelectric power related businesses over the periods equal to the contractual term of our share options. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield in effect with maturity terms equal to the contractual term of the options. The dividend yield was estimated to be zero. We use historical turnover data to estimate the expected forfeiture rate.

The fair value of our share options on the grant date of March 4, 2009 was determined based on the fair value of our ordinary shares based on valuation performed by us contemporaneously, with the assistance of American Appraisal, as of that day. The following discussion sets forth the significant factors considered and key assumptions and methodologies used in such valuation.

Determining the fair equity value requires making complex and subjective judgments, including those regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of the Option Grant Date. The significant factors considered include the following:

•	our financial and operating results;

•	the assumptions and basis of our financial projections;

•	the nature of our business since our inception;

•	the stage of development of our operations;

•	our business plan;

•	our business risks;

•	the nature and prospects of the hydroelectric power industries in China;

•	the global economic outlook in general and the specific economic and competitive elements affecting our business, industry and market; and

•	the market-derived investment returns of entities engaged in the hydroelectric power businesses.

We used a combination of (i) the guideline company method under the market approach and (ii) the discounted cash flow method, or DCF method, under the income approach to assess the fair value of our equity value as of March 4, 2009, based on our projected cash flow using management’s best estimate as of the valuation date. We assigned an equal weighting of 50% to each of the results obtained using the guideline company method and the results obtained using the DCF method.

Under the guideline company method, different value measures and market multiples of comparable companies were calculated and analyzed to induce a series of multiples that were considered representative of the industry average. The market multiples were then adjusted based on our growth rate, business risks and profitability.

Thereafter, the adjusted multiples were applied to our performance indicators to determine our value on a minority and freely traded basis. We specifically applied the financial ratios of enterprise value to revenues multiple, or EV/Revenues multiple, and enterprise value to earnings before interest, tax, depreciation and amortization multiple, or EV/EBITDA multiple, to our pro-forma financial results for fiscal year 2008 in arriving at an indicative value of us under the guideline company method. For the valuation with respect to our equity value as of the Option Grant Date, we applied an EV/Revenues multiple of 11.4 and an EV/EBITDA multiple of 28.3.

We have selected five companies in the hydroelectric power related businesses listed in Shanghai Stock Exchange in China for reference as comparable companies: Chongqing Three Gorges Water Conservancy and Electric Power Co. Ltd., Guangxi Guiguan Electric Power Co. Ltd., Qianjiang Water Resources Development Co. Ltd., Guangxi Guidong Electric Power Co. Ltd., Leshan Electric Power Co. Ltd. Since the nature of our operation is highly subject to geographical factors such as water supply, tariff and demand for power, etc, our business risks are most similar to the comparable companies having similar business and similar locations in China.

The DCF method involved applying appropriate discount rates to future free cash flows that are based on five-year financial projections developed by us. The major assumptions used in deriving the financial projections were consistent with our business plan at the time of the valuation. In deriving the discount rates used in the DCF method, we considered the weighted average cost of capital, or WACC, applicable to us as well. The WACC we used was 10% for the valuation with respect to our equity value as of the Option Grant Date.

In addition, we have taken into account the discount for lack of marketability of our shares in the valuation to reflect the fact that we are a private company. We adopted a DLOM of 10% for valuation with respect to our equity value as of the Option Grant Date.

To the extent our capital structure comprised ordinary shares and preferred shares as of the Option Grant Date, we used the option-pricing method to allocate total equity value derived to different classes of shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or the Practice Aid. Under the option-pricing method, we treated ordinary shares and preferred shares as call options on our enterprise value, with exercise prices based on the liquidation preference of our preferred shares. We estimated the value of these call options using the Black-Scholes option-pricing model.

The estimated fair value of our ordinary shares at the Option Grant Date was $2.08. Based on the initial public offering price of $4.93 per ordinary share, we have determined that the intrinsic value of the outstanding options as of the date of this prospectus was $nil. Although it is reasonable to expect that the completion of this offering should increase the value of our ordinary shares because of their increased liquidity and marketability, we believe that the added value cannot be measured with precision or certainty.

The decrease in our ordinary share value from $2.56 per share as of January 28, 2008 to $2.08 per share as of March 4, 2009 was primarily due to the dilutive effect of the Series B convertible redeemable preferred shares we issued in July 2008 on our ordinary share value; and a generally unfavorable market sentiment towards China-based publicly traded companies, reflected in an overall decrease in the market value of those companies, which was partially offset by our subsequent acquisitions of Yingchuan, Wuliting, Zhougongyuan, Banzhu, Wangkeng, Yuanping and Yuheng between the period from January 28, 2008 to March 4, 2009, which were expected to expand our business operations and improve our cashflow and financial prospects.

Valuation of our Warrants

Our board of directors considered the term of the warrant, including the term and the redemption feature, the volatility of the warrant of shares of other comparable companies and the views expressed by traders active in the market for warrants and other derivative securities in arriving at the value allocated to our warrants.

Significant Factors Contributing to Changes in Fair Value of Ordinary Shares

We believe the increase in the fair value of our ordinary shares from $2.08 as of March 4, 2009 to $2.49 as of September 30, 2009 and to $4.93, is primarily attributable to the fact that our business, financial condition and prospects have improved significantly in these periods. In particular, this is attributable to the following factors:

•	Our increase in earning capability through continual acquisitions. Our valuation as of March 4, 2009 included hydropower plants of Binlangjiang, Liyuan, Yingchuan, Wuliting, Zhougongyuan, Shapulong, Banzhu, Yuanping, Yuheng and Wangkeng. Subsequently in August 2009, we completed the acquisition of Ruiyang. The acquisition of Ruiyang increased our valuation as of September 30, 2009. In October 2009, we entered into an agreement to subscribe for a 79% equity interest in Henan Wuyue Storage Power Generation Co., Ltd., and such project was not reflected in our valuation as of September 30, 2009. With the proceeds from this offering, we expect to continue to acquire hydroelectric operating companies and assets for the development of new hydropower projects in China and for working capital and other purposes. We expect the new projects will further strengthen our future cash flows and these cash flows have been incorporated into our estimated public offering price range, while the increase is expected to be partially offset by an increase in debt financing and dilution effect of issued preferred shares on our ordinary shares;

•	Overall favorable market sentiment toward China-based publicly traded shares based on NASDAQ China Index increased from 101 on March 4, 2009 to 172 on September 30, 2009 and further increased to 180 on December 4, 2009. Hang Seng China Enterprises Index increased from 6,948 on March 4, 2009 to 11,858 on September 30, 2009 and further increased to 13,462 on December 4, 2009. Also, the Shanghai Stock Exchange Composite Index has also increased from 2,198 on March 4, 2009 to 2,779 on September 30, 2009 and further increased to 3,317 on December 4, 2009;

•	In October, 2009, we raised $20.0 million in a private placement of Series C convertible redeemable preferred shares. We expect our successful listing will allow us to have easier access to the capital markets in terms of fund raising activities, including equity financing and bank borrowing with lower cost of financing, and hence, increase our enterprise value; and

•	The marketability of our ordinary shares after this offering will provide increased liquidity for our shares, leading to a higher equity value, which we also expect to contribute to an increase in our enterprise value.

Taxation

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands. Stamp duty may be payable on certain instruments if they are executed, retained or adjudicated in the Cayman Islands.

Enterprise Income Tax

Prior to January 1, 2008, under applicable PRC tax laws, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at statutory rates of 30.0% and 3.0%, respectively.

In March 2007, the National People’s Congress of China enacted the EIT Law, and in November 2007, the State Council promulgated the implementing rules of the EIT Law, both of which became effective on January 1, 2008. The EIT Law curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The EIT Law, however, (i) reduces the top rate of EIT from 33.0% to 25.0%, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. The Notice of the State Council on Carrying Out the Transitional Preferential Policies Concerning Enterprise Income Tax dated December 26, 2007 permits certain “businesses operated in Western China” to enjoy a reduced EIT rate. Under the phase-out rules, enterprises established before the promulgation date of the EIT Law and which were granted preferential EIT treatment under the then effective tax laws or regulations may continue to enjoy their preferential tax treatments until their expiration and will gradually transition to the uniform 25.0% EIT rate over a five-year transition period. Accordingly, our businesses have been subject to a 25.0% EIT rate from January 1, 2008, with the exception of our Binglangjiang I hydropower plant, which will be subject to EIT at the rate of 15.0% through 2010. Our Liyuan hydropower plant has received approval for a two-year exemption in EIT followed by a three-year 50% reduction in EIT commencing from its first year of profitability. Our Banzhu hydropower plant was granted the tax preferential treatment by the PRC government on May 15, 2009, according to which, Banzhu is entitled to tax exemption in 2008 and 2009 and a tax rate of 12.5% from 2010 to 2012.

As with any new law, the implementing regulations for the EIT Law may not be interpreted by the State Administration of Taxation as expected and the phase-out rules expected to be applied as described above may not be applied in the same fashion in practice or may be changed, potentially with retroactive effect.

Dividend Withholding Tax

As a Cayman Islands holding company, substantially all of our income may be derived from dividends we receive from our PRC operating subsidiaries. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for EIT purposes are subject to PRC withholding tax at a rate of 10.0%. In addition, our tax treatment will depend on our status as a non-resident enterprise. We have established a Hong Kong holding company, China Hydroelectric Corporation (Hong Kong) Limited, and are reorganizing our corporate structure so that our PRC subsidiaries are held through our Hong Kong holding company, resulting in a more efficient and centralized management structure. Subject to the approval of the competent tax authority, such restructuring may also result in a reduction of the withholding tax on dividends paid to us from our PRC subsidiaries from a rate of 10.0% to 5.0%. See “Operating and Financial Review and Prospects — Holding Company Structure.” We are currently in the process of transferring all the shares of our PRC subsidiaries to China Hydroelectric Corporation (Hong Kong) Limited. We expect this process to be completed by the second quarter of 2010.

For a detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors—Risks Relating to Doing Business in China—We may be deemed a PRC enterprise under the EIT Law and be subject to China taxation on our worldwide income.”

Value Added Tax

In accordance with the relevant tax laws in China, all entities engaged in the sale of goods within the territory of China are required to pay VAT. Pursuant to applicable regulations prior to January 1, 2009, hydropower plants under 50.0 MW of installed capacity may choose a VAT of 6.0%, while larger hydropower plants are subject to a VAT of 17.0%; however, in some provinces the higher VAT rate of 17.0% is applied to hydropower plants under 50.0 MW in size. Our tariffs are set gross of VAT and our revenues are reported net of VAT.

Internal Control Over Financial Reporting

Upon the completion of this offering, we will become a public company in the United States that will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and applicable rules and regulations thereunder will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2010. In addition, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent review, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

During the course of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, we may identify deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the effectiveness of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could harm our operating results and lead to a decline in the trading price of our ADSs and warrants. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the NYSE, regulatory investigations and civil or criminal sanctions.

Prior to this offering, we have been a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. In connection with the audit of our consolidated and other financial statements included in this prospectus, we and our independent registered public accounting firm identified the following control deficiencies, which amounted to “material weaknesses” as defined under the standards established by the Public Company Accounting Oversight Board: (i) insufficient U.S. GAAP qualified accounting and finance personnel and (ii) ineffective process for documenting and applying key accounting policies and procedures.

To remediate these material weaknesses, we have undertaken to improve our internal controls, including the following:

•	identifying and hiring additional personnel with U.S. GAAP and SEC reporting experience;

•	providing training to our finance personnel to improve their knowledge of U.S. GAAP and SEC reporting requirements;

•	holding regular meetings of the audit committee and ensuring regular communication between the committee and our independent registered public accounting firm;

•	establishing an internal audit function;

•	establishing anonymous whistleblower systems for reporting violations of our governance policies, including policies regarding internal controls;

•	putting in place a centralized financial reporting software system in our headquarters, management centers and operating plants; and

•	engaging external professional consultants to assess the entity level internal controls over financial reporting using the COSO internal control framework. We have also begun to formulate policies relating to internal control over financial reporting, including the preparation of a comprehensive accounting policies and procedures manual, containing, among other things, detailed, expanded closing checklists, to guide our financial personnel in addressing significant accounting issues and assist them in preparing financial statements in compliance with U.S. GAAP and SEC requirements.

See “Risk Factors—Our independent registered public accounting firm has identified material weaknesses and control deficiencies in our internal control over financial reporting. If we are unable to correct these weaknesses and deficiencies, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our securities may be adversely affected.”

Results of Operations of Our Company (successor)

Our consolidated results of operations are summarized below. The results of operations of our predecessor company Binglangjiang are set forth in “—Yunnan Huabang Electric Power Development Co., Ltd. (Binglangjiang) (predecessor).”

	July 10
	(inception) to	Year Ended
	December 31,	December 31,		Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	(US$ in thousands)

Revenues	—	2,434	14,715	10,261	30,453

Cost of revenues	—	(813)	(6,025)	(3,539)	(11,526)

Gross profit	—	1,621	8,690	6,722	18,927

Operating expenses
General and administrative expenses	(901)	(2,560)	(6,761)	(4,134)	(5,653)

Operating (loss) income	(901)	(939)	1,929	2,588	13,274

Interest income	340	1,051	1,340	970	444
Interest expenses	(873)	(3,275)	(5,847)	(3,334)	(10,239)
Change in fair value of derivative financial liabilities and warrant liability	—	(266)	420	(1,521)	(443)
Exchange loss	—	(1,095)	(1,067)	(1,760)	(20)
Share of losses in an equity investee	—	(27)	(503)	(236)	(70)
Other income, net	—	8	144	116	2

(Loss) income before income tax expenses	(1,434)	(4,543)	(3,584)	(3,177)	2,948

Income tax expenses	—	(17)	(444)	(477)	(2,167)
Consolidated net (loss) income	(1,434)	(4,560)	(4,028)	(3,654)	781

Net (loss) income attributable to noncontrolling interest	—	—	(41)	—	18

Net (loss) income attributable to China Hydroelectric Corporation shareholders	(1,434)	(4,560)	(3,987)	(3,654)	763

Revenues (successor)

We derive revenues solely from the sale of electricity generated by our hydropower plants. The generation of electricity by our hydropower plants for any given period will depend on the planned annual generation as agreed with the power grid to whom the electricity is sold and as approved by the relevant pricing bureau, the actual demand for our electricity from the power grid and the actual hydrological conditions experienced during the period. The on-grid tariff for electricity generated by our hydropower plants is set annually by the relevant pricing bureau in consultation with the relevant power grid. The on-grid tariff is determined in light of the initial capital investment in the plant, the historical operating cost, the water resource fees, the debt financing expense for the plant, an allowance for a reasonable return and in practice by the supply and demand for electricity in the local market. The tariff we receive is subject to VAT and, in some cases, business surcharges, and our revenues are reported net of VAT and business surcharges. As the on-grid tariff for hydropower for most of our plants is significantly lower than that for thermal power, we expect that in the long-term we will experience an increase in the on-grid tariff for hydropower, as power grids seek to improve their operating margins through increased purchase of hydropower and the approved tariff for thermal power increases.

The power grids make monthly payments for our power delivered 30 to 60 days after month end. In 2007 our electricity was sold to two power grids, Yunnan Dehong Electric Power Co., Ltd. and Sichuan Cangxi Electric Power Co., Ltd., and in 2008 and 2009 we sold our electricity to five power grids as a result of our acquisitions in Zhejiang and Fujian provinces. Any deterioration in our relationship with any of these grids, or in their financial condition could result in a material credit risk to our company and have a materially adverse effect on our financial condition and results of operations. The table below sets forth the percentage of our revenues derived from sales to each of these power grids for the year ended December 31, 2007 and 2008, and the nine months ended September 30, 2009.

	Year Ended	Year Ended	Nine Months
	December 31,	December 31,	Ended September 30,
	2007	2008	2009
	% of Revenues

Yunnan Dehong Electric Power Co., Ltd.	71	19	7
Sichuan Cangxi Electric Power Co., Ltd.	29	7	3
Lishui Electric Power Bureau	—	65	50
Fujian Electric Power Co., Ltd.	—	7	28
Pingnan Power Supply Company	—	2	12

Total	100	100	100

Before we acquired the remaining 50.0% of the equity interest in Shapulong in August 2009, our investment in Shapulong was accounted for using the equity method of accounting under Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, and included as an investment in equity investees on our balance sheet. Under the equity method, our proportionate share of Shapulong’s net income or loss is included as share of income or losses, as applicable, in equity investees in the statement of operations. Accordingly, Shapulong’s results of operations are not reflected in our consolidated results of operations other than as a share of income or losses, as applicable, in equity investees in our consolidated statement of operations before August 2009. Shapulong became our wholly owned subsidiary in August and its results of operations after the acquisition are reflected in our consolidated results of operations.

Although Yuanping commenced operations in March 2007 and has transmitted electricity to the power grid controlled by the Fujian Ningde Electric Power Bureau, that transmission was made without a fixed or pre-determined tariff per kWh until late June 2009. Therefore, cash received in exchange for the transmission of electricity to the power grid before late June 2009 was recorded as customer deposits. Accordingly, no revenues were recorded by Yuanping in the year ended December 31, 2008. However, related cost of revenues was not deferred, and was charged to expense as incurred. All of the customer deposits received from the date of our acquisition of Yuanping to late June 2009 were recognized as revenue when the regional pricing bureau confirmed a minimum tariff in late June 2009. We only recognize revenue for customer deposits recorded subsequent to the acquisition of Yuanping after the per kWh tariff became fixed or determinable. In August 2009, the Ningde Pricing Bureau, the regional pricing bureau in the Fujian province, approved a unit price per kWh of RMB0.29, inclusive of VAT, for electricity transmitted by Yuanping to the power grid controlled and owned by the provincial grid company prior to July 8, 2009. The unit price per kWh of RMB0.29 will continue to be in effect until the regional pricing bureau approves a new unit price per kWh.

In discussing our revenues, we have included information relating to (i) the effective tariff for electricity sold in the years ended December 31, 2007 and 2008, and the nine months ended September 30, 2008 and 2009, (ii) the effective utilization rate(s) for each of our hydropower plants in the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2008 and 2009, and (iii) the weighted average effective utilization rate for our hydropower plants for both (a) the year ended December 31, 2008, (b) for the periods in 2008 that these plants were under our ownership and (c) the nine months ended September 30, 2008 and 2009.

We have generally not included effective utilization rate information for each individual hydropower plant for the periods that these plants were owned by us in 2007 and 2008. Effective utilization rates and effective tariff rates also do not reflect our percentage ownership of a hydropower plant. Since the acquisition of each of these plants was completed at a different point in time in 2007 and 2008, and electricity generation and utilization rates at our hydropower plants differ significantly from period to period due to prevailing hydrological conditions and the seasonal nature of our business, we believe that any effective utilization rate information for our hydropower plants for only the periods under consolidation may not be comparable to or representative of the utilization rates of such plants for the full year.

Effective tariff is calculated as gross revenues, that is (a) revenues not netted for VAT and other applicable business surcharges, if any, recorded in the relevant period, divided by (b) the quantity of electricity sold in such period. Effective utilization rate of a hydropower plant is calculated as the quantity of electricity sold in the relevant period, divided by the installed capacity for electricity generation in such period. The weighted average effective utilization rate of our hydropower plants is calculated as the aggregate quantity of electricity sold in the relevant period, divided by the aggregate installed capacity for electricity generation of all our hydropower plants for the period under consideration. As our effective tariffs are calculated using gross revenues, the product of our installed capacity, effective tariff and effective utilization rate for a hydropower plant is not equal to the revenues for that plant in any given period. We use effective utilization rates to measure the historic ability of a hydropower plant to generate electricity during any given period. However, absent mechanical failure, damage to the hydropower plant or human error, effective utilization rates only reflect hydrological conditions for any given period, and are therefore not indicative of future trends in electricity generation for a hydropower plant.

It should be noted that for three of our hydropower plants, our effective tariff rates and effective utilization rates are not based on full-year data for 2007. Specifically, rates for (i) Shapulong are calculated based on the results from January 1 to December 24, 2007, (ii) Yuheng are calculated based on the results from May 18 to December 31, 2007 and (iii) Liyuan are calculated based on the results from May 21 to December 31, 2007.

The design utilization rate for a hydropower plant is a calculation performed at the feasibility study phase used to assist in the design optimization of civil structures, and in the selection of turbine generator equipment. The design utilization rate for any given hydropower plant is the multi-year average electricity production a facility is capable of producing given the equipment selection and historical hydrological conditions. We use design utilization rates as a management tool in monitoring actual production against precipitation to ensure our hydropower plants are operating to standard.

Information relating to the effective tariff, effective utilization rates and the weighted average effective utilization rates presented in the discussion of our consolidated revenues do not reflect revenues of Shapulong or Yuanping.

Cost of Revenues (successor)

Our cost of revenues consists primarily of depreciation, employee salaries and benefits for hydropower plant staff, water resource fees, non-capitalized maintenance and repair costs, amortization expenses relating to Yuanping’s water use rights, and other operating costs directly related to the generation of electricity. We expect that as we optimize the management and staffing of our newly acquired plants, we may in the future reduce the cost of revenues associated with operating any given plant.

General and Administrative Expenses (successor)

Our general and administrative expenses comprise employee salaries and benefits for non-plant staff, office lease payments, travel and entertainment expenses, office supplies expenses and amortization of intangible assets relating to the development rights of the Binglangjiang II hydropower plant. This includes costs of our acquisitions that cannot otherwise be capitalized.

EBITDA, as adjusted (successor)

We have included earnings before interest, taxes, depreciation and amortization and certain non-cash charges, which we refer to as EBITDA, as adjusted, a non-GAAP financial measure, on a consolidated basis in this prospectus. We had $(0.9) million in EBITDA, as adjusted, for the period from July 10, 2006 (inception) to December 31, 2006 and $(0.3) million in EBITDA, as adjusted, for the year ended December 31, 2007. We had $6.5 million in EBITDA, as adjusted, for the year ended December 31, 2008. We had $5.5 million and $21.9 million in EBITDA, as adjusted, for the nine months ended September 30, 2008 and 2009, respectively.

We believe that EBITDA, as adjusted, is a useful financial metric to assess our operating and financial performance before the impact of investing and financing transactions and income taxes. In addition, we believe that EBITDA is widely used by other companies in the power industry and may be used by investors as a measure of our financial performance. We note, however, that as individual companies may have different methods of calculating EBITDA for their business, their EBITDA results may not be directly comparable to our EBITDA, as adjusted. Given the significant investments that we have made in the past in net property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA, as adjusted, will provide investors with a useful tool for comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures and business acquisitions. The presentation of EBITDA, as adjusted, should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

The use of EBITDA, as adjusted, has certain limitations. Depreciation and amortization expense for various long-term assets, income tax expenses, interest expenses and interest income and certain non-cash charges have been and will be incurred and are not reflected in the presentation of EBITDA, as adjusted. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA, as adjusted, does not consider capital expenditures and other investing and financing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest expense and interest income, income tax expenses, capital expenditures and other relevant items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA, as adjusted, is not defined under U.S. GAAP, and EBITDA, as adjusted, is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP.

A reconciliation of EBITDA, as adjusted, to our net loss is provided below:

	July 10			For the Nine
	(inception) to	Year Ended		Months Ended
	December 31,	December 31,		September 30
	2006	2007	2008	2008	2009
	(US$ in thousands)

Net (loss) income	(1,434)	(4,560)	(3,987)	(3,654)	763
Interest expense, net	533	2,224	4,507	2,364	9,795
Other non-cash charges including exchange loss and change in fair value of derivative financial liabilities and warrant liability	—	1,361	647	3,281	463
Income tax expenses	—	17	444	477	2,167
Depreciation of property, plant and equipment, net	—	572	4,755	2,922	8,609
Amortization of intangible assets	—	66	108	80	143

EBITDA, as adjusted	(901)	(320)	6,474	5,470	21,940

Quarterly Results

The following table presents unaudited consolidated financial information for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. We believe that all necessary adjustments, consisting mainly of normal recurring adjustments, have been included in the amounts stated below to fairly present the selected quarterly information when read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. Our results of operations have varied and may continue to vary significantly from quarter to quarter and are not necessarily indicative of the results of any future period. In addition, in light of our recent growth, we believe that period to period comparisons should not be relied upon as an indication of future performance.

	Three Months Ended
	March 31,	June 30,	September 30,
	2009	2009	2009
	(US$ in thousands)

Revenues	4,593	12,853	13,007

Cost of revenues	(2,791)	(4,224)	(4,511)

Gross profit	1,802	8,629	8,496

Operating expenses
General and administrative expenses	(1,735)	(1,687)	(2,231)

Operating income	67	6,942	6,265

Interest income	219	106	119
Interest expenses	(2,720)	(3,613)	(3,906)
Change in fair value of derivative financial liabilities and warrant liability	(179)	(211)	(53)
Exchange loss	(4)	(9)	(7)
Share of (losses) gains in an equity investee	(150)	75	5
Other (expenses) income, net	—	(3)	5

	Three Months Ended
	March 31,	June 30,		September 30,
	2009	2009		2009
	(US$ in thousands)

(Loss) income before income tax expenses	(2,767)	3,287		2,428

Income tax benefits (expenses)	427	(1,521)		(1,073)

Consolidated net (loss) income	(2,340)	1,766		1,355

Less:
Net (loss) income attributable to noncontrolling interests	(94)	54		58

Net (loss) income attributable to shareholders	(2,246)	1,712		1,297

Selected Operating Data:(1)
Installed capacity (MW)	271.0 (1)	324.6	(1)	376.6(1)
Electricity sold (kWh)	101,771,212 (2)	273,963,789	(2)	291,682,348(2)
Effective tariff (RMB/kWh)(3)	0.354 (2)	0.343	(2)	0.342(2)

(1)	Our aggregate installed capacity information includes, as of March 31, 2009, the installed capacity of Shapulong and Wangkeng, as of June 30, 2009, the installed capacity of Shapulong and Wangkeng, and as of September 30, 2009, the installed capacity of Wangkeng, although as of such respective dates, our equity interest in Shapulong and Wangkeng were 50.0% and 90.0%, respectively.

(2)	Although Yuanping commenced operations in March 2007 and has transmitted electricity to the power grid controlled by the Fujian Ningde Electric Power Bureau, that transmission was made without a fixed or pre-determined tariff per kWh until late June 2009. Therefore, cash received in exchange for the transmission of electricity to the power grid before late June 2009 was recorded as customer deposits. However, related cost of revenues was not deferred, and was charged to expense as incurred. All of the customer deposits received from the date of our acquisition of Yuanping to late June 2009 were recognized as revenue when the regional pricing bureau confirmed a minimum tariff in late June 2009. We only recognize revenue for customer deposits recorded subsequent to the acquisition of Yuanping after the per kWh tariff became fixed or determinable. In August 2009, the Ningde Pricing Bureau, the regional pricing bureau in Fujian province, approved a unit price per kWh of RMB0.29, inclusive of VAT, for electricity transmitted by Yuanping to the power grid controlled and owned by the provincial grid company prior to July 8, 2009. The unit price per kWh of RMB0.29 will continue to be in effect until the regional pricing bureau approves a new unit price per kWh. In the three months ended March 31, 2009 and June 30, 2009, Yuanping transmitted 5,789,850 kWh and 16,162,080 kWh of electricity, respectively.

(3)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for the detailed calculations of effective tariff.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008 (successor)

We acquired the Yingchuan, Wuliting and Zhougongyuan hydropower plants in January 2008, followed by the acquisition of a 90.0% interest in each of the Banzhu and Wangkeng hydropower plants in October 2008. In October 2008, we acquired the Yuanping and the Yuheng hydropower plants. In March 2009, we acquired the remaining 10.0% interest in Banzhu. In August 2009, we completed the acquisition of the remaining 50.0% equity interest in Shapulong, and Shapulong has been accounted for as our subsidiary, not an equity investee, since that time. We also completed the acquisition of Ruiyang hydropower plant in August 2009. Finally, the Zhougongyuan and Binglangjiang II hydropower plants completed construction in March 2009 and September 2009, respectively.

Our results of operations for the nine months ended September 30, 2008 reflect the results of operations during this period for the Binglangjiang I and Liyuan hydropower plants and the results of operations of the Yingchuan and Wuliting hydropower plants during our period of ownership, that is, approximately eight months.

Our results of operations for the nine months ended September 30, 2009 primarily reflect the results of operations during this period for the Binglangjiang I, Liyuan, Yingchuan, Wuliting, Banzhu, Wangkeng, Yuangping and Yuheng hydropower plants, the results of operations of Shapulong and Ruiyang for the period of our full ownership, and the results of operations of Binglangjiang II and Zhougongyuan for their periods of operation.

As discussed above, Shapulong was accounted for as an equity investment before we acquired the remaining 50.0% equity interest in it in August 2009 and its revenues are not reflected in our consolidated revenues in the nine months ended September 30, 2008. Shapulong became our wholly owned subsidiary in August 2009 and its revenues thereafter are reflected in our consolidated revenues in the nine months ended September 30, 2009. Cash received in exchange for the transmission of electricity by Yuanping to the power grid before late June 2009 was recorded as customer deposits. All of the customer deposits received from the date of our acquisition of Yuanping to late June 2009 were recognized as revenue when the regional pricing bureau confirmed a minimum tariff in late June 2009. Also, the Zhougongyuan hydropower plant acquired in January 2008 and the Binglangjiang II hydropower plant did not contribute to our revenues until after commencing operations in late March 2009 and September 2009, respectively.

Revenues, Cost of Revenues and Gross Profit (successor)

Our revenues increased by $20.2 million, or 196.8%, from $10.3 million in the nine months ended September 30, 2008 to $30.5 million in the nine months ended September 30, 2009, due to an increase in the sale of electricity resulting from the acquisitions of the Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants in Fujian province in October 2008 and the acquisitions of the Ruiyang and Shapulong hydropower plants in August 2009, as well as the inclusion of revenues generated by the Yingchuan and Wuliting hydropower plants for the entire nine months ended September 30, 2009, the Zhougongyuan hydropower plant from late March to September 2009 and the Binglangjiang II hydropower plant for September 2009. Our revenues in the nine months ended September 30, 2009 were derived from the sale of 667,417,349 kWh of electricity at our hydropower plants during the periods in which their results of operations were consolidated with our company’s, while our revenues in the nine months ended September 30, 2008 were derived from the sale of 227,777,504 kWh of electricity during the periods in which their results of operations were consolidated with our Company’s. In the nine months ended September 30, 2008 and 2009, the effective tariff of electricity sold by us was RMB0.335 per kWh and RMB0.344 per kWh, respectively.

The effective utilization rates for the nine months ended September 30, 2009 for the Binglangjiang I and Binglangjiang II hydropower plants in Yunnan province and Liyuan hydropower plant in Sichuan province were 59.1%, 48.6% and 25.2%, respectively. The effective utilization rates for the Yingchuan, Wuliting, Shapulong, Ruiyang and Zhougongyuan hydropower plants in Zhejiang province for the nine months ended September 30, 2009 were 37.3%, 27.3%, 20.7%, 26.6% and 40.6%, respectively. The effective utilization rates for the Banzhu, Wangkeng, Yuanping, and Yuheng hydropower plants in Fujian province for the nine months ended September 30, 2009 were 35.2%, 37.2%, 38.5% and 31.5%, respectively. The weighted average effective utilization rate for our hydropower plants for the nine months ended September 30, 2009 was 27.6%, while the weighted average effective utilization rate for our hydropower plants during the periods in the nine months ended September 30, 2008 that they were owned by us was 31.8%. The effective utilization rates for the nine months ended September 30, 2008 for the Binglangjiang I, Liyuan, Wuliting and Yingchuan hydropower plants were 58.4%, 22.1%, 18.8% and 29.5%, respectively.

Our cost of revenues consisted primarily of depreciation expenses, salaries and benefits for staff employed at our hydropower plants, water resource fees, maintenance and repair expenses and other operating costs directly attributable to the production of electricity. Cost of revenues increased by $8.0 million, or 225.7%, from $3.5 million in the nine months ended September 30, 2008 to $11.5 million in the nine months ended September 30, 2009, reflecting our increased operations resulting from the acquisition of the Banzhu, Wangkeng, Yuanping, Ruiyang, Shapulong and Yuheng hydropower plants and the inclusion of the operations of Yingchuan and Wuliting hydropower plants for the entire nine months ended September 30, 2009, the Zhougongyuan hydropower plant from late March to September 2009 and the Binglangjiang II hydropower plant in September 2009. Depreciation expenses increased from $2.9 million to $8.6 million, resulting from increased depreciation expenses relating to the hydropower plants acquired in the nine months ended September 30, 2009, the effect of the entire nine months of depreciation expenses for the Yingchuan and Wuliting hydropower plants in the nine months ended September 30, 2009, the depreciation expenses for the Zhougongyuan hydropower plant starting from April 2009 and depreciation of the Binglangjiang II hydropower plant in September 2009.

Principally as a result of the foregoing factors, our gross profit increased by $12.2 million, or 181.6%, from $6.7 million in the nine months ended September 30, 2008 to $18.9 million in the nine months ended September 30, 2009. Gross margins in the nine months ended September 30, 2008 and 2009 were 65.5% and 62.2%, respectively.

Operating Expenses (successor)

Our total operating expenses for the nine months ended September 30, 2008 and 2009 consisted entirely of general and administrative expenses relating to acquisition related expenses, salaries and benefits for staff employed other than at the hydropower plants, office lease payments, travel and entertainment expenses, office supplies expenses, and other costs related to the expansion of our business. General and administrative expenses increased by $1.6 million, or 36.7%, from $4.1 million in the nine months ended September 30, 2008 to $5.7 million in the nine months ended September 30, 2009, reflecting increased operations.

General and administrative expenses consist of hydropower plant related operating expenses, primarily salaries, travel and entertainment expenses, and corporate overhead expenses attributable to the operation of our company and Beijing A.B.C. Investment, primarily relating to salaries and benefits for non-hydropower plant employees, office lease payments, travel and entertainment expenses and office supplies for our Company and Beijing A.B.C. Investment. Plant related general and administrative expenses increased from $0.7 million in the nine months ended September 30, 2008 to $1.6 million in the nine months ended September 30, 2009, reflecting increased operations resulting from the four acquisitions completed in October 2008, the two acquisitions completed in August 2009 and completion of the Zhougongyuan and Binglangjiang II hydropower plants, which resulted in an increase in salaries, as well as increases in travel expenses, entertainment expenses and miscellaneous office expenses.

Corporate overhead expenses increased from $3.4 million in the nine months ended September 30, 2008 to $4.1 million in the nine months ended September 30, 2009. This increase resulted from an increase in employee salaries and benefits relating to additional employees hired in the nine months ended September 30, 2009 and an increase in office lease expenses for the office premises in Beijing and New York. In the nine months ended September 30, 2009, employee salaries and benefits of $1.9 million accounted for 45.3% of the corporate overhead general and administrative expenses, while lease expenses, stock option expenses, travel expenses and professional fees related to the acquisition of hydropower plants of $0.5 million, $0.3 million, $0.3 million and $0.2 million, respectively, accounted for 12.3%, 7.6%, 6.2% and 6.1%, respectively, of the total corporate overhead general and administrative expenses.

Operating income (loss) (successor)

Our operating income increased by $10.7 million from $2.6 million in the nine months ended September 30, 2008 to $13.3 million in the nine months ended September 30, 2009.

Other Income and Expenses (successor)

Our interest expense increased by $6.9 million, or 207.1%, from $3.3 million in the nine months ended September 30, 2008 to $10.2 million in the nine months ended September 30, 2009. Our interest expense for the nine months ended September 30, 2008 arose primarily from interest incurred from bank loans and long-term notes, amortization of debt issuance costs and amortization of the discount on the long-term notes. Our increased interest expense in the nine months ended September 30, 2009 was primarily due to interest expenses on long-term loans obtained by Wangkeng, Wuliting, Banzhu, Yuheng, Yuanping and Zhougongyuan in the nine months ended September 30, 2009. Long-term loans outstanding as of September 30, 2008 and September 30, 2009 were $84.8 million and $238.0 million, respectively.

Our interest income decreased by $0.6 million, or 54.2%, from $1.0 million in the nine months ended September 30, 2008 to $0.4 million in the nine months ended September 30, 2009, primarily due to a lower average balance of bank deposits.

We also experienced exchange losses of $1.8 million and $20,000 for the nine months ended September 30, 2008 and 2009, respectively. The exchange loss for the nine months ended September 30, 2008 was due to (i) depreciation of the U.S. dollars that we hold in our PRC subsidiaries against their functional currency, the Renminbi and (ii) timing differences between the setting of the RMB purchase price of our acquisitions and our payment for the acquisitions through conversion of U.S. dollars.

In the nine months ended September 30, 2008, we recorded an increase in the fair value of derivative financial liabilities and warrant liability of $1.5 million, primarily relating to the warrants, exercisable for the purchase of our Series A convertible redeemable preferred shares, issued to Morgan Joseph & Co. Inc. in January 2008. In the nine months ended September 30, 2009, we recorded an increase in the fair value of derivative financial liabilities and warrant liability of $0.4 million, relating to the increase in fair value of the warrants issued to Morgan Joseph & Co. Inc for Series A convertible redeemable preferred shares in January 2008.

In the nine months ended September 30, 2009, we recorded losses in our equity investment in Shapulong of $70,000, compared to losses of approximately $0.2 million in the nine months ended September 30, 2008. Shapulong’s results of operations were consolidated with our company’s following our acquisition of its remaining 50.0% equity interest in August 2009. In the nine months ended September 30, 2009, the Shapulong hydropower plant sold 33,825,312 kWh of electricity and operated at an effective utilization rate of 20.7%, which was lower than its design utilization rate due to low precipitation in the period. In the nine months ended September 30, 2008, Shapulong sold 35,448,040 kWh of electricity and operated at an effective utilization rate of 21.6%, which was lower than its design utilization rate due to a severe snowstorm that interrupted the power transmission system in the area.

Income Tax (successor)

We incurred income tax expenses of $0.5 million and $2.2 million in the nine months ended September 30, 2008 and 2009, respectively. We have adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with applicable PRC income tax laws and regulations, an income tax return should be prepared based on accounting income following certain tax adjustments. As of September 30, 2009, we have recognized additional income tax provisions of $1.3 million for unrecognized tax benefits which represent the estimated income tax expense we would pay for the nine months ended September 30, 2009 if our income tax returns had been prepared in accordance with applicable PRC tax laws and regulations. As of September 30, 2009, net operating loss carry-forwards of $3.9 million for income tax purpose will expire in the years 2010 to 2014.

Noncontrolling Interests (successor)

In the nine months ended September 30, 2009, we recorded net income attributable to noncontrolling interests of $18,000 relating to Wangkeng and Banzhu.

Net Income/Loss (successor)

The foregoing factors resulted in our net income of $0.8 million in the nine months ended September 30, 2009, as compared to our net loss of $3.7 million in the nine months ended September 30, 2008.

Loss Attributable to Ordinary Shareholders (successor)

In the nine months ended September 30, 2009, loss attributable to ordinary shareholders was $23.4 million, comprising a net income of $0.8 million in this period, and cumulative dividends on our Series A and Series B convertible redeemable preferred shares of $13.8 million and $10.3 million, respectively.

Pursuant to the terms of our Series A and Series B convertible redeemable preferred shares, holders of such preferred shares are entitled to receive cash dividends on each such preferred share at the rate of

10.0% per annum of the issuance price when and if declared by our board of directors. However, in the event that a qualified IPO has not occurred on or before (i) April 28, 2009 in the case of Series A convertible redeemable preferred shares or (ii) September 30, 2009 in the case of Series B convertible redeemable preferred shares, such dividend rate increases by 1.0% per annum, and shall further increase by 1.0% per annum as of each subsequent dividend accrual date, provided that under no circumstances shall such an increase be made which results in the dividend rate exceeding 15.0% per annum. For additional terms applicable to dividend payments related to our Series A and Series B convertible redeemable preferred shares, see Note 17 to our audited consolidated financial statements included elsewhere in this prospectus. As of September 30, 2009, no cash dividends were declared on our Series A and Series B convertible redeemable preferred shares, and cumulative dividends of $13.8 million and $10.3 million for the Series A and Series B convertible redeemable preferred shares, respectively, were accrued and recorded as a reduction of income available to the ordinary shareholders for the nine months ended September 30, 2009.

For detailed information relating to redemption rights associated with our Series A and Series B convertible redeemable preferred shares, see Note 17 to our audited consolidated financial statements included elsewhere in this prospectus. The initial carrying amount of the Series A convertible redeemable preferred shares was the issue price at the date of issuance of $150.0 million, net of issuance costs of $10.6 million. The initial carrying amount of the Series B convertible redeemable preferred shares was the issue price at the date of issuance of $129.0 million, net of issuance costs of $4.1 million. Following a determination that the Series A and Series B convertible redeemable preferred shares were not, in accordance with their respective terms, redeemable as of September 30, 2009, but that it was probable that such Series A and Series B convertible redeemable preferred shares will become redeemable, we decided to recognize the changes in the redemption value of these convertible redeemable preferred shares immediately as they occur and adjust the carrying value of the convertible redeemable preferred shares to be equal to the redemption value as at September 30, 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007 (successor)

We acquired the Binglangjiang I and Liyuan hydropower plants in April and May 2007, respectively, and subsequently acquired a 50.0% interest in Shapulong, owner of the Shapulong hydropower plant, in December 2007. We acquired the Yingchuan, Wuliting and Zhougongyuan hydropower plants in January 2008, followed by the acquisition of a 90.0% interest in each of the Banzhu and Wangkeng hydropower plants in October 2008. In October 2008, we also acquired the Yuanping and the Yuheng hydropower plants.

Our results of operations for the year ended December 31, 2007 are virtually all attributable to the Binglangjiang I and Liyuan hydropower plants that we acquired in April and May 2007, respectively, and reflect the results of operations of these plants during our period of ownership, that is, for a period of approximately eight months for the Binglangjiang I hydropower plant and seven months for the Liyuan hydropower plant.

Our results of operations for the year ended December 31, 2008 reflect the operations of the Binglangjiang I and Liyuan hydropower plants for such period, the results of operations of the Yingchuan and Wuliting hydropower plants during our period of ownership, that is, for a period of approximately eleven months, and the results of operations of the Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants during our period of ownership, that is, for a period of approximately two months.

As discussed above, Shapulong is accounted for as an equity investment and its revenues are not reflected in our consolidated revenues in 2007 and 2008. Only the share of the loss incurred by Shapulong related to our 50.0% interest in that company is included in our statement of operations. Since Yuanping did not recognize revenue until late June 2009, cash received by Yuanping for transmission of electricity to the relevant power grid was recorded as customer deposits instead of revenues in our consolidated financial statements for the year ended December 31, 2008. Also, the Zhougongyuan hydropower plant acquired in January 2008 did not commence operation until late March 2009 and did not contribute to our revenues or cost of revenues for the year ended December 31, 2008.

Revenues, Cost of Revenues and Gross Profit (successor)

Our revenues increased by $12.3 million, or 504.6%, from $2.4 million in the year ended December 31, 2007 to $14.7 million in the year ended December 31, 2008, due to an increase in the sale of electricity resulting from the acquisitions of the Yingchuan and Wuliting hydropower plants in Zhejiang province in January 2008 and the acquisitions of the Banzhu, Wangkeng and Yuheng hydropower plants in Fujian province in October 2008, as well as the inclusion of revenues generated by the Binglangjiang I and Liyuan hydropower plants for the entire year in 2008. Our revenues in the year ended December 31, 2008 were derived from the sale of 333,964,005 kWh of electricity at our hydropower plants during the periods in which their results of operations were consolidated with our company’s, while our revenues in the year ended December 31, 2007 were derived from the sale of 108,303,945 kWh of electricity during the periods in which their results of operations were consolidated with our company’s. In the year ended December 31, 2007 and 2008, the effective tariff of electricity sold by us was RMB0.180 per kWh and RMB0.330 per kWh, respectively. The effective tariff for electricity sold in the year ended December 31, 2008 was higher than that in the year ended December 31, 2007 because a greater proportion of the electricity sold in the year ended December 31, 2008 was from our hydropower plants in the Zhejiang province, where we receive a higher tariff for electricity sold.

The effective utilization rates for the year ended December 31, 2008 for the Binglangjiang I and Liyuan hydropower plants were 63.6% and 23.8%, respectively. The effective utilization rates for the Yingchuan and Wuliting hydropower plants for the year ended December 31, 2008 were 25.8% and 19.0%, respectively. The effective utilization rates for the Banzhu, Wangkeng and Yuheng hydropower plants for the year ended December 31, 2008 were 39.3%, 36.8% and 34.6%, respectively. The effective utilization rates for the Binglangjiang I, Yingchuan, Banzhu, Wangkeng and Yuheng hydropower plants reflected normal operations. The effective utilization rate for Liyuan in 2008 was lower than its design utilization rate due to high variability and concentration of precipitation and water flows during the year. Water flows at times exceeded capacity resulting in abandoned water. We expect this situation to be mitigated in the future with the completed development and construction of a series of upstream plants on the Donghe river which will have the effect of moderating water flow in the river. Until such development is completed, the utilization rate for the Liyuan hydropower plant may continue to remain below design utilization. The Wuliting hydropower plant effective utilization rate in 2008 was below its design utilization rate due to the partial capacity availability as a result of the upgrade of the plant’s generator cooling systems during the plant commissioning and startup period. The weighted average effective utilization rate for our hydropower plants for the year ended 2008 was 33.7%, while the weighted average effective utilization rate for our plants during the periods in 2008 that they were owned by us was 29.2%.

The effective utilization rate for the Binglangjiang I hydropower plant for 2007 was 60.9%, reflecting normal operations. The effective utilization rate for the Liyuan hydropower plant for May 21 to December 31, 2007 was 30.5%, lower than its design utilization rate, primarily due to the high volatility of precipitation levels and uneven distribution of water flow in the Donghe river.

Our cost of revenues consisted primarily of depreciation, salaries and benefits for staff employed at our hydropower plants, water resource fees, non-capitalized maintenance and repair expenses, amortization expenses relating to Yuanping’s water use rights and other operating costs directly attributable to the production of electricity. Cost of revenues increased by $5.2 million, or about six times, from $0.8 million in the year ended December 31, 2007 to $6.0 million in the year ended December 31, 2008, reflecting our increased operations resulting from the acquisition of the Yingchuan, Wuliting, Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants and the inclusion of the operations of Binglangjiang I and Liyuan hydropower plants for the entire year in 2008. Depreciation expenses increased from $0.6 million to $4.8 million, resulting from increased depreciation expenses relating to the hydropower plants acquired in 2008 and the effect of full year of depreciation expenses for the Binglangjiang I and Liyuan hydropower plants in 2008. As a percentage of total cost of revenues, depreciation expenses increased from 70.4% in the year ended December 31, 2007 to 78.9% in the year ended December 31, 2008. In the year ended December 31, 2008, the Wuliting and Yingchuan hydropower plants incurred depreciation expenses of $1.8 million and $1.3 million, respectively, representing 37.4% and 27.9% of our total depreciation expenses in the year ended December 31, 2008. As of

December 31, 2008, the Wuliting and Yingchuan hydropower plants accounted for approximately 31.2% of our total property, plant and equipment, while the Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants located in the Fujian province accounted for approximately 33.7% of our total property, plant and equipment in terms of value of these assets. Since we acquired the four hydropower plants located in the Fujian province in October 2008, the effect of a full year of depreciation expenses for these hydropower plants were not reflected in our consolidated results of operations in the year ended December 31, 2008. We expect our depreciation expenses relating to these plants to increase significantly in the future.

Salaries and benefits for staff employed at the hydropower plants increased from $0.1 million in the year ended December 31, 2007 to $0.5 million in the year ended December 31, 2008. However, as a percentage of total cost of revenues, salaries and benefits for hydropower plant staff decreased from 10.1% in the year ended December 31, 2007 to 7.9% in the year ended December 31, 2008. Water resource fees, levied by local authorities, increased from nil in the year ended December 31, 2007 to $0.3 million in the year ended December 31, 2008. Other operating costs directly attributable to the production of electricity increased commensurate to the increased operations.

As a result of the foregoing factors, our gross profit increased by $7.1 million, or about four times, from $1.6 million in the year ended December 31, 2007 to $8.7 million in the year ended December 31, 2008. Gross margins in the years ended December 31, 2007 and 2008 were 66.6% and 59.1%, respectively.

Operating Expenses (successor)

Our total operating expenses for the year ended December 31, 2007 and 2008 consisted entirely of general and administrative expenses relating to acquisition related expenses, salaries and benefits for staff employed other than at the hydropower plants, office lease payments, travel and entertainment expenses, office supplies expenses, amortization of intangible assets relating to the development rights of the Binglangjiang II hydropower plant and other costs related to the expansion of our business. General and administrative expenses increased by $4.2 million, or 164.1%, from $2.6 million in the year ended December 31, 2007 to $6.8 million in the year ended December 31, 2008, reflecting increased operations.

General and administrative expenses consist of hydropower plant related operating expenses, primarily salaries, travel and entertainment expenses, amortization of an intangible asset relating to the development rights of the Binglangjiang II hydropower plant, and corporate overhead expenses attributable to the operation of our company and Beijing A.B.C. Investment, primarily relating to salaries and benefits for non-hydropower plant employees, office lease payment, travel and entertainment expenses and office supplies for our company and Beijing A.B.C. Investment. Plant related general and administrative expenses increased from $0.3 million in 2007 to $1.2 million in 2008, reflecting increased operations resulting from the six acquisitions completed in 2008 which resulted in an increase in salaries of $0.4 million, as well as increases in travel expenses, entertainment expenses and miscellaneous office expenses.

Corporate overhead expenses increased from $2.3 million in 2007 to $5.5 million in 2008. This increase resulted from an increase of $2.0 million in employee salaries and benefits relating to additional employees hired in 2008 and bonus payments for senior executives for 2007 and 2008, an increase in office lease expenses of $0.4 million relating to additional office space leased in Beijing and an increase in office lease expenses for the office premises in New York, as well as increases in travel expenses of $0.2 million and office supplies of $0.1 million. In 2008, employee salaries and benefits of $2.7 million accounted for 48.2% of the corporate overhead general and administrative expenses, while travel expenses, office lease expenses, professional fees and consulting fees of $0.7 million, $0.5 million, $0.4 million and $0.3 million, respectively, accounted for 13.0%, 9.6%, 6.8% and 5.0%, respectively, of the total corporate overhead general and administrative expenses.

Operating profit (loss) (successor)

Our operating profit was $1.9 million for the year ended December 31, 2008 compared to operating loss of $0.9 million for the year ended December 31, 2007, as a result of our enhanced profitability through acquisitions and integration of hydropower plants.

Other Income and Expenses (successor)

Our interest expense increased by almost $2.6 million, or 78.5%, from $3.3 million in the year ended December 31, 2007 to $5.8 million in the year ended December 31, 2008. Our interest expense for the year ended December 31, 2007 arose primarily from the interest incurred, amortization of debt issuance costs and amortization of discount on the convertible notes we issued in November 2006. Our increased interest expense in 2008 was primarily due to interest expenses on long-term loans obtained by Wuliting, Yingchuan and Banzhu, which we acquired in 2008. Long-term loans outstanding as of December 31, 2006, December 31, 2007 and December 31, 2008 were nil, $12.3 million and $167.2 million, respectively. We have recently renegotiated or refinanced approximately RMB990 million ($145.0 million) of our existing long-term loans, typically with reduced interest rates and longer tenures, thereby lowering our borrowing costs and interest expense. However, our interest expense in 2009 would increase were we to complete further acquisitions. Our interest expenses will be affected by the level of debt carried by the target and our use of debt, if any, to finance any such acquisitions.

We recorded interest income of $1.1 million in the year ended December 31, 2007 principally relating to interest income earned from the proceeds of the convertible notes issued in November 2006 pending use in our acquisitions. In the year ended December 31, 2008, we recorded interest income of $1.3 million primarily relating to interest income from proceeds of the Series A convertible redeemable preferred shares issued in January 2008 and the Series B convertible redeemable preferred shares issued in July and August 2008, and certain bank deposits in Binglangjiang.

We also experienced exchange losses of $1.1 million and $1.1 million for the years ended December 31, 2007 and 2008, respectively, due to depreciation of the U.S. dollars that we hold in our PRC subsidiaries against their functional currency, the Renminbi.

In 2007, we recorded a decrease in the fair value of derivative financial liabilities and warrant liability of $0.3 million relating to the convertible notes issued in November 2006. This was due to the bifurcation of the three payment components of convertible notes issued in November 2006, the business combination payments, the deferred interest component and the contingent payment component. The fair value of the derivative financial liabilities were determined by us with the assistance of American Appraisal. In 2008, we recorded an increase in the fair value of derivative financial liabilities and warrant liabilities of $0.4 million, primarily relating to the warrants, exercisable for the purchase of our Series A convertible redeemable preferred shares, issued to Morgan Joseph & Co. Inc. in January 2008.

In the year ended December 31, 2008, we recorded losses in our equity investment in Shapulong of $0.5 million, compared to losses of approximately $27,000 in the year ended December 31, 2007. From January 1 to December 24, 2007, the Shapulong hydropower plant sold 43,292,057 kWh of electricity and operated at an effective utilization rate of 20.2%, reflecting normal operations. In the year ended December 31, 2008, Shapulong sold 42,308,157 kWh of electricity and operated at an effective utilization rate of 19.3%. Shapulong’s marginally lower effective utilization rate in 2008 reflected the effects of a severe snowstorm that interrupted the power transmission system in the area.

Income Tax (successor)

We incurred income tax expenses of $17,000 and $0.4 million in the years ended December 31, 2007 and 2008, respectively. We have adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with applicable PRC income tax laws and regulations, an income tax return should be prepared based on accounting income following certain tax adjustments. As of December 31, 2008, we recognized an additional income tax provision of $1.3 million for unrecognized tax benefits which represent the estimated income tax we would pay for the year ended December 31, 2008 if our income tax returns had been prepared in accordance with applicable PRC tax laws and regulations. As of December 31, 2008, net operating loss carry-forwards of $2.7 million for income tax purpose will expire in the years 2012 to 2013, while investment tax credit carry-forwards of $0.5 million will expire in 2011.

Minority Interest (successor)

In the year ended December 31, 2008, we recorded minority interest in loss of consolidated subsidiaries of $41,000, relating to Wangkeng.

Net Loss (successor)

The foregoing factors resulted in our net loss of $4.0 million in the year ended December 31, 2008, as compared to our net loss of $4.6 million in the year ended December 31, 2007.

Loss Attributable to Ordinary Shareholders (successor)

In the year ended December 31, 2008, loss attributable to ordinary shareholders was $38.9 million, comprising cumulative dividends on our Series A and Series B convertible redeemable preferred shares of $14.7 million and $5.5 million, respectively, and changes in redemption value of our Series A and Series B convertible redeemable preferred shares of $10.6 million and $4.1 million, respectively.

Pursuant to the terms of our Series A and Series B convertible redeemable preferred shares, holders of such preferred shares are entitled to receive cash dividends on each such preferred share at the rate of 10% per annum of the issuance price plus any accrued dividends when and if declared by our board of directors. For additional terms applicable to dividend payments related to our Series A and Series B convertible redeemable preferred shares, see Note 17 to our consolidated financial statements for the year ended December 31, 2008 included elsewhere in this prospectus. As of December 31, 2008, no cash dividends were declared on our Series A and Series B convertible redeemable preferred shares, and cumulative dividends of $14.7 million and $5.5 million for the Series A and Series B convertible redeemable preferred shares, respectively, were accrued and recorded as a reduction of income available to the ordinary shareholders for the year ended December 31, 2008.

For detailed information relating to redemption rights associated with our Series A and Series B convertible redeemable preferred shares, see Note 17 to our consolidated financial statements for the year ended December 31, 2008 included elsewhere in this prospectus. The initial carrying amount of the Series A convertible redeemable preferred shares was the issue price at the date of issuance of $150.0 million, net of issuance costs of $10.6 million. The initial carrying amount of the Series B convertible redeemable preferred shares was the issue price at the date of issuance of $129.0 million, net of issuance costs of $4.1 million. Following a determination that the Series A and Series B convertible redeemable preferred shares were not, in accordance with their respective terms, redeemable as of December 31, 2008, but that it was probable that such Series A and Series B convertible redeemable preferred shares will become redeemable, we decided to recognize the changes in the redemption value of these preferred shares immediately as they occur and adjust the carrying value of the Series A and Series B convertible redeemable preferred shares to be equal to the redemption value as at December 31, 2008. Accretion charges of $10.6 million and $4.1 million related to the Series A and Series B convertible redeemable preferred shares, respectively, were recorded as a reduction of income available to ordinary shareholders for the year ended December 31, 2008.

Period from July 10, 2006 (inception) to December 31, 2006 (successor)

For the period from July 10, 2006 (inception) to December 31, 2006, we had no revenue from operating businesses. Our activities during this period were comprised solely of organizational, administrative and fund-raising activities, and we had no material revenues, cost of revenues or gross profit during 2006.

We have therefore not included a comparison of our results of operations for the year ended December 31, 2007 against the period from July 10, 2006 (inception) to December 31, 2006, as we do not believe that the comparison would be meaningful. Furthermore, as our predecessor entity, Binglangjiang, underwent a change in accounting basis upon our acquisition in 2007, we have not included a comparison of the results of operations for our predecessor entity for 2006 against our successor company for 2007.

We incurred a net loss in the period from July 10, 2006 (inception) to December 31, 2006 of $1.4 million, comprised principally of general and administrative expenses of $0.9 million and net interest expense of $0.5 million. Net interest expense was comprised of $0.9 million in interest expense, amortization of debt issuance costs and amortization of discount on $50.0 million aggregate principal amount of secured convertible notes issued on November 10, 2006 and matured on May 10, 2008, partially offset by interest income of $0.3 million.

Geographic Information (successor)

We manage our business, in part, through the analysis of electricity demand, hydrological conditions and the existing hydroelectric power markets in the different provinces where we operate. For the year ended December 31, 2008, we operated and managed our business as four operating and reportable geographic segments, namely the Yunnan province segment, the Sichuan province segment, the Zhejiang province segment and the Fujian province segment. For the year ended December 31, 2007, we operated and managed our business as two operating and reportable geographical segments, namely the Yunnan province segment and the Sichuan province segment.

Our segment information for the nine months ended September 30, 2008 and 2009 is as follows:

	Yunnan	Sichuan	Zhejiang	Fujian
	province	province	province	province	Unallocated	Eliminations	Consolidated
	(US$ in thousands)

For the nine months ended September 30, 2008
Revenues	1,939	676	7,646	—	—	—	10,261
Net income (loss)	689	(11)	1,546	—	(5,878)	—	(3,654)
Total assets as of September 30, 2008	40,195	17,828	233,412	—	314,346	(193,231)	412,550
For the nine months ended September 30, 2009
Revenues	2,153	793	15,260	12,247	—	—	30,453
Net income (loss)	940	241	2,855	1,091	(4,364)	—	763
Total assets as of September 30, 2009	44,987	14,782	365,952	215,834	341,254	(387,969)	594,840

Our segment information for the year ended December 31, 2008 is as follows:

	Yunnan	Sichuan	Zhejiang	Fujian
	province	province	province	province	Unallocated	Eliminations	Consolidated
	(US$ in thousands)
Revenues	2,746	971	9,635	1,363	—	—	14,715
Cost of revenues	(1,120)	(478)	(4,598)	(1,025)	—	1,196	(6,025)
General and administrative expenses	(245)	(223)	(567)	(210)	(5,516)	—	(6,761)
Interest income	359	84	18	5	877	(3)	1,340
Interest expenses	(361)	—	(3,519)	(1,514)	(456)	3	(5,847)
Change in fair value of derivative financial liabilities and warrant liability	—	—	—	—	420	—	420
Exchange (loss) gain	(269)	172	(165)	(2)	(803)	—	(1,067)
Share of losses in an equity investee	—	—	—	—	(503)	—	(503)
Other income, net	(3)	1	(6)	(5)	1,353	(1,196)	144
Income tax (expenses) benefit	(171)	9	(447)	165	—	—	(444)
Minority interests	—	—	—	41	—	—	41

Net income (loss)	936	536	351	(1,182)	(4,628)	—	(3,987)

Unallocated general and administrative expenses of $5.5 million for the year ended December 31, 2008 related primarily to various administrative costs associated with the acquisitions completed by us during that year. Unallocated other income, net for the year ended December 31, 2008 mainly consisted of administrative charges levied by Beijing A.B.C. Investment on our operating subsidiaries.

Our segment information for the year ended December 31, 2007 is as follows:

	Yunnan	Sichuan
	province	province	Unallocated	Eliminations	Consolidated
	(US$ in thousands)

Revenues	1,719	715	—	—	2,434
Cost of revenues	(500)	(288)	(25)	—	(813)
General and administrative expenses	(159)	(110)	(2,291)	—	(2,560)
Interest income	147	50	854	—	1,051
Interest expenses	(684)	—	(2,591)	—	(3,275)
Change in fair value of derivative financial liabilities	—	—	(266)	—	(266)
Exchange loss	(714)	(359)	(22)	—	(1,095)
Share of losses in equity investee	—	—	(27)	—	(27)
Other income	8	—	—	—	8
Income tax expenses	—	(8)	(9)	—	(17)

Net loss	(183)	—	(4,377)	—	(4,560)

Liquidity and Capital Resources (successor)

Our ongoing cash requirements include payments of our employees’ salaries and benefits, debt servicing costs, water resource fees, office rentals and other operating costs and expenses. Our anticipated cash needs consist primarily of funding for future acquisitions, as well as maintenance and possible capital expansion of our existing hydropower plants.

We are a holding company and conduct substantially all of our business through our PRC operating subsidiaries. Currently, we do not expect these subsidiaries to pay dividends. However, in the future, we might rely on dividends paid by these subsidiaries for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating costs and expenses. The payment of dividends by entities organized in the PRC is subject to limitations. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our operating subsidiaries in the PRC are required to set aside a certain amount of after-tax profits each year, if any, to fund statutory reserves. These reserves and their paid-up capital are not distributable as cash dividends. As of December 31, 2008, a total of RMB1,936.1 million ($272.4 million) was not available for distribution to us in the form of dividends due to these PRC regulations. As of September 30, 2009, a total of RMB2,210.0 million ($311.6 million) was not available for distribution to us in the form of dividends due to these PRC regulations.

Information on the liquidity and capital resources of our predecessor company Binglangjiang are set forth in “— Yunnan Huabang Electric Power Development Co., Ltd. (Binglangjiang) (predecessor).”

Our Consolidated Cash Flow (successor)

The following information details our consolidated cash flows from operating, investing and financing activities for the period from July 10, 2006 (inception) to December 31, 2006, for the years ended December 31, 2007 and 2008, and for the nine months ended September 30, 2008 and 2009. For the period from July 10, 2006 (inception) to December 31, 2006, we had no revenue from operating businesses. Our activities during this period were comprised solely of organizational, administrative and fund-raising activities, and we had no material revenues, cost of revenues or gross profit in such period. We acquired our initial businesses in April, May and December 2007, using proceeds from the private placement of convertible debt. Consequently, our consolidated cash flows from our operating, investing and financing activities in 2007 reflect the proceeds of the private placement for the entire year, and are affected by our cash flow generated by our Binglangjiang I and Liyuan hydropower plants between April 25, 2007 and May 21, 2007, respectively, and December 31, 2007.

We completed our acquisition of Yingchuan and Wuliting as well as the Zhougongyuan hydropower plant in January 2008, and the acquisition of Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants in October 2008 using proceeds of our convertible debt and the proceeds of our Series A and Series B convertible redeemable preferred shares. On January 23, 2008, we raised $150.0 million from the issuance of our Series A convertible redeemable preferred shares; and on July 24, 2008 and August 15, 2008, we issued Series B convertible redeemable preferred shares for an aggregate purchase price of $101.0 million and $28.0 million, respectively, to fund our acquisitions, expansion of our existing projects, and repayment of our convertible notes and for our working capital purposes. Consequently, our consolidated cash flows from our operating, investing and financing activities in the year ended December 31, 2008 reflect the proceeds of our Series A and Series B convertible redeemable preferred shares, and are affected by cash flows generated by our Yingchuan and Wuliting hydropower plants for eleven months and the results of operations of the Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants during our period of ownership, that is, for a period of approximately two months, in addition to those generated by our Binglangjiang I and Liyuan hydropower plants in 2008.

We completed our acquisition of the remaining 10.0% interest in Banzhu in March 2009 and the acquisition of the 13.0% interest and the remaining 37.0% interest in Shapulong in August 2009. We completed our acquisition of Ruiyang in August 2009, using proceeds from long term loans. The long-term loans outstanding as of September 30, 2009 related to RMB denominated loans of $44.9 million, $18.3 million, $15.1 million, $32.9 million, $11.6 million, $43.5 million, $22.0 million, $21.7 million, $15.8 million and $12.2 million obtained by Wuliting, Yingchuan, Binglangjiang, Zhougongyuan, Yuanping, Banzhu, Wangkeng, Yuheng, Ruiyang and Shapulong, respectively. Our consolidated cash flows from our operating, investing and financing activities in the nine months ended September 30, 2009 reflect the proceeds of the long-term loans we obtained, and are affected by cash flows generated by the results of operations of our Zhougongyuan and Binglangjiang II hydropower plants during the period of operation and the results of operations of Ruiyang and Shapulong hydropower plants during our full ownership in addition to those generated by our Binglangjiang I, Liyuan, Yingchuan, Wuliting, Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants in the nine months ended September 30, 2009.

On a consolidated basis, cash and cash equivalents increased in the period from July 10, 2006 (inception) to December 31, 2006 by $0.6 million, resulting from $51.5 million provided by financing activities (including $50.0 million from issuance of long-term notes), partly offset by net cash used in investing activities of $50.3 million and net cash used in operating activities of $0.5 million. Cash and cash equivalents increased during 2007 by $15.0 million to $15.6 million, primarily due to $26.5 million provided by investing activities, partly offset by $4.3 million used in operating activities and $7.4 million used in financing activities. In 2008, cash and cash equivalents increased by $23.1 million to $38.7 million, due to $2.4 million provided by operating activities and $242.3 million provided by financing activities partly offset by $221.4 million used in investing activities. In the nine months ended September 30, 2009, cash and cash equivalents decreased by $15.0 million to $23.8 million, primarily due to $2.3 million used in operating activities and $45.9 million used in investing activities partly offset by $33.2 million provided by financing activities.

The following table sets forth the components of our consolidated cash flows for the periods indicated:

	July 10, 2006			Nine Months Ended
	(Inception) to	Year Ended December 31,		September 30,
	December 31, 2006	2007	2008	2008	2009

Net cash (used in) provided by operating activities	(515)	(4,263)	2,370	(3,007)	(2,273)
Net cash (used in) provided by investing activities	(50,340)	26,540	(221,408)	(140,867)	(45,929)
Net cash (used in) provided by financing activities	51,483	(7,426)	242,341	249,621	33,243
Effect of changes in exchange rate on cash	—	127	(216)	(683)	53

Net increase (decrease) in cash and cash equivalents	628	14,978	23,087	105,064	(14,906)

Operating Activities (successor)

Net cash used in operating activities was $2.3 million in the nine months ended September 30, 2009, which was primarily attributable to an increase in accounts receivable of $7.5 million and a decrease in accrued expenses and other current liabilities of $6.1 million, partially offset by the add-back of non-cash expenses such as depreciation expenses of $8.6 million, deferred income taxes of $0.8 million, amortization of unfavorable contract obligations of $0.6 million and a net income of $0.8 million.

Net cash provided by operating activities was $2.4 million in 2008, which was primarily attributable to the add-back of non-cash expenses, mainly consisting of depreciation expenses of $4.8 million and exchange loss of $1.1 million, and a decrease in prepayments and other current assets of $2.2 million, partially offset by a net loss of $4.0 million and a decrease in accounts payable of $2.1 million.

Net cash used in operating activities for 2007 was $4.3 million, which was primarily attributable to a net loss of $4.6 million and an increase in prepayments and other current assets of $1.5 million, partially offset by the add-back of non-cash expenses, mainly consisting of exchange loss of $1.1 million, amortization of long-term notes discount of $0.8 million, depreciation expenses of $0.6 million, change in fair value of derivative financial liabilities and warrant liability of $0.3 million, and amortization of debt issuance costs of $0.3 million.

Net cash used in operating activities for the period from July 10, 2006 (inception) to December 31, 2006 was $0.5 million, which was primarily attributable to a net loss of $1.4 million partially offset by an increase in accrued expenses and other current liabilities of $0.5 million, and the add-back of non-cash expenses, mainly consisting of amortization of long-term notes discount of $0.3 million and amortization of debt issuance costs of $99,000.

Investing Activities (successor)

Net cash used in investing activities was $45.9 million in the nine months ended September 30, 2009, relating principally to purchase consideration of $30.3 million in relation to the acquisition of Ruiyang, Shapulong and Banzhu, construction payments to contractors of $13.5 million, loans to Shapulong of $3.9 million and acquisition of an intangible asset of $1.0 million, partially offset by the repayment of loans by Shapulong of $3.5 million.

Net cash used in investing activities was $221.4 million in the year ended December 31, 2008, relating principally to the cost of acquisition of Yingchuan and Wuliting hydropower plants in January 2008, and the Banzhu, Wangkeng, Yuanping and Yuheng hydropower plants in October 2008, net of cash acquired, of $183.3 million, purchase of fixed assets of $32.9 million primarily relating to the Binglangjiang II and Zhougongyuan hydropower plants, advances to contractors for construction projects of $2.4 million relating primarily to the Binglangjiang II hydropower plant and loans to Shapulong of $2.8 million.

Net cash provided by investing activities for 2007 was $26.5 million, which was primarily attributable to the release of restricted cash of $50.3 million, partially offset by a cash advance to Binglangjiang prior to the acquisition date of $16.2 million, cost of acquisition of Shapulong of $4.6 million, advances to contractors for construction projects of $2.0 million, and acquisition of Binglangjiang and Liyuan, net of cash acquired, of $0.5 million.

Net cash used in investing activities for the period from July 10, 2006 (inception) to December 31, 2006 was $50.3 million, comprised of restricted cash from the proceeds of our convertible notes issue and the related interest income.

Financing Activities (successor)

Net cash provided by financing activities was $33.2 million in the nine months ended September 30, 2009, resulting from proceeds of $124.8 million from long-term loans and proceeds of $4.4 million from short-term loans, partially offset by repayment of long-term loans of $82.2 million, repayment of short-term loans of $6.1 million, purchase of the 10.0% equity interest in Banzhu from noncontrolling interests of $2.5 million and payment of deferred initial public offering costs of $4.8 million.

The long-term loans outstanding as of September 30, 2009 comprised RMB denominated loans of $44.9 million, $18.3 million, $15.1 million, $32.9 million, $11.6 million, $43.5 million, $22.0 million, $21.7 million, $15.8 million and $12.2 million obtained by Wuliting, Yingchuan, Binglangjiang, Zhougongyuan, Yuanping, Banzhu, Wangkeng, Yuheng, Ruiyang and Shapulong, respectively. The long-term loans are secured by pledges of the property, plant and equipment and future electricity sales of the respective entity or guaranteed by third parties and are due between 2009 and 2027. The interest rates on these long-term loans are variable based on the market rate published by the People’s Bank of China each year. The average interest rate on the long-term loans for the nine months ended September 30, 2009 was 6.27%.

Net cash provided by financing activities was $242.3 million in 2008, resulting from proceeds of $279.0 million from the issuance of convertible redeemable preferred shares consisting of $150.0 million of Series A convertible redeemable preferred shares issued in January 2008 and $129.0 million of Series B convertible redeemable preferred shares issued in July and August 2008, respectively, and proceeds of $4.3 million of long-term loans partially offset by issuance costs of such preferred shares of $13.8 million, repayment of long-term loans of $12.2 million, repayment of long-term notes of $9.9 million and payment of deferred initial public offering costs, including legal and accounting fees, of $4.2 million.

Our long-term loans outstanding as of December 31, 2008 was $167.2 million, relating to RMB denominated bank loans obtained by Binglangjiang, Yingchuan, Wuliting, Zhougongyuan, Banzhu, Wangkeng, Yuanping and Yuheng from financial institutions, which we assumed as a result of the acquisitions of these entities. The long-term loans are secured by corporate guarantee by third parties, the pledge of property, plant and equipment of Yingchuan, Banzhu, Binglangjiang, Wangkeng, Yuanping and Yuheng and pledge of proceeds from future electricity sales of Yuanping, Wangkeng and Banzhu, and are due from 2009 to 2020. The interest rates on these long-term loans are variable based on the market rate published by the People’s Bank of China each year. The average interest rate on the long-term loans for the year ended December 31, 2008 was 8.3082%. We have recently renegotiated or refinanced approximately RMB990 million ($145.0 million) of our existing long-term loans with reduced interest rates and longer tenures, thereby lowering our borrowing costs and interest expenses.

Net cash used in financing activities for 2007 was $7.4 million, which was attributable to business combination payments of $2.5 million relating to the convertible notes, repayment of a long-term loan of $2.5 million and payment of debt issuance costs of $2.5 million.

As of December 31, 2007, our borrowings were with a domestic PRC bank and entered into by Binglangjiang I. The amount of our long-term loans outstanding as of December 31, 2007 was $12.3 million, relating to RMB denominated bank loans obtained from the Agricultural Bank of China, Yingjiang branch, which we assumed as part of our consideration for the acquisition of Binglangjiang I. The loan was secured by Binglangjiang I’s property, plant and equipment and is due on December 31, 2011. The effective interest rate on the long-term loan is set based on the People’s Bank of China benchmark rate. The effective interest rate for 2007 was 7.425%.

Net cash provided by financing activities for the period from July 10, 2006 (inception) to December 31, 2006 was $51.5 million, resulting from proceeds from the issuance of long-term notes of $50.0 million and proceeds from the issuance of share capital of $2.3 million, offset in part by the payment of debt issuance costs of $0.8 million. As of December 31, 2006, we did not have any short-term or long-term loans outstanding.

Capital Expenditures (successor)

We did not incur any capital expenditure in the period from July 10, 2006 (inception) to December 31, 2006. We incurred capital expenditures of $0.3 million in 2007 for the construction of Binglangjiang II hydropower plant. In the year ended December 31, 2008, we incurred capital expenditures of $38.8 million consisting primarily of capital expenditures of $4.5 million, $32.8 million and $0.8 million for the construction of the Binglangjiang II, Zhougongyuan and Wuliting hydropower plants, respectively. In the nine months ended September 30, 2009, we incurred capital expenditures of $11.2 million consisting primarily of capital expenditures of $7.3 million, $1.3 million, $1.7 million and $0.5 million for the construction of the Binglangjiang II, Liyuan, Zhougongyuan and Banzhu hydropower plants, respectively. We will in the future make significant capital expenditures to develop, expand and complete the construction of additional small hydropower assets and our pumped storage hydropower plant. We generally deposit our excess cash in interest-bearing bank accounts in banks in China and Hong Kong.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our expected cash requirements, including for working capital and capital expenditure purposes, for at least 12 months following this offering. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from lending institutions. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders’ interests. The incurrence of debt would divert cash for working capital and capital expenditures to servicing debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may be adversely affected.

Contractual Obligations and Capital Commitments (successor)

The following table sets forth our contractual obligations as of December 31, 2008:

	Payment Due by Period
		Within	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
	(unaudited)
	(US$ in thousands)

Short-term borrowings(1)	8,781	8,781	—	—	—
Interest on short-term borrowings(1)	248	248	—	—	—
Long-term borrowings (including current portion of long-term borrowings)(1)	167,170	29,037	51,441	36,883	49,809
Interest on long-term borrowings (including interest on current portion of long-term borrowings)(1)	49,398	12,363	18,467	11,337	7,231
Operating lease commitments	805	403	402	—	—
Purchase obligations(2)	7,899	7,888	11	—	—

Total	234,301	58,720	70,321	48,220	57,040

(1)	See Note 14 to our audited consolidated financial statements, which are included elsewhere in this prospectus, for a discussion of our short-term and long-term borrowings.

(2)	This represents contracted but unpaid amounts for construction projects for the Binglangjiang II and the Zhougongyuan hydropower plants that were currently under construction as of December 31, 2008.

The following table sets forth our contractual obligations as of September 30, 2009:

	Payment Due by Period
		Period from
		September 30,	1-3 Years	3-5 Years	More than
		2009 to	from	from	5 Years
		December 31,	December 31,	December 31,	from December 31,
	Total	2009	2009	2009	2009
	(unaudited)
	(US$ in thousands)

Short-term borrowings(1)	7,097	—	7,097	—	—
Interest on short-term borrowings(1)	160	64	96	—	—
Long-term borrowings (including current portion of long-term borrowings)(1)	237,963	13,106	82,574	82,911	59,372
Interest on long-term borrowings (including interest on current portion of long-term borrowings)(1)	61,753	3,564	34,457	18,473	5,259
Operating lease commitments	666	171	495	—	—
Purchase obligations	—	—	—	—	—

Total	307,639	16,905	124,719	101,384	64,631

(1)	See Note 17 to our unaudited interim condensed consolidated financial statements, which are included elsewhere in this prospectus, for a discussion of our short-term and long-term borrowings.

Capital commitments as of September 30, 2009 were $0.3 million representing contracted but unpaid amounts for construction projects of Binglangjiang and Liyuan that are in progress.

We have also committed to subscribe to the increased capital of RMB162.5 million ($23.8 million) of Wuyue hydropower plant.

Yunnan Huabang Electric Power Development Co., Ltd. (Binglangjiang) (predecessor)

Binglangjiang was incorporated in 2004 and was acquired by us on April 25, 2007. Binglangjiang owns and operates the Binglangjiang I hydropower plant. The Binglangjiang I hydropower plant commenced operations in January 1988. Binglangjiang is currently constructing a second hydropower plant, the Binglangjiang II hydropower plant. The Binglangjiang II hydropower plant was commissioned in September 2009. Both plants are located in Yingjiang County, Dehong Prefecture, Yunnan province.

On March 15, 2007, we entered into an agreement to acquire 100.0% of the equity interest in Binglangjiang for an aggregate purchase price, to be paid on the date of acquisition, of RMB50.0 million ($6.5 million). The transaction was consummated on April 25, 2007. Prior to the completion of the acquisition, we advanced RMB125.0 million ($16.2 million) cash as a capital injection to Binglangjiang on April 17, 2007. Binglangjiang accounted for the capital injection by debiting “cash and cash equivalent” and crediting “other payable.” The capital injection represented an advance prior to the consummation of the acquisition of Binglangjiang rather than a cost directly related to its acquisition as it was not a liability incurred by us to former owners of Binglangjiang and did not form part of the purchase consideration. Pursuant to the terms of the equity transfer purchase agreement, certain limitations were placed on Binglangjiang on the usage of such capital injection between April 17, 2007 and April 25, 2007, the date on which the acquisition was completed. On the date of acquisition, we effectively acquired the RMB125.0 million ($16.2 million) cash that legally belonged to Binglangjiang. An equal amount of payables to us was assumed by us on the date of acquisition which was immediately converted into paid-in capital of Binglangjiang. We have committed to provide continuous financial support to our subsidiaries as and when required to ensure that each of these entities will continue as a going concern.

Binglangjiang currently derives its revenues solely from the sale of electricity generated by the Binglangjiang I and Binglangjiang II hydropower plants. Binglangjiang I has an installed capacity of 21.0 MW and an annual design utilization rate of 60.0% and Binglangjiang II has an installed capacity of 20.0 MW and an annual design utilization rate of 55.0%. Revenues are earned and recognized upon transmission of electricity to the local power grid. Binglangjiang withholds VAT at the rate of 6.0% of revenues, and revenues recognized by Binglangjiang are net of such VAT.

Results of Operations (Binglangjiang) (predecessor)

The following table sets forth the results of operations for Binglangjiang for the periods indicated:

		Period from
	Year Ended	January 1 to
	December 31, 2006	April 24, 2007
	(US$ in thousands)

Revenues	2,075	571
Cost of revenues	(691)	(219)

Gross profit	1,384	352

Operating expenses:
General and administrative expenses	(13)	(23)

Total operating expenses	(13)	(23)

Operating profit	1,371	329

Interest income	1	—
Interest expenses	(914)	(285)

Income before income tax expenses	458	44

Income tax expenses	(19)	(1)

Net income	439	43

Period from January 1, 2007 to April 24, 2007 (Binglangjiang) (predecessor)

Revenues, Cost of Revenues and Gross Profit (Binglangjiang) (predecessor)

In the period from January 1, 2007 to April 24, 2007, Binglangjiang recorded revenues of $0.6 million. The Binglangjiang I hydropower plant sold 23,495,595 kWh of electricity in this period. Binglangjiang’s effective utilization rate in 2007 was 60.9%, reflecting normal operations.

Pursuant to the power sale and purchase agreement with the local Yunnan Dehong Electric Power Co., Ltd, Binglangjiang was paid a tariff of RMB0.22 per kWh during the dry season from January to May and RMB0.17 per kWh during the rainy season from June to December. The effective tariff for electricity sold in the period from January 1, 2007 to April 24, 2007 was RMB0.20 per kWh.

Binglangjiang’s cost of revenues for the period from January 1, 2007 to April 24, 2007 was $0.2 million, which consisted primarily of depreciation expenses of $0.2 million, as well as employee salaries, water resource fees and non-capitalized maintenance and overhead expenses directly attributable to the production of electricity.

The foregoing resulted in gross profit in the period from January 1, 2007 to April 24, 2007 of $0.4 million, reflecting a gross margin of 61.6%.

Operating Expenses (Binglangjiang) (predecessor)

Binglangjiang’s total operating expenses of $23,000 in the period from January 1, 2007 to April 24, 2007 consisted entirely of general and administrative expenses relating to staff salaries and benefits, lease payments, travel and entertainment expenses and office supplies expenses.

Binglangjiang recorded operating profit of $0.3 million in the period from January 1, 2007 to April 24, 2007.

Other Income and Expenses (Binglangjiang) (predecessor)

Binglangjiang’s interest expenses of $0.3 million in the period from January 1, 2007 to April 24, 2007 arose primarily from interest incurred on a long-term loan obtained from the Agricultural Bank of China.

As of each of December 31, 2006 and April 24, 2007, Binglangjiang had long-term loans outstanding of $13.8 million.

On March 25, 2007, Binglangjiang declared cash dividends of $0.1 million for the year ended December 31, 2006. As of April 24, 2007, unpaid cash dividends for prior years were approximately $0.6 million, which were subsequently paid.

Income Tax (Binglangjiang) (predecessor)

Binglangjiang, as a domestic-invested enterprise, was granted a 50.0% exemption from applicable enterprise income taxes in 2006 and 2007. For the period from January 1, 2007 to April 24, 2007, Binglangjiang incurred income tax expenses of $1,000 for an effective tax rate of 2.0%, resulting from applicable tax holidays and the effect of changes in valuation allowances. In connection with its income tax returns which are prepared on the basis of tax invoices, and not on the basis of accounting income following certain tax adjustments as required by applicable regulations, Binglangjiang had, as of April 24, 2007, accrued an additional liability of $1,000 for unrecognized tax benefits which represent income tax expenses it would pay for the period from January 1, 2007 to April 24, 2007 if its income tax returns had been prepared in accordance with the applicable regulations. Under the terms of the agreements relating to our acquisition of Binglangjiang in April 2007, we are entitled to seek indemnification from the sellers for any tax liabilities for Binglangjiang arising prior to our acquisition of Binglangjiang.

Net Income (Binglangjiang) (predecessor)

As a result of the foregoing, Binglangjiang had net income of $43,000 in the period from January 1, 2007 to April 24, 2007.

Year Ended December 31, 2006 (Binglangjiang) (predecessor)

Revenues, Cost of Revenues and Gross Profit (Binglangjiang) (predecessor)

In 2006, Binglangjiang recorded revenues of $2.1 million. Binglangjiang sold 106,646,530 kWh of electricity in 2006. Binglangjiang’s effective utilization rate in 2006 was 58.0%, compared to the annual design utilization rate of 60.0%, reflecting normal operations.

In 2006, pursuant to the power sale and purchase agreement with the local Yunnan Dehong Electric Power Co., Ltd., Binglangjiang was paid a tariff of RMB0.22 per kWh during the dry season from January to May and RMB0.17 per kWh during the rainy season from June to December. The effective tariff of electricity sold in 2006 was RMB0.164 per kWh.

Binglangjiang’s cost of revenues in 2006 was $0.7 million, which consisted primarily of depreciation expenses of $0.5 million, as well as employee salaries, water resource fees, and non-capitalized maintenance and overhead expenses directly attributable to the production of electricity.

The foregoing factors resulted in gross profit in 2006 of $1.4 million, reflecting a gross margin of 66.7%.

Operating Expenses (Binglangjiang) (predecessor)

Binglangjiang’s total operating expenses of $13,000 in 2006 consisted entirely of general and administrative expenses relating to staff salaries and benefits, lease payments, travel and entertainment expenses and office supplies expenses.

As a result of the foregoing, Binglangjiang recorded operating profit of $1.4 million in 2006.

Other Income and Expenses (Binglangjiang) (predecessor)

Binglangjiang’s interest expenses of $0.9 million arose principally from interest incurred on a long-term loan obtained from the Agricultural Bank of China. As of December 31, 2005 and December 31, 2006, the outstanding principal amount of the long-term loan was $14.0 million and $13.8 million, respectively.

Income Tax (Binglangjiang) (predecessor)

Binglangjiang incurred income tax expenses of $19,000 in 2006 for an effective tax rate of 4.0%. This low rate was due largely to the effect of applicable tax holidays described above. In connection with its income tax returns which are prepared on the basis of tax invoices, and not on the basis of accounting income following certain tax adjustments as required by applicable regulations, Binglangjiang had, as of December 31, 2006, accrued an additional liability of $19,000 for unrecognized tax benefits which represent income tax expenses it would pay for 2006 if its income tax returns had been prepared in accordance with the applicable regulations. Under the terms of the agreements relating to our acquisition of Binglangjiang, we are entitled to seek indemnification from the sellers for any tax liability for Binglangjiang arising prior to our acquisition of Binglangjiang.

Net Income (Binglangjiang) (predecessor)

As a result of the foregoing, Binglangjiang had net income of $0.4 million in 2006.

Historical Cash Flows (Binglangjiang) (predecessor)

The following table sets forth the components of Binglangjiang’s cash flows for the periods indicated:

		Period from
	Year Ended	January 1 to
	December 31, 2006	April 24, 2007
	(US$ in thousands)

Net cash provided by operating activities	989	293
Net cash used in investing activities	(196)	(306)
Net cash (used in) provided by financing activities	(982)	16,042
Effect of changes in exchange rate on cash	7	—

Net (decrease) increase in cash and cash equivalents	(182)	16,029

Operating Activities (Binglangjiang) (predecessor)

Net cash provided by operating activities in the period from January 1, 2007 to April 24, 2007 was $0.3 million, which was derived from net income of $43,000, as adjusted primarily by the add-back of non-cash depreciation expenses of property, plant and equipment of $0.2 million, a decrease in prepaid expenses and other current assets of $73,000 and an increase in other current liabilities of $28,000. Net cash provided by operating activities in 2006 was $1.0 million, which was derived from net income of approximately $0.4 million, as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of approximately $0.5 million.

Investing Activities (Binglangjiang) (predecessor)

Net cash used in investing activities was $0.3 million in the period from January 1, 2007 to April 24, 2007 and $0.2 million in 2006, relating to acquisition of property, plant and equipment for technical upgrades at the Binglangjiang I hydropower plant.

Financing Activities (Binglangjiang) (predecessor)

Net cash provided by financing activities was $16.0 million in the period from January 1, 2007 to April 24, 2007, principally relating to the cash capital contribution of $16.2 million received by Binglangjiang from us in April 2007. Net cash used in financing activities was $1.0 million in 2006, relating principally to repayment of short-term bank loans of $2.4 million and a long-term bank loan of $0.6 million to the Agricultural Bank of China, offset in part by proceeds from short-term loans from the Agricultural Bank of China of $2.0 million.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations in China through our subsidiaries. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our current or future subsidiaries and company incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are only permitted to pay dividends to us out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under relevant PRC laws and regulations, wholly foreign-owned enterprises in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund the reserve fund unless such reserve fund has reached 50% of their respective registered capital, and set aside a percentage of their after-tax profits to their employee bonus and welfare fund which is decided by the enterprises themselves. Sino-foreign equity joint ventures are required to set aside their reserve fund, enterprise development fund and employee bonus and welfare fund at percentages that are decided by any such entity’s board of directors. Although the statutory reserves can be used to, among other things, increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserves may not be distributed as cash dividends except in the event of liquidation of the companies. See Note 28 to our consolidated financial statements included elsewhere in this prospectus.

We have established a Hong Kong holding company, China Hydroelectric Corporation (Hong Kong) Limited, and are reorganizing our corporate structure so that our PRC subsidiaries are held through our Hong Kong holding company, which we expect will result in a more efficient and centralized management structure. Under this structure, subject to the approval of the competent tax authority, dividend payments by our PRC operating subsidiaries to the Hong Kong holding company may be subject to 5.0% PRC withholding tax, as compared to 10.0% for dividends paid directly to our Cayman holding company. Hong Kong does not impose withholding tax on dividends, including dividends to a Cayman company such as ourselves. We are currently in the process of transferring all the shares of our PRC subsidiaries to China Hydroelectric Corporation (Hong Kong) Limited. We expect to complete this process by the second quarter of 2010.

Off-balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment of obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

In recent years, China has not experienced significant inflation, and therefore inflation has not had a significant effect on our business. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 1.5%, 4.8%, 5.9% and negative 1.1% in 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively. Based on the upward change of the Consumer Price Index in late 2007, the PRC government announced measures to restrict bank lending and investment in China in order to reduce inflationary pressures on China’s economy. In response to the recent global economic uncertainty and a sustained cooling of some PRC markets, the People’s Bank of China reduced the benchmark loan interest rate for one-year RMB denominated loans by 0.27% to 5.31% on December 22, 2008 and raised the reserve requirement ratio for commercial banks by 1.0% on December 23, 2008.

Quantitative and Qualitative Disclosure about Market Risk

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates, and foreign currency exchange rates.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest rates for our outstanding debt and the interest income generated by excess cash, which is held primarily in interest-bearing bank deposits or investment products provided by PRC banks. The long-term loans outstanding as of September 30, 2009 totalled $238.0 million, relating to RMB denominated loans of $44.9 million, $18.3 million, $15.1 million, $32.9 million, $11.6 million, $43.5 million, $22.0 million, $21.7 million, $15.8 million and $12.2 million obtained by Wuliting, Yingchuan, Binglangjiang, Zhougongyuan, Yuanping, Banzhu, Wangkeng, Yuheng, Ruiyang and Shapulong, respectively. The average interest rate on our long-term loans for the nine months ended September 30, 2009 was 6.27%. Assuming the principal amount of the outstanding long-term borrowings remains approximately the same as of September 30, 2009, a 1.0% increase in each applicable interest rate would add approximately $2.4 million to our interest expense in 2009. We have not used derivative financial instruments in our investment portfolio. Interest-bearing instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in market interest rates. However, our future interest income, in particular interest income on the proceeds from this offering and from other equity financings, may fall short of expectations due to changes in market interest rates.

Foreign currency risk

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic condition. Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.5% per day and the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate. This change in policy has resulted in an appreciation of the RMB against the U.S. dollar of approximately 6.5% and 6.4% in 2007 and 2008, respectively. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and reduce their level of intervention in the foreign exchange market. Because substantially all of our earnings and cash assets are denominated in Renminbi and the net proceeds from this offering will be denominated, and we maintain our consolidated financial statements in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollars without giving effect to any underlying change in our business or results of operations. Fluctuations in the Renminbi/U.S. dollar exchange rate will also affect the relative value of any dividend we reserve that will be exchanged into U.S. dollars and earnings from, and the value of, any Renminbi-denominated investments we make in the future. We have not entered into any hedging transactions that would reduce or increase our exposure to this foreign currency exchange risk. If the value of the Renminbi was to increase after the completion of this offering but before we invested the proceeds in assets denominated in Renminbi or to pay Renminbi-denominated expenses, the value of those U.S. dollar-denominated proceeds would be proportionally less. Fluctuation in the exchange rate between the Renminbi and U.S. dollar would therefore impact the Renminbi proceeds to us from this offering. Assuming an offering price of $16, our U.S. dollar proceeds from this offering would be $35.1 million, or RMB239.6 million using the U.S. dollar/Renminbi exchange rate at September 30, 2009. If the Renminbi were to appreciate by 1.0% against the U.S. dollar over the September 30, 2009 exchange rate, the amount of our RMB proceeds from this offering would decrease by RMB2.4 million.

Recently Issued Accounting Standards

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”), which amends guidance regarding consolidation of variable interest entities to address the elimination of the concept of a qualifying special purpose entity. SFAS 167 also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of the variable interest entity, and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, SFAS 167 requires any enterprise that holds a variable interest in a variable interest entity to provide enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. SFAS 167 is effective for interim and annual reporting periods beginning after November 30, 2009. We do not expect the adoption of SFAS 167 to have a material impact on its consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), Multiple-Deliverable Revenue Arrangements. ASU 2009-13 amends ASC sub-topic 605-25, Revenue Recognition: Multiple-Element Arrangements, regarding revenue arrangements with multiple deliverables. These updates addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. These updates are effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. We do not expect the adoption of ASU 2009-13 to have an impact on its consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-14 (“ASU 2009-14”), Certain Revenue Arrangements That Include Software Elements. ASU 2009-14 amends the scope of ASC sub-topic 985-605, Software: Revenue Recognition, to exclude all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. ASU 2009-14 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and shall be applied on a prospective basis. Early application is permitted as of the beginning of an entity’s fiscal year. We do not expect the adoption of ASU 2009-14 to have an impact on its consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-15 (“ASU 2009-15”), Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends ASC sub-topic 470-20, Debt: Debt with Conversion and Other Options, to include the accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and shall be applied retrospectively for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009 and for arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. We do not expect the adoption of ASU 2009-15 to have an impact on its consolidated financial statements.

Stand Alone Pre-Acquisition Financial Data of Acquired Subsidiaries

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. (Yingchuan)

Yingchuan was incorporated in 1998 and was acquired by us on January 31, 2008. Yingchuan owns and operates the Yingchuan hydropower plant located in Jingning County, Lishui City, Zhejiang province. The Yingchuan hydropower plant commenced operations in April 2002.

We acquired Yingchuan for a total consideration of RMB304.0 million ($42.3 million) which was comprised of a cash purchase price of RMB291.4 million ($40.6 million) and a payment of RMB12.6 million ($1.8 million) to the seller to settle Yingchuan’s liabilities.

Yingchuan derives its revenues solely from the sale of electricity generated by the Yingchuan hydropower plant, with an installed capacity of 40.0 MW and an annual design utilization rate of 28.0%. Revenues are earned and recognized upon transmission of electricity to the local power grid controlled and owned by the State Grid. Yingchuan withholds VAT at the rate of 6.0% of revenues, and business surcharges levied by local municipal authorities aggregating to 2.0% of revenues relating to, among other purposes, funding public training of the local labor force. Revenues recognized by Yingchuan are net of VAT and such business surcharges.

Results of Operations (Yingchuan)

The following table sets forth the results of operations of Yingchuan for the periods indicated:

	Year Ended December 31,
	2006	2007
	(RMB in thousands)

Revenues	38,925	42,998
Cost of revenues	(13,204)	(12,174)

Gross profit	25,721	30,824

Operating expenses:
General and administrative expenses	(1,699)	(1,485)

Total operating expenses	(1,699)	(1,485)

Operating profit	24,022	29,339

Interest income	14	13
Interest expenses	(8,166)	(8,817)
Other income	—	67

Income before income tax expenses	15,870	20,602

Income tax benefits (expenses)	85	(7,604)

Net income	15,955	12,998

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006 (Yingchuan)

Revenues, Cost of Revenues and Gross Profit (Yingchuan)

Revenues increased by RMB4.1 million, or 10.5%, from RMB38.9 million in 2006 to RMB43.0 million in 2007, primarily due to the higher utilization rate in 2007. Effective utilization rates for the Yingchuan hydropower plant in 2006 and 2007 were 27.7% and 29.3%, respectively, compared to the annual design utilization rate of 28.0%, reflecting normal operations. The Yingchuan hydropower plant sold 102,700,957 kWh of electricity in 2007, compared to 97,116,588 kWh in 2006.

During these periods, pursuant to the power sale and purchase agreement with Lishui Electric Power Bureau, Yingchuan was paid a tariff of RMB0.535 per kWh during peak hours, being 8 a.m. to 10 p.m., and RMB0.268 kWh during off-peak hours, being 10 p.m. to 8 a.m. The effective tariffs for electricity sold by Yingchuan in 2006 and 2007 were RMB0.425 per kWh and RMB0.444 per kWh, respectively.

Yingchuan’s cost of revenues decreased by RMB1.0 million, or 7.8%, from RMB13.2 million in 2006 to RMB12.2 million in 2007, primarily due to fees paid for third-party management services for the operation of the Yingchuan hydropower plant in 2006 that were discontinued in 2007. Depreciation expenses for both 2006 and 2007 was RMB8.9 million.

As a result of the foregoing factors, Yingchuan’s gross profit increased by RMB5.1 million, or 19.8%, from RMB25.7 million in 2006 to RMB30.8 million in 2007, reflecting gross margins of 66.1% and 71.7% for 2006 and 2007, respectively.

Operating Expenses (Yingchuan)

Yingchuan’s total operating expenses in 2006 and 2007 consisted entirely of general and administrative expenses relating to staff salaries and benefits, lease payments, travel and entertainment expenses and office supplies expenses. General and administrative expenses decreased by RMB0.2 million, or 12.6%, from RMB1.7 million in 2006 to RMB1.5 million in 2007, primarily due to the discontinuation of third-party management services in 2007.

As a result of the foregoing factors, operating profit was RMB24.0 million and RMB29.3 million in 2006 and 2007, respectively.

Other Income and Expenses (Yingchuan)

Interest expenses for Yingchuan increased by RMB0.7 million, or 8.0%, from RMB8.2 million in 2006 to RMB8.8 million in 2007. These interest expenses related primarily to interest incurred on short-term and long-term loans obtained from the Agricultural Bank of China. Long-term loans outstanding at December 31, 2005, December 31, 2006 and December 31, 2007 were RMB110.0 million, RMB85.0 million and RMB75.0 million, respectively. There were no outstanding short-term loans as of December 31, 2005 and December 31, 2007. Outstanding short-term loans as of December 31, 2006 was RMB10.0 million.

Income Tax (Yingchuan)

Yingchuan, being an enterprise located in the Jingning Shezhu Ethnic Minority Group Self Administered County, was granted a tax holiday for a full exemption from enterprise income taxes from 2002 to 2006. Accordingly, Yingchuan recorded a deferred income tax benefit of RMB0.1 million in 2006, as compared to income tax expenses of RMB7.6 million in 2007. In connection with its income tax returns which are prepared on the basis of tax invoices, and not on the basis of accounting income following certain tax adjustments as required by applicable regulations, Yingchuan had, as of December 31, 2007, accrued a liability of RMB0.8 million and for unrecognized tax benefits, which represents income tax expense it would pay for 2007 if its income tax returns had been prepared in accordance with the applicable regulations. Under the terms of the agreements relating to our acquisition of Yingchuan, we are entitled to seek indemnification from the sellers for any tax liabilities for Yingchuan arising prior to our acquisition of Yingchuan.

Net Income (Yingchuan)

The foregoing factors resulted in a decrease for Yingchuan in net income of RMB3.0 million, or 18.5%, from RMB16.0 million in 2006 to RMB13.0 million in 2007.

Historical Cash Flows (Yingchuan)

The following table sets forth the components of Yingchuan’s cash flows for the periods indicated:

	Year Ended December 31,
	2006	2007
	(RMB in thousands)

Net cash provided by operating activities	27,479	24,134
Net cash used in financing activities	(27,541)	(24,286)

Net decrease in cash and cash equivalents	(62)	(152)

Operating Activities (Yingchuan)

Net cash provided by operating activities was RMB24.1 million in 2007, which was derived from net income of RMB13.0 million, as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of RMB8.9 million, an increase in tax payable of RMB6.3 million, offset in part by a decrease in accrued expenses and other current liabilities of RMB4.4 million. Net cash provided by operating activities was RMB27.5 million in 2006, which was derived from net income of RMB16.0 million, as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of RMB8.9 million, an increase in accrued expenses and other current liabilities of RMB2.1 million and a decrease in accounts receivable of RMB1.3 million.

Financing Activities (Yingchuan)

Net cash used in financing activities was RMB24.3 million in 2007, compared to RMB27.5 million in 2006. The principal factors that impacted cash flow from financing activities in 2007 were repayments of long-term borrowings of RMB35.0 million to the Agricultural Bank of China and of short-term borrowings of RMB10.0 million, offset in part by proceeds of a RMB25.0 million long-term loan from the Agricultural Bank of China. The principal factors that impacted cash flow from financing activities in 2006 were repayments of short-term borrowings of RMB25.0 million and net repayment of related party loans of RMB7.5 million, offset in part by proceeds from certain short-term borrowings of RMB10.0 million. In addition, Yingchuan declared cash dividends of RMB15.0 million for 2005 in December 2006, of which RMB5.0 million was paid in 2006 and RMB10.0 million was paid in 2007.

Qingtian Wuliting Hydroelectric Development Co., Ltd. (Wuliting)

Wuliting was incorporated in 2001 and was acquired by us on January 31, 2008. Wuliting owns and operates the Wuliting hydropower plant located in Qingtian County, Lishui City, Zhejiang province.

We acquired Wuliting for a purchase price of RMB342.1 million ($47.6 million), which was comprised of a cash consideration of RMB206.9 million ($28.8 million) and a payment of RMB135.3 million ($18.8 million) to the seller to settle all of the liabilities of Wuliting.

Wuliting commenced production and sale of electricity in January 2007 with one power generator and its second and third power generators became operational in April 2007 and May 2008, respectively.

Wuliting derives its revenues solely from the sale of electricity generated by the Wuliting hydropower plant, with an installed capacity of 42.0 MW and an annual design utilization rate of 33.0%. Revenues are earned and recognized upon transmission of electricity to the local power grid controlled and owned by the State Grid. Wuliting withholds VAT at the rate of 6.0% of revenues, and revenues recognized by Wuliting are net of such VAT.

The following section discusses the historical financial performance of Wuliting for the years ended December 31, 2006 and 2007. During 2006, Wuliting was in the development stage and did not record any revenues from operating businesses, and we have therefore not included a comparison of its operating results for 2007 against those in 2006, as we do not believe that the comparison would be meaningful.

Results of Operations (Wuliting)

The following table sets forth the results of operations for Wuliting for the periods indicated:

	Year Ended December 31,
	2006	2007
	(RMB in thousands)

Revenues	—	27,532
Cost of revenues	—	(15,244)

Gross profit	—	12,288

Operating expenses:
General and administrative expenses	(115)	(1,064)

Total operating expenses	(115)	(1,064)

	Year Ended December 31,
	2006	2007
	(RMB in thousands)

Operating profit (loss)	(115)	11,224

Interest income	—	5
Interest expenses	—	(28,887)
Other expenses	—	(290)

Loss before income tax expenses	(115)	(17,948)

Income tax expenses	(208)	—

Net loss	(323)	(17,948)

Year Ended December 31, 2007 (Wuliting)

Revenues, Cost of Revenues and Gross Profit (Wuliting)

In 2007, Wuliting recorded revenues of RMB27.5 million. The Wuliting hydropower plant sold 65,423,294 kWh of electricity in 2007. The effective utilization rate in 2007 was 17.8%, compared to the annual design utilization rate of 33.0%. The low utilization rate for 2007 was a result of the partial capacity availability during the project start-up period. Specifically, only two of the three power generators were operating for half of the year in 2007.

In 2007, pursuant to the power sale and purchase agreement with Lishui Electric Power Bureau, Wuliting was paid a tariff of RMB0.535 per kWh during peak hours, being 8 a.m. to 10 p.m., and RMB0.268 kWh during off-peak hours, being 10 p.m. to 8 a.m. The effective tariff for electricity sold by Wuliting in 2007 was RMB0.446 per kWh.

Wuliting’s cost of revenues in 2007 was RMB15.2 million. Cost of revenues consisted primarily of depreciation expenses of RMB12.9 million, as well as employee salaries, water resource fees and non-capitalized maintenance and overhead expenses directly attributable to the production of electricity.

As a result of the foregoing factors, Wuliting had gross profit in 2007 of RMB12.3 million, reflecting a gross margin of 44.6%.

Operating Expenses (Wuliting)

Wuliting’s operating expenses of RMB1.1 million in 2007 consisted entirely of general and administrative expenses relating to staff salaries and benefits, lease payments, travel and entertainment expenses and office supplies expenses.

Wuliting recorded operating profit of RMB11.2 million in 2007.

Other Income and Expenses (Wuliting)

Wuliting’s interest expenses of RMB28.9 million arose primarily from interest incurred on long-term loans obtained from the Agricultural Bank of China. As of December 31, 2006 and December 31, 2007, Wuliting had outstanding long-term loans of RMB230.0 million and RMB224.0 million, respectively, from the Agricultural Bank of China. In addition, interest incurred for the amount of RMB2.7 million was recorded as capitalized interest during 2007.

Income Tax (Wuliting)

Wuliting did not incur any income tax expenses in 2007. As of December 31, 2007, Wuliting had RMB4.8 million of net operating loss carry-forwards for income tax purposes that will expire in the year 2012.

Net Loss (Wuliting)

As a result of the foregoing factors, Wuliting had a net loss of RMB17.9 million in 2007.

Year Ended December 31, 2006 (Wuliting)

Wuliting’s activities during 2006 were comprised solely of plant development and administrative activities, therefore it did not record any revenues or cost of revenues in 2006. Wuliting incurred general and administrative expenses of RMB0.1 million and income tax expenses of RMB0.2 million in 2006.

As a result of the foregoing factors, Wuliting had a net loss of RMB0.3 million in 2006.

Historical Cash Flows (Wuliting)

The following table sets forth the components of Wuliting’s cash flows for the periods indicated:

	Year Ended December 31,
	2006	2007
	(RMB in thousands)

Net cash used in operating activities	(6,902)	(611)
Net cash used in investing activities	(90,763)	(36,269)
Net cash provided by financing activities	96,600	36,700

Net decrease in cash and cash equivalents	(1,065)	(180)

Operating Activities (Wuliting)

Net cash used in operating activities was RMB0.6 million in 2007, which was derived from a net loss of RMB17.9 million, as adjusted primarily by an increase in accounts receivable of RMB3.5 million, the add-back of non-cash depreciation of property, plant and equipment of RMB12.9 million, an increase in amounts due to related parties of RMB6.3 million and an increase in accrued expenses and other current liabilities of RMB1.5 million. Net cash used in operating activities was RMB6.9 million in 2006, which was derived from a net loss of RMB0.3 million, as adjusted primarily by a decrease of RMB9.7 million in amounts due to related parties, offset in part by a decrease in amounts due from related parties of RMB2.7 million and an increase in tax payable of RMB0.3 million.

Investing Activities (Wuliting)

Net cash used in investing activities was RMB36.3 million and RMB90.8 million in 2007 and 2006, respectively, relating to acquisition of property, plant and equipment for the Wuliting hydropower plant.

Financing Activities (Wuliting)

Net cash provided by financing activities was RMB36.7 million in 2007, compared to RMB96.6 million in 2006. The principal factors that impacted Wuliting’s cash flow from financing activities in 2007 were proceeds from long-term borrowings of RMB57.1 million from related parties, offset in part by repayment of long-term loans of RMB14.4 million to related parties and repayment of RMB6.0 million in long-term loans to banks and financial institutions. The principal factors that impacted cash flow from financing activities in 2006 were proceeds from long-term borrowings of RMB58.1 million from shareholders and other related parties and from the Agricultural Bank of China of RMB40.0 million.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (Banzhu)

Banzhu was incorporated in 1994 and owns and operates the Banzhu hydropower plant located in the city of Sanming, Fujian province. The Banzhu hydropower plant commenced operations in November 1998.

In October 2008, we acquired a 90.0% equity interest in Banzhu for a purchase price of RMB134.2 million ($19.6 million) in cash. We are obligated to make a capital injection of RMB104.9 million

($15.4 million) to Banzhu to finance its future operations following its acquisition, of which RMB21.2 million ($3.1 million) was made in March 2009, and the remaining capital injection of RMB83.7 million ($12.3 million) will be made in 2010. In addition, pursuant to a supplemental agreement with the shareholders at that time, Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd. were entitled to receive RMB59.2 million ($8.7 million) out of current assets, including cash and cash equivalents, accounts receivable and amounts due from related parties, of Banzhu as of the acquisition date. Subsequently, in January 2009, Sanming Ruifeng Hydropower Investment Co., Ltd. agreed to forego RMB7.0 million ($1.0 million) of the current assets that it was entitled to receive. In March 2009, we acquired the remaining 10.0% equity interest in Banzhu for a purchase price of RMB17.0 million ($2.5 million).

Banzhu derives its revenues solely from the sale of electricity generated by the Banzhu hydropower plant, with an installed capacity of 45.0 MW and an annual design utilization rate of 40.0%. Revenues from the sale of electricity are earned and recognized upon transmission of electricity to the local power grid controlled and owned by the State Grid. Banzhu withholds VAT at the rate of 17.0% of revenues. Revenues recognized by Banzhu are net of VAT.

Results of Operations (Banzhu)

The following table sets forth the results of operations of Banzhu for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2007	2007	2008
			(unaudited)
	(RMB in thousands)

Revenues	55,561	52,029	45,551	40,780
Cost of revenues	(23,765)	(23,915)	(17,904)	(20,061)

Gross profit	31,796	28,114	27,647	20,719

Operating (expenses) income:
General and administrative expenses	(6,122)	(6,748)	(4,954)	(5,282)
Gain on sale of property, plant and equipment	197	1,112	20	2,168

Total operating expenses	(5,925)	(5,636)	(4,934)	(3,114)

Operating profit	25,871	22,478	22,713	17,605

Interest income	71	24	20	14
Interest expenses	(18,817)	(19,626)	(14,499)	(15,674)
Foreign exchange gain	1,314	1,733	1,082	1,416
Interest income from related parties	1,114	2,240	1,321	2,801
Non-operating income (expenses)	128	(2)	(5)	(25)

Income before income tax expenses	9,681	6,847	10,632	6,137

Income tax expenses	(3,234)	(4,789)	(7,443)	(1,625)

Net income	6,447	2,058	3,189	4,512

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007 (Banzhu)

Revenues, Cost of Revenues and Gross Profit (Banzhu)

Revenues decreased by RMB4.8 million, or 10.5%, from RMB45.6 million in the nine months ended September 30, 2007 to RMB40.8 million in the nine months ended September 30, 2008. The Banzhu hydropower plant sold 132,514,006 kWh of electricity in the nine months ended September 30, 2008, compared to 148,039,608 kWh in the nine months ended September 30, 2007. Electricity sold by Banzhu in the nine months ended September 30, 2007 was greater than that sold in the nine months ended September 30, 2008, primarily due to the better hydrological conditions during the nine months ended September 30, 2007.

During these periods, pursuant to the power sales and purchase agreement with Fujian Province Sanming Power Industry Bureau, Banzhu was paid a tariff of RMB0.36 per kWh. The effective tariff for electricity sold by Banzhu in the nine months ended September 30, 2007 and 2008 was RMB0.360 per kWh for both periods.

Banzhu’s cost of revenues increased by RMB2.2 million, or 12.1%, from RMB17.9 million in the nine months ended September 30, 2007 to RMB20.1 million in the nine months ended September 30, 2008. Cost of revenues consisted primarily of depreciation expenses, as well as employee salaries, water resource fees and non-capitalized maintenance expenses directly attributable to the production of electricity. Depreciation expenses for the nine months ended September 30, 2007 and 2008 were RMB13.4 million and RMB13.1 million, respectively. Non-capitalized maintenance expenses increased from RMB0.4 million in the nine months ended September 30, 2007 to RMB1.9 million in the nine months ended September 30, 2008, while employee salaries increased from RMB2.4 million in the nine months ended September 30, 2007 to RMB2.5 million in the nine months ended September 30, 2008.

As a result of the foregoing factors, Banzhu’s gross profit decreased by RMB7.0 million, or 25.1%, from RMB27.6 million in the nine months ended September 30, 2007 to RMB20.7 million in the nine months ended September 30, 2008, representing gross margins of 60.7% and 50.8% in the nine months ended September 30, 2007 and 2008, respectively.

Operating Income and Expenses (Banzhu)

Banzhu’s operating expenses in the nine months ended September 30, 2007 and 2008 consisted of general and administrative expenses relating to staff salaries and benefits, lease payments, travel and entertainment expenses and office supplies expenses. General and administrative expenses increased by RMB0.3 million, or 6.6%, from RMB5.0 million in the nine months ended September 30, 2007 to RMB5.3 million in the nine months ended September 30, 2008. General and administrative expenses were higher in the nine months ended September 30, 2008 primarily due to certain consulting fees for financing activities being paid in the nine months ended September 30, 2008. Banzhu also recorded operating income from the gain on sale of property, plant and equipment of RMB2.2 million in the nine months ended September 30, 2008 relating to sale of certain commercial buildings, dormitories and real estate.

As a result of the foregoing factors, Banzhu’s operating profit was RMB22.7 million and RMB17.6 million in the nine months ended September 30, 2007 and 2008, respectively.

Other Income and Expenses (Banzhu)

Interest expenses for Banzhu increased by RMB1.2 million, or 8.1%, from RMB14.5 million in the nine months ended September 30, 2007 to RMB15.7 million in the nine months ended September 30, 2008. As of January 1, 2007, September 30, 2007, January 1, 2008 and September 30, 2008, Banzhu had outstanding long-term loans of RMB212.0 million, RMB258.1 million, RMB254.8 million and RMB236.6 million, respectively. Interest expenses increased in the nine months ended September 30, 2008 due to a larger portion of the loans outstanding at September 30, 2008 having been outstanding for the entire period when compared to loans outstanding at September 30, 2007. Banzhu recorded exchange gains of RMB1.1 million and RMB1.4 million in the nine months ended September 30, 2007 and 2008, respectively. In the nine months ended September 30, 2008, Banzhu also recorded interest income from certain related party loans of RMB2.8 million, compared to interest income from related parties of RMB1.3 million in the nine months ended September 30, 2007.

Income Tax (Banzhu)

Banzhu incurred income tax expenses of RMB1.6 million in the nine months ended September 30, 2008, as compared to income tax expenses of RMB7.4 million in the nine months ended September 30, 2007, due to a reduction in its EIT rate from 33% to 25% enacted in March 2007.

Net Income (Banzhu)

The foregoing factors resulted in an increase for Banzhu in net income of RMB1.3 million, or 41.5%, from RMB3.2 million in the nine months ended September 30, 2007 to RMB4.5 million in the nine months ended September 30, 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006 (Banzhu)

Revenues, Cost of Revenues and Gross Profit (Banzhu)

Revenues decreased by RMB3.5 million, or 6.4%, from RMB55.6 million in 2006 to RMB52.0 million in 2007, primarily due to the higher effective utilization rate in 2006. Effective utilization rates were 45.8% and 42.9% in 2006 and 2007, respectively, compared to the annual design utilization rate of 40.0%, reflecting normal operations. The higher effective utilization rate in 2006 was primarily due to better hydrological conditions experienced during 2006. The Banzhu hydropower plant sold 169,092,862 kWh of electricity in 2007, compared to 180,461,022 kWh of electricity in 2006.

During these periods, pursuant to the power sales and purchase agreement with Fujian Province Sanming Power Industry Bureau, Banzhu was paid a tariff of RMB0.36 per kWh. The effective tariff for electricity sold by Banzhu in 2006 and 2007 was RMB0.360 per kWh for both periods.

Banzhu’s cost of revenues increased slightly from RMB23.8 million in 2006 to RMB23.9 million in 2007. Depreciation expenses for 2006 and 2007 were RMB17.6 million and RMB17.6 million, respectively, of which RMB16.9 million and RMB16.9 million, respectively, were recorded under cost of revenues and the remaining (relating primarily to depreciation of office buildings owned by Banzhu) were recorded under general and administrative expenses.

As a result of the foregoing factors, Banzhu’s gross profit decreased by RMB3.7 million, or 11.6%, from RMB31.8 million in 2006 to RMB28.1 million in 2007. Gross margins were 57.2% and 54.0% in 2006 and 2007, respectively.

Operating Income and Expenses (Banzhu)

Banzhu’s operating expenses in 2006 and 2007 consisted of general and administrative expenses, which increased by RMB0.6 million, or 10.2%, from RMB6.1 million in 2006 to RMB6.7 million in 2007, primarily due to increases in salaries and consultant fees for financing activities. Banzhu also recorded operating income from the gain on sale of property, plant and equipment of RMB0.2 million and RMB1.1 million in 2006 and 2007, respectively.

As a result of the foregoing factors, operating profit was RMB22.5 million in 2007, compared to RMB25.9 million in 2006.

Other Income and Expenses (Banzhu)

Interest expenses for Banzhu increased by RMB0.8 million, or 4.3%, from RMB18.8 million in 2006 to RMB19.6 million in 2007. Long-term loans outstanding as of December 31, 2005, December 31, 2006 and December 31, 2007 were RMB229.1 million, RMB212.0 million and RMB254.8 million, respectively. Banzhu recorded exchange gains of RMB1.3 million and RMB1.7 million in 2006 and 2007, respectively. Banzhu also recorded interest income from related parties of RMB1.1 million and RMB2.2 million in 2006 and 2007, respectively.

Income Tax (Banzhu)

Banzhu incurred income tax expenses of RMB3.2 million and RMB4.8 million in 2006 and 2007, respectively. In connection with its income tax returns which are prepared on the basis of tax invoices, and not on the basis of accounting income following certain tax adjustments as required by applicable regulations, Banzhu has, as of December 31, 2007, accrued an additional liability of RMB2.1 million for unrecognized tax benefits which represent estimated income tax expense it would pay for 2007 if its income tax returns had been prepared in accordance with the applicable regulations. Under the terms of the agreements relating to our acquisition of Banzhu, we are entitled to seek indemnification from the sellers for any tax liabilities for Banzhu arising prior to our acquisition of Banzhu.

Net Income (Banzhu)

The foregoing factors resulted in a decrease in net income of RMB4.4 million, or 68.1%, from RMB6.4 million in 2006 to RMB2.1 million in 2007.

Historical Cash Flows (Banzhu)

The following table sets forth the components of Banzhu’s cash flows for the relevant periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2007	2007	2008
			(unaudited)
	(RMB in thousands)

Net cash provided by (used in) operating activities	24,872	(18,431)	(8,234)	29,239
Net cash provided by (used in) investing activities	(1,206)	(506)	(2,135)	2,401
Net cash provided by (used in) financing activities	(28,047)	19,548	22,157	(26,790)

Net increase (decrease) in cash and cash equivalents	(4,381)	611	11,788	4,850

Operating Activities (Banzhu)

Net cash provided by operating activities was RMB29.2 million in the nine months ended September 30, 2008, which was derived from net income of RMB4.5 million as adjusted primarily by an increase in accounts receivable of RMB1.4 million, a decrease in amounts due from related parties of RMB8.1 million and the add-back of non-cash depreciation of RMB13.1 million. Net cash used in operating activities was RMB8.2 million in the nine months ended September 30, 2007, which was derived from net income of RMB3.2 million as adjusted primarily by an increase in amounts due from related parties of RMB20.6 million, offset in part by the add-back of non-cash depreciation of RMB13.4 million.

Net cash used in operating activities was RMB18.4 million in 2007, which was derived from net income of RMB2.1 million as primarily adjusted by an increase in amounts due from related parties of RMB38.3 million, offset in part by the add-back of non-cash depreciation of property, plant and equipment of RMB17.6 million. Net cash provided by operating activities was RMB24.9 million in 2006, which was derived from net income of RMB6.4 million as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of RMB17.6 million.

Investing Activities (Banzhu)

Net cash provided by investing activities was RMB2.4 million in the nine months ended September 30, 2008, relating principally to cash proceeds from disposal of property, plant and equipment of RMB2.8 million offset in part by cash used in investing activities, representing the purchase of property, plant and equipment of RMB0.4 million. Net cash used in investing activities was RMB2.1 million in the nine months ended September 30, 2007, relating principally to cash proceeds from disposal of property, plant and equipment of RMB20,000 offset in part by purchase of property, plant and equipment of RMB2.2 million.

Net cash used in investing activities was RMB0.5 million in 2007, relating to the addition of fixed assets of RMB3.4 million offset in part by proceeds from the sale of fixed assets of RMB2.9 million. Net cash used in investing activities was RMB1.2 million in 2006, resulting from the addition of fixed assets of RMB1.5 million offset in part by proceeds from the sale of fixed assets of RMB0.3 million.

Financing Activities (Banzhu)

Net cash used in financing activities was RMB26.8 million in the nine months ended September 30, 2008, resulting from repayments of long-term and short-term borrowings of RMB76.8 million offset in part by short-term loans obtained of RMB50.0 million. Net cash provided by financing activities was RMB22.2 million in the nine months ended September 30, 2007, resulting from long-term borrowings of RMB83.7 million and short-term borrowings of RMB41.0 million, offset in part by repayments of long-term loans of RMB36.5 million and short-term loans of RMB66.0 million.

Net cash provided by financing activities was RMB19.5 million in 2007, compared to net cash used in financing activities of RMB28.0 million in 2006. The principal factors that impacted cash flow from financing activities in 2007 were proceeds from long-term borrowings of RMB83.7 million and short-term borrowings of RMB41.0 million, offset in part by repayments of short-term borrowings of RMB66.0 million and repayment of long-term borrowings of RMB39.1 million. The principal factors that impacted cash flow from financing activities in 2006 were repayments of short term borrowings of RMB55.9 million and repayment of long-term borrowings of RMB63.2 million, offset in part by proceeds from long-term borrowings of RMB47.1 million and proceeds from short-term borrowings of RMB44.0 million.

Pingnan County Wangkeng Hydroelectric Co., Ltd. (Wangkeng)

Wangkeng was incorporated in 2002 and owns and operates the Wangkeng hydropower plant, located in Pingnan County, Ningde City, Fujian province. The Wangkeng hydropower plant commenced operations in July 2004.

Wangkeng also established a wholly owned subsidiary, Kanghua Real Estate Development Co., Ltd., or Kanghua, in January 2008, to conduct the business of real estate development. The Kanghua entity was not acquired by us and is not accounted for in our consolidated financial statements.

In August 2008, we entered into an equity transfer agreement to acquire a 90% equity interest in Wangkeng for a purchase price of RMB220.5 million ($32.3 million) in cash. This acquisition was completed on October 21, 2008 following the receipt of relevant government approvals for such equity transfer.

In the years ended December 31, 2006 and 2007 and in the nine months ended September 30, 2007 and 2008, Wangkeng derived its revenues solely from the sale of electricity generated by the Wangkeng hydropower plant, with an installed capacity of 40.0 MW and an annual design utilization rate of 42.0%. Revenues from sale of electricity are earned and recognized upon transmission of electricity to the local power grid controlled and owned by the State Grid. Wangkeng withholds VAT at the rate of 17.0% of revenues. Revenues recognized by Wangkeng are net of VAT.

Although Kanghua was established in January 2008, the real estate development business was not operational, and Wangkeng did not record any revenues from such business in the nine months ended September 30, 2008.

Results of Operations (Wangkeng)

The following table sets forth the results of operations of Wangkeng for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2007	2007	2008
			(unaudited)
	(RMB in thousands)

Revenues	40,242	31,475	28,132	31,138
Cost of revenues	(14,004)	(13,897)	(9,156)	(8,235)

Gross profit	26,238	17,578	18,976	22,903

Operating expenses:
General and administrative expenses	(3,868)	(4,355)	(3,041)	(3,542)
Loss on the disposal of property, plant and equipment, net	—	—	—	(746)

Total operating expenses	(3,868)	(4,355)	(3,041)	(4,288)

Operating profit	22,370	13,223	15,935	18,615

Interest income	233	34	22	6
Interest expenses	(9,664)	(10,758)	(7,819)	(8,647)
Gain on the disposal of investment in equity investee	1,033	—	—	—
Non-operating expense	(1,178)	(156)	(24)	(169)

Income before income tax expenses	12,794	2,343	8,114	9,805

Income tax benefit (expenses)	(1,052)	(197)	3	(2,755)
Loss from operations of discontinued subsidiary, net of income tax expenses of nil for 2007 and 2008	—	—	—	(207)

Net income	11,742	2,146	8,117	6,843

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007 (Wangkeng)

Revenues, Cost of Revenues and Gross Profit (Wangkeng)

Revenues increased by RMB3.0 million, or 10.7%, from RMB28.1 million in the nine months ended September 30, 2007 to RMB31.1 million in the nine months ended September 30, 2008, primarily due to lower effective utilization rate in the nine months ended September 30, 2007 resulting from lower than historical average levels of precipitation during such period. The Wangkeng hydropower plant sold 116,772,194 kWh of electricity in the nine months ended September 30, 2008, compared to 106,174,059 kWh in the nine months ended September 30, 2007.

During these periods, pursuant to the power sale and purchase agreement with the Fujian Power Co., Ltd., Wangkeng was paid a tariff of RMB0.31 per kWh. The effective tariff for electricity sold by Wangkeng in the nine months ended September 30, 2007 and 2008 was RMB0.310 per kWh for both periods.

Wangkeng’s cost of revenues consisted primarily of depreciation expenses, as well as employee salaries, water resource fees and non-capitalized maintenance and overhead expenses directly attributable to the production of electricity. Wangkeng’s cost of revenues decreased by RMB0.9 million, or 10.1%, from RMB9.2 million in the nine months ended September 30, 2007 to RMB8.2 million in the nine months ended September 30, 2008, primarily due to the reversal of a RMB1.5 million waterflow engineering fee in relation to an upstream dam project that had accrued in the nine months ended September 30, 2007. Depreciation expenses for the nine months ended September 30, 2007 and 2008 were RMB5.5 million and RMB5.8 million, respectively.

As a result of the foregoing factors, Wangkeng’s gross profit increased by RMB3.9 million, or 20.7%, from RMB19.0 million in the nine months ended September 30, 2007 to RMB22.9 million in the nine months ended September 30, 2008. Gross margins in the nine months ended September 30, 2007 and 2008 were 67.5% and 73.6%, respectively.

Operating Expenses (Wangkeng)

Wangkeng’s total operating expenses in the nine months ended September 30, 2007 and 2008 consisted entirely of general and administrative expenses relating to staff salaries and benefits, lease payments, travel and entertainment expenses and office supplies expenses. General and administrative expenses increased by RMB0.5 million, or 16.5%, from RMB3.0 million in the nine months ended September 30, 2007 to RMB3.5 million in the nine months ended September 30, 2008, primarily due to higher management consulting fees incurred in the nine months ended September 30, 2008.

As a result of the foregoing factors, operating profit was RMB15.9 million and RMB18.6 million in the nine months ended September 30, 2007 and 2008, respectively.

Other Income and Expenses (Wangkeng)

Interest expenses for Wangkeng increased by RMB0.8 million, or 10.6%, from RMB7.8 million in the nine months ended September 30, 2007 to RMB8.6 million in the nine months ended September 30, 2008. These interest expenses related primarily to interest incurred on certain long-term loans obtained from the Agricultural Bank of China and the Industrial and Commercial Bank of China. As of December 31, 2006, and September 30, 2007, Wangkeng had outstanding RMB142.0 million and RMB123.0 million, respectively, in long-term loans and nil and RMB22.0 million, respectively, in short-term loans. As of December 31, 2007, and September 30, 2008, Wangkeng had an outstanding amount of RMB123.0 million and RMB123.0 million, respectively, in long-term loans and RMB22.0 million and RMB18.0 million, respectively, in short-term loans.

Income Tax (Wangkeng)

Wangkeng, being an enterprise located in an underdeveloped area, was granted certain exemptions from enterprise income taxes by the Fujian Pingnan State Administration of Taxation for the period from 2005 to 2007. Accordingly, Wangkeng incurred income tax expenses of RMB2.8 million in the nine months ended September 30, 2008, as compared to an income tax benefit of RMB3,000 in the nine months ended September 30, 2007.

Net Income (Wangkeng)

The foregoing factors resulted in a decrease in net income of RMB1.3 million, or 15.7%, from RMB8.1 million in the nine months ended September 30, 2007 to RMB6.8 million in the nine months ended September 30, 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006 (Wangkeng)

Revenues, Cost of Revenues and Gross Profit (Wangkeng)

Revenues decreased by RMB8.8 million, or 21.8%, from RMB40.2 million in 2006 to RMB31.5 million in 2007, primarily due to the lower effective utilization rate in 2007 resulting from lower than historical average levels of precipitation in 2007. Effective utilization rates were 43.3% and 33.9% in 2006 and 2007, respectively. The Wangkeng hydropower plant sold 118,792,231 kWh of electricity in 2007, compared to 151,882,677 kWh in 2006.

During these periods, pursuant to the power sales and purchase agreement with the Fujian Power Co., Ltd., Wangkeng was paid a tariff of RMB0.31 per kWh. The effective tariff for electricity sold by Wangkeng in 2006 and 2007 was RMB0.310 per kWh for both periods.

Wangkeng’s cost of revenues decreased slightly from RMB14.0 million in 2006 to RMB13.9 million in 2007. Depreciation expenses for 2006 and 2007 were RMB7.4 million and RMB7.7 million, respectively.

As a result of the foregoing factors, Wangkeng’s gross profit decreased by RMB8.7 million, or 33.0%, from RMB26.2 million in 2006 to RMB17.6 million in 2007. Gross margins in 2006 and 2007 were 65.2% and 55.8%, respectively.

Operating Expenses (Wangkeng)

Wangkeng’s total operating expenses in 2006 and 2007 consisted entirely of general and administrative expenses, which increased by RMB0.5 million, or 12.6%, from RMB3.9 million in 2006 to RMB4.4 million in 2007, primarily due to an increase in travel and entertainment expenses.

As a result of the foregoing factors, operating profit was RMB13.2 million in 2007, compared to RMB22.4 million in 2006.

Other Income and Expenses (Wangkeng)

Interest expenses for Wangkeng increased by RMB1.1 million, or 11.3%, from RMB9.7 million in 2006 to RMB10.8 million in 2007. These interest expenses related primarily to interest incurred on long-term loans obtained from the Agricultural Bank of China and the Industrial and Commercial Bank of China. As of December 31, 2005, Wangkeng had outstanding long-term loans of RMB120.0 million. Long-term loans outstanding as of December 31, 2006 and 2007 obtained from the Agricultural Bank of China were RMB83.0 million and RMB66.0 million, respectively, and obtained from the Industrial and Commercial Bank of China were RMB59.0 million and RMB57.0 million, respectively.

Wangkeng incurred non-operating expenses of RMB1.2 million in 2006 primarily relating to certain charitable donations made towards flood rehabilitation in nearby areas, as compared to non-operating expenses of RMB0.2 million in 2007. Other expenses in 2006 were partially offset by a gain on disposal of investment of RMB1.0 million relating to investment in an upstream power plant and interest income of RMB0.2 million relating thereto.

Income Tax (Wangkeng)

Wangkeng was granted a tax holiday for exemption from enterprise income taxes from 2005 to 2007 and incurred deferred income tax expenses of RMB1.1 million and RMB0.2 million in 2006 and 2007, respectively, at an effective tax rate of 8.2% and 8.4%, respectively.

Net Income (Wangkeng)

The foregoing factors resulted in a decrease in net income of RMB9.6 million, or 81.7%, from RMB11.7 million in 2006 to RMB2.1 million in 2007.

Historical Cash Flows (Wangkeng)

The following table sets forth the components of Wangkeng’s cash flows for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2007	2007	2008
			(unaudited)
	(RMB in thousands)

Net cash provided by operating activities	6,328	12,494	4,597	10,103
Net cash provided by (used in) investing activities	619	(4,616)	(1,275)	(6,657)
Net cash provided by (used in) financing activities	7,540	(22,140)	(3,690)	2,750

Net increase (decrease) in cash and cash equivalents	14,487	(14,262)	(368)	6,196

Operating Activities (Wangkeng)

Net cash provided by operating activities was RMB10.1 million in the nine months ended September 30, 2008, which was derived from net income of RMB6.8 million as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of RMB5.8 million, an increase in accounts receivable of RMB3.0 million, a decrease in accounts payable of RMB4.4 million, a decrease in prepayments and other current assets of RMB0.4 million and an increase in accrued expenses and other current liabilities of RMB2.9 million. Net cash provided by operating activities was RMB4.6 million in the nine months ended September 30, 2007, which was derived from net income of RMB8.1 million as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of RMB5.5 million, an increase in accounts receivable of RMB5.7 million, an increase in prepaid expenses and other current assets of RMB4.4 million and an increase in accrued expenses and other current liabilities of RMB1.0 million.

Net cash provided by operating activities was RMB12.5 million in 2007, which was derived from net income of RMB2.1 million as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of RMB7.7 million and an increase in accounts payable of RMB3.0 million. Net cash provided by operating activities was RMB6.3 million in 2006, which was derived from net income of RMB11.7 million as adjusted primarily by the add-back of non-cash depreciation of property, plant and equipment of RMB7.4 million and a decrease in accounts receivable of RMB1.2 million, offset in part by a decrease in accounts payable of RMB8.4 million, an increase in prepayments and other current assets of RMB2.7 million and an increase in accrued expenses and other current liabilities of RMB2.1 million, and gain on the disposal of long-term investment in equity investee of RMB1.0 million relating to an investment in an upstream power plant.

Investing Activities (Wangkeng)

Net cash used in investing activities was RMB6.7 million in the nine months ended September 30, 2008, relating principally to certain real estate investments relating to office buildings. Net cash used in investing activities was RMB1.3 million in the nine months ended September 30, 2007, relating principally to acquisition of property, plant and equipment.

Net cash used in investing activities was RMB4.6 million in 2007, relating principally to acquisition of property, plant and equipment of RMB4.6 million relating to the Wangkeng hydropower plant. Net cash provided by investing activities was RMB0.6 million in 2006, resulting from acquisition of property, plant and equipment of RMB5.3 million and acquisition of long-term investment in equity investee of RMB2.5 million relating to investments in an upstream power plant, offset in part by proceeds from disposal of the investments in the upstream power plant of RMB8.3 million.

Financing Activities (Wangkeng)

Net cash provided by financing activities was RMB2.8 million in the nine months ended September 30, 2008, compared to net cash used in financing activities of RMB3.7 million in the nine months ended September 30, 2007. The principal factors that impacted cash flow from financing activities in the nine months ended September 30, 2008 were borrowings from related parties of RMB10.9 million offset in part by repayment of borrowings from related parties of RMB4.1 million and repayment of short-term bank loans of RMB4.0 million, while the principal factors that impacted cash flow from financing activities in the nine months ended September 30, 2007 were short-term borrowing of RMB22.0 million and repayment of related party borrowings of RMB31.4 million offset in part by proceeds from related party borrowings of RMB5.7 million.

Net cash used in financing activities was RMB22.1 million in 2007, compared to net cash provided by financing activities of RMB7.5 million in 2006. The principal factors that impacted cash flow from financing activities in 2007 were repayments of long-term borrowings of RMB19.0 million to the Industrial and Commercial Bank of China and the Agricultural Bank of China and repayment of loans obtained from certain related parties of RMB31.7 million, offset in part by the proceeds of short-term loans of RMB22.0 million primarily from the Agricultural Bank of China and related party borrowings of RMB6.6 million. The principal factors that impacted cash flow from financing activities in 2006 were proceeds from long-term borrowings of RMB40.0 million from the Industrial and Commercial Bank of China, offset in part by repayment of long-term borrowings of RMB18.0 million to the Industrial and Commercial Bank of China and the Agricultural Bank of China and repayments of related party borrowings of RMB12.8 million.

Pingnan County Yuanping Hydroelectric Co., Ltd. (Yuanping)

Yuanping was incorporated in October 2005 and owns and operates the Yuanping hydropower plant located in Ningde City, Fujian province. The Yuanping hydropower plant has an installed capacity of 16.0 MW with an annual design utilization rate of 39.0% and commenced operations in March 2007.

In October 2008, we acquired 100% equity interest in Yuanping for a purchase price of RMB58.0 million ($8.5 million) in cash. This acquisition was completed on October 22, 2008 following receipt of applicable government approvals for such equity transfer.

The following section discusses the historical financial performance of Yuanping for the years ended December 31, 2006 and 2007 and for the nine months ended September 30, 2007 and 2008. The Yuanping hydropower plant commenced operations in March 2007, prior to which it had incurred only certain pre-operating expenses. We have therefore not included a discussion on the comparison of its operating results for 2007 against those in 2006, as we do not believe that the comparison would be meaningful.

Results of Operations (Yuanping)

The following table sets forth the results of operations of Yuanping for the periods indicated:

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2006	2007	2007	2008
			(unaudited)
		(RMB in thousands)

Revenues	—	—	—	—
Cost of revenues	—	(4,665)	(2,980)	(5,088)

Gross loss	—	(4,665)	(2,980)	(5,088)

Operating expenses:
General and administrative expenses	(1,398)	(2,135)	(931)	(493)

Total operating expenses	(1,398)	(2,135)	(931)	(493)
Operating loss	(1,398)	(6,800)	(3,911)	(5,581)

Interest expenses	—	(4,209)	(2,647)	(5,199)

Loss before income tax expenses	(1,398)	(11,009)	(6,558)	(10,780)
Income tax expenses	—	—	—	—

Net loss	(1,398)	(11,009)	(6,558)	(10,780)

Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007 (Yuanping)

Revenues, Cost of Revenues and Gross Loss (Yuanping)

Although Yuanping commenced operations in March 2007 and has transmitted electricity to the power grid controlled by the Fujian Ningde Electric Power Bureau, such transmission was made without a fixed or determinable price until late June 2009. Therefore cash received in exchange for the transmission of electricity to the power grid before late June 2009 was recorded as customer deposits. Accordingly, no revenues were recorded by Yuanping in the nine months ended September 30, 2007 and 2008. Customer deposits from the Fujian Ningde Electric Power Bureau were RMB6.3 million and RMB13.6 million as of December 31, 2007 and September 30, 2008, respectively. All of the customer deposits received from the date of our acquisition of Yuanping to late June 2009 were recognized as revenue when the regional pricing bureau confirmed a minimum tariff in late June 2009. We only recognize revenue for customer deposits recorded subsequent to the acquisition of Yuanping after the per kWh tariff became fixed or determinable. In August 2009, the Ningde Pricing Bureau, the regional pricing bureau in Fujian province, approved a unit price per kWh of RMB0.29, inclusive of VAT, for electricity transmitted by Yuanping to the power grid controlled and owned by the provincial grid company prior to July 8, 2009. The unit price per kWh of RMB0.29 will continue to be in effect until the regional pricing bureau approves a new unit price per kWh.

The Yuanping hydropower plant transmitted 23,755,804 kWh and 35,115,884 kWh of electricity to the power grid controlled by Fujian Ningde Electric Power Bureau in the nine months ended September 30, 2007 and 2008, respectively.

Cost of revenues for Yuanping consists primarily of depreciation and amortization expenses, as well as employee salaries, water resource fees and non-capitalized maintenance and overhead expenses directly attributable to the production of electricity. Cost of revenues increased by RMB2.1 million, or 70.7%, from RMB3.0 million in the nine months ended September 30, 2007 to RMB5.1 million in the nine months ended September 30, 2008, reflecting operations for the entire nine-month period ended September 30, 2008. Depreciation expenses were RMB2.0 million and RMB3.3 million in the nine months ended September 30, 2007 and 2008, respectively.

As a result of the foregoing, Yuanping incurred gross loss in the nine months ended September 30, 2007 and 2008 of RMB3.0 million and RMB5.1 million, respectively.

Operating Expenses (Yuanping)

Operating expenses for Yuanping consists entirely of general and administrative expenses, relating primarily to staff salaries and benefits, travel and entertainment expenses and office supplies expenses. General and administrative expenses decreased by RMB0.4 million, or 47.1%, from RMB0.9 million in the nine months ended September 30, 2007 to RMB0.5 million in the nine months ended September 30, 2008.

As a result of the foregoing factors, Yuanping recorded operating loss of RMB3.9 million and RMB5.6 million in the nine months ended September 30, 2007 and 2008, respectively.

Other Income and Expenses (Yuanping)

Interest expenses, primarily relating to interest expenses on long-term borrowings, increased by RMB2.6 million, or 96.4%, from RMB2.6 million in the nine months ended September 30, 2007 to RMB5.2 million in the nine months ended September 30, 2008. As of December 31, 2006, September 30, 2007, December 31, 2007 and September 30, 2008, Yuanping had outstanding long-term loans of RMB69.0 million, RMB69.0 million, RMB83.0 million and RMB82.0 million, respectively.

Income Tax (Yuanping)

As of September 30, 2008, Yuanping has RMB3.9 million of net operating loss carry-forwards for income tax purposes, of which RMB3.3 million will expire from 2009 to 2012, and RMB0.6 million will expire in 2013. In addition, the Company had RMB5.0 million of investment tax credits carry-forwards for income tax purposes that will expire in 2011.

Net Loss (Yuanping)

As a result of the foregoing factors, Yuanping had a net loss of RMB6.6 million and RMB10.8 million in the nine months ended September 30, 2007 and 2008, respectively.

Year ended December 31, 2007 (Yuanping)

Revenues, Cost of Revenues and Gross Loss (Yuanping)

Although Yuanping commenced operations in March 2007, no revenues were recorded by Yuanping in 2007 since the transmission of electricity by Yuanping to the power grid controlled by the Fujian Ningde Electric Power Bureau was made without a fixed or determinable price until late June 2009. Therefore cash received in exchange for the transmission of electricity to the power grid before late June 2009 was recorded as customer deposits. Customer deposits from the Fujian Ningde Electric Power Bureau was RMB6.3 million as of December 31, 2007. Yuanping transmitted 30,071,595 kWh of electricity in 2007 to the power grid controlled by Fujian Ningde Electric Power Bureau. All of the customer deposits received from the date of our acquisition of Yuanping to late June 2009 were recognized as revenue when the regional pricing bureau confirmed a minimum tariff in late June 2009. We only recognize revenue for customer deposits recorded subsequent to the acquisition of Yuanping after the per kWh tariff became fixed or determinable. In August 2009, the Ningde Pricing Bureau, the regional pricing bureau in Fujian province, approved a unit price per kWh of RMB0.29, inclusive of VAT, for electricity transmitted by Yuanping to the power grid controlled and owned by the provincial grid company prior to July 8, 2009. The unit price per kWh of RMB0.29 will continue to be in effect until the regional pricing bureau approves a new unit price per kWh.

Cost of revenues of Yuanping in 2007 was RMB4.7 million, consisting primarily of depreciation expenses of RMB3.1 million, of which RMB3.0 million was recorded in cost of revenues and the rest was recorded in general and administrative expenses. In 2007, Yuanping also incurred amortization expenses for intangible assets of RMB0.6 million in connection with its right to draw water from the dam and reservoir of Yuheng and Jinzaoqiao stations.

As a result of the foregoing, Yuanping had gross loss in 2007 of RMB4.7 million.

Operating Expenses (Yuanping)

Operating expenses for Yuanping in 2007 consisted entirely of general and administrative expenses of RMB2.1 million. Yuanping recorded operating loss of RMB6.8 million in 2007.

Other Income and Expenses (Yuanping)

Interest expenses, primarily relating to interest expenses on long-term borrowings, was RMB4.2 million in 2007. As of December 31, 2006 and December 31, 2007, Yuanping had outstanding long-term loans of RMB69.0 million and RMB83.0 million, respectively.

Income Tax (Yuanping)

As of December 31, 2007, Yuanping had RMB3.3 million of net operating loss carry-forwards for income tax purposes that expire in 2012. In addition, the Company had RMB5.0 million of investment tax credits carry-forwards for income tax purposes that will expire in 2011.

Net Loss (Yuanping)

As a result of the foregoing factors, Yuanping had a net loss of RMB11.0 million in 2007.

Year Ended December 31, 2006 (Yuanping)

The Yuanping hydropower plant commenced operations in March 2007. Yuanping’s activities during 2006 were comprised solely of plant development and administrative activities, and it did not record any revenues or cost of revenues in 2006. Yuanping had a net loss of RMB1.4 million in 2006, resulting from general and administrative expenses incurred during 2006.

Historical Cash Flows (Yuanping)

The following table sets forth the components of cash flows of Yuanping for the periods indicated:

	Year Ended December 31,		Nine Months Ended September 30,
	2006	2007	2007	2008
			(unaudited)
	(RMB in thousands)

Net cash provided by (used in) operating activities	(8,502)	426	5,745	3,678
Net cash provided by (used in) investing activities	(95,053)	(22,005)	(5,020)	(5,342)
Net cash provided by (used in) financing activities	96,800	20,500	—	800

Net increase (decrease) in cash and cash equivalents	(6,755)	(1,079)	725	(864)

Operating Activities (Yuanping)

Net cash provided by operating activities was RMB3.7 million in the nine months ended September 30, 2008, which was derived from a net loss of RMB10.8 million as adjusted primarily by a decrease in accrued expenses and other current liabilities of RMB0.7 million, an increase in accounts receivable of RMB0.1 million, an increase in prepayments and other current assets of RMB0.5 million, a decrease in amounts due from related parties of RMB4.5 million, an increase in deferred revenue of RMB7.3 million, the add-back of non-cash depreciation of RMB3.3 million and amortization of intangible assets of RMB0.6 million. Net cash provided by operating activities was RMB5.7 million in the nine months ended September 30, 2007, which was derived from net loss of RMB6.6 million as adjusted primarily by the add-back of non-cash amortization of intangible assets of RMB0.4 million and depreciation of RMB2.0 million, an increase in deferred revenue of RMB5.0 million, and a decrease in amounts due from related parties of RMB2.5 million.

Net cash provided by operating activities was RMB0.4 million in 2007, which was derived from net loss of RMB11.0 million as adjusted primarily by the add-back of non-cash depreciation of RMB3.1 million, an increase in customer deposits of RMB6.3 million, a decrease in prepayments and other current assets of RMB3.1 million, an increase in accrued expenses and other current liabilities of RMB0.9 million, and an increase in amounts due from related parties of RMB3.2 million. Net cash used in operating activities was RMB8.5 million in 2006, which was derived from net loss of RMB1.4 million as adjusted primarily by an increase in prepayment and other current assets of RMB2.6 million and a decrease in amounts due to related parties of RMB2.8 million.

Investing Activities (Yuanping)

Net cash used in investing activities was RMB5.3 million in the nine months ended September 30, 2008, relating to the addition of fixed assets for the Yuanping hydropower plant. Net cash used in investing activities was RMB5.0 million in the nine months ended September 30, 2007, relating principally to the addition of fixed assets for the Yuanping hydropower plant.

Net cash used in investing activities was RMB22.0 million in 2007, relating principally to acquisition of property, plant and equipment of RMB24.2 million relating to the Yuanping hydropower plant, offset by amounts lent to unrelated parties of RMB3.0 million. Net cash used in investing activities was RMB95.1 million in 2006, resulting from acquisition of property, plant and equipment of RMB75.4 million and acquisition of intangible assets of RMB15.7 million relating to the Yuanping hydropower plant and RMB4.0 million of amounts repaid from unrelated parties.

Financing Activities (Yuanping)

Net cash provided by financing activities was RMB0.8 million in the nine months ended September 30, 2008, compared to net cash for financing activities of nil in the nine months ended September 30, 2007. The principal factors that impacted cash flow from financing activities in the nine months ended

September 30, 2008 were repayment of long-term and short-term loans of RMB1.0 million, and proceeds from short-term borrowings of RMB1.8 million, primarily from related parties.

Net cash provided by financing activities was RMB20.5 million in 2007, compared to net cash provided by financing activities of RMB96.8 million in 2006. The principal factors that impacted cash flow from financing activities in 2007 were proceeds from long-term borrowings of RMB14.0 million primarily from the Agricultural Bank of China and proceeds from a capital injection of RMB6.5 million. The principal factors that impacted cash flow from financing activities in 2006 were proceeds from long-term borrowings of RMB69.0 million, primarily from the Agricultural Bank of China, and proceeds from a capital injection of RMB27.8 million.

Pingnan County Yuheng Hydropower Co., Ltd. (Yuheng)

Yuheng was incorporated on May 18, 2007 and owns and operates the Yuheng hydropower plant located in Ningde City, Fujian province. The Yuheng hydropower plant commenced operations in November 1999.

On May 18, 2007, Yuheng acquired the net fixed assets related to the Yuheng hydropower plant from Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd., which was accounted for as a business combination, for an aggregate purchase price of RMB154.9 million. The results of operations of Yuheng reflect the operations of the Yuheng hydropower plant from May 18, 2007. In October 2008, we acquired 100.0% of the equity interest in Yuheng for a purchase price of RMB121.0 million ($17.8 million) in cash.

Yuheng derives its revenues solely from the sale of electricity generated by the Yuheng hydropower plant, with an installed capacity of 30.0 MW and an annual design utilization rate of 42.0%. Revenues are earned and recognized upon transmission of electricity to the power grid controlled and owned by the State Grid. Yuheng withholds VAT at the rate of 6.0% of revenues, and revenues recognized by Yuheng are net of such VAT.

The following section discusses the historical financial performance of Yuheng for the period from May 18, 2007 (inception) to December 31, 2007 and for the period from January 1, 2008 to October 20, 2008, the date on which we acquired that company. Yuheng acquired the assets of the Yuheng hydropower plant on May 18, 2007 and the results of operations of the Yuheng hydropower plant prior to May 18, 2007 have not been presented.

Results of Operations (Yuheng)

The following table sets forth the results of operations of Yuheng for the periods indicated:

	Period from May 18
	(inception)	Period from January 1
	to December 31, 2007	to October 20, 2008
	(RMB in thousands)

Revenues	12,963	19,547
Cost of revenues	(5,307)	(8,016)

Gross profit	7,656	11,531

Operating expenses:
General and administrative expenses	(824)	(1,011)

Total operating expenses	(824)	(1,011)

Operating profit	6,832	10,520

Interest income	742	530
Interest expenses	(8,138)	(10,152)
Income (loss) before income tax expenses	(564)	898

Income tax expenses	(1,585)	(532)

Net (loss) income	(2,149)	366

Period from January 1, 2008 to October 20, 2008 (Yuheng)

Revenues, Cost of Revenues and Gross Profit (Yuheng)

In the period from January 1, 2008 to October 20, 2008, Yuheng recognized revenues of RMB19.5 million. In the period from January 1, 2008 to October 20, 2008, pursuant to the supply arrangements with the Fujian Province Pingnan County Power Supply Co., Ltd., Yuheng was paid RMB0.181 per kWh, and RMB0.065 per kWh was recognized as revenue from the amortization of an unfavorable contract obligation. Currently, Yuheng receives RMB0.29 per kWh for electricity supplied to Fujian Province Pingnan County Power Supply Co., Ltd., pursuant to the power purchase agreement entered into between Yuheng and Fujian Province Pingnan County Power Supply Co., Ltd. on December 28, 2008, which is in force until December 28, 2009. However, pursuant to the Interim Agreement of Conformity of Power Purchase and Supply in Rongping Supply Area entered into by Yuheng, Fujian Province Pingnan County Power Supply Co., Ltd., Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. and Pingnan County Hengli Hydroelectric Co., Ltd. on August 31, 2007, or the Interim Agreement, the tariff rate of RMB0.181 per kWh has been set for the supply of an aggregate volume of 300 million kWh of electricity by Yuheng to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. through Fujian Province Pingnan County Power Supply Co., Ltd. for a contractual term of forty-two months ending in October 2010. Therefore, for electricity supplied under the Interim Agreement to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd., Yuheng is only entitled to RMB0.181 per kWh of the RMB0.29 per kWh revenue received from Fujian Province Pingnan County Power Supply Co., Ltd. and is obligated to remit the remaining RMB0.109 per kWh, to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. until (i) an aggregate volume of 300 million kWh has been supplied by Yuheng to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. through Fujian Province Pingnan County Power Supply Co., Ltd., or (ii) October 2010, whichever is earlier. Pursuant to the Transfer of Yuanping Hydropower Plant and Cooperation Agreement entered into between Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. and Fujian Province Anheng Assets Management Co., Ltd., Fujian Yuheng Power Group and Fujian Dachuang Hydro Power Co., Ltd, which were the founders of Pingnan County Yuheng Hydropower Co., Ltd., Yuheng provided a guarantee deposit of RMB30.0 million to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. to guarantee the supply of electricity of an aggregate volume of 300 million kWh over the contractual term. Yuheng is refunded RMB0.1 of the guarantee deposit for every kWh of electricity supplied to Rongping Chemical through the power grid, for up to 300 million kWh, over the contractual term. The effective tariff for electricity sold in the period from January 1, 2008 to October 20, 2008 was therefore RMB0.181 per kWh.

Yuheng sold 82,893,211 kWh of electricity in the period from January 1, 2008 to October 20, 2008. Effective utilization rate for January 1 to October 20, 2008 was 39.2%, reflecting interruptions in water flow to the Yuheng hydropower plant due to construction activities related to the water intake system for Yuanping as well as levels of precipitation that were lower than the historical average.

Cost of revenues of Yuheng in the period from January 1, 2008 to October 20, 2008 was RMB8.0 million. Cost of revenues consisted primarily of depreciation expenses of RMB5.0 million, as well as employee salaries, water resource fees, non-capitalized maintenance and overhead expenses directly attributable to the production of electricity.

As a result of the foregoing, Yuheng had gross profit in the period from January 1, 2008 to October 20, 2008 of RMB11.5 million. Gross margin for the period from January 1, 2008 to October 20, 2008 was 59.0%.

Operating Expenses (Yuheng)

Operating expenses for Yuheng of RMB1.0 million in the period from January 1, 2008 to October 20, 2008 consisted entirely of general and administrative expenses relating to staff salaries and benefits, travel and entertainment expenses, and office supplies expenses.

Yuheng recorded operating profit of RMB10.5 million in the period from January 1, 2008 to October 20, 2008.

Other Income and Expenses (Yuheng)

Interest expenses of RMB10.2 million for Yuheng in the period from January 1, 2008 to October 20, 2008 arose from interest incurred on long-term loans obtained from the Industrial and Commercial Bank of China and the Agricultural Bank of China. As of October 20, 2008, Yuheng had long-term loans outstanding in an aggregate principal amount of RMB157.0 million.

Income Tax (Yuheng)

Yuheng incurred income tax expenses of RMB0.5 million in the period from January 1, 2008 to October 20, 2008 primarily arising from non-deductible expenses for tax purposes.

Net Income (Yuheng)

As a result of the foregoing factors, Yuheng had net income of RMB0.4 million in the period from January 1, 2008 to October 20, 2008.

Period from May 18, 2007 (inception) to December 31, 2007 (Yuheng)

Revenues, Cost of Revenues and Gross Profit (Yuheng)

In the period from May 18, 2007 (inception) to December 31, 2007, Yuheng recognized revenues of RMB13.0 million. In the period from May 18, 2007 (inception) to December 31, 2007, pursuant to the supply arrangements with Fujian Province Pingnan County Power Supply Co., Ltd., Yuheng was paid RMB0.181 per kWh, and RMB0.065 per kWh was recognized as revenue from the amortization of an unfavorable contract obligation. The effective tariff for electricity sold in the period from May 18, 2007 (inception) to December 31, 2007 was RMB0.181 per kWh.

Yuheng sold 54,955,750 kWh of electricity in the period from May 18, 2007 (inception) to December 31, 2007. The effective utilization rate for May 18, 2007 (inception) to December 31, 2007 was 33.5%, reflecting interruptions in water flow to the Yuheng hydropower plant due to construction activities related to the water intake system for Yuanping as well as the lower than historical average levels of precipitation.

Cost of revenues of Yuheng in the period from May 18, 2007 (inception) to December 31, 2007 was RMB5.3 million. Cost of revenues consisted primarily of depreciation expenses of RMB3.3 million, as well as employee salaries, water resource fees, non-capitalized maintenance and overhead expenses directly attributable to the production of electricity.

As a result of the foregoing, Yuheng had gross profit in the period from May 18, 2007 (inception) to December 31, 2007 of RMB7.7 million. Gross margin for the period from May 18, 2007 (inception) to December 31, 2007 was 59.1%.

Operating Expenses (Yuheng)

Operating expenses for Yuheng of RMB0.8 million in the period from May 18, 2007 (inception) to December 31, 2007 consisted entirely of general and administrative expenses relating to staff salaries and benefits, travel and entertainment expenses and office supplies expenses.

Yuheng recorded operating profit of RMB6.8 million in the period from May 18, 2007 (inception) to December 31, 2007.

Other Income and Expenses (Yuheng)

Interest expenses of RMB8.1 million for Yuheng in the period from May 18, 2007 (inception) to December 31, 2007 arose from interest incurred on long-term loans, consisting of long-term loans obtained from the Industrial and Commercial Bank of China and the Agricultural Bank of China, and interest incurred on delayed payment of the acquisition cost for the Yuheng hydropower plant. As of December 31, 2007, Yuheng had long-term loans outstanding of RMB101.5 million.

Income Tax (Yuheng)

Yuheng incurred income tax expenses of RMB1.6 million in the period from May 18, 2007 (inception) to December 31, 2007, primarily arising from non-deductible expenses. Under the terms of the agreements relating to our acquisition of Yuheng, we are entitled to seek indemnification from the sellers for any tax liabilities for Yuheng arising prior to our acquisition of Yuheng.

Net Loss (Yuheng)

As a result of the foregoing factors, Yuheng had a net loss of RMB2.1 million in the period from May 18, 2007 (inception) to December 31, 2007.

Historical Cash Flows (Yuheng)

The following table sets forth the components of cash flows of Yuheng for the relevant periods indicated:

	Period from May 18	Period from
	(inception)	January 1
	to December 31, 2007	to October 20, 2008
	(RMB in thousands)

Net cash provided by (used in) operating activities	(33,371)	9,563
Net cash (used in) investing activities	(133,337)	(38,454)
Net cash provided by financing activities	166,850	30,150

Net increase in cash and cash equivalents	142	1,259

Operating Activities (Yuheng)

Net cash provided by operating activities was RMB9.6 million in the period from January 1, 2008 to October 20, 2008, which was derived from net income of RMB0.4 million, as adjusted primarily by the add-back of non-cash depreciation of RMB5.0 million, a decrease in prepayments and other current assets of RMB1.6 million and a decrease in guarantee deposit of RMB5.1 million, offset in part by the amortization of unfavorable contract obligations of RMB5.4 million.

Net cash used in operating activities was RMB33.4 million in the period from May 18, 2007 (inception) to December 31, 2007, which was derived from net loss of RMB2.1 million, as adjusted primarily by an increase of RMB9.9 million in accounts receivable, an increase in prepayments and other current assets of RMB1.8 million, an increase in guarantee deposit of RMB27.2 million and the amortization of unfavorable contract obligations of RMB3.6 million, offset in part by the add-back of non-cash depreciation of RMB3.3 million and an increase in accrued expenses and other current liabilities of RMB8.4 million.

Investing Activities (Yuheng)

Net cash used in investing activities was RMB38.5 million in the period from January 1, 2008 to October 20, 2008, relating primarily to the payment of the remaining consideration of RMB35.3 million related to the acquisition of the Yuheng hydropower plant from Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. and purchase of property, plant and equipment of RMB3.2 million.

Net cash used in investing activities was RMB133.3 million in the period from May 18, 2007 (inception) to December 31, 2007, relating to the cost of acquisition of the Yuheng hydropower plant of RMB123.7 million, purchase of property, plant and equipment of RMB8.4 million and advances to contractors for construction projects of RMB1.3 million.

Financing Activities (Yuheng)

Net cash provided by financing activities was RMB30.2 million in the period from January 1, 2008 to October 20, 2008, resulting from proceeds from bank loans of RMB58.5 million partially offset by repayment of certain shareholder loans of RMB32.4 million and repayment of bank loans of RMB3.0 million.

Net cash provided by financing activities was RMB166.9 million in the period from May 18, 2007 (inception) to December 31, 2007, resulting from proceeds from long-term loans of RMB101.5 million, proceeds from shareholders’ loans of RMB61.2 million and RMB20.0 million of proceeds from capital injection, which were partially offset by repayment of shareholders’ loans of RMB15.8 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Our unaudited pro forma consolidated financial information has been prepared to illustrate the effects of the acquisitions of the entities listed below:

Acquisitions completed as of December 31, 2008 (“Completed Acquisitions”)

		Percentage
	Principal Place	of	Date of	Purchase
	of Operations	Ownership	Acquisition	Consideration
				(US$ in thousands)

Yingchuan	Zhejiang province	100%	January 31, 2008	42,579
Wuliting	Zhejiang province	100%	January 31, 2008	48,387
Wangkeng	Fujian province	90%	October 21, 2008	32,394
Yuheng	Fujian province	100%	October 21, 2008	17,813
Banzhu	Fujian province	90%	October 22, 2008	19,729
Yuanping	Fujian province	100%	October 22, 2008	8,578

Acquisition completed subsequent to December 31, 2008 (“Probable Acquisition”)

		Percentage
	Principal Place	of	Date of	Purchase
	of Operations	Ownership	Acquisition	Consideration
				(US$ in thousands)

Banzhu	Fujian province	10%	March 17, 2009	2,490

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 gives effect to the Completed Acquisitions and Probable Acquisition as if they had been consummated on January 1, 2008 and include adjustments that give effect to events that are directly attributable to the transactions that are expected to have a continuing impact and that are factually supportable. As the Probable Acquisition has no significant impact on our historical consolidated balance sheet as of December 31, 2008, the unaudited pro forma consolidated balance sheet as of December 31, 2008 is excluded from the unaudited pro forma consolidated financial information.

The pro forma adjustments reflecting the completion of the acquisitions are based upon the purchase method of accounting in accordance with the U.S.GAAP and upon the assumptions set forth in the notes included in this section. The unaudited pro forma consolidated financial information has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and goodwill. The allocation of the purchase price is preliminary and is dependent upon the finalization of certain valuations. The pro forma adjustments are based on estimates, currently available information and certain assumptions that we believe are reasonable. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not reflect future events that may occur after the acquisitions, or any operating efficiencies or inefficiencies that may result from the transactions. Therefore, the unaudited pro forma consolidated financial information is not necessarily indicative of results that would have been achieved had the businesses been acquired during the periods presented or the results that we will experience after the acquisitions are consummated.

Our historical financial statements and the historical financial statements of each of the Completed Acquisitions are included elsewhere in this prospectus and the unaudited pro forma consolidated financial information should be read in conjunction with those financial statements and notes.

Unaudited Pro Forma Consolidated Statement of Operations for The Year Ended December 31, 2008
(Amounts in thousands of U.S. dollar (“US$”), except number of shares and per share data)

		Zhejiang	Fujian
		province	province
	CHC	for the period	for the period
	for the year	from January 1,	from January 1,
	ended	2008 to the	2008 to the
	December 31,	acquisition date	acquisition date
	2008	(Note 1)	(Note 1)	Adjustments	Notes	Pro Forma

Revenues	14,715	127	13,376	—		28,218
Cost of revenues	(6,025)	(252)	(6,491)	663	2(a)	(12,105)
Gross profit (loss)	8,690	(125)	6,885	663		16,113
Operating (expenses) income
General and administrative expenses	(6,761)	64	(5,498)	—		(12,195)
Gain on deposal of property, plant and equipment	—	—	186	—		186

Total operating (expenses) income	(6,761)	64	(5,312)	—		(12,009)

Operating income (loss)	1,929	(61)	1,573	663		4,104

Interest income	1,340	—	502	—		1,842
Interest expenses	(5,847)	(324)	(6,074)	—		(12,245)
Change in fair value of derivative financial liabilities and warrant liability	420	—	—	(382)	2(d)	38
Exchange (loss) gain	(1,067)	—	194	—		(873)
Share of losses in an equity investee	(503)	—	—	—		(503)
Other income (expenses), net	144	(60)	(42)	—		42

(Loss) income from continuing operations before income tax expenses and minority interests	(3,584)	(445)	(3,847)	281		(7,595)

Income tax (expenses) benefits	(444)	—	423	(146)	2(b)	(167)

Net income (loss) before minority interests	(4,028)	(445)	(3,424)	135		(7,762)

Minority interests in loss (income) of consolidated subsidiaries	41	—	—	(89)	2(c)	(48)

Income (loss) from continuing operations	(3,987)	(445)	(3,424)	46		(7,810)

Basic and diluted loss per share	(0.26)					(0.50)
Weighted average ordinary shares used in basic and diluted loss per share computation	15,554,416					15,554,416

Notes to Unaudited Pro Forma Consolidated Financial Information
(Amounts in thousands of U.S. dollar (“$”), except number of shares and per share data)

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 gives effect to the Completed Acquisitions and the Probable Acquisition as if they had occurred on January 1, 2008.

For the purpose of the unaudited pro forma consolidated financial information, the historical statement of operations of the acquired entities for the period from January 1, 2008 to their respective acquisition dates is translated using the average exchange rates during the period. The purchase considerations for the Completed Acquisitions and the Probable Acquisition are translated using the exchange rate on the respective transaction dates.

In the unaudited pro forma consolidated statement of operations for the year ended December 31, 2008, the Zhejiang province includes the following acquisitions:

	Zhejiang province for the period
	from January 1, 2008 to the acquisition date
	Yingchuan	Wuliting	Total
Revenues	9	118	127
Cost of revenues	(51)	(201)	(252)

Gross (loss)	(42)	(83)	(125)

Operating income (expenses)
General and administrative expenses	77	(13)	64

Total operating income (expenses)	77	(13)	64

Operating income (loss)	35	(96)	(61)

Interest expenses	(74)	(250)	(324)
Other expenses, net	(60)	—	(60)

Loss from continuing operations before income tax expenses and minority interests	(99)	(346)	(445)

Income tax (expenses) benefits	—	—	—

Loss from continuing operations	(99)	(346)	(445)

In the unaudited pro forma consolidated statement of operations for the year ended December 31, 2008, the Fujian province includes the following acquisitions:

	Fujian province for the period
	from January 1, 2008 to the acquisition date
	Wangkeng	Yuheng	Banzhu	Yuanping	Total
Revenues	4,600	2,766	6,010	—	13,376
Cost of revenues	(1,277)	(1,134)	(3,255)	(825)	(6,491)

Gross profit (loss)	3,323	1,632	2,755	(825)	6,885

Operating (expenses) income
General and administrative expenses	(495)	(143)	(4,935)	75	(5,498)
(Loss) Gain on disposal of property, plant, and equipment	(121)	—	307	—	186

Total operating (expenses) income	(616)	(143)	(4,628)	75	(5,312)

Operating income (loss)	2,707	1,489	(1,873)	(750)	1,573

Interest income	1	75	426	—	502
Interest expenses	(1,363)	(1,437)	(2,450)	(824)	(6,074)
Exchange gain	—	—	194	—	194
Other expenses, net	(37)	—	(5)	—	(42)

Income (loss) before income tax expenses and minority interests	1,308	127	(3,708)	(1,574)	(3,847)

Income tax (expenses) benefits	(388)	(75)	886	—	423

Income (Loss) from continuing operations	920	52	(2,822)	(1,574)	(3,424)

2.	PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

(a) The adjustment to cost of revenues included (1) an increase in depreciation expenses of $16 resulted from step-up in basis of property, plant and equipment to fair value at the date of acquisition of the Completed Acquisitions, net of a decrease in depreciation expenses of $644 resulted from extension of the estimated useful life of property, plant and equipment at the date of acquisition of the Completed Acquisitions for the period from January 1, 2008 to their respective acquisition dates; (2) a decrease in amortization expenses of $79 resulted from step-down in basis of an intangible asset (a right to use water from the dam and reservoir of the Jinzaoqiao station) to fair value at the date of acquisition of Yuanping for the period from January 1, 2008 to October 22, 2008; and (3) the reversal of government grant income of $44 of Banzhu recognized on a net basis as a reduction to cost of revenues for the period from January 1, 2008 to October 22, 2008.

(b) The decrease in depreciation expenses in note 2(a)(1) resulted in income tax expenses of $157 for the year ended December 31, 2008. The reversal of government grant income in note 2(a)(3) resulted in income tax benefits of $11 for the year ended December 31, 2008. Income tax rate used is based on the applicable enacted statutory tax rate.

(c) The adjustment to minority interest represents the minority interest in income of Wangkeng of $89.

(d) On January 23, 2008, we issued 150,025 Series A convertible redeemable preferred shares for an aggregate net purchase price of $150,025, or $1,000 per share, net of issuance costs of $10,569. We used the proceeds of the Series A convertible redeemable preferred shares for the acquisitions of Yingchuan and Wuliting. We issued a warrant to a placement agent as part of the payment for services rendered by the placement agent for the issuance of the Series A convertible redeemable preferred shares. The warrant has been classified as a liability since the issuance date as the placement agent is entitled to a cashless exercise into Series A convertible redeemable preferred shares, which are contingently redeemable for cash.

On July 24, 2008, we issued the first tranche of 101,000 Series B convertible redeemable preferred shares for an aggregate net purchase price of $101,000 or $1,000 per share. On August 15, 2008, we issued the second tranche of 28,000 Series B convertible redeemable preferred shares for an aggregate net purchase price of $28,000, or $1,000 per share, net of our issuance costs. The initial carrying amount of Series B convertible redeemable preferred shares is the issue price at the date of issuance of $129,000 net of issuance costs of $4,134. We used the aggregate proceeds of the Series B convertible redeemable preferred shares for the acquisitions of Wangkeng, Yuheng, Banzhu and Yuanping.

The adjustment to changes in fair value of derivative financial liabilities and warrant liability represents the changes in the fair value of the warrant liability related to the Series A convertible redeemable preferred shares as if the Series A convertible redeemable preferred shares had been issued on January 1, 2008.

The issuance of the Series B convertible redeemable preferred shares did not result in any impact on the unaudited pro forma consolidated statement of operations.

OUR INDUSTRY

Supply and Demand for Electricity in China

China generated 3,433 TWh of electricity in 2008 according to the China Electricity Council. At the end of 2008, China had an aggregate installed generation capacity of approximately 792 GW according to the China Electricity Council. According to the State Electric Grid Corporation, China’s electrical power generation capacity is expected to grow by 10.5% a year until the end of the decade. We believe that China will in the near future remain one of the fastest growing nations in the world in terms of electricity generated and newly installed capacity.

Five central government-controlled enterprises, namely China Huaneng Group, China Datang Group, China Huadian Group, China Guodian Group and China Power Investment Corporation, collectively operated 44.9% of the total installed capacity of China’s power generation industry as of the end of 2008, according to the State Electricity Regulatory Commission, and the 28 largest power companies in China collectively operated 68.3%. Furthermore, the State Electricity Regulatory Commission reports that the power sector is becoming increasingly concentrated in the larger companies. However, these large power companies are not as dominant in the clean energy sector. According to the State Electricity Regulatory Commission, the 30 largest power companies accounted for only 20.7% of clean energy power capacity in China, including only 15.2% of hydropower, less than the figure for hydropower capacity as a percentage of total power capacity in China, which is 21.6%.

Demand for electricity in China grew rapidly through 2007. Based on the industry knowledge and experience of the management of our company, we believe demand was driven by the rapid growth of its industrial base and demand from an increasingly affluent population. China consumed 3,271 TWh of electricity in 2007, compared to 1,633 TWh in 2002, according to the China Statistical Yearbooks 2004 and 2008, representing a five-year compound annual growth rate of 14.9% according to our calculations. According to NationMaster, China became the second largest consumer of electricity in the world, even though China’s per capita electricity consumption is still very low, due to its large population base.

Demand for electricity continued to grow in 2008, but at a slower pace. For the first half of 2008, supply and demand were basically in balance, according to the State Electricity Regulatory Commission, but in the second half of 2008, particularly due to the effects of the global financial crisis, Chinese economic growth slackened and the growth in demand for electricity was directly affected. According to data released by the State Electricity Regulatory Commission, the overall consumption of electricity in China increased by 5.2% in 2008 compared to 2007, as did production. However, while thermal power plants increased production by only 2.2%, hydropower plants increased production by 19.5% in 2008 compared to 2007, according to the State Electricity Regulatory Commission. Similarly, while power plants of 6 MW and above experienced a decrease of 6.7% in their operating hours in 2008 compared to 2007, the decrease primarily came from thermal power plants, which experienced an 8.0% decrease in operating hours, according to our calculations based on data published by the State Electricity Regulatory Commission. Hydropower plants still saw an average increase of 2.9% in their operating hours in 2008 compared to 2007, according to our calculations based on data published by the State Electricity Regulatory Commission. Because thermal power plants have a higher marginal cost of operation due to their need to burn fuel, and because the power grids generally purchase hydropower at lower tariff rates than power from thermal power plants, we believe that any future cutbacks in operating hours will not affect hydropower plants to the same extent as thermal power plants.

China’s consumption of electricity fell by 2.2% over the first six months of 2009 compared to the same period in 2008, while production of electricity fell by 1.7%, according to the China Electricity Council. The decrease in production was primarily due to a decrease of 4.8% in production from thermal power plants compared to the same period of the previous year, as production from hydropower plants increased by 15.7%, according to data reported by the China Electricity Council. The total installed capacity of all power plants having an installed capacity of 6 MW and above grew by 9.3% as compared to the prior year, while the total installed capacity of all hydropower plants having an installed capacity of 6 MW and above grew by 15.4%, according to the China Electricity Council.

The table below shows the growth in capacity, production and consumption of electricity in China from 2000 through 2008.

			Electricity
	Electricity Output[1]	Year-on-Year Growth[2]	Consumption[1]	Year-on-Year Growth[2]
	(TWh)	(%)	(TWh)	(%)

2000	1,355.6	9.4%	1,347.1	9.5%
2001	1,471.7	8.6%	1,463.4	8.6%
2002	1,640.5	11.5%	1,633.2	11.6%
2003	1,910.6	16.5%	1,903.2	16.5%
2004	2,203.3	15.3%	2,197.1	15.4%
2005	2,500.2	13.5%	2,494.0	13.5%
2006	2,865.7	14.6%	2,858.8	14.6%
2007	3,281.6	14.5%	3,271.2	14.4%
2008	3,433.4[3]	5.2%[3]	3,426.8[3]	5.2%[3]

Units:	MW = megawatt, GW = gigawatt, TW = terawatt, TWh = terawatts hours; 1 TW = 1,000 GW = 1,000,000 MW

[1]	Source: China Statistical Yearbooks 2002 to 2008 (presenting data for the years 2000 to 2007)

[2]	According to our calculations based on data presented in China Statistical Yearbooks 2002 to 2008

[3]	Source: State Electricity Regulatory Commission

Sources of Electricity in China

According to our calculations based on data provided by the China Electricity Council, thermal, hydro, wind and nuclear power plants accounted for approximately 75.9%, 21.6%, 1.1% and 1.1%, respectively, of China’s installed electrical power generation capacity in 2008. While thermal power is still the main source of electricity in China today, rising fuel prices and environmental concerns have raised questions about the future of the thermal power industry, and the PRC government has implemented policies to reduce China’s dependence on fossil fuels. See “Regulation.”

We believe hydropower operating costs are significantly lower than those for fossil-fuel fired plants as they have very low fuel costs in the form of water resource fees and lower maintenance requirements. Based upon our industry experience, we believe hydropower plants tend to have longer lives than fuel-fired plants, with some hydropower plants remaining in service for many decades. Hydropower enjoys a cost advantage in operation and maintenance over thermal power because we believe hydropower plants are simple to operate and require few personnel on site during normal operation. The annual maintenance, repair and overhaul costs for a small hydropower plant in China are between $1,500 and $4,500 per megawatt, compared to a coal-fired plant with annual costs of $6,800 to $10,000 per megawatt according to Frost & Sullivan. Finally, without gas emissions and with little waste disposal, we believe hydropower is cleaner than thermal and nuclear power.

Based upon our industry experience and the expertise of our management, we believe hydropower is an attractive option for new projects because it is a mature, proven technology as compared to other renewable energy sources. According to Frost & Sullivan, hydropower has a more predictable load factor when compared to wind or solar power. Based upon our industry experience, we believe water resources also can be less expensive and more reliable than other renewable energy sources. For example, when production and transportation costs are considered, water resources are less costly than biomass. According to Frost & Sullivan, wind power facilities have shorter useful lives and require significant maintenance when compared to hydropower plants, and solar power has a higher cost per megawatt for initial installation, is constrained by raw material supply and has a shorter useful life span, and is primarily used for small scale projects in China. We believe small hydropower plants therefore can produce many times more power over their lifetimes than other sources of alternative energy on a similar scale.

Introduction to Hydropower Generation

Mechanism of Hydropower Generation

Hydroelectric power generation systems produce electricity by using potential energy stored in water held at height and first converting such water into kinetic energy, or energy from water movement, and then running such kinetic energy through a water turbine and generator or a rotary engine that takes energy from moving water. Energy available in a body of water depends on (i) the water’s flow rate and (ii) the hydraulic head, or head. The water’s flow rate depends on the volume of water passing a point in a given amount of time. The head refers to the difference in height between the source of the water and the water’s outflow. The amount of potential energy in water is proportional to the head. Any particular hydropower plant’s actual output of electricity will depend on how efficiently it converts the hydropower into electrical power.

Hydrology

Hydroelectric power generation at any facility depends upon the amount or volume of water available at any moment, season, or series of years and the project hydraulic head. The amount of water available to a project is directly related to (i) the size of the drainage basin that delivers water to the impoundment structure, which collects the water, and (ii) the amount of precipitation, principally rain and snow, that occurs in that drainage basin. A drainage basin’s annual hydraulic yield is a function of the hydrological cycle. Ocean evaporation contributes to precipitation, which results in surface runoff. Runoff less local evaporation, less groundwater infiltration, less natural vegetation and crop irrigation, less human consumption, equals runoff available for power production at an impoundment. Variability from year to year in amounts of precipitation has been historically, and is expected to continue to be, the greatest contributor to variance in each hydropower plant’s annual power production. Project design annual utilization rate, or design utilization, refers to the planned average annual energy production divided by maximum theoretical potential energy production. The simulated historical energy production models developed by the company and its consultants indicate that a range of variability of up to 20% higher or lower than design utilization can be expected due to variability in annual precipitation.

Types of Hydropower Plants

Hydropower plants can be built both with and without dams. Dams have two main functions: (i) to store water to compensate for fluctuations in river flow or in demand for water and electricity, and (ii) to raise the level of the water upstream to enable water to be diverted into a canal or to increase the hydraulic head. To obtain very high head, pipes known as “penstocks” direct the water to the turbine and generators. Once the water has spun through a turbine and generator it flows into an outflow river downstream and away from the dam. In addition, although the head is usually related to the height of the dam, a low dam can have a high head if the powerhouse with its turbines and generators is located a greater distance downstream of the dam. Below is a picture of a typical hydroelectric dam, and a turbine and generator.

Source:	U.S. Geological Survey

Instead of dams, hydroelectric generation plants called “run-of-the-river” plants may use weirs and barrages. A weir is normally a low wall of stone, concrete or wicker. A barrage can be a huge structure ten or twenty meters high extending for hundreds of meters across the bottom reaches of a wide river. Although this form of hydropower generation can raise the water level upstream, it can only create a small reservoir or head pond and cannot effectively regulate downstream flows. The electricity generation of a “run-of-the-river” hydropower plant is proportional to the flow of the river at any given time.

A pumped storage hydropower plant uses a single channel and a reservoir at height to move water up to the reservoir during off-peak hours and then release the water into the hydropower plant for power generation at times of peak load. The essential feature of this type of hydropower plant is a powerhouse with reversible pump hydraulic turbine generators connected by a water conveyance facility to an upper and a lower reservoir. According to an article posted on the State Power Information Network, as of August 2009, there are 20 operating pumped storage hydropower plants with total installed capacity of 16,845 MW in China and eleven pumped storage hydropower plants with total installed capacity of 13,080 MW that were under construction. The PRC Eleventh Plan of Renewable Energy sets the target for nation-wide installed capacity of pumped storage hydropower plants to reach 20,000 MW by 2010.

The Hydropower Industry in China

Hydropower is the largest source of renewable energy in China and in the world, according to the China Electricity Council, and the World Energy Council and International Hydropower Association, respectively. China has the world’s largest installed hydropower generating capacity and electricity production of hydropower, according to the International Energy Agency. Hydropower plants accounted for 485 TWh of electricity generated in 2007, compared to 222 TWh in 2000, according to the China Statistical Yearbook 2008, representing a seven-year compound annual growth rate of 11.8% according to our calculations. Revenue from China’s hydropower generating industry is expected to reach $18.0 billion in 2009, representing an increase of 0.4% from 2008 using constant 2009 prices, according to the IBISWorld-AMCR Report.

China has an abundance of water resources. According to a report on a multi-year survey of 3,886 rivers in China completed in 2005 by the National Development and Reform Commission and the China Hydropower Engineering Consulting Group Co., or the 2005 Report, at that time China had 541,640 MW of technologically exploitable hydropower resources and 401,795 MW of economically exploitable hydropower resources, calculated as the aggregate of all sites of at least 0.5 MW in size. Total installed capacity at the time of the report was 130,980 MW, representing approximately 24.2% of the technologically exploitable resources and 32.6% of the economically exploitable resources in China, according to our calculations using data from the 2005 Report.

According to our analysis of the 2005 Report, most of China’s water resources are located in the south, and particularly the southwest. The thirteen provinces in the northern half of China altogether contain less than one-fifth of China’s economically exploitable hydropower resources and installed capacity. The seven provinces in the southwest, which include Yunnan and Sichuan, contain more than three-fifths of China’s economically exploitable hydropower resources but only two-fifths of its installed capacity, as many of these resources are located in underdeveloped areas. The eight provinces of the more densely populated and highly developed central and southeastern region, which include Zhejiang and Fujian, account for only one-fifth of China’s economically exploitable hydropower resources, but two-fifths of its installed capacity. The following chart shows the distribution of resources and installed capacity among these regions according to our calculations using data from the 2005 Report:

	Economically
Region	Exploitable Resources		Installed Capacity		Ratio
	(MW)	(%)	(MW)	(%)	(%)

North	72,687.5	18.1	23,759.9	18.1	32.7
Southwest	256,033.6	63.7	52,548.4	40.1	20.5
Central and Southeast	73,075.7	18.2	54,671.9	41.7	74.8

Total	401,796.8	100.0	130,980.2	100.0	32.6

Most hydroelectric energy in China is used for industrial purposes. The IBISWorld-AMCR Report estimates that industry uses approximately 76% of China’s hydroelectric energy, of which approximately 56% is used by secondary industries, approximately 10% by tertiary industries and approximately 10% by primary industries. Residential consumers account for approximately 24%, with approximately 20% consumed by rural residential consumers and approximately 4% by urban residential consumers. It is our management’s belief that the relative reliance of rural households on hydroelectricity has been driving the development of small hydropower plant projects, our pool of potential acquisition targets, as the smaller plants are often located in the countryside closer to rural residents.

China is particularly rich in small hydropower resources. According to the Ministry of Water Resources, China has approximately 128,000 MW of technologically exploitable small hydropower resources. The total installed capacity in the small hydropower sector reached 51,000 MW in a total of approximately 45,000 plants by the end of 2008, according to the Ministry of Water Resources, representing approximately 39.8% of China’s technologically exploitable small hydropower resources, according to our calculations using data reported by the Ministry of Water Resources. According to the Ministry of Water Resources, around one-third of the counties and more than 300 million of the rural population of China have access to electricity due to small hydropower. The National Development and Reform Commission expects the total installed capacity of small hydropower in China to reach 75,000 MW by 2020.

Most of the installed capacity in the small hydropower sector is concentrated in a relatively small number of plants. According to a 2001 survey of 43,027 hydropower plants in China with installed capacity of up to 25 MW, only 10.4% of the plants had installed capacity of greater than 0.5 MW, but they accounted for 70.1% of the aggregate installed capacity. The remaining 89.6% of the plants, which had installed capacity of 0.5 MW or less, only accounted for 29.9% of aggregate installed capacity.

Based on the industry knowledge and experience of our management, we believe small hydropower plants enjoy the following advantages over larger plants. First, the scale and cost of population relocation is usually higher for large projects than for small ones. In addition, small hydropower plants can make use of water resources that would not support a large plant, require a shorter approval process than larger projects, have reduced environmental impact compared to larger projects and may be located near geographically remote populations or industries, all with a relatively low capital investment. On the other hand, we believe small projects may lack the economies of scale of large projects and small projects typically generate electricity at a higher unit cost than large projects. The IBISWorld-AMCR Report forecasts that small hydropower plants will become increasingly important in the development of the hydropower industry in China while investment in large hydropower projects will moderate.

Based on our industry experience and our management’s experience, we believe that the difference in peak and off-peak power consumption can vary by as much as 40% in heavy load areas of grids servicing the larger metropolitan areas of China. As a result, there is significant need for the supply of peak power, load shifting and power storage.

Factors Affecting the Hydropower Industry in China

We believe that China’s hydropower industry will benefit from the following characteristics and trends:

•	Increasing per capita consumption of electricity. China has been one of the fastest growing major economies in the world, and such growth has significantly increased income levels and purchasing power per capita in China, which leads to increasing demand for energy, particularly electricity, according to Frost & Sullivan and Datamonitor. The increase of income levels and purchasing power per capita in China has contributed to stronger demand for electronic products such as televisions, refrigerators and air-conditioners, which in turn increases the total electricity consumption level, according to Frost & Sullivan. According to NationMaster, China’s consumption of electricity was 2,179.5 kWh per capita in 2006, compared to 7,702.0 kWh per capita for Japan, 9,593.6 kWh per capita for Taiwan and 12,343.1 kWh per capita for the United States.

•	Favorable government policies. The PRC government has adopted policies to promote the generation and use of clean and renewable energy, including hydropower, which are particularly favorable to small hydropower plants. Hydropower, as a renewable energy, has also been granted the highest priority for power dispatch by the PRC central government. In the dispatch sequence, hydropower comes after solar and before nuclear power, gas-fired power, coal-fired power, and oil-fired power. See “Regulation.” Local governments also promote investment in or acquisition of hydropower plants, particularly small ones. Moreover, China seeks in the long-term to have the same tariff apply to all types of electricity dispatched on the same grid. If this policy goal is achieved, the hydropower tariffs in China should reach the same levels as that of thermal power. See “Regulation”.

•	Ready supply of peak power and opportunities for load shifting. Hydropower plants may begin power dispatch immediately upon request from the grid, whereas thermal power plants require a start-up period of up to one day to begin generation. As a result, hydropower plants are well-suited to supply peak power, which in many provinces commands a higher tariff than off-peak power. Water pumped storage facilities provide a system for reliably storing power for use during peak demand. Furthermore, water pumped storage facilities and other hydropower plants, in combination with ultra high voltage transmission systems, allow for load shifting over great distances.

•	Increasing environmental concern. China is seeking to significantly reduce its carbon emissions by 2020, in part by reducing its reliance on coal-fueled power plants and factories. As the PRC gains in affluence, its people have increasingly focused on environmental issues, so that reduction of emissions now enjoys both government and public support. We believe public and government support for environmental protection will aid the expansion of hydropower and other renewable energy sources in China.

•	Potential to exploit hydropower resources. China has an abundance of water resources that can be utilized for hydroelectric generation. However, China was utilizing only 19% of its economically exploitable hydropower resources as of 2005, compared to 67% for Canada and 42% for Brazil, according to our calculations based on data provided by the World Energy Council.

•	Continued availability of high quality equipment. China now has low-cost and high-quality engineering, design, equipment supply and construction capability for the hydropower industry.

•	Potential to generate carbon trading revenue streams. Hydropower operators are able to secure benefits from their hydropower projects under the Clean Development Mechanism, or the CDM, scheme in line with the United Nations Framework Convention on Climate Change of 1994, or the Kyoto Protocol. Under the Kyoto Protocol, CDM allows industrialized countries with a greenhouse gas reduction commitment to invest in projects that reduce emissions, including hydropower plants, in developing countries as an alternative to more expensive emission reduction in their own countries. The availability of these credits is helping to drive the establishment of new hydropower plants in China by eligible PRC-controlled companies.

We believe challenges facing China’s hydropower industry include:

•	Lack of financing for small projects. Although government policy encourages lending to hydropower plants, independent operators without significant capital may have difficulty in obtaining financing for their projects. Financing is in general on a short-term basis in the form of bank loans, and renewal of those loans may sometimes be difficult.

•	Fragmented market. The hydropower market in China, and in particular the small hydropower market, is characterized by local players with a limited portfolio of assets. These operators necessarily suffer from operating inefficiencies when compared to regional, national and international power providers. We believe China’s large power providers and other consolidators such as our company will increasingly respond to this opportunity by purchasing small hydropower assets.

•	Uneven water supply. Uneven distribution of precipitation in China limits water resources in certain regions, particularly in the north. The uneven precipitation over time also can make river flow vary dramatically within one year from rainy season to dry season, as well as from year to year, or even over longer periods through continuous dry years or wet years. Large reservoirs could be built to regulate river flows but require significant investment and could involve resettlement of large populations.

•	Social and environmental costs. Hydropower expansion is also constrained by the issues of population resettlement and negative impact on the environment. Except where low-head run-of-the-river power plants are feasible and economical, hydropower requires the building of dams and reservoirs, which inundate land, displace residents, and affect the ecosystem. The benefits of future hydropower development in China will be weighed against the corresponding ecological and social costs.

BUSINESS

Overview

We are a fast-growing consolidator, operator and developer of small hydropower plants in China, led by an international management team. We were formed in July 2006 to acquire existing small hydroelectric assets in China and aim to become the PRC’s largest independent small hydroelectric power producer. Our primary business is to identify and evaluate acquisition opportunities and acquire, operate, and in some cases complete construction of, small hydropower plants in China. In addition, we recently expanded our operations through the acquisition, pending government approval, of development rights to a 1,000.0 MW pumped storage hydropower plant and have signed a non-binding framework agreement to jointly develop small hydropower plants in Sichuan province with a total installed capacity of 1,250.0 MW. Our revenues to date have derived from the sale of electricity generated by our small hydroelectric power plants to local power grids, while our costs of operations relate to the operation of our hydropower plants, as well as the cost of financing our acquisition of these hydropower plants and necessary capital contributions. The map below sets out the locations and installed capacities of our hydropower plants in operation and design capacities of hydropower plants under construction.

We wholly own eleven operating hydropower plants and have a controlling interest in one operating hydropower plant. Our operating hydropower plants are located in four provinces in China: Zhejiang, Fujian, Yunnan and Sichuan.

We acquired all of our existing hydropower plants from other developers and operators beginning in 2007. We intend to continue our expansion by acquiring, operating and developing a diversified portfolio of additional small hydropower plants in targeted locations in China. We believe our experience and capabilities gained in the acquisition, development and operation of small hydropower plants in China will enable us to take full advantage of the opportunities present in the PRC hydropower market. Installed capacity at our plants reached 58.0 MW at December 31, 2007 and 271.0 MW at December 31, 2008, representing a 367.2% increase in installed capacity in the twelve months ended December 31, 2008. We have further increased the installed capacity at our hydropower plants, through further acquisitions and completion of projects under construction, to 376.6 MW as of the date of this prospectus, representing a 39.0% increase in installed capacity over December 31, 2008.

Our Competitive Strengths

Focused acquirer, operator and developer of hydropower plants in a low-cost and fast-growing renewable energy market

We focus on the acquisition, operation and development of small hydropower plants in China. We have recently expanded our operations through the acquisition, pending government approval, of development rights to a 1,000.0 MW pumped storage hydropower plant, and have signed a non-binding framework agreement to jointly develop small hydropower plants in Sichuan province with a total installed capacity of 1,250.0 MW. Given the PRC’s status as the world’s largest generator of hydropower, government support for hydropower and cost pressure from high fossil fuel prices, we believe the opportunity to realize returns in the PRC hydropower sector will continue to increase in the near term. Our senior management, engineering, finance, legal and support teams have extensive experience in the hydropower industry. We seek to generate and improve returns on investment through leveraging our expertise in identifying, assessing, acquiring, developing, obtaining approvals for and operating hydropower plants. Hydropower in China is a clean renewable energy source with relatively low initial capital expenditures, low operating costs and long asset lives. Our management believes the initial capital investment per hydropower MW is currently significantly lower in China than in the United States and Europe, due largely to the low cost and high quality supply of raw materials, construction services, power generation equipment and labor in China. The PRC hydropower industry further benefits from policy support contained in the Renewable Energy Law, the Catalogue of Foreign Investment, the Eleventh Five-Year Renewable Energy Plan and other laws and regulations. Hydroelectricity is a priority for China in developing its power supply, and foreign investment in the construction and operation of hydropower plants is encouraged. These supports, combined with the fragmented nature of the small hydropower sector in China, present significant opportunities for an internationally funded expert acquirer, developer and operator such as our company to realize shareholder value through consolidation and efficient operation of quality target assets.

Superior access to acquisition opportunities

We believe sellers of hydropower plants in China prefer a purchaser with industry expertise, ready financing and the ability to execute acquisitions quickly. We have demonstrated these strengths by identifying, reviewing, negotiating and signing acquisitions of twelve hydropower plants since our inception. Our acquisitions have been from government owned sellers, who face pressure to privatize their assets, and from poorly capitalized private operators who lack access to financing. We believe we are the only internationally financed venture operating on this scale and focused on hydropower in China. We believe our industry experts, who are well known among the owners, operators and regulators of hydropower plants, and our track record in the PRC hydropower market have created recognition of our company as a well-funded, knowledgeable, and dependable purchaser in the market. We believe this has enabled us to source quality targets ahead of other potential buyers, with asset owners now approaching us to offer their assets for sale. We have established a robust target pipeline of approximately 2,000 MW total installed capacity that we are considering for acquisition, in addition to the 1,250.0 MW of development rights for small hydropower plants we are currently pursuing in Sichuan province.

Experienced management team

We believe our management team provides our company a significant advantage over our competitors in acquiring and operating hydropower plants. Our Chairman and Chief Executive Officer John D. Kuhns established Catalyst Energy, North America’s largest hydroelectric power provider and one of the first independent power producers, in the 1980s, and has been active in the PRC hydropower market since the 1990s. Our director and Chairman of our Beijing management subsidiary, Beijing A.B.C. Investment, Dr. You-Su Lin has over 14 years experience in the PRC hydropower industry. Our engineering, operational and finance teams have rich experience in and knowledge of the hydropower industry and strong expertise in investment and financing. They have spearheaded our efforts to identify and close acquisition opportunities and their expertise has allowed us to rapidly assess multiple projects simultaneously. We believe our management team possesses in-depth comprehension of relevant PRC laws and an excellent relationship with the hydropower industry regulators, all of which help to ease the acquisition, construction and operation approval process. We also retain key management at our acquired hydropower plants in order to sustain relationships with the power grids, enhance our understanding of local conditions and maintain operational continuity. Our experienced in-house engineering team actively participates in the operation of our acquired assets and contributes to all major maintenance, technical upgrade and expansion of projects, as well as hydrology management.

Geographical diversification combined with regional project clustering reduces operational risk and enhances operational efficiencies

Our hydropower plants in operation and under construction are located on a geographically diverse collection of waterways. We believe each of these waterways has historically documented hydrological resources to make it a strong producer of hydropower. We will continue to focus on the acquisition of hydropower plants in diverse regions with favorable hydrology. As hydropower production is significantly impacted by weather, geographic diversification protects our business from the effects of unfavorable weather patterns in any one region. Geographic diversification also mitigates the potential risks from earthquakes, floods and other natural disasters in a region.

We believe that our ownership of multiple hydropower plants on the same waterway serves to enhance our operational efficiencies. The clustering of projects allows better load balancing among our plants through distribution of waterflows, and thus power generation, to plants with excess capacity and optimal tariffs. Clustering also lowers our operation costs as one regional management, engineering and operations team can operate multiple plants.

Ability to access and effectively deploy capital

We believe our large and diverse capital base and skilled management team give us the ability to quickly respond to and secure attractive acquisition opportunities. Our financing capabilities are demonstrated by our success in raising over $346 million of international equity or equity-linked capital since our inception. As of September 30, 2009, we have also assumed borrowings of RMB1,673 million ($245.1 million). Our access to local bank loan facilities via our PRC subsidiaries reduces our cost of capital and optimizes our capital structure, in particular as hydropower is a government-supported sector in China that is entitled to preferential lending policies. We maintain a large pipeline of projects that we are considering for acquisition, from fully approved projects which we have identified as promising up to completed projects or projects under construction, to ensure opportunities for steady future investment of our capital. No current obligation exists to purchase any of these pipeline projects.

Business Strategy

Maintain acquisition pace and increase project construction

Our goal is to become the largest PRC consolidator, developer and operator of small hydropower plants. We plan to continue expanding our asset portfolio in order to realize operational efficiencies and increase our return on investment. We believe small hydropower assets in China will continue to be available for acquisition given the number of plants in operation and the highly fragmented nature of the industry, coupled with the pressures on many current owners to sell. We will continue to fill our acquisition pipeline with targets we believe have the potential to meet our investment criteria. However, no current obligation exists to purchase any of these pipeline projects. We believe our planned expansion is supported by increasing domestic demand for electricity and the availability of acquisition targets. Moreover, we intend to maintain our acquisition pace to solidify our first mover advantage in the market. By achieving scale in our operations, especially along single waterways, we seek to lower our operating costs by spreading our local management teams across multiple plants and maximizing our access to waterflows and thus generation capacity.

We primarily target small hydropower plants, being hydropower plants of 50 MW or less in capacity, in regions with high hydroelectric power tariffs or the opportunity for increasing hydroelectric power tariffs. We initially focused on completed projects, because they provide us a means to grow capacity and cash flows immediately. Completed projects that have the potential for capacity expansion are also attractive to us, as they allow us to add capacity and increase our cash flows at low incremental costs. We have started acquiring projects under construction and development rights to greenfield projects, which allow us to leverage our management team’s expertise in the sourcing, permitting and managing the construction of hydropower plants. We expect to continue to take controlling positions in projects, which allows us to run their operations and thereby leverage our management expertise. However, our strategy to maintain our acquisition pace is limited by our ability to identify suitable acquisition opportunities and to obtain financing, see “Risk Factors — Risks Relating to our Company and the PRC Hydropower Industry — We may encounter difficulties in identifying suitable acquisition opportunities, which would result in us being dependent upon a limited number of hydropower plants and having limited revenue growth potential,” and “Risk Factors — Risks Relating to our Company and the PRC Hydropower Industry — We will need substantial additional funding to accomplish our growth strategy and may be unable to raise capital on terms favorable to us or at all, which could increase our financing costs, dilute your ownership interests, affect our business operations or force us to delay, reduce or abandon our growth strategy.”

Optimize capital structure

We plan to improve our capital structure by increasing our financial leverage through diverse fundraising channels, with the goal of increasing our debt-to-equity ratio while lowering our cost of capital. In particular, we are in discussions with both international and PRC banks to obtain secured and unsecured debt financing for our projects. Financing under discussion includes substantial credit facilities to be provided to our company or Beijing A.B.C. Investment, rather than the plant-specific borrowing currently undertaken by our individual subsidiaries. We expect such facilities to provide lower interest rates and terms superior to the borrowings undertaken at operating level. We have recently renegotiated or refinanced approximately RMB990 million ($145.0 million) of our existing long-term loans with reduced interest rates and longer tenures, thereby lowering our borrowing costs and interest expense. We believe that the availability of hydroelectric assets as collateral, our relatively stable cash flow and our low operating costs improve our access to debt financing. We anticipate that our broad access to both international and PRC lenders will reduce our cost of capital, as we will be able to borrow from whichever market offers superior terms, thereby allowing us to maximize returns to shareholders. However, the implementation of our strategy to improve our capital structure is dependent on our ability to obtain financing. See “Risk Factors— Risks Relating to our Company and the PRC Hydropower Industry — We will need substantial additional funding to accomplish our growth strategy and may be unable to raise capital on terms favorable to us or at all, which could increase our financing costs, dilute your ownership interests, affect our business operations or force us to delay, reduce or abandon our growth strategy.”

Continue geographic diversification and consolidation of hydropower capacity in key regions

We seek to expand our portfolio of hydropower plants in regions where we believe demand for power, tariff levels and hydrological conditions present opportunities for an attractive rate of return on capital. By diversifying the locations in which we operate, we seek to protect our revenue streams from the impact of hydrological variation, natural disasters and grid failure. We have recently expanded our regional focus in Henan province through the acquisition, pending government approval, of development rights to the Wuyue pumped storage hydropower plant and in Sichuan province through execution of a non-binding memorandum of understanding for 1,250.0 MW of development rights for small hydropower plants. We also plan to enlarge our hydropower capacity by clustering our plants along waterways. We will continue to identify waterways that have or could support multiple plants, so as to achieve operational efficiencies by managing multiple plants with one local management team and by leveraging their local knowledge and relationships. Furthermore, clustered projects allow us to not only lower our unit cost of power production, but also to increase production and maximize revenue through the control of water flow to our plants along a single waterway. We have begun to implement this strategy through the acquisition and completion of construction of the Zhougongyuan hydropower plant, which is a series of three hydropower stations along a single waterway. However, the implementation of this strategy is dependent on our ability to identify suitable acquisition targets. See “Risk Factors — Risks Relating to our Company and the PRC Hydropower Industry — We may encounter difficulties in identifying suitable acquisition opportunities, which would result in us being dependent upon a limited number of hydropower plants and having limited revenue growth potential.”

Increase utilization rates and revenues

We seek to increase power generation at our plants by implementing measures to improve plant management, forecast hydrological conditions, maximize and control water flows to our plants and establish new customer relationships. We will continue to enhance our operational control and introduce best practices across our hydropower plants. Following acquisition or commission of a hydropower plant, our maintenance team conducts regular maintenance to help minimize accidents, equipment outage and transmission failures. Our engineering team also provides detailed analyses of hydrological conditions to allow us to best adapt our generation plan to prevailing hydrological conditions. Where we operate several plants on a single waterway, we may also control the water flow to our plants so as to maximize the utilization rate at each plant and shift production to plants with excess capacity and the highest tariffs. We may also in the future increase installed capacity and utilization at our plants through capital improvements and upgrades.

The strength of our relationships with our power grids influences both our tariffs and planned annual generation for our hydropower plants, and we will continue to focus on those relationships through frequent communication, investment in plants that will help the grid to maintain an even supply of power across the grid, sharing technical information to assist the grid with load balancing and dispatch and coordinating the water flows to all hydropower plants on waterways covered by the grid. Where opportunities arise to increase our tariffs for a plant by connecting to an alternative grid or a local business, we may also develop these new customer relationships. However, the implementation of our strategy to increase utilization is dependent on substantial variations in climatic and hydrological conditions. Also, the implementation of our strategy to increase revenues is dependent on the customer base we have for electricity produced by our hydropower plants. See “Risk Factors — Risks Relating to Our Company and the PRC Hydropower Industry — Our business is dependent upon hydrological conditions, which may from time to time result in conditions that are unfavorable to our business operations”, and also “Risk Factors — Risks Relating to our Company and the PRC Hydropower Industry — We derive our revenues solely from the sale of hydropower electricity and each of our plants typically has only one customer. Any prolonged disruption to the demand for hydropower or termination of a customer relationship may cause our revenues to decrease significantly”.

Reduce costs and streamline operations

We will continue to adopt best practices and standards across our hydropower assets, drawing on our senior management’s expertise and experience in plant management. Our management team closely oversees each plant’s operational performance versus established metrics, and where a plant reports excess cost, we take actions to rationalize operations and realize cost savings. By planning for a high utilization rate and better load balancing, we strive to continue reducing our unit cost of power generation at each plant. Where labor and other costs are in excess of that necessary to operate the plant, we will rationalize operations, and we retain the right at each plant we acquire to terminate redundant employees. With acquisition or commission of additional hydropower plants, we expect to achieve larger economies of scale and gain increased negotiating power over our suppliers. Finally, we expect to continue to realize cost savings through centralized deployment and management of our engineering, maintenance, accounting and other support functions. However, the implementation of our strategy to reduce costs and streamline operations is dependent on our ability to manage our growth effectively. See “Risk Factors — Risks Relating to our Company and the PRC Hydropower Industry — Our growth strategy is dependent upon our ability to manage our growth effectively which, if unsuccessful, could result in a material adverse impact on our financial condition and results of operations.”

Our Hydropower Assets

Overview

We categorize hydropower projects into the following four categories:

•	completed projects refer to projects that are built and in operation;

•	projects under construction refer to projects that are being built and are not yet in operation;

•	approved projects refer to projects that have received the approvals, permits and licenses necessary for construction to commence; and

•	greenfield projects refer to projects that lack one or more construction permits and have not begun construction.

We currently operate in four Chinese provinces: Zhejiang, Fujian, Sichuan and Yunnan. We focus on a number of diverse locations that are rich in hydropower resources and either have relatively high tariffs or present a high likelihood of tariff increases. The provinces in which we currently operate reflect this strategy. All these provinces are rich in hydropower resources. Yunnan and Sichuan currently have some of the lowest tariff rates in China, and we believe there is a likelihood of tariff increases, while Zhejiang and Fujian already have some of the highest tariff rates in China. In order to rationalize overhead costs, we have acquired and plan to continue to acquire hydropower assets that are clustered or located around good hydrological resources and where we might have the opportunity to acquire adjacent projects. Our five hydropower plants in Zhejiang province are clustered together in the southern part of Zhejiang province, and our four hydropower plants in Fujian are clustered together in the northern part of Fujian province, neighboring Zhejiang province. Our hydropower plants located in Yunnan province, Sichuan province and Fujian province are all in areas of relatively high seismic risk as compared to other areas of China.

Descriptions of the projects

Our hydropower plants are of the following types:

A	— Run-of-the-river diversion dam. The typical feature of this type of hydropower plant is that a water diversion structure (dam) spans a river and water is conveyed to a powerhouse via a water conveyance facility, which is a tunnel, pipeline, or a combination of the two. The rate of water flow to the powerhouse is equal to the natural rate of flow in the river.

B	— Low head run-of-the-river. The typical feature of this type of hydropower plant is that a dam spans a river, a powerhouse with low head turbine generator(s) is incorporated into the diversion structure, and water flowing through the powerhouse is released back into the river at the dam. The rate of water flow to the powerhouse is equal to the natural rate of flow in the river.

C	— Impoundment dam reservoir. The typical feature of this type of hydropower plant is that a water diversion structure (dam) spans a river and water is conveyed to a powerhouse via a water conveyance facility, which is a tunnel, pipeline, or a combination of the two. The rate of water flow to the powerhouse is not equal to the natural rate of flow in the river, as water is impounded or stored at the dam site in a reservoir. This storage provides flexibility in energy production so that it can be dispatched in line with demand.

D	— Pumped storage. The essential feature of this type of hydropower plant is a powerhouse with reversible pump hydraulic turbine generators connected by a water conveyance facility to an upper and a lower reservoir. The water is transferred between the two reservoirs, pumped from the lower to the upper reservoir (consuming power) during off-peak periods of surplus grid power and released from the upper to the lower reservoir (producing power) during peak periods of grid deficit.

The table below sets forth technical and operating data of our hydropower plants as of the dates indicated.

				Electricity Sold (kWh)			Effective Utilization Rate (%)(11)
						Nine			Nine
	Actual or					Months			Months
Plant or	Expected		Installed			Ended			Ended	Design
Expansion and	Date in	Approved Tariff(1)	Capacity			September 30,			September 30,	Utilization
Location	Service	(RMB/kWh)	(MW)	2007	2008	2009	2007	2008	2009	(%)	Type

Completed Projects

Binglangjiang I, Yunnan	January 1988	0.22 January to May; 0.17 June to December	21.0	112,041,197	117,278,061	87,325,470	60.9	63.6	59.1	60.0	A

Binglangjiang II, Yunnan	September 2009	N/A	20.0	N/A	N/A	6,060,120	N/A	N/A	48.6	55.0	A

Liyuan(2), Sichuan	August 2006	0.29	12.0	19,758,343	25,098,176	19,798,001	18.8	23.8	25.2	42.0	B

Shapulong(3), Zhejiang	June 2001	0.535 peak hours; 0.268 off-peak	25.0(6)	43,292,057(7)	42,308,157(7)	33,825,312	20.2	19.3	20.7	23.0	C

Yingchuan, Zhejiang	April 2002	0.535 peak hours; 0.268 off-peak	40.0	102,700,957	90,768,127	97,628,854	29.3	25.8	37.3	28.0	C

Wuliting, Zhejiang	October 2007	0.535 peak hours; 0.268 off-peak	42.0	65,423,294	70,224,000	74,998,440	17.8	19.0	27.3	33.0	B

Ruiyang, Zhejiang	December 2003	0.535 peak hours; 0.268 off-peak	32.0	68,645,855	51,237,120	55,747,560	24.5	18.2	26.6	24.0	C

Zhougongyuan, Zhejiang	March 2009	0.535 peak hours; 0.268 off-peak	53.6	N/A	N/A	67,943,040	N/A	N/A	19.3	25.0	C/A	(10)

Banzhu, Fujian	November 1998	0.36	45.0(6)	169,092,862(8)	155,536,410(8)	103,929,370	42.9	39.3	35.2	40.0	B

Wangkeng(3), Fujian	July 2004	0.31	40.0(6)	118,792,231(9)	129,217,917(9)	97,512,509	33.9	36.8	37.2	42.0	C

Yuanping(4), Fujian	March 2007	0.29	16.0	30,071,595	38,393,478	40,397,885	21.5	27.3	38.5	39.0	A

Yuheng(5), Fujian	November 1999	0.29	30.0	54,955,750	90,983,456	61,872,654	33.5	34.6	31.5	42.0	A

		Total:	376.6

Under Construction

Wuyue, Henan	2014-2015	—	1,000.0	—	—	—	—	—	—	15.0-30.0	D

		Total:	1,376.6

(1)	We are required to withhold VAT due on our power dispatched at a rate of 6.0% or 17.0% depending on the size and location of the plant. Approved tariffs presented above are gross of VAT. Peak hours are generally from 8 a.m. to 10 p.m.

(2)	2007 data for Liyuan are for the period from May 21 to December 31, 2007.

(3)	We acquired a 50.0% equity interest in Shapulong in December 2007. 2007 data for Shapulong are for the period from January 1, 2007 to December 24, 2007. We have owned 100.0% of the equity interest in Shapulong since August 2009. We have owned 90.0% of the equity interest in Wangkeng since October 2008.

(4)	In August 2009, the Ningde Pricing Bureau, the regional pricing bureau in Fujian province, approved a unit price per kWh of RMB0.29, inclusive of VAT, for electricity transmitted by Yuanping to the power grid controlled and owned by the provincial grid company prior to July 8, 2009. The unit price per kWh of RMB0.29 will continue to be in effect until the regional pricing bureau approves a new unit price per kWh.

(5)	Currently, Yuheng is receiving RMB0.29 per kWh for electricity supplied to Fujian Province Pingnan County Power Supply Co., Ltd., pursuant to the power purchase agreement entered into between Yuheng and Fujian Province Pingnan County Power Supply Co., Ltd. on December 28, 2008, which is valid until December 28, 2009. However, pursuant to the Interim Agreement of Conformity of Power Purchase and Supply in Rongping Supply Area entered into by Yuheng, Fujian Province Pingnan County Power Supply Co., Ltd., Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. and Pingnan County Hengli Hydroelectric Co., Ltd.

footnotes continued on following page

on August 31, 2007, or the Interim Agreement, the tariff rate of RMB0.181 per kWh has been set for the supply of an aggregate volume of 300 million kWh of electricity by Yuheng to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. through Fujian Province Pingnan County Power Supply Co., Ltd. for a contractual term of forty-two months ending in October 2010. Therefore, for electricity supplied under the Interim Agreement to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd., Yuheng is only entitled to RMB0.181 per kWh of the RMB0.29 per kWh revenue received from Fujian Province Pingnan County Power Supply Co., Ltd. and is obligated to remit the remaining RMB0.109 per kWh, to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. until the earlier of reaching the cumulative volume of 300 million kWh or October 2010. Pursuant to the Transfer of Yuanping Hydropower Plant and Cooperation Agreement entered into between Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. and Fujian Province Anheng Assets Management Co., Ltd., Fujian Yuheng Power Group and Fujian Dachuang Hydro Power Co., Ltd, which were the founders of Pingnan County Yuheng Hydropower Co., Ltd., Yuheng provided a guarantee deposit of RMB30 million ($4.4 million) to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. to guarantee the supply of electricity of an aggregate volume of 300 million kWh over the contractual term, and is entitled to be refunded RMB0.1 of the guarantee deposit for every kWh of electricity supplied to Rongping Chemical through the power grid up to 300 million kWh over the contractual term. 2007 data for Yuheng are for the period from May 18 to December 31, 2007.

(6)	Our aggregate installed capacity information presented in this prospectus includes, as of December 31, 2007, the installed capacity of Shapulong, as of December 31, 2008, the installed capacities of Shapulong, Banzhu and Wangkeng, and as of September 30, 2009, the installed capacity of Wangkeng, although as of such respective dates, our equity interest in Shapulong, Banzhu and Wangkeng were 50.0%, 90.0% and 90.0%, respectively.

(7)	We held a 50.0% equity interest in Shapulong in 2008. On an equity interest basis, we would be entitled to 21,646,029 kWh and 21,154,079 kWh of electricity sold for 2007 and 2008, respectively, had we owned our equity interest in Shapulong for those periods. Effective utilization rates for the plant do not reflect our equity interest in the plant, but the operation of the plant as a whole. We have owned 100.0% of the equity interest in Shapulong since August 2009.

(8)	We have held a 100.0% equity interest in Banzhu since March 2009, but we only held a 90.0% equity interest in Banzhu as of December 31, 2008. On an equity interest basis, we would be entitled to 152,183,576 kWh and 139,982,769 kWh of electricity sold for 2007 and 2008, respectively, had we owned our 90% equity interest in Banzhu for those periods. Effective utilization rates for the plant do not reflect our equity interest in the plant, but the operation of the plant as a whole.

(9)	We hold a 90.0% equity interest in Wangkeng. On an equity interest basis, we would be entitled to 106,913,008 kWh, 116,296,125 kWh and 87,761,258 kWh of electricity sold for 2007, 2008 and for the nine months ended September 30, 2009, respectively, had we owned our equity interest in Wangkeng for those periods. Effective utilization rates for the plant do not reflect our equity interest in the plant, but the operation of the plant as a whole.

(10)	The Zhougongyuan project consists of three separate hydropower plants in series on the same river. The upstream hydropower plant is an impoundment dam reservoir hydropower plant (type C) and the other two in series downstream are run-of-the-river diversion dam hydropower plants (type A).

(11)	See Exhibit 99.2 to the Registration Statement of which this prospectus forms a part for detailed calculations of effective utilization rates.

Completed Projects

Yunnan Province

Binglangjiang I.  Binglangjiang I hydropower plant is a run-of-the-river, diversion-type hydropower plant commissioned in January 1988 with an installed capacity of 21.0 MW and an annual design utilization rate of 60.0%. The effective utilization rate was 60.9% for 2007, 63.6% for 2008 and 59.1% for the nine months ended September 30, 2009. Yunnan Huabang Electric Power Co., Ltd. entered into a grid connection and dispatching agreement with Yunnan Dehong Electric Power Co., Ltd. on January 15, 2004, which is valid until the termination or expiration of the power purchase agreement described below, pursuant to which Yunnan Huabang is to connect the hydropower plant to the power grid owned or controlled by Yunnan Dehong Electric Power Co., Ltd. Yunnan Huabang Electric Power Development Co., Ltd. entered into a power purchase agreement with the local Yunnan Dehong Electric Power Development Co., Ltd. on June 19, 2009, which was valid until December 31, 2009 and pursuant to which Yunnan Dehong Electric Power Development Co., Ltd. is paying Binglangjiang I a tariff of RMB0.22 per kWh during the dry season from January to May and RMB0.17 per kWh during the rainy season from June to December and Binglangjiang I was obliged to supply 120.0 million kWh of electricity for 2008. We are in the process of renewing the power purchase agreement. The VAT for this plant is 6.0%.

Binglangjiang I hydropower plant is located on the Binglangjiang River, which is in the southwestern corner of Yunnan province in Yingjiang County, Dehong Prefecture. Binglangjiang I is a four-component complex consisting of a concrete diversion dam, canal and penstock, powerhouse and substation. The powerhouse contains three 7.0 MW vertical Francis-type or mixed-flow-type turbines manufactured by

Hangzhou Electric Equipment Co., Ltd. The area of the powerhouse building that contains the plant is 592.0 m2. The area of the land the project utilizes is 2,310.7 km2 including the drainage basin. We acquired Binglangjiang I in April 2007.

Binglangjiang II.  Binglangjiang II hydropower plant is a run-of-the-river, diversion-type hydropower plant commissioned in September 2009 with a design capacity of 20.0 MW and an annual design utilization rate of 55.0%. We have applied for a tariff of RMB0.20 per kWh during the dry season from January to May and RMB0.15 per kWh during the rainy season from June to December. The VAT for this plant is 6.0%. We are negotiating a grid connection agreement and a power purchase agreement for the hydropower plant. We will not recognize revenue for the hydropower plant until the tariff is fixed.

Binglangjiang II hydropower plant is located on the Binglangjiang River in the southwestern corner of Yunnan province in Yingjiang County, Dehong Prefecture. The Binglangjiang II hydropower plant is a four-component complex with a concrete diversion dam, tunnel and penstock, powerhouse and substation. The powerhouse contains two 10.0 MW vertical Francis turbine generators manufactured by Kunming Electric Equipment Co., Ltd. The area of the powerhouse building that contains the plant is 800.0 m2. The area of the land the project utilizes is 2,310.7 km2 including the drainage basin.

Sichuan Province

Liyuan.  Liyuan hydropower plant is a low head run-of-the-river hydropower plant commissioned in August 2006 with an installed capacity of 12.0 MW and an annual design utilization rate of 42.0%. The effective utilization rate was 30.5% for May 21 to December 31, 2007, 23.8% for 2008 and 25.2% for the nine months ended September 30, 2009. The effective utilization rates for Liyuan in 2007 and 2008 were lower than its design utilization rate due to high variability and concentration of precipitation and water flows during such periods. Water flows at times exceeded capacity resulting in abandoned water. We expect this situation to be mitigated in the future with the completed development and construction of a series of upstream plants on the Donghe river which will have the effect of moderating water flows in the river. Until such development is completed, the utilization rates for Liyuan may continue to remain below design utilization. Sichuan Huabang Hydroelectric Development Co., Ltd. entered into a grid connection and dispatching agreement with Sichuan Cangxi Electric Power Co., Ltd. on May 17, 2009, which is valid until May 18, 2010, pursuant to which Sichuan Huabang Hydroelectric Development Co., Ltd. is to connect the hydropower plant to the power grid owned or controlled by Sichuan Cangxi Electric Power Co., Ltd.. On May 16, 2009, Sichuan Huabang Hydropower Development Co., Ltd. and Sichuan Cangxi Electric Power Co., Ltd., part of the China Southern Power Grid Corporation Ltd, or the Southern Grid, entered into a power purchase and sale agreement effective from May 16, 2009 to May 17, 2010 pursuant to which the Sichuan Cangxi Electric Power Co., Ltd. is paying Liyuan a tariff of RMB0.29 per KWh. The VAT for this plant is 6.0%.

Liyuan hydropower plant is located on the Donghe River, which is in northeast Sichuan province at Donghe, Cangxi County, Guangyuan City. Liyuan consists of a concrete gravity dam, powerhouse, hinged spill way gates and ship lock integrated into one structure, and a substation. The power house contains six vertical 2.0MW axial Kaplan type turbines manufactured by Jiangxi Pingxiang Hydro Power Facility. The area of the structure that contains the plant is 644.0 m2. The area of the land the project utilizes is 4,934 km2 including the drainage basin. We acquired Liyuan in May 2007. The major earthquake that struck Sichuan province in 2008 caused damage to the tailwater concrete apron and the spillway gates of Liyuan hydropower plant and the repair of such damage is estimated to cost RMB8.9 million ($1.3 million). During the repair period, power generation will be limited and hence less than normal production from Liyuan hydropower plant is expected for 2009.

Zhejiang Province

Shapulong.  Shapulong hydropower plant is an impoundment reservoir hydropower plant commissioned in June 2001 with an installed capacity of 25.0 MW and an annual design utilization rate of 23.0%. The effective utilization rate was 20.2% for January 1 to December 24, 2007, 19.3% for 2008 and 20.7% for the nine months ended September 30, 2009. The low utilization rate in 2008 was due in part to a severe snowstorm that interrupted the transmission system in the area. Yunhe Shapulong Hydropower Generation Co., Ltd. entered into a grid connection and dispatching agreement with Lishui Electric Power Bureau on June 10, 2001, for an indefinite term, pursuant to which Shapulong is to connect the hydropower plant to the power grid owned or controlled by Lishui Electric Power Bureau. Yunhe County Shapulong Hydropower Generation Co., Ltd. entered into a power grid economic agreement with Lishui Electric Power Bureau, part of the State Grid, in October 2008, which is valid until September 30, 2011 pursuant to which the Lishui Electric Bureau is paying Shapulong a tariff of RMB0.535 per kWh during peak hours and RMB0.268 per kWh during off-peak hours. The VAT for this plant is 6.0%.

Shapulong hydropower plant is located in the watershed of the Wutongkeng River, which is part of the Ou River basin in Yunhe County, Zhejiang province. Shapulong is a four component project consisting of a concrete faced dam, tunnel and penstock, powerhouse and substation. The powerhouse contains two 12.5 MW vertical Francis turbine generators manufactured by Kvaerner Hangzhou Power Equipment Co., Ltd. The area of the structure that contains the plant is 506.3 m2. The area of the land the project utilizes is 42 km2 including the drainage basin. We acquired Shapulong in December 2007.

Yingchuan.  Yingchuan hydropower plant is an impoundment reservoir hydropower plant commissioned in April 2002 with an installed capacity of 40.0 MW and an annual design utilization rate of 28.0%. The effective utilization rate was 29.3% for 2007, 25.8% for 2008 and 37.3% for the nine months ended September 30, 2009. Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. entered into a grid connection and dispatching agreement with Lishui Electric Power Bureau in November 2008, which is valid until November 2009, pursuant to which Jingning Yingchuan Hydroelectric Development Co., Ltd. is to connect the hydropower plant to the power grid which is currently under the operation and management of Lishui Electric Power Bureau. In November 2007 a power grid economic agreement was executed between Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. and Lishui Electric Power Bureau, part of the State Grid, effective from November 1, 2007 to October 31, 2010 pursuant to which the Lishui Electric Power Bureau is paying Yingchuan a tariff of RMB0.535 per kWh during peak hours and RMB 0.268 per kWh during off-peak hours. The VAT for this plant is 6.0%.

Yingchuan hydropower plant is located on the Yingchuan stream, which is a tributary of the Xiaoxi River in the upper reaches of the Oujiang water system in Jingning County, Zhejiang province. The Yingchuan hydropower plant is a four-component complex consisting of a concrete-faced dam, tunnel and penstock, powerhouse and substation. The powerhouse contains two 20.0 MW vertical Francis turbine generators manufactured by Kvaerner Hangzhou Power Equipment Co., Ltd. The area of the structure that contains the plant is 489.2 m2. The area of the land the project utilizes is 200 km2 including the drainage basin. We acquired Yingchuan in January 2008.

Wuliting.  Wuliting hydropower plant is a low head, run-of-the-river plant commissioned in October 2007 with an installed capacity of 42.0 MW and an annual design utilization rate of 33.0%. The effective utilization rate was 17.8% for 2007, 19.0% for 2008 and 27.3% for the nine months ended September 30, 2009. The low utilization rate for 2007 was the result of ramp up of the new facility and adjustment of the generators. In 2008, no more than two power generators were operating at anytime due to adjustment of the new generators and upgrade of the cooling systems. Qingtian Wuliting Hydroelectric Development Co., Ltd. entered into a grid connection and dispatching agreement with Lishui Electric Power Bureau in November 2008, which is valid until November 2009, pursuant to which Qingtian Wuliting Hydroelectric Development Co., Ltd. is to connect the hydropower plant to the power grid which is currently under the operation and management of Lishui Electric Power Bureau. In November 2007 Wuliting hydropower plant entered into a grid economics agreement with Lishui Electric Power Bureau, which is valid until November 16, 2010, pursuant to which Lishui Electric Power Bureau, part of the State Grid, is paying Wuliting a tariff of RMB0.535 per kWh during peak hours, being 8 a.m. to 10 p.m., and RMB0.268 per kWh during off-peak hours, being 10 p.m. to 8 a.m. The VAT for this plant is 6.0%.

The Wuliting hydropower plant is located on the Daxi stream at the lower reaches of the Oujiang River, Wuliting village, Qingtian county, Zhejiang province. The Wuliting hydropower plant consists of a concrete gravity dam, powerhouse, spill way, and ship lock integrated into one structure, and a substation. The powerhouse contains three 14.0 MW horizontal bulb turbines manufactured by Hangzhou Jianghe Electromechanical Equipment Co., Ltd. The area of the structure that contains the plant is 1,683.1 m2. The area of the land the project utilizes is 8,872 km2 including the drainage basin. We acquired Wuliting in January 2008.

Ruiyang.  Ruiyang hydropower plant is an impoundment reservoir project commissioned in December 2003 with an installed capacity of 32.0 MW and an annual design utilization rate of 24.0%. The effective utilization rates were 24.5%, 18.2% and 26.6% for 2007, 2008 and the nine months ended September 30, 2009, respectively, reflecting fluctuation in precipitation levels. Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. entered into a grid connection and dispatching agreement with Lishui Electric Power Bureau on October 18, 2003, for an indefinite term, pursuant to which Ruiyang is to connect the hydropower plant to the power grid owned or controlled by Lishui Electric Power Bureau. Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. entered into a grid economics agreement with Lishui Electric Power Bureau in April 2007, which is valid until December 31, 2009, pursuant to which Lishui Electric Power Bureau is currently paying Ruiyang a tariff of RMB 0.535 per kWh during peak hours and RMB 0.268 per kWh during off-peak hours. The VAT for the plant is 6.0%.

The Ruiyang hydropower plant is located on the upper reach of Longquan Brook (Mei Brook), a tributary to Ou River, within the boundaries of Xiaomei Township, Longquan City, Zhejiang province. The Ruiyang hydropower plant is a five-component project consisting of a concrete-faced-rock-fill dam, a 4 km tunnel, penstock, powerhouse, and substation. The power house contains two 16 MW vertical Francis turbine generators manufactured by Kvaerner Hangzhou Power Equipment Co., Ltd. The area of the structure that contains the plant is 892.0 m2. The area of the land the project utilizes is 188.0 km2 including drainage basin. We acquired Ruiyang in August 2009.

Zhougongyuan.  The Zhougongyuan hydropower plant complex consists of three separate hydropower plants in series on the same river, the upstream hydropower plant of which is an impoundment dam reservoir hydropower plant and the other two of which in series downstream are run-of-the-river, diversion dam hydropower plants, with a design capacity of 53.6 MW and a combined annual design utilization rate of 25.0%. The effective utilization rate was 19.3% for the nine months ended September 30, 2009. Zhougongyuan was commissioned in May 2009. Suichang County Jiulongshan Hydroelectric Development Co., Ltd. entered into a grid connection and dispatching agreement with Lishui Electric Power Bureau on April 21, 2009 for each of the three hydropower plants, which is valid until April 2010, pursuant to which Suichang County Jiulongshan Hydroelectric Development Co., Ltd. is to connect the hydropower plants to the power grid which is currently under the operation and management of Lishui Electric Power Bureau. In December 2008, the Zhougongyuan hydropower plants entered into a grid economics agreement with Lishui Electric Power Bureau, which is valid until December 30, 2011, pursuant to which Lishui Electric Power Bureau, part of the State Grid, is paying Zhougongyuan a tariff of RMB0.535 per kWh during peak hours and RMB0.268 per kWh during off-peak hours. The VAT for this project is 17.0%. Suichang County Jiulongshan Hydroelectric Development Co., Ltd. conducted a spin-off and established Suichang County Zhougongyuan Hydroelectric Development Co., Ltd. with total investment of RMB140.0 million ($19.5 million) and registered capital of RMB90.0 million ($12.8 million) in December 2009. In connection with the spin-off, Suichang County Jiulongshan Hydroelectric Development Co., Ltd., the surviving company, reduced its total investment to RMB320.0 million ($44.5 million) and registered capital to RMB204.1 million ($29.0 million).

Zhougongyuan hydropower plant complex is located on the Zhougongyuan River, which is a tributary of the Wuxijiang River. Each of the power plants consists of a concrete dam, tunnel and penstock, powerhouse and substation. The Zhougongyuan I hydropower plant powerhouse contains two 12.5 MW vertical Francis type turbine generators, the Zhougongyuan II hydropower plant powerhouse contains two 6.3 MW vertical Francis type turbines generators and the Zhougongyuan III hydropower plant powerhouse contains two 8.0 MW vertical Francis type turbine generators, all of which were manufactured by Nanping Equipment Manufacturing Co., Ltd. The area of the structures that contain the plants are 447.1 m2, 440.9 m2 and 487.9 m2, respectively. The area of the land the project utilizes is 388.0 km2 including the drainage basin.

Fujian Province

Banzhu.  Banzhu hydropower plant is a low head, run-of-the-river plant commissioned in November 1998 with an installed capacity of 45.0 MW and an annual design utilization rate of 40.0%. The effective utilization rate was 42.9% for 2007, 39.3% for 2008 and 35.2% for the nine months ended September 30, 2009. Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into a grid connection and dispatching agreement with Fujian Province Sanming Power Industry Bureau on September 22, 2006, which was automatically renewed to September 22, 2009 on July 22, 2008, pursuant to which Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. is to connect the power plant to the power grid which is currently under the operation and management of Fujian Province Sanming Electric Power Bureau. A power sales and purchase agreement was entered into by Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. and Fujian Province Sanming Power Industry Bureau, part of the Southern Grid, dated 30 April, 1997, for an indefinite term, pursuant to which Fujian Province Sanming Power Industry Bureau is currently paying Banzhu a tariff of RMB0.36 per kWh. The VAT for this plant is 17.0%.

Banzhu hydropower plant is located on the Shaxi River, a main tributary of the Minjiang River in Fujian province, 8 km downstream from Sanming City. The Banzhu hydropower plant consists of a concrete gravity dam, powerhouse, spill way and ship lock integrated into one structure, and substation. The power plant contains three 15.0 MW horizontal bulb turbines manufactured by Hangzhou Generation Equipment Manufacturing Co., Ltd. The area of the structure that contains the plant is 5,915.3 m2. The area of the land the project utilizes is 9,774 km2 including the drainage basin. We acquired a 90.0% equity interest of Banzhu in October 2008 and the remaining 10.0% equity interest in March 2009.

Wangkeng.  Wangkeng hydropower plant is an impoundment reservoir hydropower plant commissioned in July 2004 with an installed capacity of 40.0 MW and an annual design utilization rate of 42.0%. The effective utilization rate was 33.9% for 2007, 36.8% for 2008 and 37.2% for the nine months ended September 30, 2009. On July 21, 2008, Pingnan County Wangkeng Hydroelectric Co., Ltd. entered into a grid connection and dispatching agreement with Fujian Province Ningde Electric Power Industry Bureau, which is valid until December 2010, pursuant to which Pingnan County Wangkeng Hydroelectric Co., Ltd. is to connect the hydropower plant to the power grid which is currently under the operation and management of Fujian Province Ningde Electric Power Industry Bureau. Pingnan County Fushun Hydroelectric Co., Ltd. (formerly Pingnan Wangkeng Hydroelectric Co., Ltd.), entered into a power purchase and sales agreement with Fujian Province Electric Power Co., Ltd., part of the Southern Grid, on October 28, 2004, which was valid until December 31, 2009, pursuant to which the Fujian Power Grid is paying Wangkeng hydropower plant a tariff of RMB0.31 per kWh. We are in the process of renewing the power purchase and sales agreement. The VAT for this plant is 17.0%.

Wangkeng hydropower plant is located on the Huotongxi River in Pingnan county, Fujian province. The Wangkeng hydropower plant is a four component complex consisting of a concrete arch dam, tunnel and penstock, powerhouse and substation. The powerhouse contains two 20.0 MW vertical Francis type turbine generators manufactured by GE Asia (Hangzhou) Hydroelectric Equipment Co., Ltd. The area of the powerhouse structure that contains the plant is 706.8 m2. The area of the land the project utilizes is 290 km2 including the drainage basin. We acquired Wangkeng in October 2008.

Yuanping and Yuheng.  Yuanping hydropower plant is a run-of-the-river diversion hydropower plant commissioned in March 2007 with an installed capacity of 16.0 MW and an annual design utilization rate of 39.0%. The effective utilization rate was 21.5% for 2007, 27.3% for 2008 and 38.5% for the nine months ended September 30, 2009. The low utilization rates in 2007 and 2008 were due in part to the ramp up of the hydropower plant. On December 26, 2008, a grid connection and dispatching agreement was executed by and between Pingnan County Yuanping Hydroelectric Co., Ltd. and Pingnan County Power Supply Co., Ltd. which is valid until December 27, 2010, pursuant to which Fujian Province Pingnan County Yuanping Hydroelectric Co., Ltd. is to connect the hydropower plant to the power grid which is currently under the operation and management of Fujian Province Pingnan County Power Supply Co., Ltd. Pingnan County Yuanping Hydroelectric Co., Ltd. entered into a power purchase agreement with Fujian Province Pingnan County Power Supply Co., Ltd. on December 28, 2008, which is valid until December 28, 2009, pursuant to which Fujian

Province Pingnan County Power Supply Co., Ltd. is paying Yuanping an interim tariff of RMB0.260 per kWh for supplying electricity and the tariff was approved by the regional pricing bureau to be RMB0.29 per kWh. The VAT for this plant is 6.0%.

Yuanping hydropower plant is located on the Huotongxi River in Fujian province. The Yuanping hydropower plant is a four-component complex with a concrete diversion dam, tunnel and penstock, powerhouse and substation. The powerhouse contains a single 16.0 MW vertical Francis turbine generator manufactured by Nanping Nandian Hydroelectric Equipment Co., Ltd. The area of the structures that contain the plant are 750.0 m2. The area of the land the project utilizes is 671 km2 including the drainage basin. We acquired Yuanping in October 2008.

Yuheng hydropower plant is a run-of-the-river diversion hydropower plant commissioned in November 1999 with an installed capacity of 30.0 MW and an annual design utilization rate of 42.0%. The effective utilization rate was 33.5% for May 18 to December 31, 2007, 34.6% for 2008 and 31.5% for the nine months ended September 30, 2009. The low utilization rate for 2007 was due to the less than expected precipitation in 2007. On December 26, 2008, a grid connection and dispatching agreement was executed by and between Pingnan County Yuheng Hydropower Co., Ltd. and Fujian Province Pingnan County Power Supply Co., Ltd., which is valid until December 27, 2010, pursuant to which, the Yuheng hydropower plant is to be connected to the power grid which is currently under the operation and management of Fujian Province Pingnan County Power Supply Co., Ltd. Pingnan County Yuheng Hydropower Co., Ltd. entered into a power purchase agreement with Fujian Province Pingnan County Power Supply Co., Ltd. on December 28, 2008, which is valid until December 28, 2009, pursuant to which, Fujian Province Pingnan County Power Supply Co., Ltd. is to pay Yuheng a tariff of RMB0.29 per kWh for supplying electricity. However, Pingnan County Yuheng Hydropower Co., Ltd. entered into the Interim Agreement of Conformity of Power Purchase and Supply in Rongping Supply Area with Fujian Province Pingnan County Power Supply Co., Ltd., Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. and Pingnan County Hengli Hydroelectric Co., Ltd. on August 31, 2007, or the Interim Agreement, which is in force until August 31, 2010, pursuant to which, Fujian Province Pingnan County Power Supply Co., Ltd. and Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. are to pay Yuheng a tariff of RMB0.181 per kWh for supplying 300 million kWh of electricity to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. for a contractual term of forty-two months, which ends in October 2010. Therefore, for electricity volume supplied under the Interim Agreement to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd., Yuheng is only entitled to RMB0.181 per kWh of the RMB0.29 per kWh revenue received from Fujian Province Pingnan County Power Supply Co., Ltd. and is obligated to remit the remaining RMB0.109 per kWh, to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. until the earlier of reaching the cumulative volume of 300 million kWh or October 2010. Pursuant to the Transfer of Yuanping Hydropower Plant and Cooperation Agreement entered into between Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. and Fujian Province Anheng Assets Management Co., Ltd., Fujian Yuheng Power Group and Fujian Dachuang Hydro Power Co., Ltd, which were the founders of Pingnan County Yuheng Hydropower Co., Ltd., Yuheng provided a guarantee deposit of RMB30 million to Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. to guarantee the supply of electricity of an aggregate volume of 300 million kWh over the contractual term and is entitled to be refunded RMB0.1 of the guarantee deposit for every kWh of electricity supplied to Rongping Chemical through the power grid up to 300 million kWh over the contractual term. The VAT for this plant is 6.0%.

Yuheng hydropower plant is located in the Huotongxi River in Fujian province. The Yuheng hydropower plant is a four-component complex with a concrete diversion dam, tunnel and penstock, powerhouse, and substation. The powerhouse contains three 10.0 MW vertical mixed flow Francis turbine generators manufactured by Chongqing Turbine Generator Manufacturing Company Ltd. The area of the structure that contains the plant is 546.0 m2. The area of the land the project utilizes is 671 km2 including the drainage basin. We acquired Yuheng in October 2008.

Projects under Development

Henan Province

Wuyue.  Wuyue hydropower plant will be a pumped storage station with a planned design capacity of 1,000.0 MW and an annual design utilization rate of between 15% to 30%, depending upon utility requirements, the construction of which is anticipated to begin in the third quarter of 2010 and the commissioning of which is expected to be in stages between 2014 and 2015. The Wuyue project is party to various design, construction, equipment and installation contracts totaling approximately RMB154.2 million ($22.6 million) in value. The total cost to construct Wuyue hydropower plant is projected to be RMB4.0 billion ($0.6 billion). We expect to fund the construction of this project primarily through bank loans and in part from the proceeds of this offering.

The hydropower plant will be connected to the Hubei-Henan exchange interface of the east channel in the Henan 500 KV power grid. The hydropower plant will be located in Yinpeng Township, Guangshan County, Xinyang City, Henan province, between the existing lower Wuyue reservoir and an upper reservoir yet to be built. The hydropower plant will contain four 250.0 MW reversible pump hydraulic turbine generators. The area of the hydropower plant will be 3,800 m2. The area of the land the project will occupy will be 6,940 m2 including power plant and water conveyance facilities.

Our Project Acquisition Process

Our steps for evaluating and acquiring hydropower plants are set forth below.

Opportunity Sourcing and Screening

Our management has a broad network of contacts throughout China, including contacts in the hydroelectric industry and in the central, provincial and local governments, through which we have developed a pipeline of hydroelectric project acquisition opportunities.

Our criteria for evaluating a potential target hydropower plant or development project for acquisition include the following:

•	acquisition price, and anticipated construction cost where applicable, as compared to current and projected cash flow and the historical and projected return on investment, taking into account historical tariff levels and tariff trends;

•	the acquisition cost as compared to the estimated replacement value, the appraised value and our own assessment of fair value using a number of valuation methodologies;

•	the status of approvals, permits and licenses required for the construction and operation of the plant, including the legal status of the land occupied by the plant;

•	the hydrological condition of the plant site;

•	the ability to retain existing or obtain new local bank financing on reasonable terms;

•	the operating history of the target business, including actual power production and local supply and demand;

•	the installed capacity and design of the hydropower plant operated by the target business, including opportunities to expand or otherwise improve generation capacity taking into consideration the current installed capacity and design utilization;

•	the potential to diversify the regions in which we operate or to realize operational efficiencies from clustering multiple plants on a single water way;

•	the competency of existing management and operational personnel of the target project; and

•	the local government for the project, the relationship with the customer grid and the local tax rates.

These criteria are not intended to be exhaustive. Any screening relating to the merits of a particular target business will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting the acquisition consistent with our business strategy. Our management believes there are ample acquisition targets that meet the above criteria. Furthermore, we believe that there are few experienced and funded buyers in the market. In evaluating prospective acquisitions, our management has sourced a large number of hydroelectric projects in China, including conducting site visits and analyzing operating data from the projects. In addition, our management has conducted comprehensive research on market and competitive dynamics in the industry.

We have engaged certain finders for sourcing acquisition opportunities for our company, but we have not paid any finder’s fees to date, as we have not closed any acquisitions based on the introductions made by them. We plan to discontinue the use of finders in the future.

Sign Memorandum of Understanding or Letter of Intent

Once an acquisition opportunity is identified, our staff will conduct an internal preliminary engineering, legal and financial assessment of the target project. The results of the internal preliminary assessment are reported to our management, which decides whether we will pursue the opportunity.

If our management decides to pursue the opportunity, we will enter into a memorandum of understanding or letter of intent with the owner of the target project. This sets forth the general terms and conditions for a possible acquisition and may elect to provide for the payment by us of a deposit of up to 5% of the purchase price. The memorandum of understanding or letter of intent allows us to conduct our due diligence review. The memorandum of understanding or letter of intent is generally non-binding, although where we pay a deposit, we may forfeit it if we do not complete the acquisition for reasons other than the failure of the project to pass our due diligence review. At the date of this prospectus, we are not a party to any memorandum of understanding for which we currently plan to enter into a definitive agreement.

Due Diligence

After the execution of a memorandum of understanding or letter of intent, we conduct a full due diligence review of the target project. The due diligence review covers four main aspects: financial, engineering, legal and asset appraisal. Generally, third-party advisors, such as engineering firms, law firms and asset appraisers, are engaged to assist us with in-depth due diligence under our direction, and will provide due diligence reports for our review. Our own staff is also responsible for the financial review of target projects.

Our financial evaluation is the key first step to understanding the viability of the potential project. We conduct different analyses of the business to ensure the valuation sought is in line with market. We achieve this through evaluation of the asked price, operating expenditure and capital expenditure to ensure that the price we are paying is reasonable. The engineering firm is directed to include in their report an estimate of cost to operate the plant, taking into account periodic equipment maintenance.

The engineering review generally consists of site visits, physical inspection of the facilities, meetings with plant management, analysis of hydrological conditions and potential and historical electricity production, review of project design, construction and operation records, and review of the acquisition cost, operating cost and annual capital expenditures.

In the review of hydrological conditions and electricity production, the engineering firm is directed to (i) review the precipitation records and the methods used to determine the amount and timing of water flow and the project water intake; (ii) review the methods employed to convert the kinetic energy of water into electricity, including applying the hydrologic potential from the project water to the water conveyance facilities and turbine equipment of the project; and (iii) account for reasonable estimates of planned and unplanned outages due to maintenance, high and low water levels, and transmission interruption due to grid conditions outside the control of the project operator. The engineering firm’s report typically includes monthly and annual electricity production using historical hydrologic records and the equipment installed or to be installed, reflecting a simulation of historical and likely future net electricity production from the project which is then compared, in the case of plants already in operation, to actual electricity production since commencement of operations.

The review of project design is intended to ensure that the civil, mechanical and electrical design of the project is prudent and suitable for the intended duty of a utility grade hydropower plant performing continuous operation. In the review of project design, the engineering firm is directed to review the suitability of the project for specific geotechnical conditions, civil structures, and the mechanical and electrical requirements for infrastructure and equipment, including the dimensions, methods of fabrication, depth of excavation, and source of materials used in all project features, including diversion structure, water conveyance, support, power house and outflow.

The actual records of the project construction are selectively reviewed to ensure that customary quality control practices were performed and that construction materials, including steel and concrete, incorporated in the project were manufactured and placed in accordance with prudent design practice. The review covers quality control measures employed by the manufacturers of turbines, generators and electrical equipment in the manufacturing and assembly process and identifies any substandard material or completed work that was removed and replaced. The review of the actual construction ensures that civil, mechanical and electrical aspects of the project conform with the design, that any redesign improvements from the original design necessitated by the actual conditions have been properly incorporated into the work, and that the final as built project is a utility grade hydropower plant suitable for continuous duty. Our third party-review of the project design and project construction is intended, among other things, to uncover any deficiencies in the structural or operational integrity of the hydropower plant that may have arisen due to construction of the hydropower plant based on incomplete or inaccurate technical data, faulty design or poor construction process or materials.

We engage legal counsel to investigate the legal status of the target hydropower project through a review of relevant legal documents, including permits and approvals, tax records, and building ownership certificates and land use rights. The legal counsel prepare a legal due diligence report that sets forth any issues they identify and the associated risks. This process allows us to reduce our risk exposure and more effectively negotiate with the seller to remediate material legal issues before acquiring the target project.

Finally, we also obtain an appraisal from a reputable appraiser of the fair market value of the target project before entering into an agreement with the seller. We generally obtain a written appraisal that covers the plant, property and equipment.

Investment Committee Approval

Upon completion and review of the financial, engineering, legal, and appraisal due diligence, our investment committee will decide whether to enter into a definitive acquisition agreement. Our investment committee currently consists of Mr. Kuhns, Dr. Lin, Mr. Li, Mr. Gan, Ms. Chen and Mr. Best. Projects are only pursued upon the unanimous consent of the committee members.

Negotiate and Sign Definitive Agreement

The legal documentation of the acquisition is prepared by our legal counsel in conjunction with their in-depth due diligence review of the target. If our project review committee is satisfied with the results of the in-depth due diligence, we will enter into an equity interest or asset purchase agreement and other related agreements with the seller of the target and other related parties as necessary. The agreements cover the pricing and payment terms for the acquisition, the financing requirements for the transaction, estimates of approval status and timing and may involve divestiture of non-core assets. These acquisition agreements contain representations, warranties and covenants of the parties that we believe are customary for comparable transactions in China, covering historical tariff, electricity generation and hydrology, the condition of the plant and equipment, the status of government approvals and the ownership history of the plant. Certain representations and warranties of the sellers of these projects, such as those relating to the quality and performance of the projects and obtaining key government approvals, may survive the closing of the project acquisition for a certain period of time, and the breach of these representations, warranties and covenants may entitle us to a setoff against the amounts payable to the sellers or other compensation or indemnification. The executed acquisition agreements are submitted to the relevant government authorities, in particular the provincial or local commerce authorities, for approval. The government approval process generally takes 15 to 60 days, but may take longer in some cases. We generally seek to establish a new wholly foreign-owned enterprise to hold our acquired projects, or we may transfer the assets to an existing FIE.

Upon approval by the authorities, including the Ministry of Commerce, the State Administration of Foreign Exchange, the National Development and Reform Commission and the State Administration for Industry and Commerce, of the acquisition, the relevant engineering, assets, financial and personnel records and materials are handed over from the prior owner of the hydropower plant to us, and we assume the operation of the hydropower plant. See “Regulation — Regulation Relating to Foreign Investment”.

For projects which are wholly or partially state-owned, we must enter into a competitive bidding process to win the right to acquire a hydropower plant. Our acquisition process for these state-owned projects is otherwise the same as that for privately held projects. We may in the future bid for other state-owned projects. See “Risk Factors — Risks Relating to our Company and the PRC Hydropower Industry — Acquisition of state-owned assets involves a public bidding process and failure to win the bids for our state-owned target companies or equity interests therein may limit our future growth and the control of our existing projects.” and “Regulation — Regulations Relating to Transfer of State-Owned Assets”.

Project Construction

Substantially all of the design, construction and engineering supervision work for our greenfield projects and projects under construction is subcontracted to third parties. Typically, design institutes, contractors and engineering supervisors are selected through an open bidding process. A general contractor may be hired, who is responsible for the selection of sub-contractors, or, in some projects, more than one contractor is hired, each responsible for a designated portion of the project on a turnkey basis. A selection procedure is put in place to ensure compliance with quality and workmanship standards. Factors taken into account when selecting contractors may include their qualifications, reputation, track record, past cooperation with us, and financial condition and resources, as well as the competitiveness of their bids. The qualifications and performance of the contractors are reviewed from time to time. Information throughout the entire project construction process is constantly collected from the contractors and directly by our team, and is closely monitored and analyzed to ensure compliance with quality and workmanship standards and to avoid unanticipated delays and cost overruns.

The construction contracts typically provide for fixed or capped payments, subject to adjustments for certain types of excess, such as design modifications during construction, unanticipated geological conditions discovered during construction and changes in commodities prices. The contractors are typically responsible for procuring the necessary raw materials, as well as providing engineering and construction services, if required.

We generally purchase key equipment from domestic manufacturers and vendors. China is the biggest hydroelectric power producer in the world, according to the International Energy Agency, and as a result has a number of manufacturers providing quality hydroelectric equipment at competitive prices. There are also numerous hydroelectric contractors, supervisors and installers competing for projects in China. We expect that, as we grow, we will have greater negotiating power with equipment manufacturers, vendors, contractors and related service providers for the construction and maintenance of our projects.

Commissioning of Project

Since March 2003, the National Development and Reform Commission was created and assumed authority over the review and approval of major new hydropower plants. Approval by the Ministry of Commerce or its designated authority is also required when foreign investment is involved in establishing or acquiring a hydropower plant.

On July 19, 2004, the State Council issued a decision entitled “Reform of the Investment System”, or the State Council Decision, which changed the approval process for investments in China. Depending on the types of investments, investments are subject to one of three types of procedures: a full approval procedure, a verification procedure, or a filing for the record procedure.

According to the State Council Decision, hydropower plant projects without PRC government funding are subject to a verification procedure. This involves the review and verification by the investment regulatory authority of the State Council; if the project is classified as important, additional review and verification by the State Council will be required. Verification by the National Development and Reform Commission and the Ministry of Commerce or local government will also be necessary if foreign investment is involved. Applicants are required to submit only project application reports in lieu of the project proposals, feasibility studies and application reports for commencing construction previously required. The types of specified investments qualified for the verification procedure are subject to change by the State Council.

To develop a new hydropower plant, the requisite approvals and permits must be obtained prior to the commencement of construction of a project. These approvals and permits generally include approvals in connection with the plant site, water and soil conservation, environmental protection, land use rights, water resources demonstration, construction land planning permit, construction works planning permit, and construction works commencement permit, among others. We do not plan to develop greenfield projects in the near term.

The construction of hydropower plants is also subject to acceptance inspections, including acceptance inspections with respect to water storage, commissioning of generator units, environmental protection, water and soil conservation facilities and construction completion, among others. Currently, five of our twelve projects have completed completion acceptance procedures, five are expected to complete the procedures in June 2010 and the remaining two are expected to complete the procedures in December 2010. See “Risk Factors — Risks Relating to our Company and the PRC Hydropower Industry — Certain of our existing hydroelectric power projects have not passed the completion acceptance procedure, which could result in the imposition of fines or the closure of non-permitted hydropower plants.”

To operate hydropower plants, relevant permits such as an Electric Power Business Permit (for power generation) and Water Drawing Permit are also required. In addition, the operation of hydropower plants is subject to the supervision and administration of certain relevant governmental authorities, which include the State Electricity Regulatory Commission, and its local branches, and other authorities in charge of water resources, environmental protection, and work safety, among others. See “Regulation”.

Project Operation and Maintenance

We manage most of our existing hydropower plants, except for the Liyuan hydropower plant in Sichuan province, and we intend to continue to manage our hydropower plants in the future. The management of the Liyuan hydropower plant is currently outsourced to a company affiliated with the local power grid to which the plant is connected and will be turned over to us after the expiration of the management contract on March 30, 2009. We have acquired and will continue to acquire hydropower plants that are clustered or located where we have the potential to acquire adjacent projects, which enables us to centralize operational and management functions for the hydropower plants and thus achieve cost savings.

Repairs and maintenance of hydropower plants are conducted on a regular basis or when necessary. Regular repairs and maintenance are generally scheduled during the off-peak season in order to reduce their impact on normal operations. We perform regular inspections of our generators to look for signs of possible equipment degradation. Minor repairs are typically carried out on an annual basis without interruption to the planned generation of the hydropower plant. Major repairs are carried out every four to six years and involve the generator ceasing operation for up to three months. Emergency repairs may be required to be made by our company or by the grid through which we dispatch our power when equipment failures or natural disasters occur. For example, we had been unable to transmit power at the Shapulong power plant to the local grid for approximately six weeks, as the transmission line connecting our plant to the local grid failed during a severe snow storm. Emergency repairs may take one or two days to a month, depending on the nature of the repair, and may interrupt our planned generation.

Sales and Marketing

Power Sale

Each of our operating hydropower plants has entered into a written power purchase agreement with the grid to which it is connected. Generally, the agreement has a term of three to five years, with the tariff negotiated annually. The agreement normally provides that the annual utilization hours of the hydropower plant will be determined with reference to the estimated demand for electricity, the forecast water inflow volume at the plant and the strategic importance of the hydropower plant to the customer grid. The output that each of our hydropower plants generates is also subject to local demand for power and the amount of power to be dispatched to the grid, and is set and controlled by the relevant provincial government. Actual daily generation of electricity is determined by the dispatch authority based on the needs of the grid. Our actual power generated may therefore be less than our planned power production as approved by the provincial authorities. In practice, our actual power generated is determined based on our daily interactions with our local power grids. We must inform each grid of our ability to produce power based on actual hydrological conditions, and they will take this into account when requesting us to dispatch power each day. In Sichuan, Yunnan and Fujian provinces, our experience has been that we may dispatch all the power we can produce on any given day to the local grid. In Zhejiang province, where we receive different tariffs for peak and off-peak power, we generally dispatch all the power we can produce, however, the local grids may restrict the amount of peak power we dispatch. In line with national policy, we believe the local grids in Zhejiang generally favor renewable energy generators in selecting dispatch of peak power.

We expect that the dispatch of the power we generate will be increasingly influenced by market demand and our competitive tariff as the dispatch system continues to develop towards a market mechanism. The development of this market mechanism is described below.

In 2003, the State Electricity Regulatory Commission and the State Administration for Industry and Commerce jointly promulgated a model contract form, or the Model Contract Form, for use by power grid companies and power generation companies in connection with electricity sale and purchase transactions. The Model Contract Form contains provisions for stipulating the parties’ rights and obligations, amount of electricity subject to purchase, payment method and liabilities for breach of contract. We believe that the publication of the Model Contract Form has facilitated the negotiation and execution of electricity purchase contracts between power grid companies and power generation companies in a fair, transparent and efficient manner. In 2007, all of the agreements entered into between our hydropower plants and the local grid companies were based on the Model Contract Form.

Power sales through competitive bidding are one of the targets of the power market reform. The PRC government began to experiment with a program in 1999 to effect power sales through competitive bidding in some provinces, and has been gradually expanding the program with a view to creating a market-oriented electric power industry. Pursuant to the Implementation Opinions Regarding Promotion of Electric Power System Reform in the Eleventh Five-year Plan promulgated on April 6, 2007, the State Electricity Regulatory Commission will speed up the reform to establish an electric power market suitable to China’s circumstances. Among other things, the State Electricity Regulatory Commission will propose relevant policies based on the practices pioneered in the northeastern region and eastern region; promote the construction of a uniform competitive bidding system in each regional power market; accelerate the development of power markets in the eastern region and the northeastern region; carry out trial or simulated operations in the southern region and central region as appropriate; formulate plans and marketing rules for the power market in the northern region and northwestern region; and expand the experimental program on direct power sales between power generation companies and large-scale end-users.

Currently, participants in the trial operations of the regional power markets are limited to coal-fired power plants. Although the Renewable Energy Law and regulations promulgated thereunder require the dispatch and purchase of all power generated by small hydropower plants, these requirements are not always followed in practice. Relevant law requires 100% of our power produced to be purchased by our customer grid, but in practice our planned generation is agreed with the grid each year and may be below our design utilization output. Furthermore, where there is a decrease in demand or increased competition for supply of power to a grid, we may be required by the local dispatch company to generate less than the planned generation agreed with the grid. Establishing regional power markets and increasing the use of the bidding method are the trend in China’s power market reform, and we believe this will create a competitive environment that is fair, transparent and equitable. In general, we believe the move away from local grids to larger regional and state grids will increase our competitive advantage as a low tariff provider of renewable energy, and allow us to increase our utilization levels. We believe that hydropower plants may benefit from this reform, if extended to hydropower plants, as hydroelectricity is a low-cost renewable energy compared to thermal energy. We expect that our efficient operations and management will enable us to compete effectively in an open, orderly and fair market. However, the recent global economic downturn, and the domestic stimulus programs implemented by the PRC government to combat the downturn, may result in the slowing of the reform process outlined above, as the government seeks to support existing thermal power producers through periods of reduced demand. We believe this may in particular be true in the coastal regions, such as Fujian and Zhejiang provinces, which have been affected significantly by the shrinking of the PRC’s export economy. See “Regulation — Regulations on Renewable Energy Resources; Regulations of Power”.

On-grid Tariff

Since April 2001, the Chinese government has started to gradually implement a new on-grid tariff-setting mechanism based on the operating and capital costs of individual power plants as well as the average costs of comparable power plants. On July 3, 2003, the Chinese government approved the tariff reform plan and made it clear that the long-term objective of the reform is to establish a standardized and transparent tariff-setting mechanism.

Pursuant to the National Development and Reform Commission circular issued in June 2004, on-grid tariffs for newly built power generating units commencing operation since June 2004 should be set based on a number of factors. This new mechanism was intended to replace the old tariff-setting mechanism which was designed to enable power plants to recover all operating and debt service costs and to earn a reasonable profit or a fixed rate of return on the net fixed assets. Based on our experience, the determination of average costs under the new mechanism usually takes into consideration factors such as the following:

•	construction costs, which vary according to the capacities of the individual power plants;

•	operating and administrative expenses, such as labor and fuel costs;

•	maintenance and repair costs of power plants; and

•	interest expenses on outstanding debts.

In December 2004, the National Development and Reform Commission proposed and the State Council approved a linkage mechanism between coal and power tariff rates, pursuant to which the National Development and Reform Commission may adjust power tariffs if the average coal price changes by 5% within a period of six months compared with the preceding period. The change in a period, if less than 5%, will be carried forward to the future periods until the accumulated changes reach 5%. Currently, the tariff rates of hydropower are not subject to this linkage mechanism, but reforms in the pricing of coal-fired and other power plants influence the tariffs we receive, and the demand for hydropower, as they impact the economics of the grid as a whole.

On March 28, 2005, the National Development and Reform Commission issued the Interim Measures on Regulation of On-grid Tariff, or the Interim Measures, to provide guidance for the reform of tariff-setting mechanism in the transition period. Under the Interim Measures, the tariff is classified into an on-grid tariff, a transmission and distribution tariff and an end-user tariff. The transmission and distribution tariff will be set by the government. The end-user tariff will comprise power purchasing cost, loss of power in transmission and distribution, the transmission and distribution tariff and any government subsidy. The government is responsible for regulating and supervising power tariffs in light of the principles of efficiency, incentives, and investment encouragement and taking into consideration affordability of power to local consumers.

The on-grid tariffs for our planned output and excess output are subject to an annual review and approval process involving the relevant provincial government authority and the National Development and Reform Commission. In Zhejiang and Fujian provinces, where the tariff rates are among the highest in the country and where our hydropower plants are connected to the state grid, we have little influence on the setting of the tariff rates for our planned and excess output, which are set by the local pricing bureau in line with the Interim Measures upon consultation with the state grid. In Yunnan and Sichuan provinces, where the tariff rates are among the lowest in the country and where our hydropower plants are connected to local grids, we have some ability to negotiate the tariff rates for our planned and excess output with the local grid companies before the tariffs are submitted to the local pricing bureau for approval. Our ability to influence the tariff will depend on the local supply and demand for electricity and the strategic location of our plant in the grid. See “Regulation — Regulations on Renewable Energy Resources; Regulations of Power.”

Competition

Competition within the electric power industry has only been introduced recently in China, as energy producers were historically controlled by the government. China has experienced significant capacity shortages, and suppliers have often been unable to meet the surging demand for electricity. We believe that competition between power plants to sell electricity is lessened due to prevalent supply shortages. Nonetheless, we believe that competition will increase in the long run.

All hydropower plants in China are subject to dispatch conducted by various dispatch centers. A dispatch center is required to dispatch electricity pursuant to the Regulations on the Administration of Electric Power Dispatch Networks and Grids, issued by the State Council with effect from November 1, 1993, and in accordance with its agreements with hydropower plants subject to its dispatch. Power generation companies are also required to enter into on-grid dispatch agreements with power grid companies. As a result, there is competition for favorable dispatch treatment in China’s electric power industry, especially during the off-peak periods. Our ability to sell electricity depends on the dispatch and allocation determined by the dispatch requirements of the local grids to which we sell our electricity. We therefore do not compete directly with other power producers to sell the electricity we generate, but instead, to sell the electricity solely through the local girds. Please see “Business — Sales and Marketing — Power Sale.” As a generator of renewable energy, hydropower plants are technically entitled to preferential treatment in dispatchment over thermal power plants. This factor, combined with the increasing cost of coal and other fossil fuels, has led to increased interest in and support to hydropower in China. If the gap between supply and demand for power in China is met largely by renewable energy generators in the same regions we may in the long term face competition from other renewable energy generators for dispatch of our power. However, we believe that in markets dominated by fossil fuel generators, we will experience rising tariffs over the long term.

In addition to competition from other hydropower plants and other power generators to dispatch the power we generate, we may in the future face competition in acquiring additional hydropower plants. Competition may come from China’s five biggest power generating companies, which are all state-owned enterprises and currently operate primarily coal-fired power plants but have become increasingly interested in hydropower plants and other forms of renewable energy. These companies have excellent relationships with the power grids, which provides them an advantage when introducing new plants to a grid. We expect these five companies will focus on large hydropower plants and be slower to seize acquisition opportunities, while we target small projects and have a demonstrated ability to move quickly. Certain smaller China-based and overseas listed power companies are also seeking to acquire hydropower plants in China. Hydropower plants in China are also attractive investments for international investors seeking to generate and trade certified emissions reduction credits. We believe these local and foreign companies are acquiring hydropower plants along with other renewable energy operations and lack the segment focus that our Company has. While we are aware of their activities in the market, we have not experienced direct competition with them to date for project acquisition. We may also encounter some competition from venture capital and private equity funds, leveraged buyout funds and other foreign funded entities interested in acquiring hydropower assets in China. We believe we have the expertise and experience in the hydropower sector to compete effectively with these players.

Intellectual Property Rights

We plan to file for registration of the trademark of China Hydroelectric Corporation and the associated logo in China. We have also registered the Internet domain name www.chinahydroelectric.com.

In China, the registration and protection of a company’s corporate name is carried out at the provincial level. We cannot prevent others from registering our corporate name. If a company first registers China Hydroelectric Corporation as its corporate name in a province where we operate our business, we will have to adopt another corporate name. However, we do not believe that any such loss of our right to use the name China Hydroelectric Corporation would have a significant adverse impact on our business or operations.

Insurance

We currently maintain property insurance for our hydropower plants. Our current insurance coverage is maintained with Ping An Property and Casualty Insurance Company of China, Ltd., PICC Property and Casualty Company Limited, China United Property Insurance Company Limited and Tian An Insurance Company Limited on our properties, plants and equipment, and includes construction all risk insurance. Our current coverage totals approximately RMB802.5 million ($117.6 million). As with most property insurance policies in China, our policies do not cover damage resulting from earthquakes, war or acts of terror. In February 2009, we purchased liability insurance for our directors and officers with a coverage of $20.0 million.

Except for an electricity supply liability insurance policy maintained for the Wangkeng hydropower plant with PICC Property and Casualty Company Limited, we do not maintain any other third-party liability insurance to cover claims in respect of bodily injury or property or environmental damage arising from accidents on our property or relating to our operations other than the third-party additional risk insurance included in our construction all risk insurance coverage. We also do not carry business interruption insurance, which is not customarily carried by power companies in China. We believe that our insurance coverage is adequate and is standard for the power industry in China. See “Risk Factors — Risks relating to the Company and PRC Hydropower Industry — Our power generating operations may be adversely affected by operational risks, which may result in uninsured losses.”

Environmental Matters

We are subject to various environmental laws and regulations set by the national, provincial and municipal governments in China, including regulations on water pollution, as well as water and waste discharge. See “Regulation.”

Our new power projects are normally required to undergo an environmental impact assessment by qualified third parties, and a report of the assessment needs to be submitted to the relevant environmental authorities in order to obtain their approval before commencing construction. Upon completion of each project, the relevant environmental authorities inspect the site to ensure the applicable environmental standards have been complied with, and the resulting report is presented together with other specified documents to the relevant construction administration authorities for their approval. See “Regulation — Regulations on Environmental Protection in Construction Projects.”

We believe our environmental protection systems and facilities for our hydropower plants are adequate for us to comply with currently effective national and local environmental protection regulations. It is expected that the PRC government will impose additional and stricter environmental protection regulations which could require us to make additional expenditures to remain in compliance with environmental regulations. In particular, were the PRC government to introduce minimum water flow requirements for hydropower plants, a reduction of our power generation at some of our plants could result.

We focus on acquiring projects in operation or under construction rather than developing greenfield projects of our own. When we acquire hydropower projects, we conduct due diligence to determine whether the target project has obtained the approvals and permits necessary for construction and operation, including approvals issued by the Environmental Protection Authority. Where approvals and permits are missing, we require the target project to take remedial action after the acquisition to obtain the necessary approvals and permits. See “Regulation — Regulations on Environmental Protection on Construction Projects”.

Employees

As of December 31, 2009, we had entered into written employment contracts with 336 employees. The following table sets forth the number of employees categorized by function as of December 31, 2009:

	Number of
	Employees	(%)

Management	28	8.3
Finance	29	8.6
Project Construction, Operations and Management	233	69.4
Administrative and Human Resources	30	8.9
Others	16	4.8

Total:	336	100.0

As of December 31, 2009, we had 24 employees working at our headquarters, 130 employees working in Zhejiang province, 7 employees working in Sichuan province, 45 employees working in Yunnan province and 130 employees working in Fujian province, respectively. As required by PRC regulations, our full-time employees in China participate in various employee benefit plans that are organized by municipal and provincial governments, including housing funds, pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the respective local government authorities where we operate our businesses. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. The total amount of contributions we made to employee benefit plans for the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009 was $22,000, $0.4 million and $0.5 million, respectively.

Each of our executive officers, including Mr. Kuhns, Dr. Lin and Mr. Gan, has entered into a confidentiality and non-competition agreement with us. The non-competition provisions prohibit the executive officers from engaging in any activities that compete with our business during, and for certain periods after, their employment with our company.

We granted 3,897,000 stock options in August 2008, of which the options granted to one employee to purchase 5,000 ordinary shares expired as the employee terminated his services to us before the option became exercisable, 35,000 stock options in January 2009 and 7,000,000 stock options in December 2009 to our current and former directors, officers, consultants and key employees under our 2008 Share Incentive Plan.

We have not been subjected to any strikes or other labor disturbances that have interfered with our operations, and we believe that we have a good relationship with our employees. Our employees are not covered by any collective bargaining agreement.

Headquarters

We currently maintain our headquarters at 25B, New Poly Plaza, No. 1 North Chaoyangmen Street, Dongcheng District, Beijing, PRC 100010. Our headquarters occupy 517 square meters under a lease agreement expiring in February 2011. We also maintain office space pursuant to an office sharing agreement with Kuhns Brothers, Inc. in New York City.

Legal Proceedings

We are not currently a party to any material legal or administrative proceedings. We are not aware of any material legal or administrative proceedings threatened against us. From time to time, we may be subject to various legal or administrative proceedings arising in the ordinary course of our business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers upon completion of this offering.

Name	Age	Position/Title

John D. Kuhns	59	Chairman, Chief Executive Officer
Dr. Yong Cao	55	Director
Anthony H. Dixon	48	Director
Richard H. Hochman	64	Director
Dr. You-Su Lin	56	Director, Chairman of Beijing A.B.C. Investment
Shadron Lee Stastney	40	Director
Stephen Outerbridge	59	Director
“James” Tie Li	41	Chief Financial Officer and Executive Vice President*
Mary E. Fellows	47	Executive Vice President and Corporate Secretary
Wu Gan	53	President and General Manager of Beijing A.B.C. Investment
Xinchun Lian	51	Chief Operating Officer of Beijing A.B.C. Investment
Fang Chen	37	Vice President and Controller of Beijing A.B.C. Investment
Gang Meng	37	Internal Controller of Beijing A.B.C. Investment
Shu Zhang	34	Finance Manager of Beijing A.B.C. Investment

*	Mr. Li has been nominated but not yet elected to serve as a director of our company.

Unless otherwise indicated, the business address of each director and executive officer is c/o 25B, New Poly Plaza, No. 1 North Chaoyangmen Street, Dongcheng District, Beijing, China 100010.

A description of the business experience and present position of each director and executive officer is provided below:

Directors

Mr. John D. Kuhns has served as our chief executive officer since our inception in 2006 and our chairman since May 2007. Mr. Kuhns is currently the chairman, chief executive officer and a member of the board of directors of Kuhns Brothers & Co., Inc., Kuhns Brothers Securities Corporation, China Silicon Corporation, China Natural Energy Corporation, China Electrode Corporation, China Board Mill Corporation and Master Silicon Carbide Industries, Inc. Mr. Kuhns is also a member of the board of directors of Kuhns Brothers, Inc., Kuhns Brothers Capital Management, Inc., Kuhns Brothers Advisors, Inc., Kuhns Brothers Enterprises Corporation, China New Energy Group Company, White Hollow Farms, Inc., White Hollow Vineyards, Inc., Lime Rock Ventures, Inc., Watch Hill Farms, Inc., Corona Equities, Inc., Global Photonics Energy Corporation, Craton Equity Partners and China Hand Advisors, Inc, and the Chairman of Project Midway, Inc., a not for profit organization. Mr. Kuhns has over 30 years of experience in the hydroelectric power, power technology and alternative energy industry and has been involved with hydroelectricity in China since 1984. From 1981 to 1988, Mr. Kuhns built Catalyst Energy, one of the first publicly traded independent power producers in the United States, as the company’s founder, President and Chief Executive Officer. While running Catalyst Energy, he acquired Chinese hydroelectric generating equipment for use in the United States. He furthered his development experience in China as Chairman and Chief Executive Officer at the New World Power Corporation from 1992 to 1996, where he developed and financed hydroelectric projects in China as well as Argentina, Costa Rica and Mexico. While at New World Power, he formed a joint venture with Wuhan Steam Turbine, a state-owned enterprise owned by the City of Wuhan in China, to develop hydroelectric projects in Asia, including the PRC. Mr. Kuhns has additional transaction experience in China as a controlling shareholder, President, CEO, a director and Chairman of Kuhns Brothers, Inc., an investment banking firm which he founded in 1986 specializing in providing financing for power technology ventures, and, more recently, industrial and infrastructure companies operating within the PRC. Mr. Kuhns received a Bachelor of Arts degree in Sociology and in Fine Arts from Georgetown University, a Master of Fine Arts degree from the University of Chicago, and a Master of Business Administration degree from the Harvard Business School.

Dr. Yong Cao has been a director of our company since August 2008. Dr. Cao is currently an associate professor of Finance and Economics at Nanyang Technological University in Singapore, which he has been working with since 1993, and a professor of Economics of Nanjing University in China. He also serves as an independent director to Reyphon Agricultural Limited, a listed company on the Singapore Stock Exchange. Dr. Cao received his bachelor’s degree in Economics from Sichuan University, a master’s degree in Economics from the Postgraduate School of the Chinese Academy of Social Sciences and a Ph.D. in Development Economics from the Australian National University.

Mr. Anthony H. Dixon has been a director of our company since August 2008. Mr. Dixon was a finance director and chief operating officer of Bill Dunster Architects ZEDfactory Ltd, a designer and developer of zero carbon housing in the United Kingdom from October 2007 to December 2008. Mr. Dixon is a member of the board of directors of Solar Electric Light Company. Mr. Dixon worked for Hines Associates, a corporate financial advisory boutique, in 2007. Mr. Dixon was a managing director in the European Debt Capital markets division of Citigroup (London) from 2002 to 2006. From 1997 to 2002, Mr. Dixon was head of Asian Securitization for Salomon Smith Barney in Hong Kong and then head of Securitization for Nikko Salomon Smith Barney in Tokyo. From 1992 to 1997, Mr. Dixon was a vice president with Salomon Brothers’ securitization group in New York. Mr. Dixon has been a member of the board of the Solar Electric Light Corporation since 1998 and chairman since 2002. He received his Master of Business Administration degree from the Harvard Business School, his bachelor’s degree in Science with first class honors in Physics and his Bachelor of Arts degree in Philosophy from the University of Western Australia.

Mr. Richard H. Hochman has been a director of our company since August 2006. Mr. Hochman is currently the chairman of RHH Capital Consulting, Inc., a private investment firm and the chairman of Regent Capital Management Corporation. Mr. Hochman has been the chairman of Regent Capital Management Corp., the adviser to Regent Capital Equity Partners, L.P., a private investment firm making equity and mezzanine investments, since April 1995. He was a managing director in PaineWebber’s Investment Banking Group from 1990 to 1995. Prior to joining PaineWebber, Mr. Hochman was a managing director for Drexel Burnham Lambert, Inc. from 1984 to 1990. He worked in E.F. Hutton’s Corporate Finance Department from 1969 to 1984 and was promoted as a senior vice president in 1979. Mr. Hochman is a member of the board of directors of DCI Investment, Santa Monica Amusements LLC, R.A.B. Holdings, Inc. and Forefield, Inc. Mr. Hochman received his Master of Business Administration degree from the Harvard Business School and his Bachelor of Arts degree with honors from the Johns Hopkins University.

Dr. You-Su Lin has been a director of our company since August 2008 and has been chairman of Beijing A.B.C. Investment since 2007. Dr. Lin is the chairman of the board of Beijing A.B.C. Investment. Dr. Lin has been the chairman of Greenstone Investment Ltd since 2004 and he has also been the chairman of China Board Mill Corporation since August 2008. He serves as a member of the board of directors of China Silicon Corporation, Master Silicon Carbide Industries, Inc. and China Natural Energy. Dr. Lin was a chief consultant for Beijing Urban Construction Group Co., Ltd. in charge of the construction of 2008 Olympic venues from 2002 to 2004. Dr. Lin received his Ph.D. in the Arts and master’s degree in the Arts from Australian National University and his bachelor’s degree in the Arts from Beijing Foreign Language University.

Mr. Shadron Lee Stastney has been a director of our company since May 2007. Mr. Stastney is the Chairman of Care Media and a member of the board of directors of Medical Management Solutions, Quality Health Plans, MDwerks, the Amacore Group, Inc., Master Silicon Carbide Industries, Inc. and Ambient Corporation. Since June 2004, Mr. Stastney has been a partner at Vicis Capital, LLC, which is an investment management firm and the managing partner of one of our principal shareholders, Vicis Capital Master Fund. From September 2001 to February 2004, Mr. Stastney was a partner of Victus Capital Management, an investment management firm. Mr. Stastney received his Bachelor of Arts degree from the University of North Dakota and a Juris Doctor degree from the Yale Law School.

Mr. Stephen Outerbridge has been a director of our company since August 2008. Mr. Outerbridge is currently a director of Emerging Markets, Latin America and Asia and of Smith Bermuda and World on Wireless. From May 2003 to September 2004, he was the chief union officer of XL Re Latin America. He was subsequently promoted and took on the roles of president and chief operating officer, in addition to chief union officer. Mr. Outerbridge has been working with XL Capital for the last eleven years. Mr. Outerbridge received his Bachelor of Arts degree from Tufts University.

Officers

Mr. ““James”” Tie Li has been our chief financial officer since our inception in 2006 and our executive vice president since May 2007. He has been a consultant to Kuhns Brothers, Inc. since 2006. Mr. Li is a member of the board of directors of Master Silicon Carbide Industries, Inc., China New Energy, Inc. and all of our subsidiaries. He is the founder and part-time president of Columbia China Capital Group, Inc. incorporated in 2002, a U.S.-based boutique investment firm advising Asian firms in mergers and acquisitions. From 1998 to 2001, Mr. Li was an investment banker with Citigroup Global Markets Inc. in New York. From 2001 to 2005, Mr. Li was the portfolio manager with HypoVereins Bank, managing a $1 billion high yield portfolio. From 2005 to 2007, Mr. Li was a senior credit analyst with Standard & Poor’s in New York. Mr. Li received his bachelor’s degree in Accounting from City University of New York and his master’s degree in Business Administration from the Columbia University Graduate School of Business. He is a CFA Charterholder and was a Certified Public Accountant licensed in the State of New Jersey.

Ms. Mary E. Fellows has been our corporate secretary since our inception in 2006 and our executive vice president since May 2007. Ms. Fellows has been a partner and executive vice president of Kuhns Brothers, Inc., an investment boutique, since 1997. She is the president of Project Midway, Inc., a not for profit organization. She is an executive vice president, secretary and a member of the board of directors of Kuhns Brothers & Co., Inc. and Kuhns Brothers Securities Corporation, China Natural Energy Corporation, China Silicon Corporation, China Electrode Corporation, China Board Mill Corporation, Kuhns Brothers Enterprises Corporation and Master Silicon Carbide Industries, Inc. She is also a member of the board of directors of Lime Rock, LLC., Kuhns Brothers Advisors, Inc., Kuhns Brothers Capital Management Inc., and China New Energy Group Company. From 2003 to 2006, she was a director of GenSelf Corporation. From 1997 to 2002, she was a corporate secretary of the Solar Electric Light Company. From 1996 to 1999, she was a director of Corporate Administration and corporate secretary of the New World Power Corporation. Ms. Fellows received her bachelor’s degree in Science from Teikyo Post University.

Mr. Wu Gan has been the president and general manager of Beijing A.B.C. Investment since July 2008. Mr. Gan was the director of the general office of the State Supervision Work Committee of the Communist Party of China from 2002 to 2008. Mr. Gan received his bachelor’s degree in Engineering from the Yellow River Water Conservancy and Hydroelectric Technology School and his master’s degree in Economics from Harbin Institute of Technology.

Mr. Xinchun Lian has been the chief operating officer of Beijing A.B.C. Investment since October 2008. Mr. Lian worked as a public servant in the office of the Yellow River Committee at the Economic Development Bureau from 2007 to 2008. He was a senior consultant at Yellow River Hydroelectric Construction Limited from 2005 to 2007, and a general manager of Yellow River Hydropower Project Construction Co., Ltd. from 1996 to 2005. Mr. Lian received his diploma in Hydraulic Construction from Yellow River Conservancy Technical Institute and his master’s degree in Management Science and Projects from Hohai University. Mr. Lian is a national Registered First-class Construction Engineer, Senior Engineer and Supervision Engineer.

Ms. Fang Chen has been the vice president and controller of Beijing A.B.C. Investment since November 2007. Ms. Chen currently serves as a director in China Carbon Electric Corporation. Ms. Chen was the chief financial officer and a member of the board of directors of Sino Gas International Holdings, Inc., a Chinese residential and industrial gas developer and operator listed in the United States, from 2006 to 2007.

From 2004 to 2006, she was a vice president and a member of the board of directors of Chief Capital Investment Ltd. From 2000 to 2002, She was a vice-president and general manager of Zhuhai Brightzone Securities Investment and Consulting Ltd. From 1994 to 2000, she was a manager of the Investment Department at Zhuhai International Trust and Investment Ltd. Ms. Chen received her bachelor’s degree in Law from Sun Yat-Sen University and her master’s degree in Business Administration from Zhongnan University of Economics and Law.

Mr. Gang Meng has been the internal controller of Beijing A.B.C. Investment since November 2008. Mr. Meng joined our company as the chief accounting officer in April 2008 and was appointed the internal controller in November 2008. Prior to joining our company, Mr. Meng was a manager in the Transaction Advisory Service Group of Ernst & Young Hua Ming from January to March 2008. Mr. Meng was an internal auditor at American International Group Inc. from 2006 to 2007. He worked as an internal audit manager at NYK Line from 2005 to 2006. He was a manager at Hua Ming LLP, an accounting firm in China, from 1999 to 2002. He was an associate at Ernst & Young Hua Ming from 1996 to 1998. Mr. Meng received his bachelor’s degree in Science in Economics from the Central University of Finance & Economics and his master’s degree in Business Administration from the William E. Simon Graduate School of Business Administration, University of Rochester.

Ms. Shu Zhang has been our finance manager since May 2008. Ms. Zhang was an accounting supervisor of Nortel Networks (China) Co., Ltd. from 2004 to 2008. She was the chief accountant of Gemplus (Tianjin) New Technology Co., Ltd. from 2001 to 2004. Ms. Zhang received her bachelor’s degree in Accounting from the Capital University of Economics and Business.

Director Disclosure

Mr. John D. Kuhns

In August 2007, Kuhns Brothers Capital Management, Inc, or KBCM, a subsidiary of Kuhns Bros. & Co., Inc., which has its principal executive office in the State of Connecticut, entered into a consent order with the State of Connecticut Department of Banking pursuant to which (i) KBCM, without admitting or denying any allegations or violations, and prior to a hearing and without an adjudication of any issue of law or fact, accepted and consented to the entry of the findings of the Department of Banking that from August 2004, KBCM transacted business as an investment advisor in the State of Connecticut without being registered under the Connecticut Uniform Securities Act and (ii) agreed to implement revised supervisory and compliance procedures and to pay a fine of $5,100.

In 2005, the National Association of Securities Dealers, or NASD, currently the Financial Industry Regulatory Authority, or FINRA, identified certain alleged violations of NASD rules by Kuhns Brothers Securities Corporation, a member firm of the NASD of which Mr. Kuhns is an officer and registered principal. Specifically, the NASD found that Kuhns Brothers violated the membership rules of the NASD by (i) initiating a 50.0% or greater transfer of its ownership without giving prior notice to, and obtaining approval from, the NASD, (ii) acting as placement agent in a private offering in violation of its Section 15(c) exemption under the Exchange Act, (iii) failing to maintain its minimum required net capital, and (iv) failing to properly maintain client records. Subsequently, Kuhns Brothers and Mr. Kuhns, as registered principal of that firm, without admitting or denying the allegations or findings, prior to a hearing and without an adjudication of any issue of law or fact, consented to the imposition by the NASD of a censure and a fine of $15,000 in October 2005.

Prior to 1995, Mr. Kuhns inadvertently was delinquent in the filing of certain forms with the U.S. Securities and Exchange Commission regarding his beneficial ownership position in two related companies. Specifically, Mr. Kuhns failed to timely file Forms 3 regarding his shareholdings in Photocomm, Inc. and New World Power Corporation and Forms 4 and 5 for New World Power Corporation. In 1995, Mr. Kuhns agreed with the SEC to remedy the delinquency and remain in compliance with applicable SEC regulations regarding such filings. No further actions were taken by the SEC.

Mr. Richard H. Hochman

Mr. Hochman was previously a member of the board of directors of Cablevision Systems Corporation, or Cablevision. He served as the chairman of Cablevision’s compensation committee and as a member of its audit committee. In September 2006, Cablevision announced that it had completed a voluntary review of its past practices in connection with grants of stock options and stock appreciation rights and that it was restating its consolidated financial statements for the three prior years as a result. Cablevision had determined that the grant date and exercise price assigned to a number of its stock options and stock appreciation rights during the period from 1997 to 2002 did not correspond to the actual grant date and the closing price of its common stock on the actual grant date. In such cases, according to Cablevision, the date assigned to the grant corresponded to the date of a unanimous written consent executed by the members of Cablevision’s compensation committee, but the date of that consent did not correspond to the actual date of the grant. Mr. Hochman resigned his position on the audit committee and compensation committee of Cablevision in September 2006 but remained on the board of directors of Cablevision until May 2008, when he chose not to stand for re-election.

Our Key Consultant

Mr. Michael H. Best is an independent engineering consultant and technical project manager. Mr. Best has served as a director of Advanced Power Systems International, Inc. since 2000. Mr. Best received his bachelor’s degree in Engineering from Columbia University.

Board of Directors

Our board of directors currently has seven directors. Our board has determined that Anthony H. Dixon, Dr. Yong Cao, Stephen Outerbridge and Shadron Lee Stastney are independent directors under NYSE rules.

Terms of Directors and Executive Officers

Our directors are subject to a term of office of three years and shall automatically retire from office (unless vacated sooner) on the expiry of such term, unless appointed for an additional term. Directors may be removed from office by an ordinary resolution of the shareholders. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or dies or is found by our company to be or to have become of unsound mind. Our officers are appointed by and serve at the discretion of our board of directors.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and the corporate governance and nominating committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Mr. Dixon, Dr. Cao and Mr. Outerbridge, each of whom we believe satisfies the “independence” requirements under current NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. Dixon acts as the chairman of our audit committee. Our board of directors has determined that Mr. Dixon qualifies as an “audit committee financial expert” under applicable SEC rules. The audit committee oversees our accounting and financial reporting processes and audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act, regardless of the dollar amount involved in such transactions;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter; and

•	meeting separately and periodically with management and the independent auditors.

Compensation Committee

Our compensation committee consists of Mr. Hochman and Mr. Stastney. Mr. Hochman acts as the chairman of our compensation committee. Upon completion of this offering, the ordinary shares of our company held by China Hydro, LLC will be distributed, and our board has determined that at that time both Mr. Hochman and Mr. Stastney will qualify thereafter as an independent director of our company within the meaning of the current NYSE rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for our three most senior executives;

•	reviewing and recommending to the board of directors with respect to the compensation of our directors; and

•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee will consist of Dr. Cao, Mr. Hochman and Mr. Dixon, each of whom satisfies the “independence” requirements under current NYSE rules. Dr. Cao will act as the chairman of our corporate governance and nominating committee. The corporate governance and nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•	identifying and recommending qualified candidates as director nominees for selection of directors, nominees for election to the board of directors, or for appointment to fill any vacancy;

•	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•	advising the board of directors periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board of directors on all matters of corporate governance and on any remedial actions to be taken; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess with the care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Amended and Restated Memorandum and Articles of Association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares of our company, including the registering of such shares in our share register.

Interested Transactions

Our directors will abstain from any discussion or vote on transactions in which they are interested.

Remuneration

The directors may determine remuneration to be paid to the directors. The compensation committee assists the directors in reviewing and approving the compensation structure for the directors.

Power to Obligate our Company

The directors may exercise all the powers of our company to raise or borrow money and to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds or other securities whether outright or as collateral security for any debt liability or obligations of our company or of any third party.

Qualification

There is no shareholding qualification for directors.

Indemnification Agreements

We have entered into indemnification agreements with our directors. Each of the indemnification agreements provides the directors with contractual rights to indemnification and expense advancement rights.

Pursuant to our Amended and Restated Memorandum and Articles of Association and the indemnification agreements, our directors are indemnified to the fullest extent permitted under the law and public policy of the Cayman Islands for all judgments, fines, settlements, legal fees and other expenses actually and reasonably incurred in connection with pending or threatened legal proceedings because of such director’s position with us or another entity that the director serves at our request, subject to various conditions. Prior to completion of this offering, we will enter into a substantially similar indemnification agreement with each of our other directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the indemnification agreements, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation of Directors and Executive Officers

The aggregate cash compensation that we paid to our directors and executive officers included in the list under the heading “— Directors and Executive Officers” for the years ended December 31, 2008 and 2009 was $2.6 million and $1.8 million, respectively. We did not set aside pension or retirement benefits for our directors and executive officers. For share-based compensation, see “— 2008 Share Incentive Plan.”

2008 Share Incentive Plan

The China Hydroelectric Corporation 2008 Share Incentive Plan, or the 2008 Plan, allows our company to grant options, share appreciation rights, share awards, phantom awards and other equity-based or cash-based awards to employees, consultants, and other individuals providing services to our company, including our directors. The maximum aggregate number of ordinary shares that may be issued under the 2008 Plan is 12,000,000 ordinary shares. The purpose of the 2008 Plan is to promote long-term growth and profitability of our company by (i) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of our company through their future services, and (ii) enabling our company to attract, retain and reward the best-available persons.

The 2008 Plan administrator, which may be our board of directors or its authorized designee, has full power and authority to administer, construe and interpret the 2008 Plan. Grants under the 2008 Plan will be governed by individualized grant agreements and stock restriction agreements and may be subject to either time-based or performance-based vesting provisions. Separate form grant agreements have been drafted for employees in China to comply with certain registration, reporting and tax rules.

The only awards that have been granted pursuant to the 2008 Share Incentive Plan are stock options.

Share Options.  The exercise price of incentive stock options must be at least equal to the fair market value of our ordinary shares on the date of grant. However, the exercise price of all other options may be as determined by the administrator. The term of an incentive stock option may not exceed ten years from the date the 2008 Plan is adopted by our board of directors or the date that is approved by the shareholders. The administrator determines the term of all other options. After termination of an employee, director or consultant, he or she may exercise his or her options for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for thirty days. However, an option generally may not be exercised later than the expiration of its term. We grant awards with exercise prices at or above fair market value. In pricing awards under the plan, the administrator has considered the share purchase price negotiated with independent third parties in recently completed equity financings, as well as the progress of the company in developing its business since the time of those financings.

Share Appreciation Rights.  Share appreciation rights allow the recipient to receive the appreciation in the fair market value of our ordinary shares between the date of grant and the exercise date. The exercise price of share appreciation rights granted under our plan may be as determined by the administrator.

Share Awards.  Share awards relate to the grant of restricted or unrestricted share awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law as the administrator may from time to time determine.

Phantom Shares.  Phantom shares are share-equivalent units granted to a participant that is credited to a bookkeeping reserve account solely for SEC reporting purposes and shall not require a segregation of any of our assets. Such shares are granted from time to time as the administrator may determine.

Amendment and Termination.  Our 2008 Plan will automatically terminate in 2018, unless we terminate it sooner. Our board of directors has the authority to amend, alter, suspend or terminate the 2008 Plan.

Our board of directors granted stock options to purchase 3,897,000 ordinary shares in August 2008, of which the options granted to one employee to purchase 5,000 ordinary shares expired as the employee terminated his services to us before the option became exercisable, stock options to purchase 35,000 ordinary shares in January 2009 and subsequently stock options to purchase 7,000,000 ordinary shares in December 2009 under the 2008 Plan to our executive officers, directors and employees and consultants. The options granted in December 2008 and January 2009 to our executive officers, employees and consultants have an exercise price of $7.70 per share and will vest in a three-year period, with one-third vesting each year, and a term of five years. The options granted in December 2009 have an exercise price equal to the price of the ordinary shares underlying the ADSs sold in the IPO and will vest in a four-year period, with one-fourth vesting each year, and a term of five years. The 40,000 options granted to our non-executive directors, Richard H. Hochman and Shadron Lee Stastney, and two non-executive directors who have resigned from our board, Robert W. MacDonald and Dennis Galgano, have an exercise price of $7.70 per share, and will vest, or did vest, 100% on the first anniversary of the grant date or upon the resignation or removal of such director from our board. We may in the future adjust downward the exercise price of our share options to the then fair market value of our ordinary shares in order to better incentivize our management.

The following table sets forth information on stock options that have been granted and are outstanding as of the date of this prospectus under the 2008 Share Incentive Plan:

	Ordinary				Ordinary
	Shares				Shares
	Underlying	Exercise			Underlying	Exercise
	Outstanding	Price		Expiration	Outstanding	Price		Expiration
Name	Options	($/Share)	Grant Date	Date	Options	($/Share)	Grant Date	Date

John D. Kuhns	1,095,000	7.70	August 18, 2008	August 18, 2013	2,500,000	IPO price	December 3, 2009	December 3, 2014
“James” Tie Li	500,000	7.70	August 18, 2008	August 18, 2013	1,050,000	IPO price	December 3, 2009	December 3, 2014
Mary E. Fellows	500,000	7.70	August 18, 2008	August 18, 2013	1,050,000	IPO price	December 3, 2009	December 3, 2014
Dr. You-Su Lin	805,000	7.70	August 18, 2008	August 18, 2013	1,660,000	IPO price	December 3, 2009	December 3, 2014
Richard H. Hochman	10,000	7.70	August 18, 2008	August 18, 2013	—	—	—	—
Shadron Lee Stastney	10,000	7.70	August 18, 2008	August 18, 2013	—	—	—	—
Other former directors, employees and consultants as a group	972,000	7.70	August 18, 2008	August 18, 2013	—	—	—	—

Other employees and consultants as a group	35,000	7.70	January 20, 2009	January 20, 2014	740,000	IPO price	December 3, 2009	December 3, 2014
Total	3,927,000				7,000,000

On August 18, 2008, our board of directors adopted the China Hydroelectric Corporation 2008 Share Incentive Plan, or the 2008 Plan, that provides for the issuance of awards to purchase up to 12,000,000 ordinary shares. The effectiveness of the 2008 Plan is subject to the approval of our shareholders within twelve months from the date on which the 2008 Plan was adopted by the board of directors. The administrator, which is the board of directors or its authorized designee, has full power and authority to administer, construe and interpret the 2008 Plan. Under the terms of the 2008 Plan, incentive stock options must be granted at exercise prices at least equal to the fair market value on the date of grant. On August 18, 2008, the board of directors approved the grant of 40,000, 260,000 and 3,597,000 non-qualified stock options to certain directors, non-employees and employees, respectively, at an exercise price of $7.70 per share. On January 20, 2009, our board of directors approved the grant of 35,000 non-qualified stock options to certain employees at an exercise price of $7.70 per share. On March 4, 2009, the board of directors passed a resolution to modify the 2008 Plan such that the 2008 Plan could be made effective without approval by our shareholders. In accordance with ASC sub-topic 718-10, Compensation — Stock Compensation: Overall (pre-codification SFAS No. 123R), the grant date for the share-based awards issued on August 18, 2008 and January 20, 2009 is deemed to be March 4, 2009. Accordingly, no compensation expense was recognized for the year ended December 31, 2008. We recognized compensation expense of $0.3 million for the nine months ended September 30, 2009. See Note 14 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of our executive officers.

Under the agreements with John D. Kuhns, “James” Tie Li, Mary E. Fellows, Fang Chen, Dr. You-Su Lin and Wu Gan, we may terminate an executive officer’s employment for cause, with thirty days’ advance written notice and an opportunity to cure, for certain acts of such officer including but not limited to a conviction of a felony or crime involving moral turpitude, willful failure to perform the officer’s responsibilities in the best interests of the Company, or breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the officer for the benefit of the Company. In such case, under the employment agreements with Mr. Kuhns, Mr. Li and Ms. Fellows, such officer will only be entitled to the base salary through the effective date of the employment termination and such officer’s right to all other benefits under the employment agreement, other than vested benefits, will terminate, except as required by any applicable law.

We may also terminate our employment agreements with these executive officers without cause upon thirty calendar days’ advance written notice. Under the employment agreements with Mr. Kuhns, Mr. Li, Ms. Fellows and Mr. Gan, in such case of termination by us, and also in a case where an officer voluntarily terminates his/her employment with us upon thirty-days’ advance written notice for good reason (except in the event of a qualifying termination during certain change in control periods), the Company shall continue to provide the officer with his/her base salary and health and welfare benefits for a period of twelve full months. Further, the Company shall pay the officer all other benefits to which the officer has a vested right at the time, according to the provisions of each governing plan or program. Under the employment agreements with Mr. Kuhns, Mr. Li and Ms. Fellows, the Company shall also make a prorated payment of the executive’s bonus for the fiscal year in which termination occurs, calculated based upon the performance of the officer against the bonus criteria established by the board for the officer in effect through the end of the month immediately preceding the effective date of the termination, subject to the board’s discretion to increase the amount of such prorated payment. While, under the employment agreements with Ms. Chen and Dr. Lin, in both cases of termination by us for cause or without cause upon thirty calendar days’ advance written notice, such officers will be entitled to any base salary, bonus and incentive payment that has accrued under the agreement but has not been paid on or before the termination date and any reimbursement due to the officer under the agreement for expenses incurred by the officer on or before the termination date.

Under the employment agreements with Mr. Kuhns, Mr. Li and Ms. Fellows, in the event of a qualifying termination during a change in control period, the officer shall be entitled to certain benefits, including a lump sum equal to one and a half times or two times, as the case may be, the highest rate of the officer’s annual base salary in effect at any time up to and including the effective date of termination and a lump sum equal to the average annual bonus paid to the officer for the last three years prior to the change in control. In the event of constructive termination or termination of the employment agreement by the company without cause, under the employment agreements with Mr. Gan, Ms. Chen and Dr. Lin, such officers shall be entitled to receive an amount equal to 100% of his annualized salary as in effect on the severance date.

In addition, these employment agreements with Mr. Kuhns, Mr. Li, Ms. Fellows and Mr. Gan contain clauses of non-competition, non-solicitation, confidential information and work product agreements. According to these clauses, each of our executive officers should be bound by (i) non-competition restrictions during his/her employment and for two years after the termination of his/her employment and three years in the case of Mr. Gan, (ii) confidential information restrictions during his/her employment and for a period of three years thereafter and (iii) non-solicitation restrictions during the non-competition period.

We entered into an employment agreement with Xinchun Lian. We shall pay the salary in accordance with Mr. Lian’s actual working time in the event of termination initiated by Mr. Lian and we shall pay the compensation based on the number of years Mr. Lian worked for our company at the rate of one month’s salary for each full year in the event of termination by the company.

We have also entered into employment agreements with Gang Meng and Shu Zhang. Under each of these employment agreements, the agreement can be terminated under circumstances stipulated in the PRC Labor Contract Law.

The agreements with Mr. Lian, Mr. Meng and Ms. Zhang refer to the confidentiality obligations provided in the PRC Labor Contract Law. Ms. Chen and Dr. Lin entered into a letter agreement with us, which contains, among others, confidentiality, non-competition and non-solicitation provisions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of on a fully diluted basis, assuming the conversion of all of our outstanding preferred shares into ordinary shares, the exercise of stock options and warrants exercisable within 60 days after the date of this prospectus and as adjusted to reflect the sale of the units in this offering, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of ordinary shares beneficially owned by each person prior to this offering is based on 15,541,666 ordinary shares outstanding immediately prior to this offering, plus options and warrants exercisable by such person within 60 days after the date of this prospectus, and 119,202,515 ordinary shares to be issued upon the automatic conversion of all outstanding preferred shares and accrued preferred share dividends into ordinary shares as of January 15, 2010. Percentage of ordinary shares beneficially owned after this offering further includes 9,375,000 ordinary shares to be issued in this offering, assuming the conversion of all preferred shares into ordinary shares, and further assuming that the underwriters do not exercise their overallotment options. The underwriters may choose to exercise the overallotment options in full, in part or not at all.

Ordinary Shares
	Ordinary Shares		Beneficially
	Beneficially Owned		Owned After
	Prior to this Offering(1)		this Offering(1)(2)
	Number	%	Number	%

Directors and Executive Officers:
John D. Kuhns(3)	9,823,333	7.2	9,823,333	6.8
Dr. Yong Cao	*	*	*	*
Anthony H. Dixon	*	*	*	*
Richard H. Hochman(3)	9,461,666	7.0	9,461,666	6.5
Dr. You-Su Lin(3)	*	*	*	*
Shadron Lee Stastney	*	*	*	*
Stephen Outerbridge	*	*	*	*
“James” Tie Li(3)	*	*	*	*
Mary E. Fellows(3)	*	*	*	*
Wu Gan	*	*	*	*
Xinchun Lian	*	*	*	*
Fang Chen	*	*	*	*
Gang Meng	*	*	*	*
Shu Zhang	*	*	*	*
All Directors and Executive Officers as a Group(4)	10,579,999	7.7	10,579,999	7.3

			Ordinary Shares
	Ordinary Shares		Beneficially
	Beneficially Owned		Owned After
	Prior to this Offering(1)		this Offering(1)(2)
	Number	%	Number	%

Principal Shareholders:
China Hydro, LLC(3)	9,458,333	7.0	9,458,373	6.5
CPI Ballpark Investments Ltd.(5)	30,714,452	22.8	30,714,452	21.3
Jennison Utility Fund(6)	18,821,282	14.0	18,821,282	13.0
Vicis Capital Master Fund(7)	48,774,864	31.8	48,774,864	30.0
Morgan Joseph & Co. Inc.(8)	8,144,233	5.7	8,144,233	5.4
Swiss Re Financial Products Corporation(9)	10,068,995	7.5	10,068,995	7.0
Blue Ridge Investments, LLC(10)	7,852,209	5.8	7,852,209	5.5
China Environment Fund III, LP(11)	7,805,571	5.8	7,805,571	5.4

*	Upon exercise of all options and warrants exercisable within 60 days after the date of this prospectus, would beneficially own less than 1.0% of our outstanding ordinary shares.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership of each listed person prior to this offering is based on ordinary shares outstanding as of the date of this prospectus, including ordinary shares convertible from all outstanding preferred shares, and the ordinary shares underlying any options and warrants exercisable by such person within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on ordinary shares outstanding immediately after the closing of this offering and the ordinary shares underlying any options and warrants exercisable by such person within 60 days of the date of this prospectus.

(2)	Assumes the underwriters’ options to purchase additional ADSs are not exercised.

(3)	Pursuant to the Amended and Restated Limited Liability Company Agreement of China Hydro, LLC dated as of November 6, 2006, John D. Kuhns and Richard H. Hochman have the power to direct the voting of ordinary shares of our company held by China Hydro, LLC. All of the members, including but not limited to, John D. Kuhns, “James” Tie Li, Mary E. Fellows, Dr. You-Su Lin and Richard H. Hochman, have a right to receive certain number of our shares in proportion to their pro rata interest in China Hydro, LLC. We expect that, upon the completion of this offering, the shares of our company held by China Hydro, LLC will be distributed to its members and then John D. Kuhns will actually receive 1,722,470 shares, Richard H. Hochman will receive 988,553 shares, “James” Tie Li will receive 532,967 shares, Mary E. Fellows will receive 416,667 shares, and You-Su Lin will receive 949,634 shares. The shares held by China Hydro, LLC consist of 8,708,333 ordinary shares and 750,000 ordinary shares issuable upon the exercise of a warrant granted to China Hydro, LLC that is exercisable within 60 days of the date of this prospectus.

(4)	Includes ordinary shares held by all of our directors and executive officers as a group and ordinary shares issuable upon the exercise of all of the options and warrants that are exercisable within 60 days of the date of this prospectus held by all of our directors and executive officers.

(5)	Includes 30,714,452 ordinary shares to be issued upon conversion of preferred shares held by CPI Ballpark Investments Ltd., a limited liability company organized under the laws of Mauritius. The mailing address of CPI Ballpark Investments Ltd. is 4th Floor, IBL House, Caudan, Port Louis, Republic of Mauritius. CPI Ballpark Investments Ltd. is wholly owned by Indopark Holdings Ltd., which is registered in the Republic of Mauritius. The mailing address of Indopark Holdings Limited is 4th Floor, IBL House, Caudan, Port Louis, Republic of Mauritius. The sole shareholder of Indopark Holdings Limited is Merrill Lynch L.P. Holdings Inc., a company incorporated in the State of Delaware, USA. Merrill Lynch L.P. Holdings Inc. is wholly owned by Merrill Lynch & Co., Inc., a non-bank subsidiary of Bank of America Corporation, a public company listed on the NYSE. Bank of America Corporation, through its footnotes continued on following page

subsidiaries, beneficially owns 28.6% of our ordinary shares prior to this offering and will beneficially own 26.8% of our ordinary shares after this offering.

(6)	Includes 18,821,282 ordinary shares to be issued upon conversion of preferred shares held by Jennison Utility Fund. Jennison Utility Fund, a series of Jennison Sector Funds, Inc., is an affiliate of Pruco Securities, LLC, Prudential Equity Group, LLC, Prudential Investment Management Services LLC, American Skandia marketing, Incorporated, Prudential Bache Securities, LLC and Prudential Bache Commodities, LLC, each a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Jennison Utility Fund has represented to us that it is not acting as underwriter in this offering, it purchased the ordinary shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Jennison Associates LLC is the sub-advisor to Jennison Utility Fund, a series of Jennison Sector Funds, Inc., an investment company registered under the Investment Company Act of 1940. Shaun Hong, a portfolio manager of Jennison Utility Fund and a Managing Director of Jennison Associates LLC has the authority to vote the shares owned by the Jennison Utility Fund. The address of Jennison Utility Funds, Inc. is c/o Jennison Associates, LLC, 466 Lexington Avenue, New York, New York 10017.

(7)	Includes 6,833,333 ordinary shares, 23,274,865 ordinary shares to be issued upon conversion of preferred shares and 18,666,666 ordinary shares upon the exercise of a warrant granted to Vicis Capital Master Fund that is exercisable within 60 days of the date of this prospectus. Vicis Capital Master Fund is a sub-trust of the Vicis Capital Master Series Trust, a unit trust organized under the laws of the Cayman Islands. The address of Vicis Capital Master Fund is Tower 56, Suit 700, 126 E. 56th Street, 7th Floor, New York, NY 10022. The address of Capital Master Series Trust is P. O. Box 1043GT, Caledonian House, First Floor, 69 Dr Roys Dr, George Town, Grand Cayman, Cayman Islands, BWI. Vicis Capital, LLC is the investment adviser to Vicis Capital Master Fund. John Succo, Shadron Lee Stastney and Sky Lucas have voting and investment control over the securities beneficially owned by Vicis Capital Master Fund and Victus Capital, LP. Shadron Lee Stastney in his capacity as the managing director of Vicis Capital Master Fund and Vicis Capital, LP has the voting and investment power over the shares listed. Victus Capital, LP is affiliated with a broker-dealer.

(8)	Includes 8,134,233 ordinary shares to be issued upon the exercise of warrants granted to Morgan Joseph & Co. Inc. and 10,000 ordinary shares to be issued upon the exercise of options granted to Dennis Galgano that are exercisable within 60 days of the date of this prospectus. Morgan Joseph & Co. Inc. is a wholly owned subsidiary of Morgan Joseph Holdings Inc. Morgan Joseph Holdings Inc. is in turn owned by the employees, former employees and investors in Morgan Joseph Holdings Inc. The Board of Directors of Morgan Joseph Holdings Inc. has the power to direct the voting and disposition of our shares held by Morgan Joseph & Co. Inc. The board consists of Mary Lou Malanoski, John Sorte, Roger T. Briggs, John A. Morgan, Steven D. Blecher, and Edmund A. Hajim. The address of Morgan Joseph & Co. Inc. is 600 Fifth Avenue, 19th Floor, New York, New York 10020.

(9)	Includes 10,068,995 ordinary shares to be issued upon conversion of preferred shares held by Swiss Re Financial Products Corporation, a limited liability company organized under the laws of Delaware. The mailing address of Swiss Re Financial Products Corporation is 55 East 52nd Street, New York, New York 10055. Swiss Re Financial Products Corporation is an indirect, wholly owned subsidiary of Swiss Reinsurance Company, a limited liability company organized under the laws of Switzerland. The mailing address of Swiss Reinsurance Company is Mythenquai 50/60, CH-8022, Zurich, Switzerland. Swiss Reinsurance Company is a publicly registered company that trades on the SIX Swiss Exchange.

(10)	Includes 7,852,209 ordinary shares to be issued upon conversion of preferred shares held by Blue Ridge Investments, LLC, a limited liability company organized under the laws of Delaware. Blue Ridge Investments, LLC is a wholly owned, non-bank subsidiary of Bank of America Corporation, a public company listed on the NYSE. The mailing address of Blue Ridge Investments, LLC is c/o Bank of America Securities, 1633 Broadway, 27th Floor, New York, New York 10019. Bank of America Corporation, through its subsidiaries, beneficially owns 28.6% of our ordinary shares prior to this offering and will beneficially own 26.8% of our ordinary shares after this offering.

footnotes continued on following page

(11)	Includes 7,220,153 ordinary shares to be issued upon conversion of preferred shares held by China Environment Fund III, LP, a fund registered in the Cayman Islands. China Environment Fund III, LP was formed by Tsing Capital Co., Ltd. and Tsing Capital Co., Ltd. is the manager of the fund. Donald Ye exercises sole voting and dispositive power over the shares of our Company held by this shareholder. The mailing address of Tsing Capital Co., Ltd. is A2302, SP Tower, Tsinghua Science Park, Beijing 100084, PRC. Tsing Capital Co., Ltd. is the exclusive cleantech venture capital arm of Tsinghua Holdings. Tsinghua Holdings is wholly owned by Tsinghua University.

Immediately prior to this offering, under the terms of our preferred shares, all of our outstanding preferred shares will automatically convert into ordinary shares.

None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

On an as converted basis and treating China Hydro, LLC as a U.S. person, more than 90.0% of our voting shares are held by U.S. persons.

Certain of our major shareholders and their affiliates have indicated their desire to subscribe for the units offered in this offering. None of such shareholders or their affiliates is currently under any obligation or has any contractual right to purchase any units in this offering, and their interest in purchasing units in this offering is not a commitment to do so.

RELATED PARTY TRANSACTIONS

The following describes our related party transactions since inception.

Transactions with China Hydro, LLC

China Hydro, LLC is a limited liability company formed under the laws of the State of Delaware. China Hydro, LLC was set up for the purpose of establishing the operation and financing for our company. Our founders own their equity of our company through China Hydro, LLC. China Hydro, LLC incurred certain costs such as legal, accounting, consulting and traveling expenses on our behalf of $1.3 million in 2006. Approximately $0.5 million of the $1.3 million in expenses paid on our behalf by China Hydro, LLC was recorded as debt issuance costs on our consolidated balance sheets and the remaining $0.7 million was recognized as expenses, in our consolidated statements of operations in 2006. On November 10, 2006, China Hydro, LLC, on behalf of our founders, invested $2.3 million in us by paying $1.0 million cash, incurring a $25,000 payable to us and releasing the $1.3 million amount due from us in exchange for 375,000 ordinary shares and 750,000 warrants, each to purchase one ordinary share. The $25,000 payable was settled by China Hydro, LLC on September 9, 2008.

For the year ended December 31, 2007, we incurred $23,000 payable to China Hydro, LLC pursuant to a short-term loan to us. The loan from China Hydro, LLC was unsecured and interest-free. The loan was fully repaid on February 4, 2008.

Transactions with Kuhns Brothers, Inc.

During the period from December 1, 2006, the date of inception of the lease, to December 31, 2007, Kuhns Brothers, Inc. paid for certain general and administrative services provided to us on a reimbursement basis. The general and administrative services for the period from July 10, 2006 (inception) to December 31, 2006 and the year ended December 31, 2007 were $0.1 million and $0.2 million, respectively, which were expensed in our consolidated statements of operations. These amounts were subsequently repaid in full by us. John D. Kuhns, our Chairman and Chief Executive Officer, is a member of the board of directors of Kuhns Brothers, Inc. Kuhns Brothers, Inc. is not a member of China Hydro, LLC and does not own a beneficial interest in any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares.

During the period from December 1, 2006, the date of inception of the lease, to September 30, 2009, the company rented office space from Kuhns Brothers, Inc. The rental expenses for the period from July 10, 2006 (inception) to December 31, 2006, the years ended December 31, 2007 and 2008 and the nine months ended September 30, 2009 were $8,000, $0.2 million, $0.3 million and $0.2 million respectively, which were expensed in our consolidated statements of operations.

For the year ended December 31, 2007, we incurred $60,000 payable to Kuhns Brothers, Inc. under a short-term loan to us. The loan from Kuhns Brothers, Inc. was unsecured and bore an interest rate of 8.0%. The loan was subsequently repaid on December 13, 2007.

In November 2009, we paid $0.2 million to Kuhns Brothers, Inc. as consideration for its financial advisory services in connection with our Series C convertible redeemable preferred shares offering.

Transactions with China Carbon Investment Consulting Ltd. and China Silicon Zhuo-Xin Investment Consulting Ltd.

China Carbon Investment Consulting Ltd. and China Silicon Zhuo-Xin Investment Consulting Ltd. are companies that are controlled by Mr. John D. Kuhns, our chairman and chief executive officer. During the year ended December 31, 2008, we paid $0.1 million and $32,000 of miscellaneous expenses on behalf of China Carbon Investment Consulting Ltd. and China Silicon Zhuo-Xin Investment Consulting Ltd., respectively. As of September 30, 2009, $13,000 was due from China Silicon Zhuo-Xin Investment Consulting Ltd. Such balances are unsecured, interest free and repayable on demand.

Transactions with Sanming City Chenyang Hydroelectric Co., Ltd.

Sanming City Chenyang Hydroelectric Co., Ltd. is a minority shareholder of Wangkeng. We received a deposit of $0.2 million in the year ended December 31, 2008 from Sanming City Chenyang Hydroelectric Co., Ltd. which represented the guarantee provided to us by Sanming City Chenyang Hydroelectric Co., Ltd. Such balances to Sanming City Chenyang Hydroelectric Co., Ltd. as of December 31, 2009 were unsecured and interest free. This amount is to be returned to Sanming City Chenyang Hydroelectric Co., Ltd. by us within ten days following the date that the original shareholders of Wangkeng provide us with final documentation relating to the acquired power station and related dam and reservoir. While the original shareholders were required to provide such documentation to us prior to August 9, 2009, pursuant to the equity transfer purchase agreements of Wangkeng, they have not yet done so. We have requested the original shareholders to provide us with such documentation and we anticipate we will receive the documentation by the second half of 2010.

Transactions with Bank of America Corporation

In November 2009, the company paid $0.8 million to Merrill Lynch Far East Limited, an entity beneficially owned by Bank of America Corporation, as consideration for its financial advisory services in connection with the Series C convertible redeemable preferred shares offering.

Legal Services Provided by Zhongsheng Law Firm

We paid $12,000, $60,000 and $0.1 million in 2009, 2008 and 2007, respectively, for legal services provided by Zhongsheng Law Firm. Gang Li, the brother of Mr. “James” Tie Li, is a partner of Zhongsheng Law Firm and provided legal services to us.

Consulting Services Provided by Anthony H. Dixon

We received consulting services from Mr. Dixon, currently a director of our company, in connection with investment advice for the Binglangjiang acquisition in 2007, for which we compensated him $20,000.

Consulting Services Provided by Fang Chen

We received financial consulting services from Ms. Chen, currently our vice president and controller of Beijing A.B.C. Investment, during 2007, for which we compensated her $20,000.

Private Placements

In July 2006, we issued one ordinary share to Reid Services Limited, the incorporator of our company, which was transferred to China Hydro, LLC in November 2006.

In August 2006, we issued 8,499,999 ordinary shares to China Hydro, LLC.

In November 2006, we issued in total $50.0 million principal amount of secured exchangeable notes with the maturity date on May 10, 2008, among which, a note of $41.0 million was issued to Vicis Capital Master Fund, a note of $4.0 million was issued to JMG Triton Offshore Fund, Ltd., and a note of $5.0 million was issued to JMG Capital Partners, L.P.

In November 2006, we issued 375,000 ordinary shares plus 750,000 warrants to purchase ordinary shares, to China Hydro, LLC, pursuant to the note purchase agreement, for an aggregate consideration of $2.3 million.

In November 2006, we issued a total of 833,333 units granting the right to receive ordinary shares and warrants to purchase ordinary shares to Morgan Joseph & Co. Inc., in consideration of their services as the placement agent in the notes offering and the Series A convertible redeemable preferred shares offering pursuant to the engagement letters.

In April 2007, we issued 6,833,333 ordinary shares and 18,666,666 warrants to purchase ordinary shares to Vicis Master Capital Fund, pursuant to note purchase agreement and letter agreement, in exchange for the $41.0 million in notes held by Vicis Master Capital Fund.

In April 2007, we issued a total of 666,666 warrants to purchase ordinary shares to JMG Triton Offshore Fund, Ltd. and JMG Capital Partners, L.P., pursuant to note purchase agreements and letter agreements with the two JMG entities.

In January 2008, we issued to Morgan Joseph & Co. Inc. a warrant exercisable for the purchase of 15,000 Series A convertible redeemable preferred shares of our company, exercisable at 110% of the issue price of the Series A convertible redeemable preferred shares or the conversion price thereof, as applicable under the terms of the warrant in consideration of their services as the placement agent in the notes offering and the Series A convertible redeemable preferred shares offering pursuant to the engagement letters.

In January 2008, we issued in a private placement to seventeen institutional investors an aggregate of 150,025 Series A convertible redeemable preferred shares at $1,000 per share for an aggregate consideration of $150.0 million. The seventeen institutional investors and their respective purchases are as follows: CPI Ballpark Investments Ltd., 50,000 shares; Jennison Utility Fund, 30,000 shares; Vicis Capital Master Fund, 28,500 shares; Swiss Re Financial Products Corporation, 10,000 shares; Citigroup Global Markets Inc., 10,000 shares; Sandelman Partners Multi-Strategy Master Fund, Ltd., 5,000 shares; HSBC GEM Common Fund, 1,750 shares; HSBC Global Investment Fund — New World Income Fund, 2,275 shares; Jayhawk Private Equity Co. — Invest Fund, LP, 207 shares; Jayhawk Private Equity Fund, LP, 3,293 shares; each of Rosebud Trust — Green, AGE Trust — Green, Kazak II Trust — Green, Tehachapi Pass Trust — Green and NISA Revocable Trust, 600 shares; Radcliffe SPC, Ltd., 3,000 shares; and Concordia Asia Pacific Multi-Strategy Master Fund LP, 3,000 shares. Upon the closing of this offering, each Series A convertible redeemable preferred share and the dividends paid thereon will be converted into 337.8 ordinary shares. In May 2008, we issued stock dividends to each of the holders of the Series A convertible redeemable preferred shares at the rate of 0.0145 share per Series A convertible redeemable preferred share for the period from January 23, 2008 through March 15, 2008. In connection with the issuance of the Series A convertible redeemable preferred shares in January 2008, the Company paid Morgan Joseph & Co. Inc. a placement agent fee pursuant to a previously executed placement agent agreement. From early 2008 through November 2009, Richard Hochman, a director of the Company, was an associated registered representative with Morgan Joseph & Co. Inc. (but not an employee, officer, director or controlling person of Morgan Joseph & Co. Inc.). In that capacity, in April 2008, Morgan Joseph & Co. Inc. paid Mr. Hochman commissions in the amount of $308,000.

In July 2008, we issued in a private placement to five institutional investors an aggregate of 101,000 Series B convertible redeemable preferred shares at $1,000 per share for an aggregate consideration of $101.0 million. The five institutional investors and their respective purchases are as follows: CPI Ballpark Investments Ltd. 25,000 shares; Vicis Capital Master Fund 25,000 shares; Blue Ridge Investments, LLC 20,000 shares; Jennison Utility Fund 16,000 shares; and Swiss Re Financial Products Corporation 15,000 shares. In August 2008, we issued in a private placement to three institutional investors an aggregate of 28,000 Series B convertible redeemable preferred shares at $1,000 per share for an aggregate consideration of $28.0 million. The Three institutional investors and their respective purchases are as follows: China Environment Fund III, LP 20,000 shares; Abrax 5,000 shares; and IWU International Ltd. 3,000 shares. In connection with the issuance of the Series B convertible redeemable preferred shares in July 2008, the Company paid Morgan Joseph & Co. Inc. a placement agent fee pursuant to a previously executed placement agent agreement. From early 2008 through November 2009, Richard Hochman, a director of the Company, was an associated registered representative with Morgan Joseph & Co. Inc. (but not an employee, officer, director or controlling person of Morgan Joseph & Co. Inc.). In that capacity, in October 2008, Morgan Joseph & Co. Inc. paid Mr. Hochman commissions in the amount of $100,000.

In October 2009, we issued in a private placement to Aqua Resources Asia Holdings Limited 20,000 Series C convertible redeemable preferred shares at $1,000 per share for a total consideration of $20.0 million.

In December 2009, we agreed to issue upon the closing of this offering to Broadband Capital Management LLC a warrant exercisable for the purchase of ordinary shares in an amount equal to 6.0% of the ordinary shares sold in this offering, or 646,875 ordinary shares assuming the underwriters exercise of the overallotment option.

Shareholders Agreement

Under the terms of an amended and restated shareholders agreement with our Series A, Series B and Series C convertible redeemable preferred shareholders, among others, at any time six months after the closing of our initial public offering, any shareholder(s) holding of record at least 15% of Series A, Series B or Series C registrable securities then outstanding may, on three occasions only, request us to effect the registration, on a form other than Form F-3, of all or part of the Series A, Series B or Series C registrable securities then outstanding. Series A, Series B and Series C registrable securities are ordinary shares issued or issuable to the holders of our Series A, Series B and Series C convertible redeemable preferred shares or their respective transferees.

In addition, upon our company becoming eligible for using Form F-3, any holder of registrable securities may request us to effect a registration statement on Form F-3 for a public offering of registrable securities and we are entitled to use Form F-3, or a comparable form, for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than two such registrations in any 12-month period.

Holders of registrable securities also have “piggyback” registration rights, whereby they may request us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares. If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 25% of the aggregate securities included in such offering. However, no specific damages, payment, transfer or any other consideration to holders of registrable securities is provided for in the event of non-performance to effect a registration statement.

2008 Share Incentive Plan

We have granted share options to some of our directors, officers and related parties. See “Management — 2008 Share Incentive Plan.”

REGULATION

This section sets forth a summary of the most significant PRC regulations that affect our business and the industry in which we operate.

We operate our business in China under a legal regime consisting of the State Council, or China central government, and several ministries and agencies under its authority, including the Ministry of Commerce, the State Administration for Industry and Commerce, the State Administration of Foreign Exchange, the National Development and Reform Commission, the Ministry of Water Resources, the Ministry of Environmental Protection, the Ministry of Land and Resources, the Ministry of Housing and Urban-Rural Development, the State Administration of Taxation, and the State Electricity Regulatory Commission. From time to time, the State Council, the Ministry of Commerce, the State Administration for Industry and Commerce, the State Administration of Foreign Exchange, the National Development and Reform Commission, the Ministry of Water Resources, the Ministry of Environmental Protection, the Ministry of Land and Resources, the Ministry of Housing and Urban-Rural Development, the State Administration of Taxation and the State Electricity Regulatory Commission issue regulations that apply to our business.

Regulations Relating to Foreign Investment

On October 31, 2007, the National Development and Reform Commission and the Ministry of Commerce jointly promulgated a revised Catalogue for the Guidance of Foreign Investment Industries, or the Catalogue, which came into effect on December 1, 2007. The Catalogue lists those industries and economic activities in which foreign investment in China is encouraged, restricted or prohibited. Pursuant to the Catalogue, construction and operation of hydropower plants with the main purpose of power generation fall within the encouraged category.

The principal PRC regulations in connection with foreign investment include:

•	The Sino-foreign Equity Joint Venture Law (1979), as amended;

•	The Regulations of Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

•	The Wholly Foreign-owned Enterprise Law (1986), as amended;

•	The Detailed Rules of the Wholly Foreign-owned Enterprise Law (1990), as amended;

•	The Company Law of the PRC (1993), as amended;

•	The Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (2009);

•	The Interim Administrative Measures on Foreign Investment (2004); and

•	The Circular Regarding Further Strengthening and Regulating the Administration of Foreign Invested Projects issued by the National Development and Reform Commission (2008).

Generally, the acquisitions of domestic enterprises by foreign investors in China shall be subject to the prior approvals of the National Development and Reform Commission and the Ministry of Commerce, or their local counterparts. After obtaining the approvals from the National Development and Reform Commission and the Ministry of Commerce, the change of shareholders shall be registered with the State Administration for Industry and Commerce or its local counterparts and other alteration registrations shall be filed with the government authorities in charge of foreign exchange, customs, tax, land, etc.

Regulations on Renewable Energy Resources

The Law of Renewable Energy Resources of China

On February 28, 2005, the Standing Committee of the National People’s Congress adopted the Law of Renewable Energy Resources, or the Renewable Energy Law, effective from January 1, 2006. On

December 26, 2009, the Standing Committee of the National People’s Congress adopted an amendment to the Renewable Energy Law, which will come into effect on April 1, 2010. Pursuant to the Renewable Energy Law, the PRC government encourages the development and utilization of renewable energy resources, including the connection of renewable energy power generators to local power grids. Pursuant to the Renewable Energy Law, the PRC government implements the development and utilization of renewable energy resources by encouraging the purchase of all renewable energy generated. The State Council energy department, in conjunction with the national power regulatory agency and the State Council finance department, determines, in accordance with the national renewable energy development and utilization plan, the proportion of renewable energy power generation with respect to the overall generating capacity for the planning period. The grid enterprises shall enter into grid connection agreements with renewable energy power generation enterprises which have procured administrative permits or have submitted filings and shall purchase all hydro-produced power meeting the technical standards for grid connection within their grid coverage. Grid enterprises refusing to purchase power produced by renewable energy generators may be fined in an amount up to double the economic loss suffered by the renewable energy generator. The Renewable Energy Law also authorizes the relevant pricing authorities to set on grid tariffs based on the principles in favor of promoting the utilization of renewable energy and being economically reasonable, and to adjust the tariffs in accordance with the improvement of the renewable energy development and utilization technologies. However, the Renewable Energy Law also stipulates that the application of the Renewable Energy Law to hydroelectric power shall be guided by the department in charge of energy of the State Council and subject to the approval of the State Council. Such guidance has yet to be provided by the State Council, and in practice the local grids or relevant pricing authorities may not always follow the Renewable Energy Law when purchasing power or setting tariffs.

The Medium and Long Term Development Plan of Renewable Energy Resources

In light of the rapid growth of China economy and rising consumption of energy, China government increasingly encourages the development and use of renewable energy resources. On August 31, 2007, the National Development and Reform Commission issued the Medium and Long Term Development Plan of Renewable Energy Resources, or the Medium and Long Term Development Plan. According to the Medium and Long Term Development Plan, the share of the development and use of renewable energy account for 7.5% of the primary energy consumption in 2005. It aims to have the consumption of renewable energy reaches 10% of the total energy consumption by 2010, and 15% by 2020.

The Eleventh Five-year Plan of the Development of Renewable Energy Resources

On March 3, 2008, the National Development and Reform Commission issued the Eleventh Five-year Plan of the Development of Renewable Energy Resources, or the Eleventh Five-year Plan. In accordance with the Eleventh Five-year Plan, the total installed capacity of hydroelectric power generation plants in China is to reach 190,000 MW in 2010, up from 117,000 MW at the end of 2005, among which, the installed capacity of small hydroelectric power generation plants shall account for 50,000 MW. During the period of the Eleventh Five-year Plan, China government plans to build up eight Strong provinces of Small Hydropower, including, among others, the provinces in which our projects are located, namely Yunnan province, Fujian province, Zhejiang province and Sichuan province, and 15 small hydropower bases, including Lishui City, Sanming City and Ningde City, among others.

The Guiding Catalogue for the Development of Renewable Energy Resources Industry

On November 29, 2005, in accordance with the Renewable Energy Law, the National Development and Reform Commission promulgated the Guiding Catalogue for the Development of Renewable Energy Resources Industry, or the Guiding Catalogue. Grid-connected hydropower plants are included in the Guiding Catalogue. In accordance with relevant provisions of the Renewable Energy Law, financial institutions may provide preferential loans with interest subsidies to the development and utilization projects relating to renewable energy resources which are included in the Guiding Catalogue and satisfy the credit requirements. In addition, the Guiding Catalogue contains two categories of hydropower and four categories of relevant equipment manufacturing which are encouraged and shall be entitled to a series of preferential policies in the area of technology research/development, taxation, pricing, marketing/sales and import/export, the details of which shall be promulgated by the State Council. To date, the State Council has not issued any regulatory guidance to provide relevant details regarding these preferential policies. Business activities conducted by us in the development and use of hydroelectric power are encouraged by the government and we may be entitled to benefit from these preferential policies once the State Council issues detailed implementation rules.

The Administrative Regulations on Power Generation of Renewable Energy Resources

On January 5, 2006, the National Development and Reform Commission promulgated the Administrative Regulations on Power Generation of Renewable Energy Resources. Pursuant to this regulation, grid operators are required to ensure renewable energy power generators are connected to their power grid.

The Supervision and Administrative Measures on the Full Purchase of Electricity of Renewable Energy Resources by Grid Enterprises

On July 25, 2007, the State Electricity Regulatory Commission promulgated the Supervision and Administrative Measures on the Full Purchase of Electricity of Renewable Energy Resources by Grid Enterprises effective from September 1, 2007. This regulation further stipulates the grid operators shall purchase all the power generated by renewable energy power generators connected to their grid. The regulation also provides that except for large or medium sized hydropower plants, renewable energy power generators do not need to participate in competitive bidding for their on-grid tariffs. This regulation also provides that power dispatch institutions shall give priority to renewable power generation companies when dispatching power.

Regulation of Power

The Electric Power Law, which became effective on April 1, 1996, Regulation on the Administration of Electric Power Dispatch to Networks and grids effective on November 1, 1993 and the Regulations on Electric Power Supervision and Administration, which became effective on May 1, 2005, set out the regulatory framework of the power industry in China. Pursuant to this framework the on-grid tariffs are approved and supervised by China government, and all power plants in China are subject to the dispatch of the power they produce by power grid companies assigned to them.

Regulation of On-grid Tariffs

On February 10, 2002, the State Council promulgated the Issuance of the Reform Plan for the Electric Power System Circular, according to which, in the long-term on-grid tariff will be gradually determined by market competition.

On April 6, 2007, the General Office of the State Council issued the Opinions on Implementing Further Reform in Electric Power Industry during the “Eleventh Five-year Plan” Period, which confirms, among other things, the continuance of further reform of tariff, establishment of the formation system of on-grid tariff corresponding to the competition in power generation segment, execution of the tariff policies favorable to energy saving and environmental protection, and full implementation of the tariff scheme stimulating the development of clean energy.

The Electric Power Law, effective from April 1, 1996, provides the general principles for determining tariffs, which are intended to include reasonable compensation for costs, a reasonable profit and tax, to share expenses fairly and to promote the construction of power projects.

In April 23, 2001, the former State Development and Planning Commission, the predecessor to the National Development and Reform Commission, issued a notice containing guidelines for tariff administration. Pursuant to the notice, a new on-grid tariff-setting mechanism, based on the operating term of power stations as well as the average costs of comparable advanced power stations adopting the same type of techniques that were constructed during the same period within the same provincial power grid, was gradually implemented.

On July 9, 2003, the State Council promulgated the Tariff Reform Scheme. In accordance with the Tariff Reform Scheme, the direction of the reform of the on-grid tariff is to introduce a competitive mechanism in all respects and the tariff shall be set through the competition of supplying and demanding parties. During the transition period, the on-grid tariff is mainly implemented by a two-part tariff system, among which, capacity tariff shall be set by the government and the energy tariff shall be set by market competition. Competitive bidding for a portion of the energy tariff and other transition methods may also be adopted according to actual situations.

On March 28, 2005, the National Development and Reform Commission issued the Interim Measures on Regulation of On-grid Tariff, the Interim Measures on Regulation of Transmission and Distribution Tariff, and the Interim Measures on Regulation of End-user Tariff, to provide guidance for the reform of the tariff-setting mechanism in the transition period.

The National Development and Reform Commission issued the Trial Measures for the Administration of the Tariff of, and the Sharing of Costs in Connection with, Power Generation Using Renewable Energy Resources, or the Trial Measures, on January 4, 2006, however, the Trial Measures explicitly stipulate that the mechanism for setting the tariff after tax for hydroelectricity be in accordance with prevailing regulations for the time being.

On July 25, 2007, the State Electricity Regulatory Commission promulgated the Supervision and Administration Measures on the Full Purchase of Electricity of Renewable Energy Resources by Grid Enterprises effective from September 1, 2007. The Measures provide that except for large or medium hydropower plants, renewable energy power generators will not participate in competitive bidding for on-grid tariffs. If hydropower generators with the electricity fully purchased by grid companies are engaged in any transaction in the power market, they shall comply with relevant rules and regulations of the State Electricity Regulatory Commission.

Regulation of Power Dispatch

On November 1, 1993, the Regulations on the Administration of Electric Power Dispatch to Networks and Grids, or the Dispatch Regulations, became effective. The Dispatch Regulations apply to all power plants in China and require them to generate power in accordance with their grid connection agreements.

On August 2, 2007, the State Council approved the Measures on Dispatch of Energy Saving Power Generation (For Trial Implementation), or the Trial Dispatch Measures, jointly issued by the National Development and Reform Commission, the State Electricity Regulatory Commission, the former State Environmental Protection Bureau, the predecessor of the Ministry of Environmental Protection and Office of the National Energy Leading Group. Pursuant to the Trial Dispatch Measures, the dispatch priority of power generation units is determined in the following sequence: (a) non-adjustable power generation units utilizing renewable energy (including hydraulic energy); (b) adjustable power generation units utilizing renewable energy (including hydraulic energy) and garbage generator units which meet the requirements of environmental protection; (c) nuclear power generation units; (d) coal-fired heat-load based CHP units and multiple resource power generation units; (e) gas-fired power generation units; (f) coal-fired power generation units, including cogeneration units without heat load; and (g) oil-fired power generation units.

The Provisions on the Administration of Electric Power Business Permits

On October 13, 2005, the State Electricity Regulatory Commission promulgated the Provisions on the Administration of Electric Power Business Permits, which came into effect on December 1, 2005. Pursuant to this regulation, public power plants, grid-connected self-provided power plants, and other plants as prescribed by the State Electricity Regulatory Commission shall apply for and procure power generation permits. The enterprises failing to obtain power generation permits and illegally conducting power business shall be ordered to obtain the permits and any illegal income shall be forfeited, with fines up to five times the illegal income being imposed. If a crime is constituted, criminal liability shall arise.

Regulations Relating to Transfer of State-Owned Assets

Under the Interim Measures for the Management of the Transfer of State-owned Assets of Enterprises, or the Interim Measures, jointly promulgated by the State-owned Assets Supervision and Administration Commission of the State Council, and the Ministry of Finance, with the effective date on February 1, 2004, the transfer of state-owned assets can be carried out by auction, bidding, agreement or other means that are permitted under the PRC laws and regulations. A seller of state-owned assets must appoint an asset valuation institution to valuate the to-be-transferred assets and the valuation report, after being confirmed by or filed with relevant authority in charge of state-owned assets administration, shall be referenced to determine the transfer price. In case the transfer price is lower than 90% of the valuation result, the transaction shall be suspended and shall not proceed until being approved by relevant approval authorities.

On December 31, 2006, the State-owned Assets Supervision and Administration Commission and the Ministry of Finance jointly issued the Circular on Some Issues Relevant to the Transfer of State-owned Assets of Enterprises, or the Circular. Pursuant to the Circular, the state-owned assets are permitted to be transferred over the counter only under the following two (2) circumstances with the approval of the State-owned Assets Supervision and Administration Commission or the State-owned Assets Supervision and Administration Commission offices at provincial level and at the set price:

(1) Where there are special requirements on the transferee in the restructuring of the key industries and sectors of national economy; or

(2) Where the direct transfer by agreement is necessary in the internal assets reorganization of the invested enterprises, that is the enterprises supervised by relevant state-owned assets regulatory authorities as the investors, and the transferor and the transferee should both be the invested enterprises or their wholly invested or absolutely controlled enterprises.

According to the Circular, in the event that the proposed state-owned assets are to be transferred to a foreign investor, such transfer shall proceed publicly in a related assets exchange market. If the agreement must necessarily be conducted by agreement, the requirements on transfer by agreement specified by the Interim Measures and the Circular shall be all satisfied. If the foreign investors are potential transferees and the target assets belong to the sectors in which foreign capital is restricted or forbidden to be invested in accordance with the Catalogue for the Guidance of Foreign Investment Industries and other applicable PRC laws and regulations, the transferor shall indicate the relevant information publicly to remind the potential transferees. If a foreign investor becomes the transferee in the assets exchange market, the transferor shall obtain approval from relevant governmental authorities in accordance with applicable laws and regulations.

Regulations on Environmental Protection in Construction Projects

All hydropower stations in China are subject to the Environmental Protection Law, the Environmental Impact Evaluation Law, the Law on the Prevention and Treatment of Water Pollution, the Law on the Prevention and Treatment of Air Pollution and the Law on Ocean Environment Protection, or collectively, the National Environmental Laws, relevant administrative regulations, ministerial rules and the environmental rules promulgated by the local governments in which jurisdictions the hydropower stations are located. According to the National Environmental Laws, the State Environmental Protection Administration, the predecessor of the Ministry of Environmental Protection, sets national pollutants emission standards and provincial governments may set their local standards for the pollutant emission not specified in the national standards, and set stricter local standards which are required to be filed at the State Administration for Environmental Protection, the predecessor of the Ministry of Environmental Protection. Enterprises discharging pollutants in areas where the local standards for pollutant emission have been set shall observe such local standards.

Pursuant to the Environmental Impact Evaluation Law promulgated on October 28, 2002, the Administrative Rules on Environmental Protection of Construction Projects promulgated on November 29, 1998, and “Administrative Measures on Environmental Protection Acceptance upon Completion of Construction Projection” promulgated on December 27, 2001, enterprises are required to engage qualified and certified institutions to provide environmental impact evaluations on construction projects and to prepare environmental impact assessments. Construction of any new hydropower plant or expansion of an existing hydropower plant may only commence after such an assessment is submitted to and approved by the relevant environmental protection administrative authority.

According to the Classified Directory for Environmental Protection and Administration of Construction Projects, promulgated on September 2, 2008 by the Ministry of Environmental Protection and effective on October 1, 2008, the construction of hydropower plants are required to prepare environmental impact assessment forms except for those with total installed capacity of 1,000KW or above, pumped storage power stations and hydropower plants in environmental sensitive areas being required to prepare environmental impact assessment reports. In accordance with the Environmental Impact Evaluation Law, construction of any hydropower station is prohibited without the approval of the relevant government authorities of such environmental report or form and the related underlying documents if construction of a hydropower station occurs without such governmental approval, whether by failing the evaluation or not applying for an evaluation, then the relevant enterprise will be ordered to cease construction and be subject to making up relevant procedures within a prescribed time period with the relevant environmental protection administrative authorities. Enterprises that fail to complete such formal procedures within the prescribed time may be fined, and the management and other personnel with direct responsibility for the enterprise are subject to administrative penalties.

The National Environmental Laws generally impose discharge fees for polluting substances, and provide for possible closure by the central or local government of any enterprise which fails to comply with orders requiring it to cease or rectify the activities causing environmental damage.

In accordance with the Administrative Rules on Environmental Protection of Construction Projects, the Administrative Measures on the Completion Acceptance of Environmental Protection of the Construction Projects and other relevant regulations, each hydropower plant must be tested and approved by local environmental agencies before commissioning, and is subject to continuous government monitoring after commissioning. After the completion of the construction of the hydropower plant, it must apply for completion acceptance of environmental protection.

The Law of Energy Conservation of China

On October 28, 2007, the Standing Committee of the National People’s Congress adopted amendments to the Law of Energy Conservation, which sets forth policies to encourage energy conservation in industrial sector, buildings, transportation, public institutions and key energy consumption entities. The amendments also seek to develop small hydroelectric power generation plants based on the principle of scientific planning and orderly development.

Regulations on Water and Soil Conservation

On June 29, 1991, the Law of Water and Soil Conservation was promulgated. On August 1, 1993, the Implementation Regulations on the Law of Water and Soil Conservation were issued. In accordance with these regulations, when establishing power enterprises in mountainous areas, upland areas, and sandy areas with high wind, the water and soil conservation scheme approved by the water resources authority must be included in the environmental impact report of the construction project, facilities for water and soil conservation shall be designed, constructed and put into operation simultaneously with the principal part of the construction project and subject to the completion acceptance by relevant governmental authorities, including the water resources authority, before the construction project is put into production. Enterprises shall in the course of construction and production adopt water and soil conservation measures and shall be liable to the control of any loss of water and soil.

Regulations on Water Drawing

According to the Water Law, which was promulgated by the Standing Committee of the National People’s Congress on August 29, 2002 and took effect on October 1, 2002, any legal entity or individual drawing water directly from rivers, lakes or underground shall apply to the water administrative departments or the drainage management departments for a Water Drawing Permit and pay the water resource fees in order to obtain the water drawing rights in accordance with the national water drawing system and the water resource fees system. The State Council is responsible for stipulating the detailed rules regarding the implementation of the Water Drawing Permit system and the collection of water resource fees.

On February 21, 2006, the State Council promulgated the Administrative Regulations on Water-drawing Permits and the Collection of Water Resource Fees, or the Water Drawing Regulations, effective from April 15, 2006. Pursuant to the Water Drawing Regulations, any entity or individual that draws water resources shall, other than for the exceptions prescribed in the Water Drawing Regulations, apply for a Water Drawing Permit and pay water resource fees. Absence of the water drawing permit or failure to obtain such a permit may result in the forced cessation of the water drawing activity, the requirement of immediate remediation and/or the imposition of fines.

The Water Drawing Regulations also provide that a water-drawing entity or individual shall pay water resource fees. A water-drawing entity or individual shall draw water according to the government-approved annual water drawing plan. For water drawing exceeding the plan or quota, water resource fees shall be charged progressively on the excess.

In accordance with the Water Drawing Regulations, the amount of water resource fees due shall be determined based on the levy standard of water resource fees at the locality of the water intake and the actual volume of water for drawing. As for water drawing for the purpose of hydroelectric power generation, the amount of water resource fees due may be determined based on the levy standard of water resource fees at the locality of the water intake and the actual quantity of electricity generated. Where a water drawing entity or individual refuses to pay, delays in, or defaults on the payment of water resource fees, the entity or individual will be subject to the penalties prescribed under the Water Law.

On April 9, 2008, the Ministry of Water Resources promulgated the Measures for Administration of Water Drawing Permits, or the Water Drawing Permit Measures. Under the Water Drawing Permit Measures, for construction projects which need to apply for water drawing, the applicant shall entrust an organization with corresponding qualification to prepare a Construction Project Water Resources Analysis Report. For construction projects which draw a comparatively low volume of water and have a comparatively small impact on the surrounding environment, the applicant may be exempted from complying with the requirement to prepare a Construction Project Water Resources Analysis Report but should fill out a Construction Project Water Resources Analysis Form. The applicant should submit the application documents to the relevant authority for obtaining the Water Drawing Permit after the construction of the water-drawing project or facility has been completed and its trial operation has lasted for 30 days.

On November 10, 2008, the Ministry of Finance, the National Development and Reform Commission and the Ministry of Water Resources jointly issued the Administrative Measures on the Collection and Use of Water Resource Fees, or the Water Resource Fees Measures, effective from January 1, 2009. In accordance with the Water Resource Fees Measures, the water resource fees shall be levied on a monthly basis. A water-drawing entity or individual shall submit the volume of water drawn (or the quantity of electricity generated) to the competent water resources authority in charge of collection of water resource fees on a monthly basis and shall make payment of water resource fees within seven days after receiving the Water Resource Fees Payment Notice sent by the competent water resources authority in charge of collection of water resource fees. The Water Resource Fees Measures further clarify that the levy standard of water resource fees shall be set by the National Development and Reform Commission jointly with the Ministry of Finance and the Ministry of Water Resources with respect to the water conservancy projects directly under the administration of the PRC central government or covering different provinces, autonomous regions, or municipalities directly under the PRC central government whose water drawing shall be subject to examination and approval of the drainage area management authority. In addition, the Water Resource Fees Measures stipulate that the levied water resource fees are to be exclusively used for water conservation protection and management, as well as the reasonable development of water resources.

Regulation in Relation to Land

All land in China is either state owned or collectively owned, depending on the location of the land. All land in the urban areas of a city or town is state owned, and all land in the suburban areas of a city or town and all rural land is, unless otherwise specified by law, collectively owned. The State has the right to expropriate or requisition with compensations land in accordance with law if required for the benefit of the public.

In April 1988, the Constitution of China, or the Constitution, was amended by the National People’s Congress to allow for the transfer of land use rights for value. In December 1988, the Land Administration Law was amended to permit the transfer of land use rights for value.

In accordance with the Land Administration Law amended in 2004, the construction unit shall obtain the state-owned land use rights through grant or by other means with consideration. But the following land may be obtained through governmental allocation with the approval of the people’s governments at and above the county level according to law:

•	Land for use by government organs and for military use;

•	Land for building urban infrastructure and for public welfare undertakings;

•	Land for building energy, communications and water conservancy and other infrastructure projects heavily supported by the State; and

•	Other land as provided for by the law and administrative decrees.

Under the Provisional Regulations of China concerning the Grant and Assignment of the Land Use Right of State-owned Land in Urban Areas, or the Urban Land Regulations, promulgated in May 1990, local governments at or above county level have the power to grant land use rights for specific purposes and for a definite period to a land user pursuant to a contract for the grant of land use rights against payment of a grant premium.

Under the Urban Land Regulations, all local and foreign enterprises are permitted to acquire land use rights unless the law provides otherwise. The State may not resume possession of lawfully granted land use rights prior to expiration of the term of grant. If public interest requires the resumption of possession by the State under special circumstances during the term of grant, compensation must be paid by the State. A land user may lawfully assign, mortgage or lease its granted land use rights to a third party for the remainder of the term of grant. Under the Urban Land Regulations, there are different maximum periods of grant for different uses of land: 70 years for residential purposes; 40 years for commercial, tourism and entertainment purposes; 50 years for industrial, public utilities, comprehensive or other purposes.

On October 22, 2001, the Ministry of Land and Resources promulgated the Catalogue of Allocated Land, according to which, for infrastructure facilities projects, such as energy, transportation and water resources heavily supported by the State, the land use rights may be allocated; for the infrastructure facilities projects, such as energy, transportation and water resources which are aimed at profit-making and not heavily supported by the State, land use rights shall be supplied for value.

On March 16, 2007, the National People’s Congress promulgated the Real Properties Rights Law of China effective from October 1, 2007, which stipulates that the construction land use rights may only be created through grant or allocation. For land used for industrial, business, entertainment or commercial residential purposes, the construction land use rights must be granted by means of public tender, auction or listing-for-sale. To create the construction land rights through allocation is stringently restrained. For adopting such means of allocation, the provisions on land uses in the laws and administrative regulations must be observed.

On January 3, 2008, the State Council promulgated the Notice of the State Council Regarding Promoting Saving and Intensive Use of Land, according to which, except for the lands used for military, social security housing and special purposes, it is promoted that the use of land for governmental offices, transportation, energy, water resources and other infrastructures (industries) shall be compensated. In particular, the compensated use of land should be applied to those lands used for commercial purposes firstly. As a result, we expect to be required to pay compensation for some or all of the allocated land occupied by our hydropower plants.

Regulations on Construction

Pursuant to the Construction Law, effective from March 1, 1998, prior to the start of construction projects, project owners must, in accordance with relevant provisions of the State, apply to competent construction administrations at or above the county level of the place where the project is to be located for construction permits, except for small projects below a value set by the competent construction administration of the State Council.

Regulations on Bid Invitation and Bid Tendering

On August 30, 1999, the Standing Committee of the National People’s Congress adopted the Law of China on Bid Invitation and Bid Tendering, effective from January 1, 2000, according to which, the projects such as large-scale infrastructure facilities and public utilities involving the social and public interests and public safety, projects which are, wholly or partially, invested by the State-owned funds or funded through State financing and projects using loans or aid funds from international organizations or foreign governments, including surveying and prospecting, design, engineering and supervision of such projects as well as the procurement of major equipments and materials related to the construction of such projects, must be subject to bid invitation procedure.

On May 1, 2000, the National Development and Reform Commission, the former State Development and Planning Commission, promulgated the Provisions on the Scope and Scale Standards of Bid Invitation for Construction Projects, which further defines the scope of projects of large-scale infrastructure facilities and public utilities involving the social and public interests and public safety, projects which are, wholly or partially, invested by the State-owned funds or funded through State financing and projects using loans or aid funds from international organizations or foreign governments.

On October 29, 2001, the Ministry of Water Resources promulgated the Administrative Provisions on Bid Invitation and Bid Tendering of Water Resources Construction Projects, effective from January 1, 2002, according to which the bid invitation procedure shall be required where any of surveying and prospecting, design, engineering, and supervision of water resources works construction projects and the procurement of substantial equipments and materials related to water resources works construction projects falls within the following specific scope and concurrently meets any of the following scale standards:

(1) Specific scope

•	water resources construction projects involving the social and public interests and public safety such as flood prevention, drainage, irrigation, hydraulic power generation, diversion (supply) of water, harnessing shoals, water conservation and protection of water resources;

•	water resources construction projects which are, wholly or partially, invested by the State-owned funds or funded through State financing; or

•	water resources construction projects using loans or aid funds from international organizations or foreign governments.

(2) Scale standards

•	the estimated price for any single construction contract exceeds RMB2,000,000;

•	the estimated price for any single procurement of substantial equipments and materials exceeds RMB1,000,000;

•	the estimated price for any of surveying and prospecting, design or supervision exceeds RMB500,000; or

•	the estimated prices are lower than the above standards, but the total investment of the projects exceeds RMB30,000,000.

Regulations Relating to Anti-trust

The Antimonopoly Law of China was adopted by the Standing Committee of the National People’s Congress on August 30, 2007 and became effective on August 1, 2008. The Antimonopoly Law provides that business operators shall not eliminate or restrict competition by engaging in activities such as:

•	entering into monopoly agreement;

•	abusing the dominant market position;

•	conducting concentrations (as defined under the Antimonopoly Law) without first obtaining approvals from relevant authorities;

•	abusing administrative power; or

•	abusing intellectual property rights.

On August 3, 2008, the State Council promulgated the Regulations on the Thresholds for Reporting of Concentration of Business Operators. In accordance with this new regulation, the concentration of business operators refers to merger of business operators, acquisition of control over other business operator(s) by acquiring equity interests or assets, or contracting or in other manners to acquire control of, or become capable of exerting decisive influences on, other business operator(s). This new regulation further provides that, where the concentration of business operators reaches any of the following thresholds, the business operators concerned shall report it to the commercial authority of the State Council beforehand, otherwise, the concentration shall not be carried out: (1) the annual turnover achieved by all the business operators to a concentration transaction exceeds RMB10 billion world-wide in the preceding financial year, and at least two of them has turnover which in each case exceeds RMB400 million in China in the preceding financial year; or (2) the annual turnover achieved by all the business operators to a concentration transaction exceeds RMB2 billion in China in the preceding financial year, and at least two of them has turnover which in each case exceeds RMB400 million in the preceding financial year. Where a concentration of business operators does not reach the aforesaid reporting thresholds but the facts and evidence collected through prescribed procedures indicate that such concentration can or may eliminate or restrict competition, the commercial authority of the State Council shall carry out investigations in accordance with the law. The calculation of turnover shall take into consideration special situations in certain industries and sectors such as banking, insurance, securities, futures and specific rules shall be formulated by the commercial authority together with other departments under the State Council.

Tax Law

Enterprise Income Tax Law

PRC enterprise income tax is calculated based on taxable income determined under PRC accounting principles. In accordance with the Income Tax Law of China for Foreign Invested Enterprises and Foreign Enterprises, or the FIE Income Tax Law, and the related implementing regulations, foreign invested enterprises established in China are generally subject to an income tax rate of 33%. The FIE Income Tax Law and the related implementing rules provide favorable tax treatment to certain foreign invested enterprises. PRC domestic companies are governed by the Enterprise Income Tax Provisional Regulations of China and are generally subject to an enterprise income tax rate of 33%, although those enterprises that qualify as “high and new technology enterprises” and are registered and operate in “national high-tech zones” are entitled to a preferential income tax rate of 15% in accordance with Notice on Several Preferential Tax Policies of Ministry of Finance and State Administration of Taxation.

On March 16, 2007 and December 6, 2007, respectively, the new PRC Enterprise Income Tax Law, or the EIT Law and the Implementation Regulations of Enterprise Income Tax Law of China were promulgated by the National People’s Congress and the State Council and became effective on January 1, 2008. Under the EIT Law, the EIT shall be levied at the rate of 25%. In case a non-resident enterprise that has no organ or establishment within the territory of PRC, or its income has no actual connection to its organ or establishment within the territory of PRC obtains incomes sourced within the territory of PRC, the EIT shall be levied at the rate of 20% for such incomes, which has been reduced to 10% by the Implementation Regulations of the EIT Law. As regards a small meager-profit enterprise satisfying the prescribed conditions, the EIT shall be levied at a reduced rate of 20%. As regards important high-tech enterprises necessary to be supported by the state, the EIT shall be levied at a reduced rate of 15%. Enterprises that enjoy the preferential policies of low tax rates in the past time shall be gradually transited to be enjoying the statutory tax rate within 5 years after carrying out the EIT Law. As of January 1, 2008, the enterprises that enjoy preferential treatments in the form of periodic tax deductions and exemptions may, after carrying out the EIT Law, continue to enjoy the relevant preferential treatments under the preferential measures and the time period set down in the previous tax law, administrative regulations and relevant documents until the expiration of the said time period. However, its preferential time period shall be counted from 2008 if such an enterprise has not enjoyed the preferential treatments yet because of its failure to make profits. Businesses contributing to the development of Western China are also entitled to a reduced EIT rate of 15%. Our Binglangjiang I business benefitted from this reduced rate of 15% in 2007.

Under current PRC tax laws, regulations and rulings, an enterprise payer is classified as either a resident enterprise or non-resident enterprise. A resident enterprise refers to an enterprise that is established under PRC law within the PRC, or is established under the laws of foreign country or region but has its de facto management body located in China. “De facto management body” is defined as an organization that exercises material and full management and control over matters including the enterprise’s production and operations, personnel, finance and property. A “non-resident enterprise” refers to an enterprise established under the laws of a foreign jurisdiction which does not have its de facto management body located in China, but which either establishes an organization or office within China or, without such presence within China, generates revenue within China. A resident enterprise shall pay the EIT for its incomes sourced from both inside and outside the territory of PRC. In case a non-resident enterprise sets up an organ or establishment within the territory of PRC, it shall pay EIT on its incomes sourced inside the territory of PRC and incomes sourced outside the territory of PRC but actually connected with the said organ or establishment. In case a non-resident enterprise has no organ or establishment within the territory of PRC, or its incomes have no actual connection to its organ or establishment inside the territory of PRC, it shall pay EIT on the incomes sourced inside the territory of PRC.

On January 9, 2009, the State Administration of Taxation promulgated the Interim Measures for the Administration of Withholding of the Source of Enterprise Income Tax for Non-resident Enterprises, or the Interim Measures, which took effect retroactively on January 1, 2009. In accordance with the Interim Measures, if a non-resident enterprise obtains the income originating from the PRC, or the taxable income, including equity investment income such as dividend and bonus, interest, rental and royalty income, income from property transfer and other income, the payable EIT on the taxable income shall be withheld at the source by the enterprise or individual who is directly obligated to make relevant payment to the non-resident enterprise under relevant laws or contracts, or the withholding agent.

The withholding agent shall make the withholding registration with the competent tax authority within 30 days after it has signed the first business contract or agreement involving the taxable income with the non-resident enterprise. Thereafter, whenever contracts involving the taxable income are signed, amended or renewed by the withholding agent and the non-resident enterprise, the withholding agent shall, within 30 days of such signing, amendment or renewal, submit a “Contract Filing and Registration Form for EIT Withholding”, a copy of the contract and other relevant documents to the competent tax authority for record. In the event that a transfer of domestic equity between non-resident enterprises takes place outside the PRC, the domestic enterprise whose equity is transferred shall file a copy of the equity transfer contract with the competent tax authority when it applies for change of tax registration according to the law.

The withholding agent shall withhold the EIT on the taxable income to be paid or due to the non-resident enterprise. If the withholding agent has not withheld the EIT or is unable to withhold the EIT, the non-resident enterprise shall, within 7 days after the payment is made or becomes due, file and pay the EIT to the local tax authority where the taxable income has occurred. In the event that a transfer of domestic equity between non-resident enterprises takes place outside the PRC, the non-resident enterprise receiving the taxable income shall pay the EIT to the local tax authority of the domestic enterprise whose equity is transferred in person or through an agent, and the domestic enterprise whose equity is transferred shall assist the tax authority in the collection of the EIT from the non-resident enterprise.

In the event that a non-resident enterprise fails to file and pay the EIT to the tax authority in the manner or within the timeframe required by the Interim Measures, it will be ordered by the tax authority to pay the EIT within a limited period of time. If the non-resident enterprise fails to pay the EIT within such period of time, the tax authority may collect and verify information of other PRC income sources and relevant payers of the non-resident enterprise, and issue a tax notice to the relevant payers to pursue the due EIT and fine by the non-resident enterprise from the amount payable by the relevant payers to the non-resident enterprise.

On February 20, 2009, the State Administration of Taxation promulgated the Notice on Relevant Issues of Implementing Dividend Clauses under Tax Treaties, or the Notice. According to the Notice, the transaction or arrangement, the major purpose for which is to obtain preferential tax treatment, shall not justify the application of preferential treatment stipulated in dividend clauses under tax treaties. Should the tax payer improperly enjoy the treatment under tax treaties as a result of such transaction or arrangement, the tax authorities in charge shall have the right to adjust. As the Notice is newly issued, it remains unclear how the PRC tax authorities will implement it in practice and to what extent it will impact on the corporate restructuring we are currently undertaking. See “Our Corporate History and Structure — Organization Chart” and “Operating and Financial Review and Prospects — Holding Company Structure.”

On August 24, 2009, the State Administration of Taxation promulgated the Administrative Measures for Enjoyment of Tax Treaty Treatments by Non-residents (Trial), or the Administrative Measures, with the effective date on October 1, 2009. Pursuant to the Administrative Measures, the treatment under tax treaties refers to the tax liabilities that should be performed according to the PRC tax laws but can be reduced or exempted under the tax treaties. Where non-residents (including non-resident enterprises and non-resident individuals) enjoy preferential treatment under tax treaties in terms of dividends, interests, royalties or property gains, such non-residents shall apply to the competent tax authorities for examination and approval in accordance with the Administrative Measures; otherwise, they will not be able to enjoy the treatment under the tax treaties.

Value-added Tax

According to the amended Provisional Regulations of the PRC on Value-added Tax effective on January 1, 2009, and the amended Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax effective since January 1, 2009, all organizations and individuals engaged in the sale of goods, provision of processing, repairs and replacement services, and importation of goods within the territory of the PRC are taxpayers of value-added tax. Ordinary tax payers shall pay value-added tax at the rate of 13% or 17%, while small scale tax payers shall pay value-added tax at the rate of 3%. According to the Notice Regarding the Application of Low Value-added Tax Rate and Simplified Method Taxation Policies to Certain Products, or the Notice, which was jointly issued by the Ministry of Finance and the State Administration of Taxation on January 19, 2009 and took effect, retrospectively, on January 1, 2009, small hydropower generation units administrated at or below the county level may choose to apply the value-added tax rate of 6% in accordance with the simplified method to electric power generated by it. Small hydropower generation units are defined as hydropower generation units with the installed capacity of no greater than 50 MW. The value-added tax payers using simplified method cannot claim the input value-added tax credits on their purchases.

Stamp duty

According to the Provisional Rules of the People’s Republic of China on Stamp Duty and Detailed Rules for Implementation of Provisional Regulations of China on Stamp Duty as brought into effect on 1 October 1988, all institutions and individuals creating and obtaining taxable documents within China shall pay stamp duty. The list of taxable documents includes purchase and sale contracts, processing contracts, construction project contracts, property lease contracts, cargo freight contracts, warehousing and storage contracts, loan contracts, property insurance contracts, technical contracts, other documents that resemble a contract in nature; title transfer deeds; business account books; certificates of rights, licenses and other taxable documents specified by the Ministry of Finance.

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Currency Administration Rules amended and promulgated on August 5, 2008, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange. Under the above-referenced rules, for current account items such as trade and service-related foreign exchange transactions, entities or individuals inside the PRC could either retain their foreign exchange income or sell them to financial institutions engaged in foreign exchange settlement and sale business (the “Authorized Financial Institutions”); additionally, they could make foreign exchange payments with their own foreign exchange or with the foreign exchange purchased from the Authorized Financial Institutions. For capital account items, the retaining or sale to the Authorized Financial Institutions of foreign exchange income (such as from direct investments, loans and investments in securities) will be subject to approval by the State Administration of Foreign Exchange, except as otherwise provided by PRC laws and regulations. Moreover, foreign exchange payments should be made to the Authorized Financial Institutions by presenting valid documentations with the payer’s own foreign exchange or with the foreign exchange purchased from the Authorized Financial Institutions, with the exception of certain foreign exchange payments that are subject to approval by the State Administration of Foreign Exchange (such as repatriation of investment outside the PRC). Capital investments by foreign-invested enterprises outside of PRC are also subject to approval by certain authorities, including but not limited to, the Ministry of Commerce, the State Administration of Foreign Exchange and the National Development and Reform Commission (or their local counterparts). Currently, PRC laws and regulations do not provide clear criteria for obtaining the State Administration of Foreign Exchange approval. Generally speaking, the State Administration of Foreign Exchange and its local branches have broad discretion on the issuance of such approval.

On August 29, 2008, the General Affairs Department of the State Administration of Foreign Exchange issued the Circular on Relevant Operating Issues concerning the Improvement of Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or the Circular. According to the Circular, among other things, the RMB fund obtained from the settlement of foreign currency capital of a foreign-invested enterprise shall be used within the business scope approved by governmental authorities, and shall not be used for domestic equity investment unless otherwise provided by PRC laws or regulations. When an enterprise intends to repay a RMB loan with the RMB fund obtained from the settlement of foreign currency capital, it shall submit a statement that the loan has been used in accordance with provisions under the respective contract, and used within the business scope approved by the government. In case of a deviation from the business scope without authorization, or a repayment of the unused RMB loan with RMB obtained from the settlement of foreign exchange capital, the exchange administration agency shall order that corrections be made, and shall confiscate the illegal gains and impose a fine of not more than 30% of the amount of capital involved; in case of serious violation, a fine of not less than 30% of the amount of capital involved but not more than the total amount involved will be imposed.

The State Administration of Foreign Exchange Regulations on Employee Stock Options

In January 2007, the State Administration of Foreign Exchange issued implementing rules for the People’s Bank of China Regulation, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the equity incentive plan of an overseas publicly listed company. On March 28, 2007, the State Administration of Foreign Exchange issued the Operating Procedures on Administration of Foreign Exchange regarding PRC Individuals’ Participation in Employee Share Ownership Plans and Employee Stock Option Plans of Overseas Listed Companies, or the Stock Option Rule. The purpose of the Stock Option Rule is to regulate foreign exchange administration of PRC citizens who participate in equity incentive plans of overseas-listed companies.

According to the Stock Option Rule, if a PRC citizen participates in any equity incentive plan of an overseas-listed company, a PRC domestic agent or China related company of such overseas listed company, such as the overseas-listed company itself, its parent company or its subsidiaries or branches in China, must, among others things, file an application with the State Administration of Foreign Exchange on behalf of such individual to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. This is because PRC citizens may not directly use overseas funds to purchase stock or exercise stock options. Concurrent with the filing of such application with the State Administration of Foreign Exchange, China domestic agent or China-related company must obtain approval from the State Administration of Foreign Exchange to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal or profits upon sales of stock, any dividends issued upon the stock and any other income or expenditures approved by the State Administration of Foreign Exchange. China domestic agent also is required to obtain approval from the State Administration of Foreign Exchange to open an overseas special foreign exchange account at an overseas trust bank to hold overseas funds used in connection with any stock purchase sales of stock, dividends issued and other income approved by the State Administration of Foreign Exchange.

All proceeds obtained by PRC citizens from dividends acquired from the overseas-listed company through employee stock holding plan or stock option plans or sales of the overseas-listed company’s stock acquired through other methods must be fully remitted back to China after relevant overseas expenses are deducted. The foreign exchange proceeds from these sales and dividends can be converted into RMB or transferred to China citizen’s foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at China domestic bank. If a stock option is exercised in a cashless transaction, China citizen is required to remit the proceeds to the special foreign exchange account.

Although the Stock Option Rule has been promulgated recently and many related issues require further interpretation, we and our PRC employees who have been granted stock options will be subject to the Stock Option Rule when our company becomes an overseas-listed company. If we or our PRC employees fail to comply with the Stock Option Rule, we and/or our PRC employees may face sanctions imposed by the State Administration of Foreign Exchange or other PRC government authorities.

In addition, the State Administration for Taxation has issued circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay their income taxes, or we fail to withhold them, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Dividend Distribution

The principal PRC regulations governing the distribution of dividends by foreign-invested enterprises include:

•	The Sino-foreign Equity Joint Venture Law (1979), as amended;

•	The Regulations of Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

•	The Wholly Foreign-owned Enterprise Law (1986), as amended;

•	The Detailed Rules of the Wholly Foreign-owned Enterprise Law (1990), as amended;

•	Foreign Currency Administration Rules (1996), as amended

•	The Company Law of China (1993), as amended;

•	The Enterprise Income Tax Law of China; and

•	The Implementation Regulations of Enterprise Income Tax Law of China.

Under the above-mentioned regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund the reserve fund unless such reserve fund has reached 50% of their respective registered capital and to set aside a percentage of their after-tax profits to their employee bonus and welfare fund which is decided by their respective board of directors. Sino-foreign equity joint ventures are required to set aside their reserve fund, enterprise development fund and employee bonus and welfare fund at percentages that are decided by their respective board of directors. These reserves are not distributable as cash dividends.

Regulations Relating to Labor and Social Insurance

We are subject to various labor laws and regulations in the PRC including but not limited to the PRC Labor Law, the PRC Labor Contract Law, the Implementation Regulations of the PRC Labor Contract Law, the Regulations of Insurance for Work-related Injury, the Interim Provisions on Registration of Social Insurance and the Interim Regulations on the Collection and Payment of Social Insurance Premiums. Pursuant to the PRC Labor Law and the PRC Labor Contract Law, labor contracts in written form shall be executed to establish labor relationship between our employees and our company. We must provide wages which are no lower than local minimum wage standards to our employees. We are required to establish a system for labor safety and sanitation, strictly abide by State rules and standards and provide relevant education to our employees. Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative liabilities. Criminal liability may arise in serious cases.

According to the Regulations of Insurance for Work-related Injury effective as of January 1, 2004, employers in China shall pay the work-related injury insurance fees for their employees, and their employees do not pay the work related injury insurance fees.

According to the Interim Regulation on the Collection and Payment of Social Insurance Premiums effective as of January 22, 1999 and Interim Measures concerning the Management of the Registration of Social Insurance effective as of March 19, 1999, employers in China shall conduct the registration of social insurance with the competent authorities, and make contributions to the basic pension insurance, basic medical insurance and unemployment insurance for their employees.

According to Interim Measures concerning the Maternity Insurance for Employees of Enterprises effective as of January 1, 1995, the employers in China shall pay the maternity insurance fees not more than one percent of an employee’s total salary for their employees, and their employees do not pay the maternity insurance fees.

According to Regulations on the Management of Housing Fund effective as of April 3, 1999, employers in China shall conduct the registration of housing fund with the competent authorities, open the relevant account with the designated banks and pay the housing fund equal to not less than five percent of an employee’s monthly average salary in the last year for their employees.

Regulations Relating to Construction and Work Safety

Our operations are subject to extensive legislation and regulation relating to construction and work safety matters, including the PRC Labor Law, the PRC Construction Law, the PRC Safe Production Law, the Supervision Measures on the Safe Production of Electric Power, the Administrative Regulation on Work Safety

of Construction Projects, the Provisions on the Administration of Work Safety in the Construction of Water Resources Projects and other relevant laws, regulations, national standards and industrial standards.

Pursuant to the PRC Labor Law, an employer should establish and enhance its system for labor safety, strictly abide by the PRC rules and standards on labor safety, educate employees to prevent occupational injury, and provide employees with labor safety conditions meeting the government regulations and necessary articles of labor protection.

According to the PRC Construction Law, the survey, design, and construction of projects must meet requirements of the State on safety standards of construction projects. Pursuant to the Administrative Regulation on Work Safety of Construction Projects enacted by the State Council and the Provisions on the Administration of Work Safety in the Construction of Water Resources Projects promulgated by the Ministry of Water Resources, entities involved in the work safety of construction projects, including, without limitation, construction entities, surveying entities, designing entities, supervision entities, consultancy entities, must comply with laws and regulations relating to safe production, ensure the safe construction and production of water resources projects, and assume liability for the work safety of water resources construction projects.

The PRC Safe Production Law provides that any entity that is not sufficiently equipped to ensure safe production may not engage in production and business operation activities and entities must provide production safety education and training programs to employees. The design, manufacture, installation, use, checking and maintenance of our safety equipment are required to conform to applicable national or industrial standards. In addition, it is required that labor protection equipment must meet the national or industrial standards and that entities must supervise and educate their employees to wear or use such equipment according to the prescribed rules.

In accordance with the Supervision Measures on the Safe Production of Electric Power, power plants are responsible for maintaining their safe production. Power plants are required to report to the State Electricity Regulatory Commission, State Administration of Work Safety, and relevant local government authorities, within 24 hours, any fatal accident, grid accident, equipment damage accident, dam collapse accident or fire accident which is serious or extraordinary.

Regulations Relating to Resettlement of Relocated Residents

In accordance with the PRC Water Law, the PRC shall apply the policies of “resettlement of relocated residents for development purposes” to the resettlement of relocated residents in construction of water projects, and shall appropriately arrange the production and lives of the resettled relocated residents and protect their lawful rights and interests according to the principles of providing compensation and subsidy in the early stage and support in the latter stage. The resettlement of relocated residents shall be conducted at the same pace as that of the project construction. The construction entity shall, according to the environment capacity of the area of resettlement and the principle of sustainable development, formulate a plan for relocated residents resettlement in accordance with local conditions, and the relevant local people’s government shall organize the implementation of the plan after it is legally approved. The expenses arising from the resettlement of relocated residents shall be included in the investment plan for project construction.

The State Council of the PRC promulgated the amended Regulation on Land Requisition Compensation and Resettlement of Relocated Residents for Construction of Large and Medium-sized Water Resources and Hydropower Projects, or the Requisition and Resettlement Regulation, on July 7, 2006 effective from September 1, 2006. Pursuant to the Requisition and Resettlement Regulation, relevant governmental authorities shall not approve or verify the construction of those large and medium-sized water resources and hydropower projects for which the plan for relocated residents resettlement has not been formulated or approved. Prior to the commencement of the construction of large and medium-sized water resources and hydropower projects, the project entity shall enter into the agreement on relocated residents resettlement with the people’s government at provincial, municipal or county level located at the relocated residents regions and resettlement regions in accordance with the approved plan for relocated residents resettlement. The project entity shall pay a relocated residents resettlement fund to the local people’s government with which it has entered into the agreement on relocated residents resettlement in accordance with the annual plan of relocated residents resettlement and the implementation progress of relocated residents resettlement. The staged completion acceptance or overall completion acceptance for large and medium-sized water resources and hydropower projects shall not be conducted if the relocated residents resettlement has not passed acceptance. In case of violating the Requisition and Resettlement Regulation, the project entity shall be ordered to rectify the violation and pay fines ranging from RMB100,000 to RMB500,000.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands incorporated company and our affairs are governed by our memorandum and articles of association, as amended, supplemented or substituted from time to time, and the Companies Law (2007 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 130,000,000 ordinary shares, with a par value of $0.001 each, 2,500,000 Series A convertible redeemable preferred shares, with a par value of $0.001 each, 2,500,000 Series B convertible redeemable preferred shares, with a par value of $0.001 each, and 1,000,000 Series C convertible redeemable preferred shares, with a par value of $0.001 each. As of the date hereof, there are 15,541,666 ordinary shares issued and outstanding, 152,193 Series A convertible redeemable preferred shares, 129,000 Series B convertible redeemable preferred shares and 20,000 Series C convertible redeemable preferred shares issued and outstanding. All of our issued and outstanding Series A convertible redeemable preferred shares, Series B convertible redeemable preferred shares and Series C convertible redeemable preferred shares together with the dividend shares to be issued thereon will automatically be converted into ordinary shares upon completion of this offering.

Upon the closing of this offering, we will adopt a new Amended and Restated Memorandum and Articles of Association and our authorized share capital will consist of 400,000,000 ordinary shares, with a par value of $0.001 each. The following are summaries of material provisions of our proposed Amended and Restated Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

History of Share Issuances

The following is a summary of the issuances of ordinary shares, options, warrants, Series A convertible redeemable preferred shares, Series B convertible redeemable preferred shares and Series C convertible preferred shares since our inception in July 2006:

In July 2006, we issued one ordinary share to Reid Services Limited, the incorporator of our company, which was transferred to China Hydro, LLC in November 2006.

In November 2006, we issued 8,499,999 ordinary shares to China Hydro, LLC for a total consideration of $25,000, of which 166,667 shares were repurchased by the company for a price of $1.00 in January 2008.

In November 2006, we issued in total $50.0 million principal amount of secured exchangeable notes with the maturity date on May 10, 2008, among which, a note of $41.0 million was issued to Vicis Capital Master Fund, a note of $4.0 million was issued to JMG Triton Offshore Fund, Ltd., and a note of $5.0 million was issued to JMG Capital Partners, L.P.

In November 2006, we issued 375,000 ordinary shares plus 750,000 warrants to purchase ordinary shares, to China Hydro, LLC, pursuant to the note purchase agreement dated November 10, 2006, for an aggregate consideration of $2.3 million.

In November 2006, we issued warrants to purchase units consisting of ordinary shares and warrants to Morgan Joseph & Co. Inc., in consideration of their services as the placement agent in the notes offering pursuant to the engagement letters.

In April 2007, we issued 6,833,333 ordinary shares and 18,666,666 warrants to purchase ordinary shares, to Vicis Master Capital Fund, pursuant to note purchase agreement dated November 10, 2006, and letter agreement, in exchange for the cancellation of the $41.0 million in notes held by Vicis Master Capital Fund.

In April 2007, we issued a total of 666,666 warrants to purchase ordinary shares to JMG Triton Offshore Fund, Ltd. and JMG Capital Partners, L.P., pursuant to note purchase agreements dated November 10, 2006. In accordance with the terms of the notes, JMG retained the notes and only received warrants.

In January 2008, we issued warrants to purchase preferred shares or ordinary shares, to Morgan Joseph & Co. Inc., in consideration of their services as the placement agent in the Series A convertible redeemable preferred shares offering pursuant to the engagement letters.

In January 2008, we issued in a private placement to seventeen institutional investors an aggregate of 150,025 Series A convertible redeemable preferred shares at $1,000 per share for an aggregate consideration of $150.0 million. The seventeen institutional investors and their respective purchases are as follows: CPI Ballpark Investments Ltd., 50,000 shares; Jennison Utility Fund, 30,000 shares; Vicis Capital Master Fund, 28,500 shares; Swiss Re Financial Products Corporation, 10,000 shares; Citigroup Global Markets Inc., 10,000 shares; Sandelman Partners Multi-Strategy Master Fund, Ltd., 5,000 shares; HSBC GEM Common Fund, 1,750 shares; HSBC Global Investment Fund — New World Income Fund, 2,275 shares; Jayhawk Private Equity Co. — Invest Fund, LP, 207 shares; Jayhawk Private Equity Fund, LP, 3,293 shares; each of Rosebud Trust — Green, AGE Trust — Green, Kazak II Trust — Green, Tehachapi Pass Trust — Green and NISA Revocable Trust under Agreement Subaccount, 600 shares; Radcliffe SPC, Ltd. (Class A Segregated Portfolio), 3,000 shares; and Concordia Asia Pacific Multi-Strategy Master Fund LP, 3,000 shares. Upon the closing of this offering, each Series A convertible redeemable preferred share and the dividend share paid thereon will be converted into 337.8 ordinary shares.

In March 2008, we issued stock dividends to each of the holders of the Series A convertible redeemable preferred shares at the rate of 0.0145 share per Series A convertible redeemable preferred share for the period from January 23, 2008 through March 15, 2008.

In July 2008, we issued in a private placement to five institutional investors an aggregate of 101,000 Series B convertible redeemable preferred shares at $1,000 per share for an aggregate consideration of $101.0 million. The five institutional investors and their respective purchases are as follows: CPI Ballpark Investments Ltd., 25,000 shares; Vicis Capital Master Fund, 25,000 shares; Blue Ridge Investments, LLC, 20,000 shares; Jennison Utility Fund, 16,000 shares; and Swiss Re Financial Products Corporation, 15,000 shares. In August 2008, we issued in a private placement to three institutional investors an aggregate of 28,000 Series B convertible redeemable preferred shares at $1,000 per share for an aggregate consideration of $28.0 million. The three institutional investors and their respective purchases are as follows: China Environment Fund III, LP 20,000 shares; Abrax 5,000 shares; and IWU International Ltd. 3,000 shares. Upon the closing of this offering, each Series B convertible redeemable preferred share and the dividend share paid thereon will be converted into 337.8 ordinary shares.

In October 2009, we issued in a private placement to Aqua Resources Asia Holdings Limited 20,000 Series C convertible redeemable preferred shares at $1,000 per share for a total consideration of $20.0 million. Upon the closing of this offering, each Series C convertible redeemable preferred share and the dividend share paid thereon will be converted into 289.6 ordinary shares.

In December 2009, we agreed to issue upon the closing of this offering to Broadband Capital Management LLC a warrant exercisable for the purchase of ordinary shares in an amount equal to 6.0% of the ordinary shares sold in this offering, or 646,875 ordinary shares assuming the underwriters exercise of the overallotment option.

The 62,700,357, 50,581,455 and 5,920,703 ordinary shares to be issued upon conversion of the Series A convertible redeemable preferred shares, the Series B convertible redeemable preferred shares and the Series C convertible redeemable preferred shares, respectively, including the dividend shares to be issued thereon as of January 15, 2010, will result in the issuance of an additional 119,202,515 ordinary shares immediately prior to the completion of this offering. As a result, the total number of ordinary shares that will be outstanding immediately prior to the completion of this offering is 134,744,181, excluding ordinary shares to be issued upon the conversion of options and warrants.

We issued an aggregate of 3,897,000 stock options in August 2008, of which the options granted to one employee to purchase 5,000 ordinary shares expired as the employee terminated his services to us before the option became exercisable, 35,000 stock options in January 2009 to purchase ordinary shares, at an exercise price of $7.70, and 7,000,000 stock options in December 2009 to purchase ordinary shares at the offering price to the public for this offering, of our company under the 2008 Share Incentive Plan.

The table below sets forth information regarding outstanding warrants.

				Exercise
	Date of		Number of	Price Per
Holders	Issuance	Term	Securities	Security

Warrants to purchase ordinary shares(1)
China Hydro, LLC	11/10/2006	until 11/10/2011 or upon redemption	750,000	$5.00
Vicis Master Capital Fund	04/11/2007	until 11/10/2011 or upon redemption	18,666,666	$5.00
JMG Triton Offshore Fund	04/11/2007	until 11/10/2011 or upon redemption	288,933	$5.00
JMG Capital Partners	04/11/2007	until 11/10/2011 or upon redemption	377,733	$5.00

Warrants to purchase units
Morgan Joseph & Co. Inc.(2)	11/10/2006	until 11/10/2011	550,000	$6.60
Morgan Joseph & Co. Inc.(3)	11/10/2006	until 11/10/2011	283,333	$6.60

Warrant to purchase Series A convertible redeemable preferred shares
Morgan Joseph & Co. Inc.(4)	01/28/2008	until 01/28/2013	15,000	$1,100.00

(1)	Upon the closing of this offering, we will issue to Broadband Capital Management LLC a purchase warrant to purchase a number of ordinary shares equal to an aggregate of 6% of the ordinary shares sold. The exercise price of the warrants is equal to 120% of the offering price of the ordinary shares sold in this offering.

(2)	Each unit consists of one ordinary share of the Company, and two warrants each to purchase from the Company one additional ordinary share at an exercise price of $5.00 per share.

(3)	Each unit consists of one ordinary share of the Company, and four warrants each to purchase from the Company one additional ordinary share at an exercise price of $5.00 per share.

(4)	If the Series A convertible redeemable preferred shares have automatically converted into ordinary shares of the Company pursuant to their terms, the warrant holder may, in lieu of the right to purchase 15,000 Series A convertible redeemable preferred shares, purchase such number of ordinary shares as 15,000 Series A convertible redeemable preferred shares would have been converted into, at an exercise price that is 110% of the then effective conversion price of Series A convertible redeemable preferred shares. Currently the conversion price of Series A convertible redeemable preferred shares is $2.96.

Each unit consists of one ADS and one warrant. Each warrant entitles the holder to purchase three ordinary shares at $15 for all three ordinary Shares per ADS. The ADSs and warrants comprising the units each will begin separately trading upon closing of this offering.

Ordinary Shares

General.  Certificates representing the ordinary shares are issued in book-entry form only. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by the board of directors subject to the Companies Law. All dividends or distributions will be paid out of our realized or unrealized profits, or out of the share premium account or other reserve account permitted by the Companies Law.

Voting Rights.  Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded or required by the rules of the designated stock exchange. A poll may be demanded by (i) the chairman of the meeting, (ii) a shareholder or shareholders present in person by its duly authorized representative or by proxy, and holding not less than one-tenth of the issued share capital of our voting shares; (iii) by at least three shareholders present in person or represented by proxy, or (iv) any shareholder, present in person or represented by proxy, holding shares conferring the right to vote at such meeting, being shares on which as aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right.

A quorum required for a meeting of shareholders consists of one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, holding not less than one-third of the total voting rights of ordinary shares represented at a general meeting. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or by one or more members holding an aggregate of one-third of the issued and outstanding shares. Advance notice of at least twenty-one days is required for the convening of a general meeting.

No business may be transacted at a general meeting, other than business that is specified in a notice given at the direction of, or otherwise properly brought before the meeting by, our board of directors or is properly brought by a shareholder who provides us with advance notice, in accordance with our Amended and Restated Memorandum and Articles of Association, describing the business desired to be conducted at the general meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name or an amendment to our Amended and Restated Memorandum and Articles of Association.

Transfer of Shares.  Subject to the restrictions of our Amended and Restated Memorandum and Articles of Association, as more fully described below, any of our shareholders may transfer all or any of his or her ordinary shares if approved by the board in writing and the name of the transferee is entered into the register of shareholders to become effective.

If a shareholder dies, the legal representative of the deceased shareholder is the only person recognized as having title to his share interest. Any person entitled to a share as a result of death or bankruptcy or liquidation or dissolution of a shareholder (or in any other way than by transfer) may, upon providing evidence of such right, elect to become the holder of the share or nominate someone as the transferee. In either case, our directors have the same right to decline or suspend registration as they would have in the case of a transfer of the share by the shareholder before his death or bankruptcy, unless the transferee is an immediate family member of the shareholder or a trust for their benefit.

Liquidation.  On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares.  Subject to the provisions of the Companies Law and our Amended and Restated Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by ordinary resolution, before the issue of the shares.

Variations of Rights of Shares.  The rights attached to any class of shares may, subject to the provisions of the Companies Law and to any special rights attached to any class of shares, be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class at which the necessary quorum shall be one or more persons holding or representing by proxy not less than one-third of the issued shares of that class.

Cumulative Voting.  Under Cayman Islands law, cumulative voting is allowed. However, under our Amended and Restated Memorandum and Articles of Association cumulative voting is not allowed. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Inspection of Books and Records.  Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Designations and Classes of Shares.  Upon the closing of this offering all of our issued shares will be ordinary shares. Our Amended and Restated Articles of Association provide that our authorized unissued shares shall be at the disposal of our board of directors, which may subject to any special rights conferred on the holders of any shares or class of shares, offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine. In particular, our board of directors is empowered to redesignate from time to time authorized and unissued ordinary shares as other classes or series of shares, to authorize from time to time the issuance of one or more series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences, and to increase or decrease the size of any such class or series, to the extent permitted by the Amended and Restated Articles of Association and the Companies Law.

Warrants sold in this offering

Each warrant sold in this offering entitles the registered holder to purchase three ordinary shares at a price of $15 for all three ordinary shares, subject to adjustment as discussed below, from the date of closing of this offering, provided in each case that there is an effective registration statement under the Securities Act covering the ordinary shares underlying the warrants in effect and a current prospectus relating to the shares is available.

The warrants will expire four years from the date of the final prospectus relating to this offering at 5:00 p.m., New York time. Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole but not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•	if, and only if, an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus are available throughout the 30-day redemption period; and

•	if, and only if, the reported last sales price of the ADSs equals or exceeds $23 per ADS for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these redemption criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his warrants prior to the scheduled redemption date. There can be no assurance that the price of the ADS will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The warrants will be issued in registered form under a warrant agreement between The Bank of New York Mellon, as warrant agent, and us. You should review a copy of the warrant agreement and any amendments thereto, which have been filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of ordinary shares issuable on exercise of the warrants will not be adjusted for issuances of ordinary shares at a price below one-third of the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the principal stock transfer office of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price by certified or official bank check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of ordinary shares, including voting rights, until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the ordinary shares issuable upon the exercise of the warrants and a current prospectus relating to those ordinary shares. Under the warrant agreement, we have agreed to file a registration statement with the SEC for the registration of the ordinary shares issuable upon exercise of the warrants with this offering, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and maintain a current prospectus relating to the ordinary shares issuable upon the exercise of the warrants until the warrants expire or are redeemed. However, we cannot assure you that we will be able to keep the prospectus included in such registration statement current. The warrants may be deprived of any value and the market for the warrants may be limited if there is no registration statement in effect covering the ordinary shares issuable upon the exercise of the warrants or if the prospectus relating to the ordinary shares issuable on the exercise of the warrants is not current. If we are unable to deliver registered ordinary shares to the holders upon exercise of the warrants during the exercise period, there will be no cash settlement of the warrants and the warrants will expire worthless.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of ordinary shares to be issued to the warrant holder to the nearest whole number of shares.

Warrant holders may exercise warrants and deposit every three ordinary shares with the depositary in exchange for one ADS pursuant to the terms of the warrant agreement.

Transfer Agent and Registrar for Our Ordinary Shares

The transfer agent and registrar for our ordinary shares is Appleby Trust (Cayman) Ltd.

Our Warrant Agent

The warrant agent for the warrants sold in this offering is The Bank of New York Mellon.

Differences in Corporate Law

The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  Cayman Islands law provides for mergers as that expression is understood under United States corporate law. However, the voting threshold for shareholder approval is different from that in the United States, being 75% in value of the shareholders voting together as one class, or if the shares to be issued to each shareholder in the merged company are to have the same rights and economic value, then 66-2/3% of the shareholders voting as one class. Each constituent company must provide evidence that secured creditors have consented to the transfer of any security interest or have waived the requirement for such consent. Cayman law also allows for the consolidation of two or more companies into one entity which is not permitted under United States law.

There are also statutory provisions in Cayman that facilitate the reconstruction of companies by way of a court-approved arrangement. An arrangement must also be approved by a majority in number of each class of shareholders and creditors approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. Recent changes to the Companies Law, however, allow for minority shareholders to bring a petition to the Cayman courts for a company to be wound up, on the grounds that it would be just and equitable to do so. In such circumstances, the court may authorize civil proceedings to be brought in the name and on behalf of a company by the petition except where:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Anti-takeover Provisions.  Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to redesignate authorized and unissued ordinary shares as other shares or series of shares, to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association, as amended, supplemented or substituted from time to time, for what they believe in good faith to be in the best interests of our company. Our Amended and Restated Memorandum and Articles of Association also do not require our directors to stand for re-election.

Directors’ Fiduciary Duties and Powers.  As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. However, a director does not violate his or her fiduciary duties to the company if any conflicting interests or duties are fully and forthrightly disclosed to the board of directors of the company. A director of a Cayman Island company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our Amended and Restated Memorandum and Articles of Association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest. Directors are not required to hold shares; however, a minimum share requirement for directors may be established at a general meeting. Directors may exercise all powers of our company to borrow money, under our Amended and Restated Memorandum and Articles of Association, in a variety of ways, including issuing bonds and other securities either outright or as security for any debt liability or obligation of our company or of any third party.

Shareholder Action by Written Resolution.  Our Amended and Restated Memorandum and Articles of Association do not allow for shareholder action by written resolution.

Removal of Directors.  Under our Amended and Restated Memorandum and Articles of Association, directors may be removed by ordinary resolution of the shareholders.

Dissolution; Winding Up.  Under our Amended and Restated Memorandum and Articles of Association, if our company is wound up, the liquidator of our company may distribute the assets only by the vote of holders of a two-thirds majority of our outstanding shares present and being entitled to vote in person or by proxy at a shareholder meeting.

Amendment of Governing Documents.  Under Cayman Islands law and our Amended and Restated Memorandum and Articles of Association, our governing documents may only be amended with the vote of holders of two-thirds of our shares entitled to vote in person or by proxy and being present at a shareholder meeting or, as permitted by our Amended and Restated Memorandum and Articles of Association.

Rights of Non-Resident or Foreign Shareholders.  There are no limitations imposed by foreign law or by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Registration Rights

Under the terms of an amended shareholders agreement with our Series A, Series B and Series C convertible redeemable preferred shareholders, at any time six months after the closing of our initial public offering, any shareholder(s) holding of record at least 15% of Series A, Series B or Series C registrable securities then outstanding may, on three occasions only, request us to effect the registration, on a form other than Form F-3, of all or part of the Series A, Series B or Series C registrable securities then outstanding. Series A, Series B and Series C registrable securities are ordinary shares issued or issuable to the holders of our Series A, Series B and Series C convertible redeemable preferred shares or their respective transferees.

In addition, upon our company becoming eligible for using Form F-3, any holder of registrable securities may request us to effect a registration statement on Form F-3 for a public offering of registrable securities and we are entitled to use Form F-3, or a comparable form, for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than two such registrations in any 12-month period.

Holders of registrable securities also have “piggyback” registration rights, whereby they may request us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares. If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 25% of the aggregate securities included in such offering. However, no specific damages, payment, transfer or any other consideration to holders of registrable securities is provided for in the event of non-performance to effect a registration statement. Please also see the disclosure contained in the section “Underwriting — Representatives’ Warrant” for a description of the registration rights relating to the warrant we will deliver to Broadband Capital Management LLC upon the closing of this offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

The Bank of New York Mellon, as depositary, will deliver the ADSs that you will be entitled to receive in this offering. Each ADS will represent an ownership interest in three ordinary shares that we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADS holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

The depositary’s office is located at 101 Barclay Street, 22nd Floor West, New York, New York 10286, USA.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADS holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders and other holders from time to time of ADSs issued thereunder. The obligations of the depositary and its agents are also set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares underlying your ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADS holders in proportion to their interests in the following manner:

Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders and (iii) deduction of the depositary’s fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares.  In the case of a distribution in shares, the depositary may deliver additional ADSs representing such shares. Only whole ADSs will be issued. The depositary will try to sell any shares which would result in fractional ADSs and any net proceeds will be distributed in the same manner as cash to the ADS holders entitled thereto. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Receive Additional Shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADS holders will receive nothing.

•	We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADS holders.

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADS holder, the depositary may choose any practicable method of distribution for such ADS holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADS holder as deposited securities, in which case the ADSs will also represent the retained items.

Where any distribution is converted into U.S. dollars, the depositary will round all payments to the nearest whole cent.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or at all, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with this offering to which this prospectus relates) for the account of the depositary. ADS holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as deposited securities.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will deliver ADSs in the name or upon the order of the person entitled thereto to which such person is entitled.

How do ADS Holders Surrender an ADS and Obtain Deposited Securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the amount of deposited securities represented thereby at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADS holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares;

•	to give instructions for the exercise of voting rights at a meeting of holders of shares;

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADS program and for any expenses as provided for in the deposit agreement; or

•	to receive any notice or to act in respect of other matters;

all subject to the provisions of the deposit agreement.

Voting Rights

How do You Vote?

ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

If we timely requested the depositary to seek your instructions but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposit securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would materially affect the rights of our shareholders.

Reports and Other Communications

Will You Be Able to View our Reports?

The depositary will make available for inspection by ADS holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADS holders, the depositary will mail copies of them to ADS holders.

Fees and Expenses

What Fees and Expenses will You be Responsible for Paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement, $5.00 or less for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be.

The following additional charges shall be incurred by the ADS holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by our company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of $0.02 per ADS or less per ADS (or portion thereof) per year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against holders of ADSs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADS holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADS holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADS holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration or registration of transfer of ADSs or, split-up or combination of ADRs or withdrawal of deposited securities, except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADS holders entitled thereto.

By holding ADSs or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, redemption, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the Deposit Agreement be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADS holders must be given at least 60 days notice of any amendment that imposes or increases any fees or charges, other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices any substantial existing right of ADS holders. If an ADS holder continues to hold ADS after being so notified, such ADS holder is deemed to agree to such amendment. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the Deposit Agreement be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 60 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 30 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment; in such case, the depositary shall mail a notice of termination to the ADS holders then outstanding at least 30 days prior to the termination date. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADS holders who surrender their ADSs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of four months from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADS holders who have not yet surrendered their ADSs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADS holders

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADS Holders and Holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, we, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing shares and terms of the deposit agreement and the ADSs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The delivery of ADSs, the acceptance of deposits of shares, the registration of transfer of ADSs or split-up or combination of ADRs or the withdrawal of shares, generally or in particular instances, may be suspended when the ADS register or any register for shares is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADSs or to the withdrawal of shares.

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote provided that any such action or nonaction is in good faith. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities or the rules or regulations of any governmental authority or securities exchange may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we or the depositary may provide in respect thereof.

Books of Depositary

The depositary or its agent will maintain a register for the registration and registration of transfer of ADSs and combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement or ADSs. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

Pre-release of ADSs

The depositary may deliver ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-released ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof. In addition, each pre-release may be subject to those indemnities and credit regulations as the depositary may require.

Our Fees and Expenses

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADS program, including investor relations expenses and stock market application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our ordinary shares, our warrants or our ADSs, and while we have applied to list our ADSs and warrants on the NYSE, we cannot assure you that a significant public market for the ADSs or warrants will develop or be sustained after this offering. We do not expect that an active trading market will develop for our ordinary shares not represented by the ADSs or warrants. Future sales of substantial amounts of our ordinary shares or ADSs in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of ordinary shares or our ADSs in the public market in the United States, including ADSs representing ordinary shares issued upon exercise of outstanding options or warrants, or the possibility of such sales, could negatively affect the market price in the United States of our ADSs and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have 144,119,181 outstanding ordinary shares, including ordinary shares represented by ADSs, assuming no exercise of the underwriters’ option to purchase additional ADSs. Of that amount, 9,375,000 ordinary shares, including ordinary shares represented by ADSs, will be publicly held by investors participating in this offering, and 134,744,181 ordinary shares will be held by our existing shareholders, who may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. In addition, based on options and warrants outstanding as of the date of this prospectus, 10,927,000 ordinary shares and 28,972,252 ordinary shares will be subject to outstanding options and warrants after this offering, respectively. Options to purchase 1,322,335 ordinary shares and warrants to purchase 28,217,565 ordinary shares will be vested and exercisable upon the closing of this offering, and options to purchase 1,322,335 ordinary shares and warrants to purchase 28,217,565 ordinary shares will be vested and exercisable at 180 days after this offering, respectively.

All of the units sold in this offering and the ordinary shares they represent will be freely transferable in the United States by persons other than our “affiliates” without restriction or further registration under the Securities Act. Ordinary shares, ADSs or warrants purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 of the Securities Act described below.

The 134,744,181 ordinary shares held by existing shareholders (including ordinary shares convertible from all outstanding Series A, Series B and Series C convertible redeemable preferred shares as of January 15, 2010) are, and those ordinary shares issuable upon exercise of options and warrants outstanding following the completion of this offering will be, “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Lock-Up Agreements

We, our executive officers and directors and shareholders have agreed for a period of 180 days after the date of this prospectus not to sell, transfer or otherwise dispose of, and not to announce an intention to sell, transfer or otherwise dispose of, without the prior written consent of the underwriters:

•	any of our ordinary shares or depositary shares representing our ordinary shares;

•	any shares of our subsidiaries or controlled affiliates or depositary shares representing those shares; or

•	any securities that are substantially similar to the ordinary shares or depositary shares referred to above, including any securities that are convertible into, exchangeable for or otherwise represent the right to receive ordinary shares, other shares or depositary shares referred to above.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned “restricted securities” within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned “restricted securities” for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1.0% of the number of our ordinary shares then outstanding, which will equal approximately 1,441,192 ordinary shares immediately after this offering; or

•	the average weekly reported trading volume of our ADSs on the NYSE during the four calendar weeks proceeding the date on which a notice of the sale on Form 144 is filed with the SEC by such person.

Sales under Rule 144 by persons who are deemed to be our affiliates are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after the date of this prospectus, persons who acquired ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the current information or six-month holding period requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Certain holders of our ordinary shares, in the form of ADSs or otherwise or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lockup agreements described above. See “Description of Share Capital — Registration Rights.”

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our securities is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under state, local, non-U.S., non-PRC and non-Cayman Islands tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Appleby, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Global Law Office, our PRC counsel. To the extent that the discussion relates to matters of U.S. federal income tax law (not including any of our expectations), and subject to the qualifications herein, it represents the opinion of DLA Piper, our U.S. counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double taxation treaties, save for a Double Taxation Arrangement with the United Kingdom which was signed on 16 June 2009 but which is not, as of the date hereof, in force. There are no exchange control regulations or currency restrictions in the Cayman Islands, apart from standard anti-money laundering legislation.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of ordinary shares or warrants. However, an instrument transferring title to an ordinary share or warrant, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law of 2007 and its Implementation Regulations, both of which became effective on January 1, 2008, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise. The “de facto management body” is defined as an organization that exercises material and full management and control over matters including the enterprise’s production and operations, personnel, finance and property. At present, the PRC tax authorities have not issued any guidance on the application of the new EIT Law and its Implementation Regulations on non-Chinese enterprises or non-Chinese group enterprises and their controlled entities. As a result, it is unclear what factors will be used by the PRC tax authorities to determine whether we are a “de facto management body” in China. However, a substantial number of our management members reside in the PRC, and almost all of our revenues derive from our operations in the PRC. We may therefore be treated as a resident enterprise for PRC tax purposes and be subject to an enterprise income tax rate of 25% on our worldwide income. Dividends received directly from another PRC tax resident enterprise may be exempted from the taxable income.

Moreover, the Enterprise Income Tax and its Implementation Regulations provide that an income tax rate of 10% will be applicable to dividends payable to non-PRC shareholders that are derived from sources within the PRC, unless a tax treaty exists between the PRC and the relevant jurisdictions where such non-PRC shareholders reside and such treaty provides for a reduction or exemption of the relevant tax. If we are considered a non-resident enterprise, dividends we received from our PRC resident subsidiaries will be subject to the 10% PRC income tax. Cayman Islands, where our company was incorporated, has not concluded any tax treaty with the PRC. Upon completion of our reorganization under our Hong Kong holding company, subject to the approval of the competent tax authority in charge, this rate of tax may be lowered to 5% in compliance with the tax agreement between the PRC and Hong Kong. Furthermore, if we are treated as a resident enterprise for PRC tax purposes, non-PRC or warrant holders may be subject to a 10% income tax upon dividends payable by us that are sourced from within the PRC.

On February 20, 2009, the State Administration of Taxation promulgated the Notice on Relevant Issues of Implementing Dividend Clauses under Tax Treaties, or the Notice. According to the 2009 Notice, no enterprise is entitled to enjoy preferential treatment on dividend withholding tax rates pursuant to any tax treaties if such enterprise qualifies for such preferential tax rates through any transaction or arrangement, the major purpose for which is to obtain such preferential tax treatment. The tax authority in charge has the right to make adjustments to the applicable tax rates, if it determines that any tax payer has enjoyed preferential treatment under tax treaties as a result of such transaction or arrangement. Since the 2009 Notice is newly issued, it remains unclear how the PRC tax authorities will implement it in practice and to what extent it will affect the dividend withholding tax rates for dividends distributed by our subsidiaries in the PRC to our Hong Kong subsidiary. If the relevant tax authority determines that our Hong Kong subsidiary was set up for the purpose of taking advantage of the preferential tax rates on dividends, the higher 10% withholding tax rate may apply to such dividend, which will reduce the funds ultimately available to pay dividends to our shareholders.

On August 24, 2009, the State Administration of Taxation promulgated the Administrative Measures for Enjoyment of Tax Treaty Treatments by Non-residents (Trial), or the Administrative Measures, with the effective date on October 1, 2009. Pursuant to the Administrative Measures, the treatment under tax treaties refers to the tax liabilities that should be paid according to the PRC tax laws but can be reduced or exempted under tax treaties. Where non-residents, including non-resident enterprises and non-resident individuals, enjoy special treatment under tax treaties in terms of dividends, interest, royalties or property gains, such non-residents shall apply to the competent tax authorities for examination and approval in accordance with the Administrative Measures; otherwise, they will not be able to enjoy the treatment under the tax treaties. We expect to receive approval of our preferential dividend withholding rate for our Hong Kong subsidiary. However if the preferential rate were for any reason not approved, it would reduce the funds ultimately available to pay dividends to our shareholders.

U.S. Federal Income Taxation

Introduction

The following discussion, subject to the qualifications herein, is the opinion of DLA Piper LLP (US), our U.S. counsel, on the material U.S. federal income tax consequences of the purchase, ownership and disposition of the units, ordinary shares, ADSs or warrants, which we refer to collectively as our securities, by U.S. Holders, as defined below. This discussion applies only to U.S. Holders that purchase the securities in this offering and hold the securities as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law, such as banks, other financial institutions, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, partnerships, dealers in securities, brokers, U.S. expatriates, persons subject to the alternative minimum tax, persons who have acquired the securities as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar or persons that own, or are deemed to own, 10% or more, by voting power, of our stock. If a partnership holds securities, the consequences to a partner will depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding securities should consult its own tax adviser regarding the U.S. tax consequences of its investment in the securities through the partnership. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the securities that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. For U.S. federal income tax purposes, a U.S. Holder of an ADS should be treated as the beneficial owner of the ordinary shares represented by the ADSs and exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, should not be subject to U.S. federal income tax.

The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming by U.S. Holders of ADSs of foreign tax credits for U.S. federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, including individual U.S. Holders, as described below. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by certain non-corporate U.S. Holders, including individual U.S. Holders, could be affected by future actions that the U.S. Treasury or parties to whom ADSs are pre-released may take.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES OR ADSs, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Characterization of the Units and Allocation of Purchase Price between Ordinary Shares and Warrants

There is no authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the units, and, therefore, that treatment is not entirely clear. Each unit should be treated for U.S. federal income tax purposes as an investment unit consisting of two ordinary shares and a warrant to acquire one ordinary share. For U.S. federal income tax purposes, each holder of a unit must allocate the purchase price paid by such holder for a unit between the ordinary share and the warrant included in that unit based on their respective relative fair market values at the time of issuance. A holder’s initial tax basis in the ordinary share and the warrant included in each unit should equal the portion of the purchase price of the unit allocated thereto. While uncertain, it is possible that the IRS, by analogy to the rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that our allocation of the purchase price will be binding on a holder of a unit, unless the holder explicitly discloses in a statement attached to its timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit that the holder’s allocation of the purchase price between the ordinary share and warrant that comprise the unit is different than our allocation.

Any purchase price allocation by a holder of a unit or by us is not binding on the IRS or the courts. For that reason, and because of the absence of authority addressing the federal income tax treatment of the units, each holder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of an investment in a unit (including alternative characterizations of a unit) and regarding the risks associated with an allocation of the purchase price between the ordinary share and the warrant that comprise a unit that is inconsistent with our allocation or the holder’s allocation of the purchase price. Unless otherwise stated, the following discussion is based on the assumption that the characterization of the units described above is accepted for U.S. federal income tax purposes.

Exercise of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. Ordinary shares acquired pursuant to the exercise of warrants for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrants (that is, as discussed under “Characterization of the Units and Allocation of Purchase Price between Ordinary Shares and Warrants”

above, the portion of the U.S. Holder’s purchase price for a unit that is allocated to the warrant), increased by the amount paid to exercise the warrants. The holding period of such ordinary shares generally would begin on the day after the date of exercise of the warrants.

Sale, Taxable Exchange, Redemption or Expiration of a Warrant

Subject to the PFIC rules discussed below, upon a sale, taxable exchange (but not exercise), or redemption of a warrant, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition (or, if the warrant is disposed of through the disposition of a unit, the portion of the amount realized on such disposition that is allocated to the warrant based on the then fair market values of the warrant and the ordinary share included in the unit) and (ii) the U.S. Holder’s tax basis in the warrant (that is, as discussed under “Characterization of the Units and Allocation of Purchase Price between Ordinary Shares and Warrants” above, the portion of the U.S. Holder’s purchase price for a unit that is allocated to the warrant). Upon expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to the U.S. Holder’s tax basis in the warrant. Any such gain or loss would generally be treated as capital gain or loss and will be long-term capital gain or loss if the warrant was held by the U.S. Holder for more than one year at the time of such disposition or expiration. As discussed above, the deductibility of capital losses is subject to various limitations, as is the deduction for losses upon a taxable disposition by a U.S. Holder of a warrant (whether or not held as part of a unit) if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical securities.

Dividends

Subject to the discussion below under “— Passive Foreign Investment Company” and “— Controlled Foreign Corporation,” the gross amount of any distribution made by us on the ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares or ADSs or rights to acquire ordinary shares or ADSs and certain distributions in redemption of ordinary shares or ADSs, will be treated as a dividend includible in the gross income of a U.S. Holder as ordinary income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, when actually or constructively received by the U.S. Holder, in the case of ordinary shares, or when actually or constructively received by the depositary, in the case of ADSs. To the extent the amount of such distribution exceeds our current and accumulated earnings and profits as so computed, it will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s adjusted tax basis in such ordinary shares or ADSs and, to the extent the amount of such distribution exceeds such adjusted tax basis, will be treated as gain from the sale of such ordinary shares or ADSs. We, however, may not calculate earnings and profits in accordance with U.S. federal income tax principles. In this case, U.S. Holders may have to treat all distributions as dividends.

Certain dividends received by non-corporate U.S. Holders, including individuals, in taxable years beginning before January 1, 2011, will be subject to a maximum income tax rate of 15%. This reduced income tax rate is applicable to dividends paid by “qualified foreign corporations” and only with respect to ordinary shares or ADSs held for a minimum holding period of at least 61 days during a specified 121-day period, and if certain other conditions are met. A qualified foreign corporation is any non-U.S. corporation if (a) either (i) its stock is readily tradable on an established securities market in the United States or (ii) it is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, and (b) it is not a passive foreign investment company (as discussed below) for both the taxable year in which the dividend is paid and the preceding taxable year. We expect to be considered a qualified foreign corporation because our ADSs will be listed on the NYSE. Accordingly, subject to the discussions below under ‘‘— Passive Foreign Investment Company” and “— Controlled Foreign Corporation,” dividends paid by us on our ADSs should be eligible for the reduced income tax rate. In addition, if we are treated as a “resident enterprise” for PRC tax purposes under the EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC, see “Taxation — People’s Republic of China Taxation”. Dividends paid by us will not be eligible for the “dividends received” deduction allowed to corporate shareholders with respect to dividends received from U.S. corporations. The U.S. Treasury Department has announced its intention to promulgate rules pursuant to which U.S. Holders of the ordinary shares or ADSs and intermediaries through whom such ordinary shares or ADSs are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such rules have not yet been issued, it is not clear whether we will be in a position to comply with them. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their particular circumstances.

Dividends paid by us will constitute income from sources outside the United States for U.S. foreign tax credit limitation purposes and will be categorized as “passive category income” or, in the case of certain U.S. Holders, as “general category income” for U.S. foreign tax credit purposes. If PRC withholding taxes apply to dividends paid to a U.S. Holder with respect to our ADSs or ordinary shares, see “Taxation — People’s Republic of China Taxation”, subject to certain conditions and limitations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability. The rules relating to the U.S. foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the effect of these rules in their particular circumstance.

Certain distributions of additional ordinary shares or ADSs to U.S. Holders with respect to their ordinary shares or ADSs that is made as part of a pro rata distribution to all shareholders will not be subject to U.S. federal income tax.

Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the discussion below under “— Passive Foreign Investment Company” and “— Controlled Foreign Corporation,” a U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of the ordinary shares or ADSs in an amount equal to the difference between the amount realized from such sale or disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares or ADSs. Such gain or loss will be a capital gain or loss and will be long-term capital gain, taxable at a reduced rate for non-corporate U.S. Holders, including individuals, or loss if, on the date of sale or disposition, such ordinary shares or ADSs were held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss on the sale or disposition by a U.S. Holder will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes, subject to certain exceptions and limitations. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, see “Taxation — People’s Republic of China Taxation”, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. The U.S. foreign tax credit rules are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the application of the such foreign tax credit rules.

Controlled Foreign Corporation

Special rules may apply to certain U.S. Holders if we are considered a controlled foreign corporation. A controlled foreign corporation, or CFC, is a foreign corporation in which U.S. Holders, who each own directly, indirectly or constructively at least 10% of the voting power of the foreign corporation (each a U.S. 10% shareholder), collectively own more than 50% of the total combined voting power or total value of the corporation. Under the aforementioned constructive ownership rules, a U.S. Holders’ warrants (or other options to acquire shares or ADSs) will be taken into account in determining whether such U.S. Holders is a U.S. 10% shareholder. Given our current ownership, there is a possibility that we may be a CFC following the issuance of the ADSs. If we were a CFC for an uninterrupted period of 30 days or more during a taxable year, a U.S. 10% shareholder on the last day of our taxable year on which we were a CFC must include in income its pro rata share of our subpart F income and may be required to include in income its pro rata share of investment by us in U.S. property. Subpart F income includes, among other things, interest, dividends and other types of passive investment income. Further, if we were a CFC, some or all of the gain from the sale of our stock by a U.S. 10% shareholder may be characterized as ordinary income rather than capital gain and the taxation of distributions made by us to such a shareholder would be subject to special rules. The particular consequences of CFC status for a U.S. 10% shareholder cannot be determined until the last day of our taxable year on which we were a CFC. However, our status as a CFC would not affect the tax treatment of a U.S. Holder that is not a U.S. 10% shareholder. Because CFC status is a factual determination dependent on the circumstances existing on the relevant date and thereafter, our U.S. counsel expresses no opinion with respect to our CFC status following the issuance of the ADSs. Prospective investors should consult their own tax advisors to determine whether an ownership interest in us would cause them to become a U.S. 10% shareholder of our company or any of our subsidiaries and to determine the impact of such a classification.

Passive Foreign Investment Company

Although we are unable to predict our income and the composition of our assets with certainty, based on the composition of our assets and income and the current expectations regarding the amount of the proceeds of this offering, we believe that we should not be treated as a PFIC for U.S. federal income tax purposes with respect to our 2009 taxable year and we do not intend or anticipate becoming a PFIC for any future taxable year. However, the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year and depends on our current, future and projected financial data, the composition of our income and assets and, without limitation, on how quickly and to what extent we are and will be able to spend the cash and working capital raised in this offering. In addition, a decrease in the trading price of the securities may cause us to be considered a PFIC in the current or any subsequent year. Therefore, there can be no assurances that we will not be treated as a PFIC for 2009 or any other taxable year. Further, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph.

A non-U.S. corporation will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the value of its assets, including any cash and working capital that may be raised in an offering such as this offering, based on an average of the quarterly values of the assets during such year, is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose includes, among other things, dividends, interest, royalties, rents and gains from commodities and securities transactions. Passive income does not include rents and royalties derived from the active conduct of a trade or business.

If we are a PFIC in any year during which a U.S. Holder owns the securities, such U.S. Holder may experience certain adverse tax consequences. Such U.S. Holder could be liable for additional taxes and interest charges (i) upon “excess distributions,” which include distributions received by the U.S. Holder on our securities during the year, but only to the extent that the aggregate of the distributions for the taxable year exceeds 125% of the average amount of distributions received by the U.S. Holder in the preceding three years, or (ii) upon a sale or other disposition of the securities at a gain, whether or not we continue to be a PFIC. The tax will be determined by allocating the excess distribution or recognized gain ratably to each day of the U.S. Holder’s holding period. The amount allocated to the current taxable year and any taxable year with respect to which we were not a PFIC will be taxed as ordinary income, rather than capital gain, earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for such taxable years and, in addition, an interest charge will be imposed on the amount of such taxes.

These adverse tax consequences may be avoided if the U.S. Holder is eligible to and does elect to annually mark-to-market the securities.

If a U.S. Holder makes a mark-to-market election, such holder will include as ordinary income the excess, if any, of the fair market value of the securities at the end of each taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the securities over their fair market value at the end of the taxable year, but only to the extent of the net amount of previously included income as a result of the mark-to-market election. Any gain recognized on the sale or other disposition of the securities will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable Treasury regulations. We expect the ADSs and warrants to be “marketable stock” because our ADSs and warrants will be listed on the NYSE.

Alternatively, a U.S. Holder of stock (but not warrants) in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder that makes a valid qualified electing fund election with respect to a PFIC will include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations, and we do not intend to prepare or provide the information that would entitle U.S. Holders to make a qualified electing fund election.

If we are regarded as a PFIC, a U.S. Holder of ordinary shares or ADSs must make an annual return on IRS Form 8621, reporting distributions received and gains realized with respect to these interests. The reduced tax rate for dividend income, as discussed above under “— Dividends,” is not applicable to dividends paid by a PFIC.

Prospective investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a PFIC.

Backup Withholding Tax and Information Reporting Requirements

Dividend payments made to U.S. Holders and proceeds paid from the sale or other disposition of their ordinary shares or ADSs may be subject to information reporting to the Internal Revenue Service and possible U.S. federal backup withholding at a current rate of 28%. Certain exempt recipients, such as corporations, are not subject to these information reporting requirements. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service in a timely manner and furnishing any required information.

Prospective investors should consult their own tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining this exemption.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement, dated January   , 2010, by and among us and Broadband Capital Management LLC, acting as the representative of the underwriters of this offering, Broadband Capital Management LLC has severally agreed to purchase from us, on a firm commitment basis, the number of units, each representing an ADS and a warrant, set forth opposite its name below, at the public offering price, less the underwriting discount and non-accountable expense allowance set forth on the cover page of this prospectus and each of the other underwriters named below has severally agreed to purchase from us, on a firm commitment basis, the number of units, each representing an ADS and a warrant, set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. Each ADS is comprised of three ordinary shares and each warrant is exercisable for three ordinary shares. The address of Broadband Capital Management LLC is 712 Fifth Avenue, 22nd Floor, New York, New York 10019.

Number of
Underwriter	Units

Broadband Capital Management LLC
I-Bankers Securities, Inc.
Maxim Group LLC
Morgan Joseph & Co. Inc.
Pali Capital, Inc.

Total	3,125,000

The underwriters have agreed to purchase all of the units offered by this prospectus (other than those covered by the overallotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase units, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the units are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters.

The units should be ready for delivery on or about January   , 2010 against payment in immediately available funds. The underwriters may reject all or part of any order.

Vicis Capital Master Fund has indicated to us it intends to subscribe for more than 5% of the ADSs sold in this offering.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

	Per Unit	Total

Public offering price	$
Underwriting discount	$
Non-accountable expense allowance(1)	$
Proceeds, before expenses, to us(2)	$

(1)	The non-accountable expense allowance of 1% of the gross proceeds of this offering is payable to Broadband Capital Management LLC with respect to the units sold on a firm commitment basis.

(2)	We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $10.9 million.

The underwriting agreement also provides that Broadband Capital Management LLC will be paid a non-accountable expense allowance equal to 1% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the underwriters’ overallotment option.

Pricing of Securities

The representatives have advised us that the underwriters propose to offer the units directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the units to other securities dealers at such price less a concession of           per unit. The underwriters may also allow, and such dealers may reallow, a concession not in excess of           per unit to other dealers. After the units are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

Prior to this offering, there was no public market for our securities. The public offering price of our unit was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the units included:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the economy and the securities markets in the United States at the time of this offering;

•	the recent market prices of, and the demand for, publicly traded securities of generally comparable companies; and

•	other factors we deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which our ADSs will trade in the public market following this offering or that an active trading market for our ADSs will develop and continue after this offering.

Overallotment Option

We have granted the underwriters an overallotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 468,750 additional units from us at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. If this option is exercised in full, the total price to the public of our units in this offering will be $57.5 million, assuming an offer price of $16 per unit. The underwriters have severally agreed that, to the extent the overallotment option is exercised, they will each purchase a number of additional units proportionate to the underwriter’s initial amount reflected in the table above.

Representatives’ Warrant

We have also agreed to issue to Broadband Capital Management LLC, for $100, a purchase warrant to purchase a number of ordinary shares equal to an aggregate of six (6%) percent of the ordinary shares sold in this offering. The warrant will have an exercise price equal to 120% of the offering price of the ordinary shares sold in this offering. The warrants are exercisable commencing 540 days after the effective date of the registration statement related to this offering, and will expire five (5) years from the effective date of the registration statement. The warrant is not redeemable by us, and allows for “cashless” exercise. The warrant also provides for unlimited “piggyback” registration rights at our expense with respect to the underlying ADSs during the five (5)-year period commencing on the effective date and fully complies with Rule 5110(f)(2)(H)

including restrictions on anti-dilution terms. Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110(g)(1), the warrant (and underlying units) issued to Broadband Capital Management LLC may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the units offered; provided, however, that the warrant (and underlying units) may be transferred to officers or partners of Broadband Capital Management LLC as long as the warrants (and underlying units) remain subject to the lock-up agreement.

Warrant Solicitation Fee

We have engaged the representative on a non-exclusive basis as our agent for the solicitation of the exercise of the warrants commencing one year after the effective date of the registration statement of which this prospectus is a part. To the extent not inconsistent with the guidelines of FINRA and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised if the exercise had been solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of ordinary shares is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the representative has not provided to the holder of the warrants solicited for exercise a copy of the prospectus with respect to the shares of ordinary shares underlying the warrants.

Lock-ups

Our officers, directors and shareholders have agreed that for a period of 180 days from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of Broadband Capital Management LLC, except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and certain other exceptions.

Other Terms

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In addition to the non-accountable expense allowance, the Company has agreed to pay the fees, expenses and disbursements relating to background checks of the Company’s officers and directors.

Stabilization

Until the distribution of the units offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities

Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our securities. The underwriters may engage in overallotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

•	Overallotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the overallotment option. In a naked short position, the number of securities involved is greater than the number of securities in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing securities in the open market.

•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. If the underwriters sell more units than could be covered by the overallotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our units. These transactions may occur on the New York Stock Exchange or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with this offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority.

Other Relationships

In November 2006, we issued warrants to purchase a total of 3,066,665 ordinary shares to Morgan Joseph & Co. Inc., or Morgan Joseph. In January 2008, we issued warrants to purchase 15,000 Series A convertible redeemable preferred shares to Morgan Joseph. The warrants were issued to Morgan Joseph in consideration for its services as the placement agent in our notes offering in November 2006 and the Series A convertible redeemable preferred shares offering in January 2008. Morgan Joseph has agreed that shares obtained through the exercise of the warrants will be subject to lock-up restrictions for 180 days after the date of this prospectus.

Through indirect holdings in China Hydro, LLC, each of Morgan Joseph Holdings Inc. and MJ Partners I, L.P., both affiliated with Morgan Joseph, acquired beneficial ownership of 249,541 ordinary shares and the rights to purchase 41,208 ordinary shares of our company for a consideration of $123,624.

In November 2009, the company paid $0.4 million to Morgan Joseph & Co. Inc. as consideration for its financial advisory services in connection with the Series C convertible redeemable preferred shares offering.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our shareholders. They have received customary fees and commissions for these transactions.

Foreign Regulatory Restrictions on Purchase of Units

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of units and the distribution of the prospectus outside the United States.

Italy.  This offering of the units has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no units may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the units be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the units or distribution of copies of this prospectus or any other document relating to the units in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  This offering of our units is not a public offering in the Federal Republic of Germany. The units may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our units in or out of the Federal Republic of Germany. Our units are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and this offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our units will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France.  Our units offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the units offered by this prospectus for their own account and in accordance with articles L. 411-1, L.441-2 and L.412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree.

Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the units offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece.  The prospectus has been submitted for approval by the SEC and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. This offering of our units does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer of units, which is being reviewed for approval only by the SEC, and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of units.

Switzerland.  This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The units are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.  In the United Kingdom, the units offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any units offered by this prospectus to any person in the United Kingdom except in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended), or the FSMA; and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the units offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United

Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden.  Neither this prospectus nor the units offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the units offered hereunder be marketed or offered for sale in Sweden other than in circumstances that are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway.  This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark.  This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. This offering of the units will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands.  The underwriter may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus.  The underwriter has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services,” “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, or the IFL, in relation to the units, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. The underwriter has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the units other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

People’s Republic of China.  This prospectus may not be circulated or distributed in the PRC, and our units may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Hong Kong.  The units have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies ordinance (Cap. 32) of

Hong Kong or which do not constitute an offer to the public within the meaning of that ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the units that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the units may not be circulated or distributed, nor may the units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Australia.  No prospectus or other disclosure document as defined in the Corporations Act 2001 of Australia in relation to the units has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Each underwriter has represented and agreed that it:

(i)	has not made or invited, and will not make or invite, an offer of the units or ordinary shares for issue or sale in Australia, including an offer or invitation which is received by a person in Australia; and

(ii)	has not distributed or published, and will not distribute or publish, the prospectus or any other offering material or advertisement relating to the units in Australia, unless, in either case (i) or (ii):

(a)	the minimum aggregate consideration payable by each offeree or invitee is at least A$500,000 (or its equivalent in other currencies), disregarding moneys lent by the offeror or its associates, or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Australian Corporations Act; and

(b)	such action complies with all applicable laws and regulations.

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date) an offer of securities to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Broadband Capital Management LLC for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay:

SEC registration fee	$8,712
FINRA filing fee	6,609
NYSE listing fee	150,000
Legal fees and expenses	4,050,000
Accounting fees and expenses	5,550,000
Printing fees	900,000
Other fees and expenses	240,000

Total	$10,905,321

All amounts are estimated, except the SEC registration fee, the NYSE listing fee and the FINRA filing fee.

LEGAL MATTERS

We are being represented by DLA Piper LLP (US) with respect to U.S. federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Loeb & Loeb LLP. The validity of the ordinary shares represented by the ADSs and the ordinary shares underlying the warrants offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Appleby. The enforceability of the warrants offered in this offering will be passed upon for us by DLA Piper Hong Kong. Legal matters as to PRC law will be passed upon for us by Global Law Office and for the underwriters by Jingtian & Gongcheng. DLA Piper LLP (US) and Appleby may rely upon Global Law Office with respect to matters governed by PRC law. Loeb & Loeb LLP may rely upon Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of China Hydroelectric Corporation (successor) at December 31, 2006, 2007 and 2008 and for the period from July 10, 2006 (inception) to December 31, 2006 and for each of the years ended December 31, 2007 and 2008, the financial statements of Yunnan Huabang Electric Power Development Co., Ltd. (predecessor) at December 31, 2006 and for the year ended December 31, 2006 and for the period from January 1, 2007 to April 24, 2007, the financial statements of Qingtian Wuliting Hydroelectric Development Co., Ltd. at December 31, 2006 and 2007 and for each of the two years in the period ended December 31, 2007, the financial statements of Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. at December 31, 2006 and 2007 and for each of the two years in the period ended December 31, 2007, the financial statements of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. at December 31, 2006 and 2007 and for each of the two years in the period ended December 31, 2007, the financial statements of Pingnan County Wangkeng Hydroelectric Co., Ltd. at December 31, 2006 and 2007 and for each of the two years in the period ended December 31, 2007, the financial statements of Pingnan County Yuanping Hydroelectric Co., Ltd. at December 31, 2006 and 2007 and for each of the two years in the period ended December 31, 2007, and the financial statements of Pingnan County Yuheng Hydropower Co., Ltd. at December 31, 2007 and October 20, 2008 and for the periods from May 18, 2007 (inception) to December 31, 2007, and January 1, 2008 to October 20, 2008 appearing in this prospectus have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming are located at Level 16, Ernst & Young Tower, Tower E3, Oriental Plaza, No. 1 East Chang An Ave., Dong Cheng District, Beijing, China 100738. Certain statements in this Prospectus regarding PRC, Hong Kong SAR, and Cayman Islands laws have been reviewed by Global Law Office whose office is located at 15th Floor Tower 1, China Central Place, No.81 Jianguo Road, Chaoyang District, Beijing, China 10025, DLA Piper whose office is located at 17th Floor Edinburgh Tower, The Landmark, 15 Queen’s Road, Hong Kong, and Appleby whose office is located at Clifton House, 75 Fort Street, P.O. Box 190, Grand Cayman KY1-1104, Cayman Islands, respectively.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the units to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our units.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of units and, upon our written request, will mail to all record holders of units the information contained in any notice of a shareholders’ meeting received by the depositary from us.

CONVENTIONS USED IN THIS PROSPECTUS

This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in New York, New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of September 30, 2009, which was RMB6.8262 to $1.00. We make no representation that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all. On November 27, 2009, the noon buying rate was RMB6.8272 to $1.00. Data provided in tables may not equal the total amounts shown due to rounding.

Unless the context otherwise requires, references in this prospectus to:

•	“years” are to calendar years and, where the context requires, our fiscal year;

•	our “hydropower plants” includes the operating company which owns the plant, where the context requires;

•	“we,” “us,” “our company,” “our,” “CHC” and “China Hydroelectric” refer to China Hydroelectric Corporation and its subsidiaries. For SEC reporting purposes, China Hydroelectric Corporation is the successor company to our predecessor company, Binglangjiang. Our financial statements and other financial and operating data presented in this prospectus reflect the results of operations of Binglangjiang from April 25, 2007, the date we acquired Binglangjiang;

•	“Binglangjiang” refers to Yunnan Huabang Electric Power Development Co. Ltd., which for SEC reporting purposes is our predecessor company. Binglangjiang’s financial statements and other financial and operating data presented in this prospectus are solely those of Binglangjiang, and do not reflect the results of operations of our company or our other subsidiaries;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.001 per share;

•	“ADSs” refers to our American depositary shares, each of which represents three ordinary shares, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“RMB” or “Renminbi” refers to the legal currency of China and “US$”, “U.S. dollars” or “$” refers to the legal currency of the United States;

•	“effective tariff” means gross revenues, which are revenues not netted for VAT or other applicable business surcharges, if any, recorded in the relevant period, divided by the quantity of electricity sold in such period; and

•	“effective utilization rate” means the quantity of electricity sold in the relevant period expressed as a percentage of installed capacity for electricity generation in such period.

Statements in this prospectus as to the number of ordinary shares outstanding immediately prior to this offering includes 119,202,515 ordinary shares that are to be issued upon conversion of 355,760 preferred shares outstanding, or to be issued as preferred share dividends, as of January 15, 2010. A further 71.2 Series A convertible redeemable preferred shares, 49.2 Series B convertible redeemable preferred shares and 5.6 Series C convertible redeemable preferred shares will accrue each day from January 16, 2010 to the date of the closing of this offering.

Unless otherwise indicated, the information in this prospectus does not include:

•	468,750 units, each consisting of one ADS and one warrant, that may be issued by us upon exercise of the underwriters’ overallotment option; and

•	28,972,252 ordinary shares issuable pursuant to outstanding warrants at a weighted average exercise price of $5.29 per share, 646,875 ordinary shares issuable pursuant to outstanding warrants at an exercise price of 120% of the IPO price per ordinary share, 3,927,000 outstanding options at the exercise price of $7.70 per share and 7,000,000 outstanding options at the exercise price equal to the price to the public of our ordinary shares in this offering.

•	9,375,000 ordinary shares issuable upon the exercise of the warrants included in the units.

•	1,406,250 ordinary shares issuable upon the exercise of the warrants of the underwriters’ over-allotment option.

INDEX TO FINANCIAL STATEMENTS

CHINA HYDROELECTRIC CORPORATION (SUCCESSOR)

Page

Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets as of December 31, 2006, 2007 and 2008	F-5
Consolidated Statements of Operations for the Period from July 10, 2006 (Inception) to December 31, 2006 and for the Years Ended December 31, 2007 and 2008	F-7
Consolidated Statements of Cash Flows for the Period from July 10, 2006 (Inception) to December 31, 2006 and for the Years Ended December 31, 2007 and 2008	F-8
Consolidated Statements of Changes in Shareholders’ Equity for the Period from July 10, 2006 (Inception) to December 31, 2006 and for the Years Ended December 31, 2007 and 2008	F-10
Notes to the Consolidated Financial Statements	F-11
Unaudited Interim Condensed Consolidated Balance Sheet as of September 30, 2009	F-72
Unaudited Interim Condensed Consolidated Statements of Operations for the Nine Months ended September 30, 2008 and 2009	F-73
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2008 and 2009	F-74
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit) for the Nine Months ended September 30, 2008 and 2009	F-75
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-76

YUNNAN HUABANG ELECTRIC POWER DEVELOPMENT CO., LTD. (PREDECESSOR)

Report of Independent Registered Public Accounting Firm	F-106
Balance Sheet as of December 31, 2006	F-107
Statements of Operations for the Year Ended December 31, 2006 and the Period from January 1, 2007 to April 24, 2007	F-108
Statements of Cash Flows for the Year Ended December 31, 2006 and the Period from January 1, 2007 to April 24, 2007	F-109
Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2006 and the Period from January 1, 2007 to April 24, 2007	F-110
Notes to the Financial Statements	F-111

ZHEJIANG PROVINCE JINGNING YINGCHUAN HYDROELECTRIC DEVELOPMENT CO., LTD.

Report of Independent Registered Public Accounting Firm	F-123
Balance Sheets as of December 31, 2006 and 2007	F-124
Statements of Operations for the Years Ended December 31, 2006 and 2007	F-125
Statements of Cash Flows for the Years Ended December 31, 2006 and 2007	F-126
Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2006 and 2007	F-127
Notes to the Financial Statements	F-128

QINGTIAN WULITING HYDROELECTRIC DEVELOPMENT CO., LTD.

Report of Independent Registered Public Accounting Firm	F-140
Balance Sheets as of December 31, 2006 and 2007	F-141
Statements of Operations for the Years Ended December 31, 2006 and 2007	F-142
Statements of Cash Flows for the Years Ended December 31, 2006 and 2007	F-143
Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2006 and 2007	F-144
Notes to the Financial Statements	F-145

Page

SANMING ZHONGYIN BANZHU HYDROELECTRIC CO., LTD.

Report of Independent Registered Public Accounting Firm	F-157
Balance Sheets as of December 31, 2006 and 2007	F-158
Statements of Operations for the Years Ended December 31, 2006 and 2007	F-159
Statements of Cash Flows for the Years Ended December 31, 2006 and 2007	F-160
Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2006 and 2007	F-161
Notes to the Financial Statements	F-162
Unaudited Interim Condensed Balance Sheet as of September 30, 2008	F-174
Unaudited Interim Condensed Statements of Operations for the Nine Months Ended September 30, 2007 and 2008	F-175
Unaudited Interim Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2007 and 2008	F-176
Unaudited Interim Condensed Statements of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2007 and 2008	F-177
Notes to the Unaudited Interim Condensed Financial Statements	F-178

PINGNAN COUNTY WANGKENG HYDROELECTRIC CO., LTD.

Report of Independent Registered Public Accounting Firm	F-187
Balance Sheets as of December 31, 2006 and 2007	F-188
Statements of Operations for the Years Ended December 31, 2006 and 2007	F-189
Statements of Cash Flows for the Years Ended December 31, 2006 and 2007	F-190
Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2006 and 2007	F-191
Notes to the Financial Statements	F-192
Unaudited Interim Condensed Consolidated Balance Sheet as of September 30, 2008	F-206
Unaudited Interim Condensed Statement of Operations for the Nine Months Ended September 30, 2007 and Unaudited Interim Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2008
F-207
Unaudited Interim Condensed Statement of Cash Flows for the Nine Months Ended September 30, 2007 and Unaudited Interim Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2008
F-208
Unaudited Interim Condensed Statement of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2007 and Unaudited Interim Condensed Consolidated Statement of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2008
F-209
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-210

PINGNAN COUNTY YUANPING HYDROELECTRIC CO., LTD.

Report of Independent Registered Public Accounting Firm	F-220
Balance Sheets as of December 31, 2006 and 2007	F-221
Statements of Operations for the Years Ended December 31, 2006 and 2007	F-222
Statements of Cash Flows for the Years Ended December 31, 2006 and 2007	F-223
Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2006 and 2007	F-224
Notes to the Financial Statements	F-225

Unaudited Interim Condensed Balance Sheet as of September 30, 2008	F-238
Unaudited Interim Condensed Statements of Operations for the Nine Months Ended September 30, 2007 and September 30, 2008	F-239
Unaudited Interim Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2007 and 2008	F-240

Page

Unaudited Interim Condensed Statements of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2007 and 2008	F-241
Notes to the Unaudited Interim Condensed Financial Statements	F-242

PINGNAN COUNTY YUHENG HYDROPOWER CO., LTD.

Report of Independent Registered Public Accounting Firm	F-251
Balance Sheets as of December 31, 2007 and October 20, 2008	F-252
Statements of Operations for the Period from May 18, 2007 (date of inception) to December 31, 2007 and the Period from January 1, 2008 to October 20, 2008	F-253
Statements of Cash Flows for the Period from May 18, 2007 (date of inception) to December 31, 2007 and the Period from January 1, 2008 to October 20, 2008	F-254
Statements of Changes in Shareholders Equity for the Period from May 18, 2007 (date of inception) to December 31, 2007 and the Period from January 1, 2008 to October 20, 2008	F-255
Notes to the Financial Statements	F-256

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
China Hydroelectric Corporation

We have audited the accompanying consolidated balance sheets of China Hydroelectric Corporation (the “Company”) and subsidiaries as of December 31, 2006, 2007 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period from July 10, 2006 (inception) to December 31, 2006 and for each of the years ended December 31, 2007 and 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Hydroelectric Corporation and subsidiaries at December 31, 2006, 2007 and 2008 and the consolidated results of their operations and their cash flows for the period from July 10, 2006 (inception) to December 31, 2006 and for each of the years ended December 31, 2007 and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
April 24, 2009

China Hydroelectric Corporation (Successor)

Consolidated Balance Sheets as of December 31, 2006, 2007 and 2008
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

					Pro-Forma
					Balance
					Sheet at
		December 31,			December 31,
	Notes	2006	2007	2008	2008
					(Unaudited)
					Note 2(b)
ASSETS
Current Assets:
Cash and cash equivalents		628	15,606	38,693	38,693
Restricted cash	4	50,340	—	—	—
Accounts receivable (net of allowance for doubtful accounts of US$nil as of December 31, 2006, 2007 and 2008)	5	—	329	3,137	3,137
Deferred tax assets	13	—	—	1,166	1,166
Amounts due from related parties	27	33	25	13	13
Amounts due from an equity investee	2(i)	—	287	4,534	4,534
Debt issuance costs		—	47	—	—
Prepayments and other current assets	6	—	3,269	9,437	9,437

Total current assets		51,001	19,563	56,980	56,980

Non-current Assets:
Debt issuance costs		975	—	—	—
Investment in an equity investee		—	4,721	4,295	4,295
Deferred initial public offering costs	7	—	—	6,032	—
Property, plant and equipment, net	8	—	29,046	365,190	365,190
Intangible assets, net	9	—	3,008	3,666	3,666
Goodwill	10	—	2,773	96,533	96,533
Other non-current assets		—	—	872	872

Total non-current assets		975	39,548	476,588	470,556

TOTAL ASSETS		51,976	59,111	533,568	527,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable		54	251	6,259	6,259
Short-term loans	14	—	—	8,781	8,781
Current portion of long-term loans	14	—	2,052	29,037	29,037
Current portion of long-term notes	16	—	9,760	—	—
Warrant liability	18	—	—	540	540
Amounts due to related parties	27	—	23	242	242
Amounts due to an equity investee	2(i)	—	—	2	2
Accrued expenses and other current liabilities	11	796	2,350	32,424	32,424

Total current liabilities		850	14,436	77,285	77,285

Non-current Liabilities:
Long-term loans	14	—	10,269	138,133	138,133
Long-term notes	16	50,285	—	—	—
Deferred tax liabilities	13	—	—	13,415	13,415
Other non-current liabilities	15	—	—	568	568

Total non-current liabilities		50,285	10,269	152,116	152,116

Total liabilities		51,135	24,705	229,401	229,401

Commitments and contingencies	23
Minority interests		—	—	750	750

China Hydroelectric Corporation (Successor)

Consolidated Balance Sheets as of December 31, 2006, 2007 and 2008 — (Continued)
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

					Pro-Forma
					Balance
					Sheet at
		December 31,			December 31,
	Notes	2006	2007	2008	2008
					(Unaudited)

Convertible redeemable preferred shares
Series A (par value US$0.001 per share; 2,500,000 shares authorized; nil, nil and 152,193 shares issued and outstanding as of December 31, 2006, 2007 and 2008)	17	—	—	164,705	—
Series B (par value US$0.001 per share; 2,500,000 shares authorized; nil, nil and 129,000 shares issued and outstanding as of December 31, 2006, 2007 and 2008)	17	—	—	134,531	—
Shareholders’ equity
Ordinary shares (par value US$0.001 per share, 130,000,000 shares authorized; 8,875,000, 15,708,333 and 15,541,666 shares issued and outstanding as of December 31, 2006, 2007 and 2008)	19	9	16	16	58
Additional paid-in capital		2,266	38,241	38,241	331,403
Accumulated other comprehensive income		—	2,143	10,819	10,819
Accumulated deficit		(1,434)	(5,994)	(44,895)	(44,895)

Total shareholders’ equity		841	34,406	4,181	297,385

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		51,976	59,111	533,568	527,536

The accompanying notes are an integral part of these consolidated financial statements.

China Hydroelectric Corporation (Successor)

Consolidated Statements of Operations for the Period from July 10, 2006 (Inception) to
December 31, 2006 and for the Years Ended December 31, 2007 and 2008
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

		For the Period
		from July 10,	For the	For the
		2006 to	Year Ended	Year Ended
		December 31,	December 31,	December 31,
	Notes	2006	2007	2008

Revenues		—	2,434	14,715
Cost of revenues		—	(813)	(6,025)

Gross profit		—	1,621	8,690

Operating expenses:
General and administrative expenses		(901)	(2,560)	(6,761)

Total operating expenses		(901)	(2,560)	(6,761)

Operating (loss) income		(901)	(939)	1,929

Interest income		340	1,051	1,340
Interest expenses	22	(873)	(3,275)	(5,847)
Change in fair value of derivative financial liabilities and warrant liability	16,18	—	(266)	420
Exchange loss		—	(1,095)	(1,067)
Share of losses in an equity investee			(27)	(503)
Other income, net	24	—	8	144

Loss before income tax expenses and minority interests		(1,434)	(4,543)	(3,584)

Income tax expenses	12	—	(17)	(444)

Loss before minority interests		(1,434)	(4,560)	(4,028)

Minority interests in loss of consolidated subsidiaries		—	—	41

Net loss		(1,434)	(4,560)	(3,987)

Less:
Cumulative dividends on Series A convertible redeemable preferred shares		—	—	(14,680)
Cumulative dividends on Series B convertible redeemable preferred shares		—	—	(5,531)
Changes in redemption value of Series A convertible redeemable preferred shares		—	—	(10,569)
Changes in redemption value of Series B convertible redeemable preferred shares		—	—	(4,134)

Loss attributable to ordinary shareholders		(1,434)	(4,560)	(38,901)

Basic and diluted loss per share	20	(0.34)	(0.33)	(2.50)
Weighted average ordinary shares used in basic and diluted loss per share computation	20	4,230,822	13,817,466	15,554,416
Pro forma basic and diluted loss per share on an as converted basis	32			(0.07)
Shares used in pro forma basic and diluted loss per share computation	32			55,415,130

The accompanying notes are an integral part of these consolidated financial statements.

China Hydroelectric Corporation (Successor)

Consolidated Statements of Cash Flows for the Period from July 10, 2006 (Inception)
to December 31, 2006 and for the Years Ended December 31, 2007 and 2008
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

	For the Period
	from July 10,	For the	For the
	2006 to	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2007	2008

Cash flows from operating activities:
Net loss	(1,434)	(4,560)	(3,987)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	—	572	4,755
Amortization of intangible assets	—	66	108
Deferred income taxes	—	—	46
Share of losses in an equity investee	—	27	503
Amortization of long-term notes discount	285	833	139
Change in fair value of derivative financial liabilities and warrant liability	—	266	(420)
Amortization of debt issuance costs	99	293	47
Accretion of guarantee fee payable	—	—	105
Accretion of unfavourable contract obligations	—	—	(3)
Amortization of government grant	—	—	(11)
Minority interests in loss of consolidated subsidiaries	—	—	(41)
Exchange loss	—	1,095	1,067
Changes in operating assets and liabilities:
Accounts receivable	—	(172)	(8)
Amounts due from related parties	—	—	28
Prepayments and other current assets	(8)	(1,537)	2,166
Other non-current assets	—	—	42
Accounts payable	54	(552)	(2,068)
Amounts due to related parties	—	—	88
Accrued expenses and other current liabilities	489	(594)	(186)

Net cash (used in) provided by operating activities	(515)	(4,263)	2,370

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	—	(466)	(183,268)
Acquisition of an equity investee	—	(4,612)	—
Cash advancement to an acquired business prior to the acquisition date	—	(16,182)	—
Acquisition of property, plant and equipment	—	(535)	(32,944)
Advances to contractors for construction projects	—	(2,005)	(2,394)
Loans to an equity investee	—	—	(2,802)
Restricted cash	(50,340)	50,340	—

Net cash (used in) provided by investing activities	(50,340)	26,540	(221,408)

China Hydroelectric Corporation (Successor)

Consolidated Statements of Cash Flows for the Period from July 10, 2006 (Inception)
to December 31, 2006 and for the Years Ended December 31, 2007 and 2008 — (Continued)
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

	For the Period
	from July 10,	For the	For the
	2006 to	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2006	2007	2008

Cash flows from financing activities:
Proceeds from issuance of share capital	2,250	—	—
Proceeds from issuance of long-term notes	50,000	—	—
Proceeds from issuance of convertible redeemable preferred shares	—	—	279,025
Proceeds from long-term loans	—	—	4,280
Proceeds from government grant	—	—	115
Payment of deferred initial public offering costs	—	—	(4,224)
Payment of convertible redeemable preferred shares issuance cost	—	—	(13,804)
Payment of debt issuance costs	(767)	(2,460)	(307)
Payment of equity issuance costs	—	—	(46)
Payment of Business Combination Payment (Note 16)	—	(2,500)	—
Repayment of short-term loans	—	—	(606)
Repayment of long-term notes	—	—	(9,907)
Repayment of long-term loans	—	(2,466)	(12,185)

Net cash provided by (used in) financing activities	51,483	(7,426)	242,341

Net increase in cash and cash equivalents	628	14,851	23,303

Effect of foreign currency exchange rate changes on cash	—	127	(216)

Cash and cash equivalents at the beginning of the period	—	628	15,606

Cash and cash equivalents at the end of the period	628	15,606	38,693

Supplementary disclosure of cash flow information
Interest paid	—	2,552	9,134
Income taxes paid	—	—	171
Non-cash activities:
Debt issuance costs incurred from issuance of long-term notes	307	—	—
Conversion of long-term notes into ordinary shares	—	39,124	—
Transfer of unamortized debt issuance costs to equity upon conversion of long-term notes into ordinary shares	—	3,096	—
Non-cash portion of equity issuance costs incurred from conversion of long-term notes into ordinary shares	—	46	—
Non-cash portion of deferred initial public offering costs	—	—	1,808
Convertible redeemable preferred shares issued as dividends	—	—	20,211
Non-cash portion of acquisition of subsidiaries	—	—	4,143
Non-cash portion of acquisition of property, plant and equipment	—	—	5,809
Warrants issued in exchange for advisory services	—	—	899

The accompanying notes are an integral part of these consolidated financial statements.

China Hydroelectric Corporation (Successor)

Consolidated Statements of Changes in Shareholders’ Equity for the Period
from July 10, 2006 (Inception) to December 31, 2006 and for the Years Ended
December 31, 2007 and 2008
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

				Accumulated
	Number of		Additional	other		Total
	ordinary	Ordinary	paid-in	comprehensive	Accumulated	Shareholders’	Comprehensive
	shares	shares	capital	income	deficit	equity	income (loss)

Balance at July 10, 2006 (Inception)	—	—	—	—	—	—	—
Issuance of ordinary shares	8,875,000	9	2,266	—	—	2,275	—
Issuance of warrants (Note 18)	—	—	—	—	—	—	—
Net loss	—	—	—	—	(1,434)	(1,434)	(1,434)

Balance at December 31, 2006	8,875,000	9	2,266	—	(1,434)	841	(1,434)

Issuance of ordinary shares upon conversion of long-term convertible notes	6,833,333	7	35,975	—	—	35,982	—
Issuance of warrants (Note 18)	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	2,143	—	2,143	2,143
Net loss	—	—	—	—	(4,560)	(4,560)	(4,560)

Balance at December 31, 2007	15,708,333	16	38,241	2,143	(5,994)	34,406	(2,417)

Repurchase of ordinary shares	(166,667)	—	—	—	—	—	—
Cumulative dividends on Series A convertible redeemable preferred shares	—	—	—	—	(14,680)	(14,680)	—
Cumulative dividends on Series B convertible redeemable preferred shares	—	—	—	—	(5,531)	(5,531)	—
Changes in redemption value of Series A convertible redeemable preferred shares	—	—	—	—	(10,569)	(10,569)	—
Changes in redemption value of Series B convertible redeemable preferred shares	—	—	—	—	(4,134)	(4,134)	—
Foreign currency translation adjustment	—	—	—	8,676	—	8,676	8,676
Net loss	—	—	—	—	(3,987)	(3,987)	(3,987)

Balance at December 31, 2008	15,541,666	16	38,241	10,819	(44,895)	4,181	4,689

The accompanying notes are an integral part of these consolidated financial statements.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

China Hydroelectric Corporation (the “Company” or the “Successor”) was incorporated on July 10, 2006 under the laws of the Cayman Islands to serve as a vehicle for the acquisition of equity interest in companies with hydroelectric assets in the People’s Republic of China (the “PRC” or “China”). The Company and its subsidiaries (the “Group”) are principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

The Company does not conduct any substantive operation of its own and conducts its primary business operations through its subsidiaries. During the years ended December 31, 2007 and 2008, the Company made three and seven acquisitions of hydroelectric entities, respectively. Details of each acquisition are disclosed in Note 3. Prior to April 2007, the Group was in the development stage.

As of December 31, 2008, the Company’s principal subsidiaries and equity investee included the following entities:

		Date of
	Place of	Establishment/	Percentage of	Principal
	Incorporation	Acquisition	Ownership	Activities

Subsidiaries
Beijing A.B.C. Investment Consulting Co., Ltd. (“ABC”)	PRC	April 19, 2007	100%	Provision of general and administrative services to group companies
Yunnan Huabang Electric Power Development Co., Ltd. (“Binglangjiang”)	PRC	April 25, 2007	100%	Operation and development of hydroelectric assets
Sichuan Huabang Hydroelectric Development Co., Ltd. (“Donghe”)	PRC	May 21, 2007	100%	Operation and development of hydroelectric assets
Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. (“Yingchuan”)	PRC	January 31, 2008	100%	Operation and development of hydroelectric assets
Qingtian Wuliting Hydroelectric Development Co., Ltd. (“Wuliting”)	PRC	January 31, 2008	100%	Operation and development of hydroelectric assets
Suichang County Jiulongshan Hydroelectric Development Co., Ltd. (“Zhougongyuan”)	PRC	January 31, 2008	100%	Operation and development of hydroelectric assets

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

		Date of
	Place of	Establishment/	Percentage of	Principal
	Incorporation	Acquisition	Ownership	Activities

Pingnan County Yuheng Hydropower Co., Ltd. (“Yuheng”)	PRC	October 21, 2008	100%	Operation and development of hydroelectric assets
Pingnan County Wangkeng Hydroelectric Co., Ltd. (“Wangkeng”)	PRC	October 21, 2008	90%	Operation and development of hydroelectric assets
Pingnan County Yuanping Hydroelectric Co., Ltd. (“Yuanping”)	PRC	October 22, 2008	100%	Operation and development of hydroelectric assets
Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (“Banzhu”)	PRC	October 22, 2008	90%	Operation and development of hydroelectric assets
Equity Investee
Yunhe County Shapulong Hydropower Generation Co., Ltd. (“Shapulong”)	PRC	December 25, 2007	50%	Operation and development of hydroelectric assets

For U.S. Securities Exchange Commission filing requirement purposes, Binglangjiang represents the predecessor entity under predecessor accounting rules. The Company is the successor entity to Binglangjiang subsequent to the date of acquisition on April 25, 2007.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”).

(b)  Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. The results of subsidiaries are consolidated from the date of acquisition, being the date on which the Group obtained control and continued to be consolidated until the date that such control ceases.

Investments in entities that the Company does not control, but has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Investments in entities in which the Company does not have the ability to exercise significant influence are accounted for

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

under the cost method. All significant intercompany transactions and balances have been eliminated upon consolidation.

The acquisition of subsidiaries has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, Business Combinations. This method involves allocating the cost of the business combinations to the fair value of the identifiable assets acquired and liabilities assumed at the date of acquisition. The cost of the acquisition is measured at the aggregate of the fair value of the assets given, equity instruments issued (if any) and liabilities incurred or assumed at the date of exchange, plus costs directly attributed to the acquisition.

If a qualified public offering as defined in the preferred shares agreements is completed, all of the convertible redeemable preferred shares (Note 17) outstanding will automatically convert into 42,748,000 shares of ordinary shares, based on the shares of convertible redeemable preferred shares outstanding at December 31, 2008. Unaudited pro forma shareholders’ equity as of December 31, 2008, as adjusted for the assumed conversion of the convertible redeemable preferred shares, is set forth on the consolidated balance sheet. Unaudited pro forma income (loss) per share for the year ended December 31, 2008, as adjusted for the assumed conversion of the convertible redeemable preferred shares as of January 1, 2008, is set forth on the audited statement of operations and Note 32.

(c)  Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(d)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loans, long-term loans, convertible notes, convertible redeemable preferred shares, derivative financial liabilities, and warrants. The carrying values of these financial instruments, other than long-term loans, convertible notes, convertible redeemable preferred shares, and warrants approximate their fair values due to their short-term maturities. The convertible notes were recognized based on residual proceeds after allocation to the derivative financial liabilities at fair market value. Subsequently, the convertible notes were carried at amortized cost using the effective interest rate method (Note 16). The warrants issued in connection with the convertible notes were recorded in equity at the fair value as determined on the day of issuance (Note 18). The convertible redeemable preferred shares were initially recorded at issue price net of issuance costs. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the convertible redeemable preferred shares to equal the redemption value at the end of each reporting period (Note 17). The warrants issued in connection with the convertible redeemable preferred shares were recorded in liability at the fair value as determined on the day of issuance and subsequently adjusted to the fair value at each reporting date (Note 18). The Group determined the fair values of the convertible notes and related derivative financial liability, convertible redeemable preferred shares and warrants with the assistance of American Appraisal China Limited (“AA”), an independent third party valuation firm.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Group adopted the provisions of SFAS 157 on January 1, 2008. Although the adoption of SFAS 157 did not impact the Group’s financial condition, results of operations, or cash flow, SFAS 157 requires additional disclosures to be provided on fair value measurement.

SFAS 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 —	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 —	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 —	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

SFAS 157 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with SFAS 157, the Group measures the fair value of money market funds included in cash equivalent using the market approach based on quoted market prices. The preferred shares warrants are valued using the income approach based on inputs that are unobservable in the market.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 are summarized below:

	Quoted Price in
	Active Market for	Significant Other	Significant
	Identical Assets	Observable Inputs	Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
	US$	US$	US$

Money market funds in cash equivalent	32,475	—	—
Morgan Joseph Preferred Shares Warrant (Note 18)	—	—	540

Total	32,475	—	540

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

	Derivative	Preferred Shares
	Liabilities	Warrants
	(Note 16)	(Note 18)	Total
	US$	US$	US$

Balance as of December 31, 2007	899	—	899
Issuance during the year	—	899	899
Settlement during the year	(838)	—	(838)
Realized or unrealized gain	(61)	(359)	(420)

Balance as of December 31, 2008	—	540	540

The amount of total gain for the year included in earnings	(61)	(359)	(420)

Realized and unrealized gain included in earnings for the year ended December 31, 2008 is represented in “Changes in fair value of derivative financial liabilities and warrant liability”.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). This statement became effective for the Group at the beginning of 2008. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Group did not elect to utilize voluntary fair value measurements as permitted by SFAS 159.

(e)  Foreign currency

The Company determined its functional currency to be the US$ while its subsidiaries determine their functional currency to be their respective local currency based on the criteria of SFAS No. 52, Foreign Currency Translation. All of the Company’s subsidiaries are located in the PRC and determined their functional currency to be the RMB. The Company uses the US$ as its reporting currency.

Each entity in the Group maintains its financial records in its own functional currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of operations. Non-monetary items that are measured in terms of historical cost in a foreign currency are remeasured using the exchange rates at the dates of the initial transactions.

The assets and liabilities of the Company’s subsidiaries are translated into the reporting currency of the Company at the exchange rates prevailing at the balance sheet date. The statements of operations of the Company’s subsidiaries are translated into the reporting currency of the Company at the weighted average exchange rates for the year. The resulting translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders’ equity.

For the purpose of the consolidated statements of cash flows, cash flows of the PRC subsidiaries are translated into US$ at the exchange rates prevailing on the dates of the cash flows. Frequently recurring cash flows of the PRC subsidiaries which arise throughout the year are translated into US$ at the weighted average exchange rates for the year.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(f)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Except for the restricted cash (Note 4), none of the Group’s cash and cash equivalents is restricted as to withdrawal and use.

(g)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Group considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collective efforts have ceased.

(h)  Debt issuance costs

Debt issuance costs represent the issuance costs of the convertible notes, which are stated at cost less accumulated amortization, and is classified as a non-current asset on the balance sheets. These costs were deferred and amortized rateably using the effective interest method from the debt issuance date to the debt maturity date. If the long-term convertible notes are converted prior to the debt maturity date, the unamortized debt issuance costs will be transferred to equity immediately upon occurrence of such events.

The Company incurred US$3,534 in total debt issuance costs which were deferred and amortized over the life of the convertible notes using the effective interest method. Upon conversion of a portion of the convertible notes in April 2007, unamortized debt issuance cost of US$3,096 was reversed through a debit to additional paid-in capital. Upon settlement of the remaining portion of the convertible notes in February 2008, unamortized debt insurance cost of US$33 was reversed through a debit to interest expense.

(i)  Investment in equity investee

Investments in entities in which the Company can exercise significant influence but does not own a majority equity interest or control are accounted for using the equity method of accounting under Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”), and included as investment in equity investees on the balance sheets. Under the equity method, the Company’s proportionate share of each equity investee’s net income or loss is included as share of income (losses) in equity investees in the statements of operations.

The difference between the cost of the equity investee and the amount of the underlying equity in the net assets of the equity investee is recognized as equity method goodwill and included as part of the Company’s investment in equity investees on the balance sheets. The Company evaluated the investment in equity investee for impairment under APB 18. An impairment loss on the investment in equity investee is recognized in the statements of operations when the decline in value is determined to be other-than-temporary.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The following table presents summarized financial information in conformity with US GAAP for an equity investee, for which the Company has significant influence as of December 31, 2007 and 2008, and for the period from December 25, 2007 (date of acquisition) to December 31, 2007 and for the year ended December 31, 2008.

	December 31,	December 31,
	2007	2008
	US$	US$

Current assets	349	447
Non-current assets	19,445	20,004
Current liabilities	4,950	7,265
Non-current liabilities	12,061	11,280

		For the Year
	For the Period from	Ended
	December 25, 2007	December 31,
	to December 31, 2007	2008

Revenues	3	2,507
Gross (loss) profit	(24)	756
Net loss	(54)	(1,006)

The Company had the following transactions with its equity investee, Shapulong, for the period from December 25, 2007 to December 31, 2007 and for the year ended December 31, 2008:

		For the Year
	For the Period from	Ended
	December 25, 2007	December 31,
	to December 31, 2007	2008
	US$	US$

Fees for supporting services provided to Shapulong	—	229
Short-term loans provided to Shapulong	287	4,251

During the year ended December 31, 2008, ABC provided supporting services to Shapulong and charged US$229 service fees. The amount was outstanding as of December 31, 2008.

In December 2007 and January 2008, Donghe provided loans of US$287 and US$231 to Shapulong with an annual interest rate of 9.072% and 10%, respectively. The loans were unsecured and repayable on demand. Donghe recorded interest income of US$34 in connection with these loans. As of December 31, 2008, Shapulong has repaid US$231 to Donghe.

As of December 31, 2008 there were two entrusted loans from Binglangjiang to Shapulong amounted to RMB20,000 (US$2,926). The entrusted loans are financing arrangements to provide Shapulong with working capital. In an entrusted loan arrangement, the lender makes deposits into a trust account of a bank and authorizes the bank to release the funds to the borrower. The bank collects interest and principal payments from the borrower and remits to the lender as they become due. On January 22, 2008, Binglangjiang provided an entrusted loan of RMB12,500 (US$1,829) to Shapulong through China Construction Bank. The loan has an interest rate of 15% per annum and is due on January 21, 2009. The entrusted loan was not repaid on the maturity date. Balances of RMB5,000 (US$732) and RMB6,000 (US$878) were subsequently settled on March 23, 2009 and April 20, 2009, respectively, with the remaining balance being repayable on demand. On June 23, 2008, Binglangjiang provided another entrusted loan of RMB 7,500 (US$1,097) to Shapulong through Agricultural Bank of China. The loan has an interest rate of 9.711% per annum and is due on June 22, 2009. The banks charge an annual management fee ranging from 0.24% to 0.3% of the loan principal amount.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

In November and December of 2008, Yingchuan and Wuliting provided short-term loans of US$1,134 and US$57, respectively, to Shapulong. The loans were unsecured, interest-free and repayable on demand. As of December 31, 2008, Shapulong has repaid US$492 to Yingchuan.

The Company had the following balances with Shapulong as of December 31, 2007 and 2008:

	December 31,	December 31,
	2007	2008
	US$	US$

Amounts due from Shapulong	287	4,534
Amounts due to Shapulong	—	2

The balance due to Shapulong is unsecured, interest-free and repayable on demand.

(j)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is recorded on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	30-49 years
Buildings	8-50 years
Machinery	1-30 years
Transportation equipment	1-11 years
Electronic equipment and others	1-15 years
Land use right	44-50 years

For property, plant and equipment acquired through a business combination, depreciation is recorded on a straight-line basis over their respective remaining estimated useful lives. All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Interest costs qualifying for capitalization in 2007 were insignificant. Interest costs of US$3,467 were capitalized for the year ended December 31, 2008.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the consolidated statements of operations.

(k)  Goodwill and intangible assets

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of acquired businesses. SFAS No. 142, Goodwill and other Intangible Assets, requires that goodwill be tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. The Group assigns and assesses goodwill for

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

impairment at the reporting unit level. The Group determines that each reporting unit is identified at the component level, which is one level below the operating segment.

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, the Group performs the second step of the goodwill impairment test to determine the amount of impairment loss. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. This implied fair value is then compared with the carrying amount of the reporting unit goodwill, and if it is less, the Group would then recognize an impairment loss.

Intangible assets are carried at cost less accumulated amortization. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets. The estimated useful life for the intangible assets as of December 31, 2008 is as follows:

Development right of Binglangjiang Phase II	30 years
Dam water use right of Yuanping	40 years

The Group reviews and adjusts the carrying value of the intangible assets if the facts and circumstances suggest the intangible assets may be impaired (Note 2(m)). The Group assessed and concluded that there was no impairment for goodwill and intangible asset in any of the years presented.

(l)  Asset retirement obligations

SFAS No. 143, Accounting for Asset Retirement Obligations, requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The value of the liability is capitalized as part of the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Group’s asset retirement obligations relate primarily to the restoration of leased lands under land use rights granted by the local government to their original condition. Asset retirement obligations as of December 31, 2006, 2007 and 2008 were insignificant.

(m)  Impairment of long-lived assets

The Group evaluates its long-lived assets, including property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Group assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(n)  Derivative instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as modified by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, requires all contracts which meet the definition of a derivative are to be recognized in the consolidated financial statements as either assets or liabilities and recorded at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income/loss or in shareholders’ equity as a component of other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Changes in fair values of derivatives not qualified as hedges are reported in the statements of operations. The estimated fair values of derivative instruments are determined at discrete points in time based on the relevant market information. These estimates are calculated with reference to the market rates using industry standard valuation techniques.

(o)  Comprehensive income (loss)

Comprehensive income is defined as the change in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income (loss) is reported in the consolidated statements of changes in shareholders’ equity. Accumulated other comprehensive income (loss) of the Group includes the cumulative foreign currency translation adjustments.

(p)  Revenue recognition

The Group’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The Group considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. For transactions in which electricity has been transmitted to the power grid without a fixed or determinable unit price per kWh while the tariff is pending approval of the regional or provincial pricing bureau, cash received in exchange for the transmission of electricity to the power grid controlled by the respective regional or provincial grid companies has been recorded as customer deposits until such time the price becomes fixed and determinable. When the price becomes fixed and determinable, all or a portion of the customer deposits will be recognized as revenue. Customer deposits of US$56 were recorded in “Accrued expenses and other current liabilities” as of December 31, 2008. The Group does not defer the related cost of revenues, which is charged to expense as incurred. The Group has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers except for Yuheng (Note 15).

The Company’s subsidiaries are subject to withholding value-added tax (“VAT”) on the revenues earned in the PRC. The applicable rate of VAT is 6% for small hydropower stations with a total installed capacity of 50 megawatts or less and 17% for large hydropower stations with a total installed capacity of over 50 megawatts. For the year ended December 31, 2007, the lower VAT rate of 6% was applied to the hydropower stations of Binglangjiang and Donghe. For the year ended December 31, 2008, the lower VAT rate of 6% was applied to the hydropower stations of Binglangjiang, Donghe, Yingchuan, Wuliting, Zhougongyuan, Yuheng and Yuanping. The VAT rate of 17% was applied to the hydropower stations of Banzhu and Wangkeng. VAT on revenues earned from the sale of electricity by the Group to its customers for the years

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

ended December 31, 2007 and 2008 were US$146 and US$1,001, respectively. The Group has recognized revenues net of VAT in the statements of operations.

(q)  Cost of revenues

Cost of revenues consists primarily of depreciation expense of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(r)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods.

The Group has no capital leases for any of the periods presented.

(s)  Income taxes

The Group follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Group records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expenses is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expenses, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the periods ended December 31, 2006, 2007 and 2008, the Group recognized US$nil, US$nil and US$99 interest or penalties, respectively. The Group paid no interest or penalties relating to uncertain tax positions for the periods ended December 31, 2006, 2007 and 2008.

In accordance with the provision of FIN 48, the Group recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Group’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Group’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, the Group applied SFAS No. 5, Accounting for Contingencies (“SFAS 5”), to assess and provide for potential income tax exposures. In accordance with SFAS 5, the Company maintained reserves for tax contingencies based on reasonable estimates of the tax liability, interest and penalties that may result from such audits.

(t)  Net (loss) income per share

In accordance with SFAS No. 128, Computation of Earnings per Share, basic (loss) income per share is computed by dividing net (loss) income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted (loss) income per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary share equivalents outstanding during the period. Ordinary share equivalents consist of the ordinary shares issuable upon the Group’s long-term convertible notes (Note 16) and the convertible redeemable preferred shares (Note 17), using the if-converted method, and ordinary shares issuable upon the conversion of the warrants (Note 18), using the treasury stock method.

(u)  Segment reporting

The Group follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Group’s chief operating decision maker, who has been identified as the chief executive officer (“CEO”) relies upon financial information by provinces in the PRC when making decisions about allocating resources and assessing the performance of the Group. As a result, the Group operates and manages its business as four operating and reportable segments, namely the Yunnan province segment, the Sichuan province segment, the Zhejiang province segment and the Fujian province segment. As the Group’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographical segments are presented.

(v)  Government grant

Government grants are recognized where there is reasonable assurance that the attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the related costs. Where the grant relates to an asset acquisition, it is recognized as deferred government grant and recognized as income in proportion to depreciation of the related assets. Grant income is recognized on a net basis as a reduction to cost of revenues in the accompanying statements of operations.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(w)	Share-based payment

The Company accounts for share awards issued to employees in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). In accordance with the fair value recognition provision of SFAS 123R, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. The Company has elected to recognize share-based compensation expense for share awards granted to employees using the straight-line method. The Company uses a binomial option pricing valuations model in determining the fair value of the options granted.

The Company accounts for share awards issued to non-employees in accordance with the provisions of SFAS 123R and the Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). The Company’s share awards issued to non-employees are subject to graded vesting provisions. The Group recognizes share-based compensation expense for share awards granted to non-employees using the accelerated recognition method specified in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan, over the requisite service period of the award. In accordance with SFAS 123R and EITF 96-18, the Company uses the binomial option pricing valuations model to measure the value of options granted to non-employees at each vesting date to determine the appropriate charge to share-based compensation.

SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any.

(x)  Recently issued accounting standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Group is currently evaluating whether the adoption of SFAS 141(R) will have a significant effect on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”) to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as required in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring them to be treated as equity transaction. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Group is currently evaluating whether the adoption of SFAS 160 will have a significant effect on its consolidated financial position, results of operations or cash flows.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”) and FSP 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope, and was effective upon initial adoption of SFAS No. 157. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The Group is currently evaluating whether the adoption of FSP 157-1 and FSP 157-2 will have a significant effect on its consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities (“SFAS 161”), an amendment of FASB Statement No. 133. This new standard requires enhanced disclosure to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning on or after November 15, 2008, with early application encouraged. The Group is currently evaluating whether the adoption of SFAS 161 will have a significant effect on its consolidated financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) and applies to (1) intangible assets that are acquired individually or with a group of other assets and (2) both intangible assets acquired in business combinations and asset acquisitions. FSP 142-3 also requires entities to disclose information for all intangible assets, recognized as of and subsequent to the effective date of FSP 142-3 to provide effects of the entity’s intent or ability to renew or extend the arrangement associated with the intangible assets on expected cash flows associated with the intangible assets. FSP 142-3 is effective for intangible assets acquired after December 15, 2008 and early application is prohibited. The Group is currently evaluating whether the adoption of FSP 142-3 will have a significant effect on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SAFS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Group is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its consolidated financial statements.

In May 2008, the FASB issued FSP APB No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The effective date of FSP APB 14-1 is for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and it does not permit earlier application. However, the transition guidance requires retroactive application to all periods presented. The Group is currently evaluating whether the

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

adoption of FSP APB 14-1 will have a significant effect on its consolidated financial position, results of operations or cash flows.

In June 2008, the EITF issued EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. EITF 07-5 does not permit early adoption for an existing instrument. The Group is currently evaluating whether the adoption of EITF 07-5 will have a significant effect on its consolidated financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 is issued to clarify that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. FSP EITF 03-6-1 also provides guidance on how to allocate earnings to participating securities and compute the basic earnings per share using the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after 15 December 2008 and interim periods within those fiscal years. The Group is currently evaluating whether the adoption of FSP EITF 03-6-1 will have a significant effect on its consolidated financial position, results of operations or cash flows.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. In particular, it provides additional guidance on (a) how the reporting entity’s own assumptions (that is, expected cash flows and appropriately risk-adjusted discount rates) should be considered when measuring fair value when relevant observable inputs do not exist, (b) how available observable inputs in a market that is not active should be considered when measuring fair value, and (c) how the use of market quotes (for example, broker quotes or pricing services for the same or similar financial assets) should be considered when assessing the relevance of observable and unobservable inputs available to measure fair value. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. The Group is currently evaluating whether the adoption of FSP FAS 157-3 will have a significant effect on its consolidated financial position, results of operations or cash flows.

In November 2008, the FASB ratified the consensus reached in EITF Issue No. 08-6, Equity Method Investment Accounting Considerations (“EITF 08-6”). EITF 08-6 is issued to address questions that have arisen regarding the application of the equity method subsequent to the issuance of SFAS 141(R) and SFAS 160. EITF 08-6 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The Group is currently evaluating whether the adoption of EITF 08-6 will have a significant effect on its consolidated financial position, results of operations or cash flows.

3.	ACQUISITIONS

During the year ended December 31, 2007, the Company completed the acquisitions of 100% ownership of (i) Binglangjiang located in the Yunnan province of the PRC and (ii) the Liyuan hydroelectric power station (“Liyuan”) located in the Sichuan province of the PRC. In addition, the Company completed the acquisition of 50% equity interest in Shapulong. During the year ended December 31, 2008, the Company completed the acquisitions of 100% ownership of (i) Yingchuan, (ii) Wuliting, (iii) Zhougongyuan, (iv) Yuheng and (v) Yuanping, as well as 90% ownership of (vi) Wangkeng and (vii) Banzhu. Yingchuan, Wuliting and

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Zhougongyuan are located in the Zhejiang province of the PRC while Yuheng, Yuanping, Wangkeng and Banzhu are located in the Fujian province of the PRC. As a result of these acquisitions, the Company is expected to further expand its hydroelectric power generation capacity in the PRC.

(i)  Binglangjiang

On March 15, 2007, the Company signed an agreement to acquire 100% equity interest in Binglangjiang for an aggregate purchase price of RMB50,000 (US$6,473) cash on the date of acquisition. The transaction was completed on April 25, 2007. Prior to the acquisition completion date, the Company advanced RMB125,000 (US$16,182) cash as a capital injection to Binglangjiang on April 17, 2007. The capital injection is to fund the future operations of Binglangjiang. The Company concluded that the capital injection transferred to Binglangjiang represents an advance to a subsidiary prior to the consummation of its acquisition rather than a cost directly related to its acquisition. Since the capital injection is not a liability incurred by the Company to former owners of Binglangjiang, the payment does not form part of the total purchase consideration. Total investment in the subsidiary by the Company on a non-consolidated basis was RMB175,000 (US$22,656) at the acquisition date. The results of operations of the acquired company have been included in the Company’s consolidated financial statements since April 25, 2007. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on April 25, 2007.

US$

Purchase price	6,473
Direct acquisition costs	50

Total purchase consideration	6,523

Cash	16,182
Property, plant and equipment, net	17,215
Intangible asset	2,909
Goodwill	2,623
Other non-current assets	162

Total assets acquired	39,091

Short-term loans	(803)
Current portion of long-term loan	(4,272)
Long-term loan	(9,710)
Other current liabilities	(17,783)

Total liabilities assumed	(32,568)

Net assets acquired	6,523

The US$2,623 goodwill from the acquisition of Binglangjiang was assigned to the Yunnan province segment.

(ii)  Liyuan

On March 17, 2007, the Company signed an agreement to acquire Liyuan for an aggregate purchase price of RMB77,000 (US$10,028) cash. The transaction was completed on May 21, 2007. The acquisition of Liyuan meets the definition of a business acquisition and the results of operations of the acquired business have been included in the Company’s consolidated financial statements since May 21, 2007.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on May 21, 2007.

US$

Cash consideration	10,028
Direct acquisition costs	341

Total purchase consideration	10,369

Property, plant and equipment, net	10,369

Net assets acquired	10,369

Negative goodwill of US$826 resulted from the acquisition was allocated to reduce the amount of property, plant and equipment.

Liyuan is currently operated by Donghe, a wholly owned subsidiary of the Company established on April 19, 2007.

(iii)  Shapulong

On October 12, 2007, the Company signed an agreement to acquire 50% equity interest in Shapulong for an aggregate purchase price of RMB33,000 (US$4,545) cash. The Company incurred direct acquisition costs of US$203. The transaction was completed on December 25, 2007. As the Company has significant influence over Shapulong, Shapulong has been accounted for under equity method and included in the Company’s consolidated financial statements as an investment in an equity investee since December 25, 2007.

The following table summarizes the cost of the investment in Shapulong and the amount of the underlying equity in the net assets of Shapulong at the date of acquisition on December 25, 2007.

US$

Cash consideration	4,545
Direct acquisition costs	203

Total purchase consideration	4,748

Equity in net assets	2,846
Equity method goodwill	1,902

Cost of investment	4,748

(iv)  Yingchuan

On December 13, 2007, the Company entered into an equity transfer purchase agreement with Zhejiang Guangsha Stock Co., Ltd. and Zhejiang Guangsha Hydropower Investment Co., Ltd. to acquire 100% of the equity interest of Yingchuan. The total purchase price for the acquisition is RMB304,030 (US$42,313), which comprises of a cash purchase price of RMB291,437 (US$40,560) and a payment of RMB12,593 (US$1,753) to the seller for assuming all of the liabilities of Yingchuan upon consummation of the acquisition. The hydroelectric station is located in Jingning County, Zhejiang province, and has been in operation since 2002. The acquisition was completed and the Company took effective control of Yingchuan on January 31, 2008. The acquisition of Yingchuan meets the definition of a business acquisition and the results of operations of the acquired business have been included in the Company’s consolidated financial statements since January 31, 2008.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on January 31, 2008.

US$

Purchase price	42,313
Guarantee fee relating to the acquisition (Note 23(d))	124
Direct acquisition costs	142

Total purchase consideration	42,579

Property, plant and equipment, net	44,681
Goodwill	10,592

Total assets acquired	55,273

Current portion of long-term loans	(4,175)
Other current liabilities	(326)
Long-term loans	(6,263)
Deferred tax liabilities	(1,930)

Total liabilities assumed	(12,694)

Net assets acquired	42,579

The US$10,592 goodwill from the acquisition of Yingchuan was assigned to the Zhejiang province segment.

(v)  Wuliting

On December 13, 2007, the Company entered into an equity transfer purchase agreement with Guangsha Construction Group Co., Ltd. and Mr. Lu Chunliang to acquire 100% of the equity interest of Wuliting. The total purchase price for the acquisition is RMB342,140 (US$47,617), which comprises a cash purchase price of RMB206,880 (US$28,792) and a payment of RMB135,260 (US$18,825) to the seller for assuming all of the liabilities of Wuliting upon consummation of the acquisition. The hydroelectric station is located in Qingtian County, Zhejiang province, and has been in operation since 2007. The acquisition was completed and the Company took effective control of Wuliting on January 31, 2008. The acquisition of Wuliting meets the definition of a business acquisition and the results of operations of the acquired business have been included in the Company’s consolidated financial statements since January 31, 2008.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on January 31, 2008.

US$

Purchase price	47,617
Guarantee fee relating to the acquisition (Note 23(d))	620
Direct acquisition costs	150

Total purchase consideration	48,387

Guarantee asset (Note 23(d))	221
Property, plant and equipment, net	65,689
Goodwill	16,686

Total assets acquired	82,596

Current portion of long-term loans	(3,062)
Guarantee liability (Note 23(d))	(221)
Other current liabilities	(2,017)
Long-term loans	(27,695)
Deferred tax liabilities	(1,214)

Total liabilities assumed	(34,209)

Net assets acquired	48,387

The US$16,686 goodwill from the acquisition of Wuliting was assigned to the Zhejiang province segment.

(vi)  Zhougongyuan

The acquisition of Zhougongyuan does not meet the definition of a business acquisition and is accounted for as an asset acquisition.

On December 13, 2007, the Company entered into an equity transfer purchase agreement with Guangsha Construction Group Co., Ltd. and Lu Chunliang to acquire 100% of the equity interest of Zhougongyuan for an aggregate purchase price of RMB157,330 (US$21,896) cash. Pursuant to the equity transfer purchase agreement, the Company is obligated to transfer RMB250,000 (US$34,793) cash into Zhougongyuan as a capital injection to fund the construction of the hydroelectric power station. Since the capital injection is to fund the remaining construction of the hydropower plant of Zhougongyuan after the acquisition by the Company. The capital injection is not subject to any repayment terms and the Company has control over the injected fund subsequent to the consummation of the acquisition as the sole shareholder of Zhougongyuan. The Company concluded that the capital injection to Zhougongyuan represents an advance to a subsidiary subsequent to the consummation of its acquisition rather than a cost directly related to its acquisition. Since the capital injection is not a liability incurred by the Company to former owners of Zhougongyuan, the payment does not form part of the total purchase consideration. The hydroelectric station is located in Suichang County, Zhejiang province, and is under development. The acquisition was completed and the Company took effective control of Zhougongyuan on January 31, 2008.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The following table summarizes the estimated fair values of the assets acquired and liabilities. In accordance with SFAS No. 142, Goodwill and other Intangible Assets, acquisitions of asset groups that individually or collectively do not meet the definition of a business are accounted for by allocating the cost of the acquisition to individual assets and assumed liabilities comprising the net asset group based on their relative fair values, excluding financial assets as defined in SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, assets to be disposed of by sale, deferred tax assets, prepaid assets related to pension or other postretirement benefit plans, and other current assets. The only qualifying asset for the relative fair value allocation in the Zhougongyuan acquisition was construction in progress. Therefore, total consideration in excess of fair value of net assets acquired amounted to RMB92,093 (US$12,817) was allocated to construction in progress.

US$

Purchase price	21,896
Guarantee fee relating to the acquisition (Note 23(d))	641
Direct acquisition costs	146

Total purchase consideration	22,683

Guarantee asset (Note 23(d))	257
Current assets	92
Construction in progress	56,509

Total assets acquired	56,858

Current portion of long-term loans	(418)
Guarantee liability (Note 23(d))	(257)
Other current liabilities	(961)
Long-term loans	(29,505)
Deferred tax liabilities	(3,034)

Total liabilities assumed	(34,175)

Net assets acquired	22,683

(vii)  Yuheng

On August 15, 2008, the Company entered into an equity transfer purchase agreement with Fujian Province Anheng Asset Management Co., Ltd., Shanghai Yufeng Hotel Management Co., Ltd., and several individuals to acquire 100% of the equity interest of Yuheng. The total purchase price for the acquisition is RMB121,000 (US$17,721). The hydroelectric station is located in Pingnan County, Fujian province and has been in operation since 1999. The acquisition was completed and the Company took effective control of Yuheng on October 21, 2008. The acquisition of Yuheng meets the definition of a business acquisition and the results of operations of the acquired business have been included in the Company’s consolidated financial statements since October 21, 2008.

Pursuant to the equity transfer purchase agreement, the original shareholders of Yuheng continue to provide guarantee on the bank loans of Yuheng subsequent to the acquisition by the Company. In addition, pursuant to a supplemental agreement, the original shareholders are entitled to the working capital of RMB892 (US$131) as of the acquisition date. Prior to the acquisition by the Company, Yuanping and Yuheng entered into an arrangement in which Yuanping was granted a right to use water from the dam and reservoir of

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Yuheng free of charge. An unfavorable contract obligation for the water use right was recorded as a liability assumed in the purchase price allocation of Yuheng. The balance has been eliminated at the consolidation level.

Based on the available and obtainable information as of October 21, 2008, which is subject to further refinement, the following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on October 21, 2008.

US$

Purchase price	17,721
Direct acquisition costs	92

Total purchase consideration	17,813

Cash	205
Property, plant and equipment, net	20,374
Other assets	4,767
Goodwill	21,630

Total assets acquired	46,976

Short-term loan	(2,928)
Current portion of long-term loans	(586)
Deferred tax liabilities — current	(11)
Other liabilities	(2,281)
Long-term loans	(22,402)
Deferred tax liabilities — non-current	(955)

Total liabilities assumed	(29,163)

Net assets acquired	17,813

The US$21,630 goodwill from the acquisition of Yuheng was assigned to the Fujian province segment.

(viii)  Wangkeng

On August 9, 2008, the Company entered into an equity transfer purchase agreement with Sanming City Chenyang Hydropower Co., Ltd., Sanming City Fufeng Industrial Co., Ltd., Beijing Xunjing Interactive Technology Co., Ltd. and other minority shareholders to acquire 90% of the equity interest of Wangkeng. The total purchase price for the acquisition is RMB220,500 (US$32,294). The hydroelectric station is located in Pingnan County, Fujian province, and has been in operation since 2004. The acquisition was completed and the Company took effective control of Wangkeng on October 21, 2008. The acquisition of Wangkeng meets the definition of a business acquisition and the results of operations of the acquired business have been included in the Company’s consolidated financial statements since October 21, 2008.

Pursuant to the equity transfer purchase agreement, the original shareholders of Wangkeng continue to provide guarantee on the bank loans of Wangkeng subsequent to the acquisition by the Company. In addition, pursuant to a supplemental agreement, the original shareholders are entitled to the working capital of RMB223 (US$33) as of the acquisition date.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Based on the available and obtainable information as of October 21, 2008, which is subject to further refinement, the following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on October 21, 2008.

US$

Purchase price	32,294
Direct acquisition costs	100

Total purchase consideration	32,394

Cash	15
Other assets	1,596
Deferred tax assets — current	12
Property, plant and equipment, net	36,396
Goodwill	20,261

Total assets acquired	58,280

Short-term loan	(2,635)
Current portion of long-term loans	(2,928)
Other liabilities	(2,298)
Long-term loans	(15,079)
Deferred tax liabilities — non-current	(2,155)

Total liabilities assumed	(25,095)

Minority interest	(791)

Net assets acquired	32,394

The US$20,261 goodwill from the acquisition of Wangkeng was assigned to the Fujian province segment.

(ix)  Yuanping

On August 15, 2008, the Company entered into an equity transfer purchase agreement with several individuals to acquire 100% of the equity interest of Yuanping. The total purchase price for the acquisition is RMB58,000 (US$8,490). The hydroelectric station is located at Pingnan County, Fujian province and has been in operation since 2007. The acquisition was completed and the Company took effective control of Yuanping on October 22, 2008. The acquisition of Yuanping meets the definition of a business acquisition and the results of operations of the acquired business have been included in the Company’s consolidated financial statements since October 22, 2008.

Pursuant to the equity transfer purchase agreement, the original shareholders of Yuanping continue to provide guarantee on the bank loans of Yuanping subsequent to the acquisition by the Company. In addition, pursuant to a supplemental agreement, the original shareholders assume the negative working capital of RMB3,288 (US$481) as of October 17, 2008. Prior to the acquisition by the Company, Yuanping and Yuheng entered into an arrangement in which Yuanping was granted a right to use water from the dam and reservoir of Yuheng free of charge. An intangible asset for the water use right was recorded as an asset acquired in the purchase price allocation of Yuanping. The balance has been eliminated at the consolidation level.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Based on the available and obtainable information as of October 22, 2008, which is subject to further refinement, the following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on October 22, 2008.

US$

Purchase price	8,490
Direct acquisition costs	88

Total purchase consideration	8,578

Cash	115
Other assets	1,586
Property, plant and equipment, net	17,687
Intangible asset (Note 9)	597
Goodwill	2,529

Total assets acquired	22,514

Short-term loan	(901)
Current portion of long-term loans	(439)
Other liabilities	(476)
Long-term loans	(11,560)
Deferred tax liabilities — non-current	(560)

Total liabilities assumed	(13,936)

Net assets acquired	8,578

The US$2,529 goodwill from the acquisition of Yuanping was assigned to the Fujian province segment.

(x)  Banzhu

On July 11, 2008, the Company entered into an equity transfer purchase agreement with Sanming Ruifeng Hydropower Investment Co., Ltd. (“Sanming Ruifeng”) and Yong’an Ruifeng Hydroelectric Ltd.(“Yong’an Ruifeng”) to acquire 65% of the equity interest of Banzhu. On the same day, the Company entered into a separate equity transfer purchase agreement with Sanming Ruifeng to acquire 25% of the equity interest of Banzhu through the acquisition of 100% of the equity interest of Sunpower Asia Limited, a wholly-owned subsidiary of Sanming Ruifeng. The total purchase price for the acquisition is RMB134,203 (US$19,638). Pursuant to the equity transfer purchase agreement, the Company transferred RMB21,193 (US$3,100) cash into Banzhu as a capital injection on March 5, 2009, and will transfer an additional RMB83,724 (US$12,300) cash into Banzhu as a capital injection in 2010 to finance its future operations after the acquisition by the Company. The capital injection is not subject to any repayment terms and the Company has control over the injected fund subsequent to the consummation of the acquisition as the majority shareholder of Banzhu. The Company concluded that the capital injection to Banzhu represents an advance to a subsidiary subsequent to the consummation of its acquisition rather than a cost directly related to its acquisition. Since the capital injection is not a liability incurred by the Company to former owners of Banzhu, the payment does not form part of the total purchase consideration. Pursuant to a supplemental agreement, Sanming Ruifeng and Yong’an Ruifeng are entitled to receive the RMB59,158 (US$8,656) current assets, including cash and cash equivalent, accounts receivable and amounts due from related parties, of Banzhu as of

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

the acquisition date from the Company. The acquisition was completed and the Company took effective control of Banzhu on October 22, 2008. On January 30, 2009, Sanming Ruifeng agreed to forego RMB7,000 (US$1,024) of the current assets that Sanming Ruifeng is entitled to receive from the Company.

Pursuant to the equity transfer purchase agreement, the original shareholders of Banzhu continue to provide guarantee on the bank loans of Banzhu subsequent to the acquisition by the Company.

Based on the available and obtainable information as of October 22, 2008, which is subject to further refinement, the following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on October 22, 2008. As the losses applicable to the minority interest in Banzhu exceeded the minority interest in the equity capital of Banzhu, the amount of minority interest has been reduced to zero as of the date of acquisition.

US$

Purchase price	19,638
Direct acquisition costs	91

Total purchase consideration	19,729

Cash	499
Other assets	799
Property, plant and equipment, net	49,370
Deferred tax assets — current	1,114
Goodwill	20,587

Total assets acquired	72,369

Short-term loans	(2,927)
Guarantee liability (Note 23)	—
Current portion of long-term loans	(7,076)
Long-term loans	(27,266)
Deferred tax liabilities	(3,239)
Other liabilities	(12,132)

Total liabilities assumed	(52,640)

Net assets acquired	19,729

The US$20,587 goodwill from the acquisition of Banzhu was assigned to the Fujian province segment.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(xi)  Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated financial information reflects the results of the operations of the Group for the periods ended December 31, 2006 and 2007, as if the acquisitions in 2007 described above had been completed at the beginning of the periods presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the dates indicated and may not be indicative of future operating results. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	For the Period from
	July 10, 2006 to	For the Year Ended
	December 31, 2006	December 31, 2007
	(Unaudited)	(Unaudited)
	US$	US$

Revenues	989	3,021
Loss before income taxes	(1,215)	(4,499)
Net loss	(1,224)	(4,516)
Basic and diluted loss per share	(0.29)	(0.33)

The following unaudited pro forma consolidated financial information reflects the results of the operations of the Group for the years ended December 31, 2007 and 2008, as if the acquisitions in 2007 and 2008 described above had been completed at the beginning of the periods presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the dates indicated and may not be indicative of future operating results. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	For the Year Ended	For the Year Ended
	December 31, 2007	December 31, 2008
	(Unaudited)	(Unaudited)
	US$	US$

Revenues	25,123	28,218
Loss before income taxes	(6,065)	(7,555)
Net loss	(6,142)	(7,729)
Basic and diluted loss per share	(0.44)	(0.50)

4.	RESTRICTED CASH

Restricted cash as of December 31, 2006 represents the proceeds from the issuance of the long-term convertible notes of US$50,000 (Note 16) and the related interest income held in a cash collateral account in accordance with the terms of the convertible note agreement. The restricted funds are not available for the Company’s use until the Company completes a business combination. The restrictions on the cash collateral account were released in April 2007.

5.	ACCOUNTS RECEIVABLE

The Group’s trading terms with its customers are mainly on credit. The credit terms are generally within 30 days after the delivery of electricity. The Group does not offer extended payment terms and all accounts receivable balances are non-interest-bearing. As of December 31, 2007, substantially all of the accounts receivable balances were within credit terms.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

As of December 31, 2008, substantially all of the account receivable balances were within credit terms except for a receivable of US$570 from Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. (“Rongping Chemical”) which the Company acquired as part of the purchase business combination of Yuheng and a receivable of US$440 from the local power grid for Yuheng electricity sales. The US$570 receivable balance is aged over one year but its collectibility is guaranteed by the original shareholders of Yuheng in accordance with the debt settlement agreement signed in October 2008. As a result, an allowance for doubtful accounts was not provided on the receivable balance from Rongping Chemical as of December 31, 2008. The US$440 receivable from local power grid is aged over 90 days.

6.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Prepayments	—	2,005	4,665
Guarantee deposit-current portion	—	—	2,560
Deposit	—	1,095	—
Amounts due from original shareholders of an acquired subsidiary	—	—	481
Guarantee assets	—	—	42
Others	—	169	1,689

Total	—	3,269	9,437

Prepayments as of December 31, 2007 and 2008 mainly represent advances to suppliers for construction projects.

Deposit as of December 31, 2007 represents advance payment for the acquisitions of Yingchuan, Wuliting and Zhougongyuan. The acquisitions of these entities were completed on January 31, 2008.

Guarantee deposit as of December 31, 2008 represents an interest free amount paid by Yuheng to Rongping Chemical as part of an electricity supply arrangement amongst Yuheng, Rongping Chemical and the power grid from 2007 (Note 11), which the Company assumed as part of the Yuheng acquisition. Pursuant to the electricity supply agreement, Yuheng is obligated to supply an agreed volume of 300 million kilowatt hour (“kWh”) of electricity to the power grid which in turn transmits such electricity to Rongping Chemical for a contractual term of 3.5 years. Yuheng provided a guarantee deposit of RMB30,000 (US$4,389) to Rongping Chemical to guarantee the supply of electricity over the contractual term. Rongping Chemical is required to refund the guarantee deposit to Yuheng for every kWh of electricity supplied to Rongping Chemical through the power grid up to 300 million kWh over 3.5 years. The guarantee deposit is recognized at its fair value on the date of acquisition of Yuheng and accreted to its face value of RMB30,000 (US$4,389) over the remainder of the contractual term of 3.5 years based on the volume of electricity supplied. The Company did not recognize any interest income from accretion of the guarantee deposit in the statement of operations from the date of acquisition of Yuheng to December 31, 2008 as the power grid did not transmit any electricity to Rongping Chemical during that period.

Amounts due from original shareholders of an acquired subsidiary as of December 31, 2008 represent an amount receivable from the original shareholders of Yuanping for assuming the net working capital deficit

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

of Yuanping immediately prior to the consummation of the acquisition on October 22, 2008 in accordance with the supplemental agreement.

Guarantee assets represent the unamortized amount of the guarantee provided by the original shareholders of Wuliting and Zhougongyuan on the bank loans of these subsidiaries subsequent to the acquisition by the Company.

7.	DEFERRED INITIAL PUBLIC OFFERING COSTS

Direct costs incurred by the Company attributable to a proposed initial public offering of the Company’s ordinary shares in the United States have been deferred and will be charged against the gross proceeds from such offering.

8.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and its related accumulated depreciation as of December 31, 2006, 2007 and 2008 are as follows:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Dams and reservoirs	—	10,854	114,084
Buildings	—	5,560	60,180
Machinery	—	4,349	66,184
Transportation equipment	—	261	563
Electronic equipment and others	—	39	370
Land use right	—	8,333	31,372
Less: Accumulated depreciation	—	(572)	(5,482)

	—	28,824	267,271
Construction in progress	—	222	97,919

Total	—	29,046	365,190

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Construction in progress as of December 31, 2006, 2007 and 2008 is as follows:

	Zhougongyuan	Wuliting	Binglangjiang	Total
	US$	US$	US$	US$

Balance as of December 31, 2006	—	—	—	—
Acquisition during the year
Addition to construction in progress	—	—	215	215
Transfer to property, plant and equipment	—	—	—	—
Foreign currency translation adjustment	—	—	7	7

Balance as of December 31, 2007	—	—	222	222

Acquisition during the year	56,509	3,831	—	60,340
Addition to construction in progress	32,751	818	4,496	38,065
Transfer to property, plant and equipment	—	(4,714)	—	(4,714)
Foreign currency translation adjustment	3,740	96	170	4,006

Balance as of December 31, 2008	93,000	31	4,888	97,919

Interest costs qualifying for capitalization in the periods ended December 31, 2006, 2007 and 2008 were US$nil, US$nil and US$3,467, respectively.

Depreciation expenses for the periods ended December 31, 2006, 2007 and 2008 were US$nil, US$572 and US$4,755, respectively. Accumulated depreciation as of December 31, 2008 included foreign currency translation adjustment of US$155. Depreciation expenses have been reported in the following accounts:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Cost of revenues	—	(561)	(4,709)
General and administrative expenses	—	(11)	(46)

Total	—	(572)	(4,755)

9.	INTANGIBLE ASSETS

In connection with the acquisition of Binglangjiang in 2007, the Company acquired a legal right to develop and operate Phase II of Binglangjiang’s power plant. The development right allows the Company to expand the power generation capacity of Binglangjiang by utilizing the existing water dam of Binglangjiang, which has a useful life of 30 years. The Company recognized the fair value of US$2,909 of the development right as a separate intangible asset apart from goodwill in accordance with SFAS No. 141. The estimated useful life of the development right is 30 years.

In connection with the acquisition of Yuanping in 2008, the Company acquired a contractual right to use water from the dam and reservoir of the Jinzaoqiao station, which has a useful life of 40 years. The Company recognized the fair value of US$563 of the water use right as a separate intangible asset apart from goodwill in accordance with SFAS No. 141. The estimated useful life of the water use right is 40 years.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Intangible assets and their related accumulated amortization as of December 31, 2007 and 2008 are as follows:

December 31, 2007
Foreign
	Gross		Currency	Net
	Carrying	Accumulated	Translation	Carrying
	Value	Amortization	Adjustment	Value

Development right of Binglangjiang Phase II	2,909	(66)	165	3,008

	December 31, 2008
			Foreign
	Gross		Currency	Net
	Carrying	Accumulated	Translation	Carrying
	Value	Amortization	Adjustment	Value

Development right of Binglangjiang Phase II	2,909	(172)	368	3,105
Water use right of Jinzaoqiao station	563	(2)	—	561

Total	3,472	(174)	368	3,666

Amortization expenses for the periods ended December 31, 2006, 2007 and 2008 were US$nil, US$66 and US$108, respectively. Amortization expenses have been reported in the following accounts:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Cost of revenues	—	—	(2)
General and administrative expenses	—	(66)	(106)

Total	—	(66)	(108)

The estimated annual amortization expenses for each of the five succeeding fiscal years are as follows:

US$

2009	111
2010	111
2011	111
2012	111
2013	111

10.	GOODWILL

Goodwill of US$96,533 as of December 31, 2008 represents the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired relating to the acquisition of Binglangjiang during 2007 and the acquisitions of Yingchuan, Wuliting, Yuheng, Wangkeng, Yuanping and Banzhu during 2008 (Note 3), net of foreign currency translation adjustment. Goodwill is not deductible for tax purposes. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is tested for impairment at least annually.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2008 are as follows:

	Yunnan	Sichuan	Fujian	Zhejiang
	Province	Province	Province	Province	Total
	US$	US$	US$	US$	US$

Balance as of December 31, 2006	—	—	—	—	—
Goodwill acquired during the year	2,623	—	—	—	2,623
Foreign currency translation adjustment	150	—	—	—	150

Balance as of December 31, 2007	2,773	—	—	—	2,773

Goodwill acquired during the year	—	—	65,007	27,278	92,285
Subsequent realization of tax benefit from acquired subsidiaries	(86)	—	—	—	(86)
Foreign currency translation adjustment	191	—	(30)	1,400	1,561

Balance as of December 31, 2008	2,878	—	64,977	28,678	96,533

11.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Accrued payroll expenses	—	—	1,784
Retainage due to contractors	—	1,252	4,371
Purchase consideration payable	—	—	4,143
Employee termination costs	—	—	4,387
Guarantee deposits from original shareholders of acquired subsidiaries	—	—	4,806
Taxes payable	—	93	2,454
Guarantee liabilities (Note 23(d))	—	—	42
Amounts due to original shareholders of acquired subsidiaries	—	—	5,622
Customer deposits	—	—	56
Other liabilities	796	1,005	4,759

Total	796	2,350	32,424

Retainage due to contractors represents the portion of the payment due to a contractor that is withheld until final inspection and acceptance of the construction projects.

Purchase consideration payable represents the US$2,682 outstanding unpaid portion of the purchase consideration for the Wuliting acquisition and the US$1,461 guarantee fee payable to the original shareholder of Wuliting, Zhougongyuan, and Yingchuan for providing guarantee on the bank loans of these acquired entities for one year after acquisition by the Company (Note 23(d)).

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Deposits from original shareholders of acquired subsidiaries as of December 31, 2008 represent security deposits received by the Company from original shareholders of Wuliting, Yuanping, Wangkeng and Yuheng which will be returned by the Company within ten days when the original shareholders of the acquired subsidiaries furnish the Company with final documentation relating to the acquired power stations and dams and reservoirs. Pursuant to the equity transfer purchase agreements of Wuliting, Yuanping, Wangkeng and Yuheng, the original shareholders are required to provide such documentation within one year from the respective date of acquisition.

Employee termination costs as of December 31, 2008 represent involuntary employee termination benefits assumed by the Company as part of the Banzhu acquisition. The liability was included in the allocation of the acquisition cost of Banzhu (Note 3).

Amounts due to original shareholders of acquired subsidiaries as of December 31, 2008 represent amounts payable to the original shareholders of Wangkeng, Yuheng and Banzhu for their entitlement to the net working capital surplus of Wankeng and Yuheng and to the current assets of Banzhu immediately prior to the consummation of the acquisitions in accordance with the supplemental equity transfer purchase agreements.

12.	INCOME TAX EXPENSE

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

PRC

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company’s subsidiaries are generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax with the exception of two of the Company’s subsidiaries, Binglangjiang and Donghe. Binglangjiang and Donghe are wholly-owned foreign enterprises (“WOFEs”) located in the Western Development area and are subject to a preferential tax rate. Binglangjiang is entitled to a lower tax rate of 15% as its corporate income tax rate from 2007 to 2010 while Donghe is entitled to tax exemption in years 2007 and 2008 and a tax rate of 7.5% from 2009 to 2010.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 28, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. Accordingly, all of the company’s subsidiaries located in the PRC are subject to the statutory tax rate of 25% beginning 2008, with the exception of Binglangjiang and Donghe, which will continue to be subject to a lower tax rate until 2010 as grandfathered by the New CIT law.

The Group had minimal operations in jurisdictions other than the PRC.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(Loss) profit before income taxes and minority interests consists of:

	For the Period from	For The Year	For The Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Cayman Islands	(1,434)	(3,873)	(4,353)
PRC	—	(670)	769

	(1,434)	(4,543)	(3,584)

Income tax expenses (benefits) consist of:

	For the Period from	For The Year	For The Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31	December 31,
	2006	2007	2008
	US$	US$	US$

Current income tax expense	—	17	398
Deferred income tax expense	—	—	46

Income tax expense	—	17	444

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statements of operations is as follows:

	For the Period from	For The Year	For The Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Taxation at PRC EIT statutory rate (33% for the periods ended December 31, 2006 and 2007 and 25% for the year ended December 31, 2008)	(473)	(1,499)	(896)
Impact of tax rate differences	473	1,278	1,089
Impact from statutory tax rate change	—	184	—
Effect of tax holidays in the PRC	—	21	(286)
Non-deductible expenses	—	10	198
Change in valuation allowance	—	23	339

Income tax provision	—	17	444

Effective Tax Rate(%)	—	(0.4)%	(12.4)%

In accordance with the provision of FIN 48, the Group recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement using a probability weighted approach. The Group has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations,

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

an income tax return should be prepared based on accounting income after adjusting for certain tax adjustments. As of December 31, 2008, in accordance with FIN 48, the Group has recognized an additional income tax provision of US$1,332 for unrecognized tax benefits which represents the estimated income tax the Group would pay for the year ended December 31, 2008 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. The Company has US$39 cumulative unrecognized tax benefits as of January 1, 2008.

A reconciliation of accrued unrecognized tax benefits is as follows:

US$

Balance as of January 1, 2008	39
Additions for tax position taken in the current year	1,332
Reduction relating to settlement with tax authorities in the current year	(9)

Balance as of December 31, 2008	1,362

As of December 31, 2008, the Group has recognized a provision of US$1,362 for unrecognized tax benefits, which represents the amount of unrecognized tax benefits that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time. The Group recognizes interest accrued related to unrecognized tax benefits in interest expenses. During the year ended December 31, 2008, the Group recognized US$99 in interest expenses.

13.	DEFERRED TAX ASSETS / DEFERRED TAX LIABILITIES

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Deferred tax assets — current
Allowance for uncollectible other receivables	—	—	7
Accrued water resource fee	—	—	131
Guarantee deposit	—	—	51
Other payable	—	—	1,097

Total deferred tax assets — current	—	—	1,286

Deferred tax liabilities — current
Unfavourable contract obligation — electricity supply contract	—	—	(95)

Total deferred tax liabilities — current	—	—	(95)

Valuation allowance	—	—	(25)

Net deferred tax assets — current	—	—	1,166

Deferred tax assets — non-current
Net operating loss carry-forwards	—	47	670

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Investment tax credit carry-forwards	—	—	470
Depreciation of property, plant and equipment	—	1,346	1,339
Pre-operation expenses	—	—	49
Guarantee deposit	—	—	34
Unfavourable contract obligation — water use right	—	—	9
Government grant	—	—	26
Deferred revenue	—	—	16

Total deferred tax assets — non-current	—	1,393	2,613

Deferred tax liabilities — non-current
Fair value step-up of property, plant and equipment	—	—	(13,359)
Unfavourable contract obligation — electricity supply contract	—	—	(136)
Amortization of acquired intangible assets	—	(722)	(755)

Total deferred tax liabilities — non-current	—	(722)	(14,250)

Valuation allowance	—	(671)	(1,778)

Net deferred tax liabilities — non-current	—	—	(13,415)

Deferred tax asset of US$611 was recognized as a result of the acquisition of Binglangjiang during the year ended December 31, 2007. The Group recognized a full valuation allowance on the deferred tax asset at the acquisition date as it is more likely than not that the benefit in future earnings will not be realized. Deferred tax assets of US$1,126 and deferred tax liabilities of US$12,253, were recognized as a result of the acquisition of Yingchuan, Wuliting, Zhougongyuan, Banzhu, Wangkeng, Yuheng and Yuanping during the year ended December 31, 2008. The Group recognized a full valuation allowance of US$420 and US$425 on the deferred tax asset of Wuliting and Yuanping at the acquisition date as it is more likely than not that the benefit in future earnings will not be realized. The Group records a valuation allowance on its deferred tax assets that is sufficient to reduce the deferred tax assets to an amount that is more likely than not to be realized. Future reversal of the valuation allowance will be recognized either when the benefit is realized or when it has been determined that it is more likely than not that the benefit in future earnings will be realized. The Group recognized a change in valuation allowance of US$23 during the year ended December 31, 2007. A foreign currency translation adjustment of US$37 on deferred tax asset and the related valuation allowance was recognized in accumulated other comprehensive income as of December 31, 2007. The Group recognized a change in valuation allowance of US$339 during the year ended December 31, 2008. A foreign currency translation adjustment of US$52 on deferred tax assets and related valuation allowance were recognized in accumulated other comprehensive income as of December 31, 2008.

Net operating loss carry-forwards of US$2,680 as of December 31, 2008 will expire in years 2012 to 2013. Investment tax credit carry-forwards of US$470 as of December 31, 2008 will expire in year 2011.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The benefit of tax holiday on basic and diluted loss per share is as follows:

	For the Period from	For The Year	For The Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Basic and diluted	—	—	0.02

14.	BORROWINGS

Total borrowings as of December 31, 2006, 2007 and 2008 comprised of:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Short-term:
Secured	—	—	5,560
Unsecured	—	—	3,221
Long-term:
Current portion, secured	—	2,052	29,037
Non-current, secured	—	10,269	138,133

Total borrowings	—	12,321	175,951

There were no short-term loans outstanding as of December 31, 2006 and 2007. The short-term loans outstanding as of December 31, 2008 related to RMB denominated loans of US$2,634, US$587, US$2,634 and US$2,926 assumed by the Company as part of the acquisitions of Yuheng, Yuanping, Wangkeng and Banzhu, respectively. The short-term loan of Yuheng was obtained from the original shareholders and is unsecured, interest-free and has no fixed term of repayment. The short-term loan of Yuanping was obtained from Fujian Dachuang Hydroelectric Group, Ltd.(“Dachuang Group”), the original entrusted management of Yuanping and is unsecured, interest-free and has no fixed term of repayment. The short-term loan of Wangkeng was obtained from Sanming Anhe Travel Agent Company with an annual interest rate of 10.8%. The short-term loan is secured by the proceeds from future electricity sales of Wangkeng and is due in May 2009. The short term loans of Banzhu were obtained from China Citic Bank with annual interest rates ranged from 7.4520% to 7.8840% adjusted based on the benchmark rate published by the People’s Bank of China. The short-term loans are secured by the proceeds from future electricity sales of Banzhu and guaranteed by the original shareholders of Banzhu, and are due in March 2009.

There were no long-term loans outstanding as of December 31, 2006. The long-term loan outstanding as of December 31, 2007 related to RMB denominated bank loan obtained by Binglangjiang from a financial institution amounted to US$12,321, which the Company assumed as part of the Binglangjiang acquisition. The long-term loan is secured with the pledge of the property, plant and equipment of Binglangjiang as collateral, and is due in 2011. The interest rate on long-term loan is variable based on the market rate published by the People’s Bank of China each year. The average interest rate on the long-term loan for the year ended December 31, 2007 was 7.425%. The long-term loans outstanding as of December 31, 2008 related to RMB denominated bank loans obtained by Binglangjiang, Yingchuan, Wuliting, Zhougongyuan, Yuheng, Wangkeng, Yuanping and Banzhu from financial institutions, which the Company assumed as part of the acquisitions of these entities. The interest rates on these long-term loans are variable based on the market rate published by the People’s Bank of China each year. The average interest rate on the long-term loans for the year ended

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

December 31, 2008 was 8.3082%. The long-term loans are due from 2009 to 2020 and are secured by the following:

(i)  Corporate guarantee by third parties

Long-term loans amounted to US$88,325 as of December 31, 2008 were guaranteed by the following third parties:

	December 31,	December 31,
Guaranteed by	2007	2008
	US$	US$

Guangsha Construction Group Co., Ltd.	—	64,525
Sanming Ruifeng Hydropower Investment Co., Ltd.	—	4,926
Fujian Province Anheng Assets Management Co., Ltd. and Fujian Yuneng Power Group Ltd.	—	9,071
Dachuang Group and original shareholders of Yuanping	—	1,902
Huang Shaojian (original shareholder of Wangkeng)	—	5,853
Pingnan County Minfeng Electric Power Co., Ltd.	—	2,048

	—	88,325

(ii)  Pledge of property, plant and equipment

As of December 31, 2008, certain long-term loans were secured by the pledge of property, plant and equipment of US$120,161 of Yingchuan, Banzhu, Binglangjiang, Wangkeng, Yuanping and Yuheng.

(iii)  Pledge of proceeds from future electricity sales

Long-term loans amounted to US$10,681 as of December 31, 2008 were secured by the proceeds from future electricity sales of Yuanping, Wangkeng and Banzhu.

Maturities of long-term loans for the five years succeeding December 31, 2008 are as follows:

US$

2009	29,037
2010	26,013
2011	25,428
2012	18,259
2013	18,624
Thereafter	49,809

167,170

15.	OTHER NON-CURRENT LIABILITIES

Other non-current liabilities as of December 31, 2008 represent deferred government grant of US$104 relating to Banzhu and unfavorable contract obligation of US$464 relating to Yuheng.

The government grant is recognized as income over the periods necessary to match it on a systematic basis with the related costs which it is intended to compensate. From the acquisition date to December 31, 2008, US$11 has been recognized as a reduction to cost of revenues.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

An unfavorable contract obligation was assumed by the Company as part of the Yuheng acquisition on October 22, 2008. The unfavorable contract obligation arose from an electricity supply contract amongst Yuheng, Rongping Chemical and the power grid from 2007 in which the contractual rate at which Yuheng would sell its electricity output is not at market. Pursuant to the electricity supply agreement, a price of RMB0.181 per kWh (inclusive of VAT), which was not an approved price then, has been set for the supply of an agreed volume of 300 million kWh of electricity from Yuheng to the power grid which in turn transmits such electricity to Rongping Chemical for a contractual term of 3.5 years. An approved price of RMB0.29 per kWh (inclusive of VAT) has been subsequently approved by the regional pricing bureau for Yuheng’s electricity supply starting from October 28, 2008. Pursuant to the electricity supply agreement, Yuheng is only entitled to RMB0.181 per kWh (inclusive of VAT) of the RMB0.29 per kWh revenue received from the power grid and is obligated to remit the portion of revenue above RMB0.181 per kWh, or RMB0.109 per kWh, to Rongping Chemical for electricity volume transmitted under the supply agreement. The unfavorable contract obligation is amortized and recognized as revenue over the remaining contractual period based on the actual supply volume. For electricity transmitted from Yuheng to Rongping Chemical through the power grid, the Company recognized revenue based on the contractual price of RMB0.181 per kWh, net of VAT, and a deemed revenue of RMB0.065 per kWh from the amortization of the unfavorable contract obligation until the earlier of reaching the cumulative volume of 300 million kWh or October 2010. The Company recognized revenue based on the approved price of RMB0.29 per kWh, net of VAT, and did not recognize any deemed revenue from the amortization of the unfavorable contract obligation from the acquisition date to December 31, 2008 as the power grid did not transmit any electricity to Rongping Chemical during that period.

16.	LONG-TERM NOTES

On November 10, 2006, the Company issued secured convertible notes (the “Notes”) to Vicis Capital Master Fund (“Vicis”), JMG Capital Partners, L.P. and JMG Triton Offshore Fund, Limited (“JMG”), (collectively, the “Holders”), for an aggregate principal amount of US$50,000. The Notes have a maturity date of May 10, 2008. The Company intends to use the proceeds of the Notes to consummate business combinations within the hydroelectric power development activities. Pursuant to the Notes agreement, the US$50,000 proceeds of the Notes are held in a cash collateral account until the consummation of a business combination. Interest accrues on the outstanding principal amount of the Notes at an interest rate of 7% per annum, provided that if no business combination is consummated during the term of the Notes, interest only accrues at the prevailing interest rate of the cash collateral account (“Current Interest”). The difference between the 7% stated interest rate and the Current Interest (“Deferred Interest”) is payable by the Company only upon consummation of a business combination. On or prior to November 30, 2006, the Company has the right to redeem up to US$12,000 of the Notes issued to Vicis at the principal amount together with a cash payment of US$100 and any accrued and unpaid interest (“Redemption Option”). The Redemption Option lapsed on November 30, 2006 without being exercised by the Company.

Pursuant to the Notes agreement, the Company shall proceed with the acquisition of hydroelectric assets through a merger, amalgamation, share capital exchange, scheme of arrangement, share or asset purchase or similar transaction with one or more other businesses only if (i) the Company receives approval of 50% of the Holders and (ii) the Holders convert at least 50% of the principal amount of the Notes. At the time the Company seeks approval of any business combination and such business combination receives the requisite approval and exchange requirement:

(a)	Holders that vote against such business combination shall receive (i) the principal amount of such holders’ Notes, (ii) accrued and unpaid Current Interest of such holders’ Notes, (iii) Deferred Interest of such holders’ Notes and (iv) a payment equal to 5% of the principal amount of the holders’ Notes (“Business Combination Payment”).

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(b)	Holders that vote for such business combination and elect to convert Notes shall receive (i) accrued and unpaid Current Interest of such holders’ Notes, (ii) Deferred Interest of such holders’ Notes, (iii) the Business Combination Payment and (iv) one ordinary share and two warrants each to purchase one ordinary share of the Company at US$5.00 per share for each US$6.00 of the first US$26,000 and US$7,000 of the principal amount held by Vicis and JMG, respectively. To the extent that Vicis and JMG convert a principal amount of the Notes at the time of the business combination in excess of US$26,000 and US$7,000, respectively (the “Excess Amount”), Vicis and JMG shall receive one ordinary share and four warrants each to purchase one ordinary share of the Company at US$5.00 per share for each US$6.00 of their respective Excess Amount.

(c)	Holders that vote for such business combination and elect not to convert Notes shall (i) have the Notes remain outstanding until the maturity date (unless such Note is earlier redeemed at the option of the Company), (ii) have interest continue to accrue on the outstanding principal amount of the Notes at an interest rate of 7% per annum and (iii) receive a payment that will result in the holders receiving a return on investment equal to 20% per annum through the date of such payment after taking into account any accrued and unpaid Current Interest, Deferred Interest and the Business Combination Payment (“Contingent Payment”) and (iv) receive two warrants each to purchase one ordinary share of the Company at US$5.00 per share for each US$6.00 of the holders’ respective Excess Amount. The Company must make the Contingent Payment no later than the third anniversary of the date on which such business combination is completed.

In connection with the Notes, the Company and Morgan Joseph & Co. Inc. (“Morgan Joseph”), a financial advisory and investment banking firm, entered into an agreement under which the Company shall pay Morgan Joseph a placement fee of 6% of the principal amount of the Notes that are converted by the Holders upon the consummation of a business combination (“Placement Fee”).

The Notes contain financial covenants that (i) do not permit the payment of dividends (ii) upon completion of a business combination the Company’s aggregate indebtedness outstanding cannot exceed 50% of the capitalization of the Company so long as the Notes remain outstanding unless the Company obtains consent of the Holders, (iii) the Company will not liquidate, sell, transfer, lease or dispose of 10% or more of the Company’s consolidated assets, and (iv) enter into a change in control transaction. As of December 31, 2006 and 2007, the Company was in compliance with all of the Notes’ financial covenants.

On April 11, 2007, all of the Holders approved the consummation of a business combination by the Company. Vicis elected to convert its US$41,000 Notes and received US$2,050 Business Combination Payment as well as 6,833,333 ordinary shares and 18,666,666 warrants each to purchase one ordinary share at US$5.00 per share. JMG elected not to convert its US$9,000 Notes and received US$450 Business Combination Payment and 666,666 warrants each to purchase one ordinary share at US$5.00 per share. The Company classified the remaining US$9,000 Notes as current portion of long-term notes on the balance sheet as of December 31, 2007. The Placement Fee of US$2,460 was recognized as a liability with a corresponding debit to debt issuance costs upon the consummation of a business combination in April 2007. The Company fully settled the Placement Fee with Morgan Joseph during the year ended December 31, 2007.

The Notes were initially recorded as long-term debt equal to the US$50,000 proceeds received net of the fair value of the bifurcated embedded compound derivative of US$3,133. The Notes were subsequently accreted to the amount payable upon maturity using the effective interest method. The Company evaluated the embedded conversion features contained in its Notes to determine if the embedded conversion option feature requires bifurcation. To the extent that the embedded conversion features are not required to be bifurcated, the Company will then determine if there were any beneficial conversion features. The conversion option feature

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

is not required to be bifurcated because the underlying ordinary shares are not net settleable, publicly traded or readily convertible into cash. In accordance with Issue 15 of EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF 00-27”), a beneficial conversion amount should be measured when an entity issues a convertible instrument that, if converted, will result in the holder receiving ordinary share and other equity instruments of the issuer, such as warrants, to acquire ordinary share of the issuer. The Company assessed the embedded conversion option feature of the Notes under EITF 00-27 and concluded that it does not contain a beneficial conversion feature at the commitment date because the proceeds of the Notes allocated to the ordinary shares portion of the conversion option exceeds the fair value of the ordinary shares at the commitment date.

The Business Combination Payment, the Deferred Interest and the Contingent Payment meet the definition of a derivative where the underlying is based on the occurrence or non-occurrence of a specified event. Accordingly, the Business Combination Payment, the Deferred Interest combined with the Contingent Payment were bifurcated from the Notes on the issuance date as a compound derivative liability with a fair value of US$3,133. The changes in fair value of the derivative liabilities are recognized through the statements of operations. An expense of US$nil and US$266 resulted from the change in fair value of the derivative liabilities was recognized in the statement of operations for the periods ended December 31, 2006 and 2007, respectively. The Company determined the fair value of the derivative liabilities with the assistance of AA.

Upon conversion of US$41,000 of the Notes on April 11, 2007, its net carrying value of US$39,124 (US$41,000 face value net of related unamortized debt discount of US$1,876 from the bifurcated embedded compound derivative liability) was transferred to equity. The Business Combination Payment of US$2,500 was settled by the Company with the Holders when the Company sought approval of a business combination and such business combination received the requisite approval and conversion requirement. The Deferred Interest relating to the US$41,000 Notes that were converted was settled by the Company upon the consummation of a business combination. The changes in fair value of the bifurcated embedded derivative liability relating to the remaining US$9,000 Notes that were not converted are recognized in the statements of operations until the earlier of redemption by the Company or maturity of the Notes. A gain of US$61 resulted from the change in fair value of the derivative liabilities was recognized in the statements of operations for the year ended December 31, 2008.

On February 8, 2008, the Company paid JMG US$10,012 cash to fully redeem the principal amount of the US$9,000 Notes and to settle accrued and unpaid interest of US$174 and Contingent Payment of US$838. The unamortized debt issuance costs of US$33 and unamortized discount of US$98 were immediately recognized as interest expense in the statements of operations upon redemption of the US$9,000 Notes.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The carrying value of the long-term notes is as follows:

US$

Issuance of long-term notes, net of debt discounts	46,867
Compound derivative liability	3,133
Accretion expense	285

Balance as of December 31, 2006	50,285
Accretion expense	833
Change in fair value of compound derivative liability	266
Settlement of compound derivative liability	(2,500)
Conversion of long-term notes	(39,124)

Balance as of December 31, 2007	9,760
Accretion expense	139
Change in fair value of compound derivative liability	(61)
Redemption of long-term notes	(9,000)
Settlement of compound derivative liability	(838)

Balance as of December 31, 2008	—

17.	CONVERTIBLE REDEEMABLE PREFERRED SHARES

On January 23, 2008, the Company issued 150,025 Series A convertible redeemable preferred shares (“Series A Preferred Shares”) for an aggregate purchase price of US$150,025, or US$1,000 per share.

On July 24, 2008, the Company issued the first batch of 101,000 Series B convertible redeemable preferred shares (“Series B Preferred Shares”) for an aggregate purchase price of US$101,000 or US$1,000 per share. On August 15, 2008, the Company issued the second batch of 28,000 Series B Preferred Shares for an aggregate purchase price of US$28,000, or US$1,000 per share.

The Company intends to use the proceeds of the Series A and Series B Preferred Shares to fund the Company’s future acquisition of hydroelectric power generating assets and expansion of the Company’s existing hydroelectric projects in the PRC, to repay all the amounts due under the Notes (Note 16) and for the Company’s working capital purposes. The significant terms of the Series A and Series B Preferred Shares are summarized below.

Dividends

Pursuant to the Series A and Series B Preferred Shares agreements, the holders of the Series A and Series B Preferred Shares are entitled to receive cash dividends on each share at the rate of 10% per annum of the issuance price when and if declared by the board of directors of the Company. To the extent dividends are not paid in cash, dividends shall be paid in kind by the Company by issuing to each holder additional Series A and Series B Preferred Shares. Dividends shall accrue at 10% per annum and accumulate quarterly on the fifteenth of March, June, September and December.

If a qualified public offering, as defined in the Series A and Series B Preferred Shares agreements, has not occurred on or before April 28, 2009 and September 30, 2009, respectively, the dividend rate shall increase by 1% per annum and shall further increase by 1% per annum as of each subsequent dividend accrual date, provided that under no circumstances the dividend rate exceeds 15% per annum.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Ranking

Pursuant to the Series A Preferred Shares agreement, the Series A Preferred Shares rank, as to dividends and upon liquidation, senior and prior to the ordinary shares and to all other classes or series of shares issued by the Company.

Upon issuance of the first batch of the Series B Preferred Shares in July 2008, pursuant to the Series B Preferred Shares agreement, the ranking of Series A Preferred Shares to dividends and upon liquidation was modified such that Series A Preferred Shares rank senior and prior to the ordinary shares and to all other classes or series of shares issued by the Company but shall rank the same as Series B Preferred Shares.

Voting Rights

Each holder of the Series A and Series B Preferred Shares is entitled to the number of votes equal to the number of shares of ordinary shares into which such holder’s Series A and Series B Preferred Shares could be converted and having voting rights and powers equal to the voting rights and powers of the ordinary shares.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company or any deemed liquidation event as defined in the Series A and Series B Preferred Shares agreements, each holder of Series A and Series B Shares is entitled to receive, prior to and in preference to holders of ordinary shares, an amount equal to the original issuance price plus any declared and unpaid dividends. If at the time of any liquidation event, the liquidation proceeds are greater than the entire assets and funds of the Company legally available for distribution amongst the holders of Series A and Series B Preferred Shares and holders of ordinary shares, the assets and funds of the Company shall be distributed ratably amongst the holders of Series A and Series B Preferred Shares first. After distribution in full to the holders of Series A and Series B Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed ratably amongst the holders of ordinary shares.

Conversion rights

The holders of the Series A and Series B Preferred Shares shall have conversion rights as follows:

•	Each Series A and Series B Preferred Share plus any declared but unpaid dividends shall be convertible at the option of the holder, at any time after the date of issuance of such share, into ordinary shares as determined by dividing the par value plus any accrued dividends by the lesser of (i) the applicable conversion price and (ii) in the event of a qualified public offering, the issue price per ordinary share multiplied by an applicable percentage. For Series A Preferred Shares, the applicable percentage is 70% if the qualified public offering is consummated before April 28, 2009, 60% if the qualified public offering is consummated after April 28, 2009 and before January 28, 2010, and 50% if the qualified public offering is consummated after January 28, 2010. For Series B Preferred Shares, the applicable percentage is 70% if the qualified public offering is consummated before September 30, 2009, 60% if the qualified public offering is consummated after September 30, 2009 and before June 30, 2010, and 50% if the qualified public offering is consummated after June 30, 2010. The initial conversion price of the Series A and Series B Preferred Shares is US$7.00.

•	All of the Series A and Series B Preferred Shares shall automatically be converted into ordinary shares at the each then-effective conversion price upon the closing of a qualified public offering, as defined in the Series A and Series B Preferred Shares agreements.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Redemption

Pursuant to the Series A and Series B Preferred Shares agreements, Series A and Series B Preferred Shares are subject to redemption as follows:

•	If the Company fails to consummate certain specified acquisitions of hydroelectric assets in the Zhejiang province in order for the proceeds of the Series A Preferred Shares to be released from an escrow account to the Company by March 30, 2008, the Company is obligated to redeem all of the Series A Preferred Shares at a redemption price equal to the Series A Preferred Shares issue price plus any interest earned in the escrow account.

•	If a qualified public offering has not occurred prior to January 28, 2011, upon written election by the holders of the Series A and Series B Preferred Shares, the Company is obligated to redeem such holders’ Series A and Series B Preferred Shares by paying a redemption price equal to the Series A and Series B Preferred Shares issue price plus any accrued but unpaid dividends.

•	If a qualified public offering has not occurred prior to January 28, 2013, the Company may elect to redeem all of the Series A and Series B Preferred Shares at a redemption price equal to the Series A and Series B Preferred Shares issue price plus any accrued but unpaid dividends.

•	Prior to the consummation of a change in control event, if requested by holders of a majority of the Series A and Series B Preferred Shares and the Company has sufficient legally available funds or assets to redeem in full all of the Series A and Series B Preferred Shares, the Company is obligated to redeem all of the Series A and Series B Preferred Shares at a redemption price equal to the Series A and Series B Preferred Shares issue price plus any accrued but unpaid dividends.

Accounting for Series A and Series B Preferred Shares

The Series A and Series B Preferred Shares have been classified as mezzanine equity as these preferred shares can be redeemed at the option of the holders on or after an agreed upon date.

The initial carrying amount of the Series A Preferred Shares is the issue price at the date of issuance of US$150,025 net of issuance costs (including the Morgan Joseph Preferred Shares Warrant (Note 18)) of US$10,569. The initial carrying amount of the Series B Preferred Shares is the issue price at the date of issuance of US$129,000 net of issuance costs of US$4,134.

The holders of Series A and Series B Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Company evaluated the embedded conversion option in the Series A and Series B Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the preferred shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash.

Beneficial conversion features exist when the conversion price of the convertible redeemable preferred shares is lower than the fair value of the ordinary shares at the commitment date. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the preferred shares as a contribution to additional paid-in capital. The resulting discount to the convertible redeemable preferred shares is then accreted to the redemption value using the effective interest method as a deemed dividend through retained earnings. The Company determined the fair value of ordinary shares with the assistance of AA.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

On January 23, 2008, the most favorable conversion price used to measure the beneficial conversion feature of the Series A Preferred Shares was US$7.00. No beneficial conversion feature was recognized for the Series A Preferred Shares as the fair value per ordinary share at the commitment date was US$2.56, which was less than the most favorable conversion price.

On July 24 and August 15, 2008, the most favorable conversion price used to measure the beneficial conversion feature of the Series B Preferred Shares was US$7.00 and no beneficial conversion feature was recognized for the Series B Preferred Shares as the fair value per ordinary share at both commitment dates was US$2.97, which was less than the most favorable conversion price.

The Company concluded that the Series A and Series B Preferred Shares are not redeemable currently, but it is probable that the Series A and Series B Preferred Shares will become redeemable. The Company chose to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the Series A and Series B Preferred Shares to equal the redemption value at the end of each reporting period. An accretion charge of US$10,569 and US$4,134 related to Series A and Series B Preferred Shares, respectively, was recorded as a reduction of income available to ordinary shareholders for the year ended December 31, 2008.

On May 1, 2008, the Board of Directors issued 2,168 shares of Series A Preferred Shares to the existing Series A shareholders as stock dividends.

As of December 31, 2008, no cash dividends were declared by the Company on the Series A and Series B Preferred Shares. A cumulative dividend of US$14,680 and US$5,531 for Series A and Series B Preferred Shares was accrued and recorded as a reduction of income available to ordinary shareholders for the year ended December 31, 2008.

The carrying value of the Preferred Shares as of December 31, 2008 is as follows:

	Series A	Series B	Total
	US$	US$	US$

Balance as of December 31, 2007	—	—	—
Issuance of preferred shares	150,025	129,000	279,025
Issuance costs (including Morgan Joseph Preferred Shares Warrant (Note 18) for Series A Preferred Shares)	(10,569)	(4,134)	(14,703)
Changes in redemption value	10,569	4,134	14,703
Cumulative dividends	14,680	5,531	20,211

Balance as of December 31, 2008	164,705	134,531	299,236

18.	WARRANTS

On November 10, 2006, the Founding Shareholders of the Company purchased 375,000 units of securities issued by the Company through China Hydro LLC, a limited liability company formed under the laws of the State of Delaware which holds the equity interest in the Company for the founding shareholders. Each unit consists of one ordinary share and two warrants each to purchase one ordinary share of the Company at US$5.00 per share (“Founders’ Warrants”). The exercise period of the Founders’ Warrants commences on the date of issuance and expires on the earlier of November 10, 2011 or the redemption of the warrants by the Company. The Founders’ Warrants can be redeemed at the option of the Company at any time during the exercise period at US$0.001 per warrant, provided that the last independent bid price of the ordinary share exceeds US$8.50 per share.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

On November 10, 2006, the Company also issued two warrants to Morgan Joseph, as part of the payment for services rendered by Morgan Joseph on the issuance of the Notes (Note 16). One warrant allows Morgan Joseph to purchase 550,000 units of securities (each unit consists of one ordinary share and two warrants each to purchase one ordinary share of the Company at US$5.00 per share) and the other warrant allows Morgan Joseph to purchase 283,333 units of securities (each unit consists of one ordinary share and four warrants each to purchase one ordinary share of the Company at US$5.00 per share) issued by the Company at US$6.60 per unit (“Morgan Joseph Warrants”). The exercise period of the Morgan Joseph Warrants commences on the date of issuance and expires on November 10, 2011. The Morgan Joseph Warrants provide for a cashless exercise option.

On April 11, 2007, all of the Holders of the Notes approved the consummation of a business combination by the Company (Note 16). Vicis converted its US$41,000 Notes into 6,833,333 ordinary shares and 18,666,666 warrants each to purchase one ordinary share at US$5.00 per share while JMG elected not to convert its US$9,000 Notes and received 666,666 warrants each to purchase one ordinary share at US$5.00 per share. The warrants issued to Vicis and JMG (collectively, the “Holders’ Warrants”) have terms identical to the Founders’ Warrants in that the Company has an option to redeem at any time at US$0.001 per warrant, provided that the last independent bid price of the ordinary share exceeds US$8.50 per share, and that the exercise period commences on the date of issuance and expires on the earlier of November 10, 2011 or the redemption of the warrants by the Company.

Under EITF No. 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”), if a contract could potentially be cash settled, and such settlement is not within the control of the issuer, the derivative is accounted for as an asset or liability, and changes in fair value are recognized in the statements of operations.

Upon issuance of the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants and as of December 31, 2006, 2007 and 2008, the Company evaluated paragraphs 12 through 32 of EITF 00-19 and concluded that the warrants could only be physical settled or net-share settled but not net-cash settled. Therefore, the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants have been classified as equity since their respective issuance date. Fair value of the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants at their respective commitment date was determined to be minimal by management with the assistance of AA.

The Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants will continue to be reported as equity until such time as the warrants are exercised, expire, or become cash-settleable. In the event of a reclassification from equity to liability, the warrants will be measured at a new fair value as of the reclassification date with the change from the existing carrying value to the new fair value as an adjustment to shareholders’ equity.

On January 28, 2008, the Company issued another warrant to Morgan Joseph, as part of the payment for services rendered by Morgan Joseph on the issuance of the Series A Preferred Shares (Note 17). The warrant allows Morgan Joseph to purchase (i) up to 15,000 Series A Preferred Shares at US$1,100 per share prior to the closing of an IPO or (ii) up to such number of ordinary shares automatically converted into from 15,000 Series A Preferred Shares upon the closing of an IPO at 110% of the then-effective conversion price per Series A Preferred Share (“Morgan Joseph Preferred Shares Warrant”). The exercise period of the Morgan Joseph Preferred Shares Warrant commences on the date of issuance and expires on January 28, 2013. The Morgan Joseph Preferred Shares Warrant provides for a cashless exercise option.

The Morgan Joseph Preferred Shares Warrant has been classified as a liability since the issuance date under FASB Staff Position FAS 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Warrants and Other Similar Instruments on Shares That Are Redeemable, as Morgan Joseph is entitled to a cashless exercise into Series A Preferred Shares, which are contingently redeemable for cash. The fair value of the Morgan Joseph Preferred Shares Warrant was US$899 and US$540 at the time of issuance and as of December 31, 2008, respectively. An income of US$359 from the change in fair market value of the Morgan Joseph Preferred Shares Warrant was recognized in the statements of operations during the year ended December 31, 2008. The fair value of the Morgan Joseph Preferred Shares Warrant was determined with the assistance of AA.

The fair values of the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants, which are classified as equity, and the fair value of Morgan Joseph Preferred Shares Warrant, which is classified as a liability, were estimated at their commitment date or December 31, 2008 using the following assumptions:

				Morgan
		Morgan		Joseph
	Founders’	Joseph	Holders’	Preferred Shares
	Warrants	Warrants	Warrants	Warrant

Commitment date/year-end date	November 10, 2006	November 10, 2006	November 10, 2006	December 31, 2008
Average risk-free rate of return	5.11%	5.11%	5.11%	3.19%
Expected term/life	5 years	5 years	5 years	4.1 years
Volatility rate	33.70%	33.70%	33.70%	59.00%
Expected dividend yield	—	—	—	1.43%
Fair value of ordinary share	0.11	0.11	0.11	1.74
Fair value of Series A Preferred Share	N/A	N/A	N/A	608.05
Estimated forfeiture rate	0%	0%	0%	0%

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying warrants and the fair value of the Company’s ordinary or preferred shares as at December 31, 2008, for those warrants that have an exercise price currently below the fair value of the Company’s ordinary or preferred shares. As of December 31, 2008, the Company has warrants outstanding to purchase an aggregate of 23,149,997 ordinary shares and 15,000 Series A Preferred Shares. None of these warrants has an exercise price below the fair value of the Company’s ordinary shares and Series A Preferred Shares, resulting in an aggregate intrinsic value of US$nil.

All warrants were vested as of the date they were issued. No warrants were forfeited, cancelled or exercised for the periods ended December 31, 2006, 2007 and 2008.

19.	SHARE CAPITAL

The Company’s authorized ordinary share capital was 130,000,000 shares at par value of US$0.001 per share as of December 31, 2006, 2007 and 2008. On July 10, 2006 (date of inception), one share was issued at par value to Reid Services Limited, a management company operating in the Cayman Islands, which held the investment on behalf of the Founding Shareholders. On August 14, 2006, the Company’s founding shareholders, acting through China Hydro LLC, purchased 8,499,999 ordinary shares for US$25. Of the 8,499,999 ordinary shares issued on August 14, 2006, 6,416,666 of them were restricted and each restricted share would become unrestricted for every US$24 of equity subsequently injected into the Company over an 18-month period starting from the issuance date. On November 8, 2006, Reid Services Limited transferred its one share to China Hydro LLC. On November 10, 2006, China Hydro LLC purchased additional 375,000 ordinary shares for US$2,250 contemporaneously with the closing of the secured convertible note agreement. On April 10, 2007, Vicis Capital exchanged its US$41,000 convertible notes for 6,833,333 ordinary shares

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(Note 16). On January 28, 2008, 166,667 ordinary shares of the Company issued at US$0.001 per share to China Hydro LLC were repurchased for a total consideration of US$1.00. The repurchased shares were considered cancelled under Cayman Islands law and the difference between the original issuance price and the repurchase price was charged to accumulated deficit. As of December 31, 2006, 2007 and 2008, 8,875,000, 15,708,333 and 15,541,666 ordinary shares were issued and outstanding, respectively.

The Company’s authorized preferred shares capital was 2,500,000, 2,500,000 and 5,000,000 shares at par value of US$0.001 per share as of December 31, 2006, 2007 and 2008, respectively. There were nil, nil and 281,193 preferred shares issued and outstanding as of December 31, 2006, 2007 and 2008, respectively.

The Group has not paid or declared any dividends on ordinary shares to date. The payment of dividends in the future will be contingent upon the Group’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of a business combination. The payment of dividends will be subject to the discretion of the Group’s board of directors and subject to the requirements of Cayman Islands’ laws.

20.	BASIC AND DILUTED LOSS PER SHARE

Basic and diluted loss per share for the periods ended December 31, 2006, 2007 and 2008 are calculated as follows:

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Numerator for basic loss per share:
Loss attributable to ordinary shareholders	(1,434)	(4,560)	(38,901)

Cumulative dividends on Series A convertible redeemable preferred shares	—	—	—
Cumulative dividends on Series B convertible redeemable preferred shares	—	—	—
Changes in redemption value of Series A convertible redeemable preferred shares	—	—	—
Changes in redemption value of Series B convertible redeemable preferred shares	—	—	—

Numerator for diluted loss per share	(1,434)	(4,560)	(38,901)

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Denominator:
Weighted average number of ordinary shares outstanding — basic	4,230,822	13,817,466	15,554,416

Dilutive effect of convertible securities:
Warrants	—	—	—
Convertible redeemable preferred shares	—	—	—
Convertible notes	—	—	—
Weighted average number of ordinary shares outstanding — diluted	4,230,822	13,817,466	15,554,416

Loss per share — basic and diluted	(0.34)	(0.33)	(2.50)

The Group had securities outstanding which could potentially dilute basic loss per share in the future, but these securities were excluded from the computation of diluted loss per share in the periods ended December 31, 2006, 2007 and 2008, as their effects would have been anti-dilutive. Such outstanding securities consist of convertible notes in 2006 and 2007, warrants in 2006, 2007 and 2008, and convertible redeemable preferred shares in 2008.

21.	EMPLOYEE DEFINED CONTRIBUTION PLAN

The Group’s full time employees in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain medical care unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labour regulations require the Group to accrue for these benefits based on 28.7% to 46.7% of the employees’ salaries, subject to a certain cap limit, depending on the location of employment. The total contribution for such employee benefits, which was expensed as incurred, was US$nil, US$22 and US$392 for the periods ended December 31, 2006, 2007 and 2008, respectively. The Group has no additional legal obligation or liabilities for the benefits beyond the paid and accrued amounts.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

22.	INTEREST EXPENSES

Interest expenses for the periods ended December 31, 2006, 2007 and 2008 consist of:

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Accrued interest on long-term bank loans	—	693	5,293
Accrued or paid interest on convertible notes	489	1,456	164
Accrued interest on unrecognized tax benefits (Note 12)	—	—	99
Amortization of debt issuance costs	99	293	47
Accretion of guarantee fee payable	—	—	105
Amortization of discount on convertible notes	285	833	139

	873	3,275	5,847

23.	COMMITMENTS AND CONTINGENCIES

(a)  Operating lease commitments

The Group has entered into certain operating leasing arrangements relating to the lease of the Group’s office premises. Payments made under operating leases are expensed on a straight-line basis over the term of the lease. Rental expenses under operating leases for the periods ended December 31, 2006, 2007 and 2008 were US$8, US$180 and US$574, respectively.

Future minimum lease payments for non-cancellable operating leases as of December 31, 2008 are as follows:

December 31,
2008
US$

2009	403
2010	356
2011	46
2012 and thereafter	—

Total	805

(b)  Capital commitments

Capital commitments as of December 31, 2008 were approximately US$7,899 (RMB53,987), representing contracted but unpaid amounts for construction projects of Binglangjiang and Zhougongyuan that are in progress.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(c)  Purchase commitments

On December 13, 2007, the Group entered into an agreement with Zhejiang Guangning Hydropower Development Co., Ltd., to purchase an additional 37% equity interest in Shapulong. The purchase price for the acquisition is RMB24,420 (US$3,399). The transaction is not yet effective, pending the PRC Government approval.

(d)  Loan guarantee commitments

Pursuant to the equity transfer purchase agreements of Yingchuan, Wuliting and Zhougongyuan (collectively the “Zhejiang Entities”), Guangsha Construction Group Co., Ltd. (“Guangsha”), the original shareholder of these acquired subsidiaries, continues to provide guarantee on the bank loans of the Zhejiang Entities subsequent to the acquisition by the Company. The outstanding loan balances guaranteed by Guangsha were RMB50,000, RMB224,000 and RMB215,000 for Yingchuan, Wuliting and Zhougongyuan, respectively. In connection with the loan guarantees provided by Guangsha, the Company signed an agreement with Guangsha to provide a counter guarantee on Guangsha’s guarantee obligations. Pursuant to the counter guarantee agreement, the Company is obligated to reimburse Guangsha for all bank loans, interests, penalties and all other related costs Guangsha guaranteed in the event that the Zhejiang Entities are not able to fulfill their loan payments when become due. The Company recognized a guarantee asset with a corresponding guarantee liability amounted to US$221 and US$257 in the purchase price allocation of Wuliting and Zhougongyuan, respectively (Note 3). The guarantee asset and the corresponding guarantee liability for Yingchuan was insignificant. The changes in value of the guarantee assets and guarantee liabilities are recognized through the statements of operations. A gain and a corresponding loss of US$449 resulted from the changes in value of the guarantee liabilities and guarantee assets, respectively, were recognized for the year ended December 31, 2008. Such gain and loss are included in “Other income, net” on the statements of operations.

In addition, pursuant to the counter guarantee agreement, the Company will pay Guangsha an annual guarantee fee based on the prevailing market interest rate of the outstanding loan balances of the Zhejiang Entities at their respective acquisition dates. Since a counter guarantee was given by the Company to Guangsha in return for the guarantee of Guangsha to the Zhejiang Entities, the guarantee fee did not form part of the guarantee liability in the purchase price allocation of the Zhejiang Entities. Accordingly, the present value of the guarantee fee of US$124, US$620 and US$641 was treated as part of the purchase consideration of Yingchuan, Wuliting and Zhougongyuan, respectively (Note 3).

Pursuant to the equity transfer purchase agreement, Banzhu continues to guarantee a RMB4,500 loan arrangement of Sanming Ruifeng Economic Technological Development Ltd., a related party of Sanming Ruifeng, and RMB6,800 credit facility arrangements of Yong’an Ruifeng subsequent to the acquisition by the Company. The guarantee obligations expired upon maturity of the loan and credit facility arrangements in January and March 2009. The fair value of the guarantee obligations as of the date of acquisition of Banzhu was insignificant.

(e)  Other commitments

The Company committed to provide continuous financial support to its subsidiaries to ensure that these entities will continue as a going concern.

There were no significant contingencies as of December 31, 2006, 2007 and 2008.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

24.	OTHER INCOME, NET

Other income, net for the periods ended December 31, 2006, 2007 and 2008 consists of:

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Change in value of guarantee assets (Note 23(d))	—	—	(449)
Change in value of guarantee liabilities (Note 23(d))	—	—	449
Fees for supporting service provided to an equity investee (Note 2(i))	—	—	229
Others	—	8	(85)

Other income, net	—	8	144

25.	SEGMENT AND GEOGRAPHIC INFORMATION

The Group follows SFAS No. 131, Disclosure about Segment of an Enterprise and Related Information. The Group’s chief operating decision maker, who has been identified as the CEO, relies upon financial information by provinces in the PRC when making decisions about allocating resources and assessing the performance of the Group. For the period from July 10, 2006 to December 31, 2006, there was no operating and reportable segment as the Group was in the development stage. For the year ended December 31, 2007, the Group operates and manages its business as two operating and reportable segments, namely the Yunnan province segment and the Sichuan province segment. For the year ended December 31, 2008, the Group operates and manages its business as four operating and reportable segments, namely the Yunnan province segment, the Sichuan province segment, the Zhejiang province segment and the Fujian province segment. As the Group’s long-lived assets and revenues are substantially all located in and derived from the PRC, no geographical segments are presented.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The Group’s segment information as of and for the year ended December 31, 2007 is as follows:

	Yunnan	Sichuan
	Province	Province	Unallocated	Eliminations	Consolidated
	US$	US$	US$	US$	US$

Revenues	1,719	715	—	—	2,434
Cost of revenues	(500)	(288)	(25)	—	(813)
General and administrative expenses	(159)	(110)	(2,291)	—	(2,560)
Interest income	147	50	854	—	1,051
Interest expenses	(684)	—	(2,591)	—	(3,275)
Change in fair value of derivative financial liabilities	—	—	(266)	—	(266)
Exchange loss	(714)	(359)	(22)	—	(1,095)
Share of losses in an equity investee	—	—	(27)	—	(27)
Other income	8	—	—	—	8
Income tax expenses	—	(8)	(9)	—	(17)

Net loss	(183)	—	(4,377)	—	(4,560)

Total assets	37,596	16,896	46,607	(41,988)	59,111
Total liabilities	(13,773)	(208)	(11,646)	922	(24,705)
Capital expenditures	316	58	161	—	535
Depreciation & amortization expenses	433	200	5	—	638

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

The Group’s segment information as of and for the year ended December 31, 2008 is as follows:

	Yunnan	Sichuan	Zhejiang	Fujian
	Province	Province	Province	Province	Unallocated	Eliminations	Consolidated
	US$	US$	US$	US$	US$	US$	US$

Revenues	2,746	971	9,635	1,363	—	—	14,715
Cost of revenues	(1,120)	(478)	(4,598)	(1,025)	—	1,196	(6,025)
General and administrative expenses	(245)	(223)	(567)	(210)	(5,516)	—	(6,761)
Interest income	359	84	18	5	877	(3)	1,340
Interest expenses	(361)	—	(3,519)	(1,514)	(456)	3	(5,847)
Change in fair value of derivative financial liabilities and warrant liability	—	—	—	—	420	—	420
Exchange (loss) gain	(269)	172	(165)	(2)	(803)	—	(1,067)
Share of losses in an equity investee	—	—	—	—	(503)	—	(503)
Other income, net	(3)	1	(6)	(5)	1,353	(1,196)	144
Income tax (expenses) benefit	(171)	9	(447)	165	—		(444)
Minority interest	—	—	—	41	—	—	41

Net income (loss)	936	536	351	(1,182)	(4,628)	—	(3,987)

Total assets	40,997	13,919	242,057	212,801	337,115	(313,321)	533,568
Total liabilities	(14,569)	(32)	(93,358)	(119,423)	(23,249)	21,230	(229,401)
Capital expenditures	4,589	21	33,789	12	342	—	38,753
Depreciation & amortization expenses	696	305	3,113	718	31	—	4,863

26.	SHARE-BASED PAYMENT

On August 18, 2008, the board of directors (the “Board”) of the Company adopted the China Hydroelectric Corporation 2008 Share Incentive Plan (the “2008 Plan”) that provides for the issuance of share-based awards to purchase up to 12,000,000 ordinary shares. The effectiveness of the 2008 Plan is subject to the approval of the Company’s shareholders within twelve months from the date on which the 2008 Plan is adopted by the Board. Under the 2008 Plan, the Company may grant share options including incentive stock options and non-qualified stock options, equity appreciation rights, restricted ordinary shares, restricted ordinary share units, performance-based grants of ordinary shares, performance units and other equity-based or cash-based awards to employees of the Group, consultants and other individuals who provide services to the Group, including the Company’s directors. The administrator, which may be the Board or its authorized designee, has full power and authority to administer, construe and interpret the 2008 Plan. Under the terms of the 2008 Plan, incentive stock options must be granted at prices at least equal to the fair market value on the date of grant. On August 18, 2008, the Board approved the grant of 40,000, 260,000 and 3,597,000 non-qualified stock options to certain directors, non-employees and employees of the Group, respectively, at an exercise price of US$7.70 per share. On January 20, 2009, the Board approved the grant of 35,000 non-qualified stock options to certain employees of the Group, at an exercise price of US$7.70 per share. On March 4, 2009, the Board passed a resolution to modify the 2008 Plan for it to be effective without approval by the shareholders of the Company. In accordance with SFAS 123R, the grant date for the share-based awards issued on August 18, 2008 and January 20, 2009 is March 4, 2009. Accordingly, no compensation expense was recognized for the year ended December 31, 2008.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

27.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Group had transactions during the periods presented are as follows:

Name of Related parties	Relationship with the Group

China Hydro LLC	A shareholder of the Company
Kuhns Brothers, Inc.	A company owned by the CEO
China Carbon Investment Consulting, Ltd.	A company controlled by the CEO
China Silicon Zhuo-Xin Investment Consulting, Ltd.	A company controlled by the CEO
Sanming City Chenyang Hydropower Co., Ltd.	A minority shareholder of Wangkeng

(a) The Company had the following related party transactions during the periods presented:

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Expenses paid on behalf by related parties:
China Hydro LLC	1,263	—	—
Kuhns Brothers, Inc	143	247	—

	1,406	247	—

Expenses paid on behalf of related parties:
China Carbon Investment Consulting, Ltd.	—	—	81
China Silicon Zhuo-Xin Investment Consulting, Ltd.	—	—	32

	—	—	113

China Hydro LLC, a limited liability company formed under the laws of the State of Delaware, was set up for the purpose of establishing the operation and financing for the Company. The Founding Shareholders are the only members of China Hydro LLC and own the equity of the Company through China Hydro LLC. China Hydro LLC incurred certain costs such as legal, accounting, consulting and traveling expenses on behalf of the Company amounted to US$1,263 in 2006. US$517 of the US$1,263 expenses paid on behalf by China Hydro LLC was recorded as debt issuance costs on the Group’s consolidated balance sheets and the remaining US$746 was recognized as expenses in the consolidated statements of operations in 2006. On November 10, 2006, China Hydro LLC, on behalf of the Founding Shareholders, invested US$2,250 in the Company by paying US$962 cash, incurring a US$25 payable to the Company and releasing the US$1,263 amount due from the Company in exchange for 375,000 ordinary shares and 750,000 warrants each to purchase one ordinary share. On September 9, 2008, China Hydro LLC settled the US$25 payable to the Company.

During the period from December 1, 2006 (inception of the lease) to December 31, 2007, Kuhns Brothers, Inc. paid for certain office administrative services on a reimbursement basis to the Group. The related general and administrative expenses for the period from July 10, 2006 to December 31, 2006 and the year ended December 31, 2007 were US$143 and US$247, respectively. These amounts were settled in full by the Company as of December 31, 2007.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

During the year ended December 31, 2008, the Company paid US$81 and US$32 of miscellaneous expenses on behalf of China Carbon Investment Consulting Ltd. and China Silicon Zhuo-Xin Investment Consulting Ltd., respectively. The amounts were substantially repaid to the Company as of December 31, 2008.

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Rental for office space provided by:
Kuhns Brothers, Inc.	8	154	257

	8	154	257

During the period from December 1, 2006 (inception of the lease) to December 31, 2008, the Company rented office space from the Kuhns Brothers, Inc. The rental expenses for the period from July 10, 2006 to December 31, 2006 and the years ended December 31, 2007 and 2008 were US$8, US$154 and US$257, respectively.

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Short-term loans from related parties:
China Hydro LLC	—	23	—
Kuhns Brothers, Inc.	—	60	—

	—	83	—

The short-term loan from China Hydro LLC was unsecured, interest-free and had a term of repayment of three months. The loan was fully repaid on February 4, 2008. The short-term loan from Kuhns Brothers, Inc. was unsecured at an interest rate of 8% and had a term of repayment of one month. The loan was fully settled on December 13, 2007.

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Guarantee deposits received from related parties:
Sanming City Chenyang Hydropower Co., Ltd.	—	—	241

	—	—	241

Deposit of US$241 as of December 31, 2008 represents guarantee received by the Company from Sanming City Chenyang Hydropower Co., Ltd., which will be returned by the Company within ten days when the original shareholders of Wangkeng furnish the Company with final documentation relating to the acquired power station and dams and reservoirs. Pursuant to the equity transfer purchase agreements of Wangkeng, the original shareholder is required to provide such documentation within one year from the date of acquisition.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(b) The Company had the following related party balances as of December 31, 2006, 2007 and 2008:

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Amounts due from related parties:
China Hydro LLC	25	25	—
Kuhns Brothers, Inc.	8	—	—
China Silicon Zhuo-Xin Investment Consulting, Ltd.	—	—	13

	33	25	13

Amounts due to related parties:
China Hydro LLC	—	23	—
China Carbon Investment Consulting, Ltd.	—	—	1
Sanming City Chenyang Hydropower Co., Ltd.	—	—	241

	—	23	242

All balances with related parties are unsecured, interest-free and repayable on demand, except for the amount due to Sanming City Chenyang Hydropower Co., Ltd., which will be returned by the Company within ten days when the original shareholders of Wangkeng furnish the Company with final documentation relating to the acquired power station and dam and reservoir.

28.	STATUTORY RESERVES

The Group’s ability to pay dividends is primarily dependent on the Group receiving distributions from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with US GAAP differ from those reflected in the statutory financial statements of the Group’s subsidiaries.

In accordance with the Law of the People’s Republic of China on Foreign Invested Enterprises (“FIE”) and its articles of association, a FIE established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise (“WOFE”) is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A non-wholly-owned foreign invested enterprise is permitted to provide all the above allocation of annual after-tax profit at the discretion of its board of directors, except for the general reserve fund which has the same requirement as a WOFE. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the subsidiaries of the Company except Wangkeng and Banzhu were acquired or established as WOFEs, and therefore are subject to the above mandated restrictions on distributable profits. Wangkeng and Banzhu were acquired as non-wholly-owned foreign invested enterprises, and therefore are only subject to the 10% general reserve fund requirement.

As a result of the PRC laws, rules and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Group’s PRC subsidiaries

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

are restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances. The amounts restricted include paid-up capital and statutory reserves as determined pursuant to PRC generally accepted accounting principles, totaling US$nil, US$39,525 and US$272,403 as of December 31, 2006, 2007 and 2008, respectively. Profit appropriations of US$nil, US$nil and US$149 were made for the periods ended December 31, 2006, 2007 and 2008, respectively.

29.	CONCENTRATION OF RISKS

Concentration of credit risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2006, 2007 and 2008, substantially all of the Group’s cash and cash equivalents were managed by financial institutions located in the United States and PRC which management believes are of high credit quality.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC. As a percentage of total accounts receivable, the top five customers accounted for nil, 100% and 97% as of December 31, 2006, 2007 and 2008, respectively.

Due to the Group’s dependence on a limited number of customers, any negative events or deterioration in financial strength with the Group’s customers or deterioration of relationship with the Group’s customers, may cause material loss to the Group and have a material adverse effect on the Group’s financial condition and results of operations. The major customers and the portion of revenue from these customers for the years ended December 31, 2007 and 2008 are listed below:

		December 31,	December 31,
	Segment	2007	2008

Yunnan Dehong Electric Power Co., Ltd.	Yunnan province	71%	19%
Sichuan Cangxi Electric Power Co., Ltd.	Sichuan province	29%	7%
Lishui Electric Power Bureau	Zhejiang province	—	65%
Fujian Electric Power Co., Ltd.	Fujian province	—	7%
Pingnan Power Supply Company	Fujian province	—	2%

		100%	100%

Currency convertibility risk

Substantially all of the Group’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. Under Mainland China’s Foreign Exchange Currency Regulation and Administration, the Group is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Foreign currency exchange rate risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against basket of certain foreign currencies. This change in policy has resulted in an approximately 3%, 6.5% and 6.4% appreciation of the RMB against the US$ in 2006, 2007 and 2008, respectively. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant volatility of the RMB against the US$.

Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position in US$.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

30.	SUBSEQUENT EVENTS

On February 19, 2009 and March 3, 2009, the Company was released from all counter loan guarantee obligations related to Guangsha Construction Group Co., Ltd. (“Guangsha”) upon releasing Guangsha from all loan guarantee obligations relating to long-term loans of Yingchuan, Wuliting and Zhougongyuan (Note 23(d)).

On January 30, 2009, China Hydroelectric Corporation (Hong Kong) Limited (“CHC HK”) , a wholly owned subsidiary of the Company located in Hong Kong, entered into an equity transfer purchase agreement with Sanming Ruifeng Economic Technological Development Ltd., a related party of Sanming Ruifeng, to acquire the remaining 10% equity interest of Banzhu. The purchase price for the acquisition is approximately RMB17,000 (US$2,488). CHC HK completed the acquisition on March 17, 2009.

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

31.	CONDENSED FINANCIAL INFORMATION OF THE COMPANY

The following is the condensed financial information of the Company on a non-consolidated basis:

Balance sheets

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

ASSETS
Current assets
Cash and cash equivalents	628	58	32,473
Restricted cash	50,340	—	—
Debt issuance costs	—	47	—
Prepayments and other current assets	33	150	8

Total current assets	51,001	255	32,481

Non-current assets
Debt issuance costs	975	—	—
Property, plant and equipment, net	—	10	14
Deferred initial public offering costs	—	—	6,032
Investment in subsidiaries	—	41,018	282,940
Investment in an equity investee	—	4,721	4,295
Other non-current assets	—	—	230

Total non-current assets	975	45,749	293,511

TOTAL ASSETS	51,976	46,004	325,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	54	—	—
Current portion of long-term notes	—	9,760	—
Amounts due to an equity investee	—	—	2
Amounts due to subsidiaries	—	918	17,349
Accrued expense & other liabilities	796	920	4,684
Warrant liabilities	—	—	540

Total current liabilities	850	11,598	22,575

Non-current liabilities
Long-term notes	50,285	—	—

Total non-current liabilities	50,285	—	—

Total liabilities	51,135	11,598	22,575

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Series A (par value US$0.001 per share; 2,500,000 shares authorized; nil, nil and 152,193 shares issued and outstanding as of December 31, 2006, 2007 and 2008)	—	—	164,705
Series B (par value US$0.001 per share; 2,500,000 shares authorized; nil, nil and 129,000 shares issued and outstanding as of December 31, 2006, 2007 and 2008)	—	—	134,531
Shareholders’ equity
Ordinary shares (par value US$0.001 per share, 130,000,000 shares authorized; 8,875,000, 15,708,333 and 15,541,666 shares issued and outstanding as of December 31, 2006, 2007 and 2008)	9	16	16
Additional paid-in capital	2,266	38,241	38,241
Accumulated other comprehensive income	—	2,143	10,819
Accumulated deficit	(1,434)	(5,994)	(44,895)

Total shareholders’ equity	841	34,406	4,181

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	51,976	46,004	325,992

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

Statements of operations

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Revenues	—	—	—
Cost of revenues	—	—	—

Gross profit	—	—	—

Operating expenses:
General and administrative expenses	(901)	(1,839)	(3,890)

Total operating expenses	(901)	(1,839)	(3,890)

Operating loss	(901)	(1,839)	(3,890)

Equity in (losses) profits of subsidiaries	—	(687)	366
Share of losses in an equity investee	—	(27)	(503)
Interest income	340	850	873
Interest expenses	(873)	(2,591)	(455)
Change in fair value of derivatives and warrant liability	—	(266)	420
Exchange loss	—	—	(798)

Loss before income tax expenses	(1,434)	(4,560)	(3,987)
Income tax expenses	—	—	—

Net loss	(1,434)	(4,560)	(3,987)

Statements of cash flows

	For the Period from	For the Year	For the Year
	July 10, 2006 to	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2007	2008
	US$	US$	US$

Cash flows used in operating activities	(515)	(2,277)	(2,055)
Cash flows (used in) provided by investing activities	(50,340)	6,667	(216,265)
Cash flows provided by (used in) financing activities	51,483	(4,960)	250,735

Net increase (decrease) in cash and cash equivalents	628	(570)	32,415

Cash and cash equivalents at the beginning of the year	—	628	58

Cash and cash equivalents at the end of the year	628	58	32,473

China Hydroelectric Corporation (Successor)

Notes to the Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or RMB (“RMB”), except for number of shares and per share data)

(a)  Basis of presentation

In the Company-only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception. The Company-only financial statements should be read in conjunction with the Company’s consolidated financial statements.

The Company records its investment in its subsidiaries under the equity method of accounting as prescribed in Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB18”). Such investment is presented as “Investment in subsidiaries” on the balance sheet and share of the subsidiaries’ losses or profits is presented as “Equity in (losses) profits of subsidiaries” on the statements of operations.

The subsidiaries did not pay any dividend to the Company for the periods presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted by reference to the disclosures in the consolidated financial statements.

(b)  Commitments

The Company does not have any significant commitments or long-term obligations as of any of the periods presented, except for those disclosed in the consolidated financial statements (Note 23).

32.	PRO FORMA LOSS PER SHARE (UNAUDITED)

On January 23, July 24 and August 15, 2008, the Company issued convertible redeemable preferred shares (Note 17), which will be converted automatically into ordinary shares upon the completion of an IPO. Assuming the conversion had occurred on January 1, 2008, based on existing terms of the convertible redeemable preferred shares as of December 31, 2008, the pro forma basic and diluted loss per share for the year ended December 31, 2008 is calculated as follows:

For the Year
Ended
December 31,
2008
US$

Numerator:
Loss attributable to ordinary shareholders	(38,901)
Cumulative dividends on Series A convertible redeemable preferred shares	14,680
Cumulative dividends on Series B convertible redeemable preferred shares	5,531
Changes in redemption value of Series A convertible redeemable preferred shares	10,569
Changes in redemption value of Series B convertible redeemable preferred shares	4,134

Numerator for pro forma basic and diluted loss per share	(3,987)

Denominator:
Number of shares outstanding, opening	15,708,333
Conversion of convertible redeemable preferred shares to ordinary shares	39,860,714
Weighted average number of shares cancelled	(153,917)

Denominator for pro forma basic and diluted loss per share	55,415,130

Pro forma basic and diluted loss per share	(0.07)

China Hydroelectric Corporation

Unaudited Interim Condensed Consolidated Balance Sheet as of September 30, 2009
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

				Pro Forma
				Balance Sheet at
		December 31,	September 30,	September 30,
	Notes	2008	2009	2009
				Note 2(a)

ASSETS
Current assets:
Cash and cash equivalents		38,693	23,787	23,787
Accounts receivable (net of allowance for doubtful accounts of US$nil as of December 31, 2008 and September 30, 2009)	4	3,137	12,230	12,230
Deferred tax assets		1,166	551	551
Amounts due from related parties	20	13	13	13
Amounts due from an equity investee	2(d)	4,534	—	—
Prepayments and other current assets	5	9,437	6,621	6,621

Total current assets		56,980	43,202	43,202

Non-current assets:
Investment in an equity investee	2(d)	4,295	—	—
Deferred initial public offering costs	8	6,032	9,574	—
Property, plant and equipment, net	6	365,190	427,941	427,941
Intangible assets, net		3,666	4,556	4,556
Goodwill	7	96,533	107,768	107,768
Deferred tax assets		—	1,022	1,022
Other non-current assets		872	777	777

Total non-current assets		476,588	551,638	542,064

TOTAL ASSETS		533,568	594,840	585,266

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable		6,259	1,749	1,749
Short-term loans	17	8,781	7,097	7,097
Current portion of long-term loans	17	29,037	20,545	20,545
Warrant liability	12	540	983	983
Amounts due to related parties	20	242	242	242
Amounts due to an equity investee		2	—	—
Deferred tax liabilities		—	5	5
Accrued expenses and other current liabilities	9	32,424	24,955	24,955

Total current liabilities		77,285	55,576	55,576

Non-current liabilities:
Long-term loans	17	138,133	217,418	217,418
Deferred tax liabilities		13,415	18,761	18,761
Other non-current liabilities		568	103	103

Total non-current liabilities		152,116	236,282	236,282

Total liabilities		229,401	291,858	291,858

Commitments and contingencies	21
Convertible redeemable preferred shares
Series A (par value US$0.001 per share; 2,500,000 shares authorized; 152,193 shares issued and outstanding as of December 31, 2008 and September 30, 2009)	11	164,705	178,533	—
Series B (par value US$0.001 per share; 2,500,000 shares authorized; 129,000 shares issued and outstanding as of December 31, 2008 and September 30, 2009)	11	134,531	144,857	—
Shareholders’ equity
China Hydroelectric Corporation shareholders’ equity (deficit):
Ordinary shares (par value US$0.001 per share; 130,000,000 shares authorized; 15,541,666 shares issued and outstanding as of December 31, 2008 and September 30, 2009)	13	16	16	125
Additional paid-in capital		38,241	35,991	349,698
Accumulated other comprehensive income		10,819	11,032	11,032
Accumulated deficit		(44,895)	(68,286)	(68,286)

Total China Hydroelectric Corporation shareholders’ equity (deficit)		4,181	(21,247)	292,569
Noncontrolling interests		750	839	839

Total shareholders’ equity (deficit)		4,931	(20,408)	293,408

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)		533,568	594,840	585,266

The accompanying notes are an integral part of the consolidated financial statements.

China Hydroelectric Corporation

Unaudited Interim Condensed Consolidated Statements of Operations
for the Nine Months Ended September 30, 2008 and 2009
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

		For the Nine Months Ended
		September 30,
	Notes	2008	2009

Revenues		10,261	30,453
Cost of revenues		(3,539)	(11,526)

Gross profit		6,722	18,927

Operating expenses:
General and administrative expenses		(4,134)	(5,653)

Total operating expenses		(4,134)	(5,653)

Operating income		2,588	13,274

Interest income		970	444
Interest expenses		(3,334)	(10,239)
Changes in fair value of derivative financial liabilities and warrant liability	10, 12	(1,521)	(443)
Exchange loss		(1,760)	(20)
Share of losses in an equity investee		(236)	(70)
Other income, net		116	2

(Loss) income before income tax expenses		(3,177)	2,948

Income tax expenses	18	(477)	(2,167)

Consolidated net (loss) income		(3,654)	781

Less:
Net income attributable to noncontrolling interests		—	18

Net (loss) income attributable to China Hydroelectric Corporation shareholders		(3,654)	763

Less:
Cumulative dividends on Series A convertible redeemable preferred shares		(10,580)	(13,828)
Cumulative dividends on Series B convertible redeemable preferred shares		(2,234)	(10,326)
Changes in redemption value of Series A convertible redeemable preferred shares		(10,569)	—
Changes in redemption value of Series B convertible redeemable preferred shares		(4,134)	—

Loss attributable to ordinary shareholders		(31,171)	(23,391)

Basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per share	15	(2.00)	(1.51)
Weighted average ordinary shares used in basic and diluted net loss attributable to China Hydroelectric Corporation shareholders per share computation	15	15,558,698	15,541,666
Pro forma basic net income attributable to China Hydroelectric Corporation shareholders per share on an as converted basis	24		0.01
Pro forma diluted net income attributable to China Hydroelectric Corporation shareholders per share on an as converted basis	24		0.01
Shares used in pro forma basic net income attributable to China Hydroelectric Corporation shareholders per share computation	24		116,635,592
Shares used in pro forma diluted net income attributable to China Hydroelectric Corporation shareholders per share computation	24		116,635,592

The accompanying notes are an integral part of these consolidated financial statements.

China Hydroelectric Corporation

Unaudited Interim Condensed Consolidated Statements of Cash Flows
for the Nine Months Ended September 30, 2008 and 2009
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

	For the Nine Months Ended
	September 30,
	2008	2009

Cash flows from operating activities:
Consolidated net (loss) income	(3,654)	781
Adjustments to reconcile consolidated net (loss) income to net cash used in operating activities:
Depreciation of property, plant and equipment	2,922	8,609
Amortization of intangible assets	80	143
Share of losses in an equity investee	236	70
Changes in fair value of derivative financial liabilities and warrant liability	1,521	443
Amortization of long-term notes discount	139	—
Amortization of debt issuance costs	47	79
Exchange loss	1,760	20
Deferred income taxes	71	810
Accretion of guarantee fee payable	77	10
Accretion of guarantee deposit	—	54
Amortization of unfavorable contract obligations	—	(589)
Share-based compensation expenses	—	311
Loss from disposal of property, plant and equipment	—	46
Remeasurement gain on pre-existing interest in an equity investee at acquisition-date fair value (Note 3)	—	(105)
Changes in operating assets and liabilities:
Accounts receivable	(3,049)	(7,464)
Prepayments and other current assets	1,143	108
Amounts due from an equity investee	(1,023)	(127)
Other non-current assets	(65)	542
Accounts payable	(2,024)	116
Accrued expenses and other current liabilities	(1,188)	(6,130)

Net cash used in operating activities	(3,007)	(2,273)

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(105,634)	(30,269)
Prepayment of purchase consideration	(5,044)	—
Loans to an equity investee	(2,802)	(3,937)
Repayment of loans by an equity investee	—	3,486
Acquisition of an intangible asset	—	(1,025)
Acquisition of property, plant and equipment	(24,895)	(643)
Payment to contractors for construction projects	(2,492)	(13,541)

Net cash used in investing activities	(140,867)	(45,929)

Cash flows from financing activities:
Purchase of subsidiary shares from noncontrolling interests	—	(2,490)
Proceeds from issuance of convertible redeemable preferred shares	279,025	—
Proceeds from short-term loans	—	4,391
Proceeds from long-term loans	1,428	124,835
Payment of convertible redeemable preferred shares issuance costs	(13,805)	(126)
Payment of debt issuance costs	(307)	(274)
Payment of equity issuance costs	(47)	—
Payment of deferred initial public offering costs	(2,053)	(4,834)
Repayment of long-term notes	(9,907)	—
Repayment of short-term loans	—	(6,082)
Repayment of long-term loans	(4,713)	(82,177)

Net cash provided by financing activities	249,621	33,243

Net increase(decrease) in cash and cash equivalents	105,747	(14,959)

Effect of changes in exchange rate on cash and cash equivalents	(683)	53

Cash and cash equivalents at the beginning of the period	15,606	38,693

Cash and cash equivalents at the end of the period	120,670	23,787

The accompanying notes are an integral part of these consolidated financial statements.

China Hydroelectric Corporation

Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
for the Nine Months Ended September 30, 2008 and 2009
(Amounts in thousands of U.S. dollars (“US$”), except for number of shares and per share data)

	China Hydroelectric Corporation shareholders
				Accumulated
	Number of		Additional	other			Total
	ordinary	Ordinary	paid-in	comprehensive	Accumulated	Noncontrolling	shareholders’	Comprehensive
	shares	shares	capital	income	deficit	interests	equity (deficit)	income (loss)

Balance at January 1, 2008	15,708,333	16	38,241	2,143	(5,994)	—	34,406	—
Repurchase of ordinary shares	(166,667)	—	—	—	—	—	—	—
Cumulative dividend on Series A convertible redeemable preferred shares	—	—	—	—	(10,580)	—	(10,580)	—
Cumulative dividend on Series B convertible redeemable preferred shares	—	—	—	—	(2,234)	—	(2,234)	—
Changes in redemption value of Series A convertible redeemable preferred share	—	—	—	—	(10,569)	—	(10,569)	—
Changes in redemption value of Series B convertible redeemable preferred share	—	—	—	—	(4,134)		(4,134)
Foreign currency translation adjustment	—	—	—	9,818	—	—	9,818	9,818
Net loss	—	—	—	—	(3,654)	—	(3,654)	(3,654)

Balance at September 30, 2008	15,541,666	16	38,241	11,961	(37,165)	—	13,053	6,164

Balance at January 1, 2009	15,541,666	16	38,241	10,819	(44,895)	750	4,931	—
Cumulative dividend on Series A convertible redeemable preferred shares	—	—	—	—	(13,828)	—	(13,828)	—
Cumulative dividend on Series B convertible redeemable preferred shares	—	—	—	—	(10,326)	—	(10,326)	—
Purchase of subsidiary shares from noncontrolling interests	—	—	(2,561)	—	—	71	(2,490)	—
Share-based compensation expenses	—	—	311		—	—	311
Foreign currency translation adjustment	—	—	—	213	—	—	213	213
Net income	—	—	—	—	763	18	781	781

Balance at September 30, 2009	15,541,666	16	35,991	11,032	(68,286)	839	(20,408)	994

The accompanying notes are an integral part of these consolidated financial statements.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

1.	ORGANIZATION AND BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial statements of China Hydroelectric Corporation (“China Hydro” or the “Company”) and its principal subsidiaries, Beijing A.B.C. Investment Consulting Co., Ltd.(“ABC”), Yunnan Huabang Electric Power Development Co., Ltd. (“Binglangjiang”), Sichuan Huabang Hydroelectric Development Co., Ltd. (“Donghe”), Qingtian Wuliting Hydroelectric Development Co., Ltd. (“Wuliting”), Zhejiang Province Jingning Yingchuan Hydroelectric Development Co. (“Yingchuan”), Suichang County Jiulongshan Hydropower Development Co., Ltd. (“Zhougongyuan”), Sunpower Asia Limited (“Sunpower”), China Hydroelectric Corporation (Hong Kong) Limited (“CHC HK”), Pingnan County Yuheng Hydropower Co., Ltd. (“Yuheng”), Pingnan County Wangkeng Hydroelectric Co., Ltd. (“Wangkeng”), Pingnan County Yuanping Hydroelectric Co., Ltd. (“Yuanping”), and Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (“Banzhu”), Yunhe County Shapulong Hydropower Generation Co., Ltd. (“Shapulong”) and Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. (“Ruiyang”), collectively referred to as the “Group”, were prepared on a basis substantially consistent with the Group’s audited financial statements for the year ended December 31, 2008. These unaudited interim condensed consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for annual financial statements. Minority interests have been re-captioned to noncontrolling interests and have been presented in accordance with Accounting Standards Codification (“ASC”) sub-topic 810-10 (“ASC 810-10”), Consolidation: Overall (pre-codification SFAS 160).

In the opinion of Company’s management, the accompanying unaudited interim condensed consolidated financial statements contain all normal and recurring adjustments necessary for a fair presentation of the Group’s consolidated financial position at September 30, 2009, and the Group’s consolidated results of operations, cash flows and changes in shareholders’ equity (deficit) for the nine months ended September 30, 2008 and 2009. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of results to be expected for the full year. These unaudited interim condensed consolidated financial statements and the notes thereto should be read in conjunction with the Group’s audited consolidated financial statements and related notes as of and for the years ended December 31, 2006, 2007 and 2008.

The Group is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the People’s Republic of China (“PRC”). The Company does not conduct any substantive operation of its own and conducts its primary business operations through its subsidiaries.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used for the preparation of the unaudited interim condensed consolidated financial statements as of September 30, 2009 and for the nine months ended September 30, 2008 and 2009 are consistent with those set out in the consolidated financial statements as of and for the years ended December 31, 2006, 2007 and 2008.

(a)  Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. The results of subsidiaries are consolidated from the date of acquisition, being the date on which the Group obtained control and continued to be consolidated until the date that such control ceases.

Investments in entities that the Company does not control, but has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Investments in

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

entities in which the Company does not have the ability to exercise significant influence are accounted for under the cost method. All significant intercompany transactions and balances have been eliminated upon consolidation.

The Group accounted for business combinations prior to January 1, 2009 using the acquisition method of accounting. For business combinations with the acquisition date on or after January 1, 2009, the Group accounted for the transactions in accordance with ASC sub-topic 805-10 (“ASC 805-10”), Business Combinations: Overall (pre-codification SFAS 141(R)). ASC 805-10 requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.

If a qualified public offering as defined in the preferred shares agreements is completed, all of the convertible redeemable preferred shares (Note 11) outstanding will automatically convert into 109,254,117 shares of ordinary shares, based on the shares of convertible redeemable preferred shares outstanding at September 30, 2009. Unaudited pro forma shareholders’ equity as of September 30, 2009, as adjusted for the assumed conversion of the convertible redeemable preferred shares, is set forth on the unaudited interim condensed consolidated balance sheet. Unaudited pro forma net loss attributable to shareholders of the Company per share for the nine months ended September 30, 2009, as adjusted for the assumed conversion of the convertible redeemable preferred shares as of January 1, 2009, is set forth on the unaudited interim condensed consolidated statements of operations and Note 24.

(b)  Use of estimates

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loans, long-term loans, long-term notes, convertible redeemable preferred shares, derivative financial liabilities, and warrants. The carrying values of these financial instruments, other than long-term loans, long-term notes, convertible redeemable preferred shares, and warrants approximate their fair values due to their short-term maturities. The long-term notes were recognized based on residual proceeds after allocation to the derivative financial liabilities at fair market value. Subsequently, the long-term notes were carried at amortized cost using the effective interest rate method (Note 10). The warrants issued in connection with the long-term notes were recorded in equity at the fair value as determined on the day of issuance (Note 12). The convertible redeemable preferred shares were initially recorded at issue price net of issuance costs. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the convertible redeemable preferred shares to equal the redemption value at the end of each reporting period (Note 11). The warrants issued in connection with the convertible redeemable preferred shares were recorded as a liability at fair value as determined on the day of issuance and subsequently adjusted to the fair value at each reporting date (Note 12). The Group, with the assistance of American Appraisal China Limited (“AA”), an independent third party valuation firm,

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

determined the fair values of the long-term notes and related derivative financial liabilities, convertible redeemable preferred shares and warrants.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

The Group adopted the provisions of ASC sub-topic 820-10 (“ASC 820-10”), Fair Value Measurements and Disclosures: Overall (pre-codification SFAS 157), on January 1, 2008. ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of ASC 820-10 did not impact the Group’s financial condition, results of operations, or cash flow.

ASC 820-10 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 —	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 —	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 —	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ASC 820-10 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

In accordance with ASC 820-10, the Group measures the fair value of money market funds included in cash equivalent using the market approach based on quoted market prices. The preferred shares warrants are valued using the income approach based on inputs that are unobservable in the market.

Assets and liabilities measured at fair value on a recurring basis as of September 30, 2009 are summarized below:

	Quoted Price in
	Active Market for	Significant Other	Significant
	Identical Assets	Observable	Unobservable
	(Level 1)	Inputs (Level 2)	Inputs (Level 3)
	US$	US$	US$

Money market funds in cash equivalent	10,623	—	—
Morgan Joseph Preferred Shares Warrant (Note 12)	—	—	983

Total	10,623	—	983

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2009:

	Preferred Shares
	Warrants (Note 12)	Total
	US$	US$

Balance as of December 31, 2008	540	540
Realized or unrealized loss	443	443

Balance as of September 30, 2009	983	983

Realized and unrealized loss of US$443 for the nine months ended September 30, 2009 was included in “Changes in fair value of derivative financial liabilities and warrant liability” on the statements of operations.

ASC sub-topic 825-10 (“ASC 825-10”), Financial Instruments: Overall (pre-codification SFAS 159), became effective for the Group at the beginning of 2008. ASC 825-10 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The Group did not elect to utilize voluntary fair value measurements as permitted by ASC 825-10.

(d)  Investment in equity investee

Shapulong became a wholly-owned subsidiary of the Company on August 3, 2009 (Note 3). Prior to August 3, 2009, the Company accounted for Shapulong using the equity method of accounting. The following table presents summarized unaudited financial information in conformity with U.S. GAAP for Shapulong for the period from January 1, 2009 to August 2, 2009.

US$

Revenues	1,420
Gross profit	703
Net loss	(140)

In 2007, Donghe provided a loan of RMB2,100 (US$287) to Shapulong with an annual interest rate of 9.072%. The loan was unsecured and repayable on demand. As of August 2, 2009, RMB1,700 (US$249) was outstanding. During the period from January 1, 2009 to August 2, 2009, Wuliting and Yingchuan provided short-term loans of RMB26,899 (US$3,937) to Shapulong. The loans were unsecured, interest-free and repayable on demand. As of August 2, 2009, Shapulong has repaid RMB3,400 (US$498) to Yingchuan. In 2008, Binglangjiang provided entrusted loans of RMB20,000 (US$2,926) to Shapulong with an annual interest rate of 9.711% to 15%. The amount was repaid in full by Shapulong as of August 2, 2009.

(e)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives.

For property, plant and equipment acquired through a business combination, depreciation is recorded on a straight-line basis over their respective remaining estimated useful lives. All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Interest costs qualifying for capitalization in the nine months ended September 30, 2008 and 2009 were US$2,496 and US$1,400, respectively.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the consolidated statements of operations.

(f)  Intangible assets

Intangible assets are carried at cost less accumulated amortization. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets. The Group reviews and adjusts the carrying value of the intangible assets if the facts and circumstances suggest the intangible assets may be impaired. The Group assessed and concluded that there was no impairment for intangible asset in any of the periods presented.

On August 12, 2009, Yuheng acquired a contractual right to use water from the dam and reservoir of Wanquan Power Generation Co., Ltd. for a purchase price of US$1,025 (RMB7,000). The term of the water use right is 30 years.

(g)  Revenue recognition

The Group’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by ASC sub-topic 605-10 (“ASC 605-10”), Revenue Recognition: Overall (pre-codification SAB 104), (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The Group considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. For transactions in which electricity has been transmitted to the power grid without a fixed or determinable unit price per kWh while the tariff is pending approval of the regional or provincial pricing bureau, cash received in exchange for the transmission of electricity to the power grid controlled by the respective regional or provincial grid companies has been recorded as customer deposits until such time the price becomes fixed and determinable. When the price becomes fixed and determinable, all or a portion of the customer deposits will be recognized as revenue. The Group does not defer the related cost of revenues, which is charged to expense as incurred. Customer deposits of US$56 included in “Accrued expenses and other current liabilities” as of December 31, 2008 were recognized as revenues in the nine months ended September 30, 2009 as the unit price per kWh became fixed or determinable based on an approved tariff obtained from the regional pricing bureau on August 17, 2009. No customer deposits were recognized as of September 30, 2009. The Group has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers except for Yuheng.

The Company’s subsidiaries are subject to withholding value-added tax (“VAT”) on the revenues earned in the PRC. The applicable rate of VAT is 6% for small hydropower stations with a total installed capacity of 50 megawatts or less and 17% for large hydropower stations with a total installed capacity of over

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

50 megawatts. For the nine months ended September 30, 2008, the lower VAT rate of 6% was applied to all of the Group’s hydropower stations. For the nine months ended September 30, 2009, the lower VAT rate of 6% was applied to the hydropower stations of Binglangjiang, Donghe, Yingchuan, Wuliting, Shapulong, Ruiyang, Yuheng and Yuanping and the VAT rate of 17% was applied to the hydropower stations of Banzhu, Wangkeng and Zhougongyuan. VAT on revenues earned from the sale of electricity by the Group to its customers for the nine months ended September 30, 2008 and 2009 were US$616 and US$3,042, respectively. The Group has recognized revenues net of VAT in the statements of operations.

(h)  Segment reporting

The Group follows ASC sub-topic 280-10 (“ASC 280-10”), Segment Reporting: Overall (pre-codification SFAS 131). The Group’s chief operating decision maker, who has been identified as the chief executive officer (“CEO”), relies upon financial information by provinces in the PRC when making decisions about allocating resources and assessing the performance of the Group. As a result, the Group operates and manages its business as four operating and reportable segments, namely the Yunnan Province segment, the Sichuan Province segment and the Zhejiang Province segment and the Fujian Province segment. As the Group’s long-term assets are substantially all located in and derived from the PRC, no geographical segments by countries are presented.

(i)  Share-based payment

The Company accounts for share awards issued to employees in accordance with ASC sub-topic 718-10 (“ASC 718-10”), Compensation-Stock Compensation: Overall (pre-codification SFAS 123R). In accordance with the fair value recognition provision of 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. The Company has elected to recognize share-based compensation expense for share awards granted to employees using the straight-line method. The Company uses a binomial option pricing valuations model in determining the fair value of the options granted.

The Company accounts for share awards issued to non-employees in accordance with the provisions of ASC 718-10 and ASC sub-topic 505-50 (“ASC 505-50”), Equity: Equity-Based Payment to Non-employees (pre-codification EITF 96-18) . The Company’s share awards issued to non-employees are subject to graded vesting provisions. The Group recognizes share-based compensation expense for share awards granted to non-employees using the accelerated recognition method over the requisite service period of the award. In accordance with ASC 718-10 and ASC 505-50, the Company uses the binomial option pricing valuations model to measure the value of options granted to non-employees at each vesting date to determine the appropriate charge to share-based compensation.

ASC 718-10 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any.

(j)  Recently Issued Accounting Standards

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”), which amends guidance regarding consolidation of variable interest entities to address the elimination of the concept of a qualifying special purpose entity. SFAS 167 also replaces the quantitative-

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of the variable interest entity, and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, SFAS 167 requires any enterprise that holds a variable interest in a variable interest entity to provide enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. SFAS 167 is effective for interim and annual reporting periods beginning after November 30, 2009. The Group does not expect the adoption of SFAS 167 to have a material impact on its consolidated financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), Multiple-Deliverable Revenue Arrangements. ASU 2009-13 amends ASC sub-topic 605-25, Revenue Recognition: Multiple-Element Arrangements, regarding revenue arrangements with multiple deliverables. These updates addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. These updates are effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Group does not expect the adoption of ASU 2009-13 to have an impact on its consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-14 (“ASU 2009-14”), Certain Revenue Arrangements That Include Software Elements. ASU 2009-14 amends the scope of ASC sub-topic 985-605, Software: Revenue Recognition, to exclude all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. ASU 2009-14 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and shall be applied on a prospective basis. Early application is permitted as of the beginning of an entity’s fiscal year. The Group does not expect the adoption of ASU 2009-14 to have an impact on its consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-15 (“ASU 2009-15”), Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends ASC sub-topic 470-20, Debt: Debt with Conversion and Other Options, to include the accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and shall be applied retrospectively for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009 and for arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. The Group does not expect the adoption of ASU 2009-15 to have an impact on its consolidated financial statements.

3.	ACQUISITIONS

During the nine months ended September 30, 2009, the Company completed the acquisitions of (i) the 10% noncontrolling interest of Banzhu,(ii) the remaining 50% equity interest of Shapulong and (ii) the 100% ownership interest of Ruiyang. Banzhu is located in the Fujian Province of the PRC and both Shapulong and Ruiyang are located in the Zhejiang Province of the PRC. As a result of these acquisitions, the Company is expected to further expand its hydroelectric power generation capacity in the PRC.

(i)  Banzhu

On January 30, 2009, CHC HK, a wholly-owned subsidiary of the Company located in Hong Kong, entered into an equity transfer purchase agreement with Sanming Ruifeng Economic Technological

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Development Ltd., the noncontrolling interest holder, to acquire the remaining 10% equity interest of Banzhu. The purchase price for the acquisition is approximately RMB17,000 (US$2,490). CHC HK completed the acquisition on March 17, 2009. The Company accounted for the purchase of subsidiary shares from the noncontrolling interest as an equity transaction in accordance with ASC 810-10. The debit balance of the noncontrolling interest of US$71 was adjusted to zero to reflect the noncontrolling interest holder’s reduced ownership interest in Banzhu’s net assets. The difference between the consideration paid by the Company to the noncontrolling interest holder and the adjustment to the carrying amount of the noncontrolling interest in Banzhu was recognized in additional paid-in capital.

The following table shows the effects of changes in the Company’s ownership interest in its subsidiaries on the Company’s equity:

	For the Nine Months Ended
	September 30,
	2008	2009
	US$	US$

Net (loss) income attributable to the Company	(3,654)	763

Decrease in the Company’s paid-in capital for purchase of 10% of equity interest in Banzhu	—	(2,561)

Net transfers to noncontrolling interest	—	(2,561)

Change from net income attributable to the Company and transfers to noncontrolling interest	(3,654)	(1,798)

(ii)  Shapulong

On June 29, 2009, Yingchuan, a wholly-owned subsidiary of the Company located in the PRC, entered into an agreement with Zhejiang Water Conservancy & Hydropower Investment Corporation Group to acquire the 13% state-owned equity interest of Shapulong for an aggregate purchase price of RMB8,580 (US$1,256) cash. On July 22, 2009, Yingchuan entered into an agreement with Guangning Hydropower Development Co., Ltd. (“Guangning”) to purchase the remaining 37% equity interest of Shapulong for an aggregate purchase price of RMB21,000 (US$3,074) cash. Both acquisitions were completed and the Company took effective control of Shapulong on August 3, 2009. The results of operations of Shapulong have been included in the Company’s consolidated financial statements since August 3, 2009.

Prior to the acquisitions of the remaining 50% equity interest in Shapulong, the Company accounted for the pre-existing 50% equity interest using the equity method of accounting. Upon obtaining control in Shapulong on August 3, 2009, the Company remeasured the pre-existing 50% equity interest at fair value of RMB29,580 (US$4,331) and recognized a gain of US$105 from the remeasurement in “Other income, net” on the statements of operations. The acquisition-date fair value of the pre-existing 50% equity interest in Shapulong is included in the measurement of the consideration transferred.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Based on the available and obtainable information as of August 3, 2009, which is subject to further refinement, the following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on August 3, 2009.

US$

Previously held 50% equity interest remeasured at acquisition-date fair value	4,331
Cash purchase price (13% equity interest)	1,256
Cash purchase price (37% equity interest)	3,074

Total purchase consideration	8,661

Cash	14
Property, plant and equipment, net	27,431
Other assets	751
Goodwill	1,013

Total assets acquired	29,209

Current portion of long-term loans	(1,625)
Other liabilities	(6,441)
Long-term loans	(10,540)
Deferred tax liabilities — non-current	(1,942)

Total liabilities assumed	(20,548)

Net assets acquired	8,661

The US$1,013 goodwill from the acquisition of Shapulong was assigned to the Zhejiang Province segment. The goodwill recognized is primarily attributable to expected synergies and the assembled workforce of Shapulong. None of the goodwill is expected to be deductible for tax purposes. As of September 30, 2009, there were no changes in the recognized amounts of goodwill resulting from the acquisition of Shapulong.

The Company recognized US$13 of acquisition-related costs that were expensed in the current period. These costs are included in the consolidated statements of operations in the line item entitled “General and administrative expenses”.

(iii)  Ruiyang

On August 11, 2009, Yingchuan entered into an agreement with Guangdong Qing Neng Power Generation Group Co., Ltd. and Mr. Yao Linfu, to acquire the 100% equity interest of Ruiyang for an aggregate purchase price of RMB160,000 (US$23,420) cash. The acquisition was completed and the Company took effective control of Ruiyang on August 20, 2009. The results of operations of Ruiyang have been included in the Company’s consolidated financial statements since August 20, 2009.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Based on the available and obtainable information as of August 20, 2009, which is subject to further refinement, the following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on August 20, 2009.

US$

Purchase price	23,420

Total purchase consideration	23,420

Cash	1,095
Property, plant and equipment, net	32,503
Other assets	1,203
Goodwill	10,078

Total assets acquired	44,879

Current portion of long-term loan	(1,756)
Other liabilities	(2,539)
Long-term loan	(14,052)
Deferred tax liabilities — non-current	(3,112)

Total liabilities assumed	(21,459)

Net assets acquired	23,420

The US$10,078 goodwill from the acquisition of Ruiyang was assigned to the Zhejiang Province segment. The goodwill recognized is primarily attributable to expected synergies and the assembled workforce of Ruiyang. None of the goodwill is expected to be deductible for tax purposes. As of September 30, 2009, there were no changes in the recognized amounts of goodwill resulting from the acquisition of Ruiyang.

The Company recognized US$59 of acquisition-related costs that were expensed in the current period. These costs are included in the consolidated statements of operations in the line item entitled “General and administrative expenses”.

(iv)  Unaudited pro forma consolidated financial information

The amounts of revenues and earnings of Shapulong and Ruiyang included in the consolidated statements of operations from their respective acquisition dates to September 30, 2009 are as follows:

	Acquisition Date	Revenues	Net income
		US$	US$

Shapulong	August 3, 2009	667	280
Ruiyang	August 20, 2009	308	43

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

The following unaudited pro forma consolidated financial information reflects the results of the operations of the Group for the nine months ended September 30, 2009, as if the acquisitions of Shapulong and Ruiyang had been completed at the beginning of the periods presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the dates indicated and may not be indicative of future operating results. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	For the Nine Months	For the Nine Months
	Ended September 30, 2008	Ended September 30, 2009
	US$	US$

Revenues	15,115	35,143
Net income (loss)	(4,568)	897

These amounts have been calculated after applying the Group’s accounting policies and adjusting the results of Shapulong and Ruiyang to reflect the additional depreciation that would have been charged assuming the fair value adjustments to property, plant and equipment had been applied on January 1, 2008, together with the consequential tax effects.

4.	ACCOUNTS RECEIVABLE

The Group’s trading terms with its customers are mainly on credit. The credit terms are generally within 60 days after the delivery of electricity. The Group does not offer extended payment terms and all accounts receivable balances are non-interest-bearing.

As of September 30, 2009, substantially all of the accounts receivable balances were within credit terms except for a receivable of US$570 from Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. (“Rongping Chemical”) which the Company acquired as part of the purchase business combination of Yuheng in October 2008 and a receivable of US$4,220 from Lishui Electric Bureau, the local power grid for Zhougongyuan electricity sales.

The US$570 receivable balance from Rongping Chemical is aged over two years but its collectibility is guaranteed by the original shareholders of Yuheng in accordance with the debt settlement agreement signed in October 2008. The US$4,220 receivable balance from Lishui Electric Bureau, which is less than four months overdue, is collectible as Lishui Electric Bureau is a PRC state-owned enterprise. As a result, an allowance for doubtful accounts was not provided on the receivable balance from Rongping Chemical and Lishui Electric Bureau as of September 30, 2009.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

5.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	December 31, 2008	September 30, 2009
	US$	US$

Prepayments	4,665	1,837
Guarantee deposit-current portion	2,560	2,402
Amounts due from original shareholders of an acquired subsidiary	481	637
Guarantee assets	42	—
Others	1,689	1,745

Total	9,437	6,621

Prepayments as of September 30, 2009 mainly represent advances to contractors for construction projects.

Guarantee assets as of December 31, 2008 represent the unamortized amount of the guarantee provided by the original shareholders of Wuliting and Zhougongyuan on the bank loans of these subsidiaries subsequent to the acquisition by the Company in January 2008. The amount was fully amortized in the nine months ended September 30, 2009.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of September 30, 2009 included construction in progress of US$1,378, of which US$1,347 and US$31 was from Donghe and Wuliting, respectively. Interest costs qualifying for capitalization in the nine months ended September 30, 2008 and 2009 were US$2,496 and US$1,400, respectively. The Group’s asset retirement obligations relate primarily to the restoration of leased lands under land use rights granted by local government to their original condition. Asset retirement obligations as of December 31, 2008 and September 30, 2009 were insignificant.

For the nine months ended September 30, 2009, construction in progress of US$106,881 was transferred to property, plant and equipment upon completion of the construction of the Zhongongyuan hydroelectric power plant of US$94,700 and Binglangjiang Phase II of US$12,181. As of September 30, 2009, property, plant and equipment included a foreign currency translation adjustment of US$11,761.

7.	GOODWILL

Goodwill of US$107,768 as of September 30, 2009 represents the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired relating to the acquisitions of Shapulong and Ruiyang during 2009, the acquisitions of Yingchuan, Wuliting, Banzhu, Wangkeng, Yuanping and Yuheng during 2008, and the acquisition of Binglangjiang during 2007. Goodwill is not deductible for tax purposes. In accordance with ASC sub-topic 350-10 (“ASC 350-10”), Intangibles — Goodwill and Other: Overall (pre-codification SFAS 142), goodwill is not amortized but is tested for impairment at least annually.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

The changes in the carrying amount of goodwill for the nine months ended September 30, 2009 are as follows:

	Yunnan	Sichuan	Zhejiang	Fujian
	Province	Province	Province	Province	Total
	US$	US$	US$	US$	US$

Balance as of December 31, 2008	2,878	—	28,678	64,977	96,533
Goodwill acquired during the period	—	—	11,091	—	11,091
Adjustments during allocation period	—	—	—	60	60
Foreign currency translation adjustment	2	—	28	54	84
Less: Impairment of goodwill	—	—	—	—	—

Balance as of September 30, 2009	2,880	—	39,797	65,091	107,768

On January 30, 2009, Sanming Ruifeng Hydropower Investment Co., Ltd. (“Sanming Ruifeng”), one of the original shareholders of Banzhu, agreed to forego RMB7,000 (US$1,024) of the current assets that Sanming Ruifeng is entitled to receive from the Company as part of the acquisition of 90% equity interest in Banzhu in October 2008. On June 18, 2009, the Company settled all outstanding balances associated with the acquisition of Banzhu and incurred additional restructuring costs related to involuntary employee termination and other liabilities of US$295 and US$141, respectively. On August 17, 2009, upon obtaining the approved unit price of RMB0.29 per kWh (inclusive of VAT) from the regional pricing bureau in the Fujian Province for electricity transmitted by Yuanping to the provincial power grid prior to July 8, 2009, the Company determined that US$648 is payable to the original shareholders of Yuanping for electricity sold by Yuanping prior to its acquisition by the Company in October 2008 pursuant to an agreement entered into between the Company and the original shareholders. As a result, the Company recorded a net increase in goodwill of $60 during the nine months ended September 30, 2009.

8.	DEFERRED INITIAL PUBLIC OFFERING COSTS

Direct costs incurred by the Company attributable to a proposed initial public offering of the Company’s ordinary shares in the United States have been deferred and will be charged against the gross proceeds from such offering.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,	September 30,
	2008	2009
	US$	US$

Accrued payroll expenses	1,784	845
Retainage due to contractors	4,371	3,943
Purchase consideration payable	4,143	2,684
Employee termination costs	4,387	—
Guarantee deposits from original shareholders of acquired subsidiaries	4,806	4,903
Taxes payable	1,092	3,001
Guarantee liabilities	42	—
Amounts due to original shareholders of acquired subsidiaries	5,622	3,154
Customer deposits	56	—
Unrecognized tax benefits(Note 18)	1,362	2,327
Accrued water resource fee	323	925
Other liabilities	4,436	3,173

Total	32,424	24,955

Employee termination costs as of December 31, 2008 represent involuntary employee termination benefits assumed by the Company as part of the Banzhu acquisition in October 2008. As of September 30, 2009, the liability had been settled in full.

Amounts due to original shareholders of acquired subsidiaries as of December 31, 2008 represent amounts payable to the original shareholders of Wangkeng, Yuheng and Banzhu for their entitlement to the net working capital surplus of Wangkeng and Yuheng and to the current assets of Banzhu immediately prior to the consummation of the acquisitions in accordance with the supplemental equity transfer purchase agreement. Amounts due to original shareholders of acquired subsidiaries as of September 30, 2009 represent amounts payable to the original shareholders of Wangkeng, Yuheng, Ruiyang and Banzhu for their entitlement to the net working capital surplus of Yuheng and Wangkeng and to the current assets of Ruiyang and Banzhu immediately prior to the consummation of the acquisitions. During the nine months ended September 30, 2009, the Company paid US$3,350 to the original shareholder of Banzhu.

10.	LONG-TERM NOTES

On November 10, 2006, the Company issued secured convertible notes (the “Notes”) to Vicis Capital Master Fund (“Vicis”), JMG Capital Partners, L.P. and JMG Triton Offshore Fund, Limited (“JMG”), (collectively, the “Holders”), for an aggregate principal amount of US$50,000. The Notes have a maturity date of May 10, 2008. On April 11, 2007, all of the Holders approved the consummation of a business combination by the Company. Vicis elected to convert its US$41,000 Notes and received 6,833,333 ordinary shares and 18,666,666 warrants each to purchase one ordinary share at US$5.00 per share (Note 12). JMG elected not to convert its US$9,000 Notes and received 666,666 warrants each to purchase one ordinary share at US$5.00 per share (Note 12). The Company classified the remaining US$9,000 Notes as long-term notes on the balance sheet.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

On February 8, 2008, the Company paid JMG US$10,012 cash to fully redeem the principal amount of the US$9,000 Notes and to settle accrued and unpaid interest of US$174 and a contingent payment of US$838. The unamortized debt issuance costs of US$33 and unamortized discount of US$98 were immediately recognized as interest expense in the statements of operations upon redemption of the US$9,000 Notes. The changes in fair value of the bifurcated embedded derivative liability relating to the US$9,000 Notes are recognized in the statements of operations until the earlier of redemption by the Company or maturity of the Notes.

11.	CONVERTIBLE REDEEMABLE PREFERRED SHARES

On January 23, 2008, the Company issued 150,025 Series A convertible redeemable preferred shares (“Series A Preferred Shares”) for an aggregate purchase price of US$150,025, or US$1,000 per share.

On July 24, 2008, the Company issued the first batch of 101,000 Series B convertible redeemable preferred shares (“Series B Preferred Shares”) for an aggregate purchase price of US$101,000 or US$1,000 per share. On August 15, 2008, the Company issued the second batch of 28,000 Series B Preferred Shares for an aggregate purchase price of US$28,000, or US$1,000 per share.

The Series A and Series B Preferred Shares have been classified as mezzanine equity as these preferred shares can be redeemed at the option of the holders on or after an agreed upon date.

The initial carrying amount of the Series A Preferred Shares is the issue price at the date of issuance of US$150,025 net of issuance costs (including the Morgan Joseph Preferred Shares Warrant (Note 12)) of US$10,569. The initial carrying amount of the Series B Preferred Shares is the issue price at the date of issuance of US$129,000 net of issuance costs of US$4,134.

The holders of Series A and Series B Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Company evaluated the embedded conversion option in the Series A and Series B Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the preferred shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash.

On January 23, 2008, the most favorable conversion price used to measure the beneficial conversion feature of the Series A Preferred Shares was US$7.00. No beneficial conversion feature was recognized for the Series A Preferred Shares as the fair value per ordinary share at the commitment date was US$2.56, which was less than the most favorable conversion price. The Company determined the fair value of ordinary shares with the assistance of AA.

On July 24 and August 15, 2008, the most favorable conversion price used to measure the beneficial conversion feature of the Series B Preferred Shares was US$7.00 and no beneficial conversion feature was recognized for the Series B Preferred Shares as the fair value per ordinary share at both commitment dates was US$2.97, which was less than the most favorable conversion price. The Company determined the fair value of ordinary shares with the assistance of AA.

The Company concluded that the Series A and Series B Preferred Shares are not redeemable currently, but it is probable that the Series A and Series B Preferred Shares will become redeemable. The Company chose to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the Series A and Series B Preferred Shares to equal the redemption value at the end of each reporting period. No accretion charge related to Series A and Series B Preferred Shares was recorded as a reduction of income available to ordinary shareholders for the nine months ended September 30, 2009.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

On May 1, 2008, the Board of Directors issued 2,168 shares of Series A Preferred Shares to the existing Series A shareholders as stock dividends.

As of September 30, 2009, no cash dividends were declared by the Company on the Series A and Series B Preferred Shares. A cumulative dividend of US$13,828 and US$10,326 for Series A and Series B Preferred Shares, respectively, was accrued and recorded as a reduction of income available to ordinary shareholders for the nine months ended September 30, 2009.

The carrying value of the Preferred Shares as of September 30, 2009 is as follows:

	Series A	Series B	Total
	US$	US$	US$

Balance as of December 31, 2008	164,705	134,531	299,236
Cumulative dividends	13,828	10,326	24,154

Balance as of September 30, 2009	178,533	144,857	323,390

12.	WARRANTS

On November 10, 2006, the Founding Shareholders of the Company purchased 375,000 units of securities issued by the Company through China Hydro LLC, a limited liability company formed under the laws of the State of Delaware which holds the equity interest in the Company for the founding shareholders. Each unit consists of one ordinary share and two warrants each to purchase one ordinary share of the Company at US$5.00 per share (“Founders’ Warrants”). The exercise period of the Founders’ Warrants commences on the date of issuance and expires on the earlier of November 10, 2011 or the redemption of the warrants by the Company. The Founders’ Warrants can be redeemed at the option of the Company at any time during the exercise period at US$0.001 per warrant, provided that the last independent bid price of the ordinary share exceeds US$8.50 per share.

On November 10, 2006, the Company also issued two warrants to Morgan Joseph, as part of the payment for services rendered by Morgan Joseph on the issuance of the Notes (Note 10). One warrant allows Morgan Joseph to purchase 550,000 units of securities (each unit consists of one ordinary share and two warrants each to purchase one ordinary share of the Company at US$5.00 per share) and the other warrant allows Morgan Joseph to purchase 283,333 units of securities (each unit consists of one ordinary share and four warrants each to purchase one ordinary share of the Company at US$5.00 per share) issued by the Company at US$6.60 per unit (“Morgan Joseph Warrants”). The exercise period of the Morgan Joseph Warrants commences on the date of issuance and expires on November 10, 2011. The Morgan Joseph Warrants provide for a cashless exercise option.

On April 11, 2007, all of the Holders of the Notes approved the consummation of a business combination by the Company. Vicis converted its US$41,000 Notes into 6,833,333 ordinary shares and 18,666,666 warrants each to purchase one ordinary share at US$5.00 per share while JMG elected not to convert its US$9,000 Notes and received 666,666 warrants each to purchase one ordinary share at US$5.00 per share. The warrants issued to Vicis and JMG (collectively, the “Holders’ Warrants”) have terms identical to the Founders’ Warrants in that the Company has an option to redeem at any time at US$0.001 per warrant, provided that the last independent bid price of the ordinary share exceeds US$8.50 per share, and that the exercise period commences on the date of issuance and expires on the earlier of November 10, 2011 or the redemption of the warrants by the Company.

Under ASC sub-topic 815-40 (“ASC 815-40”), Derivatives and Hedging: Contracts in Entity’s Own Equity (pre-codification EITF 00-19), if a contract could potentially be cash settled, and such settlement is not

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

within the control of the issuer, the derivative is accounted for as an asset or liability, and changes in fair value are recognized in the statements of operations.

Upon issuance of the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants and as of September 30, 2009, the Company evaluated ASC 815-40-25-7 to ASC 815-40-25-35 and concluded that the warrants could only be physical settled or net-share settled but not net-cash settled. Therefore, the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants have been classified as equity since their respective issuance date. Fair value of the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants at their respective commitment date was determined to be minimal by management with the assistance of AA.

The Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants will continue to be reported as equity until such time as the warrants are exercised, expire, or become cash-settleable. In the event of a reclassification from equity to liability, the warrants will be measured at a new fair value as of the reclassification date with the change from the existing carrying value to the new fair value as an adjustment to shareholders’ equity.

On January 28, 2008, the Company issued another warrant to Morgan Joseph, as part of the payment for services rendered by Morgan Joseph on the issuance of the Series A Preferred Shares (Note 11). The warrant allows Morgan Joseph to purchase (i) up to 15,000 Series A Preferred Shares at US$1,100 per share prior to the closing of an IPO or (ii) up to such number of ordinary shares automatically converted into from 15,000 Series A Preferred Shares upon the closing of an IPO at 110% of the then-effective conversion price per Series A Preferred Share (“Morgan Joseph Preferred Shares Warrant”). The exercise period of the Morgan Joseph Preferred Shares Warrant commences on the date of issuance and expires on January 28, 2013. The Morgan Joseph Preferred Shares Warrant provides for a cashless exercise option.

The Morgan Joseph Preferred Shares Warrant has been classified as a liability since the issuance date under ASC sub-topic 480-10 (“ASC 480-10”), Distinguishing Liabilities from Equity: Overall (pre-codification FAS 150-5), as Morgan Joseph is entitled to a cashless exercise into Series A Preferred Shares, which are contingently redeemable for cash. The fair value of the Morgan Joseph Preferred Shares Warrant was US$540 and US$983 as of December 31, 2008, and September 30, 2009, respectively. A loss of US$443 from the change in fair market value of the Morgan Joseph Preferred Shares Warrant was recognized in the statements of operations during the nine months ended September 30, 2009. The fair value of the Morgan Joseph Preferred Shares Warrant was determined with the assistance of AA.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

The fair values of the Founders’ Warrants, Morgan Joseph Warrants and Holders’ Warrants, which are classified as equity, and the fair value of Morgan Joseph Preferred Shares Warrant, which is classified as a liability, were estimated at their commitment date or September 30, 2009 using the following assumptions:

				Morgan Joseph
				Preferred
	Founders’	Morgan Joseph	Holders’	Shares
	Warrants	Warrants	Warrants	Warrant

Commitment date/period-end date	November 10, 2006	November 10, 2006	November 10, 2006	September 30, 2009
Average risk-free rate of return	5.11%	5.11%	5.11%	2.54%
Expected term/life	5 years	5 years	5 years	3.3 years
Volatility rate	33.70%	33.70%	33.70%	66.00%
Expected dividend yield	—	—	—	—
Fair value of ordinary share	0.11	0.11	0.11	2.49
Fair value of Series A Preferred Share	N/A	N/A	N/A	668.47
Estimated forfeiture rate	0%	0%	0%	0%

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying warrants and the fair value of the Company’s ordinary or preferred shares as at September 30, 2009, for those warrants that have an exercise price currently below the fair value of the Company’s ordinary or preferred shares. As of September 30, 2009, the Company has warrants outstanding to purchase an aggregate of 23,149,997 ordinary shares and 15,000 Series A Preferred Shares. None of these warrants has an exercise price below the fair value of the Company’s ordinary shares and Series A Preferred Shares, resulting in an aggregate intrinsic value of US$nil.

All warrants were vested as of the date they were issued. No warrants were forfeited, cancelled or exercised for the nine months ended September 30, 2008 and 2009.

13.	SHARE CAPITAL

The Company’s authorized ordinary share capital was 130,000,000 shares at par value of US$0.001 per share as of December 31, 2008 and September 30, 2009. On January 28, 2008, 166,667 ordinary shares of the Company issued at US$0.001 per share to China Hydro LLC were repurchased for a total consideration of US$1.00. The repurchased shares were considered cancelled under Cayman Islands law and the difference between the original issuance price and the repurchase price was charged to accumulated deficit. There were 15,541,666 ordinary shares issued and outstanding as of December 31, 2008 and September 30, 2009.

The Company’s authorized preferred shares capital was 5,000,000 shares at par value of US$0.001 per share as of December 31, 2008 and September 30, 2009. There were 281,193 preferred shares issued and outstanding as of December 31, 2008 and September 30, 2009.

The Group has not paid or declared any dividends on ordinary shares to date. The payment of dividends in the future will be contingent upon the Group’s earnings, if any, capital requirements and general financial condition subsequent to the completion of a business combination. The payment of dividends will be subject to the discretion of the Group’s board of directors and subject to the requirements of Cayman Islands’ laws.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

14.	SHARE-BASED PAYMENT

On August 18, 2008, the board of directors (the “Board”) of the Company adopted the China Hydroelectric Corporation 2008 Share Incentive Plan (the “2008 Plan”) that provides for the issuance of share-based awards to purchase up to 12,000,000 ordinary shares. The effectiveness of the 2008 Plan is subject to the approval of the Company’s shareholders within twelve months from the date on which the 2008 Plan is adopted by the Board. Under the 2008 Plan, the Company may grant share options including incentive stock options and non-qualified stock options, equity appreciation rights, restricted ordinary shares, restricted ordinary share units, performance-based grants of ordinary shares, performance units and other equity-based or cash-based awards to employees of the Group, consultants and other individuals who provide services to the Group, including the Company’s directors. The administrator, which may be the Board or its authorized designee, has full power and authority to administer, construe and interpret the 2008 Plan. Under the terms of the 2008 Plan, options intended to qualify as incentive shares options must have an exercise price at least equal to the fair market value as of the date of grant, but all other share options can be granted with an exercise price less than the fair market value.

On August 18, 2008, the Board approved the grant of 40,000 options, 260,000 options and 3,597,000 non-qualified stock options to certain directors, consultants and employees of the Group, respectively. Options granted to employees and consultants have a contractual life of five years, an exercise price of $7.70 and a vesting period of three years. Options granted to directors have a contractual life of five years, an exercise price of $7.70 and a vesting period of one year. The vesting of the unvested options granted to a director will be accelerated upon the director’s resignation from the Board. On January 20, 2009, the Board approved another grant of 35,000 non-qualified stock options to certain employees of the Group. These options have a contractual life of five years, an exercise price of $7.70 and a vesting period of three years. The exercise prices of options granted to employees, directors and consultants are denominated in US$. On March 4, 2009, the Board passed a resolution to modify the 2008 Plan for it to be effective without approval by the shareholders of the Company. In accordance with ASC 718-10, the grant date for the share-based awards issued on August 18, 2008 and January 20, 2009 is March 4, 2009.

The fair value of the options granted was estimated using a binomial option pricing model. The binomial model requires the input of highly subjective assumptions, including the expected stock price volatility, the expected price multiple at which the holder is likely to exercise stock options and the expected employee forfeiture rate. The Company uses historical data and future expectations to estimate forfeiture rate. For expected volatility, the Company has made reference to historical volatilities of several comparable companies. The risk-free rate for periods within the contractual life of the option is based on U.S. Treasury zero-coupon yield in effect at the grant date. The dividend yield is based on the expected pay-out ratio. The Company determined the fair value of the ordinary shares at the measurement date with the assistance of AA using a generally accepted valuation methodology, which incorporates certain assumptions including the financial results and growth trends of the Group, to derive the total equity value of the Group. The valuation model allocated the equity value between the ordinary shares and the preferred shares and determined the fair value of ordinary shares based on the following assumptions: (i) preferred shares were treated as if they had converted into ordinary shares where conversion into ordinary shares would result in a higher economic value and (ii) preferred shares that have a value higher than their conversion price were assigned a value that took into consideration their liquidation value. The expected share option life was estimated based on the resulting output of the binomial option pricing model. The option awards are not transferable and the grantees have a limited amount of time subsequent to their termination of employment or service to exercise the options. These post-vesting restrictions are considered in the binomial option pricing model as a suboptimal exercise factor.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Options granted to directors

The following table summarizes the share options granted to directors as of and for the nine months ended September 30, 2009:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise Price	Contractual	Intrinsic
	Options	(US$)	Life (Years)	Value (US$)

Outstanding at January 1, 2009	—	—	—	—
Granted	40,000	7.70	3.88	—
Exercised	—	—	—	—
Forfeited or cancelled	—	—	—	—

Outstanding at September 30, 2009	40,000	7.70	3.88	—

Vested and expected to vest at September 30, 2009	40,000	7.70	3.88	—

Exercisable at September 30, 2009	40,000	7.70	3.88	—

The explicit service condition of the options granted to directors is considered nonsubstantive since the vesting of share-based payments accelerates in full upon a director’s resignation from the Board. As a result, share-based compensation cost of US$12 for the 40,000 options granted to directors was immediately recognized on the grant date of March 4, 2009.

Two of the directors resigned from the Board and their 20,000 share options became exercisable immediately upon their resignation.

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the fair value of the Company’s shares as of September 30, 2009, for those awards that have an exercise price currently below the fair value of the Company’s shares. As of September 30, 2009, all of the options granted to directors have an exercise price above the fair value of the Company’s shares, resulting in an aggregate intrinsic value of US$nil.

The weighted-average grant-date fair value of options granted to directors of the Group during the nine months ended September 30, 2009 was US$0.30.

The grant-date fair value of the options granted to directors during the nine months ended September 30, 2009 was estimated using the following assumptions:

Suboptimal exercise factor	1.5
Risk-free interest rate	3.67%
Expected volatility rate	59%
Expected dividend yield	0%
Expected share option life	4.46 years
Estimated forfeiture rate	0%
Fair value of ordinary share	US$2.08

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Options granted to consultants

The following table summarizes the share options granted to consultants as of and for the nine months ended September 30, 2009:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise Price	Contractual	Intrinsic
	Options	(US$)	Life (Years)	Value (US$)

Outstanding at January 1, 2009	—	—	—	—
Granted	260,000	7.7	3.88	—
Exercised	—	—	—	—
Forfeited or cancelled	—	—	—	—

Outstanding at September 30, 2009	260,000	7.7	3.88	—

Vested and expected to vest at September 30, 2009	260,000	7.7	3.88	—

Exercisable at September 30, 2009	86,667	7.7	3.88	—

As of September 30, 2009, all of the options granted to consultants have an exercise price above the fair value of the Company’s shares, resulting in an aggregate intrinsic value of US$nil.

The weighted-average fair value of options granted to consultants of the Group during the nine months ended September 30, 2009 was US$0.31 and US$0.40 at March 4, 2009 and September 30, 2009, respectively. The total fair value of options vested during the nine months ended September 30, 2009 was US$35.

As of September 30, 2009, there was US$60 of unrecognized share-based compensation cost related to options granted to consultants, which will be recognized over a weighted-average vesting period of 1.88 years. To the extent the actual forfeiture rate is different from the original estimate or the assumptions used in estimating the fair value of options are changed, actual share-based compensation related to these awards granted to consultants may be different from the expectation.

The fair value of the options granted to consultants during the nine months ended September 30, 2009 was estimated using the following average assumptions:

Suboptimal exercise factor	1.5
Risk-free interest rate	2.60%
Expected volatility rate	63%
Expected dividend yield	0%
Expected share option life	3.88 years
Estimated forfeiture rate	0%
Fair value of ordinary share	US$2.49

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Options granted to employees

The following table summarizes the share options granted to employees as of and for the nine months ended September 30, 2009:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise Price	Contractual	Intrinsic
	Options	(US$)	Life (Years)	Value (US$)

Outstanding at January 1, 2009	—	—	—	—
Granted	3,627,000	7.70	3.89	—
Exercised	—	—	—	—
Forfeited or cancelled	—	—	—	—

Outstanding at September 30, 2009	3,627,000	7.70	3.89	—

Vested and expected to vest at September 30, 2009	3,620,783	7.70	3.89	—

Exercisable at September 30, 2009	1,197,333	7.70	3.88	—

As of September 30, 2009, all of the options granted to employees have an exercise price above the fair value of the Company’s shares, resulting in an aggregate intrinsic value of US$nil.

The weighted-average grant-date fair value of options granted to employees of the Group during the nine months ended September 30, 2009 was US$0.30. The total fair value of options vested during the nine months ended September 30, 2009 was US$359.

As of September 30, 2009, there was US$831 of unrecognized share-based compensation cost related to options granted to employees which will be recognized over a weighted-average vesting period of 1.88 years. To the extent the actual forfeiture rate is different from the original estimate, actual share-based compensation related to these awards may be different from the expectation.

The grant-date fair value of the options granted to employees during the nine months ended September 30, 2009 was estimated using the following assumptions:

Suboptimal exercise factor	1.5
Risk-free interest rate	3.67%-3.8%
Expected volatility rate	57%-59%
Expected dividend yield	0%
Expected share option life	4.46-4.88 years
Estimated forfeiture rate
Founders	0%
Senior management	0.8%
Employees	1.3%
Fair value of ordinary shares	US $2.08

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Total compensation cost recognized for share options granted to directors, consultants and employees for the nine months ended September 30, 2009:

US$

Cost of revenues	—
General and administrative expenses	311

311

15.	BASIC AND DILUTED LOSS PER SHARE

Basic and diluted loss per share for the nine months ended September 30, 2008 and 2009 are calculated as follows:

	For the	For the
	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2009
	US$	US$

Numerator for basic loss per share:
Loss attributable to ordinary shareholders	(31,171)	(23,391)

Cumulative dividends on Series A convertible redeemable preferred shares	—	—
Changes in redemption value of Series A convertible redeemable preferred shares	—	—
Cumulative dividends on Series B convertible redeemable preferred shares	—	—
Changes in redemption value of Series B convertible redeemable preferred shares	—	—

Numerator for diluted loss per share	(31,171)	(23,391)

Denominator:
Weighted average number of ordinary shares outstanding — basic	15,558,698	15,541,666

Dilutive effect of convertible securities:
Warrants	—	—
Convertible redeemable preferred shares	—	—
Share options	—	—

Weighted average number of ordinary shares outstanding — basic	15,558,698	15,541,666

Loss per share — basic and diluted	(2.00)	(1.51)

The Group had securities outstanding which could potentially dilute basic loss per share in the future, but these securities were excluded from the computation of diluted loss per share in the nine months ended September 30, 2008 and 2009, as their effects would have been anti-dilutive. Such outstanding securities consist of warrants and convertible redeemable preferred shares in 2008 and 2009, and share options in 2009.

16.	EMPLOYEE DEFINED CONTRIBUTION PLAN

The Group’s full time employees in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain medical care unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

for these benefits based on 33.7% to 44.1% of the employees’ salaries, subject to a certain cap limit, depending on the location of employment. The total contribution for such employee benefits, which was expensed as incurred, was US$99 and US$503 for the nine months ended September 30, 2008 and 2009, respectively. The Group has no additional legal obligation or liabilities for the benefits beyond the paid and accrued amounts.

17.	BORROWINGS

Total borrowings as of December 31, 2008 and September 30, 2009 comprised:

	December 31,	September 30,
	2008	2009
	US$	US$

Short-term:
Secured	5,560	4,393
Unsecured	3,221	2,704
Long-term:
Current portion, secured	29,037	20,545
Non-current, secured	138,133	217,418

Total borrowings	175,951	245,060

The short-term loans outstanding as of September 30, 2009 related to RMB denominated loans of US$2,116, US$588 and US$4,393 obtained by Yuheng, Yuanping and Zhougongyuan, respectively. The short-term loan of Yuheng was obtained from the original shareholders and is unsecured, interest-free and has no fixed term of repayment. The short-term loan of Yuanping was obtained from Fujian Dachuang Hydroelectric Group, Ltd. (“Dachuang Group”), the original entrusted management of Yuanping, and is unsecured, interest-free and has no fixed term of repayment. The short-term loan of Zhougongyuan was obtained from the Agricultural Bank of China and is secured with the pledge of future electricity sales of Zhougongyuan, with an interest rate of 5.84% and is due in June, 2010.

The long-term loans outstanding as of September 30, 2009 related to RMB denominated loans US$44,897, US$18,304, US$15,083, US$32,948, US$11,568, US$43,469, US$21,965, US$21,745, US$15,815 and US$12,169 obtained by Wuliting, Yingchuan, Binglangjiang, Zhougongyuan, Yuanping, Banzhu, Wangkeng ,Yuheng, Ruiyang and Shapulong, respectively. The long-term loans are secured with the pledge of the property, plant and equipment, future electricity sales of the respective entity or guaranteed by third parties, and are due between 2009 and 2027. The interest rates on these long-term loans are variable based on the market rate published by the People’s Bank of China each year. The average interest rate on the long-term loans for the nine months ended September 30, 2009 was 6.27%.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Maturities of long-term loans for the five years succeeding September 30, 2009 are as follows:

US$

October 1 to December 31, 2009	13,106
2010	27,427
2011	28,027
2012	27,120
2013	28,613
Thereafter	113,670

237,963

18.	INCOME TAX EXPENSE

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

PRC

Pursuant to the PRC Corporate Income Tax Law (the “New CIT Law”) that became effective on January 1, 2008, the Company’s subsidiaries are generally subject to the statutory tax rate of 25% beginning 2008 with the exception of three of the Company’s subsidiaries, namely Binglangjiang, Donghe and Banzhu. The New CIT Law provided transition period for enterprises, whether foreign-invested or domestic, that received certain preferential tax treatments granted by relevant tax authorities. Under the transition rule, an enterprise subject to an enterprise income tax rate lower than 25% prior to January 1, 2008 is eligible to continue enjoying the lower rate and gradually transition to 25% within five years after the effective date of the New CIT Law. Binglangjiang and Donghe are wholly-owned foreign enterprises (“WOFEs”) located in the Western Development area and were subject to a preferential tax rate before January 1, 2008. Under the New CIT Law, Binglangjiang is entitled to a lower tax rate of 15% as its corporate income tax rate from 2007 to 2010 while Donghe is entitled to tax exemption in years 2007 and 2008 and a tax rate of 7.5% from 2009 to 2010. Banzhu is entitled to tax exemption in 2008 and 2009 and a tax rate of 12.5% from 2010 to 2012 based on the tax preferential treatment granted by the PRC government on May 15, 2009.

The Group had minimal operations in jurisdictions other than the PRC.

(Loss) income before income taxes consists of:

	For the
	Nine Months Ended
	September 30,
	2008	2009
	US$	US$

Cayman Islands	(4,873)	(3,252)
PRC	1,696	6,200

	(3,177)	2,948

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

Income tax expenses (benefits) consist of:

	For the
	Nine Months Ended
	September 30,
	2008	2009
	US$	US$

Current income tax expenses	509	1,357
Deferred income tax (benefits) expenses	(32)	810

	477	2,167

In accordance with the provision of ASC sub-topic 740-10 (“ASC 740-10”), Income Taxes: Overall (pre-codification FIN 48), the Group recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement using a cumulative probability approach. The Group has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations, an income tax return should be prepared based on accounting income after adjusting for certain tax adjustments. As of September 30, 2009, in accordance with ASC 740-10, the Group has recognized additional income tax provisions of US$1,335, for unrecognized tax benefits which represent the estimated income tax expense the Group would pay for the nine months ended September 30, 2009. The Group also recognized a decrease of unrecognized tax benefits of US$370 related primarily to the reversal of income tax expense of Banzhu due to a preferential tax rate granted in 2009, with retroactive effect to 2008. The Company has US$1,362 cumulative unrecognized tax benefits as of January 1, 2009.

A reconciliation of accrued unrecognized tax benefits is as follows:

US$

Balance as of January 1, 2009	1,362
Increase for tax positions in prior year	1,335
Decrease for tax positions in prior year	(370)

Balance as of September 30, 2009	2,327

As of September 30, 2009, the Group has recognized a provision of US$2,327 for unrecognized tax benefits, which represents the amount of unrecognized tax benefits that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, pending factors such as changes in PRC tax law or administrative practices and precedents, or tax authority inquiries. An estimate of the range of the possible change cannot be made at this time. The Group recognizes interest accrued related to unrecognized tax benefits in interest expenses. During the nine months ended September 30, 2009, the Group recognized US$120 in interest expense.

The discrete items excluded from the Company’s computation of its estimated annual effective tax rate and recorded in the nine months ended September 30, 2009 mainly comprised the impact of the change in Banzhu’s applicable tax rate, US$508, and deemed revenue, US$58.

As of September 30, 2009, the Group had net operating loss carry forward of approximately US$3,864 for income tax purposes that expire in years 2010 to 2014.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

19.	SEGMENT AND GEOGRAPHIC INFORMATION

The Group follows ASC 280-10. The Group’s chief operating decision maker, who has been identified as the CEO, relies upon financial information by provinces in the PRC when making decisions about allocating resources and assessing the performance of the Group. For the nine months ended September 30, 2008, the Group operates and manages its business as three operating and reportable segments, namely the Yunnan Province segment, the Sichuan Province segment and the Zhejiang Province segment. For the nine months ended September 30, 2009, the Group operates and manages its business as four operating and reportable segments, namely the Yunnan Province segment, the Sichuan Province segment, the Zhejiang Province segment and the Fujian Province segment. As the Group’s long-lived assets and revenues are substantially all located in and derived from the PRC, no geographical segments are presented.

The Group’s segment information for the nine months ended September 30, 2008 and 2009 is as follows:

	Yunnan	Sichuan	Zhejiang	Fujian
	Province	Province	Province	Province	Unallocated	Eliminations	Consolidated
	US$	US$	US$	US$	US$	US$	US$

For nine months ended September 30, 2008
Revenues	1,939	676	7,646	—	—	—	10,261
Net income (loss)	689	(11)	1,546	—	(5,878)	—	(3,654)
Total assets as of September 30, 2008	40,195	17,828	233,412	—	314,346	(193,231)	412,550
For nine months ended September 30, 2009
Revenues	2,153	793	15,260	12,247	—	—	30,453
Net income (loss)	940	241	2,855	1,091	(4,364)	—	763
Total assets as of September 30, 2009	44,987	14,782	365,952	215,834	341,254	(387,969)	594,840

20.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Group had transactions during the periods presented are as follows:

Name of Related Parties	Relationship with the Group

China Hydro LLC	A shareholder of the Company
Kuhns Brothers, Inc.	A company owned by the CEO
China Carbon Investment Consulting, Ltd.	A company controlled by the CEO
China Silicon Zhuo-Xin Investment Consulting, Ltd.	A company controlled by the CEO
Sanming City Chenyang Hydropower Co., Ltd.	A minority shareholder of Wangkeng

From December 1, 2006 to September 30, 2009, the Company rented office space from Kuhns Brothers, Inc. The rental expenses in the nine months ended September 30, 2008 and 2009 were US$135 and US$216, respectively. These amounts were settled in full by the Company.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

The Company had the following related party balances as of September 30, 2009:

US$

Amounts due from related parties:
China Silicon Zhuo-Xin Investment Consulting, Ltd.	13

13

Amounts due to related parties:
Sanming City Chenyang Hydropower Co., Ltd.	242

242

All balances with related parties are unsecured, interest-free and repayable on demand, except for the amount due to Sanming City Chenyang Hydropower Co., Ltd., which will be returned by the Company within ten days when the original shareholders of Wangkeng furnish the Company with final documentation relating to the acquired power station and dam and reservoir.

21.	COMMITMENTS AND CONTINGENCIES

(a)  Operating lease commitments

The Group has entered into certain operating leasing arrangements relating to the lease of the Group’s office premises. Payments made under operating leases are expensed on a straight-line basis over the term of the lease. Rental expenses under operating leases for the nine months ended September 30, 2008 and 2009 were US$347 and US$517, respectively.

Future minimum lease payments for non-cancellable operating leases as of September 30, 2009 are as follows:

US$

October 1, 2009 to December 31, 2009	171
2010	445
2011	49
2012	1
2013 and thereafter	—

Total	666

(b)  Capital commitments

Capital commitments as of September 30, 2009 were approximately US$348, representing contracted but unpaid amounts for construction projects of Binglangjiang and Donghe that are in progress.

(c)  Other commitments

The Company committed to provide continuous financial support to its subsidiaries to ensure that these entities will continue as a going concern.

On September 15, 2009, the Group signed a non-binding framework agreement with Sichuan Huashui Power Construction Engineering Co., Ltd. to jointly develop over 40 small hydropower plants in the Sichuan Province, for which Sichuan Huashui Power Construction Engineering Co., Ltd. has the development right.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

The terms of development with Sichuan Huashui Power Construction Engineering Co, Ltd. will be determined on a project-by-project basis.

22.	STATUTORY RESERVES

As a result of the PRC laws, rules and regulations that require annual appropriations of 10% of after tax income to be set aside prior to payment of dividends as general reserve fund, the Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances. The amounts restricted include paid-up capital and statutory reserves as determined pursuant to PRC generally accepted accounting principles, totaling US$311,585 as of September 30, 2009. No profit appropriation was made for the nine months ended September 30, 2009.

23.	SUBSEQUENT EVENTS

In accordance with ASC sub-topic 855-10 (“ASC 855-10”), Subsequent Events: Overall (pre-codification SFAS 165), the Company evaluated subsequent events through December 8, 2009, which was the date that the interim condensed consolidated financial statements were issued and filed with the Securities and Exchange Commission on Form F-1.

(a)  Acquisition

On October 22, 2009, the Group signed a capital increase agreement with Henan Lan Tian Group Co., Ltd. to subscribe for a 79% equity interest in Henan Wuyue Storage Power Generation Co., Ltd., which owns the right to develop a pumped storage hydropower plant in the Henan Province, for RMB162,500 (approximately US$23,796). The completion of the capital increase transaction is pending government approval.

(b)  Series C Convertible redeemable preferred shares

On October 23, 2009, the Company issued 20,000 Series C convertible redeemable preferred shares (“Series C Preferred Shares”) for an aggregate purchase price of US$20,000 or US$1,000 per share to Aqua Resources Asia Holdings Limited (“Aqua”).

Upon issuance of the Series C Preferred Shares in October 2009, the ranking of Series A and Series B Preferred Shares to dividends and upon liquidation was modified such that the Series A and Series B Preferred Share shall rank senior and prior to the ordinary shares and to all other classes of shares issued by the Company but shall rank the same as other series of preferred shares issued by the Company. Each Series A, Series B and Series C Preferred Share plus any declared but unpaid dividends shall be convertible at the option of the holder, at any time after the date of issuance of such share, into ordinary shares as determined by dividing the par value plus any accrued dividends by the lesser of (i) the applicable conversion price and (ii) in the event of a qualified public offering, the issue price per ordinary share multiplied by an applicable percentage. Terms of the Series C Preferred Shares are substantially identical to those of Series A and Series B Preferred Shares except for: (i) the initial conversion price of the Series C Preferred Shares is US$8.00 and (ii) the applicable percentage is 70% if the qualified public offering is consummated on or before December 31, 2010, 60% if the qualified public offering is consummated after December 31, 2010 and on or before September 30, 2011, and 50% if the qualified public offering is consummated after September 30, 2011.

(c)  Ordinary shares authorized to be issued

On October 20, 2009, the shareholders of the Company approved to increase the total number of authorized ordinary shares to 400,000,000 shares at par value of $0.001 per share, effective conditional and immediately upon consummation of the initial public offering.

China Hydroelectric Corporation

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of U.S. dollars (“US$”) or Renminbi (“RMB”), except for number of shares and per share data)

(d)  New grant of stock options

On December 3, 2009, the Board of Directors has approved the grant of 7,000,000 share options to the directors, officers and employees of the Group at an exercise price equal to the price at which the ordinary shares underlying the American Depositary Shares are sold in the initial public offering of the Company; provided that the options shall expire in the event that the Company does not consummate its initial public offering within six months of the approval date.

24.	PRO FORMA EARNINGS PER SHARE

On January 23, July 24 and August 15, 2008, the Company issued convertible redeemable preferred shares (Note 11), which will convert automatically into ordinary shares upon the completion of a qualified public offering as defined in the preferred shares agreements. Assuming the conversion had occurred on January 1, 2009, based on existing terms of the convertible redeemable preferred shares issued as of September 30, 2009, the pro forma basic and diluted income per share for the nine months ended September 30, 2009 is calculated as follows:

For the Nine Months
Ended September 30, 2009
US$

Numerator:
Loss attributable to ordinary shareholders	(23,391)
Cumulative dividends on Series A convertible redeemable preferred shares	13,828
Cumulative dividends on Series B convertible redeemable preferred shares	10,326

Numerator for pro forma basic and diluted income per share	763

Denominator:
Number of shares outstanding, opening	15,541,666
Conversion of convertible redeemable preferred shares to ordinary shares	101,093,926
Denominator for pro forma basic income per share	116,635,592
Dilutive effect of convertible securities:
Warrants	—
Share options	—
Denominator for pro forma diluted income per share	116,635,592
Pro forma basic income per share	0.01

Pro forma diluted income per share	0.01

The pro forma income per share calculation excluded the Series C preferred shares issued on October 23, 2009.

The Group had warrants and share options outstanding which could potentially dilute pro forma basic income per share, but these securities were excluded from the computation of diluted pro forma income per share in the nine months ended September 30, 2009, as their effects would have been anti-dilutive.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Yunnan Huabang Electric Power Development Co., Ltd.

We have audited the accompanying balance sheet of Yunnan Huabang Electric Power Development Co., Ltd. (the “Company”) as of December 31, 2006, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2006 and for the period from January 1, 2007 to April 24, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from January 1, 2007 to April 24, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
December 31, 2008

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Balance Sheet as of December 31, 2006
(Amounts in thousands of U.S. Dollars (“US$”))

	Notes	December 31, 2006
		US$

ASSETS
Current Assets
Cash and cash equivalents		142
Accounts receivable, net of allowance for doubtful accounts of nil	3	152
Amount due from related parties	11	64
Prepayments and other current assets	4	206

Total current assets		564

Non-current Assets
Property, plant and equipment, net	5	16,752

Total non-current assets		16,752

TOTAL ASSETS		17,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable		764
Amount due to related parties	11	922
Tax payable		31
Dividends payable	6	562
Accrued expenses and other current liabilities	7	113

Total current liabilities		2,392

Non-current Liabilities
Long-term loan	8	13,831

Total non-current liabilities		13,831

Total liabilities		16,223

Commitments and contingencies	13	—
Shareholders’ equity
Share capital	1	6,054
Reserve fund	9	152
Accumulated other comprehensive income		35
Accumulated deficit		(5,148)

Total shareholders’ equity		1,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		17,316

The accompanying notes are an integral part of these financial statements.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Statements of Operations for the Year Ended December 31, 2006 and
the Period from January 1, 2007 to April 24, 2007
(Amounts in thousands of U.S. Dollars (“US$”))

			Period from
		Year Ended	January 1 to
	Note	December 31, 2006	April 24, 2007
		US$	US$

Revenues		2,075	571
Cost of revenues		(691)	(219)

Gross profit		1,384	352

Operating expenses:
General and administrative expenses		(13)	(23)

Total operating expenses		(13)	(23)

Operating profit		1,371	329

Interest income		1	—
Interest expenses		(914)	(285)

Income before income tax expenses		458	44

Income tax expenses	10	(19)	(1)

Net income		439	43

The accompanying notes are an integral part of these financial statements.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Statements of Cash Flows for the Year Ended December 31, 2006 and
the Period from January 1, 2007 to April 24, 2007
(Amounts in thousands of U.S. Dollars (“US$”))

		Period from
	Year Ended	January 1 to
	December 31, 2006	April 24, 2007
	US$	US$

Cash flows from operating activities:
Net income	439	43
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	492	159
Changes in operating assets and liabilities:
Accounts receivable	68	(3)
Prepaid expenses and other current assets	(63)	73
Other current liabilities	37	28
Tax payable	16	(7)

Net cash provided by operating activities	989	293
Cash flows from investing activities:
Acquisition of property, plant and equipment	(196)	(306)

Net cash used in investing activities	(196)	(306)
Cash flows from financing activities:
Proceeds from capital injection	—	16,171
Payment of long-term bank loan	(630)	—
Proceeds from short-term loans	2,047	64
Payment of short-term bank loans	(2,399)	(193)

Net cash (used in) provided by financing activities	(982)	16,042
Effect of changes in exchange rate on cash	7	—

Net increase in cash and cash equivalents	(182)	16,029
Cash and cash equivalents at the beginning of the year	324	142

Cash and cash equivalents at the end of the year/period	142	16,171

Supplementary disclosure of cash flow information
Income taxes paid	—	—
Interest paid	997	320

The accompanying notes are an integral part of these financial statements.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2006 and the Period from January 1, 2007 to April 24, 2007
(Amounts in thousands of U.S. Dollars (“US$”))

			Accumulated
			Other		Total
	Share	Reserve	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Capital	Fund	Income	Deficit	Equity	Income
	US$	US$	US$	US$	US$	US$

Balance as of January 1, 2006	6,054	126	4	(5,416)	768

Cumulative translation adjustment	—	—	31	—	31	31
Net income	—	—	—	439	439	439

Comprehensive income						470

Appropriation to statutory reserve	—	26	—	(26)	—
Cash dividends declared	—	—	—	(145)	(145)

Balance as of December 31, 2006	6,054	152	35	(5,148)	1,093

Cumulative translation adjustment	—	—	10	—	10	10
Net income	—	—	—	43	43	43

Comprehensive income						53

Cash dividends declared	—	—	—	(156)	(156)

Balance as of April 24, 2007	6,054	152	45	(5,261)	990

The accompanying notes are an integral part of these financial statements.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yingjiang County Huafa Electric Power Development Co., Ltd. was established by Zhejiang Huabang Electric Power Development Co., Ltd. and Zhejiang Dahua Construction Group on January 13, 2004, with an initial issued capital of US$4,833 (RMB40,000), to run Binglangjiang Hydroelectric Power Station. Yingjiang County Huafa Electric Power Development Co., Ltd. changed its name to Yunnan Huabang Electric Power Development Co., Ltd. (the “Company” or the “Predecessor”) on March 31, 2005, and increased its issued capital by US$1,221 (RMB10,000) to US$6,054 (RMB50,000) on August 31, 2005. The Company was acquired by China Hydroelectric Corporation (“CHC”) on April 25, 2007.

Prior to the acquisition completion date, CHC advanced US$16,171 cash as a capital injection to the Company when the title to the equity interest in the Company was transferred to CHC on April 17, 2007. The capital injection is to fund the future operations of the Company. The Company accounted for the capital injection by debiting “cash and cash equivalents” and crediting “other payable.”

The capital injection represents an advance prior to the consummation of the acquisition rather than a cost directly related to the acquisition by CHC. Since the capital injection is not a liability incurred by CHC to former owners of the Company, the payment does not form part of the purchase consideration.

Upon acquisition date on April 25, 2007, CHC effectively acquired the US$16,171 cash that legally belonged to the Company. An equal amount of payable to CHC was assumed on the acquisition date which was immediately converted into paid-in capital of the Company.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles.

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at December 31, 2006 was US$1,828. As such, continued operations of the Company is dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factor would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On March 15, 2007, shareholders holding an aggregate 100% interests in the Company entered into an equity purchase and sale agreement with CHC. On the acquisition date of April 25, 2007, the Company had short-term and long-term loans in the amount of US$802 and US$13,973, respectively. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

As a result, management believes it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loan and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

(d)  Foreign Currency

The Company determined its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the US$ as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statements of operations.

(e)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(f)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(g)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	30–50 years
Buildings	19–49 years
Machinery	10–30 years
Transportation equipments	1–10 years
Electronic equipments and others	5 years

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Interest costs qualifying for capitalization in 2007 were insignificant.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

(h)  Asset retirement obligations

SFAS No. 143, Accounting for Asset Retirement Obligations, requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The value of the liability is capitalized as part of the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the restoration of leased lands under land use rights granted by the local government to their original condition. Asset retirement obligations as of December 31, 2006 and 2007 were insignificant.

(i)  Impairment of long-lived assets

The Company evaluates its long-lived assets, namely property, plant and equipment for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(j)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statements of shareholders’ equity. Accumulated other comprehensive income (loss) of the Company includes the cumulative foreign currency translation adjustments.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

(k)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers. The Company is subject to withholding value-added tax (“VAT”) at the rate of 6% on the revenues earned in the PRC. The Company has recognized revenues net of VAT in the statements of operations.

(l)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(m)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(n)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the year ended December 31, 2006 and the period from January 1, 2007

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

to April 24, 2007, the Company recognized no interest or penalties. The Company paid no interest or penalties relating to uncertain tax positions for the year ended December 31, 2006 and for the period from January 1, 2007 to April 24, 2007.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, the Company applied SFAS No 5, Accounting for Contingencies (“SFAS 5”), to assess and provide for potential income tax exposures. In accordance with SFAS 5, the Company maintained reserves for tax contingencies based on estimates of the tax liability, interest and penalties that may result from such audits.

(o)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

(p)  Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date”. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB deferred the effective date of SFAS 157 for non-financial assets and liabilities measured on a non-recurring basis for one year, to fiscal years beginning after November 15, 2008, with early adoption permitted. The Company evaluated the impact of SFAS 157 and determined it had no material impact on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

Company does not expect SFAS 159 to have any material impact on its financial position, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS 141(R) will have a significant effect on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its financial statements.

3.	ACCOUNTS RECEIVABLE, NET

The Company’s trading terms with its customers are mainly on credit. The credit terms are generally within 30 days after the delivery of electricity. The Company does not offer extended payment terms and all accounts receivable balances are non-interest-bearing. As of December 31, 2006, substantially all of the accounts receivable balances were within credit terms.

4.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

December 31, 2006
US$

Advances to suppliers	192
Prepaid expenses	12
Other receivable	2

Total	206

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and its related accumulated depreciation as of December 31, 2006 are as follows:

December 31, 2006
US$

Dams and reservoirs	8,144
Buildings	5,702
Plant & Machinery	1,961
Less: accumulated depreciation	(1,500)

14,307
Construction in progress	2,445

Total	16,752

Depreciation expenses of US$492 and US$159 were recorded as cost of revenues in the year ended December 31, 2006 and the period from January 1, 2007 to April 24, 2007, respectively.

6.	DIVIDEND PAYABLE

On March 25, 2007, the Company declared cash dividends of US$145 for the year ended December 31, 2006. The unpaid cash dividends for the prior years are approximately US$417.

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

December 31, 2006
US$

Accrued payroll	26
Other payable	87

Total	113

8.	LONG -TERM LOAN

The long-term loan outstanding as of December 31, 2006 relates to RMB denominated bank loan obtained from the Agricultural Bank of China amounted to US$13,831.

The long-term loan was secured with the pledge of the property, plant and equipment of the Company as collateral, and is due in 2011. The interest rates on the long-term loan are variable based on the market rates published by the People’s Bank of China each year. During the year ended December 31, 2006 and the period from January 1 to April 24, 2007, the interest rates ranged from 6.435% to 6.732% and were 6.732%, respectively. The related interest expenses recognized in the year ended December 31, 2006 and the period from January 1 to April 24, 2007 were US$957 and US$296, respectively.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

Maturities of long-term loans for the five years succeeding December 31, 2006 are as follows:

December 31, 2006
US$

Within one year	2,305
2008	1,920
2009	3,202
2010	3,202
2011	3,202

13,831

9.	RESERVE FUND

According to the PRC Company Law, the statutory reserve funds are drawn according to 10% of the net profit. If the accumulated amount of statutory reserve funds is more than 50% of the registered capital of the Company, statutory reserve funds cannot be drawn, and part of the statutory reserve funds can be capitalized as the Company’s share capital. Such reserve remaining after the capitalization shall not be less than 25% of the registered capital of the Company.

Discretionary surplus reserves can be appropriated after the appropriation of statutory reserve funds was made by the Company. Discretionary surplus reserves can be used to offset the accumulated loss or converted into share capital.

10.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the companies in the PRC were generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. The Company, being an entity located in the Western Development area, was entitled to a lower tax rate of 15% for the periods presented until 2010.

The Company, as a domestic-invested enterprise was granted tax holiday in 2006 and 2007 for a 50% exemption from the EIT. Accordingly, the Company was subject to actual income tax rates of 7.5% for the year ended December 31, 2006 and the period from January 1, 2007 to April 24, 2007.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 29, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but are not limited to the unification of the income tax law for domestic-invested and foreign-invested enterprise at 25%. Accordingly, the Company will be subject to the statutory tax rate of 25% when its entitlement to the lower tax rate of 15% expires in 2010.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

Income tax expenses consist of:

		Period from
	Year Ended	January 1 to
	December 31, 2006	April 24, 2007
	US$	US$

Current income tax expense	19	1
Deferred income tax expense	—	—

	19	1

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statements of operations is as follows:

		Period from
	Year Ended	January 1 to
	December 31, 2006	April 24, 2007
	US$	US$

Taxation at PRC EIT statutory rate at 33%	151	14
Effect of tax holidays in PRC	(117)	(11)
Non-deductible expenses	2	4
Change in valuation allowance	(17)	(6)

Income tax provision	19	1

Effective Tax Rate (%)	4%	2%

The Company has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations, an income tax return should be prepared based on accounting income after adjusting for certain tax adjustments. As of December 31, 2006, in accordance with SFAS 5, the Company has accrued a liability of US$19 for unrecognized tax benefits which represent the estimated income tax expenses the Company would pay for the year ended December 31, 2006 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. The same amount of unrecognized tax uncertainty would be recognized by the Company in accordance with FIN 48. As of April 24, 2007, in accordance with FIN 48, the Company has accrued an additional liability of US$1 for unrecognized tax benefits which represent the estimated income tax expenses the Company would pay for the period from January 1, 2007 to April 24, 2007 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. The Company has US$19 of cumulative unrecognized tax benefits as of January 1, 2007.

A reconciliation of accrued unrecognized tax benefits is as follows;

US$

Balances as of January 1, 2007	19
Additions for tax position taken is current year	1

Balance as of April 24, 2007	20

As of April 24, 2007, the Company has recognized a provision of US$20 for unrecognized tax benefits, which represents the amount of unrecognized tax benefits that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

11.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the periods presented are as follows:

Name of Related Parties	Relationship with the Company

Zhejiang Huabang Electricity Power Company	A shareholder of the Company
Longjiang Hydroelectricity Company	Company controlled by a significant shareholder of the Company
Mr. Zhou Jianbin	A shareholder of the Company

(1) The Company had the following related party transactions during the periods presented:

		Period from
	Year Ended	January 1 to
	December 31, 2006	April 24, 2007
	US$	US$

Loan proceeds received from :
Mr. Zhou Jianbin	504	—
Longjiang Hydroelectricity Company	1,165	64

	1,669	64

Repayment of loans to:
Mr. Zhou Jianbin	504	—
Longjiang Hydroelectricity Company	1,518	193

	2,022	193

Interest associated with the borrowing from:
Mr. Zhou Jianbin	12	—
Longjiang Hydroelectricity Company	14	34

The loan borrowed from Mr. Zhou Jianbin was at an interest rate of 6.138%. The loan borrowed from Longjiang Hydroelectricity Company was at an interest rate of 12%. All loans from above related parties were unsecured.

		Period from
	Year Ended	January 1 to
	December 31, 2006	April 24, 2007
	US$	US$

Loan to:
Zhejiang Huabang Electricity Power Company	126	—
Collection from:
Zhejiang Huabang Electricity Power Company	63	—

The loan to Zhejiang Huabang Electricity Power Company for the purpose of funding of working capital was interest-free and unsecured.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

(2) The Company had the following related party balances:

December 31, 2006
US$

Amount due from related parties:
Zhejiang Huabang Electricity Power Company	64

64

Amount due to related parties:
Longjiang Hydroelectricity Company	922

922

12.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on 38.5% of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operates in for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were US$16 and US$6 for the year ended December 31, 2006 and the period from January 1, 2007 to April 24, 2007, respectively.

13.	COMMITMENTS AND CONTINGENCIES

(a)  Operating lease commitments

There were no significant operating lease expenses and or commitments for the year ended December 31, 2006.

There were no significant contingencies as of December 31, 2006.

(b)  Capital commitments

The capital commitments as at December 31, 2006 were approximately US$1,245, representing contracted but unpaid amounts for the technical upgrading and capacity increasing project in progress.

14.	CONCENTRATION OF RISKS

(a)  Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2006, substantially all of the company’s cash and cash equivalents were managed by financial institutions located in the PRC.

Accounts receivable is typically unsecured and derived from revenue earned from the Company’s single customer in the PRC. As of December 31, 2006, the Company has concentration of credit risk as the accounts receivable balance was due from a single customer. Due to the Company’s dependence on a single customer, any negative events or deterioration in financial strength with the customer or deterioration of relationship with the customer, may cause material loss to the Company and have a material adverse effect on the Company’s financial condition and results of operations.

Yunnan Huabang Electric Power Development Co., Ltd. (Predecessor)

Notes to the Financial Statements — (Continued)
(Amounts in thousands of U.S. Dollars (“US$”) or RMB (“RMB”))

(b)  Currency convertibility risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. Under Mainland China’s Foreign Exchange Currency Regulation and Administration, the Company is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

(c)  Foreign currency exchange rate risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against basket of certain foreign currencies. This change in policy has resulted in an approximately 3% and 6.5% appreciation of the RMB against the US$ in 2006 and 2007, respectively. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the US$.

Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position in US$.

(d)  Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC Government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC Government’s pursuit of economic reforms will be consistent or effective.

15.	SUBSEQUENT EVENT

On March 15, 2007, CHC entered into an equity transfer and capital injection agreement with the shareholders to acquire 100% of the equity interest of the Company for a consideration of RMB50,000 (US$6,469) as of April 25, 2007. The transaction of equity transfer was completed on April 25, 2007.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

We have audited the accompanying balance sheets of Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. (the “Company”) as of December 31, 2006 and 2007, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
September 26, 2008

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Balance Sheets as of December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		December 31,
	Notes	2006	2007
		RMB	RMB

ASSETS
Current Assets:
Cash and cash equivalents		260	108
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2006 and 2007	3	3,109	2,608
Amount due from related parties	10	8,250	8,356
Prepayments and other current assets		557	585

Total current assets		12,176	11,657

Non-current Assets:
Deferred tax asset	6	403	369
Property, plant and equipment, net	4	273,332	264,454

Total non-current assets		273,735	264,823

TOTAL ASSETS		285,911	276,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term loan	7	10,000	—
Amount due to related parties	10	4,539	10,226
Current portion of long-term loans	8	35,000	30,000
Accrued expenses and other current liabilities	5	9,911	5,477
Dividends payable	12	9,973	—
Tax payable		596	6,887

Total current liabilities		70,019	52,590

Non-current Liabilities:
Long-term loans	8	50,000	45,000

Total non-current liabilities		50,000	45,000

Total liabilities		120,019	97,590

Commitments and contingencies	11
Shareholders’ equity
Issued capital	1	140,470	140,470
Reserve fund	13	9,596	10,874
Retained earnings		15,826	27,546

Total shareholders’ equity		165,892	178,890

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		285,911	276,480

The accompanying notes are an integral part of these financial statements.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Statements of Operations for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		Years Ended December 31,
	Note	2006	2007
		RMB	RMB

Revenues		38,925	42,998
Cost of revenues		(13,204)	(12,174)

Gross profit		25,721	30,824

Operating expenses:
General and administrative expenses		(1,699)	(1,485)

Total operating expenses		(1,699)	(1,485)

Operating profit		24,022	29,339

Interest income		14	13
Interest expenses		(8,166)	(8,817)
Other income		—	67

Income before income tax expense		15,870	20,602

Income tax benefits (expenses)	6	85	(7,604)

Net income		15,955	12,998

The accompanying notes are an integral part of these financial statements.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Statements of Cash Flows for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

	Years Ended December 31,
	2006	2007

Cash flows from operating activities:
Net income	15,955	12,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	8,878	8,878
Deferred income tax	(84)	34
Changes in operating assets and liabilities:
Accounts receivable	1,345	501
Amount due from related parties	(373)	(106)
Prepaid expenses and other current assets	(505)	(28)
Accrued expenses and other current liabilities	2,053	(4,434)
Tax payable	210	6,291

Net cash provided by operating activities	27,479	24,134

Cash flows from financing activities:
Proceeds from related parties borrowings, net	—	5,687
Proceeds from short-term borrowings	10,000	—
Proceeds from long-term borrowings	—	25,000
Repayment of related parties borrowings, net	(7,514)	—
Repayment of short-term borrowings	(25,000)	(10,000)
Repayment of long-term borrowings	—	(35,000)
Cash paid for distribution of dividends	(5,027)	(9,973)

Net cash used in financing activities	(27,541)	(24,286)

Net decrease in cash and cash equivalents	(62)	(152)

Cash and cash equivalents at the beginning of the year	322	260

Cash and cash equivalents at the end of the year	260	108

Supplementary disclosure of cash flow information
Cash paid during the year for:
Income taxes paid	—	1,481
Interest paid	7,553	7,689

The accompanying notes are an integral part of these financial statements.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Statements of Changes in Shareholders’ Equity
for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

				Total
	Issued	Reserve	Retained	Shareholders’
	Capital	Fund	Earnings	Equity
	RMB	RMB	RMB	RMB

Balance at January 1, 2006	140,470	7,791	16,676	164,937

Net income	—	—	15,955	15,955
Appropriation to statutory reserve	—	1,805	(1,805)	—
Cash dividends declared	—	—	(15,000)	(15,000)

Balance at December 31, 2006	140,470	9,596	15,826	165,892

Net income	—	—	12,998	12,998
Appropriation to statutory reserve	—	1,278	(1,278)	—

Balance at December 31, 2007	140,470	10,874	27,546	178,890

The accompanying notes are an integral part of these financial statements.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. (“the Company”) was incorporated on August 26, 1998 under the laws of the People’s Republic of China (the “PRC” or “China”) with an initial issued capital of RMB11,000. The Company is located in the city of Lishui, Zhejiang province. Its registered capital was increased to RMB64,000 on November 1, 2002 and further increased to RMB140,470 on June 24, 2003. The Company was acquired by China Hydroelectric Corporation on January 31, 2008.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at December 31, 2007 was RMB40,933. As such, continued operations of the Company, is dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The company believes that the following factor would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On December 13, 2007, shareholders holding an aggregate 100% interests in the Company entered into an equity purchase and sale agreement with China Hydroelectric Corporation (“CHC”). On the acquisition date of January 31, 2008, the Company had short-term and long-term loans in the amount of RMB30,000 and RMB45,000, respectively. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

As a result, management believes it is appropriate to prepare these financial statement on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loan and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

(d)  Foreign currency

The Company determined its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statements of operations.

(e)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(f)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(g)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	45 years
Buildings	20–40 years
Machinery	10–25 years
Transportation equipment	10 years
Electronic equipment and others	8 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use. No interest costs were capitalized in 2007.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

(h)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(i)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statements of shareholders’ equity. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(j)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers. The Company is subject to withholding value-added tax (“VAT”) at the rate of 6% on the revenues earned in the PRC and business surcharges at the rate of 2% on the revenue for the purpose of funding workers’ training, advanced hydropower technology and testing equipment purchase. The Company has recognized revenues net of VAT and business surcharges in the statements of operations.

(k)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(l)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(m)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the years ended December 31, 2006 and 2007, the Company recognized no interest or penalties. The Company paid no interest or penalties relating to uncertain tax positions for the years ended December 31, 2006 and 2007.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, the Company applied SFAS No. 5, Accounting for Contingencies (“SFAS 5”), to assess and provide for potential income tax exposures. In accordance with SFAS 5, the company maintained reserves for tax contingencies based on estimates of the tax liability, interest and penalties that may result from such audits.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(n)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, geographic segments are not presented.

(o)  Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB deferred the effective date of SFAS 157 for non-financial assets and liabilities measured on a non-recurring basis for one year, to fiscal years beginning after November 15, 2008, with early adoption permitted. The Company does not expect SFAS 157 to have any material impact on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 159 to have any material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS 141(R) will have a significant effect on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its financial statements.

3.	ACCOUNTS RECEIVABLE

The Company’s trading terms with its customers are mainly on credit. The credit terms are generally within 30 days after the delivery of electricity. The Company does not offer extended payment terms and all

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

accounts receivable balances are non-interest-bearing. As of December 31, 2006 and 2007, substantially all of the accounts receivable balances were within credit terms.

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and its related accumulated depreciation as of December 31, 2006 and 2007 are as follows:

	December 31,
	2006	2007
	RMB	RMB

Dams and reservoirs	203,649	203,649
Buildings	57,307	57,307
Machinery	52,781	52,781
Transportation equipment	131	131
Electronic equipment and others	201	201
Less: Accumulated depreciation	(40,737)	(49,615)

Total	273,332	264,454

Depreciation expenses for the years ended December 31, 2006 and 2007 were RMB8,878 and RMB8,878, respectively, which were recorded as cost of revenues.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2006	2007
	RMB	RMB

Accrued interest expense	1,606	1,349
Accrued payroll and welfare payable	1,217	1,566
Accrued maintenance fees	5,906	—
Accrued water resource fees	390	1,413
Accrued business surcharges	137	495
Other liabilities	655	654

Total	9,911	5,477

6.	INCOME TAXES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company was generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. The Company, being an enterprise located in the Jingning Shezhu Ethnic Minority Group Self Administered County, was granted a tax holiday for a full exemption from enterprise income taxes from 2002 to 2006.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 29, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. Accordingly, the Company is subject to the statutory tax rate of 25% beginning 2008.

Income tax (benefits) expenses consist of:

	Years Ended December 31,
	2006	2007
	RMB	RMB

Deferred income tax	(85)	33
Current income tax expense	—	7,571

	(85)	7,604

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statements of operations is as follows:

	Years Ended December 31,
	2006	2007
	RMB	RMB

Taxation at PRC EIT statutory rate of 33%	5,237	6,799
Non-deductible expenses	297	687
Effect of tax holidays in the PRC	(5,619)	—
Impact from statutory tax rate change	—	118

Income tax (benefit) provision	(85)	7,604

Effective Tax Rate (%)	(1)	37

The applicable tax rate for deferred tax assets or liabilities recognized were 33% and 25% for 2006 and 2007, respectively due to the tax rate change enacted in March 2008 as mentioned above. The effect of the tax rate change has been included in the income tax provision for the year ended December 31, 2007.

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

	December 31,
	2006	2007
	RMB	RMB

Deferred tax asset — non-current
Depreciation	403	369

Total deferred tax asset — non-current	403	369

The Company has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations, an income tax return should be prepared based on accounting income after adjusting for certain tax adjustments. As of December 31, 2007, in accordance with FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, the Company has accrued a liability of RMB841 for unrecognized tax benefits which represent the estimated income tax expense the Company would pay for the year ended December 31, 2007

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. The Company has no cumulative unrecognized tax benefits as of January 1, 2007.

A reconciliation of accrued unrecognized tax benefits is as follows:

RMB

Balance as of January 1, 2007	—
Additions for tax position taken in current year	841

Balance as of December 31, 2007	841

As of December 31, 2007, the Group has recognized a provision of RMB841 for unrecognized tax benefits, which represents the amount of unrecognized tax benefits that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

7.	SHORT-TERM LOAN

The RMB10,000 short-term loan as of December 31, 2006 represents a bank loan obtained from Agricultural Bank of China for the purpose of repair and maintenance of the hydropower station, at an annual interest rate of 7.34%. The loan was guaranteed by the Company’s shareholder, Zhejiang Guangsha Hydropower Investment Co., Ltd.. It was fully repaid in 2007. The related interest expenses recognized in 2006 and 2007 were RMB135 and RMB477, respectively.

8.	LONG-TERM LOANS

The long-term loans outstanding as of December 31, 2006 and 2007 represent the RMB denominated bank loans obtained from the Agricultural Bank of China amounted to RMB85,000 and RMB75,000, respectively.

The long-term loans are guaranteed by Guangsha Construction Group Co., Ltd., a related party of the Company, and are due in 2006 through 2010. A loan which amounted to RMB25,000 are secured with the pledge of the property, plant and equipment of the Company as collateral. The variable interest rates on long-term loans reset each year based on prevailing market rates. During the years ended December 31, 2006 and 2007, the interest rates range from 7.22% to 8.07% and 7.22% to 8.50%, respectively. The related interest expenses recognized in 2006 and 2007 were RMB7,600 and RMB7,064, respectively.

Maturities of long-term loans for the five years succeeding December 31, 2007 are as follows:

December 31,
2007
RMB

2008	30,000
2009	20,000
2010	25,000

75,000

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

9.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on 39.2% of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operates in for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB211 and RMB328 for the years ended 2006 and 2007 respectively.

10.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company

Zhejiang Guangsha Stock Co., Ltd.	A shareholder of the Company
Zhejiang Guangsha Hydropower Investment Co., Ltd.	A shareholder of the Company
Zhejiang Guangning Hydroelectric Development Ltd.	Company controlled by a significant shareholder of the Company
Guangsha Construction Group Co., Ltd.	Ultimate shareholder of the Company

(1) The Company had the following significant related party transactions during the years presented:

	Years Ended December 31,
	2006	2007
	RMB	RMB

Repayment from / Loan from:
Zhejiang Guangsha Stock Co., Ltd.	2,777	17,500
Zhejiang Guangsha Hydropower Investment Co., Ltd.	35,500	67,049
Zhejiang Guangning Hydroelectric Development Ltd.	8,450	8

	46,727	84,557

Repayment to / Loan to:
Guangsha Construction Group Co., Ltd.	9,000	—
Zhejiang Guangsha Stock Co., Ltd.	—	25,856
Zhejiang Guangsha Hydropower Investment Co., Ltd.	34,300	61,650
Zhejiang Guangning Hydroelectric Development Ltd.	11,600	—

	54,900	87,506

The Company incurred charges of RMB240 and RMB205 in 2006 and 2007, respectively, for the general administration of the hydropower station allocated from Zhejiang Guangsha Hydropower Investment Ltd.

The remaining loans were short-term in nature and for the purpose of funding working capital among related entities.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(2) The Company had the following related party balances as of December 31, 2006 and 2007:

	December 31,
	2006	2007
	RMB	RMB

Amount due from related parties:
Zhejiang Guangning Hydroelectric Development Ltd.	8,250	—
Zhejiang Guangsha Stock Co., Ltd.	—	8,356

	8,250	8,356

Amount due to related parties:
Zhejiang Guangsha Hydropower Investment Co., Ltd.	4,539	10,226

	4,539	10,226

The amounts due from related parties were unsecured and had no due dates. The amounts due to related parties were unsecured and at an interest rate of 12% and had no due dates.

11.	COMMITMENTS AND CONTINGENCIES

There were no significant operating lease expenses and or commitments for the years ended December 31, 2006 and 2007.

There were no significant contingencies as of December 31, 2006 and December 31, 2007.

12.	DIVIDENDS PAYABLE

On December 12, 2006, the Company declared cash dividends of RMB15,000 for the year ended December 31, 2005. RMB5,027 of the dividends declared was paid in 2006, and the remaining RMB9,973 was paid in 2007.

13.	RESERVE FUND

According to the PRC Company Law, the statutory reserve funds are drawn according to 10% of the net profit. If the accumulated amount of statutory reserve funds is more than 50% of the registered capital of the Company, statutory reserve funds cannot be drawn, and part of the statutory reserve funds can be capitalized as the Company’s share capital. Such reserve remaining after the capitalization shall not be less than 25% of the registered capital of the Company.

Discretionary surplus reserves can be appropriated after the appropriation of statutory reserve funds was made by the Company. Discretionary surplus reserves can be used to offset the accumulated loss or converted into share capital.

14.	CONCENTRATION OF RISKS

(a)  Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2006 and 2007,

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

substantially all of the Company’s cash and cash equivalents were managed by financial institutions located in the PRC.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC. As of December 31, 2007, the Company has concentration of credit risk as the accounts receivable balance was due from a single customer. Due to the Company’s dependence on a single customer, any negative events or deterioration in financial strength with the customer or deterioration of relationship with the customer, may cause material loss to the Company and have a material adverse effect on the Company’s financial condition and results of operations.

(b)  Currency convertibility risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. Under PRC’s Foreign Exchange Currency Regulation and Administration, the Company is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

(c)  Foreign currency exchange rate risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 3% and 6.5% appreciation of the RMB against the US$ in 2006 and 2007, respectively. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the US$.

Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position in US$.

(d)  Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC Government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC Government’s pursuit of economic reforms will be consistent or effective.

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

15.	SUBSEQUENT EVENT

Acquisition by China Hydroelectric Corporation

On December 13, 2007, China Hydroelectric Corporation (“CHC”) entered into an equity transfer purchase agreement with Zhejiang Guangsha Stock Co., Ltd. and Zhejiang Guangsha Hydropower Investment Co., Ltd. to acquire 100% of the equity interest of the Company. The total consideration for the acquisition is RMB304,030 which comprises of a cash purchase price of RMB291,437 and a payment of RMB12,593 to the seller for assuming all of the liabilities of the Company upon consummation of the acquisition. The acquisition was completed and CHC took effective control of the Company on January 31, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Qingtian Wuliting Hydroelectric Development Co., Ltd.

We have audited the accompanying balance sheets of Qingtian Wuliting Hydroelectric Development Co., Ltd. (the “Company”) as of December 31, 2006 and 2007, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
September 26, 2008

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Balance Sheets as of December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		December 31,
	Notes	2006	2007
		RMB	RMB

ASSETS
Current Assets:
Cash and cash equivalents		365	185
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2006 and 2007	3	—	3,549
Amount due from related parties	8	22	—
Prepayments and other current assets		167	303

Total current assets		554	4,037

Non-current Assets:
Property, plant and equipment, net	4	393,946	426,916
Total non-current assets		393,946	426,916

TOTAL ASSETS		394,500	430,953

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable		7,510	7,218
Amount due to related parties	8	500	180
Current portion of long-term loans	7	6,000	25,000
Accrued expenses and other current liabilities	5	22,365	31,911
Tax payable		378	879

Total current liabilities		36,753	65,188

Non-current Liabilities:
Amount due to related parties	8	54,206	105,172
Long-term loans	7	224,000	199,000

Total non-current liabilities		278,206	304,172

Total liabilities		314,959	369,360

Commitments and contingencies	10
Shareholders’ equity
Share capital		80,000	80,000
Accumulated deficit		(459)	(18,407)

Total shareholders’ equity		79,541	61,593

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		394,500	430,953

The accompanying notes are an integral part of these financial statements.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Statements of Operations for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		Year Ended December 31,
	Notes	2006	2007
		RMB	RMB

Revenues		—	27,532
Cost of revenues		—	(15,244)

Gross profit		—	12,288

Operating expenses:
General and administrative expenses		(115)	(1,064)

Total operating expenses		(115)	(1,064)

Operating (loss) profit		(115)	11,224

Interest income		—	5
Interest expenses	7	—	(28,887)
Other expenses			(290)

Loss before income tax expenses		(115)	(17,948)

Income tax expenses	6	(208)	—

Net loss		(323)	(17,948)

The accompanying notes are an integral part of these financial statements.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Statements of Cash Flows for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

	Years Ended December 31,
	2006	2007
	RMB	RMB

Cash flows from operating activities:
Net loss	(323)	(17,948)
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property, plant and equipment	—	12,923
Changes in operating assets and liabilities:
Accounts receivable	—	(3,549)
Amount due from related parties	2,736	22
Prepaid expenses and other current assets	(47)	(136)
Accounts payable	—	(292)
Accrued expenses and other current liabilities	88	1,549
Amount due to related parties	(9,660)	6,319
Tax payable	304	501

Net cash provided by operating activities	(6,902)	(611)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(90,763)	(36,269)

Net cash used in investing activities	(90,763)	(36,269)

Cash flows from financing activities:
Proceeds from long-term loans with related parties	58,100	57,100
Proceeds from long-term bank loans	40,000	—
Repayment of long-term loans with related parties	(1,500)	(14,400)
Repayment of long-term bank loans	—	(6,000)

Net cash provided by financing activities	96,600	36,700

Net decrease in cash and cash equivalents	(1,065)	(180)

Cash and cash equivalents at the beginning of the year	1,430	365

Cash and cash equivalents at the end of the year	365	185

Supplementary disclosure of cash flow information
Interest paid	15,500	9,755

The accompanying notes are an integral part of these financial statements.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Statements of Changes in Shareholders’ Equity
for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

	Share		Total
	Capital	Accumulated Deficit	Shareholders’ Equity
	RMB	RMB	RMB

Balance at January 1, 2006	80,000	(136)	79,864

Net loss	—	(323)	(323)

Balance at December 31, 2006	80,000	(459)	79,541

Net loss	—	(17,948)	(17,948)

Balance at December 31, 2007	80,000	(18,407)	61,593

The accompanying notes are an integral part of these financial statements.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Qingtian Wuliting Hydroelectric Development Co., Ltd. (“the Company”) was incorporated on December 21, 2001 under the laws the People’s Republic of China (the “PRC” or “China”) with an initial registered capital of RMB80,000. The Company is located in the city of Lishui, Zhejiang province and was acquired by China Hydroelectric Corporation (“CHC”) on January 31, 2008.

The Company is principally engaged in the business of hydroelectricity generation. Prior to December 31, 2006, the Company was in the development stage.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at December 31, 2006 and 2007 was RMB36,199 and RMB61,151 respectively. As such, continued operations of the Company, is dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factor would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On December 13, 2007, shareholders holding an aggregate 100% interests in the Company entered into an equity purchase and sale agreement with CHC. On the acquisition date of January 31, 2008, the Company had short-term and long term loans in the amount of RMB22,000 and RMB199,000, respectively. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

As a result, management believes it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(d)  Foreign Currency

The Company determines its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standard (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statements of operations.

(e)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(f)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(g)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	45 years
Buildings	40 years
Machinery	20 years
Transportation equipment	10 years
Electronic equipment and others	8 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use. The total capitalized interest during the year ended December 31, 2006 and 2007 are RMB17,369 and RMB2,677 respectively.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(h)  Asset retirement obligations

SFAS No. 143, Accounting for Asset Retirement Obligations, requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The value of the liability is capitalized as part of the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the restoration of leased lands under land use rights granted by the local government to their original condition. Asset retirement obligations as of December 31, 2006 and 2007 were insignificant.

(i)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(j)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statements of shareholders’ equity. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(k)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers. The Company is subject to withholding value-added tax (“VAT”) at the rate of 6% on the revenues earned in the PRC. The Company has recognized revenues net of VAT in the statements of operations.

(l)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(m)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(n)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expenses is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the years ended December 31, 2006 and 2007, the Company recognized RMB nil and RMB25 interest related to unrecognized tax benefits, respectively. No penalties were recorded during the years ended December 31, 2006 and 2007. The Company paid no interest or penalties relating to uncertain tax positions for the years ended December 31, 2006 and 2007.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, the Company applied SFAS No. 5, Accounting for Contingencies (“SFAS 5”), to assess and provide for potential income tax exposures. In accordance with SFAS 5, the Company maintained reserves for tax contingencies, if any, based on estimates of the tax liability, interest and penalties that may result from such audits.

The company assessed and concluded that there were no unrecognized tax uncertainties for the year ended December 31, 2007.

(o)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

(p)  Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date”. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB deferred the effective date of SFAS 157 for non-financial assets and liabilities measured on a non-recurring basis for one year, to fiscal years beginning after November 15, 2008, with early adoption permitted. The Company does not expect SFAS 157 to have any material impact on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 159 to have any material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS 141(R) will have a significant effect on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its financial statements.

3.	ACCOUNTS RECEIVABLE

The Company’s trading terms with its customers are mainly on credit. The credit terms are generally within 30 days after the verification of delivery of electricity. The Company does not offer extended payment terms and all accounts receivable balances are non-interest-bearing. There was no accounts receivable balance as of December 31, 2006 as the Company had no operations during the year. As of December 31, 2007, substantially all of the accounts receivable balances were within credit terms.

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and its related accumulated depreciation as of December 31, 2006 and 2007 are as follows:

	December 31,	December 31,
	2006	2007
	RMB	RMB

Buildings	75,885	75,885
Dams and reservoirs	157,862	157,862
Machinery	128,946	178,566
Less: Accumulated depreciation	—	(12,923)

	362,693	399,390
Construction in progress	31,253	27,526

Total	393,946	426,916

Construction in progress of RMB362,693 was ready for its intended use and started depreciation on December 31, 2006. Depreciation expenses for the years ended December 31, 2006 and 2007 were nil and RMB12,923, respectively. Depreciation expenses have been recognized as cost of revenues for the year ended December 31, 2007.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,	December 31,
	2006	2007
	RMB	RMB

Retainage due to contractors	19,578	29,173
Accrued interest expense	—	882
Accrued payroll and welfare payable	563	756
Other liabilities	2,224	1,100

Total	22,365	31,911

Retainage due to contractors represents the portion of the payment due to a contractor that is withheld until final inspection and acceptance of the construction projects.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

6.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company is generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 29, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. Accordingly, the company is subject to the statutory tax rate of 25% beginning 2008.

Income tax expenses consist of:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Current income tax expense	208	—
Deferred income tax expense	—	—

	208	—

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statements of operations is as follows:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Taxation at PRC EIT statutory rates of 33%	(38)	(5,923)
Non-deductible expenses	246	4,653
Changes in valuation allowance	—	1,270

Income tax provision	208	—

Effective Tax Rate(%)	(181)	—

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Deferred tax assets — non-current
Net operating loss carry-forwards	—	1,203
Depreciation of property, plant and equipment	—	67

Total deferred tax assets — non-current	—	1,270
Valuation allowance	—	(1,270)

Net deferred tax assets — non-current	—	—

The Company records a valuation allowance on its deferred tax asset that is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. Future reversal of the valuation allowance will be recognized either when the benefit is realized or when it has been determined that it is more likely than not that the benefit in future earnings will be realized. As of December 31, 2007, the Company had RMB4,811 of net operating loss carry-forwards for income tax purposes that expire in year 2012.

The Company has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations, an income tax return should be prepared based on accounting income after adjusting for certain tax adjustments. As of December 31, 2006, in accordance with SFAS 5, the Company has accrued a liability of RMB208 for unrecognized tax benefits, all of which are income tax expenses that the Company would pay for the year ended December 31, 2006 should its income tax returns have been prepared in accordance with current PRC tax laws and regulations. The same amount of unrecognized tax benefits would be recognized by the Company in accordance with FIN 48. As of December 31, 2007, in accordance with FIN 48, the Company has accrued an additional liability of RMB 25 for unrecognized tax benefits which represent interest expenses the Company would pay for the year ended December 31, 2007 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations.

The Company has RMB 208 unrecognized tax benefits as of January 1, 2007.

A reconciliation of accrued unrecognized tax benefits is as follows:

RMB

Balance as of January 1, 2007	208
Additional liability in current year	25

Balance as of December 31, 2007	233

As of December 31, 2007, the Company has recognized a provision of RMB233 for unrecognized tax benefits, which represents the amount of unrecognized tax benefits that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

As of January 1, 2007 and December 31, 2007, interest of RMB208 and RMB233 related to unrecognized tax benefits was included in tax payable, respectively.

7.	LONG-TERM LOANS

The long-term loans outstanding as of December 31, 2006 and 2007 relate to RMB denominated bank loans obtained from the Agricultural Bank of China amounted to RMB230,000 and RMB224,000, respectively.

All of the long-term loans are guaranteed by Guangsha Construction Group Co., Ltd., a related party of the Company. The Company settled RMB6,000 of the long-term loans during the year ended December 31, 2007. The remaining outstanding long-term loans are due in 2008 through 2014. During the years ended December 31, 2006 and 2007, the interest rates on long-term loans ranged from 7.02% to 8.21% and 7.67% to 9.40%, respectively. Such interest rates are variable and subject to annual adjustment based on the Bank of China’s baseline lending rate.

Interest expenses of nil and RMB28,887 were recorded in the statements of operations during the years ended December 31, 2006 and 2007, respectively. In addition, interest incurred for the amount of RMB17,369 and RMB2,677 were recorded as capitalized interest included in the property, plant and equipment during the years ended December 31, 2006 and 2007, respectively.

Maturities of long-term loans for the five years succeeding December 31, 2007 are as follows:

December 31, 2007
RMB

2008	25,000
2009	29,000
2010	34,000
2011	35,000
2012	31,000
Thereafter	70,000

Total	224,000

8.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company

Zhejiang Guangsha Stock Co., Ltd.	A shareholder of the Company
Zhejiang Guangning Hydroelectric Development Ltd.	Controlled by a shareholder of the Company
Zhejiang Guangsha Hydropower Investment Co., Ltd.	Controlled by a shareholder of the Company
Zhejiang Guangsha Group	Company controlled by a significant shareholder of the Company

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(1) The Company had the following significant related party transactions during the years presented:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Loan proceeds received from :
Zhejiang Guangsha Hydropower Investment Co., Ltd.	56,100	53,100
Zhejiang Guangning Hydroelectric Development Ltd.	2,000	4,000

	58,100	57,100

	Year Ended December 31,
	2006	2007
	RMB	RMB

Repayment of long-term loans to:
Zhejiang Guangsha Hydropower Investment Co., Ltd.	—	9,900
Zhejiang Guangning Hydroelectric Development Ltd.	1,500	4,500

	1,500	14,400

The long-term loans with related parties were unsecured, at an interest rate of 12% and had no fixed terms of repayment.

In addition, the Company received and transferred operational funds with its related parties during the years presented. Net funds transfer activities are as follows.

	Year Ended December 31,
	2006	2007
	RMB	RMB

Net operational funds transfer from (to):
Zhejiang Guangning Hydroelectric Development Ltd.	1,500	—
Zhejiang Guangsha Hydropower Investment Co., Ltd.	(14,200)	(12,000)

	(12,700)	(12,000)

The Company transferred operational funds to a related party to finance its construction of a hydroelectric power plant. The operational funds transferred were repayable on demand.

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(2) The Company had the following related party balances as of December 31, 2006 and 2007:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Amount due from related parties:
Zhejiang Guangsha Beichuan Hydroelectric Exploiture Ltd.	22	—

	22	—

Amount due to related parties:
Zhejiang Guangsha Hydropower Investment Co., Ltd.	37,091	87,022
Guangsha Construction Group Co., Ltd.	4,155	4,154
Zhejiang Guangning Hydroelectric Development Ltd.	500	180
Zhejiang Guangsha Group	12,960	13,996

	54,706	105,352

All balances with the related parties as of December 31, 2006 and 2007, except for long-term loans balances, were unsecured, interest-free and have no fixed terms of repayment.

9.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on 39.2% of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operate in for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB88 and RMB180 for the years ended December 31, 2006 and 2007, respectively.

10.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

There were no significant operating lease expenses and or commitments for the years ended December 31, 2006 and 2007.

There were no significant contingencies as of December 31, 2006 and December 31, 2007.

11.	CONCENTRATION OF RISKS

(a)  Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2006 and 2007, substantially all of the Company’s cash and cash equivalents were managed by financial institutions located in the PRC.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC. As of December 31, 2007, the Company has concentration of credit risk as the accounts receivable balance was due from a single customer. Due to the Company’s dependence on a single customer, any negative

Qingtian Wuliting Hydroelectric Development Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

events or deterioration in financial strength with the customer or deterioration of relationship with the customer, may cause material loss to the Company and have a material adverse effect on the Company’s financial condition and results of operations.

(b)  Currency convertibility risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. Under PRC’s Foreign Exchange Currency Regulation and Administration, the Company is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

(c)  Foreign currency exchange rate risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 3% and 6.5% appreciation of the RMB against the US$ in 2006 and 2007, respectively. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the US$.

Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position in US$.

(d)  Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC Government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC Government’s pursuit of economic reforms will be consistent or effective.

12.	SUBSEQUENT EVENT

Acquisition by China Hydroelectric Corporation

On December 13, 2007, Guangsha Construction Group Co., Ltd. and Mr. Lu Chunliang (shareholders of the Company) entered into an equity transfer purchase agreement with China Hydroelectric Corporation (“CHC”). CHC acquired 100% of the equity interest of the Company with a total consideration of RMB348,140, which comprises of a cash purchase price of RMB206,880 and a payment of RMB141,260 to the seller for assuming all of the liabilities of the Company upon consummation of the acquisition. The acquisition was completed and CHC took effective control of the Company on January 31, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

We have audited the accompanying balance sheets of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (the “Company”) as of December 31, 2006 and 2007, and the related statements of operations, changes in cash flows and shareholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
October 31, 2008

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Balance Sheets as of December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		December 31,
	Notes	2006	2007
		RMB	RMB

ASSETS
Current assets:
Cash and cash equivalents		1,881	2,492
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2006 and 2007	3	3,733	2,798
Amounts due from related parties	10	20,559	38,887
Prepayments and other current assets		856	891

Total current assets		27,029	45,068

Non-current assets:
Amounts due from related parties	10	—	20,000
Deferred tax asset	6	9,566	6,873
Property, plant and equipment, net	4	262,973	246,955

Total non-current assets		272,539	273,828

TOTAL ASSETS		299,568	318,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Amounts due to related parties	10	48	131
Accounts payable		6,042	3,855
Short-term loans	7	55,000	30,000
Current portion of long-term loans	8	35,479	29,016
Accrued expenses and other current liabilities	5	6,503	6,050
Tax payable		663	3,022

Total current liabilities		103,735	72,074

Non-current Liabilities:
Long-term loans	8	176,550	225,828
Government grant	4	13,842	13,495

Total non-current liabilities		190,392	239,323

Total liabilities		294,127	311,397

Commitments and contingencies	11
Shareholders’ equity
Share capital	1	56,207	56,207
Accumulated deficit		(50,766)	(48,708)

Total shareholders’ equity		5,441	7,499

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		299,568	318,896

The accompanying notes are an integral part of these financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Statements of Operations for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		Year Ended December 31,
	Notes	2006	2007
		RMB	RMB

Revenues		55,561	52,029
Cost of revenues		(23,765)	(23,915)

Gross profit		31,796	28,114

Operating (expenses)/income:
General and administrative expenses		(6,122)	(6,748)
Gain on sale of property, plant and equipment		197	1,112

Total operating expenses		(5,925)	(5,636)

Operating profit		25,871	22,478

Interest income		71	24
Interest expenses		(18,817)	(19,626)
Foreign exchange gain		1,314	1,733
Interest income from related parties	10	1,114	2,240
Non operating income/(expenses)		128	(2)

Income before income tax expenses		9,681	6,847

Income tax expenses	6	(3,234)	(4,789)

Net income		6,447	2,058

The accompanying notes are an integral part of these financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Statements of Cash Flows for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

	For the Year Ended December 31,
	2006	2007
	RMB	RMB

Cash flows from operating activities:
Net income	6,447	2,058
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation of property, plant and equipment	17,555	17,636
Gain on disposal of property, plant and equipment	(197)	(1,112)
Deferred tax asset	3,234	2,693
Foreign exchange gain	(1,314)	(1,733)
Changes in operating assets and liabilities:
Government grant	(347)	(347)
Accounts receivable	(721)	935
Amounts due from related parties	122	(38,328)
Prepaid expenses and other current assets	(12)	(35)
Accounts payable	(1,043)	(2,187)
Amounts due to related parties	(153)	83
Accrued expenses and other current liabilities	1,257	(453)
Tax payable	44	2,359

Net cash provided by (used in) operating activities	24,872	(18,431)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(1,456)	(3,413)
Proceeds from sale of property, plant and equipment	250	2,907

Net cash used in investing activities	(1,206)	(506)

Cash flows from financing activities:
Proceeds from short-term loans	44,000	41,000
Proceeds from long-term loans	47,066	83,660
Repayment of short-term loans	(55,876)	(66,000)
Repayment of long-term loans	(63,237)	(39,112)

Net cash (used in) provided by financing activities	(28,047)	19,548

Net (decrease) increase in cash and cash equivalents	(4,381)	611

Cash and cash equivalents at the beginning of the year	6,262	1,881

Cash and cash equivalents at the end of the year	1,881	2,492

Supplementary disclosure of cash flow information
Cash paid during the year for:
Income taxes paid	—	—
Interest paid	18,513	20,451

The accompanying notes are an integral part of these financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Statements of Changes in Shareholders’ Equity for the Years Ended
December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

			Total
	Share	Accumulated	Shareholder’s
	Capital	Deficit	Equity
	RMB	RMB	RMB

Balance at December 31, 2005	56,207	(57,213)	(1,006)

Net income	—	6,447	6,447

Balance at December 31, 2006	56,207	(50,766)	5,441

Net income	—	2,058	2,058

Balance at December 31, 2007	56,207	(48,708)	7,499

The accompanying notes are an integral part of these financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. (“the Company”) was incorporated on January 5, 1994 under the Sino-foreign Co-operative Joint Venture Law of the People’s Republic of China (the “PRC” or “China”) with an initial issued capital of RMB75 million. Investment of RMB19 million from the foreign investor, Sunpower Asia Co., Ltd, was repatriated according to the Sino-foreign Co-operative Joint Venture Law of China in 2003. The Company is located in the city of Sanming, Fujian province.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at December 31, 2007 was RMB27,006. As such, continued operations of the Company, is dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factor would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On July 11, 2008, shareholders holding an aggregate 90% interests in the Company entered into an equity purchase and sale agreement with CHC. On the acquisition date of October 22, 2008, the Company had short-term and long-term loans. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

As a result, management believes it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loan and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(d)  Foreign currency

The Company determined its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statements of operations.

(e)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(f)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(g)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	45 years
Buildings	20–35 years
Machinery	8–30 years
Transportation equipment	6 years
Electronic equipment and others	5–8 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Interest costs qualifying for capitalization during the years ended December 31, 2006 and 2007 were insignificant.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(h)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(i)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statements of shareholders’ equity. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(j)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers. The Company is subject to withholding value-added tax (“VAT”) at the rate of 17% on the revenues earned in the PRC. VAT on revenues earned from the sale of electricity by the Company to its customers for the year ended December 31, 2006 and 2007 was RMB9,500, and RMB8,900, respectively. The Company has recognized revenues net of VAT in the statements of operations.

(k)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(l)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(m)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, the Company applied SFAS No. 5, Accounting for Contingencies (“SFAS 5”), to assess and provide for potential income tax exposures. In accordance with SFAS 5, the Company maintained reserves for tax contingencies, if any, based on estimates of the tax liability, interest and penalties that may result from such audits.

(n)  Government grant

Government grants are recognized where there is reasonable assurance that the attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the related costs. Where the grant relates to an asset

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

acquisition, it is recognized as deferred government grant and recognized as income in proportion to depreciation of the related assets. Grant income is recognized on a net basis as a reduction to cost of revenues in the accompanying statements of operations.

(o)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

(p)  Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB deferred the effective date of SFAS 157 for non-financial assets and liabilities measured on a non-recurring basis for one year, to fiscal years beginning after November 15, 2008, with early adoption permitted. The Company does not expect SFAS 157 to have any material impact on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 159 to have any material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS 141(R) will have a significant effect on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

3.	ACCOUNTS RECEIVABLE

The Company’s trading terms with its customer are on credit. The credit term is within 30 days after the delivery of electricity. The Company does not offer extended payment terms and all accounts receivable balances are non-interest-bearing. As of December 31, 2006 and 2007, all of the accounts receivable balances were within credit terms.

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and its related accumulated depreciation as of December 31, 2006 and 2007 are as follows:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Buildings	255,118	254,093
Machinery	153,250	154,130
Transportation equipment	1,756	2,159
Office equipment	2,873	3,002
Less: Accumulated depreciation	(150,149)	(167,111)
Construction in progress	125	682

Total	262,973	246,955

Depreciation expenses for the years ended December 31, 2006 and 2007 were RMB17,555 and RMB17,636, respectively, of which RMB16,862 and RMB16,912 were recorded as cost of revenues, respectively and RMB693 and RMB724 were recorded in general and administrative expenses, respectively.

The Company received RMB15,600 in a government grant for construction of hydroelectric assets. The government grant has been recognized as income over the periods necessary to match them on a systematic basis with the related costs which they are intended to compensate. The Company recognized RMB347 and RMB347 as a reduction to cost of revenues for the years ended December 31, 2006 and 2007, respectively. As of December 31, 2006 and 2007, the deferred government grant amounted to RMB13,842 and RMB13,495 respectively.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Accrued payroll and welfare payable	1,695	1,425
Accrued reservoir maintenance fund	1,324	1,330
Retainage due to contractors	1,193	1,882
Other liabilities	2,291	1,413

Total	6,503	6,050

Retainage due to contractors represents the portion of the payment due to a contractor that is withheld until final inspection and acceptance of the construction projects.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

6.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company is generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 28, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. The Company will subject to the 25% tax rate starting from 2008.

Income tax expenses consist of:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Current income tax expense	—	2,096
Deferred income tax expense	3,234	2,693

	3,234	4,789

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statements of operations is as follows:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Taxation at PRC EIT statutory rates of 33%	3,195	2,259
Non-deductible expenses	39	330
Impact from statutory tax rate change	—	2,200

Income tax provision	3,234	4,789

Effective Tax Rate (%)	33.4	70.0

The applicable tax rate for deferred tax assets or liabilities recognised were 33% and 25% for 2006 and 2007, respectively due to the tax rate change enacted in March 2007 as mentioned above. The effect of the tax rate change has been included in the income tax provision for the year ended December 31, 2007.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Deferred tax asset — non-current
Net operating loss carry-forwards	839	—
Deferred Revenue	4,568	3,373
Depreciation of property, plant and equipment	4,159	3,500

Total deferred tax asset — non-current	9,566	6,873

Valuation allowance	—	—

Net deferred tax asset — non-current	9,566	6,873

The Company records a valuation allowance on its deferred tax asset that is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. The Company did not record a valuation allowance as of December 31, 2006 and 2007 as it is probable that there will be sufficient taxable profit in future periods.

The Company has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations, an income tax return should be prepared based on accounting income after adjusting for certain tax adjustments. As of December 31, 2007, in accordance with FIN 48 Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, the Company has accrued a liability of RMB2,096, for unrecognized tax benefits which represent the estimated income tax expense the Company would pay for the year ended December 31, 2007 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. The Company has no cumulative unrecognized tax benefits as of January 1, 2007.

A reconciliation of accrued unrecognized tax benefits is as follows:

RMB

Balance as of January 1, 2007	—
Additions for tax position taken in current year	2,096

Balance as of December 31, 2007	2,096

As of December 31, 2007, the Company has recognized a provision of RMB2,096 for unrecognized tax benefits, which represents the amount of unrecognized tax benefits that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

During the years ended December 31, 2006 and 2007, the Company recognized no interest or penalties. The Company paid no interest or penalties relating to uncertain tax positions for the years ended December 31, 2006 and 2007.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

7.	SHORT-TERM LOANS

The short-term bank loans of RMB55,000 outstanding as of December 31, 2006 represents RMB denominated loans obtained by the Company from financial institutions for the purpose of business operating of the hydropower station and repayment of long- term bank loans. The short-term loans are secured by proceeds from future electricity sales and are guaranteed by the Company’s shareholder, Sanming Ruifeng Hydropower Investment Co., Ltd. The short-term loans bear a weighted average interest rate of 6.03% per annum.

The short-term loan of RMB30,000 as of December 31, 2007 represents a bank loan obtained from China Citic Bank, at an annual interest rate of 6.57%. The short term loan is secured by rights to receive proceeds from future electricity sales.

The related interest expenses recognized in the years ended December 31, 2006 and 2007 were RMB4,567 and RMB3,034, respectively.

8.	LONG-TERM LOANS

	Year Ended December 31,
	2006	2007

RMB dominated loans	174,000	233,661
USD dominated loans	38,029	21,183

	212,029	254,844
Current portion of long-term loans	(35,479)	(29,016)

	176,550	225,828

The long-term loans are secured with the pledge of the property and plant of the Company as collateral and guaranteed by the Company’s shareholder, Sanming Ruifeng Hydropower Investment Co., Ltd., and are due in 2009 through 2020.

The related interest expenses on long-term loans amounted to RMB14,242 and RMB16,568 for the years ended December 31, 2006 and 2007, respectively. The weighted average interest rate for the above long-term bank loans was 6.999% and 8.202% per annum in 2006 and 2007, respectively.

Maturities of long-term loans for the five years succeeding December 31, 2007 are as follows:

December 31,
2007
RMB

2008	29,016
2009	40,957
2010	10,000
2011	10,000
2012	10,000
Thereafter	154,871

254,844

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

9.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on 45% of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operates in for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB3,658 and RMB4,148 for the years ended December 31 2006 and 2007, respectively.

10.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company

Yong’an Ruifeng Hydroelectric Ltd.	A shareholder of the Company
Sanming Ruifeng Economic Technological Development Ltd.	An entity controlled by management of the Company

(1) The Company had the following significant related party transactions during the years presented:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Loans lent to:
Yong’an Ruifeng Hydroelectric Ltd.	—	33,400
Sanming Ruifeng Economic Technological Development Ltd.	9,200	4,700

	9,200	38,100

Repayment of loans from:
Yong’an Ruifeng Hydroelectric Ltd.	6,700	2,060
Sanming Ruifeng Economic Technological Development Ltd.	4,250	200

	10,950	2,260

Interest income from loans:
Yong’an Ruifeng Hydroelectric Ltd.	274	842
Sanming Ruifeng Economic Technological Development Ltd.	840	1,398

	1,114	2,240

Service provided by:
Sanming Ruifeng Economic Technological Development Ltd.	745	283

	745	283

The loans were for the purpose of funding working capital among related entities. Interest rates for Yong’an Ruifeng Hydroelectric Ltd. are between 6.12% and 7.83%. Interest rates for Sanming Ruifeng

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Economic Technological Development Ltd. are between 6.84% and 7.56%. The loans are unsecured and mature within one to five years.

Sanming Ruifeng Economic Technological Development Ltd. provided certain technological upgrading services related to the Company’s fixed assets.

(2) The Company had the following related party balances as of December 31, 2006 and 2007:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Amounts due from related parties — current:
Yong’an Ruifeng Hydroelectric Ltd.	20,129	12,613
Sanming Ruifeng Economic Technological Development Ltd.	430	26,274

	20,559	38,887

Amounts due from related parties — non-current
Yong’an Ruifeng Hydroelectric Ltd.	—	20,000

	—	20,000

Amounts due to related parties:
Sanming Ruifeng Economic Technological Development Ltd.	48	131

	48	131

All balances with the related parties as of December 31, 2006 and 2007, bear interest, are unsecured and mature within one to five years.

11.	COMMITMENTS AND CONTINGENCIES

There were no significant operating lease or capital commitments for the years ended December 31, 2006 and 2007.

There were no significant contingencies as of December 31, 2006 and December 31, 2007.

12.	CONCENTRATION OF RISKS

(a)  Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2006 and 2007, substantially all of the Company’s cash and cash equivalents were managed by financial institutions located in the PRC.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC. As of December 31, 2007, the Company has concentration of credit risk as the accounts receivable balance was due from a single customer. Due to the Company’s dependence on a single customer, any negative events or deterioration in financial strength with the customer or deterioration of relationship with the customer, may cause material loss to the Company and have a material adverse effect on the Company’s financial condition and results of operations.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(b)  Currency convertibility risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. Under PRC’s Foreign Exchange Currency Regulation and Administration, the Company is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

(c)  Foreign currency exchange rate risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 3% and 6.5% appreciation of the RMB against the US$ in 2006 and 2007, respectively. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the US$.

Any significant revaluation of RMB may affect the cash flows, revenues, earnings and financial position in US$.

(d)  Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC Government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC Government’s pursuit of economic reforms will be consistent or effective.

13.	SUBSEQUENT EVENT

On July 11, 2008, China Hydroelectric Corporation (“CHC”) entered into an equity transfer purchase agreement with Sanming Ruifeng Hydropower Investment Co., Ltd. (“Sanming Ruifeng”) and Yong’an Ruifeng Hydroelectric Ltd. (“Yong’an Ruifeng”) to acquire 65% of the equity interest of the Company. On the same day, CHC entered into a separate equity transfer purchase agreement with Sanming Ruifeng to acquire 25% of the equity interest of the Company through the acquisition of 100% of the equity interest of Sunpower Asia Limited, a wholly-owned subsidiary of Sanming Ruifeng. The total purchase price for the acquisition is RMB134,203 (US$19,638). Pursuant to the equity transfer purchase agreement, CHC will transfer RMB104,917 (US$15,400) cash into the Company as a capital injection. Pursuant to a supplemental agreement, Sanming Ruifeng and Yong’an Ruifeng are entitled to receive the RMB59,158 (US$8,656) current assets, including cash and cash equivalents, accounts receivable and amounts due from related parties, of the Company as of the acquisition date from CHC. The acquisition was completed and CHC took effective control of the Company on October 22, 2008.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Unaudited Interim Condensed Balance Sheet as of September 30, 2008
(Amounts in thousands of Renminbi (“RMB”))

		December 31,	September 30,
	Notes	2007	2008
		RMB	RMB
			Unaudited

ASSETS
Current assets:
Cash and cash equivalents		2,492	7,342
Accounts receivable (net of allowance for doubtful accounts of nil as of December 31, 2007 and September 30, 2008)		2,798	4,242
Amounts due from related parties	6	38,887	30,781
Deferred tax assets-current		—	134
Prepayments and other current assets		891	1,337

Total current assets		45,068	43,836

Non-current assets:
Amounts due from related parties	6	20,000	20,000
Deferred tax assets-non current		6,873	7,595
Property, plant and equipment, net		246,955	231,610

Total non-current assets		273,828	259,205

TOTAL ASSETS		318,896	303,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		3,855	4,166
Short-term loans	3	30,000	20,000
Amounts due to related parties	6	131	131
Current portion of long-term loans	4	29,016	48,335
Accrued expenses and other current liabilities		6,050	9,597
Tax payable		3,022	5,785

Total current liabilities		72,074	88,014

Non-current liabilities:
Long-term loans	4	225,828	188,308
Government grant	5	13,495	14,708

Total non-current liabilities		239,323	203,016

Total liabilities		311,397	291,030

Commitments and contingencies	7
Shareholders’ equity
Share capital		56,207	56,207
Accumulated deficit		(48,708)	(44,196)

Total shareholders’ equity		7,499	12,011

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		318,896	303,041

The accompanying notes are an integral part of these financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statements of Operations
for the Nine Months Ended September 30, 2007 and 2008
(Amounts in thousands of Renminbi (“RMB”))

		For Nine Months Ended
		September 30,
	Note	2007	2008
		RMB	RMB
		Unaudited	Unaudited

Revenues		45,551	40,780
Cost of revenues		(17,904)	(20,061)

Gross profit		27,647	20,719

Operating expenses:
General and administrative expenses		(4,954)	(5,282)
Gain on disposal of property, plant and equipment		20	2,168

Total operating expenses		(4,934)	(3,114)

Operating income		22,713	17,605

Interest income		20	14
Interest expenses		(14,499)	(15,674)
Foreign exchange gain		1,082	1,416
Interest income from related parties		1,321	2,801
Non-operating expenses		(5)	(25)

Income before income tax expenses		10,632	6,137

Income tax expenses	8	(7,443)	(1,625)

Net income		3,189	4,512

The accompanying notes are an integral part of these financial statements

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statements of Cash Flows
for the Nine Months Ended September 30, 2007 and 2008
(Amounts in thousands of Renminbi (“RMB”))

	For the Nine Months Ended
	September 30
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Cash flows (used in) provided by operating activities	(8,234)	29,239
Cash flows (used in) provided by investing activities	(2,135)	2,401
Cash flows provided by (used in) financing activities	22,157	(26,790)

Net increase in cash and cash equivalents	11,788	4,850

Cash and cash equivalents at the beginning of the period	1,881	2,492

Cash and cash equivalents at the end of the period	13,669	7,342

The accompanying notes are an integral part of these financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statements of Changes in Shareholders’ Equity
for the Nine Months Ended September 30, 2007 and 2008
(Amounts in thousands of Renminbi (“RMB”))

			Total
	Share	Accumulated	Shareholders’
	Capital	Deficit	Equity
	RMB	RMB	RMB

Balance at January 1, 2007	56,207	(50,766)	5,441

Net income	—	3,189	3,189

Balance at September 30, 2007	56,207	(47,577)	8,630

Balance at January 1, 2008	56,207	(48,708)	7,499

Net income	—	4,512	4,512

Balance at September 30, 2008	56,207	(44,196)	12,011

The accompanying notes are an integral part of these financial statements.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd (“the Company”) was incorporated on January 5, 1994 under the Sino-foreign Co-operative Joint Venture Law of People’s Republic of China (the “PRC” or “China”) with an initial issued capital of RMB75,000. Investment of RMB19,000 from a foreign investor, Sunpower Asia Co., Ltd. was repatriated according to the Sino-foreign Co-operative Joint Venture Law of China in 2003. The Company is located in the city of Sanming, Fujian province.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used for the preparation of unaudited interim condensed financial statements as of September 30, 2008 and for the nine months ended September 30, 2007 and 2008 are consistent with those set out in the financial statements as of and for the years ended December 31, 2006 and 2007.

(a)  Basis of presentation

The accompanying unaudited condensed interim financial statements of the Company were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

These unaudited interim condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended December 31, 2006 and 2007.

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at September 30, 2008 was RMB44,178. As such, continued operations of the Company, is dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factor would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On July 11, 2008, shareholders holding an aggregate 90% interests in the Company entered into an equity purchase and sale agreement with CHC. On the acquisition date of October 22, 2008, the Company had short-term and long-term loans in the amount of RMB20,000 and RMB225,098, respectively. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

As a result, management believes it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loan and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

(d)  Foreign currency

The Company determined its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statements of operations.

(e)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(f)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(g)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	45 years
Buildings	20-35 years
Machinery	8-30 years
Transportation equipment	6 years
Electronic equipment and others	5-8 years

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Interest costs qualifying for capitalization during the nine months ended September 30, 2007 and 2008 were nil and RMB70K, respectively.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

(h)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(i)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statements of shareholders’ equity. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(j)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers. The Company is subject to withholding value-added tax (“VAT”) at the rate of 17% on the revenues earned in the PRC. VAT on revenues earned from the sale of electricity by the Company to its

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

customers for the nine months ended September 30, 2007 and 2008 was RMB7,743 and RMB6,933, respectively. The Company has recognized revenues net of VAT in the statements of operations.

(k)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(l)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term, (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(m)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Income taxes related to ordinary income for interim periods are computed at an estimated annual effective tax rate and the income taxes related to all other items are individually computed and recognized when the items occur. The estimated effective tax rate is used in providing for income taxes on a current year-to-date basis.

(n)  Government grant

Government grants are recognized where there is reasonable assurance that the attaching conditions will be complied with. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the related costs. Where the grant relates to an asset acquisition, it is recognized as deferred government grant and recognized as income in proportion to depreciation of the related assets. Grant income is recognized on a net basis as a reduction to cost of revenues in the accompanying statements of operations.

(o)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

3.	SHORT-TERM LOANS

In September, 2008, the Company obtained two new short-term loans with a total amount of RMB20,000 from CITIC Bank. There short-term loans were denominated in RMB, had terms of six months and carried an interest rate of 7.452% and 7.884% per annum. The Company fully settled the existing short-term loans of RMB30,000 that became due during the nine months ended September 30, 2008.

4.	LONG-TERM LOANS

	December 31,	September 30,
	2007	2008
	RMB	RMB
		Unaudited

RMB dominated loans	233,661	216,870
USD dominated loans	21,183	19,773

	254,844	236,643
Current portion of long-term loans	(29,016)	(48,335)

	225,828	188,308

The long-term loans as of December 31, 2007 and September 30, 2008 were secured with the pledge of the property and plant of the Company as collateral and guaranteed by the Company’s shareholder, Sanming Ruifeng Hydropower Investment Co., Ltd.. These long-term loans are due in 2009 through 2020.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Maturities of long-term loans for the five years succeeding September 30, 2008 are as follows:

September 30,
2008
RMB
Unaudited

From October 1, 2008 to December 31, 2008	11,545
2009	49,017
2010	18,790
2011	18,790
2012	18,790
Thereafter	119,711

236,643

5.	GOVERNMENT GRANT

During the nine months ended September 30, 2008, the Company received RMB1,500 in a government grant for construction of hydroelectric assets. The government grant has been recognized as income over the periods necessary to match it on a systematic basis with the related costs which it is intended to compensate. The Company recognized RMB260 and RMB288 as a reduction to cost of revenues for the periods ended September 30, 2007 and 2008, respectively. As of September 30, 2008, the deferred government grant amounted to RMB14,708.

6.	RELATED PARTY TRANSACTIONS

(1) The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company

Yong’an Ruifeng Hydroelectric Ltd.	A shareholder of the Company
Sanming Ruifeng Economic Technological Development Ltd.	An entity controlled by management of the Company

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

The Company had the following significant related party transactions during the periods presented:

	For the Nine Months
	Ended September 30
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Loans lent to:
Yong’an Ruifeng Hydroelectric Ltd.	23,300	—
Sanming Ruifeng Economic Technological Development Ltd.	3,500	13,500

	26,800	13,500

Repayment of loans lent to:
Yong’an Ruifeng Hydroelectric Ltd.	1,759	6,400
Sanming Ruifeng Economic Technological Development Ltd.	200	18,100

	1,959	24,500

Interest income from loans:
Yong’an Ruifeng Hydroelectric Ltd.	324	1,732
Sanming Ruifeng Economic Technological Development Ltd.	995	1,069

	1,319	2,801

Service provided by :
Sanming Ruifeng Economic Technological Development Ltd.	212	1,742

	212	1,742

The loans were for the purpose of funding working capital among related entities. The loans to related entities are unsecured and mature within one year to five years. Interest rates for the loan lent to Yong’an Ruifeng Hydroelectric Ltd are between 6.12% and 7.83%. Interest rates for the loan lent to Sanming Ruifeng Economic Technological Development Ltd are between 6.84% and 7.56%.

Sanming Ruifeng Economic Technological Development Ltd. provided certain technological upgrading services related to the Company’s fixed assets.

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(2) The Company had the following related party balances as of December 31, 2007 and September 30, 2008:

	December 31,	September 30,
	2007	2008
	RMB	RMB
		Unaudited

Amounts due from related parties -current:
Yong’an Ruifeng Hydroelectric Ltd.	12,613	7,944
Sanming Ruifeng Economic Technological Development Ltd.	26,274	22,837

	38,887	30,781

Amounts due from related parties -non-current:
Yong’an Ruifeng Hydroelectric Ltd.	20,000	20,000

	20,000	20,000

Amounts due to related parties:
Sanming Ruifeng Economic Technological Development Ltd.	131	131

	131	131

(3) Guarantee provided to related parties

In January 2008, the Company guaranteed a RMB4,500 loan arrangement of Sanming Ruifeng Economic Technological Development Ltd., a related party, for the period from January 31, 2008 to January 30, 2009.

In January 2008, the Company guaranteed an amount of RMB4,800 associated with a credit facility arrangement of Yong’an Ruifeng Hydroelectric Ltd., a related party, for the period from January 4, 2008 to January 3, 2009.

In March 2008, the Company guaranteed a RMB2,000 credit facility arrangement of Yong’an Ruifeng Hydroelectric Ltd., a related party for the period from March 13, 2008 to March 12, 2009.

The guarantee obligations expired upon maturity of the loan and credit facility arrangements in January and March 2009.

The fair value of the guarantee obligations as of September 30, 2008 was insignificant.

7.	COMMITMENTS AND CONTINGENCIES

There were no significant operating lease or capital commitments as of September 30, 2008.

There were no significant contingencies as of September 30, 2008.

8.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company is generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 28, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

tax law for domestic-invested and foreign invested enterprise at 25%. The Company is subject to the 25% tax rate starting from 2008.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement using a probability weighted approach. The Company has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations, an income tax return should be prepared based on accounting income after adjusting for certain tax adjustments. As of September 30, 2008, in accordance with FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, the Company has recognized an additional income tax provision of RMB2,481 for unrecognized tax benefits which represent the estimated income tax expense the Company would pay for the nine months ended September 30, 2008 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations. The Company has RMB2,096 cumulative unrecognized tax benefits as of January 1, 2008.

As of September 30, 2008, the Company has recognized a provision of RMB4,577 for unrecognized tax benefits, which represents the amount of unrecognized tax benefits that would impact the effective tax rate if recognized. It is possible that the amount of unrecognized tax benefits will change in the next 12 months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

During the nine months ended September, 2007 and 2008, the Company recognized nil and RMB128, respectively, in interest or penalties. The Company paid no interest and penalties relating to uncertain tax positions for the periods ended September 30, 2007 and 2008.

9.	SUBSEQUENT EVENT

On July 11, 2008, China Hydroelectric Corporation (“CHC”) entered into an equity transfer purchase agreement with Sanming Ruifeng Hydropower Investment Co., Ltd. (“Sanming Ruifeng”) and Yong’an Ruifeng Hydroelectric Ltd. (“Yong’an Ruifeng”) to acquire 65% of the equity interest of the Company. On the same day, CHC entered into a separate equity transfer purchase agreement with Sanming Ruifeng to acquire 25% of the equity interest of the Company through the acquisition of 100% of the equity interest of Sunpower Asia Limited, a wholly-owned subsidiary of Sanming Ruifeng. The total purchase price for the acquisition is RMB134,203 (US$19,638). Pursuant to the equity transfer purchase agreement, CHC transferred RMB21,193 (US$3,100) cash into the Company as a capital injection on March 5, 2009, and will transfer an additional RMB83,724 (US$12,300) cash into the Company as a capital injection in 2010 to finance its future operations after the acquisition by CHC. Pursuant to a supplemental agreement, Sanming Ruifeng and Yong’an Ruifeng are entitled to receive the RMB59,158 (US$8,656) current assets, including cash and cash equivalents, accounts receivable and amounts due from related parties, of the Company as of the acquisition date from CHC. The acquisition was completed and CHC took effective control of the Company on October 22, 2008. On January 30, 2009, Sanming Ruifeng agreed to forego RMB7,000 (US$1,024) of the current assets that Sanming Ruifeng is entitled to receive from CHC.

On January 30, 2009, China Hydroelectric Corporation (Hong Kong) Limited (“CHC HK”) , a wholly owned subsidiary of CHC located in Hong Kong, entered into an equity transfer purchase agreement with Sanming Ruifeng Economic Technological Development Ltd., a related party of Sanming Ruifeng, to acquire the remaining 10% equity interest of the Company. The purchase price for the acquisition is approximately RMB17,000 (US$2,488). CHC HK completed the acquisition on March 17, 2009.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Pingnan County Wangkeng Hydroelectric Co., Ltd.

We have audited the accompanying balance sheets of Pingnan County Wangkeng Hydroelectric Co., Ltd. (the “Company”) as of December 31, 2006 and 2007, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
October 31, 2008

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Balance Sheets as of December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		December 31,
	Notes	2006	2007
		RMB	RMB

ASSETS
Current Assets:
Cash and cash equivalents		14,919	657
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2006 and 2007	3	1,271	1,260
Amounts due from a related party	9	—	1,000
Advance to suppliers		875	2,180
Other receivables		1,241	1,330
Prepayments and other current assets		2,645	1,763

Total current assets		20,951	8,190

Non-current Assets:
Property, plant and equipment, net	4	216,646	213,603

Total non-current assets		216,646	213,603

TOTAL ASSETS		237,597	221,793

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable		2,679	5,687
Amounts due to related parties	9	51,540	26,900
Short-term loan	7	—	22,000
Current portion of long-term loans	8	19,000	20,000
Accrued expenses and other current liabilities	5	1,471	1,888

Total current liabilities		74,690	76,475

Non-current Liabilities:
Long-term loans	8	123,000	103,000
Deferred tax liabilities	6	2,480	2,676

Total non-current liabilities		125,480	105,676

Total liabilities		200,170	182,151

Commitments and contingencies	11
Shareholders’ equity
Share capital	1	18,000	18,000
Additional paid-in capital		—	69
Reserve fund	12	1,943	2,157
Retained earnings		17,484	19,416

Total shareholders’ equity		37,427	39,642

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		237,597	221,793

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Statements of Operations for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		Year Ended December 31,
	Notes	2006	2007
		RMB	RMB

Revenues		40,242	31,475
Cost of revenues		(14,004)	(13,897)

Gross profit		26,238	17,578

Operating expenses:
General and administrative expenses		(3,868)	(4,355)

Total operating expenses		(3,868)	(4,355)

Operating profit		22,370	13,223

Interest income		233	34
Interest expenses	8	(9,664)	(10,758)
Gain on the disposal of investment in equity investee		1,033	—
Non-operating expenses		(1,178)	(156)

Income before income tax expenses		12,794	2,343

Income tax expenses	6	(1,052)	(197)

Net income		11,742	2,146

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Statements of Cash Flows for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

	Year Ended December 31,
	2006	2007
	RMB	RMB

Cash flows from operating activities:
Net income	11,742	2,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	7,412	7,660
Changes in deferred tax	1,052	197
Gain on the disposal of long-term investment in equity investee	(1,030)	—
Changes in operating assets and liabilities:
Accounts receivable	1,151	11
Accounts payable	(8,367)	3,007
Amounts due to related parties	(860)	(500)
Prepayments and other current assets	(2,660)	(513)
Accrued expenses and other current liabilities	(2,112)	486

Net cash provided by operating activities	6,328	12,494

Cash flows from investing activities:
Acquisition of property, plant and equipment	(5,301)	(4,616)
Proceeds from disposal of trading securities	90	—
Acquisition of long-term investment in equity investee	(2,475)	—
Disposal of long-term investment in equity investee	8,305	—

Net cash used in investing activities	619	(4,616)

Cash flows from financing activities:
Proceeds from short-term loans	600	22,000
Repayment of short-term loans	(2,300)	—
Proceeds from long-term loans	40,000	—
Repayment of long-term loans	(18,000)	(19,000)
Proceeds from related parties borrowings	—	6,550
Repayment of related parties borrowings	(12,760)	(31,690)

Net cash provided by (used in) financing activities	7,540	(22,140)

Net increase (decrease) in cash and cash equivalents	14,487	(14,262)

Cash and cash equivalents at the beginning of the year	432	14,919

Cash and cash equivalents at the end of the year	14,919	657

Supplementary disclosure of cash flow information
Interest paid	(9,664)	(10,758)

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		Additional			Total
	Share	Paid-in	Reserve	Retained	Shareholders’
	Capital	Capital	Fund	Earnings	Equity
	RMB		RMB	RMB	RMB

Balance at January 1, 2006	18,000	—	768	6,917	25,685

Net income	—	—	—	11,742	11,742
Appropriation to statutory reserve		—	1,175	(1,175)	—

Balance at December 31, 2006	18,000	—	1,943	17,484	37,427

Net income	—	—	—	2,146	2,146
Appropriation to statutory reserve		—	214	(214)	—
Compensation expenses related to interest-free loans to related parties	—	69	—	—	69

Balance at December 31, 2007	18,000	69	2,157	19,416	39,642

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Pingnan County Wangkeng Hydroelectric Co., Ltd. (“the Company”) was incorporated on April 26, 2002 under the laws of the People’s Republic of China (the “PRC” or “China”) with an initial registered capital of RMB18,000. The Company is located in the Pingnan County, Ningde City, Fujian province and was acquired by China Hydroelectric Corporation (“CHC”) on October 21, 2008.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with the United States generally accepted accounting principles (“U.S. GAAP”).

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at December 31, 2007 was RMB68,285. As such, continued operations of the Company are dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factors would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On August 20, 2008, certain shareholders of the Company agreed to forego short-term loans in the amount of RMB22,800 owed by the Company to these shareholders and restructured the balance as capital contribution into equity.

On August 9, 2008, shareholders holding an aggregate 90% interests in the Company entered into an equity purchase and sale agreement with CHC. On the acquisition date of October 21, 2008, the Company had short-term and long-term loans in the amount of RMB22,000 and RMB123,000, respectively. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

As a result, management believes it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loan and long-term loans. The carrying values of

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

(d)  Foreign Currency

The Company determines its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standard (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statements of operations.

(e)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(f)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(g)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	45 years
Buildings	10–42 years
Machinery	3–18 years
Transportation equipment	2–10 years
Electronic equipment and others	3–8 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. No interest costs were qualified for capitalization in 2006 and 2007.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

(h)  Asset retirement obligations

SFAS No. 143, Accounting for Asset Retirement Obligations, requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The value of the liability is capitalized as part of the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the restoration of leased lands under land use rights granted by the local government to their original condition. Asset retirement obligations as of December 31, 2006 and 2007 were insignificant.

(i)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(j)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statements of shareholders’ equity. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(k)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers. The Company is subject to withholding value-added tax (“VAT”) at the rate of 17% on the revenues earned in the PRC. The Company has recognized revenues net of VAT of RMB6,841 and RMB5,351 in 2006 and 2007, respectively, in the statements of operations.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(l)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(m)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(n)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the years ended December 31, 2006 and 2007, the Company recognized no interest or penalties relating to uncertain tax positions. The Company paid no interest or penalties relating to uncertain tax positions for the years ended December 31, 2006 and 2007.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, the Company applied SFAS No. 5, Accounting for Contingencies (“SFAS 5”), to assess and provide for potential income tax exposures. In accordance with SFAS 5, the Company maintained reserves for tax contingencies, if any, based on estimates of the tax liability, interest and penalties that may result from such audits. The Company assessed and concluded that there was no unrecognized tax uncertainties in any of the years presented.

Income taxes related to ordinary income for interim periods are computed at an estimated annual effective tax rate and the income taxes related to all other items are individually computed and recognized when the items occur. The estimated effective tax rate is used in providing for income taxes on a current year-to-date basis.

(o)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

(p)  Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date.” SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB deferred the effective date of SFAS 157 for non-financial assets and liabilities measured on a non-recurring basis for one year, to fiscal years beginning after November 15, 2008, with early adoption permitted. The Company does not expect SFAS 157 to have any material impact on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 159 to have any material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating whether the adoption of SFAS 141(R) will have a significant effect on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its financial statements.

3.	ACCOUNTS RECEIVABLE

The Company’s trading terms with its customers are mainly on credit. The credit terms are generally within 30 days after the verification of delivery of electricity. The Company does not offer extended payment terms and all accounts receivable balances are non-interest-bearing. As of December 31, 2006 and 2007, substantially all of the accounts receivable balances were within credit terms.

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and its related accumulated depreciation as of December 31, 2006 and 2007 are as follows:

	December 31,
	2006	2007
	RMB	RMB

Dams and reservoirs	114,493	114,493
Buildings	87,986	89,796
Machinery	31,858	32,051
Transportation equipment	927	1,117
Office equipment	452	522
Less: Accumulated depreciation	(19,070)	(26,730)

	216,646	211,249
Construction in progress	—	2,354

Total	216,646	213,603

Depreciation expenses for the years ended December 31, 2006 and 2007 were RMB7,412 and RMB7,660, respectively. Depreciation expenses have been recognized as cost of revenues for the years ended December 31, 2006 and 2007.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2006	2007
	RMB	RMB

Payroll payable	881	1,143
Other taxes payable	520	593
Other payable	70	152

Total	1,471	1,888

6.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company is generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. The Company, being an entity located in the underdeveloped area, was entitled to a full exemption from EIT for the period from 2005 to 2007.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 29, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. Accordingly, the company is subject to the statutory tax rate of 25% beginning 2008.

Income tax expenses consist of:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Current income tax expense	—	—
Deferred income tax expense	1,052	197

	1,052	197

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statements of operations is as follows:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Taxation at PRC EIT statutory rates of 33%	4,222	773
Non-deductible expenses	496	342
Impact from statutory tax rate change	—	(856)
Effect of tax holidays in the PRC	(3,666)	(62)

Income tax provision	1,052	197

Effective Tax Rate (%)	8.2	8.4

The applicable tax rate for deferred tax assets or liabilities recognized were 33% and 25% for 2006 and 2007, respectively due to the tax rate change enacted in March 2007 as mentioned above. The effect of the tax rate change has been included in the income tax provision for the year ended December 31, 2007.

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2006	2007
	RMB	RMB

Deferred tax assets — non-current
Pre-operation expenses	301	151
Deferred tax liabilities — non-current
Depreciation of property, plant and equipment	(2,781)	(2,827)

Net deferred tax liabilities — non-current	(2,480)	(2,676)

7.	SHORT-TERM LOAN

The short-term loan of RMB22,000 outstanding as of December 31, 2007 represents a RMB denominated loan obtained from the Agricultural Bank of China on August 17, 2007. The loan is secured by the property, plant and equipment of the Company, with an interest rate of 7.866% per annum and due on August 16, 2008.

8.	LONG-TERM LOANS

The long-term loans outstanding as of December 31, 2006 relate to RMB denominated bank loans of RMB83,000 and RMB59,000 obtained from the Agricultural Bank of China and the Industrial and Commercial Bank of China, respectively. The long-term loans outstanding as of December 31, 2007 relate to RMB denominated bank loans of RMB66,000 and RMB57,000 obtained from the Agricultural Bank of China and the Industrial and Commercial Bank of China, respectively.

The Company settled RMB18,000 and RMB19,000 of the long-term loans during the years ended December 31, 2006 and 2007, respectively. The remaining outstanding long-term loans are due in 2008 through 2014. The interest rates on long-term loans as of December 31, 2006 and 2007 ranged from 6.39% to

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

6.84% and 7.11% to 7.83%, respectively. Such interest rates are variable and subject to annual adjustment based on the Bank of China’s baseline lending rate.

The Company has recognized interest expenses of approximately RMB9,660 and RMB10,760 for the years ended December 31, 2006 and 2007, respectively.

Maturities of long-term loans for the five years succeeding December 31, 2007 are as follows:

December 31,
2007
RMB

2008	20,000
2009	21,000
2010	22,000
2011	14,000
2012	13,000
Thereafter	33,000

123,000

9.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company

Sanming City Chenyang Hydropower Co., Ltd.	A shareholder of the Company
Sanming City Fufeng Industrial Co., Ltd.	A shareholder of the Company
Sanming Yuantai Hydroelectric Co., Ltd.	A shareholder of the Company
Sanming Shunxi Hydroelectric Co., Ltd.	Company controlled by a shareholder of the Company
Sanming Anhe Travel Agent Company	Company controlled by a shareholder of the Company
Fujian Dachuang Rock Products Co., Ltd.	Company controlled by a shareholder of the Company
Fujian Dachuang Hydroelectric Group, Ltd.	Company controlled by a shareholder of the Company
Fujian Tianrun Infrastructure Co., Ltd.	A shareholder of the Company
Fujian Taige Investment Co., Ltd.	A shareholder of the Company
Chen Licai	A shareholder of the Company
Sun Xiaodong	A shareholder of the Company
Xie Fangwu	A shareholder of the Company
Zhang Rongbin	A shareholder of the Company
Ye Changhe	A shareholder of the Company

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(1) The Company had the following related party transactions during the years presented:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Short-term loans lent to:
Sanming Anhe Travel Agent Company	—	2,850
Sanming City Chenyang Hydropower Co., Ltd.	—	2,000
Xie Fangwu	—	300

	—	5,150

	Year Ended December 31,
	2006	2007
	RMB	RMB

Repayment of short-term loans lent to:
Sanming Anhe Travel Agent Company	—	1,850
Sanming City Chenyang Hydropower Co., Ltd.	—	2,000
Xie Fangwu	—	200

	—	4,050

Short-term loans to the related parties were unsecured, non interest-bearing and had no fixed terms of repayment.

	Year Ended December 31,
	2006	2007
	RMB	RMB

Services provided by:
Sanming Shunxi Hydroelectric Co., Ltd.	1,360	500

	1,360	500

The services received from Sanming Shunxi Hydroelectric Co., Ltd. were for the repair of the transmission lines and the maintenance of the generator units.

	Year Ended December 31,
	2006	2007
	RMB	RMB

Short-term loans borrowed from:
Sanming City Fufeng Industrial Co., Ltd.	1,000	—
Fujian Dachuang Hydroelectric Group, Ltd.	2,040	1,300
Sanming Anhe Travel Agent Company	—	1,200

	3,040	2,500

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Short-term loans borrowed from the related parties were unsecured, non interest-bearing and had no fixed terms of repayment.

	Year Ended December 31,
	2006	2007
	RMB	RMB

Repayment of short-term loans to:
Sanming City Fufeng Industrial Co., Ltd.	5,600	—
Sanming Yuantai Hydroelectric Co., Ltd.	1,800	—
Fujian Dachuang Hydroelectric Group, Ltd.	—	3,340
Sanming Anhe Travel Agent Company	—	1,200
Sanming City Chenyang Hydropower Co., Ltd.	3,000	8,726
Sanming City Fufeng Industrial Co., Ltd.	—	8,124
Chen Licai	3,000	2,000
Sun Xiaodong	2,000	1,250
Xie Fangwu	400	800
Zhang Rongbin	—	1,000
Ye Changhe	—	100

	15,800	26,540

	Year Ended December 31,
	2006	2007
	RMB	RMB

Interests paid to:
Sanming City Fufeng Industrial Co., Ltd.	123	—
Sanming Yuantai Hydroelectric Co., Ltd.	110	—
Fujian Taige Investment Co., Ltd.	5	—

	238	—

Interests paid to the related parties in 2006 represented the interests on short-term loans borrowed in 2005. There were no interests for the loans borrowed from related parties in 2006 and 2007.

In August 2007, the Company issued a loan RMB2,850 to Sanming Anhe Travel Agent Company, a related party. RMB1,850 was repaid by Sanming Anhe Travel Agent Company in November 2007. The loan was unsecured, interest-free and had no fixed term of repayment. Interest expense was imputed on the outstanding loan at the prevailing market interest rate of 7.776% per annum. Compensation expenses, imputed for the year ended December 31, 2007 in the amount of RMB69 were recorded as a result of foregone interest with a corresponding credit to additional paid-in capital in shareholders’ equity.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(2) The Company had the following related party balances as of December 31, 2006 and 2007:

	December 31,
	2006	2007
	RMB	RMB

Amounts due from a related party:
Sanming Anhe Travel Agent Company	—	1,000

	—	1,000

Amounts due to related parties:
Sanming Shunxi Hydroelectric Co., Ltd.	500	—
Fujian Dachuang Hydroelectric Group, Ltd.	2,040	—
Sanming City Fufeng Industrial Co., Ltd.	15,151	7,987
Sanming City Chenyang Hydropower Co., Ltd.	19,469	10,103
Chen Licai	8,400	—
Sun Xiaodong	4,100	1,890
Xie Fangwu	1,880	980
Zhang Rongbin	—	5,400
Ye Changhe	—	540

	51,540	26,900

All balances with the related parties as of December 31, 2006 and 2007 were unsecured, interest-free and have no fixed terms of repayment.

(3) Guarantee provided to related parties.

In October 2007, the Company guaranteed a RMB7,000 loan arrangement of Fujian Dachuang Rock Products Co., Ltd., a related party, for the period from October 30, 2007 to October 14, 2010. Subsequent to June 30, 2008, on October 27, 2008, Fujian Dachuang Rock Products Co., Ltd. repaid the bank loans amounted to RMB7,000 and the Company was released from all guarantee obligations related to Fujian Dachuang Rock Products Co., Ltd.

10.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on 24% of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operate in for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB379 and RMB179 for the years ended December 31, 2006 and 2007, respectively.

11.	COMMITMENTS AND CONTINGENCIES

There were no significant operating lease expenses or commitments for the years ended December 31, 2006 and 2007.

There were no significant contingencies or capital commitments as of December 31, 2006 and December 31, 2007.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

12.	RESERVE FUND

According to the PRC Company Law, the statutory reserve fund is drawn according to 10% of the net profit. If the accumulated amount of statutory reserve fund is more than 50% of the registered capital of the Company, statutory reserve fund cannot be drawn, and part of the statutory reserve fund can be capitalized as the Company’s share capital. Such reserve remaining after the capitalization shall not be less than 25% of the registered capital of the Company.

Discretionary surplus reserves can be appropriated after the appropriation of statutory reserve fund was made by the Company. Discretionary surplus reserves can be used to offset the accumulated loss or converted into share capital.

13.	CONCENTRATION OF RISKS

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2006 and 2007, substantially all of the Company’s cash and cash equivalents were managed by financial institutions located in the PRC.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC. As of December 31, 2007, the Company has concentration of credit risk as the accounts receivable balance was due from a single customer. Due to the Company’s dependence on a single customer, any negative events or deterioration in financial strength with the customer or deterioration of relationship with the customer, may cause material loss to the Company and have a material adverse effect on the Company’s financial condition and results of operations.

Currency convertibility risk

Substantially all of the Group’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. Under PRC’s Foreign Exchange Currency Regulation and Administration, the Company is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

Foreign currency exchange rate risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 3% and 6.5% appreciation of the RMB against the US$ in 2006 and 2007, respectively. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the US$.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position in US$.

Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC Government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC Government’s pursuit of economic reforms will be consistent or effective.

14.  SUBSEQUENT EVENT

Establishment of subsidiary

On January 7, 2008, the Company established a 100% owned subsidiary, Kanghua Real Estate Development Co., Ltd. (“Kanghua”). Kanghua was incorporated in PRC with an initial registered capital of RMB10,000 and operates in the business of real estate development.

Declaration of dividends

On July 3, 2008, a resolution was passed on the shareholders’ meeting to declare dividends of approximately RMB14,755 for the years from 2005 to 2007.

Disposal of subsidiary

On September 24, 2008, the Company entered into an equity transfer agreement to transfer its 60% equity interest in Kanghua to Sanming City Chenyang Hydropower Co., Ltd. (“Chenyang”) for a cash purchase consideration of RMB6,000 and its 40% equity interest in Kanghua to Sanming City Fufeng Industrial Co., Ltd. (“Fufeng”) for a cash consideration of RMB4,000. Chenyang and Fufeng were shareholders of the Company at the time of the transaction. On September 28, 2008, the Company completed the transfer of its equity interest in Kanghua to Chenyang and Fufeng. The cash purchase consideration of RMB6,000 and RMB4,000 from Chenyang and Fufeng, respectively, were not settled as of September 30, 2008 and were recorded as amounts due from related parties on the balance sheet. On October 20, 2008, Chenyang made a cash payment of RMB479 and agreed to forego unpaid dividend from Wangkeng of RMB5,521 to fully settle the RMB6,000 purchase consideration whilst Fufeng agreed to forego unpaid dividend from Wangkeng of RMB4,000 to fully settle the RMB4,000 purchase consideration.

Acquisition by CHC

On August 9, 2008, shareholders of the Company entered into an equity purchase and sale agreement with CHC. CHC acquired 90% of the equity interest of the Company with a total consideration of RMB220,500. The acquisition was completed and CHC took effective control of the Company on October 21, 2008.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Unaudited Interim Condensed Consolidated Balance Sheet as of September 30, 2008
(Amounts in thousands of Renminbi (“RMB”))

		December 31,	September 30,
	Notes	2007	2008
		RMB	RMB
			Unaudited

ASSETS
Current assets:
Cash and cash equivalents		657	6,853
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2007 and September 30, 2008		1,260	4,227
Amounts due from related parties	5	1,000	10,000
Advance to suppliers		2,180	87
Other receivables		1,330	3,742
Deferred tax assets		—	74
Prepayments and other current assets		1,763	999

Total current assets		8,190	25,982

Non-current assets:
Property, plant and equipment, net		213,603	203,869

Total non-current assets		213,603	203,869

TOTAL ASSETS		221,793	229,851

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		5,687	1,295
Dividend payable	8	—	13,781
Amounts due to related parties	5	26,900	9,950
Short-term loan	3	22,000	18,000
Current portion of long-term loans	4	20,000	20,000
Accrued expenses and other current liabilities		1,888	3,465
Income tax payable		—	2,217

Total current liabilities		76,475	68,708

Non-current liabilities:
Long-term loans	4	103,000	103,000
Deferred tax liabilities		2,676	3,288

Total non-current liabilities		105,676	106,288

Total liabilities		182,151	174,996

Commitments and contingencies	6
Shareholders’ equity
Share capital	1	18,000	40,800
Additional paid-in capital		69	395
Reserve fund		2,157	2,157
Retained earnings		19,416	11,503

Total shareholders’ equity		39,642	54,855

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		221,793	229,851

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statement of Operations
for the Nine Months Ended September 30, 2007 and
Unaudited Interim Condensed Consolidated Statement of Operations
for the Nine Months Ended September 30, 2008
(Amounts in thousands of Renminbi (“RMB”))

		For the Nine Months Ended September 30,
	Notes	2007	2008
		RMB	RMB
		Unaudited	Unaudited

Revenues		28,132	31,138
Cost of revenues		(9,156)	(8,235)

Gross profit		18,976	22,903

Operating expenses:
General and administrative expenses		(3,041)	(3,542)

Loss on the disposal of property, plant and equipment, net		—	(746)

Total operating expenses		(3,041)	(4,288)

Operating profit		15,935	18,615
Interest income		22	6
Interest expenses		(7,819)	(8,647)
Non-operating expenses		(24)	(169)

Income from continuing operations before income tax expenses		8,114	9,805

Income tax benefit (expenses)	7	3	(2,755)

Income from continuing operations		8,117	7,050
Discontinued operations:
Loss from operations of discontinued subsidiary, net of income tax expenses of nil for 2007 and 2008	2	—	(207)

Net income		8,117	6,843

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statement of Cash Flows
for the Nine Months Ended September 30, 2007 and
Unaudited Interim Condensed Consolidated Statement of Cash Flows
for the Nine Months Ended September 30, 2008
(Amounts in thousands of Renminbi (“RMB”)

	For the Nine Months Ended September 30,
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Cash flows provided by operating activities	4,597	10,103
Cash flows used in investing activities	(1,275)	(6,657)
Cash flows (used in) provided by financing activities	(3,690)	2,750

Net (decrease) increase in cash and cash equivalents	(368)	6,196

Cash and cash equivalents at the beginning of the period	14,919	657

Cash and cash equivalents at the end of the period	14,551	6,853

Non-cash activity:
Waivers of amounts due to related parties	—	22,800

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statement of Changes in Shareholders’ Equity
for the Nine Months Ended September 30, 2007 and Unaudited Interim Condensed Consolidated
Statement of Changes in Shareholders’ Equity for the Nine Months Ended September 30, 2008
(Amounts in thousands of Renminbi (“RMB”))

		Additional			Total
	Share	paid-in	Reserve	Retained	Shareholders’
	capital	capital	fund	earnings	equity
	RMB	RMB	RMB	RMB	RMB

Balance at January 1, 2007	18,000	—	1,943	17,484	37,427

Net income	—	—	—	8,117	8,117
Compensation expenses related to interest-free loans to related parties	—	37	—	—	37

Balance at September 30, 2007 (unaudited)	18,000	37	1,943	25,601	45,581

Balance at January 1, 2008	18,000	69	2,157	19,416	39,642

Waivers of amounts due to related parties	22,800	—	—	—	22,800
Cash dividends declared	—	—	—	(14,756)	(14,756)
Net income	—	—	—	6,843	6,843
Compensation expenses related to interest-free loans to related parties	—	6	—	—	6
Disposal of a subsidiary to shareholders	—	320	—	—	320

Balance at September 30, 2008 (unaudited)	40,800	395	2,157	11,503	54,855

The accompanying notes are an integral part of these financial statements.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Pingnan County Wangkeng Hydroelectric Co., Ltd. (“the Company”) was incorporated on April 26, 2002 under the laws of the People’s Republic of China (the “PRC” or “China”) with an initial registered capital of RMB18,000. On August 20, 2008, a total of RMB22,800 due to the shareholders was waived. The waivers of liability were treated as a shareholder contribution to increase the company’s registered capital by RMB22,800 to RMB40,800. The Company is located in the Pingnan County, Ningde City, Fujian province and was acquired by China Hydroelectric Corporation (“CHC”) on October 21 2008.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

On January 7, 2008, the Company established a 100% owned subsidiary, Kanghua Real Estate Development Co., Ltd. (“Kanghua”). Kanghua was incorporated in PRC with an initial registered capital of RMB10,000 and operates in the business of real estate development. On September 24, 2008, the Company entered into an equity transfer agreement to transfer its 60% equity interest in Kanghua to Sanming City Chenyang Hydropower Co., Ltd. (“Chenyang”) for a cash purchase consideration of RMB6,000 and its 40% equity interest in Kanghua to Sanming City Fufeng Industrial Co., Ltd. (“Fufeng”) for a cash consideration of RMB4,000. Chenyang and Fufeng were shareholders of the Company at the time of the transaction. On September 28, 2008, the Company completed the transfer of its equity interest in Kanghua to Chenyang and Fufeng. The cash purchase consideration of RMB6,000 and RMB4,000 from Chenyang and Fufeng, respectively, were not settled as of September 30, 2008 and were recorded as amounts due from related parties on the balance sheet. On October 20, 2008, Chenyang made a cash payment of RMB479 and agreed to forego unpaid dividend from Wangkeng of RMB5,521 to fully settle the RMB6,000 purchase consideration whilst Fufeng agreed to forego unpaid dividend from Wangkeng of RMB4,000 to fully settle the RMB4,000 purchase consideration. During the period between January 7, 2008 and September 28, 2008, Kanghua was in the development stage and did not generate any revenue.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used for the preparation of unaudited interim condensed consolidated financial statements as of September 30, 2008 and for the nine months ended September 30, 2007 and 2008 are consistent with those set out in the financial statements as of and for the years ended December 31, 2006 and 2007.

(a)  Basis of presentation

The accompanying unaudited condensed consolidated interim financial statements of the Company were prepared in accordance with the United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended December 31, 2006 and 2007.

These financial statements have been prepared on the basis that the Company will continue as a going concern.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

The Company’s working capital deficiency at September 30, 2008 was RMB42,726. As such, continued operations of the Company are dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factor would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On August 9, 2008, shareholders holding an aggregate 90% interests in the Company entered into an equity purchase and sale agreement with CHC. On the acquisition date of October 21, 2008, the Company had short-term and long-term loans in the amount of RMB20,000 and RMB123,000, respectively. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

As a result, management believes it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(c)  Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary. The results of the subsidiary are consolidated from the date on which the Company obtained control and continued to be consolidated until the date that such control ceases. All significant intercompany transactions and balances have been eliminated upon consolidation.

(d)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities, short-term loan and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

(e)  Foreign currency

The Company determined its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statements of operations.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(f)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(g)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(h)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	45 years
Buildings	10-42 years
Machinery	3-18 years
Transportation equipment	2-10 years
Electronic equipment and others	3-8 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. No interest cost was qualified for capitalization for the nine months ended September 30, 2007 and 2008.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations. The Company’s asset retirement obligations relate primarily to the restoration of leased lands under land use rights granted by local government to their original condition. Asset retirement obligations as of December 31, 2007 and September 30, 2008 were insignificant.

(i)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(j)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income is reported in the statements of shareholders’ equity. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(k)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers.

The Company is subject to withholding value-added tax (“VAT”) at the rate of 17% on the revenues earned in the PRC. VAT on revenues earned from the sale of electricity by the Company to its customer for the nine months ended September 30, 2007 and 2008 was RMB4,782 and RMB5,293, respectively. The Company has recognized revenues net of VAT in the consolidated statements of operations.

(l)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(m)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(n)  Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the periods ended September 30, 2007 and 2008, the Company recognized no interest or penalties relating to uncertain tax positions. The Company paid no interest or penalties relating to uncertain tax positions for the periods ended September 30, 2007 and 2008.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Income taxes related to ordinary income for interim periods are computed at an estimated annual effective tax rate and the income taxes related to all other items are individually computed and recognized when the items occur. The estimated effective tax rate is used in providing for income taxes on a current year-to-date basis.

(o)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company’s chief operating decision maker, who has been identified as the CEO, relies upon financial information by industries in the PRC when making decisions about allocating resources and assessing the performance of the Company. As a result, the Company operates and manages its business as two

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

operating and reportable segments, namely the hydroelectric segment and the real estate segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographical segments are presented.

On September 24, 2008, the Company discontinued the operation of the subsidiary in the real estate segment. In accordance with SAFS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the operating results of the discontinued operating units were classified as loss from operations of discontinued subsidiary on the consolidated statement of operations. Net loss of the subsidiary classified as discontinued operations for the periods ended September 30, 2007 and 2008 were nil and RMB207, respectively. Pretax loss reported in discontinued operations for the periods ended September 30, 2007 and 2008 were nil and RMB207, respectively.

3.	SHORT-TERM LOAN

The short-term loan of RMB22,000 and RMB18,000 outstanding as of December 31, 2007 and September 30, 2008, respectively, represent RMB denominated loan obtained from the Agricultural Bank of China on August 17, 2007. The loan is secured by the property, plant and equipment of the Company, with an interest rate of 7.866% per annum.

4.	LONG-TERM LOANS

The long-term loans outstanding as of December 31, 2007 and September 30, 2008 relate to RMB denominated bank loans of RMB66,000 and RMB57,000 obtained from the Agricultural Bank of China and the Industrial and Commercial Bank of China, respectively.

The Company settled RMB19,000 and nil of the long-term loans during the year ended December 31, 2007 and the period ended September 30, 2008, respectively. The remaining outstanding long-term loans are due in 2008 through 2014. The interest rates on long-term loans as of December 31, 2007 ranged from 7.11% to 7.83%, and the interest rate on long-term loans as of September 30, 2008 was 7.83%. Such interest rates are variable and subject to annual adjustment based on the Bank of China’s baseline lending rate.

Maturities of long-term loans for the five years succeeding September 30, 2008 are as follows:

September 30,
2008
RMB
Unaudited

From October 1, 2008 to December 31, 2008	20,000
2009	21,000
2010	22,000
2011	14,000
2012	13,000
Thereafter	33,000

123,000

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

5.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company

Sanming City Chenyang Hydropower Co., Ltd.	A shareholder of the Company
Sanming City Fufeng Industrial Co., Ltd.	A shareholder of the Company
Sanming Anhe Travel Agent Company	Company controlled by a shareholder of the Company
Fujian Dachuang Rock Products Co., Ltd.	Company controlled by a shareholder of the Company
Fujian Dachuang Hydroelectric Group, Ltd.	Company controlled by a shareholder of the Company
Beijing Xunjing Interactive Tech. Co.,Ltd.	A shareholder of the Company
Chen Licai	A shareholder of the Company
Sun Xiaodong	A shareholder of the Company
Xie Fangwu	A shareholder of the Company
Zhang Rongbin	A shareholder of the Company
Ye Changhe	A shareholder of the Company
Yu Rongji	A shareholder of the Company
Huang Shaojian	A shareholder of the Company

(1) The Company had the following related party transactions during the period presented:

	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Short-term loans lent to:
Sanming Anhe Travel Agent Company	2,850	—
Sanming City Chenyang Hydropower Co., Ltd.	2,000	—
Xie Fangwu	300	—

	5,150	—

Repayment of short-term loans lent to:
Sanming Anhe Travel Agent Company	—	1,000
Sanming City Chenyang Hydropower Co., Ltd.	2,000	—
Xie Fangwu	—	100

	2,000	1,100

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(1) The Company had the following related party transactions during the period presented:

	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Disposal of long-term investment in a subsidiary to:
Sanming City Chenyang Hydropower Co., Ltd.	—	6,000
Sanming City Fufeng Industrial Co., Ltd.	—	4,000

	—	10,000

Short-term loans borrowed from:
Fujian Dachuang Hydroelectric Group, Ltd.	1,300	600
Sanming Anhe Travel Agent Company	1,200	3,250
Yu Rongji	—	7,000

	2,500	10,850

Repayment of short-term loans borrowed from:
Sanming City Chenyang Hydropower Co., Ltd.	8,726	—
Sanming City Fufeng Industrial Co., Ltd.	8,124	—
Fujian Dachuang Hydroelectric Group, Ltd.	3,340	—
Sanming Anhe Travel Agent Company	1,200	500
Chen Licai	2,000	—
Sun Xiaodong	900	—
Xie Fangwu	750	—
Yu Rongji	—	4,600

	25,040	5,100

Short-term loans to the related parties and short-term loans from the related parties were unsecured, interest-free and had no fixed terms of repayment.

Waivers of short-term loans borrowed from:
Sanming City Chenyang Hydropower Co., Ltd.	—	5,016
Sanming City Fufeng Industrial Co., Ltd.	—	2,736
Beijing Xunjing Interactive Tech. Co., Ltd.	—	912
Sun Xiaodong	—	1,596
Xie Fangwu	—	912
Zhang Rongbin	—	4,560
Ye Changhe	—	456
Yu Rongji	—	3,096
Huang Shaojian	—	3,516

	—	22,800

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

A total of RMB22,800 due to the shareholders was waived on August 20, 2008. The waivers of liability were treated as a shareholder contribution to increase the Company’s registered capital by RMB22,800 to RMB40,800.

(2) The Company had the following related party balances as of September 30, 2008 and December 31, 2007:

	December 31,	September 30,
	2007	2008
	RMB	RMB
		Unaudited

Amounts due from related parties:
Sanming Anhe Travel Agent Company	1,000	—
Sanming City Chenyang Hydropower Co., Ltd.	—	6,000
Sanming City Fufeng Industrial Co., Ltd.	—	4,000

	1,000	10,000

Amounts due to related parties:
Sanming City Fufeng Industrial Co., Ltd.	7,987	504
Sanming City Chenyang Hydropower Co., Ltd.	10,103	924
Beijing Xunjing Interactive Tech. Co.,Ltd.	—	168
Fujian Dachuang Hydroelectric Group, Ltd.	—	600
Sanming Anhe Travel Agent Company	—	2,750
Sun Xiaodong	1,890	294
Xie Fangwu	980	168
Zhang Rongbin	5,400	840
Ye Changhe	540	84
Yu Rongji	—	2,970
Huang Shaojian	—	648

	26,900	9,950

All balances with the related parties as of December 31, 2007 and September 30, 2008 were unsecured, interest-free and have no fixed terms of repayment.

In August 2007, the Company issued loans of RMB2,850 to Sanming Anhe Travel Agent Company, a related party. The loans were unsecured, interest-free and had no fixed term of repayment. Interest expense was imputed on the outstanding loan at the prevailing market interest rate of 7.776% and 8.748% per annum respectively. Compensation expenses, imputed for the nine-month period ended September 30, 2007 and 2008 in the amount of RMB37 and RMB6, respectively, were recorded as a result of foregone interest with a corresponding credit to additional paid-in capital in shareholders’ equity.

(3) Guarantee provided to related parties

In October 2007, the Company guaranteed a RMB7,000 loan arrangement of Fujian Dachuang Rock Products Co., Ltd., a related party, for the period from October 30, 2007 to October 14, 2010. Subsequent to September 30, 2008, on October 27, 2008, Fujian Dachuang Rock Products Co., Ltd. repaid the bank loans amounting to RMB7,000 and the Company was released from all guarantee obligations related to Fujian Dachuang Rock Products Co., Ltd.

Pingnan County Wangkeng Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

6.	COMMITMENTS AND CONTINGENCIES

There were no significant operating lease expenses or commitments as of September 30, 2008.

There were no significant contingency or capital commitments as of September 30, 2008.

7.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company is generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. The Company, being an entity located in the underdeveloped area, was entitled to a full exemption from EIT for the period from 2005 to 2007.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 28, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. Accordingly, the Company is subject to the statutory tax rate of 25% beginning in 2008.

8.	DECLARATION OF DIVIDENDS

On July 3, 2008, a resolution was passed on the shareholders’ meeting to declare dividends of approximately RMB14,756 for the years from 2005 to 2007.

On October 20, 2008, Chenyang and Fufeng agreed to forego unpaid dividends from the Company of RMB5,521 and RMB4,000, respectively, to settle part of their respective purchase consideration for the equity interest in Kanghua.

9.	SUBSEQUENT EVENT

On August 9, 2008, shareholders of the Company entered into an equity purchase and sale agreement with CHC. CHC acquired 90% of the equity interest of the Company with a total consideration of RMB220,500. The acquisition was completed and CHC took effective control of the Company on October 21, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Pingnan County Yuanping Hydroelectric Co., Ltd.

We have audited the accompanying balance sheets of Pingnan County Yuanping Hydroelectric Co., Ltd (the “Company”) as of December 31, 2006 and 2007, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
November 18, 2008

Pingnan County Yuanping Hydroelectric Co., Ltd.

Balance Sheets as of December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		December 31,
	Notes	2006	2007
		RMB	RMB

ASSETS
Current assets:
Cash and cash equivalents		2,124	1,045
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2006 and 2007	3	—	609
Amounts due from related parties	10	2,535	5,685
Prepayments and other current assets	4	7,324	259

Total current assets		11,983	7,598

Non-current assets:
Property, plant and equipment, net	5	84,947	108,740
Intangible assets, net	6	30,686	30,921

Total non-current assets		115,633	139,661

TOTAL ASSETS		127,616	147,259

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		3,708	5,228
Amounts due to related parties	10	12,200	12,500
Accrued expenses and other current liabilities	7	6,106	8,164
Customer deposits		—	6,274
Current portion of long- term loans	9	—	4,000

Total current liabilities		22,014	36,166

Non-current liabilities:
Long-term loans	9	69,000	79,000
Total non-current liabilities		69,000	79,000

Total liabilities		91,014	115,166

Commitments and contingencies	12
Shareholders’ equity
Share capital		38,300	44,800
Accumulated deficit		(1,698)	(12,707)

Total shareholders’ equity		36,602	32,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		127,616	147,259

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Statements of Operations for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

		Year Ended December 31,
	Note	2006	2007
		RMB	RMB

Revenues		—	—
Cost of revenues		—	(4,665)

Gross loss		—	(4,665)

Operating expenses:
General and administrative expenses		(1,398)	(2,135)

Total operating expenses		(1,398)	(2,135)

Operating loss		(1,398)	(6,800)
Interest expenses		—	(4,209)

Loss before income tax expense		(1,398)	(11,009)

Income tax expenses	8	—	—

Net loss		(1,398)	(11,009)

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Statements of Cash Flows for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

	Year Ended December 31,
	2006	2007
	RMB	RMB

Cash flows from operating activities:
Net loss	(1,398)	(11,009)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant and equipment	24	3,052
Amortization of intangible assets	—	590
Provision for other receivables	—	1,000
Changes in operating assets and liabilities:
Accounts receivable	—	(609)
Customer deposits	—	6,274
Amounts due from related parties	(2,384)	(3,150)
Amounts due to related parties	(2,800)	300
Prepayments and other current assets	(2,631)	3,091
Accrued expenses and other current liabilities	687	887

Net cash (used in)/provided by operating activities	(8,502)	426

Cash flows from investing activities:
Acquisition of property, plant, and equipment	(75,403)	(24,154)
Acquisition of intangible asset	(15,686)	(825)
Amount lent to / (repaid from) unrelated parties	(3,964)	2,974

Net cash used in investing activities	(95,053)	(22,005)

Cash flows from financing activities:
Proceeds from long-term borrowings	69,000	14,000
Proceeds from capital injection	27,800	6,500

Net cash provided by financing activities	96,800	20,500

Net decrease in cash and cash equivalents	(6,755)	(1,079)

Cash and cash equivalents at the beginning of the year	8,879	2,124

Cash and cash equivalents at the end of the year	2,124	1,045

Supplementary disclosure of cash flow information
Interest paid	—	4,162
Noncash portion of property, plant, and equipment additions during the year	9,126	2,691

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Statements of Changes in Shareholders’ Equity
for the Years Ended December 31, 2006 and 2007
(Amounts in thousands of Renminbi (“RMB”))

			Total
	Share	Accumulated	Shareholders’
	Capital	Deficit	Equity
	RMB	RMB	RMB

Balance at December 31, 2005	10,500	(300)	10,200

Additional capital injection	27,800	—	27,800
Net loss	—	(1,398)	(1,398)

Balance at December 31, 2006	38,300	(1,698)	36,602

Additional capital injection	6,500	—	6,500
Net loss	—	(11,009)	(11,009)

Balance at December 31, 2007	44,800	(12,707)	32,093

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Pingnan County Yuanping Hydroelectric Co., Ltd. (the “Company”) was incorporated on October 13, 2005 under the laws of the People’s Republic of China (the “PRC” or “China”) with an initial registered capital of RMB500. The Company is located in the city of Ningde, Fujian province and its registered capital was increased to RMB44,800 through a series of capital injections from October 13, 2005 to October 29, 2007. The Company was acquired by China Hydroelectric Corporation (“CHC”) on October 22, 2008.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The Company commenced its principal operations in March 2007 and prior to this was in the development stage.

These financial statements have been prepared on the basis that the Company will continue as a going concern.

As of December 31, 2007, the Company’s working capital deficiency is RMB28,568. As such, continued operations of the Company are dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factors would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On August 15, 2008, shareholders of the Company entered into an equity purchase and sale agreement with CHC. CHC acquired 100% of the equity interest of the Company for a total cash consideration of RMB58,000. On the acquisition date of October 22, 2008, the Company had long-term loans in the amount RMB82,000. CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

On October 17, 2008, the Company entered into an agreement with its shareholders whereby the shareholders agreed to 1) forego short-term loans in the amount of RMB14,860 owned by the Company to these shareholders and 2) assume net current liabilities in the amount of RMB3,288 for the Company.

As a result, management believes that it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary if the Company were not able to continue in existence as a going concern.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Such estimates and assumptions impact, among others, collection of accounts receivable, useful lives of property, plant and equipment and intangible assets, and the computation of our income tax expense and liability. Actual results could differ from those estimates.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

(d)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturities of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(e)  Accounts receivable

Accounts receivable are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history and current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(f)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	40 years
Buildings	20-30 years
Machinery	10-15 years
Transportation equipment	5-10 years
Electronic equipment and others	5 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. The total capitalized interest during the years ended December 31, 2006 and December 31, 2007 are RMB2,510 and RMB1,223 respectively.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(g)  Intangible Assets

Intangible assets are carried at cost less accumulated amortization. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic life of the intangible assets. Amortization is computed on a straight-line basis over the following estimated economic lives, which have been determined using the estimated economic lives of each station:

Right to use water from dam and reservoir of Yuheng station	40 years
Right to use water from dam and reservoir of Jinzaoqiao station	40 years

(h)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(i)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners.

Company has not entered into any transactions that are required to be reported in comprehensive income.

(j)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectibility is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers. The Company is subject to withholding value-added tax (“VAT”) at the rate of 6% on the billings from delivery of electricity in the PRC. The Company recognizes revenues net of VAT in the statements of operations.

Although the Company has been transmitting electricity to the power grid controlled and owned by the respective regional or provincial grid companies since March 2007, it has been doing so without a fixed or determinable price as the unit price per kWh needs to be approved by the regional or provincial pricing bureau (“Pricing Bureau”). Therefore, cash received in exchange for the transmission of electricity to the power grid

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

controlled by the respective regional or provincial grid companies has been recorded as customer deposits until such time the price becomes fixed and determinable. When the price becomes fixed and determinable, all or a portion of the customer deposits will be recognized as revenue. The Company does not defer the related cost of revenues, which is charged to expense as incurred. Customer deposits from the Fujian Ningde Electric Power Bureau as of December 31, 2006 and 2007 were nil and RMB6,274, respectively. In March 2009, the Company submitted its application to the Pricing Bureau and is waiting for the price per kWh to be approved by the Pricing Bureau.

(k)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations, related operating costs and overhead expenses directly attributable to the production of electricity.

(l)  Leases

In accordance with SFAS No. 13, Accounting for Leases (“SFAS 13”), leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term, (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(m)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the year ended December 31, 2006 and 2007, the Company neither recognized nor paid any interest or penalties related to an uncertain tax position.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

Prior to the adoption of FIN 48, the Company applied SFAS No. 5, Accounting for Contingencies (“SFAS 5”), to assess and provide for potential income tax exposures. In accordance with SFAS 5, the company maintained reserves for tax contingencies, if any, based on estimates of the tax liability, interest and penalties that may result from such audits. The Company assessed and concluded that there was no unrecognized tax uncertainties in any of the years presented.

(n)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are all located in and derived from the PRC, no geographic segments are presented.

(o)  Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date”. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB deferred the effective date of SFAS 157 for non-financial assets and liabilities measured on a non-recurring basis for one year, to fiscal years beginning after November 15, 2008, with early adoption permitted. The Company does not expect SFAS 157 to have any material impact on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 159 to have any material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combination (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect SFAS 141(R) to have any material impact on the company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its financial statements.

3.	ACCOUNTS RECEIVABLE

The Company’s trading terms with its customer are mainly on credit. The credit terms are generally within 30 days after the delivery of electricity. The Company does not offer extended payment terms and all accounts receivable balances are non-interest-bearing. As of December 31, 2006 and 2007, substantially all of the accounts receivable balances were within credit terms.

4.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	December 31,
	2006	2007
	RMB	RMB

Other receivables	4,170	130
Advances to suppliers	2,672	83
Prepaid expenses	482	46

Total	7,324	259

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

5.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment and its related accumulated depreciation as of December 31, 2006 and 2007 are as follows:

	December 31,
	2006	2007
	RMB	RMB

Waterway	—	40,709
Buildings	—	51,926
Machinery	71	18,983
Transportation equipment	97	97
Electronic equipment and others	52	101
Less: Accumulated depreciation	(24)	(3,076)

Net book value	196	108,740
Construction in progress	84,751	—

Total	84,947	108,740

Depreciation expense for production related assets and non-production related assets were recorded in cost of revenues and general and administrative expenses, respectively. Depreciation expense for the year ended December 31, 2006 were RMB24, which were recorded in general and administrative expenses. Depreciation expense for the year ended December 31, 2007 were RMB3,052, of which RMB3,005 and RMB47 were recorded in cost of revenues and general and administrative expenses, respectively.

6.	INTANGIBLE ASSETS, NET

Intangible assets relate to the right to use water from the dam and reservoir of the Yuheng and Jinzaoqiao stations, which the Company acquired from each respective station. Intangible assets and its related accumulated amortization as of December 31, 2006 and 2007 are as follows:

	December 31,
	2006	2007
	RMB	RMB

Right to use water from the dam and reservoir of Yuheng station	15,000	15,000
Right to use water from the dam and reservoir of Jinzaoqiao station	15,686	16,511
Less: Accumulated amortization	—	(590)

	30,686	30,921

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

The residual value was estimated at nil for both of the intangible assets. Amortization expenses included in cost of revenues for the periods ended December 31, 2006 and 2007 were nil and RMB590, respectively. The estimated annual amortization expenses for each of the five succeeding fiscal years are as follows:

RMB

2008	788
2009	788
2010	788
2011	788
2012	788

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2006	2007
	RMB	RMB

Construction guarantee payable to contractors	3,555	4,756
Equipment payable to suppliers	1,256	1,887
Other payables	1,295	1,521

Total	6,106	8,164

8.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company was generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

In 2007, the Company obtained approval from the PRC tax authority for investment tax credits (“ITC”) related to domestically manufactured equipment in the amount of RMB5,006 which can be applied against income tax payable. The Company did not utilize any of its ITC in 2007 because of a taxable loss position.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 28, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduced a wide range of changes which including, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprises at 25%. Accordingly, the Company is subject to the statutory tax rate of 25% beginning in 2008.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Income tax expenses consist of:

Year Ended December 31,
	2006	2007
	RMB	RMB

Deferred income tax	—	—
Current income tax expense	—	—

	—	—

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statements of operations is as follows:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Taxation at PRC EIT statutory rates	(461)	(3,633)
Permanent difference — non-deductible expenses	165	553
Impact from statutory tax rate change	—	819
Effect of tax holiday in the PRC	—	(5,006)
Change in valuation allowance	296	7,267

Income tax provision	—	—

Effective Tax Rate(%)	—	—

The applicable tax rate for deferred tax assets or liabilities recognized were 33% and 25% for 2006 and 2007, respectively due to the tax rate change enacted in March 2007 as mentioned above. The effect of the tax rate change has been included in the income tax provision for the year ended December 31, 2007.

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2006	2007
	RMB	RMB

Deferred tax assets — non-current
Net operating loss carry-forwards	—	831
Investment tax credit carry-forwards	—	5,006
Pre-operating expenses	296	341
Customer deposits	—	1,569
Valuation allowance	(296)	(7,563)

	—	184
Deferred tax liability-non-current
Depreciation	—	(184)

Net deferred tax liability	—	—

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

The Company records a valuation allowance on its deferred tax asset that is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. Future reversal of the valuation allowance will be recognized either when the benefit is realized or when it has been determined that it is more likely than not that the benefit in future earnings will be realized. As of December 31, 2007, the Company had RMB3,324 of net operating loss carry-forwards for income tax purposes that will expire in year 2012. In addition, the Company had RMB5,006 of ITC carry-forwards for income tax purposes that will expire in year 2011.

9.	LONG-TERM LOANS

The long-term loans outstanding of RMB69,000 and RMB83,000 as of December 31, 2006 and 2007, respectively, represent the RMB denominated bank loans obtained from the Agricultural Bank of China. Details of the bank loans are as follows:

				December 31,	December 31,
Start Date	Maturity Date	Interest Rate		2006	2007
				RMB	RMB

Feb. 27, 2006	Nov. 20, 2011	6.732%	1	17,000	17,000
Feb. 27, 2006	Nov. 20, 2012	6.732Order of Magnitude Symbol7.029%	2	16,000	16,000
Jun. 30, 2006	Nov. 20, 2016	7.029Order of Magnitude Symbol7.524%	3	36,000	36,000
Oct. 31, 2007	Oct. 20, 2018	8.613%	4	—	14,000

Total				69,000	83,000
Less: Current portion of long-term loans				—	(4,000)

Long-term loans				69,000	79,000

1.	Guaranteed by Pingnan Minfeng Electric Power Co., Ltd.

2.	Secured by non-current assets of the Company.

3.	Secured by non-current assets of the Company.

4.	Guaranteed by Fujian Dachuang Hydroelectric Group, Ltd., a related party, and four individual shareholders of the Company. Secured by accounts receivables of the Company.

The variable interest rates on long-term loans reset each year based on prevailing market rates, which are subject to annual adjustment based on the People’s Bank of China’s baseline lending rate. During the years ended December 31, 2006 and 2007, the interest rates ranged from 6.732% to 7.524% and 6.732% to 8.613%, respectively. The carrying values of the long-term loans approximate their fair values.

Maturities of long-term loans for the five years succeeding December 31, 2007 are as follows:

December 31,
2007
RMB

2008	4,000
2009	6,000
2010	9,000
2011	9,000
2012	10,000
Thereafter	45,000

83,000

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

10.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Company

Zhou Jian	A shareholder of the Company
Lin Yun	A shareholder of the Company
Zhang Yaofang	A shareholder of the Company
Wu Tingli	A shareholder of the Company
Liu Donghua	CEO of the Company
Li Congbin	CFO of the Company
Lin Yong	Employee of the Company
Fujian Dachuang Hydroelectric Group, Ltd.	Common management
Shanghai Xinhongquan Investment Ltd.	Common management
Pingnan County Yuheng Hydropower Co., Ltd.	Common management
Pingnan County Hengli Hydroelectric Co., Ltd.	Common management
Pingnan Minfeng Electric Power Co., Ltd.	Common management

(1) The Company had the following significant related party transactions during the years presented:

	Year Ended December 31,
	2006	2007
	RMB	RMB

Short-term loans lent to:
Zhou Jian	2,400	1,762
Li Congbin	—	40
Pingnan County Hengli Hydroelectric Co., Ltd.	—	4,500

	2,400	6,302

Repayment of short-term loans lent to:
Zhou Jian	—	3,033
Liu Donghua	—	100
Lin Yong	16	19

	16	3,152

Short-term loans to the related parties were unsecured, non-interest bearing and had no fixed terms of repayment.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

	Year Ended December 31,
	2006	2007
	RMB	RMB

Short-term loans borrowed from:
Wu Tingli	80	—
Zhou Jian	30	—
Shanghai Xinhongquan Investment Ltd.	90	10,575
Fujian Dachuang Hydroelectric Group, Ltd.	1,600	9,350
Pingnan County Yuheng Hydropower Co., Ltd.	—	300

	1,800	20,225

Repayment of short-term loans borrowed from:
Wu Tingli	—	4,230
Zhou Jian	—	1,586
Shanghai Xinhongquan Investment Ltd.	—	4,759
Fujian Dachuang Hydroelectric Group, Ltd.	4,600	9,350

	4,600	19,925

Short-term loans borrowed from the related parties were unsecured, non-interest bearing and had no fixed terms of repayment.

(2) The Company had the following related party balances as of December 31, 2006 and 2007:

	December 31,
	2006	2007
	RMB	RMB

Amounts due from related parties:
Zhou Jian	2,400	1,129
Li Congbin	16	56
Liu Donghua	100	—
Lin Yong	19	—
Pingnan County Hengli Hydroelectric Co., Ltd.	—	4,500

	2,535	5,685

Amounts due to related parties:
Wu Tingli	4,880	650
Zhou Jian	1,830	244
Shanghai Xinhongquan Investment Ltd.	5,490	11,306
Pingnan County Yuheng Hydropower Co., Ltd.	—	300

	12,200	12,500

All balances with the related parties as of December 31, 2006 and 2007 were unsecured, interest-free and have no fixed terms of repayment.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

11.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on 32.9% of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operates in for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB5 and RMB166 for the years ended 2006 and 2007, respectively.

12.	COMMITMENTS AND CONTINGENCIES

There were no significant operating lease expenses and or commitments for the years ended December 31, 2006 and 2007.

There were no significant contingencies as of December 31, 2006 and 2007.

13.	CONCENTRATION OF RISKS

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2006 and 2007, all of the Company’s cash and cash equivalents were managed by financial institutions located in the PRC.

Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC. As of December 31, 2007, the Company has concentration of credit risk as the accounts receivable balance was due from a single customer. Due to the Company’s dependence on a single customer, any negative events or deterioration in financial strength with the Company’s customer or deterioration of relationship with the Company’s customer, may cause material loss to the Company and have a material adverse effect on the Company’s financial condition and results of operations.

Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC Government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC Government’s pursuit of economic reforms will be consistent or effective.

14.	SUBSEQUENT EVENT

On August 15, 2008, CHC entered into an equity transfer agreement with Mr. Lin Yun, Mr. Wu Tingli, Mr. Zhoujian and Mr. Zhang Yaofang to acquire 100% of the equity interest of the Company. The purchase price for the acquisition is RMB58,000. The acquisition was completed and CHC took effective control of the Company on October 22, 2008.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Unaudited Interim Condensed Balance Sheet as of September 30, 2008
(Amounts in thousands of Renminbi (“RMB”))

		December 31,	September 30,
	Notes	2007	2008
		RMB	RMB
			Unaudited

ASSETS
Current assets:
Cash and cash equivalents		1,045	181
Accounts receivable (net of allowance for doubtful accounts of nil as of December 31, 2007 and September 30, 2008)		609	727
Amounts due from related parties	4	5,685	1,145
Prepayments and other current assets		259	718

Total current assets		7,598	2,771

Non-current assets:
Property, plant and equipment, net		108,740	106,771
Intangible assets, net		30,921	30,330

Total non-current assets		139,661	137,101

TOTAL ASSETS		147,259	139,872

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		5,228	1,179
Amounts due to related parties	4	12,500	14,300
Current portion of long-term loans	3	4,000	3,000
Accrued expenses and other current liabilities		8,164	7,485
Customer deposits		6,274	13,595
Total current liabilities		36,166	39,559

Non-current liabilities:
Long-term loans	3	79,000	79,000
Total non-current liabilities		79,000	79,000

Total liabilities		115,166	118,559

Commitments and contingencies	5
Shareholders’ equity
Share capital		44,800	44,800
Accumulated deficit		(12,707)	(23,487)

Total shareholders’ equity		32,093	21,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		147,259	139,872

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statements of Operations
for the Nine Months Ended September 30, 2007 and 2008
(Amounts in thousands of Renminbi (“RMB”))

		Nine Months Ended September 30,
	Note	2007	2008
		RMB	RMB
		Unaudited	Unaudited

Revenues		—	—
Cost of revenues		(2,980)	(5,088)

Gross loss		(2,980)	(5,088)

Operating expenses:
General and administrative expenses		(931)	(493)

Total operating expenses		(931)	(493)

Operating loss		(3,911)	(5,581)
Interest expenses		(2,647)	(5,199)

Loss before income tax expense		(6,558)	(10,780)
Income tax expenses	6	—	—

Net loss		(6,558)	(10,780)

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statements of Cash Flows
for the Nine Months Ended September 30, 2007 and 2008
(Amounts in thousands of Renminbi (“RMB”))

	For the Nine Months Ended September 30,
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Cash flows provided by operating activities	5,745	3,678
Cash flows used in investing activities	(5,020)	(5,342)
Cash flows provided by financing activities	—	800
Net increase (decrease) in cash and cash equivalents	725	(864)

Cash and cash equivalents at the beginning of the period	2,124	1,045

Cash and cash equivalents at the end of the period	2,849	181

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Unaudited Interim Condensed Statements of Changes in
Shareholders’ Equity for the Nine Months Ended September 30, 2007 and 2008
(Amounts in thousands of Renminbi (“RMB”))

			Total
	Share		shareholders’
	capital	Accumulated deficit	equity
	RMB	RMB	RMB

Balance at January 1, 2007	38,300	(1,698)	36,602

Net loss	—	(6,558)	(6,558)

Balance at September 30, 2007 (unaudited)	38,300	(8,256)	30,044

Balance at January 1, 2008	44,800	(12,707)	32,093

Net loss	—	(10,780)	(10,780)

Balance at September 30, 2008 (unaudited)	44,800	(23,487)	21,313

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Pingnan County Yuanping Hydroelectric Co., Ltd. (the “Company”) was incorporated on October 13, 2005 under the laws of the People’s Republic of China (the “PRC” or “China”) with an initial registered capital of RMB500. The Company is located in the city of Ningde, Fujian province and its registered capital was increased to RMB44,800 through a series of capital injections from October 13, 2005 to October 29, 2007. The Company was acquired by China Hydroelectric Corporation (“CHC”) on October 22, 2008.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used for the preparation of unaudited interim condensed financial statements as of September 30, 2008 and for the nine months then ended are consistent with those set out in the financial statements as of and for the years ended December 31, 2006 and 2007.

(a)  Basis of presentation

The accompanying unaudited condensed interim financial statements of the Company were prepared in accordance with the United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008.

These unaudited interim condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended December 31, 2006 and 2007.

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at September 30, 2008 was RMB36,788. As such, continued operations of the Company are dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factors would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On August 15, 2008, shareholders of the Company entered into an equity purchase and sale agreement with CHC. CHC acquired 100% of the equity interest of the Company with a total cash consideration of RMB58,000. In accordance with the equity purchase and sale agreement, CHC legally assumed all the outstanding long-term loans of the Company in the amount of RMB82,000 upon consummation of the acquisition on October 22, 2008. In addition, CHC has signed a financial support letter indicating that it will provide financial support for the Company to meet its obligations and finance its operations as needed.

On October 17, 2008, shareholders of the Company entered into an agreement with CHC. The prior shareholders of the Company agreed to 1) forego short-term loans in the amount of RMB14,860 owed by the Company to these shareholders and 2) assume net current liabilities in the amount of RMB3,288 for the Company.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

As a result, management believes that it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary if the Company were not able to continue in existence as a going concern.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Such estimates and assumptions impact, among others, collection of accounts receivable, useful lives of property, plant and equipment and intangible assets and the computation of our income tax expense and liability. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities. The carrying values of long-term loans approximate their fair values due to the fact that the interest rates on these loans are reset each year based on prevailing market interest rates.

(d)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(e)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Waterway	40 years
Buildings	20-30 years
Machinery	10-15 years
Transportation equipment	5-10 years
Electronic equipment and others	5 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. Interest costs qualifying for capitalization in the nine months ended September 30, 2007 and 2008 were RMB1,223 and nil, respectively.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of operations.

(f)  Intangible Assets

Intangible assets are carried at cost less accumulated amortization. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic lives of the intangible assets. The estimated economic lives for the intangible assets of the Company are as follows:

Right to use water from the dam and reservoir of Yuheng station	40 years
Right to use water from the dam and reservoir of Jinzaoqiao station	40 years

(g)  Impairment of long-lived assets

The Company evaluates its long-lived assets, including property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

(h)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(i)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial grid companies. The Company has not offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers.

The Company is subject to withholding value-added tax (“VAT”) at the rate of 6% on the billings from delivery of electricity in the PRC. VAT on billings from delivery of electricity by the Company to its customers for the nine months ended September 30, 2007 and 2008 was RMB297 and RMB439, respectively. The Company recognizes revenues net of VAT in the statements of operations.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Although the Company has been transmitting electricity to the power grid controlled and owned by the respective regional or provincial grid companies since March 2007, it has been doing so without a fixed or determinable price as the unit price per kWh needs to be approved by the regional or provincial pricing bureau (“Pricing Bureau”). Therefore, cash received in exchange for the transmission of electricity to the power grid controlled by the respective regional or provincial grid companies has been recorded as customer deposits until such time the price becomes fixed and determinable. When the price becomes fixed and determinable, all or a portion of the customer deposits will be recognized as revenue. The Company does not defer the related cost of revenues, which is charged to expense as incurred. Customer deposits from the Fujian Ningde Electric Power Bureau as of December 31, 2007 and September 30, 2008 were RMB6,274 and RMB13,595, respectively. In March 2009, the Company submitted its application to the Pricing Bureau and is waiting for the price per kWh to be approved by the Pricing Bureau.

(j)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations, amortization of intangible assets, related operating costs and overhead expenses directly attributable to the production of electricity.

(k)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for any of the periods presented.

(l)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in the statements of operations in the period that includes the enactment date.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). There was no cumulative effect of the adoption of FIN 48 to beginning retained earnings. Interests and penalties arising from underpayment of income taxes are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs. The Company assessed and concluded that there was no unrecognized tax uncertainties in any of the periods presented.

Income taxes related to ordinary income for interim periods are computed at an estimated annual effective tax rate and the income taxes related to all other items are individually computed and recognized when the items occur. The estimated effective tax rate is used in providing for income taxes on a current year-to-date basis.

3.	LONG-TERM LOANS

The long-term loans outstanding of RMB83,000 and RMB82,000 as of December 31, 2007 and September 30, 2008, respectively, represent the RMB denominated bank loans obtained from the Agricultural Bank of China. Details of the bank loans are as follows:

				December 31,	September 30,
Start Date	Maturity Date	Interest Rate		2007	2008
					Unaudited

Feb 27, 2006	Nov 20, 2011	6.732%	1	17,000	17,000
Feb 27, 2006	Nov 20, 2012	6.732 - 7.029%	2	16,000	16,000
Jun 30, 2006	Nov 20, 2016	7.029 - 7.524%	3	36,000	36,000
Oct 31, 2007	Oct 20, 2018	8.613%	4	14,000	13,000

Total				83,000	82,000
Less: Current portion of long-term loans				(4,000)	(3,000)

Long-term loans				79,000	79,000

1.	Guaranteed by Pingnan Minfeng Electric Power Co., Ltd.

2.	Secured by non-current assets of the Company.

3.	Secured by non-current assets of the Company.

4.	Guaranteed by Fujian Dachuang Hydroelectric Group, Ltd. and four individual shareholders of the Company. Secured by accounts receivables of the Company.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

The variable interest rates on long-term loans reset each year based on prevailing market rates, which are subject to annual adjustment based on the People’s Bank of China’s baseline lending rate. During the 9 months ended September 30, 2008, the interest rates ranged from 6.732% to 8.613%.

4.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the periods presented are as follows:

Name of Related Parties	Relationship with the Company

Zhou Jian	A shareholder of the Company
Lin Yun	A shareholder of the Company
Zhang Yaofang	A shareholder of the Company
Wu Tingli	A shareholder of the Company
Liu Donghua	CEO of the Company
Li Congbin	CFO of the Company
Lin Yong	Employee of the Company
Fujian Dachuang Hydroelectric Group, Ltd.	Common management
Shanghai Xinhongquan Investment Ltd.	Common management
Pingnan County Yuheng Hydropower Co., Ltd.	Common management
Pingnan County Hengli Hydroelectric Co., Ltd.	Common management
Pingnan Minfeng Electric Power Co., Ltd.	Common management
Wanshun Hydropower Generation Co., Ltd.	Common management

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(1) The Company had the following significant related party transactions during the periods presented:

	Nine Months Ended,
	September 30,	September 30,
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Loans lent to:
Zhou Jian	1,762	—
Li Congbin	40	—

	1,802	—

Repayment of loans borrowed from:
Shanghai Xinhongquan Investment Ltd.	—	10,575
Fujian Dachuang Hydroelectric Group, Ltd.	1,650	6,210
Pingnan County Yuheng Hydropower Co., Ltd.	—	447

	1,650	17,232

Advances to contractors:
Pingnan County Hengli Hydroelectric Co., Ltd.	—	45
Wanshun Hydropower Generation Co., Ltd.	—	40

	—	85

Service provided by:
Pingnan County Hengli Hydroelectric Co., Ltd.	—	45
Wanshun Hydropower Generation Co., Ltd.	—	40

	—	85

Short-term loans to the related parties were unsecured, non-interest bearing and had no fixed terms of repayment.

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(2) The Company had the following significant related party transactions during the periods presented:

	Nine Months Ended,
	September 30,	September 30,
	2007	2008
	RMB	RMB
	Unaudited	Unaudited

Loans borrowed from:
Pingnan County Yuheng Hydropower Co., Ltd.	200	147
Wu Tingli	9,400	—
Zhang Yaofang	—	10,575
Fujian Dachuang Hydroelectric Group, Ltd.	2,150	8,310

	11,750	19,032

Repayment of loans from :
Pingnan County Hengli Hydroelectric Co., Ltd.	—	4,500
Lin Yong	19	—
Li Congbin	—	40

	19	4,540

Short-term loans borrowed from the related parties were unsecured, non-interest bearing and had no fixed terms of repayment.

(3) The Company had the following related party balances as of December 31, 2007 and September 30, 2008:

	December 31,	September 30,
	2007	2008
	RMB	RMB
		Unaudited

Amounts due from related parties:
Li Congbin	56	16
Zhou Jian	1,129	1,129
Pingnan County Hengli Hydroelectric Co., Ltd.	4,500	—

	5,685	1,145

Amounts due to related parties:
Wu Tingli	650	650
Zhou Jian	244	244
Shanghai Xinhongquan Investment Ltd.	11,306	731
Zhang Yaofang	—	10,575
Fujian Dachuang Hydroelectric Group, Ltd.	—	2,100
Pingnan County Yuheng Hydropower Co., Ltd.	300	—

	12,500	14,300

Pingnan County Yuanping Hydroelectric Co., Ltd.

Notes to the Unaudited Interim Condensed Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

5.	COMMITMENTS AND CONTINGENCIES

There were no significant operating lease expenses or commitments as of September 30, 2007 and September 30, 2008.

There were no significant contingency or capital commitments as of September 30, 2007 and September 30, 2008.

6.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company is generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

In 2007, the Company obtained approval from the PRC tax authority for investment tax credits (“ITC”) related to domestically manufactured equipment in the amount of RMB5,006 which can be applied against income tax payable. The Company did not utilize any of its ITC in 2007 because of a taxable loss position.

During the 5th section of the 10th National People’s Congress, which was conducted on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 28, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the Implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. Accordingly, the Company is subject to the statutory tax rate of 25% beginning in 2008.

As of September 30, 2008, the Company had RMB3,920 of net operating loss carry-forwards for income tax purposes, of which RMB3,324 will expire in the next four years, and RMB596 will expire in the next five years. In addition, the Company had RMB5,006 of ITC carry-forwards for income tax purposes that will expire in 2011.

7.	SUBSEQUENT EVENT

On August 15, 2008, CHC entered into an equity transfer purchase agreement with Mr. Lin Yun, Mr. Wu Tingli, Mr. Zhou Jian and Mr. Zhang Yaofang to acquire 100% of the equity interest of the Company. The total cash consideration for the acquisition is RMB58,000. The acquisition was completed and CHC took effective control of the Company on October 22, 2008.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Pingnan County Yuheng Hydropower Co., Ltd.

We have audited the accompanying balance sheets of Pingnan County Yuheng Hydropower Co., Ltd (the “Company”) as of December 31, 2007 and October 20, 2008, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2007 and October 20, 2008, and the results of its operations and its cash flows for the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Beijing, the People’s Republic of China
January 9, 2009

Pingnan County Yuheng Hydropower Co., Ltd.

Balance Sheets as of December 31, 2007 and October 20, 2008
(Amounts in thousands of Renminbi (“RMB”))

		December 31,	October 20,
	Notes	2007	2008
		RMB	RMB

ASSETS
Current Assets:
Cash and cash equivalents		142	1,401
Accounts receivable, net of allowance for doubtful accounts of nil as of December 31, 2007 and October 20, 2008		9,947	8,635
Amounts due from related parties	12	656	22
Prepayments and other current assets	4	18,600	19,193

Total current assets		29,345	29,251

Non-current Assets:
Guarantee deposit	5	11,603	4,678
Property, plant and equipment, net	6	131,101	129,300
Goodwill	7	50,911	50,806

Total non-current assets		193,615	184,784

TOTAL ASSETS		222,960	214,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable		155	37
Amounts due to related parties	12	45,797	20,080
Current portion of long-term loans	8	4,000	4,000
Accrued expenses and other current liabilities	9	39,206	5,352
Deferred tax liabilities	10	351	72
Current portion of unfavorable contract obligations	11	5,786	5,786

Total current liabilities		95,295	35,327

Non-current Liabilities:
Long-term loans	8	97,500	153,000
Deferred tax liabilities	10	3,493	4,063
Unfavorable contract obligations	11	8,821	3,428

Total non-current liabilities		109,814	160,491

Total liabilities		205,109	195,818

Commitments and contingencies	15
Shareholders’ equity
Share capital		20,000	20,000
Accumulated deficit		(2,149)	(1,783)

Total shareholders’ equity		17,851	18,217

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		222,960	214,035

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuheng Hydropower Co., Ltd.

Statements of Operations for the Period from May 18, 2007 (date of inception) to
December 31, 2007 and the Period from January 1, 2008 to October 20, 2008
(Amounts in thousands of Renminbi (“RMB”))

		Period from
		May 18, 2007	Period from
		(date of inception) to	January 1, 2008 to
	Note	December 31, 2007	October 20, 2008
		RMB	RMB

Revenues		12,963	19,547
Cost of revenues		(5,307)	(8,016)

Gross profit		7,656	11,531

Operating expenses:
General and administrative expenses		(824)	(1,011)

Total operating expenses		(824)	(1,011)

Operating profit		6,832	10,520

Interest income		742	530
Interest expenses		(8,138)	(10,152)

(Loss)/Income before income tax expenses		(564)	898

Income tax expenses	10	(1,585)	(532)

Net (loss)/income		(2,149)	366

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuheng Hydropower Co., Ltd.

Statements of Cash Flows for the Period from May 18, 2007 (date of inception) to December 31, 2007 and the Period from January 1, 2008 to October 20, 2008
(Amounts in thousands of Renminbi (“RMB”))

		Period from
		May 18, 2007	Period from
		(date of inception) to	January 1, 2008 to
	Note	December 31, 2007	October 20, 2008
		RMB	RMB

Cash flows from operating activities:
Net (loss)/income		(2,149)	366
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Unfavorable contract obligations		(3,579)	(5,393)
Depreciation of property, plant and equipment		3,292	5,009
Deferred income tax expenses		220	396
Changes in operating assets and liabilities:
Accounts receivable		(9,947)	1,312
Amounts due from related parties		(656)	334
Guarantee deposit		(27,158)	5,075
Prepayments and other current assets		(1,788)	1,568
Accounts payable		—	(137)
Accrued expenses and other current liabilities		8,394	1,399
Amounts due to related parties		—	(366)

Net cash (used in)/provided by operating activities		(33,371)	9,563

Cash flows from investing activities:
Acquisition of Yuanping Station	3	(123,668)	(35,256)
Advances for purchase of property, plant and equipment		(1,257)	—
Purchase of property, plant and equipment		(8,412)	(3,198)

Net cash used in investing activities		(133,337)	(38,454)

Cash flows from financing activities:
Proceeds from capital injection		20,000	—
Proceeds from long-term loans		101,500	58,500
Proceeds from Shareholders’ loans		61,193	7,050
Repayment of long-term loans		—	(3,000)
Repayment of Shareholders’ loans		(15,843)	(32,400)

Net cash provided by financing activities		166,850	30,150

Net increase in cash and cash equivalents		142	1,259

Cash and cash equivalents at the beginning of the period		—	142

Cash and cash equivalents at the end of the period		142	1,401

Supplemental disclosure
Interest paid		3,245	9,161
Non-cash investing activities:
Acquisition of property and equipment included in payables and accrued expenses		155	10
Non-cash portion of acquisition of Yuanping Station		35,256	—

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuheng Hydropower Co., Ltd.

Statements of Changes in Shareholders’ Equity for the Period from May 18, 2007 (date of inception) to December 31, 2007 and the Period from January 1, 2008 to October 20, 2008
(Amounts in thousands of Renminbi (“RMB”))

			Total
	Share	Accumulated	Shareholders’
	Capital	Profit/(Deficit)	Equity
	RMB	RMB	RMB

Balance at May 18, 2007	10,000	—	10,000

Increase in share capital	10,000	—	10,000
Net loss	—	(2,149)	(2,149)

Balance at December 31, 2007	20,000	(2,149)	17,851

Net income	—	366	366

Balance at October 20, 2008	20,000	(1,783)	18,217

The accompanying notes are an integral part of these financial statements.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements
(Amounts in thousands of Renminbi (“RMB”))

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Pingnan County Yuheng Hydropower Co., Ltd (“the Company”) was incorporated on May 18, 2007 under the laws the People’s Republic of China (the “PRC” or “China”) with an initial registered capital of RMB10,000. The company increased its registered capital by RMB10,000 to RMB20,000 on December 26, 2007. The Company is located in the city of Ningde, Fujian province and was subsequently acquired by China Hydroelectric Corporation (“CHC”) on October 21, 2008.

The Company is principally engaged in the operation and development of hydroelectric assets and the generation of hydroelectric power in the PRC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of presentation

The financial statements of the Company have been prepared in accordance with the United States generally accepted accounting principles (“US GAAP”)

The financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company’s working capital deficiency at October 20, 2008 was RMB6,076. As such, continued operations of the Company are dependent upon the Company’s ability to raise additional capital, obtain financing or to improve future operations. The Company believes that the following factors would provide sufficient liquidity to finance the Company’s anticipated working capital and capital expenditure requirements for the next 12 months.

On August 15, 2008, shareholders of the Company entered into an equity purchase and sale agreement with CHC. CHC acquired 100% of the equity interest of the Company for a total cash consideration of RMB121,000. On the acquisition date of October 21, 2008, the Company had long-term loans in the amount of RMB157,000. CHC has confirmed that it will provide continuous financial support for the Company to meet its liabilities as they fall due and finance its operations as needed.

On October 20, 2008, one of the Company’s shareholder, Fujian Province Anheng Assets Management Co., Ltd. has committed to collect the outstanding balance of approximately RMB19,797, which represents the total of the accounts receivables of RMB8,635 from two customers, namely Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd. (“Rongping Chemical”) in 2007 and Fujian Pingnan Electric Power Company (“Pingnan Electricity Bureau”) in 2008, refund of guarantee deposits for electricity transmitted of RMB10,602 and other miscellaneous receivables of RMB560 from Rongping Chemical, on behalf of the Company. Receipts will be applied towards short-term loans of RMB20,000 owed by the Company to its shareholders. In the event that the Company’s shareholders are unable to collect the outstanding balance, the shareholders agree to forgive that portion of the outstanding balance of the shareholder loans payable by the Company.

As a result, management believes it is appropriate to prepare these financial statements on the basis that the Company will continue as a going concern and thus these financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might have been necessary should the Company not be able to continue in existence as a going concern.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(b)  Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the Company’s financial statements include, but are not limited to, revenue recognition, useful lives of property and equipment and intangible assets, and valuation allowance. Actual results could differ from those estimates.

(c)  Fair value of financial instruments

Financial instruments include cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other liabilities and long-term loans. The carrying values of these financial instruments, other than long-term loans, approximate their fair values due to their short-term maturities.

The carrying amount of long-term loans approximate fair value since the stated rate of interest approximates a market rate of interest.

(d)  Foreign Currency

The Company determines its functional currency to be the RMB based on the criteria of Statement of Financial Accounting Standard (“SFAS”) No. 52, Foreign Currency Translation. The Company uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the statement of operations. No exchange gains and losses have been recognised in the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008 as the Company did not have any transactions denominated in foreign currencies.

(e)  Cash and cash equivalents

Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

(f)  Accounts receivable

Accounts receivables are carried at net realizable value. In evaluating the collectability of receivable balances, the Company considers many factors, including the aging of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Accounts receivable are written off after all collection efforts have ceased.

(g)  Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Dams and reservoirs	40 years
Buildings	20 years
Machinery	15 years
Transportation equipment	5 years
Electronic equipment and others	8 years
Land use right	40 years

All direct and indirect costs that are related to the construction of property, plant and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property, plant and equipment accounts and commences depreciation when these assets are ready for their intended use.

Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use. No interest cost was qualified for capitalization in the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008, as the related expenditures were not made until the assets were ready for their intended use.

Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and betterment that extend the useful life of fixed assets are capitalized as additions to the related assets. Retirement, sale and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statement of operations.

(h)  Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of the acquired business. SFAS No. 142, Goodwill and other Intangible Assets, requires that goodwill be tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. The Company assigns and assesses goodwill for impairment at the reporting unit level. As of December 31, 2007 and October 20, 2008, goodwill relates to the acquisition of the Yuanping Station.

The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss.

The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. This implied fair value is then compared with the carrying amount of the reporting unit goodwill, and if it is less, the Company would then recognize an impairment loss. No impairment of goodwill was recognized as at December 31, 2007 and October 20, 2008.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(i)  Asset retirement obligations

SFAS No. 143, Accounting for Asset Retirement Obligations, requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The value of the liability is capitalized as part of the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the restoration of leased lands under land use rights granted by the local government to their original condition. Asset retirement obligations as of December 31, 2007 and October 20, 2008 were insignificant.

(j)  Impairment of long-lived assets

The Company evaluates its long-lived assets, namely property, plant and equipment and intangible assets with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. When these events occur, the Company assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for the period presented.

(k)  Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. To date, the Company has not entered into any transactions that are required to be reported in comprehensive income.

(l)  Revenue recognition

The Company’s revenue is derived from the sale of electricity. Revenues are recognized when the following four criteria are met as prescribed by U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104 (“SAB 104”): (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment. Revenue is generally earned and recognized upon transmission of electricity to the power grid controlled and owned by the respective regional or provincial companies (“Power Grid”), which in turn transmits such electricity to an end user — Rongping Chemical. An agreement was signed amongst the Company, the Power Grid and Rongping Chemical in 2007 (the “Supply Agreement”) to acknowledge this supply arrangement. Prior to obtaining an approved price from the regional pricing bureau, a price of RMB0.181/kWh (inclusive of value added tax (“VAT”)) has been set for the supply of an agreed volume of up to 300 million kWh for a contractual term of 3.5 years. If the electricity supply exceeds 300 million kWh, the price will be subject to further negotiation. As an approved price of RMB0.29/kWh (inclusive of VAT) has been subsequently approved by the regional pricing bureau on September 28, 2008 for the Company’s electricity supply starting from October 28, 2008, the portion of revenue above RMB0.181/kWh will be refunded to Rongping Chemical and accounted as a payable to Rongping Chemical, in

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

accordance to the Supply Agreement. Revenue continues to be recognized based on RMB0.181/kWh until the Supply Agreement ceases. The Company has not otherwise offered any discounts or rebates to its customers nor does it provide for refunds in its sales contracts with customers.

The Company is subject to withholding VAT on the revenues earned in the PRC. The applicable rate of VAT is 6% for small hydropower stations with a total installed capacity of 50 megawatts or less and 17% for large hydropower stations with a total installed capacity of over 50 megawatts. For the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008, the lower VAT rate of 6% was applied to the Company’s hydropower station. VAT on revenues earned from the sale of electricity by the Company to its customers for the period from May 18, 2007 (date of inception) to December 31, 2007 was RMB874 and for the period from January 1, 2008 to October 20, 2008 was RMB1,318. The Company has recognized revenues net of VAT in the statement of operations.

(m)  Cost of revenues

Cost of revenues consists primarily of depreciation expenses of hydroelectric power stations and related operating costs and overhead expenses directly attributable to the production of electricity.

(n)  Leases

In accordance with SFAS No. 13, Accounting for Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: (i) ownership is transferred to the lessee by the end of the lease term , (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over the lease periods. The Company has no capital leases for the period presented.

(o)  Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards and credits, using enacted tax rates that will be in effect for the period in which the differences are expected to reverse. The Company records a valuation allowance against the amount of deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in statement of operations in the period that includes the enactment date.

The Company also adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB statement No. 109 (“FIN 48”). Interests and penalties arising from uncertain tax positions are computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FIN 48 is classified in the financial statements as interest expense, while penalties recognized in accordance with FIN 48 are classified in the financial statements as other expenses. During the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008, the Company recognized nil and RMB118 respectively, in interest and penalties. The Company paid no interest or penalties related to an uncertain tax positions for the period

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008.

In accordance with the provision of FIN 48, the Company recognizes in its financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement.

The Company’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretation of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Company’s financial statements. Additionally, in future periods, change in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the change occurs.

(p)  Segment reporting

The Company follows SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Company operates and manages its business as a single segment. As the Company’s long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

(q)  Recently issued accounting standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS 157”). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date”. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The FASB deferred the effective date of SFAS 157 for non-financial assets and liabilities measured on a non-recurring basis for one year, to fiscal years beginning after November 15, 2008, with early adoption permitted. The Company evaluated the impact of SFAS 157 and determined it had no material impact on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective for the Company for the fiscal period beginning January 1, 2008. The Company did not exercise the fair value option in SFAS 159.

In December 2007, the FASB issued SFAS No. 141(revised 2007), Business Combination (“SFAS 141(R)”), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations. The standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction at fair value; establishes

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect SFAS 141(R) to have any material impact on its financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 is effective beginning November 15, 2008. The Company is currently evaluating the requirements of SFAS 162 and has not yet determined the impact, if any, on its financial statements.

3.	ACQUISITION OF A HYDROELECTRIC POWER STATION

On May 18, 2007, the Company signed an agreement with Rongping Chemical (the “Seller”) to acquire the fixed assets and certain other receivables related to a hydroelectric power station (“Yuanping Station”) with unfavorable contract obligations for an aggregate purchase price of RMB154,928. Yuanping Station is located at a favorable position along Huotong River and this in turn leads to higher volume of electricity generated as compared to other power stations that may be located downstream. The transaction was completed on the same day. Yuanping Station meets the definition of a business and, as such, the results of operations of the acquired business have been included in the Company’s financial statements since May 18, 2007.

In connection with the acquisition of Yuanping Station, an electricity supply contract to supply up to an agreed volume of 300 million kwh for a contractual term of 3.5 years was acquired (Note 2(l)). An interest free guarantee deposit of RMB30,000 was also given by the Company to guarantee the supply of electricity to Rongping Chemical (Note 5). Accordingly, the interest cost component of the guarantee deposit of RMB2,954 was treated as part of purchase consideration.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on May 18, 2007 (date of inception).

RMB

Purchase consideration:
Cash consideration (Note a)	146,003
Direct costs related to the acquisition	5,971
Portion of guarantee deposit relating to the acquisition	2,954

Total consideration	154,928
Assets acquired and liabilities assumed:
Property, plant and equipment, net	125,828
Goodwill (Note 7)	50,911

Total assets acquired	176,739
Unfavorable contract obligations (Note 11)	(18,186)
Deferred tax liabilities	(3,625)

Total liabilities assumed	(21,811)
Net assets acquired	154,928

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Note a:  Cash consideration of RMB150,000, offset by certain agreed adjustments, was fully paid through a series of payments through January 4, 2008.

4.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	December 31,	October 20,
	2007	2008
	RMB	RMB

Guarantee deposit-current portion (Note 5)	15,555	17,405
Other receivables	1,975	1,641
Advances to supplier	957	—
Prepaid expense	113	147

Total	18,600	19,193

5.	GUARANTEE DEPOSIT

As part of the acquisition and electricity supply transaction in May 2007, the Company paid RMB30,000 as an interest free guarantee deposit to Rongping Chemical to ensure that the Company will provide the agreed 300 million kWh of electricity to Rongping Chemical for its use after Rongping Chemical sold the Yuanping station to the Company. Rongping Chemical is required to refund the guarantee deposit for every kwh of electricity supplied to Rongping Chemical through the Power Grid up to 300 million kwh over 3.5 years. The Company believes it will be able to supply at least 300 million kwh over 3.5 years. The company’s revenues recorded were exclusive of any refunded guarantee deposit from Rongping Chemical.

The guarantee deposit is recognized at its fair value as of May 18, 2007, the date of acquisition of Yuanping Station, and accreted to its face value of RMB30,000 over the contractual term of 3.5 years based on the volume of electricity supplied. The fair value of the deposit was determined by discounting the quarterly refund of guarantee deposit based on the estimated volume of electricity to be transmitted using the prevailing market interest rate of 6.57%. Interest income of RMB112 and RMB515 has been recognized in the statement of operations during the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008, respectively.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and its related accumulated depreciation as of December 31, 2007 and October 20, 2008 are as follows:

	December 31,	October 20,
	2007	2008
	RMB	RMB

Buildings	20,029	20,158
Dams and reservoirs	78,978	79,920
Machinery	28,279	30,761
Transportation Equipments	8	8
Electronic Equipments	50	64
Land use right	6,690	6,690
Less: Accumulated depreciation	(3,292)	(8,301)

	130,742	129,300
Construction in progress	359	—

Total	131,101	129,300

Depreciation expenses for the period from May 18, 2007 (date of inception) to December 31, 2007 and for the period from January 1, 2008 to October 20, 2008 were RMB3,292 and RMB5,009 respectively. Depreciation expenses have been recognized as cost of revenues for the period.

7.	GOODWILL

Goodwill of RMB50,911 as of December 31, 2007 represents the excess of the purchase price over the estimated fair value of the net assets acquired relating to the acquisition of Yuanping Station in 2007 (Note 3). In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is tested for impairment at least annually.

The changes in the carrying amount of goodwill for the period from January 1, 2008 to October 20, 2008 are as follows:

RMB

Balance as of December 31, 2007 and January 1, 2008	50,911
Less: Impairment of goodwill	—
Less: Adjustment of goodwill	(105)

Balance as of October 20, 2008	50,806

The tax invoices for the direct costs related to the acquisition (for the transfer of property, plant and equipment of the Yuanping Station) were subsequently received in 2008. To the extent the tax basis of the underlying assets acquired was increased, resulting in a decrease in the related deferred tax liabilities assumed during the acquisition, the offsetting credit was recognized as a reduction of goodwill.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

8.	LONG-TERM LOANS

The long-term loans outstanding as of December 31, 2007 and October 20, 2008 related to RMB denominated bank loans obtained from the Industrial and Commercial Bank of China and the Agricultural Bank of China are as follows:

	December 31,	October 20,
	2007	2008
	RMB	RMB

Industrial and Commercial Bank of China	95,000	92,000
Agricultural Bank of China	6,500	65,000

Total	101,500	157,000

All of the long-term loans are secured by the property, plant and equipment of the Company’s hydroelectric power station. The Company settled RMB3,000 of the long-term loans during the period from January 1, 2008 to October 20, 2008. The remaining outstanding long-term loans as of December 31, 2007 and October 20, 2008 are due from 2009 through 2017. The interest rates on the long-term loans are variable and subject to annual adjustment based on the People’s Bank of China’s baseline lending rate. The interest rate on long-term loans obtained from the Agriculture Bank of China for the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008 was 8.613%. The interest rates on long-term loans obtained from the Industrial and Commercial Bank of China for the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008 ranged from 6.750% to 7.830%.

Interest expenses of RMB3,434 and RMB10,034 for long-term loans were recorded in the statement of operations during the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008, respectively.

Maturities of the long-term loans for the five years succeeding October 20, 2008 are as follows:

October 20,
2008
RMB

2008	1,000
2009	13,000
2010	11,000
2011	18,000
2012	18,000
Thereafter	96,000

157,000

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,	October 20,
	2007	2008
	RMB	RMB

Acquisition cost for Yuanping Station	35,808	—
Unrecognized tax benefits	1,365	1,501
Customer deposit	1,000	1,000
Other taxes payable	522	1,070
Accrued payroll	200	250
Other liabilities	311	1,531

Total	39,206	5,352

Customer deposit relates to a deposit given to the Company by Rongping Chemical to guarantee timely refunds of the guarantee deposit due to the Company subsequent to the supply of electricity.

10.	INCOME TAX EXPENSES

Pursuant to the PRC Enterprise Income Tax Laws and relevant regulations that were applicable before January 1, 2008, the Company is generally subject to enterprise income taxes (“EIT”) at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

During the 5th section of the 10th National People’s Congress, which was concluded on March 16, 2007, the PRC Corporate Income Tax Law (the “New CIT Law”) was approved and has become effective on January 1, 2008. On November 28, 2007, the regulation on the implementation of the New CIT Law was approved at the 197th Executive Meeting of the States Council. The New CIT Law and the implementation regulation introduce a wide range of changes which include, but not limited to the unification of the income tax law for domestic-invested and foreign invested enterprise at 25%. Accordingly, the Company is subject to the statutory tax rate of 25% beginning 2008.

Income tax expenses consist of:

	Period from
	May 18, 2007	Period from
	(date of inception) to	January 1, 2008 to
	December 31, 2007	October 20, 2008
	RMB	RMB

Current income tax expense	1,365	136
Deferred income tax expense	220	396

	1,585	532

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

A reconciliation of the effective income tax provisions to the amount computed by applying the statutory tax rate to income before income taxes in the statement of operations is as follows:

	Period from
	May 18, 2007	Period from
	(date of inception) to	January 1, 2008 to
	December 31, 2007	October 20, 2008
		RMB

Taxation at PRC EIT statutory rates at 25% (33% in 2007)	(185)	225
Permanent differences	1,840	307
Impact from statutory tax rate change	(70)	—

Income tax provision	1,585	532

Effective Tax Rate (%)	282	59

The applicable tax rate for deferred tax assets or liabilities recognized was 25% for 2007 due to the tax rate change enacted in March 2007 as mentioned above. The effect of the tax rate change has been included in the income tax provision for the period from date of inception to December 31, 2007.

The Company has adopted an income tax return preparation method principally based on tax invoices issued and received. In accordance with current PRC income tax laws and regulations, an income tax return should be prepared based on accounting income under accounting principles generally accepted in the People’s Republic of China (“PRC GAAP”) after adjusting for certain tax adjustments. As of December 31, 2007, in accordance with FIN 48 Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, the Company has recognized a liability of RMB1,365, primarily consisting of non-deductible expenses, which represents the estimated income tax expense the Company would pay for the year ended December 31, 2007 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations.

As of October 20, 2008, the Company has recognized an additional liability of RMB254, of which RMB136 represents the estimated income tax expense and RMB118 represents the interest the Company would pay for the period from January 1, 2008 to October 20, 2008 should its income tax returns have been prepared in accordance with the current PRC tax laws and regulations.

Reconciliation of accrued unrecognized tax benefits is as follows:

RMB

Balance as of December 31, 2007 and January 1, 2008	1,365
Additional liability	136

Balance as of October 20, 2008	1,501

It is possible that the amount accrued will change in the next 12 months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law and the availability of tax invoices to support certain expenses deducted for tax purposes. However, an estimate of the range of the possible change cannot be made at this time.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Deferred tax assets and deferred tax liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

	December 31,	October 20,
	2007	2008
	RMB	RMB

Deferred tax assets — current
Unfavorable contract obligation-water use right	2	2
Guarantee deposit	168	315
Others	129	261

Total	299	578

Deferred tax liabilities — current
Unfavorable contract obligation-electricity supply contract	(650)	(650)

Total	(650)	(650)

Net deferred tax liabilities — current	(351)	(72)

Deferred tax assets — non-current
Unfavorable contract obligation-water use right	60	60
Guarantee deposit	542	267

Total	602	327

Deferred tax liabilities — non-current
Property, plant and equipment	(2,556)	(3,459)
Unfavorable contract obligation-electricity supply contract	(1,539)	(931)

Total	(4,095)	(4,390)

Net deferred tax liabilities — non-current	(3,493)	(4,063)

The Company has assessed for valuation allowance required as of acquisition date, as of 31 December, 2007 and as of October 20, 2008. The Company has determined that it has sufficient taxable income to support future utilization of the deferred tax assets. As such, no valuation allowance is required for the deferred tax assets recognised.

11.	UNFAVORABLE CONTRACT OBLIGATIONS

Unfavorable contract obligations consist of the following:

	December 31,	October 20,
	2007	2008
	RMB	RMB

Current portion
Unfavorable service contract obligation from the electricity supply contract	5,780	5,780
Unfavorable service contract obligation from the granting of a right to use water	6	6

Total	5,786	5,786

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

	December 31,	October 20,
	2007	2008
	RMB	RMB

Non-current portion
Unfavorable service contract obligation from the electricity supply contract	8,576	3,188
Unfavorable service contract obligation from the granting of a right to use water	245	240

Total	8,821	3,428

The above unfavorable contract obligations were assumed as a result of the purchase of Yuanping Station (Note 3).

The unfavorable contract obligation from the electricity supply contract arises as the contractual rate at which the Company will sell its electricity output is not at market. The fair value of this obligation was determined on the date of inception based on the below market portion of net cash flow expected to be derived from the supply agreement over the remaining supply period and will be amortized and recognized as revenue over the contractual period of 3.5 years based on the actual supply volume.

The unfavorable contract obligation from the granting of a right to use water arises as the Company assumed the performance obligation through the acquisition (Note 3) to provide water in the future under such right for free. The fair value of this obligation was determined on the date of inception based on a cost savings approach as market prices of similar transactions were not available and will be amortized and recognized as revenue over the remaining useful lives of the dam and reservoir of 40 years.

Amortization of the unfavorable contract obligations result in the recognition of revenues of RMB3,579 and RMB5,393 in the period from May 17, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008, respectively.

12.	RELATED PARTY TRANSACTIONS

The principal related parties with which the Company had transactions during the period presented are as follows:

Name of Related Parties	Relationship with the Company

Fujian Province Anheng Assets Management Co., Ltd.	A shareholder of the Company
Fujian Yuneng Power Group Ltd.	A shareholder of the Company
Fujian Dachuang Hydroelectric Group, Ltd.	A shareholder of the Company
Shanghai Yufeng Hotel Management Co., Ltd.	A shareholder of the Company
Mr. Chen Canling	A shareholder of the Company
Mr. Wang Jiang	A shareholder of the Company
Mr. Zhang Rongbin	A shareholder of the Company
Mr. Liu Donghua	CEO of the Company
Jinzaoqiao Hydroelectric Co., Ltd.	A company controlled by a shareholder
Wanquan Power Generation Co., Ltd.	A company controlled by a shareholder
Wanshun Hydropower Generation Co., Ltd.	A company controlled by a shareholder
Pingnan County Hengli Hydroelectric Co., Ltd.	A company controlled by a shareholder
Pingnan County Yuanping Hydroelectric Co., Ltd.	A company under common management

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(1) The Company had the following related party transactions during the period presented:

	Period from
	May 18, 2007	Period from
	(date of inception) to	January 1 to
	December 31, 2007	October 20, 2008
	RMB	RMB

Water Expenses payable to:
Wanquan Power Generation Co., Ltd.	399	416

	399	416

Repairs performed by:
Wanshun Hydropower Generation Co., Ltd.	48	153

	48	153

Staff Advances to :
Mr. Liu Donghua	6	50

	6	50

Refund of staff advance from:
Mr. Liu Donghua	—	56

	—	56

Constructions performed by:
Pingnan County Hengli Hydroelectric Co., Ltd.	6,180	—
Pingnan County Yuanping Hydroelectric Co., Ltd.	—	397

	6,180	397

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(1) The Company had the following related party transactions during the period presented (continued):

	Period from
	May 18, 2007	Period from
	(date of inception) to	January 1 to
	December 31, 2007	October 20, 2008
	RMB	RMB

Short-term loans borrowed from:
Fujian Province Anheng Assets Management Co., Ltd.	28,350	2,300
Fujian Yuneng Power Group Ltd.	18,500	—
Fujian Dachuang Hydroelectric Group, Ltd.	13,500	3,400
Pingnan County Hengli Hydroelectric Co., Ltd.	843	—
Shanghai Yufeng Hotel Management Co., Ltd.	—	1,350

	61,193	7,050

Repayment of short-term loans to:
Pingnan County Hengli Hydroelectric Co., Ltd.	843	—
Fujian Dachuang Hydroelectric Group, Ltd.	3,000	6,500
Fujian Yuneng Power Group Ltd.	3,000	9,500
Fujian Province Anheng Assets Management Co., Ltd.	9,000	13,900
Mr. Zhang Rongbin	—	1,800
Shanghai Yufeng Hotel Management Co., Ltd.	—	450
Mr. Wang Jiang	—	250

	15,843	32,400

Transfer of short-term loans from:
Fujian Dachuang Hydroelectric Group, Ltd.	—	7,000
Mr. Zhang Rongbin	—	900

	—	7,900

Transfer of short-tem loans to:
Fujian Province Anheng Assets Management Co., Ltd.	—	1,250
Shanghai Yufeng Hotel Management Co., Ltd.	—	900
Mr. Zhang Rongbin	—	4,500
Mr. Wang Jiang	—	1,250

	—	7,900

Loans lent to:
Pingnan County Yuanping Hydroelectric Co., Ltd.	—	50
Pingnan County Hengli Hydroelectric Co., Ltd.	—	5,400

	—	5,450

Repayment of loans from:
Pingnan County Yuanping Hydroelectric Co., Ltd.	—	50
Pingnan County Hengli Hydroelectric Co., Ltd.	—	5,400

	—	5,450

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(1) The Company had the following related party transactions during the period presented (continued):

		Period from
		May 18, 2007	Period from
		(date of inception) to	January 1 to
	Note	December 31, 2007	October 20, 2008
		RMB	RMB

Advances to contractors:
Pingnan County Yuanping Hydroelectric Co., Ltd.		300	97
Wanshun Hydropower Generation Co., Ltd.		—	22
Jinzaoqiao Hydroelectric Co., Ltd.		—	600

		300	719

Payment by the Company on behalf of :
Pingnan County Hengli Hydroelectric Co., Ltd.		3	—
Jinzaoqiao Hydroelectric Co., Ltd.		3	—
Wanshun Hydropower Generation Co., Ltd.		—	4
Mr. Chen Canling		—	400

		6	404

Repayment to the Company by:
Pingnan County Hengli Hydroelectric Co., Ltd.		3	—
Jinzaoqiao Hydroelectric Co., Ltd.		3	—
Wanshun Hydropower Generation Co., Ltd.		—	4
Mr. Chen Canling		—	400

		6	404

Net-advance to:
Pingnan County Hengli Hydroelectric Co., Ltd.		350	—

		350	—

Refund of advances from:
Pingnan County Hengli Hydroelectric Co., Ltd.		—	350
Jinzaoqiao Hydroelectric Co., Ltd.		—	600

		—	950

All loans from the related parties were unsecured, interest-free and have no fixed terms of repayment.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

(2) The Company had the following related party balances as of December 31, 2007 and October 20, 2008:

	December 31,	October 20,
	2007	2008
	RMB	RMB

Amounts due from related parties:
Pingnan County Hengli Hydroelectric Co., Ltd.	350	—
Mr. Liu Donghua	6	—
Pingnan County Yuanping Hydroelectric Co., Ltd.	300	—
Wanshun Hydropower Generation Co., Ltd.	—	22

	656	22

Amounts due to related parties:
Fujian Province Anheng Assets Management Co., Ltd.	19,350	9,000
Fujian Yuneng Power Group Ltd.	15,500	6,000
Fujian Dachuan Hydroelectric Group, Ltd.	10,500	400
Wanquan Power Generation Co., Ltd.	399	20
Wanshun Hydropower Generation Co., Ltd.	48	60
Mr. Zhang Rongbin	—	1,800
Shanghai Yufeng Hotel Management Co., Ltd.	—	1,800
Mr. Wang Jiang	—	1,000

	45,797	20,080

All balances with the related parties as of December 31, 2007 and October 20, 2008, were unsecured, interest-free and have no fixed terms of repayment.

13.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, housing fund are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on 33.7% of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Company operate in for the prior year. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB52 for the period from May 18, 2007 (date of inception) to December 31, 2007 and RMB104 for the period from January 1, 2008 to October 20, 2008.

14.	RESERVE FUND

As a result of the PRC laws, rules and regulations that require annual appropriations of 10% of after tax income to be set aside prior to payment of dividends as general reserve fund, the Company is restricted in its ability to transfer a portion of their net assets in the form of dividend payments, loans or advances. The amounts restricted include paid-up capital and statutory reserves as determined pursuant to PRC generally accepted accounting principles, totaling RMB20,000 as of December 31, 2007 and October 20, 2008. No profit appropriation was made for the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008 as the Company has an accumulated loss.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

15.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

There were no operating lease expenses or commitments for the period from May 18, 2007 (date of inception) to December 31, 2007 and the period from January 1, 2008 to October 20, 2008.

There were no significant contingencies as of December 31, 2007 and October 20, 2008.

Capital commitments

The capital commitments, representing contracted but undelivered amount for machineries and equipment as at December 31, 2007 and October 20, 2008 were approximately RMB1,139 and nil respectively.

16.	CONCENTRATION OF RISKS

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of December 31, 2007 and October 20, 2008, substantially all of the Company’s cash and cash equivalents were managed by financial institutions located in the PRC.

Accounts receivable are typically unsecured and derived from revenue earned from the Company’s single customer in the PRC. As of December 31, 2007 and October 20, 2008, the Company has concentration of credit risk as the accounts receivable balance was due from a single customer. Due to the Company’s dependence on a single customer, any negative events or deterioration in financial strength with the Company’s customer or deterioration of relationship with the Company’s customer, may cause material loss to the Company and have a material adverse effect on the Company’s financial condition and results of operations.

Currency convertibility risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China. However, the unification of the exchange rates does not imply the convertibility of RMB into US$ or other foreign currencies. Under Mainland China’s Foreign Exchange Currency Regulation and Administration, the Company is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

Foreign currency exchange rate risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against basket of certain foreign currencies. This change in policy has resulted in an approximately 6.4% appreciation of the RMB against the US$ in 2008. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the US$.

Pingnan County Yuheng Hydropower Co., Ltd

Notes to the Financial Statements — (Continued)
(Amounts in thousands of Renminbi (“RMB”))

Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position in US$.

Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC Government has been pursuing economic reform policies for almost 30 years, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC Government’s pursuit of economic reforms will be consistent or effective.

17.	SUBSEQUENT EVENT

Acquisition by CHC

On August 15, 2008, Fujian Province Anheng Assets Management Co., Ltd, Mr. Chen Canling, Mr. Wang Jiang, Mr. Zhang Rongbin, Mr. Zhou Jianbiao, and Shanghai Yufeng Hotel Management Co., Ltd (shareholders of the Company) entered into an equity transfer purchase agreement with CHC. CHC acquired 100% of the equity interest of the Company for a total cash consideration of RMB121,000. The acquisition was completed and CHC took effective control of the Company on October 21, 2008.

Through and including          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,125,000 Units

China Hydroelectric Corporation

PROSPECTUS

Broadband Capital Management LLC	I-Bankers Securities, Inc.

Maxim Group LLC	Morgan Joseph	Pali Capital, Inc.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant’s Amended and Restated Articles of Association provide that each officer or director of the registrant, and every one of their heirs, executors and administrators shall be indemnified out of the assets of the registrant against any liability incurred by him or her by any act or omission in the execution of their duties, offices or trusts provided that such indemnity shall not extend to matters of fraud, dishonesty or breach of fiduciary duty and shall apply only to the extent that a court has ruled in favor of said indemnified persons.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or any public offering.

We believe that our issuances of our (i) ordinary shares, (ii) warrants to purchase our ordinary shares, (iii) secured exchangeable notes, (iv) warrants to purchase our units, (v) Series A convertible redeemable preferred shares, (vi) Series B convertible redeemable preferred shares and (vii) Series C convertible redeemable preferred shares were exempt from registration under the Securities Act in reliance on Regulation D Rule 506. Specifically, offers and sales were made to accredited investors and did not involve general solicitation or general advertising.

We believe that our issuances of options to purchase our ordinary shares were exempt from registration under the Securities Act in reliance on Rule 701, as (i) we were not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and were not an investment company, (ii) the grants were made pursuant to our written compensatory benefit plan, being the 2008 Share Incentive Plan, to our directors, employees and consultants and (iii) the grants made in reliance on Rule 701 did not exceed 15% of our total assets in any 12-month period as measured at the latest balance sheet date. In the case of our Chairman Mr. Kuhns, the issuances were made in reliance on the exemption provided by Section 4(2) under the Securities Act.

		Number of
		Securities
		Originally
Purchaser	Date of Issuance	Issued	Title of Securities	Consideration

Reid Services Limited	July 10, 2006	1	ordinary share	N/A
China Hydro, LLC	November 8, 2006	8,499,999	ordinary shares	$25,000
China Hydro, LLC	November 8, 2006	375,000	ordinary shares	$2,250,000(1)
China Hydro, LLC	November 8, 2006	750,000	warrants each to purchase one ordinary share	$2,250,000(1)
Vicis Capital Master Fund	November 10, 2006	1	secured exchangeable note	$41,000,000
JMG Capital Partners, LP	November 10, 2006	1	secured exchangeable note	$5,000,000
JMG Triton Offshore Fund, Ltd.	November 10, 2006	1	secured exchangeable note	$4,000,000
Vicis Capital Master Fund	April 11, 2007	6,833,333	ordinary shares	$41,000,000(2)
JMG Capital Partners, LP	September 28, 2007	377,733	warrants each to purchase one ordinary share	$5,000,000(3)
JMG Triton Offshore Fund, Ltd.	September 28, 2007	288,933	warrants each to purchase one ordinary share	$4,000,000(3)

footnotes on following page

		Number of
		Securities
		Originally
Purchaser	Date of Issuance	Issued	Title of Securities	Consideration

Vicis Capital Master Fund	November 4, 2007	18,666,666	warrants each to purchase one ordinary share	$41,000,000(2)
Morgan Joseph & Co. Inc.	November 10, 2006	550,000	warrants to purchase units each consisting of one ordinary share and two warrants each to purchase one ordinary share	Service as placement agent
Morgan Joseph & Co. Inc.	November 10, 2006	283,333	warrants to purchase units each consisting of one ordinary share and four warrants each to purchase one ordinary share	Service as placement agent
CPI Ballpark Investments, Ltd.	January 23, 2008	50,000	Series A convertible redeemable preferred shares	$50,000,000
Jennison Utility Fund	January 23, 2008	30,000	Series A convertible redeemable preferred shares	$30,000,000
Vicis Capital Master Fund	January 23, 2008	28,500	Series A convertible redeemable preferred shares	$28,500,000
Swiss Re Financial Products Corporation	January 23, 2008	10,000	Series A convertible redeemable preferred shares	$10,000,000
Citigroup Global Markets Inc.	January 23, 2008	10,000	Series A convertible redeemable preferred shares	$10,000,000
Sandelman Partners Multi-Strategy Master Fund, Ltd.	January 23, 2008	5,000	Series A convertible redeemable preferred shares	$5,000,000
HSBC GEM Common Fund	January 23, 2008	1,750	Series A convertible redeemable preferred shares	$1,750,000
HSBC Global Investment Fund — New World Income Fund	January 23, 2008	2,275	Series A convertible redeemable preferred shares	$2,275,000
Jayhawk Private Equity Co. — Invest Fund, LP	January 23, 2008	207	Series A convertible redeemable preferred shares	$207,000
Jayhawk Private Equity Fund, LP	January 23, 2008	3,293	Series A convertible redeemable preferred shares	$3,293,000
Rosebud Trust — Green	January 23, 2008	600	Series A convertible redeemable preferred shares	$600,000
AGE Trust — Green	January 23, 2008	600	Series A convertible redeemable preferred shares	$600,000
Kazak II Trust — Green	January 23, 2008	600	Series A convertible redeemable preferred shares	$600,000
Tehachapi Pass Trust — Green	January 23, 2008	600	Series A convertible redeemable preferred shares	$600,000
NISA Revocable Trust	January 23, 2008	600	Series A convertible redeemable preferred shares	$600,000
Radcliffe SPC, Ltd.	January 23, 2008	3,000	Series A convertible redeemable preferred shares	$3,000,000
Concordia Asia Pacific Multi-Strategy Master Fund LP	January 23, 2008	3,000	Series A convertible redeemable preferred shares	$3,000,000

footnotes on following page

		Number of
		Securities
		Originally
Purchaser	Date of Issuance	Issued	Title of Securities	Consideration

Morgan Joseph & Co. Inc.	January 28, 2008	15,000	Warrants, each to purchase one Series A convertible redeemable preferred share	Service as placement agent
Shareholders of Series A Preferred Shares	March 15, 2008	2,168	Series A convertible redeemable preferred shares	Stock dividends
CPI Ballpark Investments Ltd.	July 24, 2008	25,000	Series B convertible redeemable preferred shares	$25,000,000
Vicis Capital Master Fund	July 24, 2008	25,000	Series B convertible redeemable preferred shares	$25,000,000
Blue Ridge Investments, LLC	July 24, 2008	20,000	Series B convertible redeemable preferred shares	$20,000,000
Jennison Utility Fund	July 24, 2008	16,000	Series B convertible redeemable preferred shares	$16,000,000
Swiss Re Financial Products Corporation	July 24, 2008	15,000	Series B convertible redeemable preferred shares	$15,000,000
China Environment Fund III, LP	August 15, 2008	20,000	Series B convertible redeemable preferred shares	$20,000,000
Abrax	August 15, 2008	5,000	Series B convertible redeemable preferred shares	$5,000,000
IWU International Ltd.	August 15, 2008	3,000	Series B convertible redeemable preferred shares	$3,000,000
Certain former and current Directors, Officers, Employees and Consultants	August 18, 2008	3,897,000 (4)	Options to purchase ordinary shares	N/A
Certain Employees	January 20, 2009	35,000	Options to purchase ordinary shares	N/A
Aqua Resources Asia Holdings Limited	October 27, 2009	20,000	Series C convertible redeemable preferred shares	$20,000,000
Certain Directors, Officers, Employees and Consultants	December 3, 2009	7,000,000	Options to purchase ordinary shares	N/A

(1)	$25,000 was the subscription price for 375,000 ordinary shares and the warrants to purchase 750,000 ordinary shares.

(2)	The 6,833,333 ordinary shares and the warrants to purchase 18,666,666 ordinary shares were issued to Vicis Capital Master Fund in exchange for the $41 million in notes held by Vicis Capital Master Fund.

(3)	The warrants to purchase 377,733 ordinary shares by JMG Capital Partners, LP and the warrant to purchase 288,933 ordinary shares by JMG Triton Offshore Fund, Ltd were issued to such JMG entities in exchange for their agreement to vote for a business combination of the company and not to exchange their $9 million in notes.

(4)	The options granted to one employee to purchase 5,000 ordinary shares expired as the employee terminated their service to our company before any of the options vested.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
No.		Description of Exhibit

1	.1*	Form of Underwriting Agreement
3	.1*	Conformed Memorandum and Articles of Association dated as of October 27, 2009
3	.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant to be adopted upon completion of this offering
4	.1*	Form of Ordinary Share Certificate
4	.2*	Form of Deposit Agreement between the Registrant and the Bank of New York Mellon as depositary
4	.3*	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.2)
4	.4*	Amended and Restated Shareholders Agreement, dated October 27, 2009, amongst the Registrant and its shareholders
4	.5*	Amended and Restated Right of First Offer and Co-Sale Agreement, dated October 27, 2009, amongst the Registrant and its shareholders
5	.1**	Opinion of Appleby regarding the issue of ordinary shares being registered
5	.2**	Option of DLA Piper Hong Kong regarding the warrants
8	.1**	Opinion of DLA Piper LLP (US) regarding certain U.S. tax matters
8	.2**	Opinion of Appleby regarding certain Cayman Islands tax matters
8	.3**	Opinion of Global Law Office regarding certain PRC tax matters
9	.1*	Amended and Restated Limited Liability Company Agreement of China Hydro, LLC, adopted as of November 6, 2006
10	.1*	Warrant to Purchase Common Shares of the Registrant by China Hydro, LLC, dated November 10, 2006
10	.2*	2008 Share Incentive Plan of the Registrant and form of Option Agreement
10	.3*	Form of Indemnification Agreement between the Registrant and its directors
10	.4*	Sino-Foreign Equity Joint Venture Contract entered into by the Registrant, Zhejiang Water Resources and Hydroelectric Investment Group Co., Ltd. and Zhejiang Guangning Hydroelectric Development Co., Ltd. on November 6, 2007
10	.5*	Contract for Transfer of Fifty Percent of the Equity Interests of Yunhe County Shapulong Hydropower Generation Co., Ltd. entered into by Yunhe County Yunhe State-Owned Assets Management Co., Ltd. and the Registrant on October 12, 2007
10	.6*	(Intentionally left blank)
10	.7*	Share Transfer and Capital Increase Contract entered into by the Registrant, and Ye Jian Hua, Zhou Jian Bin and Zhejiang Dahua Construction Group Co., Ltd. on March 15, 2007
10	.8*	Supplemental Agreement entered into by the Registrant, Ye Jian Hua, Zhou Jian Bin and Zhejiang Dahua Construction Group Co., Ltd. on March 27, 2007
10	.9*	Share Transfer Agreement for Pingnan County Wangkeng Hydroelectric Co., Ltd. entered into by Sanming City Chenyang Hydroelectric Co., Ltd., Sanming City Fufeng Industrial Co., Ltd., Beijing Xunjing Interactive Technology Co., Ltd., Huang Shao Jian, Yu Rong Ji, Zhang Rong Bin, Sun Xiao Dong, Xie Fang Wu, Ye Chang He and the Registrant on August 9, 2008
10	.10*	Equity Joint Venture Contract for the establishment of Pingnan County Wangkeng Hydroelectric Co., Ltd. entered into by the Registrant and Sanming City Chenyang Hydroelectric Co., Ltd. on August 10, 2008
10	.11**	Equity Interest Transfer Contract entered into by Guangsha Construction Group Co., Ltd., Lu Chunliang and the Registrant regarding Qingtian Wuliting Hydropower Development Co., Ltd. on December 13, 2007

footnotes on following page

Exhibit
No.		Description of Exhibit

10	.12**	Equity Interest Transfer Contract entered into by Zhejiang Guangsha Stock Co., Ltd., Zhejiang Guangsha Hydropower Investment Co., Ltd. and the Registrant regarding Zhejiang Province Jingning Yingchuan Hydropower Development Co., Ltd. on December 13, 2007
10	.13**	Equity Interest Transfer Contract entered into by Guangsha Construction Group Co., Ltd., Lu Chunliang and the Registrant regarding Suichang County Jiulongshan Hydropower Development Co., Ltd. on December 13, 2007
10	.14**	Agreement relating to the Sale and Purchase of the equity of Sunpower Asia Limited entered into by the Registrant and Sanming Ruifeng Hydropower Investment Co., Ltd. on July 11, 2008
10	.15*	Equity Interest Transfer Contract entered into by the Registrant, Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd. on July 11, 2008
10	.16*	Contract on Transfer of Ten Percent Equity Interests of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into by China Hydroelectric Corporation (Hong Kong) Limited and Sanming Ruifeng Economic Technological Development Ltd. on January 30, 2009
10	.17*	Supplemental Agreement of the Contract on Transfer of Ten Percent Equity Interests of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into by Sanming Ruifeng Economic Technological Development Ltd., China Hydroelectric Corporation (Hong Kong) Limited, Sanming Ruifeng Hydropower Investment Co., Ltd. and the Registrant on January 30, 2009
10	.18*	Joint Venture Contract Among Foreign Investors for Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into by the Registrant, China Hydroelectric Corporation (Hong Kong) Limited and Sunpower Asia Limited in February 2009
10	.19*	Share Transfer Agreement for Pingnan County Yuheng Hydropower Co., Ltd. entered into by the Registrant and Fujian Province Anheng Assets Management Co., Ltd., Shanghai Yufeng Hotel Management Co., Ltd., Chen Can Ling, Wang Jiang, Zhang Rong Bin and Zhou Jian Biao on August 15, 2008
10	.20*	Share Transfer Agreement for Pingnan County Yuanping Hydroelectric Co., Ltd. entered into by the Registrant and Lin Yun, Wu Ting Li, Zhang Yao Fang and Zhou Jian on August 15, 2008
10	.21*	Consulting Agreement with Michael H. Best entered into on March 7, 2008†
10	.22*	Power Purchase Contract entered into by Yunnan Huabang Electric Power Development Co., Ltd. and Yunnan Dehong Electric Power Co., Ltd. on June 19, 2009
10	.23*	Supplemental Agreement to Power Purchase and Sale Contract entered into by Yunnan Huabang Electric Power Development Co., Ltd. and Yunnan Dehong Electric Power Co., Ltd. on June 19, 2009
10	.24*	Grid Connection and Dispatching Agreement entered into by Yunnan Dehong Electric Power Co., Ltd. and Yingjiang County Huafa Electric Power Development Co., Ltd. (formerly Yunnan Huabang Electric Power Development Co., Ltd.) on January 15, 2004
10	.25*	Grid Connection and Dispatching Agreement entered into by Sichuan Cangxi Electric Power Co., Ltd. and Sichuan Huabang Hydroelectric Development Co., Ltd. on May 17, 2009
10	.26*	Power Purchase and Sale Contract entered into by Sichuan Cangxi Electric Power Co., Ltd. and Sichuan Huabang Hydroelectric Development Co., Ltd. on May 16, 2009
10	.27*	Grid Connection Economic Agreement entered into by Lishui Electric Power Bureau and Yunhe County Shapulong Hydropower Generation Co., Ltd. in October 2008
10	.28*	Grid Connection and Dispatching Agreement for Wangkeng Hydropower Station entered into by Fujian Province Ningde Electric Power Industry Bureau and Pingnan County Wangkeng Hydroelectric Co., Ltd. on July 21, 2008
10	.29*	Power Purchase and Sale Contract for Wangkeng Hydropower Station entered into by Fujian Province Electric Power Co., Ltd. and Pingnan County Fushun Hydroelectric Co., Ltd. on October 28, 2004

footnotes on following page

Exhibit
No.		Description of Exhibit

10	.30*	Grid Connection and Dispatching Agreement for Wuliting Hydropower Station entered into by Lishui Electric Power Bureau and Qingtian Wuliting Hydroelectric Development Co., Ltd. on November 20, 2008
10	.31*	Grid Connection Economic Agreement entered into by Lishui Electric Power Bureau and Qingtian Wuliting Hydroelectric Development Co., Ltd. in November, 2007
10	.32*	Grid Connection and Dispatching Agreement for Jingning Yingchuan Hydropower Station entered into by Lishui Electric Power Bureau and Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. on November 20, 2008
10	.33*	Grid Connection Economic Agreement entered into by Lishui Electric Power Bureau and Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. in November 2007
10	.34*	Intent Agreement of Conformity of Power Purchase and Supply in Rongping Supply Area entered into by Fujian Province Pingnan County Power Supply Co., Ltd., Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd., Pingnan County Hengli Hydroelectric Co., Ltd. and Pingnan County Yuheng Hydropower Co., Ltd. on August 31, 2007
10	.35*	Grid Connection and Dispatching Agreement for Pingnan Yuanping Hydropower Station of Fujian Province entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuheng Hydropower Co., Ltd. on December 26, 2008
10	.36*	Power Purchase and Sale Contract for old Yuanping Hydropower Station entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuheng Hydropower Co., Ltd. in December 2008
10	.37*	Grid Connection and Dispatching Agreement for Yuanping Technological Upgrading Hydropower Station of Fujian Province entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuanping Hydroelectric Co., Ltd. on December 26, 2008
10	.38*	Power Purchase and Sale Contract for Technological Upgrading Project of Yuanping Hydropower Station entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuanping Hydroelectric Co., Ltd. in December 2008
10	.39*	Grid Connection and Dispatching Agreement for Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into by Fujian Province Sanming Power Industry Bureau and Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. on September 22, 2006
10	.40*	Grid Connection and Power Purchase Agreement entered into by Fujian Province Sanming Power Industry Bureau and Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. on April 30, 1997
10	.41*	Share Transfer Contract for Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. entered into by Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd., Guangdong Qingneng Power Generation Group Co., Ltd. and Yao Lin Fu on August 11, 2009
10	.42*	Share Transfer Contract for Thirteen Percent of the Equity Interests of Yunhe County Shapulong Hydropower Generation Co., Ltd. entered into by Zhejiang Province Water Resources and Hydroelectric Investment Group Co., Ltd. and the Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. on June 29, 2009
10	.43*	Share Transfer Contract for Yunhe County Shapulong Hydropower Generation Co., Ltd. entered into by Zhejiang Guangning Hydroelectric Development Co., Ltd. and the Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. on July 22, 2009
10	.44*	Grid Connection Economic Agreement entered into by Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. and Lishui Power Industry Bureau in April 2007
10	.45*	Grid Connection and Dispatching Agreement entered into by Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. and Lishui Power Industry Bureau, Dispatching and Communication Center, on October 18, 2003
10	.46*	Renminbi Loan Agreement (Long/Medium Term) entered into by Qingtian Wuliting Hydroelectric Development Co., Ltd. and Bank of China Limited, Lishui City Dayang Sub-branch, on March 19, 2009 footnotes on following page

Exhibit
No.		Description of Exhibit

10	.47*	Medium/Long-Term Renminbi Loan Contract entered into by Pingnan County Wangkeng Hydroelectric Co., Ltd. and Industrial Bank Co., Ltd., Ningde Branch, on March 24, 2009
10	.48*	Renminbi Loan Contract (Medium/Long Term) entered into by Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. and Bank of China Limited, Fujian Province Branch, on June 16, 2009
10	.49*	Loan Contract entered into by Suichang County Jiulongshan Hydroelectric Development Co., Ltd. and Agricultural Bank of China, Lishui City Branch, on June 19, 2009 (RMB9.0 million)
10	.50*	Loan Contract entered into by Suichang County Jiulongshan Hydroelectric Development Co., Ltd. and Agricultural Bank of China, Lishui City Branch, on June 19, 2009 (RMB216.0 million)
10	.51*	Memorandum of Understandings entered into by Bank of China, Fujian Branch, and China Hydroelectric Corporation in July 2009
10	.52*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Fang Chen on July 1, 2008†
10	.53*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and You-Su Lin on July 1, 2008†
10	.54*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Gan Wu on July 1, 2008†
10	.55*	Employment Agreement entered into by China Hydroelectric Corporation and Mary E. Fellows on January 1, 2009†
10	.56*	Employment Agreement entered into by China Hydroelectric Corporation and “James” Tie Li on January 1, 2009†
10	.57*	Employment Agreement entered into by China Hydroelectric Corporation and John D. Kuhns on January 1, 2009†
10	.58*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Xinchun Lian on October 1, 2008, as amended on January 13, 2009†
10	.59*	Labor Contract entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Shu Zhang on May 12, 2009†
10	.60*	Labor Contract entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Gang Meng on April 7, 2008, as amended on November 1, 2008†
10	.61*	Capital Increase Agreement for Henan Wuyue Storage Power Generation Co., Ltd. entered into by China Hydroelectric Corporation and Henan Lan Tian Group Co., Ltd. on October 22, 2009
10	.62*	Form of Warrant to Purchase Ordinary Shares of the Registrant by Broadband Capital Management LLC to be dated the closing of this offering
10	.63*	Warrant to Purchase Units Consisting of Ordinary Shares and Warrants to Purchase Ordinary Shares of the Registrant by Morgan Joseph & Co. Inc. dated November 10, 2006 (283,333 Units)
10	.64*	Warrant to Purchase Units Consisting of Ordinary Shares and Warrants to Purchase Ordinary Shares of the Registrant by Morgan Joseph & Co. Inc. dated November 10, 2006 (550,000 Units)
10	.65*	Warrant to Purchase Common Shares of the Registrant by JMG Capital Partners, L.P. dated September 28, 2007
10	.66*	Warrant to Purchase Common Shares of the Registrant by JMG Triton Offshore Fund, Ltd. dated September 28, 2007
10	.67*	Warrant to Purchase Preferred Shares or Ordinary Shares, as Applicable, of the Registrant by Morgan Joseph & Co. Inc. dated January 28, 2008
10	.68*	Letter Agreement between the Registrant and Vicis Capital Master Fund dated April 11, 2007
10	.69**	Form of warrant agreement
21	.1*	Subsidiaries of the Registrant
23	.1**	Consents of Ernst & Young Hua Ming
23	.2**	Consent of Appleby (included in Exhibit 8.2)

footnotes on following page

Exhibit
No.		Description of Exhibit

23	.3**	Consent of Global Law Office
23	.4**	Consent of DLA Piper Hong Kong
23	.5**	Consent of DLA Piper LLP (US) (included in Exhibit 8.1)
23	.6*	Consent of American Appraisal China Limited
23	.7**	Consent of Appleby (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)
99	.1*	Code of Business Conduct and Ethics of the Registrant
99	.2*	Calculation of Effective Tariff Rate, Effective Utilization Rate and Weighted Average Effective Utilization Rate

*	Filed previously.

**	Filed herewith.

†	Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purposes of determining liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 11, 2010.

China Hydroelectric Corporation

By:	/s/ “James” Tie Li
Name:     “James” Tie Li

Title:	Chief Financial Officer and
Executive Vice President*

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on January 11, 2010.

Signature	Title

/s/ John D. Kuhns John D. Kuhns	Chairman and Chief Executive Officer

/s/ “James” Tie Li “James” Tie Li	Chief Financial Officer (principal financial and accounting officer) and Executive Vice President*

/s/ ** Richard H. Hochman	Director

/s/ ** Anthony H. Dixon	Director

/s/ ** Dr. Yong Cao	Director

/s/ ** Shadron Lee Stastney	Director

/s/ ** Dr. You-Su Lin	Director

/s/ ** Stephen Outerbridge	Director

* Mr. Li has been nominated but not yet elected to serve as a director of our company.

**By:	/s/ “James” Tie Li
“James” Tie Li
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of China Hydroelectric Corporation, has signed this registration statement or amendment thereto in the City of New York, New York, on January 11, 2010.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ “James” Tie Li
Name:	“James” Tie Li
Title:	Chief Financial Officer and Executive Vice President*

* Mr. Li has been nominated but not yet elected to serve as a director of our company.

CHINA HYDROELECTRIC CORPORATION

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement
3	.1*	Conformed Memorandum and Articles of Association dated as of October 27, 2009
3	.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant to be adopted upon completion of this offering
4	.1*	Form of Ordinary Share Certificate
4	.2*	Form of Deposit Agreement between the Registrant and the Bank of New York Mellon as depositary
4	.3*	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.2)
4	.4*	Amended and Restated Shareholders Agreement, dated October 27, 2009, amongst the Registrant and its shareholders
4	.5*	Amended and Restated Right of First Offer and Co-Sale Agreement, dated October 27, 2009, amongst the Registrant and its shareholders
5	.1**	Opinion of Appleby regarding the issue of ordinary shares being registered
5	.2**	Opinion of DLA Piper Hong Kong regarding the warrants
8	.1**	Opinion of DLA Piper LLP (US) regarding certain U.S. tax matters
8	.2**	Opinion of Appleby regarding certain Cayman Islands tax matters
8	.3**	Opinion of Global Law Office regarding certain PRC tax matters
9	.1*	Amended and Restated Limited Liability Company Agreement of China Hydro, LLC, adopted as of November 6, 2006
10	.1*	Warrant to Purchase Common Shares of the Registrant by China Hydro, LLC, dated November 10, 2006
10	.2*	2008 Share Incentive Plan of the Registrant and form of Option Agreement
10	.3*	Form of Indemnification Agreement between the Registrant and its directors
10	.4*	Sino-Foreign Equity Joint Venture Contract entered into by the Registrant, Zhejiang Water Resources and Hydroelectric Investment Group Co., Ltd. and Zhejiang Guangning Hydroelectric Development Co., Ltd. on November 6, 2007
10	.5*	Contract for Transfer of Fifty Percent of the Equity Interests of Yunhe County Shapulong Hydropower Generation Co., Ltd. entered into by Yunhe County Yunhe State-Owned Assets Management Co., Ltd. and the Registrant on October 12, 2007
10	.6*	(Intentionally left blank)
10	.7*	Share Transfer and Capital Increase Contract entered into by the Registrant, and Ye Jian Hua, Zhou Jian Bin and Zhejiang Dahua Construction Group Co., Ltd. on March 15, 2007
10	.8*	Supplemental Agreement entered into by the Registrant, Ye Jian Hua, Zhou Jian Bin and Zhejiang Dahua Construction Group Co., Ltd. on March 27, 2007
10	.9*	Share Transfer Agreement for Pingnan County Wangkeng Hydroelectric Co., Ltd. entered into by Sanming City Chenyang Hydroelectric Co., Ltd., Sanming City Fufeng Industrial Co., Ltd, Beijing Xunjing Interactive Technology Co., Ltd., Huang Shao Jian, Yu Rong Ji, Zhang Rong Bin, Sun Xiao Dong, Xie Fang Wu, Ye Chang He and the Registrant on August 9, 2008
10	.10*	Equity Joint Venture Contract for the establishment of Pingnan County Wangkeng Hydroelectric Co., Ltd. entered into by the Registrant and Sanming City Chenyang Hydroelectric Co., Ltd. on August 10, 2008
10	.11**	Equity Interest Transfer Contract entered into by Guangsha Construction Group Co., Ltd., Lu Chunliang and the Registrant regarding Qingtian Wuliting Hydropower Development Co., Ltd. on December 13, 2007

footnotes on following page

Exhibit
Number		Description of Exhibit

10	.12**	Equity Interest Transfer Contract entered into by Zhejiang Guangsha Stock Co., Ltd., Zhejiang Guangsha Hydropower Investment Co., Ltd. and the Registrant regarding Zhejiang Province Jingning Yingchuan Hydropower Development Co., Ltd. on December 13, 2007
10	.13**	Equity Interest Transfer Contract entered into by Guangsha Construction Group Co., Ltd., Lu Chunliang and the Registrant regarding Suichang County Jiulongshan Hydropower Development Co., Ltd. on December 13, 2007
10	.14**	Agreement relating to the Sale and Purchase of the equity of Sunpower Asia Limited entered into by the Registrant and Sanming Ruifeng Hydropower Investment Co., Ltd. on July 11, 2008
10	.15*	Equity Interest Transfer Contract entered into by the Registrant, Sanming Ruifeng Hydropower Investment Co., Ltd. and Yong’an Ruifeng Hydroelectric Ltd. on July 11, 2008
10	.16*	Contract on Transfer of Ten Percent Equity Interests of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into by China Hydroelectric Corporation (Hong Kong) Limited and Sanming Ruifeng Economic Technological Development Ltd. on January 30, 2009
10	.17*	Supplemental Agreement of the Contract on Transfer of Ten Percent Equity Interests of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into by Sanming Ruifeng Economic Technological Development Ltd., China Hydroelectric Corporation (Hong Kong) Limited, Sanming Ruifeng Hydropower Investment Co., Ltd. and the Registrant on January 30, 2009
10	.18*	Joint Venture Contract Among Foreign Investors for Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered into by the Registrant, China Hydroelectric Corporation (Hong Kong) Limited and Sunpower Asia Limited in February 2009
10	.19*	Share Transfer Agreement for Pingnan County Yuheng Hydropower Co., Ltd. entered into by the Registrant and Fujian Province Anheng Assets Management Co., Ltd., Shanghai Yufeng Hotel Management Co., Ltd., Chen Can Ling, Wang Jiang, Zhang Rong Bin and Zhou Jian Biao on August 15, 2008
10	.20*	Share Transfer Agreement for Pingnan County Yuanping Hydroelectric Co., Ltd. entered into by the Registrant and Lin Yun, Wu Ting Li, Zhang Yao Fang and Zhou Jian on August 15, 2008
10	.21*	Consulting Agreement with Michael H. Best entered into on August 1, 2009†
10	.22*	Power Purchase Contract entered into by Yunnan Huabang Electric Power Development Co., Ltd. and Yunnan Dehong Electric Power Co., Ltd. on June 19, 2009
10	.23*	Supplemental Agreement to Power Purchase and Sale Contract entered into by Yunnan Huabang Electric Power Development Co., Ltd. and Yunnan Dehong Electric Power Co., Ltd. on June 19, 2009
10	.24*	Grid Connection and Dispatching Agreement entered into by Yunnan Dehong Electric Power Co., Ltd. and Yingjiang County Huafa Electric Power Development Co., Ltd. (formerly Yunnan Huabang Electric Power Development Co., Ltd.) on January 15, 2004
10	.25*	Grid Connection and Dispatching Agreement entered into by Sichuan Cangxi Electric Power Co., Ltd. and Sichuan Huabang Hydroelectric Development Co., Ltd. on May 17, 2009
10	.26*	Power Purchase and Sale Contract entered into by Sichuan Cangxi Electric Power Co., Ltd. and Sichuan Huabang Hydroelectric Development Co., Ltd. on May 16, 2009
10	.27*	Grid Connection Economic Agreement entered into by Lishui Electric Power Bureau and Yunhe County Shapulong Hydropower Generation Co., Ltd. in October 2008
10	.28*	Grid Connection and Dispatching Agreement for Wangkeng Hydropower Station entered into by Fujian Province Ningde Electric Power Industry Bureau and Pingnan County Wangkeng Hydroelectric Co., Ltd. on July 21, 2008
10	.29*	Power Purchase and Sales Contract for Wangkeng Hydropower Station entered into by Fujian Province Electric Power Co., Ltd. and Pingnan County Fushun Hydroelectric Co., Ltd. on October 28, 2004
10	.30*	Grid Connection and Dispatching Agreement for Wuliting Hydropower Station entered into by Lishui Electric Power Bureau and Qingtian Wuliting Hydroelectric Development Co., Ltd. on November 20, 2008

footnotes on following page

Exhibit
Number		Description of Exhibit

10	.31*	Grid Connection Economic Agreement entered into by Lishui Electric Power Bureau and Qingtian Wuliting Hydroelectric Development Co., Ltd. in November, 2007
10	.32*	Grid Connection and Dispatching Agreement for Jingning Yingchuan Hydropower Station entered into by Lishui Electric Power Bureau and Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. on November 20, 2008
10	.33*	Grid Connection Economic Agreement entered into by Lishui Electric Power Bureau and Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. in November 2007
10	.34*	Intent Agreement of Conformity of Power Purchase and Supply in Rongping Supply Area entered into by Fujian Province Pingnan County Power Supply Co., Ltd., Fujian Province (Pingnan) Rongping Chemical Industry Co., Ltd., Pingnan County Hengli Hydroelectric Co., Ltd. and Pingnan County Yuheng Hydropower Co., Ltd. on August 31, 2007
10	.35*	Grid Connection and Dispatching Agreement for Pingnan Yuanping Hydropower Station of Fujian Province entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuheng Hydropower Co., Ltd. on December 26, 2008
10	.36*	Power Purchase and Sale Contract for old Yuanping Hydropower Station entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuheng Hydropower Co., Ltd. in December 2008
10	.37*	Grid Connection and Dispatching Agreement for Yuanping Technological Upgrading Hydropower Station of Fujian Province entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuanping Hydroelectric Co., Ltd. on December 26, 2008
10	.38*	Power Purchase and Sale Contract for Technological Upgrading Project of Yuanping Hydropower Station entered into by Fujian Province Pingnan County Power Supply Co., Ltd. and Pingnan County Yuanping Hydroelectric Co., Ltd. in December 2008
10	.39*	Grid Connection and Dispatching Agreement for Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. entered by Fujian Province Sanming Power Industry Bureau and Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. on September 22, 2006
10	.40*	Grid Connection and Power Purchase Agreement entered into by Fujian Province Sanming Power Industry Bureau and Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. on April 30, 1997
10	.41*	Share Transfer Contract for Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. entered into by Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd., Guangdong Qingneng Power Generation Group Co., Ltd. and Yao Lin Fu on August 11, 2009
10	.42*	Share Transfer Contract for Thirteen Percent of the Equity Interests of Yunhe County Shapulong Hydropower Generation Co., Ltd. entered into by Zhejiang Province Water Resources and Hydroelectric Investment Group Co., Ltd. and the Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. on June 29, 2009
10	.43*	Share Transfer Contract for Yunhe County Shapulong Hydropower Generation Co., Ltd. entered into by Zhejiang Guangning Hydroelectric Development Co., Ltd. and the Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd. on July 22, 2009
10	.44*	Grid Connection Economic Agreement entered into by Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. and Lishui Power Industry Bureau in April 2007
10	.45*	Grid Connection and Dispatching Agreement entered into by Longquan Ruiyang Cascade II Hydroelectric Co., Ltd. and Lishui Power Industry Bureau, Dispatching and Communication Center, on October 18, 2003
10	.46*	Renminbi Loan Agreement (Long/Medium Term) entered into by Qingtian Wuliting Hydroelectric Development Co., Ltd. and Bank of China Limited, Lishui City Dayang Sub-branch, on March 19, 2009
10	.47*	Medium/Long-Term Renminbi Loan Contract entered into by Pingnan County Wangkeng Hydroelectric Co., Ltd. and Industrial Bank Co., Ltd., Ningde Branch, on March 24, 2009
10	.48*	Renminbi Loan Contract (Medium/Long Term) entered into by Sanming Zhongyin Banzhu Hydroelectric Co., Ltd. and Bank of China Limited, Fujian Province Branch, on June 16, 2009

footnotes on following page

Exhibit
Number		Description of Exhibit

10	.49*	Loan Contract entered into by Suichang County Jiulongshan Hydroelectric Development Co., Ltd. and Agricultural Bank of China, Lishui City Branch, on June 19, 2009 (RMB9.0 million)
10	.50*	Loan Contract entered into by Suichang County Jiulongshan Hydroelectric Development Co., Ltd. and Agricultural Bank of China, Lishui City Branch, on June 19, 2009 (RMB216.0 million)
10	.51*	Memorandum of Understandings entered into by Bank of China, Fujian Branch, and China Hydroelectric Corporation in July 2009
10	.52*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Fang Chen on July 1, 2008†
10	.53*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and You-Su Lin on July 1, 2008†
10	.54*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Gan Wu on July 1, 2008†
10	.55*	Employment Agreement entered into by China Hydroelectric Corporation and Mary E. Fellows on January 1, 2009†
10	.56*	Employment Agreement entered into by China Hydroelectric Corporation and “James” Tie Li on January 1, 2009†
10	.57*	Employment Agreement entered into by China Hydroelectric Corporation and John D. Kuhns on January 1, 2009†
10	.58*	Employment Agreement entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Xinchun Lian on October 1, 2008, as amended on January 13, 2009†
10	.59*	Labor Contract entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Shu Zhang on May 12, 2009†
10	.60*	Labor Contract entered into by Beijing A.B.C. Investment Consulting Co., Ltd. and Gang Meng on April 7, 2008, as amended on November 1, 2008†
10	.61*	Capital Increase Agreement for Henan Wuyue Storage Power Generation Co., Ltd. entered into by China Hydroelectric Corporation and Henan Lan Tian Group Co., Ltd. on October 22, 2009
10	.62*	Form of Warrant to Purchase Ordinary Shares of the Registrant by Broadband Capital Management LLC to be dated the closing of this offering
10	.63*	Warrant to Purchase Units Consisting of Ordinary Shares and Warrants to Purchase Ordinary Shares of the Registrant by Morgan Joseph & Co. Inc. dated November 10, 2006 (283,333 Units)
10	.64*	Warrant to Purchase Units Consisting of Ordinary Shares and Warrants to Purchase Ordinary Shares of the Registrant by Morgan Joseph & Co. Inc. dated November 10, 2006 (550,000 Units)
10	.65*	Warrant to Purchase Common Shares of the Registrant by JMG Capital Partners, L.P. dated September 28, 2007
10	.66*	Warrant to Purchase Common Shares of the Registrant by JMG Triton Offshore Fund, Ltd. dated September 28, 2007
10	.67*	Warrant to Purchase Preferred Shares or Ordinary Shares, as Applicable, of the Registrant by Morgan Joseph & Co. Inc. dated January 28, 2008
10	.68*	Letter Agreement between the Registrant and Vicis Capital Master Fund dated April 11, 2007
10	.69**	Form of warrant agreement
21	.1*	Subsidiaries of the Registrant
23	.1**	Consents of Ernst & Young Hua Ming
23	.2**	Consent of Appleby (included in Exhibit 8.2)
23	.3**	Consent of Global Law Office
23	.4**	Consent of DLA Piper Hong Kong
23	.5**	Consent of DLA Piper LLP (US) (included in Exhibit 8.1)
23	.6*	Consent of American Appraisal China Limited
23	.7**	Consent of Appleby (included in Exhibit 5.1)

footnotes on following page

Exhibit
Number		Description of Exhibit

24	.1*	Powers of Attorney (included on the signature page in Part II of previously filed Registration Statement)
99	.1*	Code of Business Conduct and Ethics of the Registrant
99	.2*	Calculation of Effective Tariff Rate, Effective Utilization Rate and Weighted Average Effective Utilization Rate

*	Filed previously.

**	Filed herewith.

†	Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. The omitted materials have been filed separately with the Securities and Exchange Commission.